As filed with the Securities and Exchange Commission on March 28, 2025.

Registration Statement No. 333-282863-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 2 to

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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PLUM III MERGER CORP.
(Exact name of Registrant as Specified in its Charter)

N/A
(Translation of registrant’s name into English)

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British Columbia	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2021 Fillmore St., #2089
San Francisco, California 94115
(929) 529-7125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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CT Corporation System
28 Liberty Street
New York, New York 10005
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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With copies to:

Bill Nelson Alain Dermarkar Romain Dambre Allen Overy Shearman Sterling US LLP 800 Capitol Stret, Suite 2200 Houston, Texas 77002 Tel: +1-713-358-4900	Richard Aftanas John Duke Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 (212) 918-3000	Francesco Gucciardo Aird & Berlis LLP Brookfield Place 181 Bay Street, Suite 1800 Toronto, Canada M5J 2T9 (416) 863-1500	Desmond Balakrishnan McMillan LLP Suite 1500 – 1055 West Georgia Street Vancouver, British Columbia, V6E 4N7 Canada (604) 689-9111

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and upon completion of the business combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†          The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant(1)	Jurisdiction of Incorporation or Organization	IRS Employer ID Number
Tactical Resources Corp.	British Columbia	Not Applicable

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(1)      The address, including zip code, and telephone number, including area code, of each additional registrant’s principal executive offices are Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, Canada V6E 4N7, phone number (778) 588-5483

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED MARCH 28, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
PLUM ACQUISITION CORP. III

PROSPECTUS FOR
58,847,367 CLASS A COMMON SHARES,
12,059,166 WARRANTS AND 12,059,166 CLASS A COMMON SHARES
ISSUABLE UPON EXERCISE OF WARRANTS OF PLUM III MERGER CORP.

PROPOSED BUSINESS COMBINATION — YOUR PARTICIPATION IS VERY IMPORTANT

Dear Shareholders of Plum Acquisition Corp. III:

You are cordially invited to attend the extraordinary general meeting (the “Plum Shareholders’ Meeting”) of shareholders of Plum Acquisition Corp. III (“Plum” and such shareholders, the “Plum Shareholders”), which will be held at 10:00 a.m., Eastern Time, on [•], 2025, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Plum’s Amended and Restated Memorandum and Articles of Association (the “Plum Articles”).

On August 22, 2024, Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum (“Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), entered into a Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement, and the plan of arrangement attached hereto as Annex B (the “Plan of Arrangement”) (i) Plum shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) (the “Domestication”), (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation.

Pursuant to the Plum Amalgamation, which will take place after the Domestication and on the date on which the closing of the Business Combination will occur (the “Closing” and such date the “Closing Date”):

•        each Plum Unit shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A Share, par value $0.0001 per share (a “Plum Class A Share”) and one-third of one Plum Warrant in accordance with the terms of the applicable Plum Unit;

•        each Plum Class A Share and Plum Class B ordinary share, par value $0.0001 per share (a “Plum Class B Share” and together with the Plum Class A Shares, the “Plum Common Shares”), will be exchanged on a one-for-one basis, for a common share in the authorized share capital of PubCo (a “PubCo Common Share”); and

•        each Plum Warrant shall automatically be converted into a warrant (each, a “PubCo Assumed Plum Warrant”) to purchase a number of PubCo Common Shares determined in accordance with the terms of such Plum Warrant.

On the Closing Date, pursuant to the TRC Amalgamation, among other things:

•        each TRC Common Share (other than any Cancelled TRC Shares or Dissenting Shares) shall automatically be exchanged for the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio (the aggregate of all such PubCo Common Shares, the “Arrangement Consideration Shares”). Any Arrangement Consideration Shares exchanged for TRC Common Shares which were subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the TRC Amalgamation Effective Time;

•        each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in the Plan of Arrangement;

•        each TRC Option shall be assumed by PubCo and converted into an option to purchase PubCo Common Shares (each, a “Converted TRC Option”), subject to the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such Converted TRC Option shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

•        each TRC RSU shall be assumed by PubCo and converted into a restricted stock unit in respect of PubCo Common Shares (each, a “Converted TRC RSU”), subject to the same terms and conditions as were previously applicable thereto, except that such Converted TRC RSU shall be in respect of a number of PubCo Common Shares equal to the product of (A) the number of shares previously subject to such TRC RSU and (B) the TRC Exchange Ratio;

•        each TRC Warrant shall automatically be converted into a warrant to purchase PubCo Common Shares (each, a “PubCo Assumed TRC Warrant”), and such PubCo Assumed TRC Warrant shall continue to be governed by the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such PubCo Assumed TRC Warrant shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

•        the TRC Convertible Debenture shall survive the TRC Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein); and

•        each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of TRC.

At the Plum Shareholders’ Meeting, Plum Shareholders will be asked to consider and vote upon proposals to approve, (i) by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and the Companies Act and the domestication of Plum as a British Columbia corporation in accordance with the applicable provisions of the BCBCA, including the adoption of the Domestication Articles (the “Domestication Proposal” or “Proposal No. 1”); and (ii) by Ordinary Resolution, the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal” or “Proposal No. 2”).

In connection with the submission of the Business Combination to a shareholder vote, holders of Plum Common Shares, including Plum’s sponsor, Mercury Capital LLC (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC (“Former Sponsor”), and certain other Plum Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) have agreed to vote any Plum Class A Shares (except for any Plum Class A Shares purchased as described below under “The Business Combination — Potential Purchases of Public Shares”) and Plum Class B Shares owned by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Plum Public Shareholders. Since the Sponsor Parties own approximately 87.4% of the Plum Shares entitled to vote at the Plum Shareholders’ Meeting, the Sponsor Parties have sufficient votes to approve all of the Proposals without the vote of any of the Plum Public Shareholders.

In addition to the Domestication Proposal and the Business Combination Proposal, Plum Shareholders are being asked to consider and vote upon:

•        proposals to approve on a non-binding advisory basis, by Ordinary Resolution the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the PubCo Closing Articles are attached to the accompanying proxy statement/prospectus as Annex E . Proposal No. 3 is separated into sub-proposals submitted to Plum Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)     the proposed PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal par value of $0.0001 each, to an unlimited number of PubCo Common Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)    the proposed PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3B”);

(c)     the proposed PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation” (the “Name Change Proposal” or “Proposal No. 3C”); and

(d)    the proposed PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Quorum Proposal and the Name Change Proposal, the “Sub-Proposals”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, for the purposes of complying with the rules of the Nasdaq Stock Market, the issuance of PubCo Common Shares pursuant to the PubCo Omnibus Equity Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 4”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex K;

•        Adjournment Proposal — if put to Plum Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each Plum Shareholder is encouraged to read carefully.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law (a “Special Resolution”), being the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Plum Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Company Law (an “Ordinary Resolution”), being the affirmative vote of at least a majority of the votes cast by the holders of the Plum Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

In connection with the Business Combination, we expect to enter into one or more subscription agreements with certain PIPE Investors to purchase PubCo Common Shares in a separate private placement transaction as described below under “The Business Combination — PIPE Investment.” The final terms of the PIPE Investment have yet to be determined and are subject to negotiation between us, TRC, PubCo and the PIPE Investors. This proxy statement/prospectus does not constitute an offer to sell nor is soliciting an offer to buy any securities in connection with the PIPE Investment.

The Plum Class A Shares and Plum Warrants, which are exercisable for Plum Class A Shares under certain circumstances, are currently qualified on the OTC Markets Group Pink (the “OTC Pink”) under the symbols “PLMJF” and “PLMWF,” respectively. In addition, certain of the Plum Class A Shares and Plum Public Warrants currently trade as Plum Units, consisting of one Plum Class A Share and one-third of one Plum Public Warrant, and are qualified on the OTC Pink under the symbol “PLMUF”. At the Plum Amalgamation Effective Time, the Plum Units will automatically separate into the component PubCo Common Shares and PubCo Public Warrants. PubCo

has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the Nasdaq Capital Market (“NASDAQ”). Listing is subject to the approval of the NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing, the PubCo Common Shares and PubCo Public Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX Venture Exchange (the “TSX-V”), and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

The table set forth below summarizes the existing interests in Plum private placement securities and the anticipated interests of Former Sponsor, Sponsor, Plum management, and the lender under a subscription agreement in PubCo as of Closing along with the value of such interests based on (i) in the case of Sponsor’s and Plum management’s interests, the closing price of the Plum Public Warrants and Plum Class A Shares as of [•], 2025, which would be lost if an Initial Business Combination is not completed by Plum by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price/Capital Contributions	Number of Plum Private Placement Shares	Number of Plum Private Placement Warrants	Value of Plum Private Placement Shares and Warrants	Number of PubCo Common Shares	Number of PubCo Warrants	Value of PubCo Common Shares and Warrants
Mercury Capital, LLC	Sponsor	$1	0	0		4,964,828	1,867,443
Alpha Partners Technology Merger Sponsor, LLC	Former Sponsor	$6,675,000	665,000	221,667		1,128,992	376,331
Palmeira Investment Limited	Lender to Sponsor	$0	0	0		637,500	0
Kanishka Roy	CEO & Chairman	$1	0	0		4,964,828	1,867,443
Steven Handwerker	CFO	$0	0	0		0	0
Hume Kyle	Director	$0	0	0		0	0
Alan Black	Director	$0	0	0		0	0
David Sable	Director	$0	0	0		0	0

See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of all compensation to be paid to the Sponsor, it affiliates and promoters in connection with the Business Combination.

In considering the unanimous recommendation of the Plum Board to vote in favor of the Business Combination, Plum Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, those of other Plum Public Shareholders generally. Plum’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Plum Shareholders that they approve the Business Combination. Plum Shareholders should take these interests into account in deciding whether to approve the Business Combination. In addition, aside from their interests as shareholders, members of TRC management have interests in the Business Combination that are different from, or in addition to, those of other TRC shareholders generally. TRC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination. See “The Business Combination — Interests of Certain Persons in the Business Combination” for a description of such potential conflicts of interest.

Plum is providing the accompanying proxy statement/prospectus and accompanying proxy card to Plum Shareholders in connection with the solicitation of proxies to be voted at the Plum Shareholders’ Meeting and at any adjournments or postponements of the Plum Shareholders’ Meeting. Information about the Plum Shareholders’ Meeting, the Business Combination and other related business to be considered by Plum Shareholders at the Plum Shareholders’ Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Plum Shareholders’ Meeting, all Plum Shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of TRC and Plum. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 65 of the accompanying proxy statement/prospectus.

The Board of Directors of Plum (the “Plum Board”) has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that Plum Shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to Plum Shareholders in the accompanying proxy statement/prospectus. When you consider the Plum Board’s recommendation of the Proposals, you should keep in mind that certain members of Plum management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of Plum Common Shares you own. To ensure your representation at the Plum Shareholders’ Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your Plum Common Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In accordance with the Business Corporations Act (British Columbia), please submit your proxy promptly, whether or not you expect to attend the Plum Shareholders’ Meeting, but in any event, no later than [•], 2025, at 11:59 p.m., Eastern Time, which is two business days prior to the Plum Shareholders’ Meeting.

On behalf of the Plum Board, I would like to thank you for your support of Plum Acquisition Corp. III and look forward to a successful completion of the Business Combination.

Sincerely,

/s/ Kanishka Roy
Kanishka Roy President and Chief Executive Officer [•], 2025

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in Plum and PubCo securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

PubCo is a “foreign private issuer” under the Exchange Act and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, PubCo Shareholders may receive less or different information about PubCo than they would receive about a U.S. domestic public company. See “Risk Factors — Risks Related to Ownership of PubCo’s Securities — As a “foreign private issuer” under the rules and regulations of the SEC, PubCo will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.”

The accompanying proxy statement/prospectus is dated [•], 2025, and is expected to be first mailed or otherwise delivered to Plum Shareholders on or about [•], 2025.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by PubCo, Plum or TRC. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of PubCo, Plum or TRC since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

PLUM ACQUISITION CORP. III

2021 Fillmore St., #2089, San Francisco, California 94115

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
PLUM ACQUISITION CORP. III

TO BE HELD [•], 2025

To the shareholders of Plum Acquisition Corp. III (“Plum”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “Plum Shareholders’ Meeting”) of shareholders of Plum (the “Plum Shareholders”) will be held at 10:00 a.m., Eastern Time, on [•], 2025, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and Plum’s Amended and Restated Memorandum and Articles of Association (the “Plum Articles”).

At the Plum Shareholders’ Meeting, Plum Shareholders will be asked to consider and vote upon the following proposals:

•        The Domestication Proposal — To approve, by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the domestication of Plum (the “Domestication”) as a British Columbia corporation in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), including the adoption of the Domestication Articles (the “Domestication Proposal” or “Proposal No. 1”);

•        Business Combination Proposal — To approve, by Ordinary Resolution, the Business Combination Agreement, dated as of August 22, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum (“Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached hereto as Annex B, (i) Plum shall effect the Domestication, (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation (the “Business Combination Proposal” or “Proposal No. 2”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•        Advisory Organization Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the PubCo Closing Articles are attached to the accompanying proxy statement/prospectus as Annex E. Proposal No. 3 is separated into sub-proposals submitted to Plum Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights as described in the following paragraphs (a)–(d):

(a)     the proposed PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)    the proposed PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3B”);

(c)     the proposed PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation” (the “Name Change Proposal” or “Proposal No. 3C”); and

(d)    the proposed PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Quorum Proposal and the Name Change Proposal, the “Sub-Proposals”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, for the purposes of complying with the rules of the Nasdaq Stock Market, the issuance of PubCo Common Shares pursuant to the PubCo Omnibus Equity Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 4”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex K;

•        Adjournment Proposal — If put to Plum Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

The record date for the Plum Shareholders’ Meeting is [•], 2025. Only holders of record of Plum Class A ordinary shares, par value $0.0001 per share (the “Plum Class A Shares”), and Plum Class B ordinary shares, par value $0.0001 per share (the “Plum Class B Shares” and together with the Plum Class A Shares, the “Plum Common Shares”), at the close of business on [•], 2025 are entitled to notice of, and to vote at, the Plum Shareholders’ Meeting and any adjournments or postponements thereof.

The approval of the Domestication Proposal and the Business Combination Proposal each require a special resolution under Cayman Islands Companies Law (a “Special Resolution”), being the affirmative vote of at least a two-thirds (66 2/3%) majority of the votes cast by the holders of the Plum Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of each of the Advisory Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Company Law (an “Ordinary Resolution”), being the affirmative vote of at least a majority of the votes cast by the holders of the Plum Common Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Plum is providing the accompanying proxy statement/prospectus and accompanying proxy card to the Plum Shareholders in connection with the solicitation of proxies to be voted at the Plum Shareholders’ Meeting and at any adjournments of the Plum Shareholders’ Meeting. Information about the Plum Shareholders’ Meeting, the Business Combination and other related business to be considered by Plum Shareholders at the Plum Shareholders’ Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Plum Shareholders’ Meeting, all Plum Shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 65 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Plum Shareholders’ Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your Plum Common Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Plum Common Shares or, if you wish to attend the Plum Shareholders’ Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the Plum Articles, a holder of Plum Class A Shares issued as part of the units sold in Plum’s initial public offering (the “Plum IPO,” such shares, the “Plum Public Shares” and, holders of such Plum Public Shares the “Plum Public Shareholders”) may request that PubCo redeem all or a portion of its Plum Public Shares for cash if the Business Combination is consummated. As a holder of Plum Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold Plum Public Shares, or if you hold Plum Public Shares through Plum units sold in the Plum IPO (the “Plum Units”), you elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising your redemption rights;

•        submit a written request to Continental Stock Transfer & Trust Company, Plum’s transfer agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Plum Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Plum Public Shares and provide your legal name, phone number and address; and

•        deliver your Plum Public Shares to Continental Stock Transfer & Trust Company, Plum’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their Plum Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on [•], 2025 (two business days before the Plum Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Plum Units must elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising their redemption rights with respect to the Plum Public Shares. If Plum Public Shareholders hold their Plum Units in an account at a brokerage firm or bank, such Plum Public Shareholders must notify their broker or bank that they elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants, or if a holder holds Plum Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, Plum’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Plum in order to validly exercise its redemption rights. Plum Public Shareholders may elect to exercise their redemption rights with respect to their Plum Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Plum Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Plum Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Plum Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, PubCo will redeem the related common shares in the authorized share capital of PubCo (“PubCo Common Shares”) for a per share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the Plum IPO, including interest earned on the funds held in the trust account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2025, this would have amounted to approximately $[•] per issued and outstanding Plum Public Share. If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation, and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Plum Public Shares.

Plum may not consummate the Business Combination unless the Domestication Proposal and the Business Combination Proposal are approved at the Plum Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. In the event the Adjournment Proposal is put forth at the Plum Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Approval of the Domestication Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. The Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Plum Shareholders’ Meeting (assuming a quorum is present). Accordingly, a Plum Shareholder’s failure to vote by proxy or to vote online at the Plum Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF PLUM COMMON SHARES YOU OWN. To ensure your representation at the Plum Shareholders’ Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the Plum Shareholders’ Meeting. If you hold your Plum Common Shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The board of directors of Plum has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Advisory Organizational Documents Proposals, “FOR” the Incentive Plan Proposal, and (if put) “FOR” the Adjournment Proposal. Signed and dated proxies received by Plum without an indication of how the Plum Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Plum Shareholders at the Plum Shareholders’ Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. Plum encourages you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Plum’s proxy solicitor, [•], at [•], or banks and brokerage firms, please call collect at [•].

[•], 2025

By Order of the Board of Directors
/s/ Kanishka Roy
Kanishka Roy President and Chief Executive Officer

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the SEC by PubCo, as it may be amended or supplemented from time to time (File No. 333-[•]) (the “Registration Statement”), serves as:

•        A notice of meeting and proxy statement of Plum under Section 14(a) of the Exchange Act, for the Plum Shareholders’ Meeting being held on [•], 2025, where Plum Shareholders will vote on, among other things, the proposed Business Combination and related transactions and each of the Proposals described herein; and

•        A prospectus of PubCo under Section 5 of the Securities Act with respect to the (i) PubCo Common Shares that Plum Shareholders and TRC shareholders will receive in the Business Combination; (ii) PubCo Warrants that Plum Warrant Holders will receive in the Business Combination; and (iii) PubCo Common Shares that may be issued upon exercise of the PubCo Warrants.

This information is available without charge to you upon written or oral request. To make this request, you should contact Plum’s proxy solicitor at:

[We expect to engage a proxy solicitation agent and incur customary fees in connection therewith.]

To obtain timely delivery of requested materials, you must request the information no later than five business days prior to the date of the Plum Shareholders’ Meeting.

You may also obtain additional information about Plum from documents filed with the SEC by following the instruction in the section entitled “Where You Can Find More Information.”

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning PubCo’s and TRC’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by PubCo’s and TRC’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which PubCo and TRC operate, and PubCo will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, PubCo and TRC obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, PubCo and TRC do not expressly refer to the sources from which this data is derived. In that regard, when PubCo and TRC refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that PubCo and TRC paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While PubCo and TRC have compiled, extracted, and reproduced industry data from these sources, PubCo and TRC have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS AND TRADE NAMES

TRC and Plum own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with TRC, PubCo or Plum, or an endorsement or sponsorship by or of TRC, PubCo or Plum. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that TRC, PubCo or Plum will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus contains:

•        the audited consolidated financial statements of Plum as of and for the fiscal years ended December 31, 2024 and 2023, and the unaudited consolidated financial statements of Plum as of and for the nine months ended September 30, 2024 and 2023;

•        the audited financial statements of TRC as of and for the fiscal years ended July 31, 2024 and 2023, and the unaudited financial statements of TRC as of and for the three months ended October 31, 2024 and 2023; and

•        the audited interim financial statements of PubCo as of and for the period ended September 30, 2024.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited and unaudited consolidated financial statements of Plum, PubCo and TRC, as applicable, included in this proxy statement/prospectus. Unless otherwise indicated, financial information of Plum, PubCo and TRC has been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

As presented herein, TRC presents its financial statements in U.S. dollars. Plum publishes its consolidated financial statements in U.S. dollars. PubCo presents its financial statements in U.S. dollars. In this proxy statement/prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars and all references to “C$” and “CAD” mean Canadian dollars.

EXCHANGE RATES

TRC’s reporting currency is the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the company operates. For TRC, the Canadian dollar is the functional currency.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement/prospectus to:

“Adjournment Proposal” means a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other Proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals.

“Advisory Organizational Documents Proposals” means non-binding advisory votes with regard to the Authorized Capital Proposal, the Quorum Proposal, the Name Change Proposal and the Other Matters Proposal.

“Aggregate Exercise Price” means the aggregate dollar amount payable to TRC upon (a) the conversion of the TRC Convertible Debenture in accordance with its terms and (b) the exercise of all vested In-the-Money TRC Options and vested In-the-Money TRC Warrants that are outstanding immediately prior to the TRC Amalgamation Effective Time.

“Alternative Transaction” means, other than any of the Transactions, any Permitted Financing and the acquisition or disposition of equipment or other tangible personal property in the ordinary course, (a) any acquisition or purchase, direct or indirect, of (i) more than 25% of the consolidated assets of such Person and its Subsidiaries (based on the fair market value thereof as determined in good faith by the board of directors (or equivalent governing body) of such Person) or (ii) more than 25% of the total voting power of the Equity Securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of the total voting power of the Equity Securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% or more of the consolidated assets of such Person and its Subsidiaries, in each case, that would result in any Person or Group who does not beneficially own more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries prior to the consummation of such transaction becoming the beneficial owner of more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries following the consummation of such transaction.

“Amalco” means Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum.

“Amalco Articles” means the Articles of PubCo adopted on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Certificate” means the Certificate of Incorporation of Amalco filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Governing Documents” means, collectively, the Amalco Articles and the Amalco Certificate.

“Amalco Shares” means the issued and outstanding common shares of Amalco

“Amalco Sole Shareholder” means Plum.

“Amalco Sole Shareholder Approval” means approval by the affirmative vote of the Amalco Sole Shareholder by means of a special resolution in respect of the Arrangement pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Amalco Governing Documents.

“Amalgamations” means the Plum Amalgamation and the TRC Amalgamation.

“Ancillary Agreements” means, collectively, (a) the Plan of Arrangement, (b) the TRC Securityholder Support Agreement, (c) the Sponsor Support Agreement, (d) the Sponsor Parties Lock-up Agreement, (e) the Registration Rights Agreement, (f) the PIPE Subscription Agreements and (g) all other agreements, certificates and instruments executed and delivered by any of Plum, Amalco, PubCo, or TRC in connection with the Transactions.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order and the Final Order with the prior written consent of Plum and TRC, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of (a) $500,000,000, plus (b) the Aggregate Exercise Price, plus (c) the gross proceeds received by TRC in connection with any Permitted Financing.

“Arrangement Consideration Shares” means the aggregate of all PubCo Common Shares issued to holders of TRC Common Shares.

“Authorized Capital Proposal” means the proposal to change the authorized share capital of Plum to PubCo from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares.

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Domestication and the Amalgamations.

“Business Combination Agreement” means the Business Combination Agreement entered into on August 22, 2024, by and among Plum, Amalco, PubCo and TRC, as it may be amended, supplemented or otherwise modified from time to time.

“Business Combination Proposal” means the Proposal to vote on approval of the Business Combination.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date upon which Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Companies Act” means the Cayman Islands Companies Act (As Revised).

“Converted TRC Option” means each TRC Option assumed by PubCo and converted into an option to purchase PubCo Common Shares.

“Converted TRC Option In-The-Money Amount” means, with respect to a given Converted TRC Option, the amount, if any, by which the total fair market value (determined as of immediately following the TRC Amalgamation Effective Time) of the PubCo Common Shares that the holder of such Converted TRC Option is entitled to acquire upon exercise of such Converted TRC Option exceeds the amount payable by such holder to acquire such PubCo Common Shares upon exercise of such Converted TRC Option.

“Converted TRC RSU” means each TRC RSU assumed by PubCo and converted into a restricted stock unit in respect of PubCo Common Shares.

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“CSE” means the Canadian Securities Exchange.

“Deadline Date” means the date to consummate an initial business combination as described in the Plum Articles in Article 49.7.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Domestication” means the process whereby Plum shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Companies Act and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the BCBCA.

“Domestication Articles” means the articles adopted and filed with the Registrar by Plum in connection with the Domestication.

“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, as such order may be amended by the Court with the consent of Plum and TRC, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the TRC Amalgamation Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided, that any such amendment is reasonably acceptable to each of Plum and TRC.

“Former Sponsor” means Alpha Partners Technology Merger Sponsor LLC, the former sponsor of Plum.

“Fully-Diluted TRC Shares” means, without duplication, the total number of issued and outstanding TRC Common Shares as of immediately prior to the TRC Amalgamation Effective Time, determined on a fully-diluted basis as the sum of (a) the number of TRC Common Shares outstanding immediately prior to the TRC Amalgamation Effective Time and (b) the number of TRC Common Shares issuable (i) in respect of all issued and outstanding TRC RSUs, (ii) upon exercise of all vested In-the-Money TRC Options, (iii) upon exercise of all vested In-the-Money TRC Warrants and (iv) upon conversion of the TRC Convertible Debenture (including the number of TRC Common Shares issuable in respect of all vested In-the-Money TRC Warrants issuable upon the conversion thereof), in each case, in accordance with the terms thereof; provided, that, for the avoidance of doubt, Fully-Diluted TRC Shares shall not include any TRC Common Shares issuable upon exercise of any unvested In-the-Money TRC Options, unvested In-the-Money TRC Warrants, Out-of-the-Money TRC Options or Out-of-the-Money TRC Warrants.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency (which, for the purposes of this Agreement, shall include the SEC and the CSA, as applicable), commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination, verdict or award, in each case, entered by or with any Governmental Authority.

“Group” means a “group” of Persons as defined in Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“Interim Order” means the interim order of the Court made pursuant to Section 291 of the BCBCA, attached as Annex N — “Interim Order” providing for, among other things, the calling and holding of the Plum Shareholders’ Meeting and the TRC Shareholders Meeting, as the same may be amended by the Court with the consent of TRC and Plum, such consent not to be unreasonably withheld, conditioned or delayed.

“In-the-Money TRC Option” means a TRC Option with an exercise price per TRC Common Share less than $10.00.

“In-the-Money TRC Warrant” means a TRC Warrant with an exercise price per TRC Common Share less than $10.00.

“Key TRC Securityholders” means Ranjeet Sundher, Kuljit Basi, Alnesh Mohan, J. Garry Clark, Justus Parmar, Manavdeep Mukhija, SVK Metrix Inc., Matthew Chatterton, 1129925 BC Ltd., Number Eight Management Ltd. and Blue Bird Capital Corp.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law.

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Shareholders in Special Transactions, as amended and replaced from time to time.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 27, 2021 among Plum and the Sponsor Parties.

“Other Matters Proposal” means the proposal to cause the PubCo Closing Articles not to include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters.

“Out-of-the-Money TRC Options” means TRC Options other than In-the-Money TRC Options.

“Out-of-the-Money TRC Warrants” means TRC Warrants other than In-the-Money TRC Warrants.

“PCAOB” means the U.S. Public Company Accounting Oversight Board and any division or subdivision thereof.

“Peak REE Project” means the project undertaken by TRC to explore and potentially develop rare earth elements from materials extracted from the Sierra Blanca Quarry operated by Sierra Blanca Quarry LLC in Hudspeth County, Texas.

“Permitted Financing” means a financing transaction prior to the TRC Amalgamation Effective Time pursuant to which Equity Securities of TRC are sold.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, union, association, Governmental Authority or other entity, enterprise, authority or business organization of any kind.

“Permitted Financing Securities” means any Equity Securities of TRC issued in any Permitted Financing.

“Plan of Arrangement” means the plan of arrangement attached to this proxy statement/prospectus as Annex B.

“PIPE Investment” means a PIPE Investor’s purchase of PubCo Common Shares concurrently with the Closing, on the terms and subject to the conditions set forth in a PIPE Subscription Agreement.

“PIPE Investment Amount” means the aggregate amount of cash payable to PubCo at the PIPE closing pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means Persons that enter into PIPE Subscription Agreements to purchase PubCo Common Shares for cash.

“PIPE Subscription Agreement” means a contract executed by Plum, PubCo and a PIPE Investor in connection with the PIPE Investment.

“Plum” means Plum Acquisition Corp. III, a Cayman Islands exempt company.

“Plum Amalgamation” means, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with applicable Law, the amalgamation of Plum and PubCo to form one corporate entity, with the legal existence of PubCo to not cease and PubCo to survive such amalgamation.

“Plum Amalgamation Application” means an amalgamation application as contemplated by the BCBCA.

“Plum Amalgamation Effective Time” means 12:01 a.m. (Pacific Time) on the Closing Date.

“Plum Articles” means (a) for all periods prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Plum adopted on July 27, 2021, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Domestication, the Domestication Articles.

“Plum Board” means the board of directors of Plum.

“Plum Certificates” means the Certificate of Incorporation of Plum issued by the Registrar of Companies of the Cayman Islands on February 5, 2021 and the Certificate of Incorporation on Change of Name issued by the Registrar of Companies of the Cayman Islands on 1 February 2024.

“Plum Class A Shares” means (a) for all periods prior to the Domestication, Class A ordinary shares of Plum, par value $0.0001 per share, authorized under the Plum Articles, and (b) for all periods from and after the Domestication, Class A common shares of Plum, par value $0.0001 per share, authorized under the Domestication Articles.

“Plum Class B Shares” means (a) for all periods prior to the Domestication, Class B ordinary shares of Plum, par value $0.0001 per share, authorized under the Plum Articles, and (b) for all periods from and after the Domestication, Class B common shares of Plum, par value $0.0001 per share, authorized under the Domestication Articles.

“Plum Class B Unit” mean a unit of Plum comprised of one Plum Class B Share and one-third of one Plum Class B Warrant.

“Plum Class B Warrant” means a warrant to purchase one Plum Class B Share at an exercise price of $11.50 per share.

“Plum Common Shares” means, collectively, the Plum Class A Shares and the Plum Class B Shares.

“Plum Deadline” means the deadline for Plum to consummate a Business Combination as set forth in the Plum Articles.

“Plum Governing Documents” means, collectively, the Plum Articles and the Plum Certificate.

“Plum Founder Shareholders” means the holders of the Plum Founder Shares.

“Plum Founder Shares” means the Plum Class B Shares or the Plum Class A Shares issued upon conversion of the Plum Class B Shares.

“Plum IPO” means the initial public offering of Plum consummated on July 30, 2021.

“Plum Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of Plum, Amalco or PubCo or (b) the ability of Plum, Amalco or PubCo to consummate the Transactions prior to July 30, 2025; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Plum Material Adverse Effect: (i) any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of the Business Combination Agreement, (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets, (iii) the taking of any action required to be taken, or refraining from taking any action required not to be taken, under the Business Combination Agreement or any Ancillary Agreement, (iv) any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing), (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing), (vi) any matter existing as of the date of the Business Combination Agreement to the extent expressly set forth in Plum’s disclosure schedules to the Business Combination Agreement, (vii) any action taken at the written request of an authorized officer of, or with the written approval or consent of, TRC or (viii) any event attributable to the announcement of the Business Combination Agreement or the pendency of the Transactions; provided, that, in the case of clauses (i), (ii), (iv) and (v), to the extent any such event disproportionately affects Plum or Amalco relative to other participants in the industries or markets in which Plum and Amalco operate, such event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Plum Material Adverse Effect.

“Plum Miscellaneous Agreement” means any business combination marketing agreement, financial advisory agreement, placement agent agreement or any similar agreement in respect of the Transactions to which Plum, Sponsor or any of their respective affiliates is a party.

“Plum Ordinary Units” means, collectively, the Plum Public Units and the Plum Private Units.

“Plum Preference Shares” means (a) for all periods prior to the Domestication, preference shares of Plum, par value $0.0001 per share, authorized under the Plum Articles, and (b) for all periods from and after the Domestication, preference shares of Plum, par value $0.0001 per share, authorized under the Domestication Articles.

“Plum Private Units” means units of Plum sold in one or more private placements consummated concurrently with the Plum IPO, each unit comprised of one Plum Class A Share and one-third of one Plum Private Warrant.

“Plum Private Warrant” means a warrant to purchase one Plum Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the Plum IPO.

“Plum Public Shares” means the Plum Shares included in units of Plum sold in the Plum IPO.

“Plum Public Units” means units of Plum sold in the Plum IPO, each unit comprised of one Plum Class A Share and one-third of one Plum Public Warrant.

“Plum Public Warrant” means a warrant to purchase one Plum Class A Share at an exercise price of $11.50 per share included in a Plum Public Unit sold in the Plum IPO.

“Plum Securities” means, collectively, the Plum Units, the Plum Shares and the Plum Warrants.

“Plum Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Plum Articles) holder of Plum Class A Shares to redeem all or a portion of the Plum Class A Shares held by such holder at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) in accordance with the Plum Articles in connection with the consummation of the Transactions.

“Plum Shareholder” means any holder of Plum Shares.

“Plum Shareholder Proposals” means the proposals at the Plum Shareholders’ Meeting.

“Plum Shareholders’ Approval” means the approval of the Plum Shareholder Proposals, in each case, by an affirmative vote of the holders of at least a majority of Plum Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Plum Governing Documents and applicable Law) at a Plum Shareholders’ Meeting duly called by the Plum Board and held for such purpose.

“Plum Shareholders’ Meeting” means the extraordinary general meeting of shareholders of Plum at which the Proposals will be voted upon.

“Plum Shares” means, collectively, the Plum Common Shares and the Plum Preference Shares.

“Plum Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of Plum, PubCo or Amalco (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of the Business Combination Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of Plum, PubCo or Amalco at or after the Closing pursuant to any contract to which Plum, PubCo or Amalco is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of the Business Combination Agreement or the consummation of the Transactions and not because of any action of PubCo or its Subsidiaries following the Closing (including any payroll or employment taxes payable by Plum, PubCo or Amalco in connection with the making of any such payments or any employer contribution resulting from, or required to be made as a result of, any such payments), (c) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of the PIPE Subscription Agreements and the consummation of the PIPE Investment, (d) 50% of any and all filing fees payable to the SEC in connection with, and all fees, costs and expenses in connection with the preparation and mailing of, the proxy/registration statement, (e) any amounts due to the underwriters of the Plum IPO, (f) any costs or fees relating to the preparation, filing and mailing of any proxy statement(s) for the purpose of amending the Plum Governing Documents and the Trust Agreement, in each case, to extend the time period for Plum to consummate a Business Combination, or the seeking of any solicitation of proxies thereunder, the holding of any meeting of the Plum Shareholders to consider, vote on and approve any such extension of the time period for Plum to consummate a Business Combination (including the value of any additional securities or economic inducements offered to Plum Shareholders in connection therewith), in each case if necessary and applicable, (g) any costs or fees incurred by Plum, PubCo or Amalco in connection with entering into agreements with any Plum Shareholders to incentivize them to unwind or facilitate the unwinding of any election to effect any Plum Share Redemption (which such agreements shall be subject to the prior written consent of TRC), (h) 50% of any and all filing fees payable to any Governmental Authorities in connection with regulatory approvals or any other necessary approval, consent, registration, variance, waiver, license, permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (i) all fees, costs and expenses associated with the preparation and furnishing by Plum, PubCo or Amalco of certain information pursuant to the terms of the Business Combination Agreement and (j) all other costs and expenses incurred or payable by Plum, PubCo or Amalco in connection with their respective operations through the Closing Date.

“Plum Units” means, collectively, the Plum Ordinary Units and the Plum Class B Units.

“Plum Warrant Agent” means Continental Stock Transfer & Trust Company.

“Plum Warrant Agreement” means that certain Warrant Agreement, dated as of July 27, 2021, by and between Plum and the Plum Warrant Agent.

“Plum Warrants” means, collectively, the Plum Public Warrants, the Plum Private Warrants and the Plum Class B Warrants.

“Price per TRC Share” means the quotient, expressed as a dollar amount, obtained by dividing (a) the Arrangement Consideration by (b) the Fully-Diluted TRC Shares.

“Proposal No. 1” means the Proposal to vote on approval of the Domestication.

“Proposal No. 2” means the Proposal to vote on approval of the Business Combination.

“Proposal No. 3A” means the Proposal to vote on approval of the Authorized Capital Proposal.

“Proposal No. 3B” means the Proposal to vote on approval of the Quorum Proposal.

“Proposal No. 3C” means the Proposal to vote on approval of the Name Change Proposal.

“Proposal No. 3D” means the Proposal to vote on approval of the Other Matters Proposal.

“Proposal No. 4” means the Proposal to vote on approval of the Incentive Plan.

“Proposal No. 5” means the Proposal to vote on approval of the Adjournment.

“Proposals” means the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

“PubCo” means Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia.

“PubCo Articles” means (a) for all periods prior to the Plum Amalgamation, the Articles of PubCo adopted on August 8, 2024, as amended, restated or amended and restated from time to time, and (b) thereafter, the PubCo Closing Articles.

“PubCo Assumed Plum Warrant” means each Plum Warrant outstanding and unexercised immediately prior to the Closing that is converted into a warrant to purchase a number of PubCo Common Shares determined in accordance with the terms of such Plum Warrant.

“PubCo Assumed TRC Warrant” means each TRC Warrant outstanding and unexercised immediately prior to the Closing that is converted into a warrant to purchase a number of PubCo Common Shares determined in accordance with the terms of such TRC Warrant.

“PubCo Certificate” means the Certificate of Incorporation of PubCo filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“PubCo Closing Articles” means the articles adopted and filed with the Registrar by PubCo in connection with the Plum Amalgamation.

“PubCo Common Shares” means the common shares of PubCo, par value $0.0001 per share.

“PubCo Governing Documents” means, collectively, the PubCo Articles and the PubCo Certificate.

“PubCo Sole Shareholder” means Kanishka Roy, as a nominee of Plum.

“PubCo Sole Shareholder Approval” means approval by the affirmative vote of the PubCo Sole Shareholder by means of a special resolution in respect of the Plum Amalgamation and the Arrangement pursuant to the terms and subject to the conditions of the Business Combination Agreement, the Plan of Arrangement, applicable Law and the PubCo Governing Documents.

“PubCo Warrants” means, collectively, the PubCo Assumed TRC Warrants and the PubCo Assumed Plum Warrants.

“Quorum Proposal” means the proposal to reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting.

“REE” means the group of 17 rare earth elements on the periodic table of elements including the 15 elements of the lanthanide series together with the transition metals scandium and yttrium.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Registration Rights Agreement” the Registration Rights Agreement to be entered into at Closing among PubCo and the Sponsor Parties pursuant to which, among other things, (a) PubCo (as successor-in-interest to Plum) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) PubCo shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the PubCo Common Shares (and any securities convertible into or exercisable for PubCo Common Shares) to be held by such Persons immediately following the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Sponsor” means Mercury Capital, LLC, the sponsor of Plum.

“Sponsor Incentive Shares” means 2,030,860 Plum Class B Shares held by Sponsor as of the date of the Business Combination Agreement.

“Sponsor Parties” means Sponsor, Former Sponsor and Kanishka Roy.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 22, 2024, among PubCo, Plum, TRC and the Sponsor Parties pursuant to which, among other things, (a) each of the Sponsor Parties agreed to (i) refrain from transferring Plum Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote Plum Shares and any additional Plum Shares acquired prior to the Plum Shareholders’ Meeting in favor of each of the Plum Shareholder Proposals at the Plum Shareholders’ Meeting, (iii) waive, and not exercise, any rights to elect to effect a Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights under the Plum Governing Documents in connection with the Transactions, and (b) Sponsor has agreed to use, and subject to forfeiture, the Sponsor Incentive Units as set forth therein.

“Sponsor Parties Lock-up Agreement” means the Sponsor Parties Lock-Up Agreement, dated as of August 22, 2024, among PubCo, Plum and the Sponsor Parties pursuant to which, among other things, certain PubCo Common Shares to be held by the Sponsor Parties immediately following the Closing will be subject to certain limitations on disposition as set forth therein.

“Takeover Statute” means any moratorium, fair price, business combination, takeover, interested shareholder or similar Law.

“Tax Act” means the Income Tax Act (Canada).

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Transfer Agent” means Continental Stock & Trust Company.

“TRC” means Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia.

“TRC Amalgamation” means immediately following the Plum Amalgamation, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement and in accordance with applicable Law, the amalgamation of TRC and Amalco to form one corporate entity, with the legal existence of TRC to not cease and TRC to survive such amalgamation.

“TRC Amalgamation Effective Time” means the time at which the TRC Amalgamation occurs, which shall be immediately following the completion of the Plum Amalgamation at the Plum Amalgamation Effective Time.

“TRC Arrangement Resolution” means a special resolution of the holders of TRC Common Shares in respect of the Arrangement to be considered at the TRC Shareholders Meeting.

“TRC Articles” means (a) the Articles of TRC adopted on September 7, 2022, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the TRC Amalgamation, the articles adopted and filed with the Registrar by TRC in connection with the TRC Amalgamation.

“TRC Awards” means TRC Options and TRC RSUs granted under the TRC Stock Plan or otherwise.

“TRC Certificate” means the Certificate of Incorporation of TRC filed with the Registrar of Companies of the Province of British Columbia on June 25, 2018, as amended, restated or amended and restated from time to time.

“TRC Common Shares” means the common shares without par value in the capital of TRC.

“TRC Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by TRC, dated as of May 17, 2024.

“TRC Exchange Ratio” means the quotient obtained by dividing (a) the Price per TRC Share by (b) $10.00. The numbers shown in this proxy statement/prospectus assume a TRC Exchange Ratio of 0.88468850.

“TRC Governing Documents” means, collectively, the TRC Articles and the TRC Certificate.

“TRC Information Circular” means the notice of the TRC Shareholders Meeting to be sent to the TRC Shareholders, and the accompanying management information circular to be prepared in connection with the TRC Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of the Business Combination Agreement.

“TRC Option In-The-Money Amount” means, with respect to a given TRC Option, the amount, if any, by which the total fair market value (determined as of immediately prior to the TRC Amalgamation Effective Time) of the TRC Common Shares that the holder of such TRC Option is entitled to acquire upon exercise of such TRC Option exceeds the amount payable by such holder to acquire such TRC Common Shares upon exercise of such TRC Option.

“TRC Options” means the options to purchase TRC Common Shares granted under the TRC Stock Plan.

“TRC RSU Vesting Acceleration” means the vesting in full, effective as of immediately prior to the TRC Amalgamation Effective Time but subject to the substantially concurrent occurrence of the TRC Amalgamation, of all TRC RSUs outstanding as of such time in accordance with the TRC Stock Plan.

“TRC RSUs” means the restricted stock units of TRC granted under the TRC Stock Plan.

“TRC Securities” means, collectively, TRC Common Shares, TRC Options, TRC RSUs, TRC Warrants and the TRC Convertible Debenture.

“TRC Securityholder Support Agreement” means the Company Securityholder Support Agreement, dated as of August 22, 2024, by and among PubCo, Plum, TRC and the Key TRC Securityholders pursuant to which, among other things, each of the Key TRC Securityholders agreed to (a) refrain from transferring any of his, her or its TRC Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its TRC Common Shares and any additional TRC Common Shares he, she or it acquires prior to the TRC Shareholders Meeting in favor of each of the TRC Shareholder Proposals, including the TRC Arrangement Resolution, at the TRC Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

“TRC Shareholder” means any holder of TRC Common Shares.

“TRC Shareholder Proposals” means the proposals at the TRC Shareholders Meeting.

“TRC Shareholders Meeting” means the meeting of the TRC Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the TRC Shareholder Proposals, including the TRC Arrangement Resolution.

“TRC Shareholders’ Approval” means approval by the affirmative vote of the holders of (a) at least two-thirds of the votes cast at the TRC Shareholders Meeting by the TRC Shareholders, present in person or represented by proxy and entitled to vote at the TRC Shareholders Meeting, and (b) if required under MI 61-101, at least a simple majority of the votes cast at the TRC Shareholders Meeting by the TRC Shareholders, present in person or represented by proxy and entitled to vote at the TRC Shareholders Meeting, other than the votes attached to the TRC Common Shares held by the TRC Shareholders excluded for purpose of such vote under MI 61-101, each pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the TRC Governing Documents.

“TRC Stock Plan” means the Tactical Resources Corp. Omnibus Incentive Plan adopted by the TRC Board on August 28, 2023 and approved by the TRC Shareholders on December 7, 2023, as amended, restated or amended and restated from time to time.

“TRC Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of TRC (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of the Business Combination Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of TRC at or after the Closing pursuant to any contract to which TRC is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of the Business Combination Agreement or the consummation of the Transactions and not because of any action of PubCo or its Subsidiaries following the Closing, (c) 50% of any and all filing fees payable to any Governmental Authorities in connection with regulatory approvals or any other necessary approval, consent, registration, variance, waiver, license, permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (d) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of agreements relating to the issuance of any Permitted Financing Securities, (e) all fees, costs and expenses associated with the preparation and completion of the TRC Information Circular, (f) all fees, costs and expenses associated with the preparation and furnishing by TRC of certain information pursuant to the terms of the Business Combination Agreement and (g) 50% of any and all filing fees payable to the SEC in connection with the proxy/registration statement in accordance with the terms of the Business Combination Agreement.

“TRC Warrant Agent” means Odyssey Trust Company.

“TRC Warrant Agreement” means that certain Common Share Purchase Warrant Indenture, dated as of September 14, 2021, by and between TRC and the TRC Warrant Agent, as supplemented by that certain First Supplemental Warrant Indenture, dated as of March 12, 2024, by and between TRC and the TRC Warrant Agent.

“TRC Warrants” means the warrants to purchase TRC Common Shares that are outstanding immediately prior to the Closing.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of July 27, 2021, between Plum and Continental Stock Transfer & Trust Company, as trustee.

“TSX-V” means the TSX Venture Exchange.

“U.S.” means the United States of America.

“Working Capital Loans” mean any and all loans to Plum from Sponsor or any of its affiliates.

Unless otherwise specified, the share counts and other data set forth in this proxy statement/prospectus assume the following:

•        no Plum Public Shareholders elect to have their PubCo Common Shares redeemed;

•        at Closing, 35,631,022 PubCo Common Shares are issued to the TRC Shareholders;

•        none of the Sponsor or Former Sponsor or TRC Shareholders purchase any Plum Class A Shares in the open market;

•        Sponsor has not made any working capital loans to Plum; and

•        that there are no other issuances of equity interests of Plum or TRC prior to or in connection with the Closing.

Further, unless otherwise specified, the share counts, and other information set forth in this proxy statement/prospectus, do not take into account the (i) Plum Warrants currently outstanding or (ii) the PubCo Options and PubCo Warrants which will remain outstanding following the Business Combination and may be exercised at a later date.

Pursuant to the Plum Articles, Plum Public Shareholders may request that PubCo redeem all or a portion of their PubCo Common Shares for cash if the Business Combination is consummated. Any such redemptions related to the Business Combination will take place following the TRC Amalgamation; accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. Certain sections in this proxy statement/prospectus refer to a no redemptions scenario, illustrative redemptions scenario and maximum redemptions scenario. Unless otherwise specified, (i) the no redemptions scenario assumes for illustrative purposes that no PubCo Common Shares are redeemed, and (ii) the maximum redemptions scenario assumes for illustrative purposes that 151,833 PubCo Common Shares are redeemed, resulting in an aggregate payment of approximately $1,715,747 from the Trust Account. For more information, see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information.”

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Plum Shareholders’ Meeting and the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters summarized below.

•        Plum is a blank check company incorporated as a Cayman Islands exempted company incorporated on February 5, 2021 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Plum and one or more target businesses. For more information about Plum, see the section entitled “Business of Plum and Certain Information About Plum.”

•        There are currently 1,016,833 Plum Class A Shares and 7,062,500 Plum Class B Shares issued and outstanding. In addition, there are currently 12,059,166 Plum Warrants outstanding, consisting of 9,416,666 Plum Public Warrants and 2,642,500 Plum Private Placement Warrants. Each whole warrant entitles the holder to purchase one whole Plum Class A Share for $11.50 per share. The Plum Warrants will become exercisable 30 days after the Closing and will expire five years after the Closing or earlier upon redemption or liquidation. At the Plum Amalgamation Effective Time, each Plum Warrant will be exchanged for a PubCo Warrant. Once the PubCo Warrants become exercisable, PubCo may redeem PubCo Warrants in certain circumstances. See the section entitled “Description of PubCo Securities — PubCo Warrants.”

•        TRC was incorporated under the BCBCA on June 25, 2018 as DJ1 Capital Corp. On March 25, 2021, the Company changed its name to Tactical Resources Corp. The principal business of TRC is exploration and development of Rare Earth Elements (“REE”).

Please see the section entitled “Business of TRC and Certain Information About TRC” for more information.

•        Plum, TRC, PubCo and Amalco entered into the Business Combination Agreement on August 22, 2024. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained therein, the Business Combination will be effected as follows: (i) Plum will transfer by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Companies Act and domesticate as a British Columbia corporation in accordance with the BCBCA, (ii) following the Domestication, Plum will amalgamate with PubCo, with PubCo surviving the Plum Amalgamation as PubCo and (iii) immediately following the Plum Amalgamation, TRC will amalgamate with Amalco, with the amalgamated company becoming a wholly owned subsidiary of PubCo.

•        In connection with the Business Combination Agreement, Plum entered into the following agreements:

•        Sponsor Support Agreement:    PubCo, Plum, TRC, Mercury Capital, LLC (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC (“Former Sponsor”), and certain other Plum Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a voting and support agreement on August 22, 2024 (the “Sponsor Support Agreement”) pursuant to which, among other things, (a) each of the Sponsor Parties agreed to (i) refrain from transferring any of his, her or its Plum Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its Plum Shares and any additional Plum Shares he, she or it acquires prior to the Plum Shareholders’ Meeting in favor of each of the Plum Shareholder Proposals at the Plum Shareholders’ Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the Plum Governing Documents in connection with the Transactions, and (b) Sponsor has agreed to use, and subject to forfeiture, the Sponsor Incentive Units as set forth therein. For more information about the Sponsor Support Agreement, see the subsection entitled “The Business Combination — Related Agreements.”

•        TRC Securityholder Support Agreement:    PubCo, Plum, TRC and the Key TRC Securityholders have entered into a voting and support agreement on August 22, 2024 (the “TRC Securityholder Support Agreement”) pursuant to which, among other things, each of the Key TRC Securityholders agreed to (a) refrain from transferring any of his, her or its TRC Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its TRC Common Shares and any additional TRC Common Shares he, she or it acquires prior to the TRC Shareholders Meeting in favor of each of the TRC Shareholder Proposals, including the TRC Arrangement Resolution, at the TRC Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions. For more information about the TRC Securityholder Support Agreement, see the subsection entitled “The Business Combination — Related Agreements.”

•        Sponsor Parties Lock-up Agreement:    PubCo, Plum and the Sponsor Parties have entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, certain PubCo Common Shares to be held by the Sponsor Parties immediately following the Closing shall be subject to certain limitations on disposition as set forth therein. For more information about the Sponsor Parties Lock-Up Agreement, see the subsection entitled “The Business Combination — Related Agreements.”

•        PubCo, Plum, and TRC agreed to enter into lock-up agreements with certain TRC Shareholders at the Closing of the Business Combination on terms similar to the Sponsor Parties Lock-up Agreement. Immediately following the Closing of the Business Combination, certain PubCo Common Shares held by certain TRC Shareholders shall be subject to limitations on dispositions as set forth therein.

•        Plum and the Sponsor Parties are parties to a registration rights agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, PubCo and the Sponsor Parties shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo (as successor-in-interest to Plum) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) PubCo shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the PubCo Common Shares (and any securities convertible into or exercisable for PubCo Common Shares) to be held by such Persons immediately following the Closing. For more information about the Registration Rights Agreement, see the section entitled. “The Business Combination — Related Agreements.”

•        Effective as of the Plum Amalgamation Effective Time, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement, the PubCo Closing Articles will become the articles of PubCo. For more information about the PubCo Closing Articles, see the subsection entitled “The Business Combination — Related Agreements.”

•        The Closing is subject to the satisfaction (or waiver) of a number of conditions set forth in the Business Combination Agreement, including, among others, the approval by Plum Shareholders of the Domestication Proposal and the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination.”

•        The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the TRC Amalgamation Effective Time in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the subsection entitled “The Business Combination — Termination.”

•        The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        Under the Plum Articles, holders of Plum Class A Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Plum Articles. As of [•], 2025, this would have amounted to approximately $[•] per share. If a Plum Public Shareholder exercises his, her or its redemption rights, PubCo will redeem the related PubCo Common Shares for cash, and such Plum Public Shareholder will no longer own PubCo Common Shares and will not participate in PubCo’s future growth, if any. Any such redemptions related to the Business Combination will take place following the TRC Amalgamation; accordingly, it is PubCo Common Shares that will be redeemed as promptly as practicable after consummation of the Business Combination. Such a holder will be entitled to receive cash for its PubCo Common Shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. For more information regarding these procedures, see the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights.”

The issuance of PubCo Common Shares in the Business Combination will dilute the equity interests of Plum Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for PubCo Common Shares. Plum Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of PubCo Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of TRC Warrants.

The issuance of PubCo Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Plum Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in TRC will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Plum Shares will be diminished; or

•        the market price of PubCo Common Shares or TRC Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in TRC, as well as possible sources and extents of dilution for non-redeeming Plum Public Shareholders, assuming no additional redemptions by Plum Public Shareholders and the Maximum Redemption by Plum Public Shareholders. The calculations are based upon an assumed TRC Exchange Ratio of 0.88468850.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the vote on the Business Combination.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 14.9% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 151,833 Public Shares are redeemed for an aggregate redemption payment of approximately $1,715,747 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No additional redemption	%	Maximum Redemption	%
Plum Public Shareholders(1)	1,016,833	1.3%	865,000	1.2%
Sponsor and Former Sponsor(2)(3)	6,731,320	8.2%	6,731,320	8.2%
Parties to Non-redemption Agreements(3)	331,180	0.4%	331,180	0.4%
Plum Public Warrants(4)	9,416,666	11.5%	9,416,666	11.5%
Plum Founder Warrants and Private Placement Warrants(5)	2,642,500	3.2%	2,642,500	3.2%
Sponsor Warrants for Working Capital Note(6)	903,245	1.1%	903,245	1.1%
TRC public shareholders(7)	35,631,022	43.5%	35,631,022	43.6%
TRC option holders(8)	2,118,829	2.6%	2,118,829	2.6%
TRC RSUs(9)	3,153,915	3.9%	3,153,915	3.9%
TRC Warrantholders(10)	4,738,834	5.8%	4,738,834	5.8%
TRC Convertible Debt(11)	5,750,475	7.0%	5,750,475	7.0%
Bank Shares(12)	1,188,950	1.5%	1,188,950	1.5%
TRC Incentive Plan(13)	8,223,069	10.0%	8,207,886	10.0%
Total	81,846,838		81,679,822
Implied Per Share Value issued, outstanding and fully diluted(14)	$7.39		$7.35
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders)(15)	$7.41		$7.37

____________

(1)      Outstanding share numbers take into account the redemptions of 28,098,167 Plum Class A Shares that occurred in connection with extensions of Plum’s business combination deadline.

(2)      On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of Plum’s initial business combination. Pursuant to the Amended Purchase Agreement, the Former Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(3)      At Closing, 331,180 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares Plum Class A Shares will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Plum Class A Shares on connection with the extension of Plum’s business combination deadline.

(4)      The Plum Public Warrants are exercisable at $11.50 per share.

(5)      The 2,354,166 Plum Founder Warrants and 288,334 Plum Private Warrants are exercisable at $11.50 per share. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(6)      Assumes $1,454,867 is outstanding on the convertible note held by the Sponsor, convertible into PubCo Warrants at closing at $1.50 per Warrant.

(7)      35,674,480 TRC Common Shares are currently outstanding.

(8)      2,395,000 options to purchase TRC Common Shares are currently outstanding, exercisable at C$0.10 per share.

(9)      3,565,000 RSUs to acquire TRC Common Shares are currently outstanding, and will vest upon the closing of the Business Combination.

(10)    5,356,500 Warrants to purchase TRC Common Shares are currently outstanding, exercisable at C$2.50 per share.

(11)    C$200,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,000,000 TRC Common Shares plus 2,000,000 warrants to purchase 2,000,000 TRC Common Shares at C$0.15 per share. C$500,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,500,000 TRC Common Shares plus 2,500,000 warrants to purchase 2,500,000 TRC Common Shares at C$0.20 per share. Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSX-V immediately prior to such conversion date, subject to the policies of the TSX-V.

(12)    TRC will be obligated to issue 1,188,950 shares to its investment bankers in connection with the Transactions.

(13)    TRC’s board of directors has approved the Incentive Plan providing for the issuance of ten percent of the outstanding PubCo Common Shares, on a fully diluted basis, immediately following the closing, plus 1,000,000 shares.

(14)    Calculation of implied per share value assumes an enterprise value of $604.9 million of PubCo upon consummation of the Business Combination and a fully diluted share count with no redemptions of 81,846,838.

(15)    Calculation of implied per share value assumes an enterprise value of $601.7 million of PubCo upon consummation of the Business Combination and a fully diluted share count with max redemptions of 81,679,822.

Assuming no further redemptions of the Plum Shares, the combined company would have a pro forma valuation of approximately $818,468,380 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Assuming maximum redemptions of the Plum Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $816,798,220 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Please see the subsections entitled “Summary of the Proxy Statement/Prospectus — Ownership of PubCo After the Closing,” and “The Business Combination — Total PubCo Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

•        The Plum Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about the Plum Board’s decision-making process, see the subsection entitled “The Business Combination — Plum Board’s Reasons for Approving the Business Combination.” When you consider the unanimous recommendation of the Plum Board, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

•        In addition to voting on the proposal to adopt and approve the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination, at the Plum Shareholders’ Meeting, the Plum Shareholders will also be asked to consider and vote on the approval of:

•        a proposal to approve, by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and the Companies Act and the Domestication of Plum as a British Columbia corporation in accordance with the applicable provisions of the BCBCA, including the adoption of the Domestication Articles;

•        a proposal to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately as the Authorized Capital Proposal, the Quorum Proposal and the Other Matters Proposal in accordance with SEC guidance. The full text of the PubCo Closing Articles are attached to this proxy statement/prospectus as Annex E;

•        If put to Plum Shareholders for a vote, a proposal to approve by Ordinary Resolution the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing Proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals. If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

For more information, see the sections entitled “Proposal No. 1 — The Domestication Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The Incentive Plan Proposal,” and “Proposal No. 5 — The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE Plum SHAREHOLDERS’ MEETING AND
THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Plum Shareholders’ Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to Plum Shareholders. Plum urges Plum Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Plum Shareholders are being asked to consider and vote upon the Proposals, including to approve the transactions contemplated by the Business Combination Agreement, including the Plum Amalgamation and the TRC Amalgamation.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Plum Shareholders’ Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:     What is being voted on at the Plum Shareholders’ Meeting?

A:     Plum Shareholders will vote on the following Proposals at the Plum Shareholders’ Meeting:

•        The Domestication Proposal — To approve, by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the domestication of Plum (the “Domestication”) as a British Columbia corporation in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), including the adoption of the Domestication Articles (the “Domestication Proposal” or “Proposal No. 1”);

•        Business Combination Proposal — To approve, by Ordinary Resolution, the Business Combination Agreement, dated as of August 22, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum (“Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached hereto as Annex B, (i) Plum shall effect the Domestication, (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation (the “Business Combination Proposal” or “Proposal No. 2”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        The Advisory Organizational Documents Proposals — proposals to approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the PubCo Closing Articles are attached to the accompanying proxy statement/prospectus as Annex E. Proposal No. 3 is separated into sub-proposals submitted to Plum

Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights as described in the following paragraphs (a) — (d):

(a)     the proposed PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)    the proposed PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3B”);

(c)     the proposed PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation” (the “Name Change Proposal” or “Proposal No. 3C”); and

(d)    the proposed PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Quorum Proposal and the Name Change Proposal, the “Sub-Proposals”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, for the purposes of complying with the rules of the Nasdaq Stock Market, the issuance of PubCo Common Shares pursuant to the PubCo Omnibus Equity Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 4”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex K;

•        Adjournment Proposal — if put to Plum Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Q:     Are the Proposals conditioned on one another?

A:     Plum may not consummate the Business Combination unless the Domestication Proposal and the Business Combination Proposal are approved at the Plum Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Incentive Plan Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, the Business Combination will be effected as follows: (i) Plum will transfer by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and the Companies Act and domesticate as a British

Columbia corporation in accordance with the BCBCA, (ii) Plum will amalgamate with PubCo, with PubCo surviving as PubCo in accordance with the terms of the Plan of Arrangement and (iii) TRC will amalgamate with Amalco, with the amalgamated company becoming a wholly owned subsidiary of PubCo in accordance with the terms of the Plan of Arrangement.

The Domestication will occur at most one business day prior to, and independent of, the Plum Amalgamation and the TRC Amalgamation, which will occur on the Closing Date.

Following the Business Combination, PubCo will be a public company and is expected to be listed on the NASDAQ. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of the NASDAQ in accordance with its original listing requirements. There is no assurance that the NASDAQ will approve PubCo’s listing applications. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of the NASDAQ. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “The Business Combination.” Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

Q:     How was the transaction structure for the Business Combination determined?

The Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of Plum’s management team as well as the Plum Board. The transaction structure for the Business Combination and domestication to British Columbia, Canada was determined through the advice of legal counsel and tax advisors, the fact that TRC is a British Columbia corporation and the discretion of the parties to the Business Combination. The Plum Board believes that there are significant advantages to us that will arise as a result of the transaction structure and a change of our domicile to British Columbia, including but not limited to tax efficiency. Further, the Plum Board believes the transaction structure and domestication to British Columbia are in the best interests of Plum and its shareholders.

Q:     Why is Plum proposing the Business Combination?

A:     Plum was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving Plum and one or more businesses or entities. The Plum Board considered a wide variety of factors in connection with its evaluation of the Business Combination, as well as the Plum Board’s review of the results of the due diligence conducted by Plum management and Plum’s advisors. As a result, the Plum Board concluded that a transaction with TRC would present the most attractive opportunity to maximize value for Plum Shareholders. Please see the subsection entitled “The Business Combination — The Plum Board’s Reasons for the Approval of the Business Combination.” Shareholder approval of the Business Combination is required by the Business Combination Agreement, Plum’s Articles and Nasdaq Listing Rules 5635(d).

Q:     Why is TRC proposing the Business Combination?

A:     The TRC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. The TRC Board concluded that a transaction with Plum would result in a fund-raising transaction in which the Company’s shares would be listed on the Nasdaq, and should result in an increase in value for TRC. Please see the subsection entitled “The Business Combination — The TRC Board’s Reasons for the Approval of the Business Combination.” Shareholder approval of the Business Combination is required by the Business Combination Agreement and TRC’s Articles.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are several closing conditions in the Business Combination Agreement, including the approval by Plum Shareholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “The Business Combination — Conditions to Closing of the Business Combination.”

Q:     How will PubCo be managed and governed following the Business Combination?

Upon consummation of the Business Combination, PubCo will be governed by the PubCo Closing Articles, which will be substantially in the form set forth in Annex E to this proxy statement/prospectus. The PubCo Board will be responsible for guiding PubCo’s business and affairs and overseeing management. PubCo’s management team will be derived from TRC’s existing employees and members of management, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of PubCo After the Business Combination” for more information.

Q:     What equity stake will current TRC shareholders and current Plum shareholders hold in PubCo immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?

A:     The issuance of PubCo Common Shares in the Business Combination will dilute the equity interests of Plum Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for PubCo Common Shares. Plum Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of PubCo Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of TRC Warrants.

The issuance of PubCo Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Plum Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in TRC will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Plum Shares will be diminished; or

•        the market price of PubCo Common Shares or TRC Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in TRC, as well as possible sources and extents of dilution for non-redeeming Plum Public Shareholders, assuming no additional redemptions by Plum Public Shareholders and the Maximum Redemption by Plum Public Shareholders. The calculations are based upon an assumed TRC Exchange Ratio of 0.88468850.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the vote on the Business Combination.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 14.9% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 151,833 Public Shares are redeemed for an aggregate redemption payment of approximately $1,715,747 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No additional redemption	%	Maximum Redemption	%
Plum Public Shareholders(1)	1,016,833	1.3%	865,000	1.2%
Sponsor and Former Sponsor(2)(3)	6,731,320	8.2%	6,731,320	8.2%
Parties to Non-redemption Agreements(3)	331,180	0.4%	331,180	0.4%
Plum Public Warrants(4)	9,416,666	11.5%	9,416,666	11.5%
Plum Founder Warrants and Private Placement Warrants(5)	2,642,500	3.2%	2,642,500	3.2%
Sponsor Warrants for Working Capital Note(6)	903,245	1.1%	903,245	1.1%
TRC public shareholders(7)	35,631,022	43.5%	35,631,022	43.6%
TRC option holders(8)	2,118,829	2.6%	2,118,829	2.6%
TRC RSUs(9)	3,153,915	3.9%	3,153,915	3.9%
TRC Warrantholders(10)	4,738,834	5.8%	4,738,834	5.8%
TRC Convertible Debt(11)	5,750,475	7.0%	5,750,475	7.0%
Bank Shares(12)	1,188,950	1.5%	1,188,950	1.5%
TRC Incentive Plan(13)	8,223,069	10.0%	8,207,886	10.0%
Total	81,846,838		81,679,822
Implied Per Share Value issued, outstanding and fully diluted(14)	$7.39		$7.35
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders)(15)	$7.41		$7.37

____________

(1)      Outstanding share numbers take into account the redemptions of 28,098,167 Plum Class A Shares that occurred in connection with extensions of Plum’s business combination deadline.

(2)      On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of Plum’s initial business combination. Pursuant to the Amended Purchase Agreement, the Former Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(3)      At Closing, 331,180 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares Plum Class A Shares will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Plum Class A Shares on connection with the extension of Plum’s business combination deadline.

(4)      The Plum Public Warrants are exercisable at $11.50 per share.

(5)      The 2,354,166 Plum Founder Warrants and 288,334 Plum Private Warrants are exercisable at $11.50 per share. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(6)      Assumes $1,454,867 is outstanding on the convertible note held by the Sponsor, convertible into PubCo Warrants at closing at $1.50 per Warrant.

(7)      35,674,480 TRC Common Shares are currently outstanding.

(8)      2,395,000 options to purchase TRC Common Shares are currently outstanding, exercisable at C$0.10 per share.

(9)      3,565,000 RSUs to acquire TRC Common Shares are currently outstanding, and will vest upon the closing of the Business Combination.

(10)    5,356,500 Warrants to purchase TRC Common Shares are currently outstanding, exercisable at C$2.50 per share.

(11)    C$200,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,000,000 TRC Common Shares plus 2,000,000 warrants to purchase 2,000,000 TRC Common Shares at C$0.15 per share. C$500,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,500,000 TRC Common Shares plus 2,500,000 warrants to purchase 2,500,000 TRC Common Shares at C$0.20 per share. Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSX-V immediately prior to such conversion date, subject to the policies of the TSX-V.

(12)    TRC will be obligated to issue 1,188,950 shares to its investment bankers in connection with the Transactions.

(13)    TRC’s board of directors has approved the Incentive Plan providing for the issuance of ten percent of the outstanding PubCo Common Shares, on a fully diluted basis, immediately following the closing, plus 1,000,000 shares.

(14)    Calculation of implied per share value assumes an enterprise value of $604.9 million of PubCo upon consummation of the Business Combination and a fully diluted share count with no redemptions of 81,846,838.

(15)    Calculation of implied per share value assumes an enterprise value of $601.7 million of PubCo upon consummation of the Business Combination and a fully diluted share count with max redemptions of 81,679,822.

Assuming no further redemptions of the Plum Shares, the combined company would have a pro forma valuation of approximately $818,468,380 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Assuming maximum redemptions of the Plum Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $816,798,220 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Q:     Why is Plum proposing the Advisory Organizational Documents Proposals?

A:     As required by applicable SEC guidance, Plum is requesting that the Plum Shareholders consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights. These non-binding advisory votes are not otherwise required by either Cayman Islands or British Columbia law and are separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Plum is submitting these proposals to its shareholders separately as the Sub-Proposals for approval. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information. However, the Plum Shareholder votes regarding these Proposals are advisory votes and are not binding on the Plum Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals.

The full text of the PubCo Closing Articles are attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 3 — the Advisory Organizational Documents Proposals” for additional information.

Q:     Did the Plum Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     No. The Plum Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that Plum Shareholders vote to approve the Business Combination. Rather, because the officers and directors of Plum have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, the Plum Board concluded that their collective experience, together with the experience and sector expertise of Plum’s financial advisors, enabled them to make the necessary analyses to determine that the Business Combination was fair from a financial perspective to the Plum Shareholders. In analyzing the Business Combination, Plum’s management conducted significant due diligence on TRC and the industry in which it operates. For a complete discussion of the due diligence conducted by Plum, and the factors utilized by the Plum Board in approving the Business Combination, see the sections entitled, “The Business Combination — Background of the Business Combination” and “The Business Combination — The Plum Board’s Reasons for the Approval of the Business Combination.” The Plum Board also determined, without seeking a third party valuation, that TRC’s fair market value was at least 80% of Plum’s net assets, excluding any taxes payable on interest earned. Plum is not required to, and has not, obtained a third-party valuation that the consideration it is paying for TRC in the Business Combination is fair to Plum Shareholders from a financial point of view. Accordingly, the Plum Shareholders will be relying solely on the judgment of the Plum Board as described above in determining the value of TRC, and assuming the risk that the Plum Board may not have properly valued such business.

Q:     What are some of the positive and negative factors that the Plum Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:     The Plum Board considered a number of factors pertaining to the Business Combination as generally supporting their respective decisions to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Benefits from Public Market Entry and Plum Expertise.    The Plum Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination TRC is expected to have will allow it to be well-positioned to scale and fund its business plan.

•        Shareholder Liquidity.    The Plum Board considered the fact that, pursuant to the Business Combination Agreement, the Plum Shares issued as merger consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the Plum Board believes has the potential to offer shareholders enhanced liquidity.

•        Other Alternatives.    The Plum Board has determined that, after a thorough review of other business combination opportunities reasonably available to Plum, the proposed Business Combination represents the best potential business combination for Plum and the most attractive opportunity for Plum based upon the process utilized to evaluate and assess other potential acquisition targets. The Plum Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The Plum Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Plum and TRC.

The Plum Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Plum from soliciting other business combination proposals, which restricts Plum’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of rising interest rates and inflation, regulatory policy, supply chain issues and the continuing impact of the COVID-19 pandemic and the effects any of the foregoing could have on TRC’s revenues and the trading price of New Plum Common Stock.

•        Business Plan May Not Be Achieved.    The risk that TRC may not be able to execute on its business plan.

•        Risks Associated with TRC’s Business.    Risks relating to TRC’s business, including the demand, emerging use cases, market prices, and uncertainties in TRC’s estimates of rare earth elements, TRC’s ability to extract rare earth elements, and the other risk factors related to TRC set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Our Business, Industry and Technology.”

•        Redemption Risk.    The risk that a significant number of Plum’s Public Shareholders may redeem their Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to TRC following the consummation of the Business Combination and making the Business Combination more difficult to complete. The consummation of the Business Combination is conditioned upon satisfaction of the Net Closing Cash Condition, which is for the sole benefit of TRC.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.

•        Shareholder Vote.    The risk that Plum’s shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Plum’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of Plum.    The risks and costs to Plum if the Business Combination is not completed, including the risk of diverting Plum management’s focus and resources from other business combination opportunities, which could result in Plum being unable to effect a business combination and force Plum to liquidate.

•        Growth Initiatives May Not be Achieved.    The risk that TRC’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Plum Shareholders Receiving a Minority Position.    The fact that Plum shareholders will own a minority of the voting and economic rights of New Plum following the consummation of the Business Combination.

•        No Third Party Valuation.    The risk that Plum did not obtain any third party report, opinion or appraisal in determining the valuation of TRC, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial skills and background of its officers and directors, and the possibility that the Plum Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for TRC.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of TRC and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Plum Board concluded that the potential benefits that they expected Plum and Plum Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Plum Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Plum and Plum Shareholders.

For more information about the Plum Board’s decision-making process, see the subsection entitled “The Business Combination — Plum Boards Reasons for Approving the Business Combination.”

Q:     What happens if I sell my Plum Class A Shares before the Plum Shareholders’ Meeting?

A:     The record date for the Plum Shareholders’ Meeting is earlier than the date of the Plum Shareholders’ Meeting and the date that the Business Combination is expected to be completed. If you transfer your Plum Class A Shares after the record date, but before the Plum Shareholders’ Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Plum Shareholders’ Meeting. However, you will not be able to seek redemption of your PubCo Common Shares that you receive in exchange for your Plum Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your Plum Class A Shares prior to the record date, you will have no right to vote those shares at the Plum Shareholders’ Meeting or seek redemption of your PubCo Common Shares that you receive in exchange for your Plum Class A Shares.

Q:     How has the announcement of the Business Combination affected the trading price of Plum Units, Plum Class A Shares and Plum Public Warrants?

A:     On August 22, 2024, the last trading date before the public announcement of the Business Combination, Plum Units, Plum Class A Shares and Plum Public Warrants closed at $11.40, $10.84 and $0.077, respectively. On [•], 2025, the trading date that is three business days prior to the date of this proxy statement/prospectus, Plum Units, Plum Class A Shares and Plum Public Warrants closed at $[•], $[•] and $[•], respectively.

Q:     Following the Business Combination, will Plum’s securities continue to trade on a stock exchange?

A:     No. Plum, TRC and PubCo anticipate that, following consummation of the Business Combination, the Plum Class A Shares (or, following the Domestication, the Plum Common Shares), Plum Units and Plum Public Warrants will be no longer qualified on the OTC Pink, and Plum will be deregistered under the Exchange Act. Each Plum Class A Share (or, following the Domestication, each Plum Common Share) will be exchanged for one PubCo Common Share and each Plum Warrant will automatically be exchanged for one PubCo Warrant.

PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its respective original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing, the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Please see the subsection entitled “The Business Combination — Listing of PubCo Common Shares and PubCo Warrants on the NASDAQ” for additional information. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

Q:     What vote is required to approve the Proposals presented at the Plum Shareholders’ Meeting?

A:     Approval of the Domestication Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class.

Q:     May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Plum Public Shares in connection with the Business Combination?

A:     In connection with the vote of Plum Shareholders to approve the proposed Business Combination, Sponsor, Plum management or Plum’s advisors and any of their respective affiliates may privately negotiate to purchase Plum Public Shares from Plum Public Shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Sponsor, Plum management or Plum’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Plum Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Plum Shareholder, although still the record holder of such Plum Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Plum Public Shares purchased by Sponsor, Plum management or Plum’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. In the event that Sponsor, Plum management or Plum’s advisors or any of their respective affiliates purchase Plum Public Shares in privately negotiated transactions from Plum Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Plum management and Plum’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Plum Public Shares that they purchase in any such privately negotiated transactions. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the Plum Shareholders’ Meeting?

A:     For all Proposals, Plum Shareholders are entitled to one vote at the Plum Shareholders’ Meeting for each Plum Class A Share or Plum Class B Share held of record as of [•], 2025, the record date for the Plum Shareholders’ Meeting. As of the close of business on the record date, there were 1,016,833 outstanding Plum Class A Shares, which are held by Plum Public Shareholders, and 7,062,500 outstanding Plum Class B Shares, which are held by the Sponsor Parties.

Q:     How do I attend the Plum Shareholders’ Meeting?

A:     The Plum Shareholders’ Meeting will be held at [•], 2025, at 10:00 a.m., Eastern Time, virtually via live webcast at https://www [•], pursuant to the procedures described in this proxy statement/prospectus, to consider and vote upon the Proposals. All Plum Shareholders as of the record date, or their duly appointed proxies, may attend the Plum Shareholders’ Meeting, which will be held both in person and virtually. Plum Shareholders may attend the Plum Shareholders’ Meeting online, including to vote and submit questions, at https://www [•]. To attend online and participate in the Plum Shareholders’ Meeting, Plum Shareholders of record will need to visit https://www [•] and enter the 12 digit control number provided on your proxy card, regardless of whether you pre-registered.

Q:     What constitutes a quorum at the Plum Shareholders’ Meeting?

A:     Holders of at least a majority of the paid up voting share capital of Plum, present in person or represented by proxy (including by way of online meeting option) at the Plum Shareholders’ Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Plum Shareholders’ Meeting. As of the record date for the Plum Shareholders’ Meeting, 5,105,850 Plum Class A Shares and Plum Class B Shares, in the aggregate, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:     How will Sponsor and Plum management vote?

A:     Sponsor and Plum management have agreed to vote any Plum Class A Shares (except for any Plum Class A Shares purchased as described above under “May Sponsor, directors, officers, advisors or any of their respective affiliates purchase Plum Public Shares in connection with the Business Combination?” and below under “The Business Combination — Potential Purchases of Public Shares”) held by them in favor of the Business Combination. Sponsor Parties have agreed to vote any Plum Class B Shares held by them in favor of the Business Combination. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Plum Public Shareholders. Since the Sponsor Parties own approximately 87.4% of the Plum Shares entitled to vote at the Plum Shareholders’ Meeting, the Sponsor Parties have sufficient votes to approve all of the Proposals without the vote of any of the Plum Public Shareholders.

Q:     What interests do the current officers and directors have in the Business Combination?

A:     In considering the unanimous recommendation of the Plum Board to vote in favor of the Business Combination, Plum Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, those of other Plum Public Shareholders generally. The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and Plum Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Plum’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Plum Shareholders that they approve the Business Combination. Plum Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Plum Articles, the Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares and have agreed to waive redemption rights with respect to any Plum Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, Plum Founder Shareholders are not entitled to liquidation rights with respect to any Plum Founder Shares held by them if Plum fails to consummate the Initial Business Combination by July 30, 2025, or such later date as approved by Plum’s shareholders. If Plum does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the Plum Private Placement Warrants held in the Trust Account will be used to fund the liquidation of the Plum Public Shares, and the Plum Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Plum management directly or indirectly own Plum Common Shares and Plum Private Placement Warrants, Plum management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination.

•        The fact that Sponsor purchased from Former Sponsor 3,902,648 Plum Founder Units and 70% of 2,030,860 Plum Founder Units that Former Sponsor placed in escrow at the time of closing the purchase agreement for the Plum Founder Units to the extent such Plum Founder Units are not allocated to investors who hold and do not redeem their Plum Class A Shares of the Company at the time of an initial business combination for an aggregate of $1, and that such securities, after separating the founder Units into shares and warrants, will have a significantly higher value at the time of the Business Combination, which if the Founder Shares are unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Class A Shares of $[•] per share on [•], 2025, the record date for the Plum Shareholders’ Meeting, resulting in a theoretical gain of $[•];

•        The fact that given the differential in the purchase price that Sponsor paid for the Plum Founder Shares as compared to the price of the Plum Units sold in the Plum IPO and the 3,902,648 PubCo Common Shares that Sponsor will receive upon conversion of the Plum Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Common Shares trade below the price initially paid for the Plum Units in the Plum IPO and the Plum Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor currently holds, will hold a pecuniary interest in, an aggregate of 1,867,443 Plum Founder Warrants, after separating the Founder Units into shares and warrants, that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Public Warrants of $[•] per warrant on [•], 2025, the record date for the Plum Shareholders’ Meeting;

•        The fact that certain members of Plum management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Plum management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Plum may obtain loans from Sponsor or an affiliate of Sponsor or any of Plum management to finance transaction costs in connection with the initial business combination;

•        The Plum Articles provide that Plum renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Plum management on the one hand, and Plum, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Plum management to any other entity. Plum is not aware of any such corporate opportunities not being offered to Plum and does not believe that waiver of the corporate opportunities doctrine has materially affected Plum’s search for an acquisition target or will materially affect Plum’s ability to complete an initial business combination;

•        If the Trust Account is liquidated, including in the event Plum is unable to complete an Initial Business Combination within the required time period, Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Plum Public Share, or such lesser amount per Plum Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Plum’s independent public accountants) for services rendered or products sold to Plum or (b) a prospective target business with which Plum has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the Company has borrowed certain amounts from the Sponsor pursuant to a promissory note which provides for up to $1,500,000 in working capital loans, and such borrowed amounts may be repaid, at the option of the Sponsor, in the form of PubCo Warrants at a price of $1.50 per warrant, to be issued at Closing;

•        The fact that Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Plum Shareholders rather than liquidate;

•        The fact that Plum has a right to propose a director nominee for the post-closing PubCo board of directors, which TRC may accept or reject in its sole discretion. If Tactical accepts Plum’s director nominee, TRC may propose two additional director nominees, one of which Plum must accept;

•        The fact that PubCo will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation and Sponsor’s ownership of Plum Securities or its control or ability to influence Plum; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

The table set forth below summarizes the existing interests in Plum private placement securities and the anticipated interests of Former Sponsor, Sponsor, Plum management, and the lender under a subscription agreement in PubCo as of Closing along with the value of such interests based on (i) in the case of Sponsor’s and Plum management’s interests, the closing price of the Plum Public Warrants and Plum Class A Shares as of [•], 2025, which would be lost if an Initial Business Combination is not completed by Plum by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price/Capital Contributions	Number of Plum Private Placement Shares	Number of Plum Private Placement Warrants	Value of Plum Private Placement Shares and Warrants	Number of PubCo Common Shares	Number of PubCo Warrants	Value of PubCo Common Shares and Warrants
Mercury Capital, LLC(1)	Sponsor	$1	0	0		4,964,828	1,867,443
Alpha Partners Technology Merger Sponsor, LLC(2)	Former Sponsor	$6,675,000	665,000	221,667		1,128,992	376,331
Palmeira Investment Limited(3)	Lender to Sponsor	$0	0	0		637,500	0
Kanishka Roy(4)	CEO & Chairman	$1	0	0		4,964,828	1,867,443
Steven Handwerker	CFO	$0	0	0		0	0
Hume Kyle	Director	$0	0	0		0	0
Alan Black	Director	$0	0	0		0	0
David Sable	Director	$0	0	0		0	0

____________

(1)      On December 27, 2023, Plum, Alpha Partners Technology Merger Sponsor, LLC, and Mercury Capital, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which Mercury Capital, LLC the Sponsor (i) purchased 3,902,648 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, and (ii) became entitled to 70% of the 2,030,860 Founder Units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such Founder Units are not allocated to investors who hold and do not redeem their Class A Shares of Plum at the time of Plum’s initial business combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(2)      Alpha Partners Technology Merger Sponsor, LLC paid an aggregate of $25,000 for 7,187,500 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, 125,000 of which were forfeited due to only a partial exercise of the over-allotment option. Additionally, Alpha Partners Technology Merger Sponsor, LLC purchased 665,000 private placement units at an aggregate price of $6,650,000. On December 27, 2023, Alpha Partners Technology Merger Sponsor, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which they sold 3,902,648 Founder Units to Mercury Capital, LLC, and put 2,030,860 Founder Units into escrow, of which they are entitled to 30% of the Founder Units in Escrow if they are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of the Company’s initial Business Combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(3)      Palmeira Investment Limited and Mercury Capital, LLC are party to a subscription agreement, dated January 3, 2024, pursuant to which Mercury Capital, LLC may raise funds to pay for extension payments and working capital on behalf of Plum Acquisition Corp. III. Pursuant to the terms of the subscription agreement, Mercury Capital, LLC will forfeit 0.85 Class B Shares for every $1.00 loaned under the agreement and cause Plum Acquisition Corp. III to issue such number of shares forfeited to Palmeira Investment Limited upon closing of the business combination. As of Mercury Capital LLC’s last drawdown under the subscription agreement, Palmeira Investment Limited had loaned $750,000 to Mercury Capital, LLC under the subscription agreement.

(4)      Kanishka Roy serves as manager for Mercury Capital, LLC and may be deemed to beneficially own shares held by Mercury Capital, LLC by virtue of his control over Mercury Capital, LLC. Mr. Roy disclaims beneficial ownership of such shares other than to the extent of his pecuniary interest in such shares.

Q:     Are there material differences between my rights as a PubCo Shareholder and my rights as a Plum Shareholder?

A:     Yes. There are certain material differences between your rights as a PubCo Shareholder and your rights as a Plum Shareholder. You are urged to read the sections entitled “Descriptions of PubCo Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under the Plum Articles, if the Business Combination Proposal is not approved and Plum does not otherwise consummate an alternative business combination by the Deadline Date, Plum will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to Plum Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the Plum Articles, a Plum Public Shareholder may request that PubCo redeem all or a portion of its Plum Public Shares for cash if the Business Combination is consummated. As a Plum Public Shareholder, you will be entitled to exercise your redemption rights if you:

•        hold Plum Public Shares or, if you hold Plum Public Shares through Plum Units, you elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising your redemption rights;

•        submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Plum Public Shares for cash and (ii) identify yourself as the beneficial holder of the Plum Public Shares and provide your legal name, phone number and address; and

•        deliver your Plum Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Plum Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on [•], 2025 (two business days before the Plum Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Plum Units must elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising their redemption rights with respect to the Plum Public Shares. If Plum Public Shareholders hold their Plum Units in an account at a brokerage firm or bank, such Plum Public Shareholders must notify their broker or bank that they elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants, or if a holder holds Plum Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Plum in order to validly exercise its redemption rights. Plum Public Shareholders may elect to exercise their redemption rights with respect to their Plum Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Plum Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Plum Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Plum Public Shares that it holds and timely delivers its shares to the Transfer Agent, PubCo will redeem the related PubCo Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2025, this would have amounted to approximately $[•] per issued and outstanding Plum Public Share. If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. Please see the subsection entitled “Plum Shareholders’ Meeting — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Plum Public Shares.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your Plum Class A Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by Plum Public Shareholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold Plum Units, elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising your redemption rights with respect to the Plum Public Shares; and (b) prior to 10:30 a.m., Eastern Time, on [•], 2025 (two business days before the Plum Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that PubCo redeem your PubCo Common Shares that you receive in exchange for your Plum Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

A Plum Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all Plum Public Shares in excess of the 15% threshold beneficially owned by a Plum Public Shareholder or group will not be redeemed for cash. Plum Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Plum Public Shares as described above, your shares will not be redeemed.

Plum Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Plum Common Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the Plum Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Plum Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Plum’s consent once the Business Combination is consummated.

Plum Unitholders must elect to separate their Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising redemption rights with respect to the Plum Public Shares. If you hold Plum Units registered in your own name, you must deliver the certificate for such Plum Units to the Transfer Agent, with written instructions to separate such Plum Units into Plum Public Shares and Plum Public Warrants. This must be completed far enough in advance to permit the mailing of the Plum Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Plum Public Shares from the Plum Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Plum Units, you must instruct such nominee to separate your Plum Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Plum Units to be split and the nominee holding such Plum Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Plum Public Shares and Plum Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Plum Public Shares from the Plum Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Plum Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Plum’s consent, until the Closing. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

Plum Public Shareholders may elect to exercise their redemption rights with respect to their Plum Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Plum Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Plum Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Plum Public Shares it holds and timely delivers its shares to the Transfer Agent, PubCo will redeem the related PubCo Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Plum Public Shares.

Prior to exercising redemption rights, Plum Shareholders should verify the market price of the Plum Class A Shares, as Plum Shareholders may receive higher proceeds from the sale of their Plum Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Plum Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Plum Class A Shares when you wish to sell your shares.

If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation Effective Time and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for your PubCo Common Shares only if you properly and timely demand redemption.

Each redemption of PubCo Common Shares by Plum Public Shareholders will reduce the amount in the Trust Account. Pursuant to Article 49.7 of the Plum Articles, if Plum does not consummate an Initial Business Combination by the Deadline Date, Plum will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Plum Public Shareholders and all Plum Warrants will expire worthless.

Q:     What are the material U.S. federal income tax consequences to the Plum Shareholders that are U.S. Holders as a result of the Domestication and Plum Amalgamation?

A:     As discussed more fully below in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Consequences of the Domestication and the Plum Amalgamation,” it is intended that the Domestication and the Plum Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”) or another form of reorganization within the meaning of Section 368(a) of the Code. If the Domestication and the Plum Amalgamation so qualify, the Plum Shareholders that are U.S. Holders (as defined below in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders”) should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication or the Plum Amalgamation, subject to the discussion contained herein regarding the “passive foreign investment company” (or “PFIC”) rules.

The rules governing the U.S. federal income tax treatment of the Domestication and the Plum Amalgamation are complex and will depend on a U.S. Holder’s particular circumstances. Furthermore, although the Domestication and the Plum Amalgamation are each intended to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code, and Plum and PubCo intend to report the Domestication and the Plum Amalgamation consistent with such qualification, such treatment is not a condition to Plum’s or PubCo’s or TRC’s obligation to complete the Business Combination. All Plum Shareholders and holders of Plum Public Warrants are urged to consult with, and rely solely upon, their own tax advisors regarding the potential tax consequences to them of the Domestication and the Plum Amalgamation, including the applicability and effect of the PFIC rules and other U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication and the Plum Amalgamation for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Consequences of the Domestication and the Plum Amalgamation — PFIC Considerations.”

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. Holder?

A:     The receipt of cash by a U.S. Holder in redemption of such shares will be a taxable event for U.S. federal income tax purposes. It is expected that a redeeming U.S. Holder will be treated as selling its PubCo Common Shares and will recognize capital gain or loss. There may be certain circumstances, however, in which the redemption will not be treated as a sale of PubCo Common Shares for U.S. federal income tax purposes, and the redemption will instead be treated as a distribution of cash from PubCo. Notwithstanding the foregoing, if Plum (or, after the Plum Amalgamation, PubCo) is treated as a PFIC at any time during a U.S. Holder’s holding period of Plum Class A Shares or PubCo Common Shares, unless a redeeming U.S. Holder has made certain elections, the gain recognized or proceeds received in the redemption may be subject to tax at ordinary income rates and an interest charge under a complex set of computational rules. For a more complete discussion of the U.S. federal income tax considerations of the exercise of redemption rights for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax Consequences of the Domestication and the Plum Amalgamation — Tax Consequences to U.S. Holders that Elect to Exercise Redemption Rights.”

Because the Domestication and the Plum Amalgamation will occur prior to the redemption of stock from U.S. Holders that exercise their redemption rights, such U.S. Holders will be subject to the potential tax consequences of the Domestication and the Plum Amalgamation. The tax considerations for U.S. Holders with respect to the Domestication and the Plum Amalgamation are discussed more fully in the subsection entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders — Tax of the Domestication and the Plum Amalgamation.”

All holders considering the exercise of their redemption rights should consult with, and rely solely upon, their own tax advisors with respect to the tax consequences to them under U.S. federal, state and local and non-U.S. tax laws of exercising such redemption rights.

Q:     What are the material federal tax consequences of the Business Combination to TRC Shareholders?

A:     As discussed more fully below in the subsection entitled “Material U.S. Federal Income Tax Considerations for TRC U.S. Holders — Tax Consequences of the TRC Amalgamation,” it is intended that the TRC Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the. If the TRC Amalgamation so qualifies, the TRC Shareholders that are U.S. Holders (as defined below in the subsection entitled “Material U.S. Federal Income Tax Considerations for TRC U.S. Holders”) should not recognize gain or loss for U.S. federal income tax purposes in connection with the TRC Amalgamation, subject to the discussion contained herein regarding the “passive foreign investment company” (or “PFIC”) rules.

The rules governing the U.S. federal income tax treatment of the TRC Amalgamation are complex and will depend on a U.S. Holder’s particular circumstances. Furthermore, although the TRC Amalgamation is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and TRC and PubCo intend to report the TRC Amalgamation consistent with such qualification, such treatment is not a condition to Plum’s or TRC’s obligation to complete the Business Combination. All TRC Shareholders are urged to consult with, and rely solely upon, their own tax advisors regarding the potential tax consequences to them of the TRC Amalgamation, including the applicability and effect of the PFIC rules and other U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the TRC Amalgamation for U.S. Holders, please see the subsection entitled “Material U.S. Federal Income Tax Considerations for TRC U.S. Holders.”

Q:     If I am a Plum Warrant Holder, can I exercise redemption rights with respect to my Plum Warrants?

A:     No. Plum Warrant Holders have no redemption rights with respect to Plum Warrants.

Q:     How do the Plum Public Warrants differ from the Plum Private Placement Warrants, and what are the related risks for any Plum Public Warrant Holders post-Business Combination?

A:     The Plum Private Placement Warrants (including the Plum Class A Shares issuable upon exercise of the Plum Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Initial Business Combination (except, among other limited exceptions, to Plum management and other persons or entities affiliated with Sponsor), and they will not be redeemable by Plum so long as they are held by the initial purchasers of the Plum Private Placement Warrants or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Plum Private Placement Warrants for cash or on a “cashless basis.” Otherwise, the Plum Private Placement Warrants have terms and provisions that are identical to those of the Plum Public Warrants, including as to exercise price, exercisability and exercise period. If the Plum Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Plum Private Placement Warrants will be redeemable by Plum in all redemption scenarios and exercisable by such holders on the same basis as the Plum Public Warrants

In connection with the consummation of the Business Combination, PubCo will assume the Plum Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each Plum Warrant will automatically, without any action on the part of its holder, be exchanged for a PubCo Warrant. Each such PubCo Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Plum Warrant immediately prior to the Plum Amalgamation Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Following the Business Combination, PubCo may redeem PubCo Public Warrants prior to their exercise at a time that is disadvantageous to the PubCo Public Warrant Holders, thereby making such PubCo Public Warrants worthless. More specifically:

•        PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the reported last sale price of the PubCo Common Shares has been at least $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which PubCo gives notice of such redemption and provided certain other conditions are met.

•        PubCo will have the ability to redeem outstanding PubCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of the PubCo Common Shares equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which notice of the redemption is given. Historical trading prices for the Plum Class A Shares have exceeded the $10.00 per share threshold at which the Plum Public Warrants (or, following the Business Combination, the PubCo Public Warrants) would become redeemable. In such a case, the PubCo Public Warrant Holders will be able to exercise their PubCo Public Warrants prior to redemption for a number of PubCo Common Shares determined by reference to a make-whole table. Please see the subsection entitled “Description of Securities — Warrants — Redemption of Plum Warrants for Cash When the Price Per Plum Class A Share Equals or Exceeds $10.00.” The value received upon exercise of the PubCo Public Warrants (1) may be less than the value the PubCo Public Warrant Holders would have received if they had exercised their PubCo Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the PubCo Public Warrant Holders for the value of the PubCo Public Warrants, including because the number of shares received is capped at 0.361 PubCo Common Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the PubCo Public Warrants.

In each case, PubCo may only call the PubCo Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each PubCo Public Warrant Holder.

Redemption of the outstanding PubCo Public Warrants could force PubCo Public Warrant Holders (i) to exercise PubCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such PubCo Public Warrant Holders to do so, (ii) to sell PubCo Public Warrants at the then-current market price when they might otherwise wish to hold their PubCo Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Public Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Public Warrants.

Q:     Do I have appraisal or dissent rights if I object to the proposed Business Combination?

A:     There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permit dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Plum Class A Shares and Plum Class B Shares in connection with the Business Combination. However, Plum Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” and the Plum Board has determined that the redemption proceeds payable to Plum Shareholders who exercise such redemption rights represents the fair value of those Plum Common Shares. Please see the subsection entitled “The Business Combination — Appraisal or Dissent Rights” for more information.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Domestication Proposal and the Business Combination Proposal are approved, Plum intends to use a portion of the funds held in the Trust Account to pay (a) a portion of Plum’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the Plum IPO and (c) for any redemptions of Plum Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of PubCo. See the sections entitled “The Business Combination” and “Proposal No. 2 — The Business Combination Proposal” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “Business Combination Agreement — Termination” for additional information regarding the parties’ specific termination rights. In accordance with the Plum Articles, if an Initial Business Combination is not consummated by the Deadline Date, Plum will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Plum Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding Plum Public Shares, which redemption will completely extinguish Plum Public Shareholders’ rights as Plum Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of Plum’s remaining Plum Shareholders and the Plum Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to Plum’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

Plum expects that the amount of any distribution Plum Public Shareholders will be entitled to receive upon Plum’s dissolution will be approximately the same as the amount they would have received if they had redeemed their Plum Public Shares in connection with the Business Combination, subject in each case to Plum’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Sponsor or Former Sponsor are not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Plum Warrants then-outstanding. Accordingly, in such an event, the Plum Warrants will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Plum Shareholders’ Meeting to be held on [•], 2025 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:     What is TRC?

A:     TRC is a mineral exploration company engaged in the acquisition, exploration, and development of rare earth mineral properties. TRC was incorporated under the BCBCA on June 25, 2018. The principal business of TRC is the exploration and development of rare earth elements (“REE”) through the Peak REE Project. TRC is a reporting issuer in British Columbia, Alberta and Ontario. Please see the section entitled “Business of TRC and Certain Information About TRC” for more information

Q:     What will Plum Shareholders receive in the Business Combination?

A:     Pursuant to the Plum Amalgamation, each Plum Common Share (which include both Plum Class A Shares and Plum Class B Shares) then issued and outstanding will be exchanged, on a one-for-one basis, for a PubCo Common Share, pursuant to the PubCo Articles and in accordance with the Plan of Arrangement.

Q:     What will Plum Warrant Holders receive in the Business Combination?

A:     At the Plum Amalgamation Effective Time, PubCo will assume the TRC Warrant Agreement and enter into such amendments thereto as are necessary to give effect to the provisions of the Business Combination Agreement, and each Plum Warrant then outstanding and unexercised will automatically, without any action on the part of its holder, be exchanged for a PubCo Warrant. Each PubCo Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Plum Warrant immediately prior to the Plum Amalgamation, except to the extent such terms or conditions are rendered inoperative by the Business Combination. Accordingly, effective following the Plum Amalgamation: (A) each PubCo Warrant will be exercisable solely for PubCo Common Shares; (B) the number of PubCo Common Shares subject to each PubCo Warrant will be equal to the number of Plum Class A Shares subject to the applicable Plum Warrant; and (C) the per share exercise price for the PubCo Common Shares issuable upon exercise of such PubCo Warrant will be equal to the per share exercise price for the Plum Class A Shares subject to the applicable Plum Warrant, as in effect immediately prior to the Plum Amalgamation.

Q:     What will Plum Unitholders receive in the Business Combination?

A:     At the Plum Amalgamation Effective Time, each Plum Unit then issued and outstanding will be exchanged for a PubCo Unit. At the TRC Amalgamation Effective Time, each PubCo Unit will automatically be detached and broken out into their component securities. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing, the PubCo Common Shares and PubCo Warrants will be listed on NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdiction in which it is currently a reporting issuer.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record, there are two ways to vote your Plum Class A Shares or Plum Class B Shares at the Plum Shareholders’ Meeting: (i) you can attend the Plum Shareholders’ Meeting (by way of online meeting option) and vote or (ii) you can vote by signing and returning the enclosed proxy card, or you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Plum Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Plum Common Shares, your Plum Common Shares will be voted as recommended by the Plum Board “FOR” each of the Proposals. If your Plum Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Plum Common Shares beneficially owned by you are properly counted. Beneficial Plum Shareholders who wish to vote by attending the Plum Shareholders’ Meeting virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their Plum Common Shares.

Q:     What will happen if I abstain from voting or fail to vote at the Plum Shareholders’ Meeting?

A:     At the Plum Shareholders’ Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals (assuming a quorum is present).

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Plum without an indication of how the Plum Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the Plum Shareholders at the Plum Shareholders’ Meeting.

Q:     If I am not going to attend the Plum Shareholders’ Meeting, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the Plum Shareholders’ Meeting or not, please read this proxy statement/prospectus carefully, and vote your Plum Common Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my Plum Common Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your Plum Common Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Plum believes the Proposals presented to Plum Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your Plum Common Shares without your instruction. Your bank, broker, or other nominee can vote your Plum Common Shares only if you provide instructions on how to vote. You should instruct your broker to vote your Plum Common Shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to Plum at the address listed below so that it is received by Plum prior to the Plum Shareholders’ Meeting or by attending the Plum Shareholders’ Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to Plum, which must be received prior to the Plum Shareholders’ Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Plum Common Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold Plum Common Shares. If you are a holder of record and your Plum Common Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your Plum Common Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Steven Handwerker, Chief Financial Officer

c/o Plum Acquisition Corp. III
2021 Fillmore St., #2089
San Francisco, California 94115
Email: steven@plumpartners.com
Tel: (929) 529-7125

You may also contact Plum’s proxy solicitor at:

[We expect to engage a proxy solicitation agent and incur customary fees in connection therewith.]

To obtain timely delivery, Plum Shareholders must request the materials no later than five business days prior to the Plum Shareholders’ Meeting.

You may also obtain additional information about Plum from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your Plum Public Shares, you will need to send a letter demanding redemption and deliver your Plum Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the Plum Shareholders’ Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Plum Public Shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor
New York, New York 10004-1561
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Plum is soliciting proxies on behalf of the Plum Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Plum will bear the cost of the solicitation. Plum has engaged [•] to assist in the solicitation of proxies and will pay [•] a fee of $[•], plus disbursements. Plum will reimburse [•] for reasonable and documented out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Plum will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Plum Class A Shares and in obtaining voting instructions from those owners. Plum management and Plum’s employees may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of Plum and TRC, to fully understand the proposed Business Combination and the Proposals to be considered at the Plum Shareholders’ Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

Plum

Plum is a blank check company incorporated as a Cayman Islands exempted company on February 5, 2021, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving Plum and one or more target businesses.

Plum’s securities are traded on the OTC Pink under the ticker symbols “PLMJF,” “PLMUF” and “PLMWF.” In connection with the Closing, the Plum securities will be no longer qualified on the OTC Pink.

The mailing address of Plum’s principal executive office is 2021 Fillmore St., #2089, San Francisco, California 94115, and its telephone number is (929) 529-7125.

TRC

TRC was incorporated under the BCBCA on June 25, 2018. The principal business of TRC is exploration and development of Rare Earth Elements (“REE”).

On July 14, 2021, TRC entered into an assignment and assumption agreement (the “SBQ Assignment Agreement”) with Peak 6891 LLC (“Peak”). Peak is party to an agreement dated June 1, 2021 with Sierra Blanca Quarry, LLC (“SBQ LLC”), Dennis Walker and Becky Dean Walker (the “SBQ Offtake Agreement”), pursuant to which Peak was granted the rights to acquire certain crushed tailings materials extracted by SBQ LLC from the Sierra Blanca Quarry, located in Hudspeth County in the State of Texas. Pursuant to the SBQ Assignment Agreement, on August 11, 2021, (the “SBQ Closing Date”), Peak assigned all of its rights and obligations under the SBQ Offtake Agreement to TRC. The Peak REE Project found within the Sierra Blanca Complex is located 68 miles southeast of El Paso, Texas. The project is located within the Sierra Blanca Quarry which is currently operational in the production of ballast material for the Union Pacific railway

TRC’s head office, principal address, registered address and records office is Suite 1500-1055 West Georgia Street, Vancouver, BC V6E 4N7. As of August 31, 2023, TRC’s common shares commenced trading on the TSX Venture Exchange (the “TSX-V”). TRC’s common shares are quoted in the United States on the OTC Markets under the symbol “USREF”.

PubCo

PubCo is a British Columbia corporation incorporated on August 8, 2024. PubCo will survive the Plum Amalgamation as PubCo and become the parent company of the amalgamated company resulting from the TRC Amalgamation upon the Closing. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing, the PubCo Common Shares and PubCo Public Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively.

The mailing address of PubCo’s principal place of business is at 2021 Fillmore St., #2089, San Francisco, California 94115, and its telephone number is (929) 529-7125. The mailing address of PubCo’s registered office is 2600 – 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1.

Amalco

Amalco is a British Columbia corporation incorporated on August 8, 2024. It is a wholly owned subsidiary of Plum.

The mailing address of Amalco’s registered office is 2600 – 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1. The mailing address of Amalco is 2021 Fillmore St., #2089, San Francisco, California 94115, and its telephone number is (929) 529-7125.

The Business Combination

On August 22, 2024, Plum, TRC, PubCo, and Amalco, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Plum will transfer by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and the Companies Act and domesticate as a British Columbia corporation in accordance with the BCBCA, (ii) Plum will amalgamate with PubCo, with PubCo surviving as PubCo in accordance with the terms of the Plan of Arrangement and (iii) TRC will amalgamate with Amalco, with the amalgamated company becoming a wholly owned subsidiary of PubCo in accordance with the terms of the Plan of Arrangement. For more information, see the section entitled “The Business Combination.”

TRC received the Interim Order on [•], 2025, which provided for the calling and holding of the Plum Shareholders’ Meeting, and the TRC Shareholders’ Meeting and certain other procedural matters. The full text of the Interim Order will be set out in Annex N — “Interim Order” herein. Subject to the terms of the Business Combination Agreement, and provided that the Plum Shareholders’ Approval is obtained at the Plum Shareholders’ Meeting and the TRC Shareholders’ Approval is obtained at the TRC Shareholders’ Meeting in the manner required by the Interim Order, TRC will reattend before the Court for the issuance of the Final Order.

The following diagram illustrates the organizational structure of Plum and TRC immediately prior to the Business Combination:

The following diagram illustrates the structure of PubCo immediately following the Business Combination. The percentages shown reflect the voting power and economic interests in PubCo on a combined basis, in each case assuming no redemptions, assuming illustrative redemptions or assuming maximum redemptions. Interests shown exclude (i) 9,416,666 PubCo Common Shares underlying the PubCo Public Warrants, (ii) 2,642,500 PubCo Common Shares underlying the PubCo Private Placement Warrants and Founder Warrants, (iii) the issuance of any shares upon the exercise of TRC Options to purchase up to a total of 2,118,829 PubCo Common Shares, (iv) the issuance of any shares upon the exercise of TRC Warrants to purchase up to a total of 4,738,834 PubCo Common Shares, (v) the issuance of up to a total of 3,153,915 PubCo Common Shares pursuant to TRC RSUs, (vi) the issuance of any shares upon the conversion of TRC Convertible Debt acquire up to a total of 5,750,475 PubCo Common Shares, or (vii) the issuance of 1,188,950 PubCo Common Shares to bankers, in each case that will remain outstanding following the Business Combination. Please see the subsection entitled “The Business Combination — Ownership of PubCo Common Shares After Closing” for additional assumptions used in calculating such percentages.

PubCo
(British Columbia. Canada Corporation)
TRC
(British Columbia. Canada Corporation)

Pursuant to the Plum Amalgamation, which will take place after the Domestication and on the date on which the closing of the Business Combination will occur (the “Closing” and such date the “Closing Date”):

(a)     each Plum Unit shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A Share, par value $0.0001 per share (a “Plum Class A Share”) and one-third of one Plum Warrant in accordance with the terms of the applicable Plum Unit;

(b)    each Plum Class A Share and Plum Class B ordinary share, par value $0.0001 per share (a “Plum Class B Share” and together with the Plum Class A Shares, the “Plum Common Shares”), will be exchanged on a one-for-one basis, for a common share in the authorized share capital of PubCo (a “PubCo Common Share”); and

(c)     each Plum Warrant shall automatically be converted into a warrant (each, a “PubCo Assumed Plum Warrant”) to purchase a number of PubCo Common Shares determined in accordance with the terms of such Plum Warrant.

On the Closing Date, pursuant to the TRC Amalgamation, among other things:

(a)     each TRC Common Share (other than any Cancelled TRC Shares or Dissenting Shares) shall automatically be exchanged for the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio (the aggregate of all such PubCo Common Shares, the “Arrangement Consideration Shares”). Any Arrangement Consideration Shares exchanged for TRC Common Shares which were subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the TRC Amalgamation Effective Time;

(b)    each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in the Plan of Arrangement;

(c)     each TRC Option shall be assumed by PubCo and converted into an option to purchase PubCo Common Shares (each, a “Converted TRC Option”), subject to the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such Converted TRC Option shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

(d)    each TRC RSU shall be assumed by PubCo and converted into a restricted stock unit in respect of PubCo Common Shares (each, a “Converted TRC RSU”), subject to the same terms and conditions as were previously applicable thereto, except that such Converted TRC RSU shall be in respect of a number of PubCo Common Shares equal to the product of (A) the number of shares previously subject to such TRC RSU and (B) the TRC Exchange Ratio;

(e)     each TRC Warrant shall automatically be converted into a warrant to purchase PubCo Common Shares (each, a “PubCo Assumed TRC Warrant”), and such PubCo Assumed TRC Warrant shall continue to be governed by the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such PubCo Assumed TRC Warrant shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

(f)     the TRC Convertible Debenture shall survive the TRC Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein); and

(g)    each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of TRC.

Dissent Rights.

To the extent available under the BCBCA, any TRC Common Shares that are outstanding immediately prior to TRC Amalgamation Effective Time and that are held by TRC Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of the BCBCA relevant to the exercise and perfection of dissenters’ rights with respect to such TRC Common Shares (the “Dissenting Shares”) shall not be exchanged for, and any such TRC Shareholder shall have no right to receive, any Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of TRC save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any TRC Shareholder who prior to TRC Amalgamation Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their TRC Common Shares pursuant to Section 245 of the BCBCA shall be treated in the same manner as a TRC Shareholder who did not give a notice of election to dissent pursuant to Section 242 of the BCBCA.

Conditions to Obligations of Each Party.

The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by PubCo, Plum and TRC:

•        The Plum Shareholders’ Approval shall have been obtained.

•        TRC Shareholders’ Approval shall have been obtained.

•        Each of the Interim Order and the Final Order shall have been granted.

•        All Regulatory Approvals shall have been obtained and any applicable waiting periods therefor shall have expired or been terminated.

•        The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.

•        No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.

•        The PubCo Common Shares and the PubCo Warrants shall have been accepted for listing on Nasdaq.

•        The distribution of the PubCo Common Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities Laws in Canada.

•        PubCo shall have paid the outstanding TRC and Plum transaction expenses as required by the Business Combination Agreement and the aggregate outstanding amount due under all working capital loans to Plum from Sponsor.

Conditions to Obligations of PubCo, Plum and Amalco.

The obligations of PubCo, Plum and Amalco to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PubCo, Plum and Amalco:

•        Subject to certain limitations and qualifications, each of the representations and warranties of TRC contained in the Business Combination Agreement shall be true and correct as of the Closing Date as if made on that date.

•        Each of the covenants of TRC to be performed prior to the Closing Date shall have been performed in all material respects.

•        TRC shall have delivered to Plum each of the deliverables required by the Business Combination Agreement.

•        No TRC Material Adverse Effect shall have occurred that is continuing.

Conditions to Obligations of TRC.

The obligations of TRC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TRC:

•        Subject to certain limitations and qualifications, each of the representations and warranties of PubCo, Plum and Amalco contained in the Business Combination Agreement shall be true and correct as of the Closing Date as if made on that date.

•        Each of the covenants of PubCo, Plum and Amalco to be performed prior to the Closing Date shall have been performed in all material respects.

•        No Plum Material Adverse Effect shall have occurred.

•        PubCo shall have delivered each of the deliverables required by the Business Combination Agreement.

•        PubCo shall have deposited with the Depositary the Exchange Fund and the Irrevocable Direction.

•        Effective as of the Closing, the directors and officers of PubCo and Amalco shall have resigned.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

•        by mutual written consent of TRC and Plum;

•        by written notice from TRC or Plum if the Closing shall not have occurred by July 30, 2025 (the “Agreement End Date”);

•        by written notice from TRC or Plum if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;

•        by written notice from TRC to Plum if, prior to obtaining the Plum Shareholders’ Approval, there has been a Plum Modification in Recommendation;

•        by written notice from Plum to TRC if, prior to obtaining TRC Shareholders’ Approval, there has been a TRC Modification in Recommendation;

•        by written notice from TRC or Plum if the Plum Shareholders’ Approval is not obtained at the Plum Shareholders Meeting;

•        by written notice from TRC to Plum at any time prior to receipt of TRC Shareholders’ Approval in connection with a TRC Superior Proposal or a TRC Intervening Event;

•        by written notice from TRC or Plum if the TRC Shareholders’ Approval shall not have been obtained at TRC Shareholders Meeting;

•        by written notice from Plum to TRC if (i) there is any breach of any representation, warranty or covenant of TRC such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure, and (ii) Plum is not in material breach of its representations, warranties or covenants under the Business Combination Agreement; or

•        by written notice from TRC to Plum if (i) there is any breach of any representation, warranty or covenant of Plum set forth in the Business Combination Agreement such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) TRC is not in material breach of its representations, warranties or covenants under the Business Combination Agreement.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either Party or its respective Affiliates, officers, directors, employees, shareholders or other Representatives, other than liability of any Party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses.

Each Party shall be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, PubCo shall pay the outstanding TRC Transaction Expenses and the outstanding Plum Transaction Expenses. Notwithstanding the foregoing:

•        If the Business Combination Agreement is validly terminated by Plum following a TRC Modification in Recommendation or by TRC following a TRC Superior Proposal, then TRC shall pay to Plum within two Business Days after any such termination, a fee equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of Plum, PubCo or Amalco in connection with the Business Combination Agreement. This termination fee shall constitute liquidated damages under the Business Combination Agreement and, if paid, shall be the sole and exclusive remedy of Plum, PubCo and Amalco against TRC arising out of such termination of the Business Combination Agreement.

•        If the Business Combination Agreement is validly terminated by TRC following a Plum Modification in Recommendation, then Plum shall pay to TRC within two Business Days after such termination the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of TRC in connection with the Business Combination Agreement. This termination fee shall constitute liquidated damages under the Business Combination Agreement shall be the sole and exclusive remedy of TRC against Plum, PubCo and Amalco arising out of such termination of the Business Combination Agreement.

Related Agreements

Sponsor Support Agreement

PubCo, Plum, TRC, Mercury Capital, LLC (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC (“Former Sponsor”), and certain other Plum Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a voting and support agreement on August 22, 2024 (the “Sponsor Support Agreement”) pursuant to which, among other things, each of the Sponsor Parties agreed to (i) refrain from transferring any of his, her or its Plum Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its Plum Shares and any additional Plum Shares he, she or it acquires prior to the Plum Shareholders’ Meeting in favor of each of the Plum Shareholder Proposals at the Plum Shareholders’ Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the Plum Governing Documents in connection with the Transactions.

A number of affiliated and unaffiliated investors (the “Former Sponsor Anchors”) are entitled to receive from Sponsor up to 2,030,860 Plum Class B Units (each consisting of one Plum Class B Shares and one-third of a warrant to acquire one Plum Class B Share (collectively, the “Sponsor Incentive Units”)) if they hold a certain number (their “Required Number”) of Plum Class A Shares on the closing date of the Business Combination. If Sponsor transfers any of the Sponsor Incentive Units to parties other than the Former Sponsor Anchors and any of the Former Sponsor Anchors are or become entitled to Plum Class B Units because they hold or held their Required Number at the closing of a business combination, Sponsor shall transfer such number of Plum Class B Units to such Former Sponsor Anchor from its own account. Prior to the Closing, Sponsor shall use its commercially reasonable efforts to consummate the PIPE Investment, including entering into agreements pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to the counterparties in connection with the concurrent execution by such Persons of PIPE Subscription Agreements. Prior to the Closing, Sponsor may to transfer Sponsor Incentive Units to Plum Public Shareholders in connection with (i) the concurrent execution by such Plum Public Shareholders of agreements not to elect to effect a Plum Share Redemption, or (ii) in the event such Plum Public Shareholders have already elected to effect a Plum Share Redemption, to incentivize such Plum Public Shareholders to unwind or facilitate the unwinding of their respective elections to effect a Plum Share Redemption. At the Closing, Sponsor shall irrevocably forfeit to PubCo for cancellation for no consideration any Sponsor Incentive Units which have not been transferred to the Former Sponsor Anchors, PIPE Investors or Plum Public Shareholders in the circumstanced described above.

TRC Securityholder Support Agreements

PubCo, Plum, TRC and the Key TRC Securityholders have entered into a voting and support agreement on August 22, 2024 (the “TRC Securityholder Support Agreement”) pursuant to which, among other things, each of the Key TRC Securityholders agreed to (a) refrain from transferring any of his, her or its TRC Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its TRC Common Shares and any additional TRC Common Shares he, she or it acquires prior to the TRC Shareholders Meeting in favor of each of the TRC Shareholder Proposals, including the TRC Arrangement Resolution, at the TRC Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

Registration Rights Agreement

Plum and the Sponsor Parties are parties to a registration rights agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, PubCo and the Sponsor Parties shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo (as successor-in-interest to Plum) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) PubCo shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the PubCo Common Shares (and any securities convertible into or exercisable for PubCo Common Shares) to be held by such Persons immediately following the Closing.

Sponsor Parties Lock-up Agreement

PubCo, Plum and the Sponsor Parties have entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, each Sponsor Party agreed that he, she or it shall not transfer any of his, her or its Plum Class B Shares (or any Plum Class A Shares issuable upon conversion thereof, or any securities into which Plum Class B Shares or Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) (“Lock-Up Shares”) until the date that is the day immediately following the six-month anniversary of the completion of the Business Combination (the “Lock-Up Restriction”); provided, however, that following the consummation of the Business Combination, (i) if a Stock Price Level equal to or greater than $15.00 is achieved, the Lock-Up Restriction shall expire with respect to one-third of the Lock-Up Shares held by each such person, (ii) if a Stock Price Level equal to or greater than $20.00 is achieved, the Lock-Up Restriction shall expire with respect to an additional one-third of the Lock-Up Shares held by each such person, and (iii) if a Stock Price Level equal to or greater than $25.00 is achieved, the Lock-Up Restriction shall expire with respect to the last one-third of the Lock-Up Shares held by each such person. For purposes hereof: (x) “Stock Price Level” means the daily volume weighted average closing sale price per share of the Plum Class A Shares as quoted on NASDAQ for any 20 Trading Days within any 30 consecutive Trading Day period and (y) “Trading Day” means any day on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are actually traded on the principal securities exchange or securities market on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are then traded.

Each Sponsor Party also agreed that he, she or it will not transfer any of his, her or its Private Placement Units, private placement shares, private placement warrants, Founder Units, founder warrants or Plum Class A Shares issued upon conversion or exercise thereof (or any securities into which any of the foregoing are converted or exchangeable pursuant to the Business Combination) until 30 days after the completion of the Business Combination.

PubCo Closing Articles

Pursuant to the terms of the Business Combination Agreement, the PubCo Closing Articles will become the articles of PubCo effective as of the Plum Amalgamation Effective Time. For more information about the PubCo Closing Articles, see the subsection entitled “The Business Combination — Related Agreements.”

Ownership of PubCo Common Shares after Closing

Upon consummation of the Business Combination, the TRC Shareholders and the Plum Shareholders will become PubCo Shareholders.

The issuance of PubCo Common Shares in the Business Combination will dilute the equity interests of Plum Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for PubCo Common Shares. Plum Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of PubCo Common Shares as part of the consideration in connection with the consummation of the Business Combination; and

•        the exercise of TRC Warrants.

The issuance of PubCo Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Plum Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in TRC will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Plum Shares will be diminished; or

•        the market price of PubCo Common Shares or TRC Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in TRC, as well as possible sources and extents of dilution for non-redeeming Plum Public Shareholders, assuming no additional redemptions by Plum Public Shareholders and the Maximum Redemption by Plum Public Shareholders. The calculations are based upon an assumed TRC Exchange Ratio of 0.88468850.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the vote on the Business Combination.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 14.9% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 151,833 Public Shares are redeemed for an aggregate redemption payment of approximately $1,715,747 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No additional redemption	%	Maximum Redemption	%
Plum Public Shareholders(1)	1,016,833	1.3%	865,000	1.2%
Sponsor and Former Sponsor(2)(3)	6,731,320	8.2%	6,731,320	8.2%
Parties to Non-redemption Agreements(3)	331,180	0.4%	331,180	0.4%
Plum Public Warrants(4)	9,416,666	11.5%	9,416,666	11.5%
Plum Founder Warrants and Private Placement Warrants(5)	2,642,500	3.2%	2,642,500	3.2%
Sponsor Warrants for Working Capital Note(6)	903,245	1.1%	903,245	1.1%
TRC public shareholders(7)	35,631,022	43.5%	35,631,022	43.6%
TRC option holders(8)	2,118,829	2.6%	2,118,829	2.6%
TRC RSUs(9)	3,153,915	3.9%	3,153,915	3.9%
TRC Warrantholders(10)	4,738,834	5.8%	4,738,834	5.8%
TRC Convertible Debt(11)	5,750,475	7.0%	5,750,475	7.0%
Bank Shares(12)	1,188,950	1.5%	1,188,950	1.5%
TRC Incentive Plan(13)	8,223,069	10.0%	8,207,886	10.0%
Total	81,846,838		81,679,822
Implied Per Share Value issued, outstanding and fully diluted(14)	$7.39		$7.35
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders)(15)	$7.41		$7.37

____________

(1)      Outstanding share numbers take into account the redemptions of 28,098,167 Plum Class A Shares that occurred in connection with extensions of Plum’s business combination deadline.

(2)      On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of Plum’s initial business combination. Pursuant to the Amended Purchase Agreement, the Former Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(3)      At Closing, 331,180 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares Plum Class A Shares will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Plum Class A Shares on connection with the extension of Plum’s business combination deadline.

(4)      The Plum Public Warrants are exercisable at $11.50 per share.

(5)      The 2,354,166 Plum Founder Warrants and 288,334 Plum Private Warrants are exercisable at $11.50 per share. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(6)      Assumes $1,454,867 is outstanding on the convertible note held by the Sponsor, convertible into PubCo Warrants at closing at $1.50 per Warrant.

(7)      35,674,480 TRC Common Shares are currently outstanding.

(8)      2,395,000 options to purchase TRC Common Shares are currently outstanding, exercisable at C$0.10 per share.

(9)      3,565,000 RSUs to acquire TRC Common Shares are currently outstanding, and will vest upon the closing of the Business Combination.

(10)    5,356,500 Warrants to purchase TRC Common Shares are currently outstanding, exercisable at C$2.50 per share.

(11)    C$200,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,000,000 TRC Common Shares plus 2,000,000 warrants to purchase 2,000,000 TRC Common Shares at C$0.15 per share. C$500,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,500,000 TRC Common Shares plus 2,500,000 warrants to purchase 2,500,000 TRC Common Shares at C$0.20 per share. Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSX-V immediately prior to such conversion date, subject to the policies of the TSX-V.

(12)    TRC will be obligated to issue 1,188,950 shares to its investment bankers in connection with the Transactions.

(13)    TRC’s board of directors has approved the Incentive Plan providing for the issuance of ten percent of the outstanding PubCo Common Shares, on a fully diluted basis, immediately following the closing, plus 1,000,000 shares.

(14)    Calculation of implied per share value assumes an enterprise value of $604.9 million of PubCo upon consummation of the Business Combination and a fully diluted share count with no redemptions of 81,846,838.

(15)    Calculation of implied per share value assumes an enterprise value of $601.7 million of PubCo upon consummation of the Business Combination and a fully diluted share count with max redemptions of 81,679,822.

Assuming no further redemptions of the Plum Shares, the combined company would have a pro forma valuation of approximately $818,468,380 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Assuming maximum redemptions of the Plum Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $816,798,220 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Please see the subsection entitled “The Business Combination — Total PubCo Common Shares to Be Issued in the Business Combination” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

The figures in the above table are presented only as illustrative examples and are based on assumptions described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself).

	Assuming Maximum Redemptions(1)
	Total Shares	Tangible Book Value Per Share
Plum net tangible book value per share as of September 30, 2024 (unadjusted)	151,833	(3.99)
Accretion (Dilution) of Plum Shareholders assuming the Redemption of Shares	nil	nil
Accretion (Dilution) of Plum Shareholders assuming the Exercise of Public Warrants(2)	9,416,666	11.25
Accretion (Dilution) of Plum Shareholders assuming the Exercise of Private Placement Warrants and Founder Warrants(3)	21,578,116	11.39
Initial offering price of Plum		$10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Business Combination		$11.39
Dilution to non-redeeming shareholders		$1.39

____________

(1)      Assumes that the Public Shareholders holding approximately 14.9% of the Public Shares exercise redemption rights with respect to their Public Shares.

(2)      Assumes 9,416,666 Public Warrants are exercised at an exercise price of $11.50 per share.

(3)      Assumes 2,354,166 Plum Founder Warrants and 288,334 Plum Private Warrants are exercised at an exercise price of $11.50 per share.

Description of PubCo Securities

If the Business Combination is successfully completed, TRC Shareholders and Plum Shareholders will become PubCo Shareholders, and their rights as PubCo Shareholders will be governed by PubCo’s organizational documents adopted at the Closing and the laws of the Province of British Columbia, Canada. Please see the section entitled “Description of PubCo Securities” elsewhere in this proxy statement/prospectus for additional information.

The TRC Board’s Reasons for Approval of the Business Combination

After careful consideration, the TRC Board unanimously recommends that TRC Shareholders vote “FOR” the approval of the Business Combination Proposal. Set forth below is a summary of TRC Board’s reasons for approval of the Business Combination.

Foreign companies have successfully utilized SPACs to gain access to the U.S. public markets. Subject to Nasdaq listing approval, the Business Combination would represent an uplisting from the TSX-V to Nasdaq for TRC. TRC’s ability to raise capital is currently restricted by its lack of coverage and limited float, as well as by its limited access to institutional investors. The Business Combination represents an opportunity for TRC to raise capital, receive additional coverage and gain higher visibility among retail investors and large institutional investors.

TRC evaluated numerous different opportunities to raise growth capital and continue to fund and expand its business operations. The TRC Board determined, based on the terms of the Business Combination, its review of letters of intent from numerous other potential business combination partners, the advice of its professional advisors, and a thorough canvassing of other financing opportunities reasonably available to TRC, that the proposed Business Combination represents the best potential option fund the short and long term growth of the company. Please see the subsection entitled “The Business Combination — The TRC Board’s Reasons for the Approval of the Business Combination.”

The Plum Board’s Reasons for Approval of the Business Combination

After careful consideration, the Plum Board unanimously recommends that Plum Shareholders vote “FOR” the approval of the Business Combination Proposal. The Plum Board did not retain an unaffiliated representative to act solely on behalf of the Plum Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. For a more complete description of the Plum Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Plum Board, see the subsection entitled “The Business Combination — Plum Board’s Reasons for Approving the Business Combination.”

Satisfaction of 80% Test

It is a requirement under the Plum Articles and NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Plum Board determined that the fair market value of TRC represents at least 80% of the net assets of Plum held in the Trust Account.

Extraordinary and General Meeting of Plum Shareholders

Date, Time and Place

The Plum Shareholders’ Meeting will be held both in person on [•], 2025 at 10:00 a.m., Eastern Time, virtually via live webcast at https://www [•], pursuant to the procedures described in this proxy statement/prospectus to consider and vote upon the Proposals.

Proposals

At the Plum Shareholders’ Meeting, Plum Shareholders will be asked to consider and vote upon the following Proposals:

•        The Domestication Proposal — To approve, by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the domestication of Plum (the “Domestication”) as a British Columbia corporation in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), including the adoption of the Domestication Articles (the “Domestication Proposal” or “Proposal No. 1”);

•        Business Combination Proposal — To approve, by Ordinary Resolution, the Business Combination Agreement, dated as of August 22, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum (“Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached hereto as Annex B, (i) Plum shall effect the Domestication, (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation (the “Business Combination Proposal” or “Proposal No. 2”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Advisory Organization Documents Proposals — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the PubCo Closing Articles are attached to the accompanying proxy statement/prospectus as Annex E. Proposal No. 3 is separated into sub-proposals submitted to Plum Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights as described in the following paragraphs (a)-(d):

(a)     the proposed PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)     the proposed PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3B”);

(c)     the proposed PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation” (the “Name Change Proposal” or “Proposal No. 3C”); and

(d)    the proposed PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Quorum Proposal and the Name Change Proposal, the “Sub-Proposals”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, for the purposes of complying with the rules of the Nasdaq Stock Market, the issuance of PubCo Common Shares pursuant to the PubCo Omnibus Equity Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 4”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex K;

•        Adjournment Proposal — If put to Plum Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Voting Power; Record Date

Only Plum Shareholders of record at the close of business on [•], 2025, the record date for the Plum Shareholders’ Meeting, will be entitled to vote at the Plum Shareholders’ Meeting. In respect of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal, each Plum Shareholder is entitled to one vote for each Plum Common Shares registered in its name as of the close of business on the record date. If a Plum Shareholder’s Plum Common Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 8,079,333 Plum Common Shares outstanding, of which 1,016,833 are Plum Public Shares and 7,062,500 are Plum Class B Shares held by Sponsor and Plum’s independent directors.

Proxy Solicitation

Proxies may be solicited by mail but also may be made by telephone, in person or by electronic means. Plum has engaged [•] to assist in the solicitation of proxies. If a Plum Shareholder grants a proxy, it may still vote its shares online if it revokes its proxy before the Plum Shareholders’ Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Plum Shareholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Plum Shareholders’ Meeting

A quorum of Plum Shareholders is necessary to hold a valid meeting. A quorum will be present at the Plum Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Plum attend virtually or in person or are represented by proxy at the Plum Shareholders’ Meeting. Abstentions will count as present for the purposes of establishing a quorum.

Approval of the Domestication Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. The Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Accordingly, a Plum Shareholder’s failure to vote by proxy or to vote online at the Plum Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Plum Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the Plum Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Recommendation to Plum Shareholders

The Plum Board believes that each of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if put) is in the best interests of Plum and recommends that Plum Shareholders vote “FOR” each Proposal being submitted to a vote of the Plum Shareholders at the Plum Shareholders’ Meeting.

When you consider the unanimous recommendation of the Plum Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Vote of the Sponsor Parties

Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination, each of the Sponsor Parties agreed to vote any Plum Common Shares owned by them in favor of an Initial Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that Sponsor will be prohibited from voting any Plum Class A Shares purchased by Sponsor following Plum’s public announcement of Plum’s intention to engage in the Transactions for or against the Transactions. The Sponsor Support Agreement applies to Sponsor Parties as it relates to the Plum Founder Shares and the requirement to vote all of the Plum Founder Shares in favor of the

Business Combination Proposal. As of the record date, the Sponsor Parties own 7,062,500 Plum Founder Shares, representing approximately 87.4% of the Plum Common Shares then outstanding and entitled to vote at the Plum Shareholders’ Meeting. The Sponsor Parties have agreed to waive any redemption rights with respect to Plum Class A Shares purchased in the Plum IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the Sponsor Parties are not entitled to redemption rights with respect to any Plum Founder Shares held by them in connection with the consummation of the Business Combination or upon Plum’s liquidation. The Plum Founder Shares will be worthless if no Business Combination is effected by Plum by the Deadline Date. However, the Sponsor Parties are entitled to redemption rights upon Plum’s liquidation with respect to any Plum Class A Shares they may own.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the Plum Board to vote in favor of the Business Combination, Plum Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, those of other Plum Public Shareholders generally. Plum’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Plum Shareholders that they approve the Business Combination. Plum Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Plum Articles, the Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares and have agreed to waive redemption rights with respect to any Plum Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares held by them if Plum fails to consummate the Initial Business Combination by July 30, 2025, or such later date as approved by Plum’s shareholders. If Plum does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the Plum Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Plum Public Shares, and the Plum Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since the Sponsor Parties directly or indirectly own Plum Common Shares and Plum Private Placement Warrants, Plum management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•        The fact that Former Sponsor paid an aggregate of approximately $25,000 for the 7,062,500 Plum Founder Units and Sponsor paid approximately $1 to Former Sponsor for 3,902,648 Plum Founder Units, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Class A Shares of $[•] per share on [•], 2025, the record date for the Plum Shareholders’ Meeting, resulting in a theoretical gain of $[•];

•        The fact that given the differential in the purchase price that Sponsor paid for the Plum Founder Shares as compared to the price of the Plum Units sold in the Plum IPO and the 3,902,648 PubCo Common Shares that Sponsor will receive upon conversion of the Plum Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Common Shares trade below the price initially paid for the Plum Units in the Plum IPO and the Plum Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor currently holds a pecuniary interest in, an aggregate of 1,867,443 Plum Founder Warrants, after separating the Founder Units into shares and warrants, that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Public Warrants of $[•] per warrant on [•], 2025, the record date for the Plum Shareholders’ Meeting;

•        The fact that certain members of Plum management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Plum management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Plum may obtain loans from Sponsor or an affiliate of Sponsor or any of Plum management to finance transaction costs in connection with the Initial Business Combination;

•        The Plum Articles provide that Plum renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Plum management on the one hand, and Plum, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Plum management to any other entity. Plum is not aware of any such corporate opportunities not being offered to Plum and does not believe that waiver of the corporate opportunities doctrine has materially affected Plum’s search for an acquisition target or will materially affect Plum’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event Plum is unable to complete an Initial Business Combination within the required time period, Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Plum Public Share, or such lesser amount per Plum Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Plum’s independent public accountants) for services rendered or products sold to Plum or (b) a prospective target business with which Plum has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the Company has borrowed certain amounts from the Sponsor pursuant to a promissory note which provides for up to $1,500,000 in working capital loans, and such borrowed amounts may be repaid, at the option of the Sponsor, in the form of PubCo Warrants at a price of $1.50 per warrant, to be issued at Closing;

•        The fact that Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Plum Shareholders rather than liquidate;

•        The fact that PubCo will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and Sponsor’s ownership of Plum Securities or its control or ability to influence Plum; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

In addition, members of TRC’s board of directors, management and various service providers of TRC have numerous contractual relationships with TRC of which the TRC board of directors was aware when it approved TRC entering into the Business Combination Agreement. Therefore, these individuals may have conflicts of interest in entering into and negotiating the terms of the Business Combination Agreement. For a complete description of these relationships, see “Certain Relationships and Related Transactions — TRC Relationships and Related Party Transactions”.

The table set forth below summarizes the existing interests in Plum private placement securities and the anticipated interests of Former Sponsor, Sponsor, Plum management, and the lender under a subscription agreement in PubCo as of Closing along with the value of such interests based on (i) in the case of Sponsor’s and Plum management’s interests, the closing price of the Plum Public Warrants and Plum Class A Shares as of [•], 2025, which would be lost if an Initial Business Combination is not completed by Plum by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price/Capital Contributions	Number of Plum Private Placement Shares	Number of Plum Private Placement Warrants	Value of Plum Private Placement Shares and Warrants	Number of PubCo Common Shares	Number of PubCo Warrants	Value of PubCo Common Shares and Warrants
Mercury Capital, LLC(1)	Sponsor	$1	0	0		4,964,828	1,867,443
Alpha Partners Technology Merger Sponsor, LLC(2)	Former Sponsor	$6,675,000	665,000	221,667		1,128,992	376,331
Palmeira Investment Limited(3)	Lender to Sponsor	$0	0	0		637,500	0
Kanishka Roy(4)	CEO & Chairman	$1	0	0		4,964,828	1,867,443
Steven Handwerker	CFO	$0	0	0		0	0
Hume Kyle	Director	$0	0	0		0	0
Alan Black	Director	$0	0	0		0	0
David Sable	Director	$0	0	0		0	0

____________

(1)      On December 27, 2023, Plum, Alpha Partners Technology Merger Sponsor, LLC, and Mercury Capital, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which Mercury Capital, LLC the Sponsor (i) purchased 3,902,648 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, and (ii) became entitled to 70% of the 2,030,860 Founder Units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such Founder Units are not allocated to investors who hold and do not redeem their Class A Shares of Plum at the time of Plum’s initial business combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(2)      Alpha Partners Technology Merger Sponsor, LLC paid an aggregate of $25,000 for 7,187,500 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, 125,000 of which were forfeited due to only a partial exercise of the over-allotment option. Additionally, Alpha Partners Technology Merger Sponsor, LLC purchased 665,000 private placement units at an aggregate price of $6,650,000. On December 27, 2023, Alpha Partners Technology Merger Sponsor, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which they sold 3,902,648 Founder Units to Mercury Capital, LLC, and put 2,030,860 Founder Units into escrow, of which they are entitled to 30% of the Founder Units in Escrow if they are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of the Company’s initial Business Combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(3)      Palmeira Investment Limited and Mercury Capital, LLC are party to a subscription agreement, dated January 3, 2024, pursuant to which Mercury Capital, LLC may raise funds to pay for extension payments and working capital on behalf of Plum Acquisition Corp. III. Pursuant to the terms of the subscription agreement, Mercury Capital, LLC will forfeit 0.85 Class B Shares for every $1.00 loaned under the agreement and cause Plum Acquisition Corp. III to issue such number of shares forfeited to Palmeira Investment Limited upon closing of the business combination. As of Mercury Capital LLC’s last drawdown under the subscription agreement, Palmeira Investment Limited had loaned $750,000 to Mercury Capital, LLC under the subscription agreement.

(4)      Kanishka Roy serves as manager for Mercury Capital, LLC and may be deemed to beneficially own shares held by Mercury Capital, LLC by virtue of his control over Mercury Capital, LLC. Mr. Roy disclaims beneficial ownership of such shares other than to the extent of his pecuniary interest in such shares.

Redemption Rights

Pursuant to the Plum Articles, a Plum Public Shareholder may request that PubCo redeem all or a portion of the PubCo Common Shares it receives in exchange for its Plum Public Shares for cash if the Business Combination is consummated. The redemption will take place following the TRC Amalgamation Effective Time and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. As a Plum Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a)     hold Plum Public Shares, or if you hold Plum Units, you elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising your redemption rights;

(b)     submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request to exercise your redemption rights with respect to all or a portion of your Plum Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Plum Public Shares and provide your legal name, phone number and address; and

(c)     deliver your Plum Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Plum Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on [•], 2025 (two business days before the Plum Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Plum Units must elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising their redemption rights with respect to the Plum Public Shares. If Plum Public Shareholders hold their Plum Units in an account at a brokerage firm or bank, such Plum Public Shareholders must notify their broker or bank that they elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants, or if a holder holds Plum Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Plum in order to validly exercise its redemption rights. Plum Public Shareholders may elect to exercise their redemption rights with respect to their Plum Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Plum Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Plum Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Plum Public Shares that it holds and timely delivers its shares to the Transfer Agent, PubCo will redeem the related PubCo Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the fund held in the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2025, this would have amounted to approximately $[•] per issued and outstanding Plum Public Share. If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation, and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. Please see the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Plum Public Shares.

Certain Information Relating to PubCo

PubCo/PubCo Board Before the Business Combination

Prior to the consummation of the Plum Amalgamation, the PubCo Board consists of Kanishka Roy and Steven Handwerker. In connection with the Amalgamations, the members of the Tactical Board will become the members of the PubCo Board.

PubCo Board and Executive Officers Following the Business Combination

The executive officers and directors of PubCo following the TRC Amalgamation will be as follows:

Name	Age	Position
Ranjeet Sunder	58	Chief Executive Officer and Director
Kuljit Basi	41	President, Executive Chairman and Director
Alnesh Mohan	53	Chief Financial Officer
Matthew Chatterton	44	Director
Manavdeep Mukhija	38	Director
J. Garry Clark	64	Director

Please see the section entitled “Management of PubCo After the Business Combination” elsewhere in this proxy statement/prospectus for biographies and additional information.

Listing of PubCo Common Shares and PubCo Warrants on the NASDAQ

PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of the NASDAQ. It is anticipated that upon the Closing the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively.

Delisting of Plum Common Stock and Deregistration of Plum

Plum and TRC anticipate that, following consummation of the Business Combination, the Plum Class A Shares, Plum Units and Plum Warrants will be no longer qualified on the OTC Pink, and Plum will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Plum Shareholders prior to the Business Combination and the rights of PubCo Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

The PubCo Closing Articles differ materially from the Plum Articles. The following table sets forth a summary of the principal differences between the Plum Articles and the PubCo Closing Articles. This summary is qualified by reference to the complete text of the Plum Articles, attached to this proxy statement/prospectus as Annex M, and the complete text of the form of PubCo Closing Articles, which are attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the PubCo Closing Articles in their entirety for a more complete description of its terms. Additionally, as the Plum Articles are governed by the Cayman Islands law and the PubCo Closing Articles will be governed by the BCBCA, we encourage shareholders to carefully consult the information set out under this section, “Proposal No. 3 — The Charter Proposal” and “Comparison of Corporate Governance and Shareholder Rights.”

	Plum Articles	PubCo Closing Articles
Governing Statute	The Companies Act (As Revised) of the Cayman Islands.	Business Corporations Act (British Columbia)
Corporate Name	Plum Acquisition Corp. III	Plum III Merger Corp.
Authorized Capital	200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, each with a par value of $0.0001 per share.	An unlimited number of common shares, par value of $0.0001 per share. See “Description of PubCo Securities” for a description of the rights and restrictions attached to the securities of PubCo.
Directors; Classes

The directors are divided into three classes: Class I; Class II; and Class III. The Class I directors stand appointed for a term expiring at Plum’s first annual general meeting, the Class II directors stand appointed for a term expiring at Plum’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at Plum’s third annual general meeting. Directors appointed to succeed those directors who terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

The directors are divided into three classes: Class I; Class II; and Class III. The Class I directors stand appointed for a term expiring at the first annual general meeting following the effectiveness of the PubCo Closing Articles, the Class II directors stand appointed for a term expiring at the second annual general meeting following the effectiveness of the PubCo Closing Articles, and Class III directors stand appointed for a term expiring at the third annual general meeting following the effectiveness of the PubCo Closing Articles.

	Plum Articles	PubCo Closing Articles
Notice of Shareholder Meeting	At least five clear days’ notice is given of any general meeting.

The board of directors of PubCo will have the power to call a meeting of shareholders. Under the BCBCA and in certain circumstances, shareholders can also requisition meetings.

The time period to provide notice of the time and place of a meeting of shareholders is not less than 21 days and not more than two months before the meeting.

Shareholder Written Consent in Lieu of a Meeting

No special business shall be transacted at any general meeting unless notice of such special business has been given in the notice convening that meeting. A resolution signed by all shareholders shall be as valid and effective as if the resolution had been passed at a general meeting of the company.

The shareholders may consent to all of the business that is required to be transacted at an annual general meeting of shareholders by unanimous written resolution, as provided for under the BCBCA.
Quorum

The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Subject to the special rights and restrictions attached to the shares of any class or series of shares of the company, a quorum is present at a meeting of shareholders if at least one shareholder, representing not less than five percent (5%) of the shares entitled to vote at such meeting, are present in person or represented by proxy.

Shareholder Vote; Casting Vote

In the case of an equality of votes, at either a general meeting or a meeting of directors, the chairman shall be entitled to a second or casting vote. Provisions of the memorandum and articles of association may be amended with the approval of a special resolution of the shareholders.

In the case of an equality of votes, at a meeting of shareholders, the chair of the meeting is not entitled to a second or casting vote. Provisions of the PubCo Closing Articles may be amended with a shareholder vote. In the case of an equality of votes at a meeting of directors, the chair of the meeting is entitled to a second or casting vote.

Advance Notice; Director Nominations; Shareholder Proposals;

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as directors at the annual general meeting must deliver notice to the principal executive offices of Plum not less than 120 calendar days before the date of Plum’s proxy statement released to members in connection with the previous year’s annual general meeting or, if the company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting

Nominations of persons for election to the board may be made for any annual meeting of shareholders, or for any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors by a nominating shareholder provided that the nomination is made, in the case of an annual meeting of shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting

	Plum Articles	PubCo Closing Articles

has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the company begins to print and send its related proxy materials.

of shareholders is to be held on a date that is less than 40 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors of the Corporation, not later than the close of business on the fifteenth (15th) day following the Notice Date. To be in proper form, the notice of nomination must include certain prescribed information about the nominating shareholder and the proposed nominee.

Shareholder proposals are otherwise governed by the provisions of the BCBCA.

Forum Selection	None.	None.
Takeovers by Interested Shareholders	None.	The PubCo Closing Articles will not include provisions with respect to takeovers of the company.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permits dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Plum Class A Shares and Plum Class B Shares in connection with the Business Combination. However, Plum Shareholders are still entitled to exercise the rights of redemption as set out in the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” and the Plum Board has determined that the redemption proceeds payable to Plum Shareholders who exercise such redemption rights represents the fair value of those Plum Common Shares. Please see the subsection entitled “The Business Combination — Appraisal or Dissent Rights” for more information.

Material Tax Considerations with Respect to the Business Combination and Ownership of PubCo Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on TRC expecting to have a majority of the voting power of the combined company, TRC conducting the ongoing operations of the combined entity, TRC comprising a majority of the governing body of the combined company, and TRC’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TRC issuing stock for the net assets of Plum, accompanied by a recapitalization. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of TRC. As it is expected the fair value of Plum Public Warrants and Plum Private Placement Warrants will have similar fair value as those of PubCo Public Warrants as of the Closing, no material impact into profit or loss is expected.

Risk Factor Summary

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to PubCo and TRC’s business and industry and the Business Combination are summarized below.

•        TRC’s financial statements have been prepared assuming that TRC will continue as a going concern.

•        We have a history of losses in every year since inception and will require additional financing to fund operations.

•        We will need to raise additional capital or financing to continue to execute and expand our business.

•        Our future performance is difficult to evaluate because we have had a limited operating history on which to base an evaluation of our business and properties.

•        The Peak REE Project is in the exploration stage.

•        There is no history of producing metals from the Peak REE Project and determining if mineral reserves in commercially exploitable quantities exist and any future development of such resources will be capital intensive.

•        Our exploration activities may not be commercially successful.

•        The Sierra Blanca Quarry has been leased pursuant to the Project Lease which expires by its terms in February 2028.

•        Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

•        Mineral operations are subject to market forces outside of our control which could negatively impact us.

•        We may be adversely affected by fluctuations in demand for, and prices of, rare earth minerals and products.

•        TRC competes with larger, better capitalized competitors in the mining industry.

•        Our business and our continued growth depends on our ability to complete the Phase 1 Technical Work Program at the Peak REE Project, which is our only rare earth mining project.

•        An increase in the global supply of REE products, dumping, predatory pricing and other tactics designed to inhibit our further expansion by our competitors could have a material adverse effect on our prospective profitability.

•        Increasing costs or limited access to raw materials, including chemical reagents, may adversely affect our profitability.

•        Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could

•        Permitting, licensing and approval processes are required for the operations at the Peak REE Project and obtaining and maintaining required permits and licenses is subject to conditions which may be unable to be achieved.

•        We are subject to significant governmental regulations, which affect operations and costs of conducting business.

•        Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on TRC as well as any other business in which we engage.

•        Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and result in the delay, suspension or termination of our operations.

•        Plum has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Plum Shareholders from a financial point of view.

•        Plum Shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them upon redemption of their shares.

•        Plum Shareholders will experience immediate dilution as a consequence of the issuance of the PubCo Common Shares as consideration in the Business Combination and the PIPE Investment.

•        Plum Warrants and TRC Warrants will become exercisable for PubCo Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Plum Shareholders.

•        The Nasdaq may not approve the listing of PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions.

•        If Plum is unable to complete the Business Combination or an alternative business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, Plum will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Plum Class A Shares. In such event, holders of Plum Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances) and Plum Warrants will expire worthless.

•        In the event of liquidation by Plum, third parties may bring claims against Plum and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Plum Shareholders could be less than $10.00 per share.

•        Plum’s securities have been delisted from Nasdaq which could make it more difficult to consummate the Business Combination.

•        Plum shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them.

•        TRC and Plum have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of PubCo’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate TRC and your investment decision.

•        The exercise of Plum’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Plum Shareholders’ best interest.

•        Citigroup Global Markets, Inc., Morgan Stanley & Co. LLC and William Blair & Company, L.L.C., the underwriters for Plum’s IPO, have waived their deferred underwriting fees.

•        Plum and TRC have incurred, and expect to continue to incur, significant transaction costs in connection with the Business Combination.

•        Plum’s board of directors has potential conflicts of interest in recommending that Plum Shareholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other proposals described in this proxy statement/prospectus.

•        The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

•        Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

•        The Sponsor, as well as Plum’s current and former officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of Plum Class A Shares vote.

•        PubCo will have broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

•        PubCo’s management has limited experience in operating a public company.

•        PubCo’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        Following the consummation of the Business Combination, PubCo may incur significant increased expenses and administrative burdens as a listed public company, which could have an adverse effect on its business, financial condition and results of operations.

•        TRC’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and the failure of PubCo to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its business and the market price of PubCo Common Shares.

•        PubCo may amend the terms of the warrants in a manner that may be adverse to holders of Plum Warrants with the approval by the holders of at least 50% of the then outstanding Plum Warrants.

•        PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•        There has been no prior market for PubCo’s Common Shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares.

•        The ability of holders of Plum Class A Shares to exercise redemption rights with respect to a large number of Plum Class A Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Plum Class A Shares.

•        We cannot be certain as to the number of Plum Class A Shares that will be redeemed and as to the potential impact to holders of Plum Class A Shares who do elect to redeem their Plum Class A Shares. There is no guarantee that the decision of a holder of Plum Class A Shares to redeem its Plum Class A Shares for a pro rata portion of the funds held in the Trust Account will put the shareholder in a better future economic position.

Market Prices and Dividends

PubCo

Historical market price information regarding PubCo is not provided because there is no public market for its securities.

PubCo has not paid any cash dividends on the PubCo Common Shares to date.

Plum

The Plum Units, Plum Class A Shares and Plum Public Warrants are currently qualified on the OTC Pink under the symbols “PLMUF”,” “PLMJF” and “PLMWF,” respectively. Each Plum Unit consists of one Plum Class A Share and one-third of one Plum Public Warrant. The Plum Units commenced trading on August 11, 2021. Commencing October 1, 2021, holders of Plum Units were permitted to elect to separately trade Plum Class A Shares and Plum Public Warrants included in the Plum Units.

The following table sets forth, for the period indicated, the high and low sales prices per Plum Unit, Plum Class A Share and Plum Public Warrant as reported on the NASDAQ or OTC Pink, as applicable, for the periods presented:

	Plum Units (PLMUF)		Plum Class A Ordinary Share (PLMJF)		Plum Public Warrants (PLMWF)
	High	Low	High	Low	High	Low
2024
Quarter ending December 31, 2024	$10.96	$9.90	$10.74	$9.82	$0.20	$0.04
Quarter ending September 30	$13.63	$10.71	$10.96	$10.77	$0.14	$0.03
Quarter ended June 30, 2024	$11.00	$10.56	$10.89	$10.63	$0.23	$0.05
Quarter ended March 31, 2024	$11.08	$10.56	$11.29	$10.50	$0.37	$0.07

2023
Quarter ended December 31, 2023	$10.73	$10.61	$10.83	$10.56	$0.10	$0.00
Quarter ended September 30, 2023	$10.64	$9.71	$11.05	$10.38	$0.36	$0.01
Quarter ended June 30, 2023	$10.65	$10.21	$11.35	$10.21	$0.12	$0.01
Quarter ended March 31, 2023	$12.27	$9.55	$10.80	$10.02	$0.16	$0.05

On August 22, 2024, the last trading date before the public announcement of the Business Combination, Plum Units, Plum Class A Shares and Plum Public Warrants closed at $11.40, $10.84 and $0.077, respectively.

Plum has not paid any cash dividends on the Plum Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

TRC

The TRC Common Shares are currently listed on the TSXV under the symbol “RARE”. The TRC Common Shares began trading on the TSXV on August 31, 2023. The TRC Common Shares are also quoted on the OTC Markets under the symbol “USREF.”

The following table sets forth, for the period indicated, the high and low sales prices per TRC Common Share as reported on the TSXV for the periods presented:

	High	Low
2024
Quarter ended December 31, 2024	C$0.560	C$0.245
Quarter ending September 30, 2024	C$0.670	C$0.250
Quarter ended June 30, 2024	C$0.400	C$0.085
Quarter ended March 31, 2024	C$0.150	C$0.040
2023
Quarter ended December 31, 2023	C$0.100	C$0.025
Quarter ended September 30, 2023	C$0.200	C$0.100
Quarter ended June 30, 2023	C$0.300	C$0.160
Quarter ended March 31, 2023	C$0.500	C$0.250

On August 22, 2024, the last trading date before the public announcement of the Business Combination, TRC Common Shares closed at $0.25.

TRC has also not paid any dividends since incorporation. The amount of future cash dividends, if any, is not assured and will be subject to the discretion of the TRC Board. See “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Plum Shareholders’ Meeting. The following risk factors apply to the business of TRC, the operation of the business by TRC and will also apply to the business and operations of PubCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” PubCo may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair PubCo’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context requires otherwise, as used herein, references to “we,” “us,” “our,” and “ours” refer both to the business of TRC and its subsidiaries as presently conducted, as well as the business of PubCo and its subsidiaries following the Business Combination.

Risks Relating to TRC’s Business and Industry

TRC’s financial statements have been prepared assuming that TRC will continue as a going concern.

Our financial statements have been prepared assuming that TRC will continue as a going concern. TRC has an accumulated deficit from inception through July 31, 2024, of approximately $8,615,197, has yet to achieve profitable operations, and projects further losses in the development of its business. TRC’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due.

There can be no assurance that TRC will be able to raise the necessary capital to fund its expected operating expenses. We have no firm commitments for equity or debt financing and any financing that may be obtained will be on a best efforts basis. Based on these factors, there is substantial doubt as to TRC’s ability to continue as a going concern for a period of twelve months from the issuance date of its most recent audited financial statements. The failure to obtain sufficient financing may cause us to curtail or discontinue operations.

We have a history of losses in every year since inception and will require additional financing to fund operations. Failure to obtain additional financing could have a material adverse effect on our financial condition and results of operation and could cast uncertainty on our ability to continue as a going concern in future periods.

During the fiscal year ended July 31, 2024, we had no revenues. For the fiscal year ended July 31, 2024, our net loss was approximately $2.6 million and our accumulated deficit at July 31, 2024 was approximately $8.6 million. At July 31, 2024, our cash position was approximately $0.03 million and our working capital deficit was approximately $1.4 million. There can be no assurance that the Peak REE Project will ever commence commercial production.

We will need to raise additional capital or financing to continue to execute and expand our business.

We will need to raise additional capital to support operations and execute on our business plan, which may include the issuance of equity or convertible debt securities. There is no guarantee that we will be able to raise additional capital on a timely basis or on acceptable terms. To the extent that we raise additional funds by issuing equity or convertible debt securities, TRC shareholders, PubCo Shareholders and Plum Shareholders may experience additional dilution. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. Further, we may incur substantial costs in pursuing such capital and/or financing. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings.

Our future performance is difficult to evaluate because we have had a limited operating history on which to base an evaluation of our business and properties.

We have not realized any revenues to date from the sale of rare earth minerals and our operating cash flow needs have been financed through the issuances of debt and equity raises and not through cash flows derived from our operations. As a result, we have little historical financial and operating information available to help you evaluate our performance. Any investment in TRC should be considered a high-risk investment because investors will be placing funds at risk in an early stage, under-capitalized business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in TRC unless they can afford to lose their entire investment. Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive industry. Our operating history has been limited to the acquisition and sampling of the tailings from the Peak REE Project which does not yet provide a meaningful basis for an evaluation of the Peak REE Project. Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether the Peak REE Project contains commercial quantities of mineral reserves or, if it does, that it will be operated successfully. We anticipate that we will continue to incur significant operating costs without realizing any revenues for the foreseeable future.

The Peak REE Project is in the exploration stage. There is no assurance that TRC can establish the existence of any mineral reserve from the Peak REE Project in commercially exploitable quantities. Until then, we cannot earn any revenues from the Peak REE Project, and our business could fail.

We have not established that the Peak REE Project contains any commercially exploitable quantities of mineral reserve, nor can there be any assurance that we will be able to do so. The probability of the Peak REE Project ever having a commercially exploitable mineral reserve that meets the requirements of the SEC may be remote. Even if we do eventually discover commercially exploitable quantities of mineral reserve on the Peak REE Project, there can be no assurance that it can be developed into a producing mine and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through sampling, to determine the optimal metallurgical process to extract the metals from the tailings and, in the case of new properties, to construct processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of a mineral deposit or reserves.

The Peak REE Project is a high-risk project and investors should not make an investment in TRC unless you have the ability to lose your entire investment.

There is no history of producing metals from the Peak REE Project and determining if mineral reserves in commercially exploitable quantities exist and any future development of such resources will be capital intensive.

There is no history of producing metals from the Peak REE Project. The Peak REE Project is an exploration stage property in the early stage of exploration and evaluation. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from the Peak REE Project will be subject to permitting and construction of processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•        verifying reserves and commercial viability, including the ability to find sufficient REE reserves to support a commercial mining operation;

•        the timing and cost, which can be considerable, of further exploration, permitting and construction of infrastructure and processing facilities;

•        the availability and costs of exploration personnel, skilled labor and processing equipment, if required;

•        the availability and cost of appropriate smelting and/or refining arrangements, if required, and securing a commercially viable sales outlet for our products;

•        compliance with environmental and other governmental approval and permit requirements;

•        the availability of funds to finance exploration, development and construction activities, as warranted;

•        potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;

•        potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and

•        potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of the Peak REE Project and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during development, construction and mine start-up activities. Accordingly, TRC’s activities may not result in profitable processing operations and TRC may not succeed in establishing processing operations or profitably producing metals with respect to the Peak REE Project.

If we establish the existence of a mineral reserve in the Peak REE Project in a commercially exploitable quantity, we will require additional capital in order to fund our costs to develop the property into a producing mine.

TRC will be required to expend significant funds to determine if mineral reserves in commercially exploitable quantities exist in the Peak REE Project, and then TRC will be required to expend substantial additional sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. There is no assurance that any project level financing can ever be obtained. As such, there is no assurance that the necessary financing can be obtained to develop necessary facilities and infrastructure to accomplish our goals. Although TRC may derive substantial benefits from the discovery of a major mineral deposit, there can be no assurance that such a deposit will be large enough to justify commercial operations, nor can there be any assurance that TRC will be able to raise the funds at the level required for development on a timely basis.

Our exploration activities may not be commercially successful.

Our long-term success depends on our ability to identify mineral deposits in the Peak REE Project or other properties we may acquire that we can then develop into commercially viable processing operations. Our belief that the Peak REE Project contains commercially exploitable minerals has been based solely on preliminary tests that TRC has conducted and data provided by our third-party expert. There can be no assurance that the tests and data upon which we have relied is correct or accurate and, accordingly, there is no assurance that the Peak REE Project contains commercially exploitable minerals. Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive. The inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs. The success of mineral exploration and development is determined in part by the following factors:

•        the identification of potential mineralization based on analysis;

•        the availability of exploration permits;

•        the quality of our management and our geological and technical expertise; and

•        the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through analysis, to develop metallurgical processes to extract metal, and to develop the processing facilities and infrastructure at any site chosen for processing. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection. Any one or a combination of these factors may result in us not receiving an adequate return on our investment in TRC or any other mineral project we may pursue. The decision to abandon a project will have an adverse effect on the market value of our securities and our ability to raise future financing.

The Sierra Blanca Quarry has been leased to Sierra Blanca Quarry, LLC (“SBQ”) pursuant to Mining Lease M-11469 (the “Project Lease”), which expires by its terms in February 2028.

The Project Lease is between SBQ and the State of Texas. All of TRC’s rights under the Offtake Agreement are subject to the continued existence of the Project Lease. TRC has no right to cause SBQ to extend the Project Lease after the expiration of its term. TRC also has no right to cause SBQ to continue to mine the Project Lease and provide TRC with a continuous stream of tailings. If SBQ decides to let the Project Lease expire, TRC would lose all access to the Project Lease and the tailings located thereon. This would effectively prevent TRC from conducting any extraction of REEs from the mine tailings. TRC does have an option to acquire all of the membership interests in TRC. However, if TRC were to acquire SBQ, TRC would then be in the business of running SBQ’s mining operations. TRC’s management has no history of operating such a mining operation.

Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

•        environmental hazards;

•        power outages;

•        metallurgical and other processing problems;

•        personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;

•        inability to obtain suitable or adequate machinery, equipment, or labor;

•        metals losses;

•        fluctuations in exploration, development and production costs;

•        labor disputes;

•        unanticipated variations in grade;

•        mechanical equipment failure; and

•        periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, the Peak REE Project, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. TRC may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. TRC may suffer a material adverse effect on its business if not covered by insurance policies. TRC operations may contain significant uninsured risks which could negatively impact future profitability.

Any exploration of the Peak REE Project contains and will contain certain risks, including unexpected or unusual operating conditions. It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate our investment in TRC as well as result in increased costs and a decline in the value of our investment.

Mineral operations are subject to market forces outside of our control which could negatively impact us.

The marketability of minerals is affected by numerous factors beyond our control including market fluctuations, government regulations relating to prices, taxes, royalties, allowable production, imports, exports and supply and demand. One or more of these risk elements could have an impact on the costs of TRC’s operations and, if significant enough, could impact our investment.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth minerals and products.

Our goal is for TRC to derive revenues from the sale of rare earth and related minerals. Changes in demand for, and the market price of, these minerals could significantly affect us. The value and price of our securities and our financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries (including specifically China and the U.S.’s relationship with China at any given time) that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REE production operations, impair asset values and if reserves are established on our prospects, reduce our proven and probable rare earth reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally would be beneficial to us. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing REE or other metals. We likely are at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, most of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

TRC competes with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. TRC will require significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over TRC. TRC faces strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, TRC may not be able to acquire financing, personnel, technical resources or attractive mining properties on acceptable terms, if at all.

The actual amount of capital required for the Phase 1 Technical Work Program at the Peak REE Project may vary materially from our current estimates, in which case we may need to raise additional funds, which could delay completion and have a material adverse effect on our business, financial condition and results of operations.

The anticipated funding required to complete the Phase 1 Technical Work Program at the Peak REE Project is based on certain estimates and assumptions we have made about the additional equipment, labor, permits and other factors required to complete the project. If any of these estimates or assumptions change, the actual timing and amount of capital required to complete the Phase 1 Technical Work Program may vary materially from what we anticipate. Additional funds may be required in the event of significant departures from our current plans, unforeseen delays, cost overruns, engineering design changes or other unanticipated events or expenses. There can be no assurance that additional financing will be available to us, or, if available, that it can be obtained on a timely basis and on commercially acceptable terms.

Our business and our continued growth depends on our ability to complete the Phase 1 Technical Work Program at the Peak REE Project, which is our only rare earth mining project.

Our only rare earth mining project at this time is at the Peak REE Project. Our business and our continued growth will be based on successfully completing the Phase 1 Technical Work Program and reaching anticipated production rates for the production of REEs in accordance with our expected timeframe. The deterioration or destruction of any part of the Peak REE Project, or a delay in the procurement of any necessary equipment, may significantly hinder our ability to reach or maintain anticipated production rates within the expected time frame or at all. If we are unsuccessful in reaching and maintaining expected production rates for REEs at the Peak REE Project, within expected time frames or at all, we may not be able to build a sustainable or profitable business as currently expected or at all.

The success of our business will depend, in part, on the growth of existing and emerging uses for REE products.

The success of our business will depend, in part, on the growth of existing and emerging uses for rare earth products. Our strategy is to develop rare earth products which are used in critical existing and emerging technologies, such as hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies. The success of our business depends on the continued growth of these end markets and successfully commercializing rare earth products in such markets. If the market for these critical existing and emerging technologies does not grow as we expect, grows more slowly than we expect, or if the demand for our products in these markets decreases, then our business, prospects, financial condition and operating results could be harmed. In addition, the market for these technologies, particularly in the automotive industry, tends to be cyclical, which exposes us to increased volatility, and it is uncertain as to how such macroeconomic factors will impact our business. Any unexpected costs or delays in the commercialization of our expected products, or less than expected demand for the critical existing and emerging technologies that use rare earth products, could have a material adverse effect on our financial condition or results of operations.

Our ability to generate revenue will be diminished if we are unable to compete with substitutions for the rare earth minerals that we intend to mine.

Technology changes rapidly in the industries and end markets that we expect to utilize our materials. If these industries introduce new technologies or products that no longer require the rare earth materials we intend to mine to function or suitable substitutes become available, it could result in a decline in demand for our rare earth minerals. If the demand for our rare earth minerals decreases, it will have a material adverse effect on our business and the results of our operations and financial condition.

An increase in the global supply of REE products, dumping, predatory pricing and other tactics designed to inhibit our further expansion by our competitors could have a material adverse effect on our prospective profitability.

The pricing and demand for REEs is affected by a number of factors beyond our control, including growth of economic development and the global supply and demand for REE products. According to a study from the Brooking’s Institution, China presently produces some 60% of the world’s rare earth elements and processes 85% of them China also dominates the manufacture of metals and NdFeB magnets from rare earths, capabilities that are not currently present in the United States, and the Chinese Central Government regulates production via quotas and environmental standards. Over the past few years, there has been significant restructuring of the Chinese markets in line with China Central Government policy. Assuming that we reach anticipated production rates for REEs, the increased competition may lead our competitors to engage in predatory pricing or other behaviors designed to inhibit our further expansion. Any increase in the amount of REEs and rare earth products exported from other nations and increased competition may result in price reductions, reduced margins or loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.

A power shortage at the Peak REE Project could temporarily delay processing operations and increase costs, which could have a material adverse effect on our business, financial condition and results of operations.

Operations relating to our Peak REE Project currently rely on electricity provided by a single utility company. Instability in electrical supply could cause sporadic outages and brownouts and result in temporary interruptions of processing operations. If power to the Peak REE Project is disrupted during certain phases of our REE extraction process, we may incur significant delays and expenses that may adversely impact our ability to generate future revenues.

Increasing costs or limited access to raw materials, including chemical reagents, may adversely affect our profitability.

We intend to use significant amounts of chemical reagents to process REEs. On-site production of these reagents could be delayed and any production could be hampered by any disruptions in the process used to produce these chemicals. A significant increase in the price, or decrease in the availability of these chemicals before we restart our ability to produce them on-site, or restrictions imposed by environmental regulations or law on chemical use, could materially increase our operating costs and adversely affect our profit margins and production volumes.

Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could decrease our competitiveness or impair our ability to supply REE products to future customers, which could adversely affect our results of operations.

We expect to transport our products to future customers wherever they are located. Finding affordable and dependable transportation will be important because it will allow us to supply customers around the world. Labor disputes, embargos, government restrictions, work stoppages, pandemics, derailments, damage or loss events, adverse weather conditions, other environmental events, changes to rail or ocean freight systems or other events and activities beyond our control could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.

We will need to process REEs to exacting specifications in order to provide future customers with a consistently high-quality product. An inability to perfect the mineral extraction processes to meet individual customer specifications could have a material adverse effect on our business, financial condition and results of operations.

Upon the completion of our Phase 1 Technical Work Program, we will need to be able to process REEs to meet customer needs and specifications and to provide customers with a consistently high-quality product and to meet ever-stricter purity requirements. An inability to perfect the mineral extraction processes to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations. In addition, customer needs and specifications may change with time. Any delay or failure in developing processes to meet changing customer needs and specifications may have a material adverse effect on our financial condition or results of operations.

A shortage of skilled personnel may further increase operating costs, which could have a material adverse effect on our results of operations.

Efficient production of REEs using modern techniques and equipment will require skilled management, scientific, technical, marketing and support personnel. In addition, optimization and eventual downstream efforts will significantly increase the number of skilled operators, maintenance technicians, engineers and other personnel required to successfully operate our business. In the event that we are unable to hire, train and retain the necessary number of skilled management, scientific, technical, marketing and support personnel, there could be an adverse impact on our labor costs and our ability to reach production in a timely manner, which could have a material adverse effect on our results of operations.

We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure.

We depend upon information technology systems in the conduct of our operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information or the corruption of data. Various measures have been implemented to manage our risks related to information technology systems and network disruptions. However, given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to downtimes, operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Legal, Compliance and Regulations

Permitting, licensing and approval processes are required for the operations at the Peak REE Project and obtaining and maintaining required permits and licenses is subject to conditions which may be unable to be achieved.

Both mineral exploration and extraction at the Peak REE Project requires permits from various federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits currently required include (i) an operating plan for the conduct of exploration and development approved by the Texas General Land Office (“GLO”), (ii) an operating plan for production approved by the GLO, and (iii) reporting to and compliance with regulations of the Texas Commission of Environmental Quality. If TRC recovers uranium at the Peak REE Project, it will be required to obtain a source material license from the United States Nuclear Regulatory Commission. TRC may also be subject to the reporting requirements and regulations of the Texas Department of Health. Such licenses and permits are subject to changes in regulations and changes in various operating circumstances. Companies that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for TRC’s activities is subject to the discretion of government authorities, and TRC may be unable to obtain or maintain such permits. Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis. There can be no assurance that TRC will be able to obtain or maintain any of the permits required for the continued exploration or development of the Peak REE Project (or any other of our mineral properties that we may subsequently acquire) or for the construction and operation of a mine on our properties that we may subsequently acquire at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We are subject to significant governmental regulations, which affect operations and costs of conducting business.

Our current and future operations are and will be governed by laws and regulations, including:

•        laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;

•        laws and regulations related to exports, taxes and fees;

•        labor standards and regulations related to occupational health and mine safety;

•        environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and

•        other matters.

Corporations engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. TRC may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on TRC’s business and cause increases in capital expenditures or require abandonment or delays in exploration.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on TRC as well as any other business in which we engage.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on TRC and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of TRC’s operations or any other mineral projects we may pursue.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and result in the delay, suspension or termination of our operations.

The exploration, future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to TRC, which have been caused by previous or existing owners or operators of the properties, may exist on the properties comprising the Peak REE Project. It is possible that these properties could be located on or near the site of a Federal Superfund cleanup project; as such, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act restricts the emission of air pollutants from many sources, including mining and processing activities. Our processing operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency (“EPA”), other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around the Peak REE Project. While currently SBQ is the legal and beneficiary holder of the Project Lease and the agreement between SBQ and TRC for the Peak REE Project is solely related to the sale and purchase of tailings such that TRC is not bound by any environmental liabilities related to the Quarry mining activity at this time, TRC’s future operations, including the exercise of its option to acquire SBQ, could expose TRC to potential environmental claims. There can be no assurance that any defense of such claims will be successful. A successful claim against TRC could have an adverse effect on not only TRC, but us and our business prospects, financial condition and results of operation.

Land reclamation requirements for the Peak REE Project may be burdensome and expensive.

Although variability exists by location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•        control dispersion of potentially deleterious effluents;

•        treat ground and surface water to drinking water standards; and

•        reasonably re-establish pre-disturbance land forms and vegetation.

In accordance with GLO lease/prospecting permits, all the areas impacted by the surface operations shall be reclaimed upon completion of the activity, including (a) removal of all trash, debris, plastic and contaminated soil by off-site disposal, and (b) upon completion of surface grading, the soil surface shall be left in a roughened condition to negate wind and enhance water infiltration.

In order to carry out reclamation obligations imposed on TRC in connection with potential development activities, TRC must allocate financial resources that might otherwise be spent on further exploration and development programs. TRC plans to set up a provision for reclamation obligations on its properties, as appropriate, but this provision may not be adequate. If TRC is required to carry out unanticipated reclamation work, its financial position could be adversely affected.

Mining presents potential health risks; payment of any liabilities that arise from these health risks may adversely impact TRC.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals can result in specific potential health risks. Symptoms of these associated diseases may take years to manifest. Failure to comply with health and safety standards could result in statutory penalties and civil liability. TRC does not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences could have a material, adverse impact on TRC.

There may be challenges to the title of the Peak REE Project or any other mineral properties that we may acquire.

We expect that any additional properties to be acquired by TRC (with respect to any other opportunities) will be by unpatented claims or by lease from those owning the property. The lease of the Peak REE Project property was issued by the State of Texas. In addition, we are not parties to the lease and do not have the right to cause its extension. Also, if SBQ’s contract to supply ballast to Union Pacific Railroad were to terminate, SBQ would no longer have any reason to continue mining operations at the quarry. The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application. We cannot assure you that the validity of TRC’s titles to its properties or our title to properties we may purchase in the future will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of TRC’s or our titles with respect to any future properties are not upheld, such an event would have a material adverse effect on TRC.

Risks Related to Plum, PubCo and the Business Combination

Plum has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Business Combination consideration is fair to Plum Shareholders from a financial point of view.

Plum is not required to, and has not, obtained an opinion from an independent investment banking firm that the consideration it is paying for TRC in the Business Combination is fair to Plum Shareholders from a financial point of view. Plum is also not required to, and has not, obtained any third party report, opinion or appraisal in establishing a valuation for TRC. The Plum Board relied on the financial skills and background of its officers and directors in determining the value of TRC and in making its assessment of the Business Combination. Plum Shareholders will be relying on the judgment of the Plum Board with respect to such matters and assuming the risk that the Plum Board may not have properly valued such business or may have been incorrect in its assessment of the Business Combination.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Following the closing of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on PubCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Plum cannot assure you that the due diligence conducted in relation to TRC has identified all material issues or risks associated with TRC, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and PubCo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on PubCo’s financial condition and results of operations and could contribute to negative market perceptions about the securities or PubCo. Accordingly, any shareholders of Plum who choose to remain PubCo shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or joint proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

If, after Plum distributes the proceeds in the trust account to the public shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Plum and the Plum Board may be exposed to claims of punitive damages.

If, after Plum distributes the proceeds in the trust account to the public shareholders, Plum files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Plum that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by Plum’s shareholders. In addition, the board of directors may be viewed as having breached its fiduciary duty or having acted in bad faith, thereby exposing it and us to claims of damages. Plum cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to the public shareholders, Plum files a bankruptcy petition or an involuntary bankruptcy petition is filed against Plum that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Plum shareholders and the per share amount that would otherwise be received by Plum Shareholders in connection with Plum’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to the public shareholders, Plum files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against Plum that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in Plum’s liquidation estate and subject to the claims of third parties with priority over the claims of Plum Shareholders. To the extent any liquidation claims deplete the trust account, the per-share amount that would otherwise be received by Plum Shareholders in connection with our liquidation would be reduced.

Plum Shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them upon redemption of their shares.

If Plum is forced to enter into an insolvent liquidation, any distributions received by Plum Shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, Plum was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Plum Shareholders. Furthermore, the directors may be viewed as having breached their fiduciary duties to Plum or its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Plum cannot assure you that claims will not be brought against Plum for these reasons.

Plum Shareholders will experience immediate dilution as a consequence of the issuance of the PubCo Common Shares as consideration in the Business Combination and the PIPE Investment.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each TRC Common Share will be cancelled and converted into the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio. In addition, the PIPE Investors shall purchase PubCo Common Shares pursuant to the PIPE Subscription Agreements. In addition, TRC employees, directors and consultants hold, and after the Business Combination may be granted, equity awards under PubCo’s incentive plan. Plum Shareholders will experience additional dilution when those equity awards become vested and settled or exercisable, as applicable, for PubCo Common Shares.

The issuance of additional PubCo Common Shares will significantly dilute the equity interests of Plum Shareholders and may adversely affect prevailing market prices for the PubCo Common Shares and/or the PubCo Warrants.

Plum Warrants and TRC Warrants will become exercisable for PubCo Common Shares, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to Plum Shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 12,059,166 PubCo Common Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of PubCo Common Shares will be issued, which will result in dilution to the existing holders of PubCo Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of PubCo Common Shares. However, there is no guarantee that the PubCo Warrants will ever be in the money prior to their expiration, and as such, the PubCo Warrants may expire worthless.

In addition, Plum Shareholders who exercise redemption rights with respect to their Plum Shares will retain their Plum Warrants, which will become PubCo Warrants upon completion of the Business Combination and may be exercised by such redeeming shareholders for PubCo Common Shares. Such exercises of PubCo Warrants held by redeeming Plum Shareholders will result in dilution to non-redeeming shareholders.

Following the closing, there will also be outstanding (i) TRC Options to purchase up to a total of 2,118,829 PubCo Common Shares, (ii) TRC Warrants to purchase up to a total of 4,738,834 PubCo Common Shares, (iii) 3,153,915 PubCo Common Shares issuable pursuant to TRC RSUs, (iv) TRC Convertible Debt convertible into up to a total of 5,750,475 PubCo Common Shares, and (v) 1,188,950 PubCo Common Shares issuable to bankers.

The Nasdaq may not approve the listing of PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions.

An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the Nasdaq, PubCo will be required to demonstrate compliance with the Nasdaq’s listing requirements. Plum will apply to have PubCo’s securities listed on the Nasdaq upon consummation of the Business Combination. We cannot assure you that PubCo will be able to meet all listing requirements. Even if PubCo’s securities are listed on the Nasdaq, PubCo may be unable to maintain the listing of its securities in the future.

If PubCo fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, TRC and Plum would not be required to consummate the Business Combination, as applicable. In the event that TRC and Plum elected to waive this condition, and the Business Combination was consummated without PubCo’s securities being listed on Nasdaq or on another national securities exchange, PubCo could face significant material adverse consequences, including:

•        a limited availability of market quotations for PubCo’s securities;

•        reduced liquidity for PubCo’s securities;

•        a determination that PubCo Common Shares are a “penny stock”, which will require brokers trading in PubCo Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If PubCo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and PubCo would be subject to regulation in each state in which PubCo offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

Other General Risks Related to Plum

Unless the context requires otherwise, references to “Plum,” “we,” “us” or “our” in this section are to the business and operations of Plum prior to the Business Combination.

Plum has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Plum is unable to consummate a business combination, including the Business Combination, holders of Plum Shareholders may be forced to wait until after July 30, 2025, or such later date as approved by Plum’s shareholders, before receiving distributions from the Trust Account.

Plum is a development-stage blank check company and has no operating history and is subject to mandatory liquidation and subsequent dissolution requirements. Plum currently has until July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, to complete a business combination (unless such date is subsequently extended by the shareholders of Plum). Plum has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend the Plum Articles prior to consummation of a business combination, and only then in cases where investors have sought redemption of their Plum Class A Shares by Plum. Only after the expiration of this full period will holders of Plum Class A Shares be entitled to distributions from the Trust Account if Plum is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment public security holders may be forced to sell their Plum Class A Shares or Plum Public Warrants, potentially at a loss. In addition, if Plum fails to complete an initial business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, there will be no redemption rights or liquidating distributions with respect to the Plum Public Warrants, which will expire worthless, unless Plum amends the Plum Articles to extend the time by which it must consummate an initial business combination and certain other agreements it has entered into.

If Plum is unable to complete the Business Combination or an alternative business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, Plum will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Plum Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Plum’s board of directors, dissolve and liquidate. In such event, holders of Plum Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances) and Plum Warrants will expire worthless.

If Plum is unable to complete the Business Combination or another business combination within the required time period, Plum will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Plum Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, (including interest earned on the funds held in the Trust Account and not previously released to Plum to pay its taxes), divided by the number of then issued and outstanding Plum Class A Shares (other than Founder Shares), which redemption will completely extinguish the rights as shareholders of the holders of Plum Class A Shares (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Plum’s remaining shareholders and Plum’s board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, holders of Plum Class A Shares may only receive $10.00 per share (or less than such amount in certain circumstances), and Plum Warrants will expire worthless. In certain circumstances, holders of Plum Class A Shares may receive less than $10.00 per share on the redemption of their Plum Class A Shares.

Plum has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans, and it has expressed substantial doubt about its ability to continue as a “going concern”.

Plum has incurred, and expects to continue to incur, significant costs in pursuit of its acquisition plans. As of December 31, 2024, Plum had $27,418 in its operating bank account. As of December 31, 2024, Plum had a working capital deficit of $3,064,428, which was composed primarily of accrued expenses and accounts payable in connection with searching for target businesses, performing business due diligence and negotiating business combination agreements, including in connection with the Business Combination. The investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments require substantial management time and attention and substantial costs for accountants, attorneys and others. Plum has spent substantial time and attention and incurred significant costs in pursuing potential transactions that have not been completed and it may continue to do so. Such costs likely will not be recoverable. Furthermore, Plum may fail to complete the Business Combination or an alternative business combination for any number of reasons including those beyond its control. Any such event will result in a loss to Plum of the related costs incurred, which could adversely affect subsequent attempts to locate and acquire or merge with another business.

Plum may need to raise additional funds in order to meet the expenditures required for operating its business. However, if Plum’s estimate of the costs of consummating the Business Combination or identifying a target business, undertaking in-depth due diligence and negotiating an alternative business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to the Business Combination or such other business combination. Moreover, Plum may need to obtain additional financing to complete the Business Combination or an alternative business combination, in which case it may issue additional securities or incur debt in connection with such business combination. If Plum has not completed its initial business combination within the required time period because it does not have sufficient funds available to it, Plum will be forced to cease operations and liquidate the Trust Account. These factors, among others, raise substantial doubt about Plum’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Plum’s inability to continue as a going concern. Management’s plans to address this need are further discussed under “Plum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Plum’s plans to raise capital and to consummate the Business Combination or an alternative business combination may not be successful.

Plum may not have sufficient funds to consummate the Business Combination.

As of December 31, 2024, Plum had approximately $27,418 available to it outside the Trust Account to fund its working capital requirements. If Plum is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Plum in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Plum upon completion of the Business Combination. Plum does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If Plum is unable to consummate the Business Combination because it does not have sufficient funds available, Plum will be forced to cease operations and liquidate the Trust Account. Consequently, holders of Plum Class A Shares may receive less than $10.00 per share and their warrants will expire worthless.

Termination of the Business Combination Agreement could negatively impact Plum.

If the Business Combination is not completed for any reason, including as a result of Plum shareholders declining to approve the proposals required to consummate the Business Combination, the ongoing business of Plum may be adversely affected and, without realizing any of the anticipated benefits of completing the Business Combination, Plum would be subject to a number of risks, including the following:

•        Plum may experience negative reactions from the financial markets, including negative impacts on the stock price of Plum Class A Shares (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Plum will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of Plum’s businesses prior to completion of the Business Combination, Plum may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Other Covenants and Agreements.”

If the Business Combination Agreement is terminated and Plum’s board of directors seeks another merger or business combination, Plum shareholders cannot be certain that Plum will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Termination.”

In the event of liquidation by Plum, third parties may bring claims against Plum and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Plum Shareholders could be less than $10.00 per share.

Under the terms of the Plum Articles, Plum must complete the Business Combination or an alternative business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, or Plum must cease all operations except for the purpose of winding up, redeem 100% of the outstanding Plum Class A Shares (other than Founder Shares) and, subject to the approval of its remaining shareholders and Plum’s board of directors, dissolve and liquidate. In such event, third parties may bring claims against Plum.

The Sponsor has agreed that it will be liable if and to the extent any claims by a third party (other than the independent auditors) for services rendered or products sold to Plum, or a prospective target business with which Plum has discussed entering into a transaction agreement, reduce the amount of funds held in the Trust Account to below (1) $10.00 per Plum Class A Share or (2) such lesser amount per Plum Class A Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Plum has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Plum and, therefore, the Sponsor may not be able to satisfy those obligations. None of Plum’s other officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Plum is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Plum otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate.

Plum may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Plum’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, Plum is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Plum’s securities have been delisted by Nasdaq and are no longer listed on a national securities exchange, which could make it more difficult to consummate the Business Combination.

Plum’s securities were previously listed on Nasdaq. On January 27, 2025, Plum’s securities were suspended on Nasdaq with immediate effect after Plum gave notice that it would be unable to regain compliance with Nasdaq’s continued listing requirements. On January 28, 2025, Plum Class A Shares, warrants and units were listed and began trading on the Pink Current tier of the OTC Markets. Plum Class A Shares, warrants and units are listed under the symbols “PLMJF”, “PLMWF”, and “PLMUF”.

As a result of being traded on the over-the-counter market, Plum could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a limited amount of news and analyst coverage;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        being subject to regulation in each state in which Plum offers its securities.

Additionally, the National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Plum’s securities are no longer listed on a national securities exchange, they would not be considered covered securities. As a result, Plum’s securities would be subject to regulation in each state in which it offers its securities. However, since the Business Combination is structured such that Pubco is issuing its securities, rather than Plum, and Pubco’s securities are expected to be listed on Nasdaq upon the closing of the Business Combination, it is not expected that such designation will have a negative impact on the parties’ ability to consummate the Business Combination. Nevertheless, there is no assurance that a state could not seek to hinder or delay the Business Combination, which could possibly lead to Plum being forced to dissolve and liquidate. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by SPACs, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Plum’s securities no longer not qualify as covered securities under such statute and Plum may be subject to regulation in each state in which it offers its securities.

If Plum fails to meet criteria set forth in Rule 15c2-11 (the “Rule”) under the Exchange Act (for example, by failing to file periodic reports as required by the Exchange Act), various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transactions prior to sale. Consequently, the Rule may have a material adverse effect on the ability of broker-dealers to sell Plum securities, which may materially affect the ability of investors to sell the securities in the secondary market. Not being listed on a national securities exchange may make trading Plum securities difficult for investors, potentially leading to declines in the share price. It may also make it more difficult for Plum to raise additional capital.

Plum is a Shell Company with Penny Stock.

Plum is a blank check company incorporated on February 5, 2021 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. As a result, Plum is a shell company. Rule 405 and 12b-2 of the Exchange Act defines a shell company as an issuer that that has no or nominal operations and either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets.

Plum Class A Shares are a “penny stock,” as defined in Rule 3a51-1 promulgated by the SEC under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the Plum Class A Shares are subject to the penny stock rules, it may be more difficult to sell Plum Class A Shares.

A shell issuer may also be a blank check company or a blind pool company, a company in the developmental stage, any company that has no specific business plan or purpose, or a company that has as its business plan to merge with or acquire an unidentified third property. Accordingly, Plum may be required, under current and proposed new rules and amendments of the SEC, to provide enhanced disclosures for investor protection in the event that we engage in a merger or acquisition with an unidentified company substantially similar to those required in registration statements for an initial public offering.

If third parties bring claims against Plum, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.00 per share.

Plum’s placing of funds in trust may not protect those funds from third-party claims against Plum. Although Plum has sought to have all vendors and service providers it engages and prospective target businesses it negotiated with execute agreements with Plum waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Plum’s public shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with Plum, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Plum’s public shareholders. If Plum is unable to complete a business combination and distribute the proceeds held in trust to Plum’s public shareholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Plum for services rendered or contracted for or products sold to Plum. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if Plum is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Plum which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Plum’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Plum’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Plum may not be able to return to Plum’s public shareholders at least $10.00. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as we believe its only assets are securities of Plum. Plum has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Plum’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.00 per Plum Class A Share.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Plum’s business, including its ability to negotiate and complete the Business Combination or an alternative business combination.

Plum is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and, potentially, non-U.S. jurisdictions. In particular, Plum is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of an initial business combination, including the Business Combination, may be contingent on its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company, including PubCo, may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on Plum’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Plum’s business, including its ability to complete the Business Combination or negotiate and complete an alternative business combination.

On January 24, 2024, the SEC adopted a series of new rules relating to SPACs (the “SPAC Rules”) requiring, among other items, (i) additional disclosures relating to SPAC business combination transactions; (ii) additional disclosures relating to dilution and to conflicts of interest involving sponsors and their affiliates in both SPAC initial public offerings and SPAC initial business combinations (“de-SPAC transactions”); (iii) the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and (iv) both the SPAC and the target company’s status as co-registrants on de-SPAC transaction registration statements with respect to the issuance of securities of a SPAC.

In addition, the SEC’s adopting release provided guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, including its duration, asset composition, business purpose, and the activities of the SPAC and its management team in furtherance of such goals.

Compliance with the SPAC Rules and related guidance may increase the costs of and the time needed to complete the Business Combination or negotiate and complete an alternative business combination and may constrain the circumstances under which Plum could complete an initial business combination, including the Business Combination.

If Plum is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete an initial business combination.

As described above, the SEC’s adopting release with respect to the SPAC Rules provided guidance describing the extent to which SPACs could become subject to regulation under the Investment Company Act and the regulations thereunder. Whether a SPAC is an investment company will be a question of facts and circumstances. We can give no assurance that a claim will not be made that Plum has been operating as an unregistered investment company.

If Plum is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments, if any; and

•        restrictions on the issuance of securities, each of which may make it difficult for Plum to complete its initial business combination, including the Business Combination.

In addition, Plum may be imposed with burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless Plum can qualify for an exclusion, it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading in securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that Plum’s anticipated activities will subject it to the Investment Company Act. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, in January 2024, Plum instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of its initial business combination or its liquidation.

However, if Plum is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, if Plum is deemed to be an investment company, unless it is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete a business combination and instead liquidate. Holders of Plum Class A Shares may receive only approximately $[•] per share on the liquidation of the Trust Account (based on the amount in the Trust Account as of [•], 2025 and including interest not previously released to pay taxes) and the Plum Warrants will expire worthless.

Plum’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds held in the Trust Account available for distribution to holders of Plum Class A Shares in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per Plum Class A Share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Plum’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Plum currently expects that its independent directors would take legal action on Plum’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that Plum’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Plum’s independent directors choose not to enforce these indemnification obligations, the amount of funds held in the Trust Account available for distribution to holders of Plum Class A Shares may be reduced below $10.00 per share.

Plum’s ability to consummate an initial business combination may be adversely affected by economic uncertainty and volatility in the financial markets, including as a result of the military conflicts in Ukraine and the Middle East.

Recent increases in inflation and interest rates in the United States and elsewhere, military conflict in the Ukraine, Middle East or elsewhere, and other economic or geopolitical events, may lead to increased price volatility for publicly-traded securities, including Plum’s, and may lead to other national, regional and international economic disruptions or economic uncertainty, and of which could make it more difficult for us to consummate the Business Combination.

Additionally, in the U.S. and other jurisdictions, central banks have undertaken efforts to combat inflation by raising interest rates, which increase the likelihood of a slowdown in U.S. and global economic growth, and which in turn, have caused, and may continue to cause, declines in the prices of financial assets in the public and private markets as investors react to these and other economic developments. This has also caused, and may continue to cause, market volatility and downward price pressure on the capital markets, which may negatively impact Plum’s ability to consummate a business combination, including the Business Combination.

If the Business Combination is not completed, potential target businesses may have leverage over Plum in negotiating an initial business combination, Plum’s ability to conduct due diligence on a potential target may decrease as Plum approaches its business combination deadline, and it may have insufficient working capital to continue to pursue one or more potential target businesses, each of which could undermine its ability to complete an initial business combination on terms that would produce value for Plum Shareholders.

Any potential target business with which Plum enters into negotiations concerning an initial business combination will be aware that, unless Plum amends the Plum Articles to extend the business combination deadline and amend certain other agreements it has entered into, Plum must complete its initial business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders. Consequently, if Plum is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if Plum does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as Plum gets closer to the business combination deadline. In addition, Plum may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, Plum may have insufficient working capital to continue efforts to pursue a business combination.

Plum shareholders may be held liable for claims by third parties against Plum to the extent of distributions received by them.

If Plum is unable to complete the Business Combination or an alternative business combination prior to the business combination deadline, Plum will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding Plum Class A Shares (other than Founder Shares), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Plum to pay its taxes), divided by the number of then-outstanding Plum Class A Shares (excluding Founder Shares), which redemption will completely extinguish the rights of holders of Plum Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Plum’s remaining shareholders and Plum’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Plum cannot assure you that it will properly assess all claims that may be potentially brought against Plum. As a result, Plum Shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Plum cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Plum.

Additionally, if Plum files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance or preference. As a result, a bankruptcy court could seek to recover some or all amounts received by Plum Shareholders. Furthermore, Plum’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Plum to claims of punitive damages, by paying holders of Plum Class A Shares from the Trust Account prior to addressing the claims of creditors. Plum cannot assure you that claims will not be brought against it for these reasons.

In Plum’s Annual Report on Form 10-K for the year ended December 31, 2024, it reported a material weakness in its internal control over financial reporting.

In connection with the preparation of Plum’s audited consolidated financial statements for the year ended December 31, 2024, Plum’s management identified a material weaknesses in its internal control over financial reporting as of December 31, 2024. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to the compliance with an agreement it entered during the fiscal year ended December 31, 2023, and the recording of necessary accruals in relation to recording of accruals and stock-based compensation. While Plum has processes in place to identify and appropriately apply applicable accounting requirements, it did not identify certain stipulations in the Trust Agreement, and accordingly failed to make appropriate accounting entries.

Plum management has implemented remediation steps to improve its internal control over financial reporting. However, Plum cannot assure investors that its efforts will be effective or prevent any future material weakness or significant deficiency in its internal control over financial reporting. If Plum is unable to remediate the identified deficiency or maintain effective internal controls, it may fail to accurately report our results or prevent the occurrence of malpractices or errors. Failure or ineffectiveness in our internal controls could have a material adverse effect on the business.”

Risks Related to the Business Combination

TRC and Plum have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of PubCo’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate TRC and your investment decision.

TRC and Plum have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of Plum and TRC, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of PubCo following the Business Combination. Certain adjustments and assumptions have been made regarding TRC after giving effect to the Business Combination. TRC and Plum believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect PubCo’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect TRC’s results of operations and financial condition and the actual financial condition and results of operations of PubCo following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

If the benefits of the Business Combination or the valuation of TRC in the Business Combination do not meet the expectations of investors or securities analysts, the value of, prior to the Business Combination, Plum’s securities or, following the Business Combination, PubCo’s securities, may decline.

If the benefits of the Business Combination or the valuation of TRC in the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Plum Class A Shares prior to the consummation of the Business Combination may decline. The trading prices of the Plum Class A Shares at the time of the Business Combination may vary significantly from their trading prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Plum Shareholders vote to approve the Business Combination. Because the number of PubCo Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Plum Class A Shares, the trading price of Plum Class A Shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the trading price of PubCo Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for TRC’s securities. Accordingly, the valuation ascribed to TRC in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for TRC’s securities develops and continues, the trading price of PubCo Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in shares PubCo Shares and PubCo Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PubCo Shares may not recover and may experience a further decline.

Factors affecting the trading price of PubCo Shares may include:

•        actual or anticipated fluctuations in PubCo’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to PubCo;

•        changes in the market’s expectations about PubCo’s operating results;

•        success of competitors;

•        PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning PubCo or the industries in which PubCo operates in general;

•        operating and share price performance of other companies that investors deem comparable to PubCo;

•        changes in laws and regulations affecting PubCo’s business;

•        commencement of, or involvement in, litigation involving PubCo;

•        changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of PubCo Shares available for public sale;

•        any major change in PubCo’s board of directors or management;

•        sales of substantial amounts of PubCo Shares by PubCo’s directors, executive officers or significant shareholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and

•        occurrence of natural disasters, pandemics or other unanticipated catastrophes.

Broad market and industry factors may materially harm the trading price of PubCo Shares irrespective of PubCo’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo Common Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to PubCo could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of PubCo Shares also could adversely affect PubCo’s ability to issue additional securities and its ability to obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions, many of which are beyond the control of TRC and Plum, including the approval of the Plum Shareholders.

The Business Combination is subject to a number of conditions, including the condition that there is no legal prohibition against consummation of the Business Combination, that the PubCo Shares issued in connection with the Business Combination be approved for listing on Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of shareholder approvals, continued effectiveness of the Registration Statement (of which this proxy statement/prospectus is a part), the truth and accuracy of Plum’s and TRC’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and consummation of certain ancillary agreements. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either Plum or TRC may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus entitled “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Termination.”

The exercise of Plum’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Plum Shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that would require Plum to agree to amend the Business Combination Agreement, to consent to certain actions taken by TRC or to waive rights that Plum is entitled to under the Business Combination Agreement. Waivers may arise because of changes in the course of TRC’s business, a request by TRC to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on TRC’s business and would entitle Plum to terminate the Business Combination Agreement. In any of such circumstances, it would be at Plum’s discretion, acting through Plum’s board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is best for Plum and what they may believe is best for themselves in determining whether to take the requested action. As of the date of this proxy statement/prospectus, Plum does not believe there will be any changes or waivers that Plum’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Plum will circulate a new or amended proxy statement/prospectus and resolicit Plum’s shareholders if changes to the terms of the Business Combination would have a material impact on its shareholders or represent a fundamental change in the proposals being voted upon.

TRC will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination may have an adverse effect on TRC and consequently on Plum. These uncertainties may impair TRC’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause others that deal with TRC to seek to change existing business relationships with TRC. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, TRC’s business following the Business Combination could be negatively affected. In addition, the Business Combination Agreement restricts TRC from making certain expenditures and taking other specified actions without the consent of Plum until the Business Combination occurs. These restrictions may prevent TRC from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Business Combination Agreement and Ancillary Documents — The Business Combination Agreement — Other Covenants and Agreements.”

During the pendency of the Business Combination, Plum and TRC may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses and the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of Plum and TRC to make acquisitions or complete other transactions that are not in the ordinary course of business during the pendency of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a business combination, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s shareholders.

Citigroup Global Markets, Inc., Morgan Stanley & Co. LLC and William Blair & Company, L.L.C., the underwriters for Plum’s IPO, were to be compensated in part on a deferred basis for already-rendered underwriting services in connection with the IPO, yet the underwriters gratuitously waived their entitlement to such compensation and terminated their association with Plum.

Pursuant to that certain Underwriting Agreement, dated July 27, 2021, by and between Plum and Citigroup Global Markets, Inc. (“Citigroup”), as the representative for the underwriters party thereto, Citigroup, Morgan Stanley & Co. LLC and William Blair & Company, L.L.C., the underwriters for Plum’s IPO, were entitled to approximately $9,887,500 in deferred underwriting fees as consideration for services rendered to Plum in connection with the IPO, which were to become payable upon consummation of a business combination transaction. On December 27, 2023, the underwriters terminated their association with Plum and gratuitously waived any fees and compensation in connection with such association, including their entitlement to the payment of deferred compensation. The underwriters did not specify reasons for their termination of their association with Plum and gratuitous waiver of any fees and compensation in connection with such association. Further, the underwriters were not involved in the Business Combination and have no further ongoing relationship with Plum. The underwriters were not involved in the preparation of any disclosure that is included in this proxy statement/prospectus, including any analysis underlying such disclosure. The deferred underwriting fee was to be paid in consideration of services rendered in connection with the IPO, and such services have already been rendered. The underwriters received no additional consideration for the waiver of their entitlement to the deferred underwriting fee. Investors should be aware that the waiver of deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Plum to complete the Business Combination.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Plum or its directors and officers in connection with the Business Combination. Defending such additional lawsuits could require Plum to incur significant costs and draw the attention of Plum’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

Currently, there is no material litigation, arbitration or governmental proceeding currently pending against TRC, Plum or any members of TRC or Plum’s management team in their capacity as such, and TRC and Plum and the respective members of each company’s management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the ability of the parties to consummate the proposed Business Combination.

Plum and TRC are subject to laws and regulations enacted by national, regional and local governments. In particular, the Plum and TRC are required to comply with certain SEC and other legal requirements, including the SPAC Rules, and the proposed Business Combination may be contingent on their ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on TRC’s business, including TRC’s ability to negotiate and complete the proposed Business Combination, and results of operations. In addition, those laws and regulations and their interpretation and application may change from time to time, including as a result of changes in economic, political, social and government policies, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete the proposed Business Combination, and results of operations.

These rules may materially adversely affect the ability to negotiate and complete the Business Combination and may increase the costs and time related thereto. The need for compliance with the SPAC Rules may cause our Sponsor to liquidate the funds in the trust account or liquidate at an earlier time than we or the Sponsor might otherwise choose. If Plum were to liquidate, Plum Shareholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the stocks and warrants following such a transaction.

Plum and TRC have incurred, and expect to continue to incur, significant transaction costs in connection with the Business Combination.

Plum and TRC have both incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by PubCo following the Closing.

Plum’s board of directors has potential conflicts of interest in recommending that Plum Shareholders vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and approval of the other proposals described in this proxy statement/prospectus.

When considering the recommendation of Plum’s board of directors that Plum Shareholders vote in favor of the approval of the Business Combination, Plum Shareholders should be aware that Plum’s directors and executive officers, and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Plum Shareholders generally. These interests include:

•        Pursuant to the Plum Articles, the Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares and have agreed to waive redemption rights with respect to any Plum Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares held by them if Plum fails to consummate the Initial Business Combination by July 30, 2025 or such later date as approved by Plum’s shareholders. If Plum does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the Plum Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Plum Public Shares, and the Plum Private Placement Warrants will expire without the receipt of any value by the holders of such warrants. Since Sponsor and Plum management directly or indirectly own Plum Common Shares and Plum Private Placement Warrants, Plum management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination.

•        The fact that Former Sponsor paid an aggregate of approximately $25,000 for the 7,062,500 Plum Founder Units and Sponsor paid approximately $1 to Former Sponsor for 3,902,648 Plum Founder Units, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Class A Shares of $[•] per share on [•], 2025, the record date for the Plum Shareholders’ Meeting, resulting in a theoretical gain of $[•];

•        The fact that given the differential in the purchase price that Sponsor paid for the Plum Founder Shares as compared to the price of the Plum Units sold in the Plum IPO and the 3,902,648 PubCo Common Shares that Sponsor will receive upon conversion of the Plum Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Common Shares trade below the price initially paid for the Plum Units in the Plum IPO and the Plum Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor currently holds a pecuniary interest in, an aggregate of 1,867,443 Plum Founder Warrants, after separating the Founder Units into shares and warrants, that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Public Warrants of $[•] per warrant on [•], 2025, the record date for the Plum Shareholders’ Meeting’

•        The fact that certain members of Plum management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Plum management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Plum may obtain loans from Sponsor or an affiliate of Sponsor or any of Plum management to finance transaction costs in connection with the Initial Business Combination;

•        The Plum Articles provide that Plum renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Plum management on the one hand, and Plum, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Plum management to any other entity. Plum is not aware of any such corporate opportunities not being offered to Plum and does not believe that waiver of the corporate opportunities doctrine has materially affected Plum’s search for an acquisition target or will materially affect Plum’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event Plum is unable to complete an Initial Business Combination within the required time period, Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Plum Public Share, or such lesser amount per Plum Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Plum’s independent public accountants) for services rendered or products sold to Plum or (b) a prospective target business with which Plum has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the Company has borrowed certain amounts from the Sponsor pursuant to a promissory note which provides for up to $1,500,000 in working capital loans, and such borrowed amounts may be repaid, at the option of the Sponsor, in the form of PubCo Warrants at a price of $1.50 per warrant, to be issued at Closing;

•        The fact that Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Plum Shareholders rather than liquidate;

•        The fact that PubCo will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and Sponsor’s ownership of Plum Securities or its control or ability to influence Plum;

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

In addition, members of TRC’s board of directors, management and various service providers of TRC have numerous contractual relationships with TRC of which the TRC board of directors was aware when it approved TRC entering into the Business Combination Agreement. Therefore, these individuals may have conflicts of interest in entering into and negotiating the terms of the Business Combination Agreement. For a complete description of these relationships, see “Certain Relationships and Related Transactions — TRC Relationships and Related Party Transactions”.

The Sponsor and the Chief Executive Officer and Chairman of Plum own Founder Shares that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination with TRC or another business combination is not consummated by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, Plum will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Plum Class A Shares (other than Founder Shares) for a pro rata portion of the funds held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Plum to pay its taxes) which redemption will completely extinguish the rights of holders of Plum Class A Shares as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and, subject to the approval of its remaining shareholders and Plum’s board of directors and applicable law, dissolve and liquidate. In such event, the 7,062,500 Plum Class A Shares issued upon the division of the Founder Units and conversion of Plum Class B Shares were originally acquired by the Former Sponsor for $25,000 (or $0.004 per share), would be worthless because the Former Sponsor is not entitled to participate in any redemption or distribution with respect to such underlying shares. Sponsor purchased for approximately $1 from Former Sponsor 3,902,648 Plum Founder Units which would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such underlying shares. Further, the Former Sponsor purchased an aggregate of 865,000 Plum Private Placement Units in a private placement at a price of $10.00 per unit, for an aggregate purchase price of $8,650,000. The Plum Private Placement Units will become worthless if Plum does not consummate a business combination by July 30, 2025 or such earlier date as determined by Plum’s board of directors. On the other hand, if the Business Combination is consummated, each remaining outstanding Plum Share will be automatically converted into one TRC Ordinary Share subject to adjustment described herein. The managing member of the Sponsor is Kanishka Roy, the Chief Executive Officer and Chairman of Plum, and Mr. Roy has an indirect interest in the Plum Founder Units held by the Sponsor.

These financial interests may have influenced the decision of Plum’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of Plum’s board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and Plum’s Directors and Officers in the Transactions.”

The Sponsor, an affiliate of current officers and directors of Plum, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated, which liability may have influenced Plum’s board of directors’ decision to pursue and approve the Business Combination and recommend that Plum’s shareholders approve the Business Combination and the other matters presented for approval at the extraordinary general meeting.

If the Business Combination or another business combination is not consummated by Plum by July 30, 2025 or such earlier date as determined by Plum’s board of directors or such later date as approved by Plum’s shareholders, the Sponsor, an affiliate of current officers and directors of Plum, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Plum for services rendered or contracted for or for products sold to Plum, but only if such a vendor or target business has not executed a waiver agreement. If Plum consummates the Business Combination, on the other hand, TRC will be liable for all such claims.

These obligations of the Sponsor may have influenced Plum’s board of directors’ decision to pursue the Business Combination with TRC or Plum’s board of directors’ decision to approve the Business Combination. In considering the recommendations of Plum’s board of directors to vote for the Business Combination Proposal and other proposals, shareholders should consider these interests. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of the Sponsor and Plum’s Directors and Officers in the Transactions.”

Plum’s key personnel may negotiate employment or consulting agreements with PubCo in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

Plum’s key personnel may be able to remain with PubCo after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of PubCo for services they would render to PubCo after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, Plum believes the ability of such individuals to remain with PubCo after the completion of the Business Combination will not be the determining factor in Plum’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of Plum’s key personnel will remain with PubCo after the consummation of the Business Combination. Plum cannot assure you that any of its key personnel will remain in senior management or advisory positions with PubCo.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Plum or TRC may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on TRC or Plum, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of the Business Combination Agreement,

•        any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets,

•        the taking of any action required to be taken, or refraining from taking any action required not to be taken, under the Business Combination Agreement or any Ancillary Agreement,

•        any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing),

•        any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing),

•        any failure of TRC to meet any forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position or any fluctuation in the stock price or trading volume of TRC Common Shares,

•        any Events generally applicable to the industries or markets in which TRC operates,

•        any matter existing as of the date of the Business Combination Agreement to the extent expressly set forth in TRC Disclosure Schedules,

•        any action taken at the written request of an authorized officer of, or with the written approval or consent of, Plum,

•        any Event that is cured by TRC prior to the Closing or

•        any Event attributable to the announcement of the Business Combination Agreement or the pendency of the Transactions;

Furthermore, Plum or TRC may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the TRC Ordinary Shares and TRC Warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Plum expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Plum expects to achieve from the Business Combination. If the Business Combination is not consummated by July 30, 2025, Plum will need to amend the Plum Articles to extend the business combination deadline.

The Sponsor, as well as Plum’s current and former officers and directors, have agreed to vote in favor of the Business Combination, regardless of how the holders of Plum Class A Shares vote.

The holders of Founder Shares have agreed to vote any Plum equity securities, including Plum Class A Shares and Plum Class B Shares, held by them in favor of the Business Combination. The holders of Founder Shares own and are entitled to vote an aggregate of approximately 87.4% of the outstanding Plum Shares. Unlike some other blank check companies in which the initial shareholders agree to vote their Plum Shares in accordance with the majority of the votes cast by the holders of Plum Class A Shares in connection with an initial business combination, the holders of Founder Shares have agreed (and their permitted transferees of Plum Class B Shares and Plum Class A Shares issued upon the conversion of Plum Class B Shares will agree) to vote their Founder Shares and any Plum Class A Shares held by them in favor of our initial business combination. The Sponsor, directors and officers may from time to time purchase Plum Class A Shares prior to our initial business combination. The Plum Articles provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including Founder Shares. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Plum Public Shareholders. Since the Sponsor Parties own approximately 87.4% of the Plum Shares entitled to vote at the Plum Shareholders’ Meeting, the Sponsor Parties have sufficient votes to approve all of the Proposals without the vote of any of the Plum Public Shareholders.

Risks Related to Ownership of PubCo Securities Following the Business Combination

PubCo’s ability to be successful following the Business Combination will depend upon the efforts of the PubCo’s board of directors and key personnel and the loss of such persons could negatively impact the operations and profitability of PubCo’s business.

PubCo’s ability to be successful following the Business Combination will be dependent upon the efforts of the TRC’s board of directors and key personnel. We cannot assure you that PubCo’s board of directors and key personnel will be effective or successful or remain with PubCo. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause PubCo’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Business Combination Agreement, Plum’s public shareholders will own approximately 2.3% of the equity interests of PubCo (assuming no redemptions and excluding shares available for future issuance pursuant to the proposed equity incentive plan) and Plum’s management will not be engaged in the management of PubCo’s business. Accordingly, the future performance of PubCo will depend upon the quality of PubCo’s board of directors, management and key personnel of PubCo.

PubCo will have broad discretion in the use of the net proceeds post-Closing and may not use them effectively.

PubCo cannot specify with any certainty the particular uses of the net proceeds that PubCo will receive pursuant to the Business Combination with Plum. PubCo’s management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and PubCo may spend or invest these proceeds in a way with which PubCo’s shareholders disagree. The failure by PubCo’s management to apply these funds effectively could harm PubCo’s business and financial condition. Pending their use, PubCo may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

PubCo’s management has limited experience in operating a public company.

PubCo’s executive officers have no experience in the management of a company that is publicly traded in the United States and subject to the rules of the U.S. Securities and Exchange Commission. PubCo’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of PubCo. PubCo may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for PubCo to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that PubCo will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

PubCo’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Following the Business Combination, PubCo will be subject to certain reporting requirements of the Exchange Act. PubCo’s disclosure controls and procedures will be designed to reasonably assure that information required to be disclosed in reports to file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. PubCo believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

Following the consummation of the Business Combination, PubCo may incur significant increased expenses and administrative burdens as a listed public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, PubCo will face increased legal, accounting, administrative and other costs and expenses as a U.S.-listed public company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated, and to be promulgated, thereunder by the Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PubCo to carry out activities PubCo has not done previously. For example, PubCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, PubCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect PubCo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with PubCo’s status as a U.S.-listed public company may make it more difficult to attract and retain qualified persons to serve on PubCo’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require PubCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

TRC’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and the failure of PubCo to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on its business and the market price of PubCo Common Shares.

As a public company, PubCo will have significant requirements for enhanced financial reporting and internal controls. If PubCo is unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause PubCo to fail to meet its reporting obligations on a timely basis, result in material misstatements in PubCo’s consolidated financial statements and harm PubCo’s operating results. TRC’s internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually PubCo will be required to meet. Because currently TRC does not have comprehensive documentation of its internal controls and has not yet tested its internal controls in accordance with Section 404, TRC cannot conclude in accordance with Section 404 that it does not have a material weakness in its internal controls or a combination of significant deficiencies that could result in the conclusion that it has a material weakness in our internal controls.

Matters impacting our internal controls may cause PubCo to be unable to report financial information on a timely basis and thereby subject PubCo to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could materially adversely affect us and lead to a decline in the market price of our Ordinary Shares.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make the PubCo Shares less attractive to investors.

As an “emerging growth company,” PubCo will be entitled to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of its internal control over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the

Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find the PubCo Common Shares less attractive because it will rely on these exemptions. If some investors find the PubCo Common Shares less attractive as a result, there may be a less active market for the PubCo Common Shares, the share price of PubCo Common Shares may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

As a foreign private issuer, PubCo will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than U.S. public companies.

Because PubCo qualifies as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

PubCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information PubCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

While it is a foreign private issuer, PubCo may opt out of certain Nasdaq corporate governance rules applicable to public companies organized in the U.S.

We are entitled to rely on a provision in Nasdaq corporate governance rules that allows PubCo to follow Canadian corporate law with regard to certain aspects of corporate governance. This allows PubCo to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to domestic issuers listed on Nasdaq, which may provide less protection to PubCo’s shareholders than what is accorded to investors under the Nasdaq rules applicable to domestic issuers.

Rather than being required to follow all of the corporate governance requirements that apply to domestic companies, a foreign private issuer may follow the corporate governance practice in its home country, except that it must:

•        Disclose publicly each requirement that it does not follow and describe the home country practice that it does follow.

•        Refrain from a disparate reduction or restriction of voting rights of common shareholders, subject to certain exceptions if not prohibited by home country law.

•        Provide a prompt notification if an executive officer of the company becomes aware of any noncompliance by the company of Nasdaq rules.

•        Have an audit committee that meets certain requirements, as discussed below.

PubCo may lose its foreign private issuer status, which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

PubCo will be required to test its foreign private issuer status at the end of its second fiscal quarter in each fiscal year after the consummation of the Business Combination. If PubCo were no longer a foreign private issuer, it would be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers beginning on the first day of its next fiscal year. In order to maintain PubCo’s status as a foreign private issuer, either (a) a majority of its securities must be either directly or indirectly owned of record by nonresidents of the U.S. or (b)(i) a majority of its executive officers or directors cannot be U.S. citizens or residents, (ii) more than 50% of its assets must be located outside the U.S. and (iii) its business must be administered principally outside the U.S. If PubCo loses its status as a foreign private issuer, it would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. PubCo may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to PubCo under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost it would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status for PubCo would increase its legal and financial compliance costs and is likely to make some activities highly time-consuming and costly. We also expect that if PubCo were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for it to obtain director and officer liability insurance, and PubCo may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for PubCo to attract and retain qualified members of its board of directors.

The future exercise of registration rights may adversely affect the market price of PubCo Common Shares.

In connection with the Business Combination, PubCo will enter into a registration rights agreement that will obligate PubCo to register PubCo Common Shares held by the Sponsor and certain other holders of PubCo Common Shares. Specifically, within 15 days after the Closing, PubCo is required to file a registration statement to register the resale of (i) 7,062,500 PubCo Common Shares that will be issued to the Sponsor Parties in exchange for their Plum Shares and (ii) 2,642,500 PubCo Common Shares issuable upon the exercise of TRC Warrants to the extent such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an affiliate (as defined in Rule 144) of PubCo. Subject to certain requirements and limitations, the holders may demand that PubCo consummate an underwritten offering of the demanding holder’s or holders’ PubCo Common Shares. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require PubCo to register for resale such securities pursuant to Rule 415 under the Securities Act. Sales of a substantial amount of ordinary shares pursuant to a resale registration statement in the public market could occur at any time the registration statement remains effective. These sales, or the perception in the market that the holders of a large number of ordinary shares intend to sell such shares, could reduce the market price of the PubCo Common Shares.

There may be sales of a substantial amount of PubCo Common Shares after the Business Combination by Plum Shareholders, and these sales could cause the price of PubCo Common Shares to fall.

After the Business Combination, on a pro forma basis, there will be approximately 44,899,305 outstanding PubCo Common Shares (assuming no redemptions by Plum Shareholders). Of Plum’s issued and outstanding shares that were issued prior to the Business Combination, all will be freely transferable, except for any shares held by Plum’s “affiliates,” as that term is defined in Rule 144 under the Securities Act. Following completion of the Business Combination, approximately 18.0% of the PubCo Common Shares will be held by the Sponsor Parties. This percentage does not take into account (i) the issuance of up to 8,223,069 shares (or options to acquire shares) under the Equity Incentive Plan, (ii) the issuance of any shares upon the exercise of Plum Warrants to purchase up to a total of 12,059,166 PubCo Common Shares, (iii) the issuance of any shares upon the exercise of TRC Options to purchase up to a total of 2,118,829 PubCo Common Shares, (iv) the issuance of any shares upon the exercise of TRC Warrants to purchase up to a total of 4,738,834 PubCo Common Shares, or (v) the issuance of up to a total of 3,153,915 PubCo Common Shares pursuant to TRC RSUs, (vi) the issuance of any shares upon the conversion of TRC Convertible Debt acquire up to a total of 5,750,475 PubCo Common Shares, in each case that will remain outstanding following the Business Combination. Future sales of PubCo Common Shares may cause the market price of PubCo’s securities to drop significantly, even if its business is performing well. Additionally, sales of substantial amounts of PubCo Common Shares in the public market after the Business Combination, or the perception that such sales will occur, could adversely affect the market price of PubCo Common Shares and make it difficult for it to raise funds through securities offerings in the future.

PubCo may amend the terms of the warrants in a manner that may be adverse to holders of Plum Warrants with the approval by the holders of at least 50% of the then outstanding Plum Warrants.

The warrants were issued in registered form under the warrant agreement. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus for the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Plum Warrants is required to make any change that adversely affects the interests of the registered holders of Plum Warrants. PubCo’s ability to amend the terms of the Plum Warrants with the consent of at least 50% of the then outstanding Plum Warrants is broad. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of PubCo Common Shares purchasable upon exercise of a warrant.

PubCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

PubCo will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30) trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which PubCo gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by PubCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, PubCo may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, PubCo may redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the price per PubCo Common Share equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below under “Description of TRC Securities — Warrants — The Public Warrants — Redemption of warrants when the price per TRC Ordinary Shares equals or exceeds $10.00”). The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received will be capped at 0.361 PubCo Common Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants. PubCo will have no obligation to notify holders of the warrants that they have become eligible for redemption. However, pursuant to the warrant agreement, in the event PubCo decides to redeem the warrants, it will be required to mail notice of such redemption to the registered warrant holders not less than 30 days prior to the redemption date.

PubCo may not pay dividends and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of PubCo Common Shares.

PubCo may retain any future earnings to finance the growth and development of the business and, therefore, may not pay any cash dividends on PubCo Common Shares in the medium term. Any determination to pay dividends in the future will be at the discretion of PubCo’s board of directors and will be dependent upon its future financial condition, results of operations and capital requirements, general business conditions and other relevant factors. Accordingly, investors must rely on sales of their PubCo Common Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

There has been no prior market for PubCo’s Common Shares and an active trading market for such securities may never develop or be sustained, which may cause its shares to trade at a discount and make it difficult to sell the shares.

Prior to the Business Combination, there has not been a public trading market for PubCo Common Shares. We cannot predict the extent to which investor interest in PubCo will lead to the development of an active trading market or how liquid that market might become. An active public market for PubCo Common Shares may not develop or be sustained after the Business Combination, which would make it difficult for you to sell your PubCo Common Shares at a price that is attractive to you, or at all. The market price of PubCo Common Shares may decline below the current price.

Risks Relating to Redemption

If holders of Plum Class A Shares fail to properly demand redemption rights, they will not be entitled to convert their Plum Class A Shares into a pro rata portion of the funds held in the Trust Account.

Plum shareholders holding Plum Class A Shares (other than Founder Shares) may demand that Plum redeem their Plum Class A Shares into a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to Plum to pay its taxes). To demand redemption rights, Plum Shareholders must deliver their shares to Plum’s transfer agent no later than two (2) business days prior to the extraordinary general meeting. Any Plum Shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the funds held in the Trust Account. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Plum Class A Shares you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Plum Class A Shares.

A Plum Class A Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Plum Class A Shares or, if part of such a group, the group’s Plum Class A Shares, in excess of 15% of the Plum Class A Shares. Your inability to redeem any such excess Plum Class A Shares could resulting in you suffering a material loss on your investment in Plum if you sell such excess public shares in open market transactions. Plum cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price.

However, Plum’s shareholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

If a Plum Shareholder fails to receive notice of Plum’s offer to redeem Plum Class A Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such Plum Class A Shares may not be redeemed.

If, despite Plum’s compliance with the proxy rules, a Plum Class A Shareholder fails to receive Plum proxy materials, such shareholder may not become aware of the opportunity to redeem its Plum Class A Shares. In addition, the proxy materials that Plum is furnishing to holders of public Plum Class A Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem public Plum Common Shares. In the event that a Plum Class A Shareholder fails to comply with these procedures, its Plum Class A Shares may not be redeemed.

Plum Shareholders can exercise redemption rights with respect to a large number of Plum Class A Shares, which may impair Plum’s ability to complete the Business Combination or optimize PubCo’s capital structure.

If a larger number of Plum Class A Shares are submitted for redemption than Plum currently expects, Plum may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account. If Plum is required to seek additional capital, it may need to borrow funds from the Sponsor, management team (such a loan, a “Working Capital Loan”) or arrange for third-party financing including, but not limited to, dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. Neither the Sponsor, members of Plum’s management team nor any of their affiliates is under any obligation to advance funds to Plum in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Plum upon completion of Plum’s initial business combination. The Sponsor has loaned Plum an aggregate of $250,000 under a promissory note as of January 3, 2024, which is due on the earlier of the consummation of Plum’s initial business combination or Plum’s liquidation. Third-party financing may not be available on favorable terms to Plum or at all. Prior to the completion of the Business Combination, Plum does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor, as Plum does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

If the Business Combination is unsuccessful and you did not submit your shares for redemption you would not receive your pro rata portion of the Trust Account until Plum liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an extension of the business combination deadline or certain other corporation actions as set forth in the Plum Articles. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time the Plum Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Plum’s redemption until Plum liquidates, consummates an alternative initial business combination, effectuates an extension of the Business Combination Deadline or takes certain other actions set forth in the Plum Articles or you are able to sell your Plum Class A Shares in the open market.

The ability of holders of Plum Class A Shares to exercise redemption rights with respect to a large number of Plum Class A Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem Plum Class A Shares.

If the Business Combination is not consummated, you would not receive your pro rata portion of the funds held in the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your Plum Class A Shares in the open market; however, at the time you attempt to sell your Plum Class A Shares, Plum Class A Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Plum’s redemption until Plum liquidates or you are able to sell your Plum Class A Shares in the open market.

We cannot be certain as to the number of Plum Class A Shares that will be redeemed and as to the potential impact to holders of Plum Class A Shares who do elect to redeem their Plum Class A Shares. There is no guarantee that the decision of a holder of Plum Class A Shares to redeem its Plum Class A Shares for a pro rata portion of the funds held in the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a holder of Plum Class A Shares may be able to sell its PubCo Common Shares received in connection with the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a holder of PubCo Common Shares might realize in the future had the shareholder not redeemed his, her or its Plum Class A Shares. Similarly, if a holder of Plum Class A Shares does not redeem its Plum Class A Shares, such shareholder will bear the risk of ownership of the PubCo Common Shares after the consummation of the Business Combination or shares with respect to any alternative business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Plum Shareholder should consult such shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation. On [•], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per Plum Class A Share quoted on OTC Pink was $ [•]. Holders of Plum Class A Shares should be aware that, while we are unable to predict the price per PubCo Common Share following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of Plum Class A Shares owned by non-redeeming holders of Plum Class A Shares — increased levels of redemptions by holders of Plum Class A Shares may be a result of the price per Plum Class A Share falling below the redemption price. We expect that more holders of Plum Class A Shares may elect to redeem their Plum Class A Shares if the share price of the Plum Class A Shares is below the projected redemption price of $ [•] per share, and we expect that more holders of Plum Class A Shares may elect not to redeem their Plum Class A Shares if the share price of the Plum Class A Shares are above the projected redemption price of $ [•] per share. Each Plum Class A Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PubCo from the Trust Account and (ii) a corresponding increase in each holder of Plum Class A Shares pro rata ownership interest in PubCo following the consummation of the Business Combination. Based on an estimated per share redemption price of approximately $ [•] per share that was calculated based on $ [•] in the Trust Account, a hypothetical 1% increase or decrease in the number of Plum Class A Shares would result in a decrease or increase, respectively, of $ [•] of cash available in the Trust Account. In addition, if a holder of Plum Class A Shares does not redeem its shares, but if other holders of Plum Class A Shares do elect to redeem their shares, the non-redeeming holders of Plum Class A Shares would own shares with a lower book value per value, which would increase from $ [•] per share (assuming no redemptions) to $ [•] per share (assuming maximum redemption scenario) on a pro forma basis as of the date of this proxy statement/prospectus. In addition, the net loss per share for non-redeeming holders of Plum Class A Shares would remain the same at $ [•] per share (assuming either no redemptions or maximum redemptions) on a pro forma basis as of the date of this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect Plum’s, TRC’s or PubCo’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of PubCo’s and TRC’s statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement/prospectus reflect Plum’s, TRC’s or PubCo’s current views, as applicable, about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. None of Plum, TRC or PubCo guarantees that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        TRC’s estimates of the funding it needs to meet operational needs and to more fully evaluate the tailings at the Peak REE Project;

•        the ability of TRC to finance its projected operating deficits;

•        the ability of TRC to profitably extract REEs from the tailings at the Peak REE Project;

•        the continued existence of the Project Lease and the extension of the termination date thereof;

•        possible delays in closing the Business Combination, whether due to the inability to obtain Plum Shareholder Approval, or failure to satisfy any of the conditions to closing the Business Combination, as set forth in the Business Combination Agreement;

•        the inability of the Business Combination, or an alternate business combination, to be completed by the Deadline Date, and the potential failure of Plum to obtain an extension of the Deadline Date if sought by Plum;

•        any waivers of the conditions to Closing as may be permitted in the Business Combination Agreement;

•        general economic uncertainty;

•        PubCo’s ability to obtain and maintain financing arrangements on attractive terms;

•        PubCo’s ability to obtain or maintain the listing of PubCo’s Common Shares or PubCo Warrants on the NASDAQ or any other national exchange following the Business Combination;

•        the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which PubCo operates or will operate in the future;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving PubCo, TRC or Plum, including in relation to the Business Combination;

•        international, national or local economic, social or political conditions that could adversely affect the companies and their business;

•        the effectiveness of PubCo’s internal controls and its corporate policies and procedures;

•        changes in personnel and availability of qualified personnel;

•        environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•        the volatility of the market price and liquidity of Plum Units, Plum Public Shares and Plum Public Warrants;

•        potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by PubCo subsequent to the Business Combination;

•        the possibility that the Plum Board’s valuation of TRC was inaccurate, including the failure of Plum’s diligence review to identify all material risks associated with the Business Combination;

•        the limited experience of certain members of PubCo’s management team in operating a public company in the United States; and

•        the volatility of the market price and liquidity of PubCo Common Shares and PubCo Warrants.

Forward-looking statements regarding expected ownership of PubCo Common Shares by existing Plum Shareholders and TRC Shareholders following the Business Combination have been calculated based on each of Plum’s and TRC’s outstanding share capital, each as of the date of this proxy statement/prospectus. The statements contained under the heading “TRC Projected Financial and Operating Information” in this proxy statement/prospectus are considered forward-looking statements. Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected revenue, production, operating expenses, EBITDA, general and administrative expenses, capital expenditures, free cash flow, net debt, reserves and other measures are preliminary in nature. There can be no assurance that the forward-looking statements will prove to be accurate and reliance should not be placed on these estimates in deciding how to vote on the Proposals. See the other cautionary statements under “TRC Projected Financial and Operating Information” for further information.

The forward-looking statements contained herein are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. For a further discussion of the risks and other factors that could cause Plum’s, TRC’s or PubCo’s future results, performance or transactions to differ significantly from those expressed in any forward-looking statements, please see the section entitled “Risk Factors.” There may be additional risks that Plum, TRC and/or PubCo do not presently know or that Plum, TRC and/or PubCo currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made in making these forward-looking statements prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. While such forward-looking statements reflect Plum’s, TRC’s and PubCo’s good faith beliefs, as applicable, they are not guarantees of future performance. Plum, TRC and PubCo disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this proxy statement/prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Plum, TRC and PubCo, as applicable.

EXTRAORDINARY GENERAL MEETING OF Plum SHAREHOLDERS

Overview

Plum is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Plum Board for use at the Plum Shareholders’ Meeting to be held on [•], 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Plum Shareholders on or about [•], 2025 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Plum Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Plum Shareholders’ Meeting.

Date, Time and Place

The Plum Shareholders’ Meeting will be held both in person on [•], 2025 at 10:00 a.m., Eastern Time, virtually at https://www [•], using technology designed to increase shareholder access, save Plum and Plum Shareholders time and money and provide Plum Shareholders’ rights and opportunities to participate in the Plum Shareholders’ Meeting similar to those they would have had had they attended in person. Plum will provide Plum Shareholders with an opportunity to hear all portions of the Plum Shareholders’ Meeting as conducted by the Plum Board, submit written questions and comments during the Plum Shareholders’ Meeting and vote online during the open poll portion of the Plum Shareholders’ Meeting.

Attending the Plum Shareholders’ Meeting

All Plum Shareholders as of the record date, or their duly appointed proxies, may attend the Plum Shareholders’ Meeting either in person or via the live webcast. If you were a Plum Shareholder as of the close of business on [•], 2025, you may attend the Plum Shareholders’ Meeting. Plum Shareholders do not need to attend the Plum Shareholders’ Meeting to vote their shares. For information on how to vote your Plum Common Shares, please see the subsection entitled “Voting Your Shares.”

In order to attend the Plum Shareholders’ Meeting, submit questions and vote, Plum Shareholders will need a control number. If you are a registered Plum Shareholder, you received a proxy card with this proxy statement/prospectus that includes your control number. If you do not have your control number, contact the Transfer Agent, Continental Stock Transfer & Trust Company, by telephone at (917) 262-2373 or by email at proxy@continentalstock.com. If your Plum Common Shares are held in “street name” or are in a margin or similar account, you will need to contact your bank, broker or other nominee and obtain a legal proxy. Once you have received your legal proxy, you will need to contact the Transfer Agent to have a control number generated. Please allow up to 72 hours for processing your request for a control number.

Plum Shareholders can pre-register to attend the meeting. To pre-register, visit https://www [•] and enter your control number, name and email address. After pre-registering, Plum Shareholders will be able to vote or submit questions for the Plum Shareholders’ Meeting.

Plum Shareholders have multiple opportunities to submit questions to Plum for the Plum Shareholders’ Meeting. Plum Shareholders who wish to submit a question in advance may do so by pre-registering and then selecting the chat box link. Plum Shareholders also may submit questions live during the meeting. Questions pertinent to Plum Shareholders’ Meeting matters may be recognized and answered during the Plum Shareholders’ Meeting in Plum’s discretion, subject to time constraints. Plum reserves the right to edit or reject questions that are inappropriate for Plum Shareholders’ Meeting matters. In addition, Plum will offer live technical support for all Plum Shareholders attending the Plum Shareholders’ Meeting.

To attend and participate in the Plum Shareholders’ Meeting virtually, Plum Shareholders of record may visit https://www [•] and enter their 12 digit control number, regardless of whether such shareholders have pre-registered.

Pursuant to the Plum Articles, the Plum Board may postpone any general meeting at any time prior to such meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Plum Board will give Plum Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Plum Board may determine.

Proposals

At the Plum Shareholders’ Meeting, Plum Shareholders will vote on the following Proposals:

•        The Domestication Proposal — To approve, by Special Resolution, the transfer of Plum by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the domestication of Plum (the “Domestication”) as a British Columbia corporation in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”), including the adoption of the Domestication Articles (the “Domestication Proposal” or “Proposal No. 1”);

•        Business Combination Proposal — To approve, by Ordinary Resolution, the Business Combination Agreement, dated as of August 22, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of Plum (“Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), including the Arrangement Resolution pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement attached hereto as Annex B, (i) Plum shall effect the Domestication, (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation (the “Business Combination Proposal” or “Proposal No. 2”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Advisory Organization Documents Proposal — To approve on a non-binding advisory basis, by Ordinary Resolution, the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights, presented separately in accordance with U.S. Securities and Exchange Commission guidance (the “Advisory Organizational Documents Proposals” or “Proposal No. 3”). The full text of the PubCo Closing Articles are attached to the accompanying proxy statement/prospectus as Annex E. Proposal No. 3 is separated into sub-proposals submitted to Plum Shareholders to approve on a non-binding advisory basis, by Ordinary Resolution, those governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholders’ rights as described in the following paragraphs (a) – (d):

(a)     the proposed PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares (the “Authorized Capital Proposal” or “Proposal No. 3A”);

(b)     the proposed PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting (the “Quorum Proposal” or “Proposal No. 3B”);

(c)     the proposed PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation” (the “Name Change Proposal” or “Proposal No. 3C”); and

(d)     the proposed PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters (the “Other Matters Proposal” or “Proposal No. 3D” and, together with the Authorized Capital Proposal, the Quorum Proposal and the Name Change Proposal, the “Sub-Proposals”);

•        Incentive Plan Proposal — To approve, by Ordinary Resolution, for the purposes of complying with the rules of the Nasdaq Stock Market, the issuance of PubCo Common Shares pursuant to the PubCo Omnibus Equity Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 4”). A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex K;

•        Adjournment Proposal — If put to Plum Shareholders for a vote, a proposal to approve, by Ordinary Resolution, the adjournment of the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the foregoing proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Adjournment Proposal” or “Proposal No. 5” and, together with the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals, the “Proposals”). If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

For more information on the Proposals, please see the sections entitled “Proposal No. 1 — The Domestication Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals”, “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The Adjournment Proposal.”

Recommendation of the Plum Board of Directors FOR the Proposals

The Plum Board has unanimously determined that each of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if put) is in the best interests of Plum and Plum Shareholders and unanimously recommends that Plum Shareholders vote “FOR” each Proposal being submitted to a vote of the Plum Shareholders at the Plum Shareholders’ Meeting. For more information, please see the sections entitled “Proposal No. 1 — The Domestication Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals”, “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The Adjournment Proposal.”

When you consider the unanimous recommendation of the Plum Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. The existence of financial and personal interests of one or more of Plum’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Plum and Plum Shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. Please see the subsection entitled “The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Only Plum Shareholders of record at the close of business on [•], 2025, the record date for the Plum Shareholders’ Meeting, will be entitled to vote at the Plum Shareholders’ Meeting. In respect of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal, each Plum Shareholder is entitled to one vote for each Plum Common Shares registered in its name as of the close of business on the record date. If a Plum Shareholder’s Plum Common Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the record date, there were 1,016,833 Plum Public Shares outstanding and 7,062,500 Plum Class B Shares outstanding held by Sponsor and Plum’s independent directors.

Quorum and Required Vote for Proposals at the Plum Shareholders’ Meeting

A quorum of Plum Shareholders is necessary to hold a valid meeting. A quorum will be present at the Plum Shareholders’ Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of Plum attend virtually or in person or are represented by proxy at the Plum Shareholders’ Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. As of the record date for the Plum Shareholders’ Meeting, 5,105,850 Plum Common Shares would be required to achieve a quorum.

Approval of the Domestication Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of not less than two thirds (66 2⁄3%) of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. The Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal require the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Accordingly, a Plum Shareholder’s failure to vote by proxy or to vote online at the Plum Shareholders’ Meeting will not, if a valid quorum is established, have any effect on the outcome of any vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Plum Shareholders’ Meeting (assuming a quorum is present).

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the Plum Shareholders’ Meeting. The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Plum Shareholders’ Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote.

Voting Your Shares

If you are a shareholder of record, there are two ways to vote your Plum Common Shares at the Plum Shareholders’ Meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your Plum Common Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Plum Common Shares, your Plum Common Shares will be voted as recommended by the Plum Board “FOR” each of the Proposals;

•        You can submit your proxy by telephone or over the internet by following the instructions on your proxy card; or

•        You can attend the Plum Shareholders’ Meeting in person or virtually and vote.

If your Plum Common Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the Plum Shares beneficially owned by you are properly counted. Beneficial shareholders who wish to vote by attending the Plum Shareholders’ Meeting in person or virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their shares.

Revoking Your Proxy

If you are a shareholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Plum, in writing, before the Plum Shareholders’ Meeting that you have revoked your proxy; or

•        you may attend the Plum Shareholders’ Meeting, revoke your proxy and vote in person, as indicated above.

No Additional Matters May Be Presented at the Plum Shareholders’ Meeting

The Plum Shareholders’ Meeting has been called to consider only the approval of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal and (if put) the Adjournment Proposal. Under the Plum Articles, other than procedural matters incident to the conduct of the Plum Shareholders’ Meeting, no other matters may be considered at the Plum Shareholders’ Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Plum Shareholders’ Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Plum Common Shares, you may call or email [•], Plum’s proxy solicitor, at [•] (banks and brokers, please call collect at [•]) or [•].

Vote of the Sponsor or Former Sponsor

Pursuant to the Sponsor Support Agreement entered into in connection with the Business Combination, each of the Sponsor Parties agreed to vote any Plum Common Shares owned by them in favor of an Initial Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed, effective concurrently with the execution and delivery of the Business Combination Agreement, that Sponsor will be prohibited from voting any Plum Class A Shares purchased by Sponsor following Plum’s public announcement of Plum’s intention to engage in the Transactions for or against the Transactions. The Sponsor Support Agreement applies to Sponsor Parties as it relates to the Plum Founder Shares and the requirement to vote all of the Plum Founder Shares in favor of the Business Combination Proposal. As of the record date, the Sponsor Parties own 7,062,500 Plum Founder Shares, representing approximately 87.4% of the Plum Common Shares then outstanding and entitled to vote at the Plum Shareholders’ Meeting. The Sponsor Parties have agreed to waive any redemption rights with respect to Plum Class A Shares purchased in the Plum IPO or in the aftermarket, in connection with the Business Combination. Additionally, pursuant to the Sponsor Parties are not entitled to redemption rights with respect to any Plum Founder Shares held by them in connection with the consummation of the Business Combination or upon Plum’s liquidation. The Plum Founder Shares will be worthless if no Business Combination is effected by Plum by the Deadline Date. However, the Sponsor Parties are entitled to redemption rights upon Plum’s liquidation with respect to any Plum Class A Shares they may own.

Redemption Rights

Pursuant to the Plum Articles, any holders of Plum Public Shares other than Sponsor or Plum management may elect to have their Plum Public Shares redeemed for cash at a per-share redemption price equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination, divided by the number of then-outstanding Plum Public Shares. If demand is properly made and the Business Combination is consummated, such holder of PubCo Common Shares received in exchange for Plum Public Shares pursuant to the Business Combination Agreement will hold only the right to receive its pro rata share of the aggregate amount on deposit in the Trust Account which holds a portion of the proceeds of the Plum IPO and the sale of the Plum Private Placement Warrants (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation Effective Time and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for your PubCo Common Shares only if you properly and timely demand redemption. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $25.6 million as of December 31, 2024, the estimated per share redemption price would have been approximately $11.22.

Each redemption of PubCo Common Shares by Plum Public Shareholders will reduce the amount in the Trust Account.

To exercise your redemption rights, you must:

•        if you hold Plum Units, elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants;

•        prior to 10:30 a.m., Eastern Time on [•], 2025 (two business days before the Plum Shareholders’ Meeting), tender your shares physically or electronically and submit a request in writing that PubCo redeem your PubCo Common Shares that you receive in exchange for your Plum Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com;

and

•        deliver your Plum Public Shares through DTC’s DWAC system to the Transfer Agent at least two business days before the Plum Shareholders’ Meeting. Plum Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your Plum Public Shares as described above, your shares will not be redeemed.

Plum Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their Plum Common Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the proposal to approve the Business Combination at the Plum Shareholders’ Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Plum Shareholders’ Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without Plum’s consent once the Business Combination is consummated.

Holders of outstanding Plum Units must elect to separate their Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising redemption rights with respect to the Plum Public Shares.

If you hold Plum Units registered in your own name, you must deliver the certificate for such Plum Units to Continental Stock Transfer & Trust Company, the Transfer Agent, with written instructions to separate such Plum Units into Plum Public Shares and Plum Public Warrants. This must be completed far enough in advance to permit the mailing of the Plum Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Plum Public Shares from the Plum Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Plum Units, you must instruct such nominee to separate your Plum Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, the Transfer Agent. Such written instructions must include the number of Plum Units to be split and the nominee holding such Plum Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of Plum Public Shares and the applicable fraction of Plum Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Plum Public Shares from the Plum Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Plum Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Prior to exercising redemption rights, Plum Shareholders should verify the market price of the Plum Class A Shares, as shareholders may receive higher proceeds from the sale of their Plum Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your Plum Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Plum Class A Shares when you wish to sell your shares.

If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation Effective Time and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the

TRC Amalgamation Effective Time. You will no longer own those shares and you will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for your PubCo Common Shares only if you properly and timely demand redemption.

Each redemption of PubCo Common Shares by Plum Public Shareholders will reduce the amount in the Trust Account.

Pursuant to Section 172 of the Plum Articles, if Plum does not consummate an Initial Business Combination by the Deadline Date, Plum will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Plum Public Shareholders and all of Plum’s warrants will expire worthless.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Plum Shareholders’ Meeting or thereafter with Plum’s consent until the consummation of the Business Combination. If you deliver your shares for redemption to Continental, Plum’s Transfer Agent, and later decide prior to the Plum Shareholders’ Meeting not to elect redemption, you may request that Continental, Plum’s Transfer Agent, return the shares (physically or electronically) to you. You may make such request by contacting Continental, Plum’s Transfer Agent, at the phone number or address listed herein.

Appraisal or Dissent Rights

There is no mandatory statutory right of dissent and appraisal in respect of plans of arrangement under the BCBCA unless the terms of the arrangement permits dissent. The Business Combination Agreement does not contemplate any dissent rights or appraisal rights to be available to holders of Plum Class A Shares and Plum Class B Shares in connection with the Business Combination. However, Plum Shareholders are still entitled to exercise the rights of redemption as set out in the section entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” and the Plum Board has determined that the redemption proceeds payable to Plum Shareholders who exercise such redemption rights represents the fair value of those Plum Common Shares.

Proxy Solicitation Costs

Plum is soliciting proxies on behalf of the Plum Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. Plum will bear the cost of the solicitation.

Plum has engaged [•] to assist in the solicitation of proxies, and will pay [•] a fee of $[•], plus disbursements. Plum will reimburse [•] for reasonable and documented out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses.

Plum will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and will reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Plum Class A Shares and in obtaining voting instructions from those owners.

Plum management may also solicit proxies by telephone, by facsimile, in person or by electronic means. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby.

Plum Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an Ordinary Resolution, being the affirmative vote of a majority of the votes cast by the holders of the outstanding Plum Class A Shares and Plum Class B Shares present in person or represented by proxy at the Plum Shareholders’ Meeting and entitled to vote on such matter.

Structure of the Business Combination

On August 22, 2024, Plum, TRC, PubCo, and Amalco, entered into a Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, (i) Plum will transfer by way of continuation from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles and the Companies Act and domesticate as a British Columbia corporation in accordance with the BCBCA, (ii) Plum will amalgamate with PubCo, with PubCo surviving as PubCo in accordance with the terms of the Plan of Arrangement and (iii) TRC will amalgamate with Amalco, with the amalgamated company becoming a wholly owned subsidiary of PubCo in accordance with the terms of the Plan of Arrangement.

The Business Combination Agreement

The material terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules, which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to shareholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about TRC, Plum, PubCo or any other matter.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Sponsor Support Agreement, TRC Securityholder Support Agreements, Registration Rights Agreement, and the Sponsor Parties Lock-Up Agreement. See “The Business Combination — Related Agreements” for more information.

On December 10, 2024, Plum and Tactical entered into an amendment (the “Amendment”) to the Business Combination Agreement.

The Amendment, among other things, provides (a) that Plum will apply for and effect a listing of Plum’s publicly-traded securities with OTC Markets Group (“OTC Markets”), which listing will take effect no later than ten business days following any delisting of such Plum securities from Nasdaq on January 27, 2025 (the “Nasdaq De-Listing Date”), (b) that Plum shall prepare and file with the SEC a proxy statement for the purpose of amending the Amended and Restated Memorandum and Articles of Association of Plum (the “Articles”) to (i) extend the deadline for Plum to consummate an initial business combination from January 30, 2025 to July 30, 2025 (the “Extension Amendment Proposal”) and (ii) remove the requirement in Plum’s Articles that Plum have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, an initial business combination (the “NTA Amendment Proposal” and such requirement, the “NTA Requirement”), (c) that Plum comply with all applicable rules and regulations of Nasdaq or OTC Markets, as applicable, (d) that Plum use commercially reasonable efforts to ensure that Plum’s publicly-traded securities continue to be qualified to trade on OTC Markets from and after the Nasdaq De-Listing Date, (e) that the parties use commercially reasonable efforts to cause Plum’s publicly-traded securities to be delisted from OTC Markets as of the Company Amalgamation Effective Time or as soon as practicable thereafter, (f) that the closing condition requiring Pubco to satisfy the NTA Requirement shall not be applicable in the event that Plum’s shareholders approve the NTA Amendment Proposal and Plum amends the Articles to remove the NTA Requirement, and (g) that the Agreement End Date shall be automatically extended to July 30, 2025 in the event that Plum’s shareholders approve the Extension Amendment Proposal and Plum amends the Articles to extend its deadline to consummate an initial business combination to July 30, 2025.

In January 28, 2025, Plum and Tactical entered into Amendment No. 2 (the “Amendment”) to the Business Combination Agreement.

The Amendment provides that certain recently issued convertible debentures of Tactical (and future issuances of convertible debentures by Tactical, if any, to the extent permitted under the Business Combination Agreement) shall be subject to the same terms under the Business Combination Agreement, and shall be subject to the same treatment upon closing of the Business Combination as certain existing convertible debentures issued by Tactical and already subject to the terms of the Business Combination Agreement.

Organizational Structure

The following diagram illustrates the organizational structure of Plum and TRC immediately prior to the Business Combination:

The following diagram illustrates the structure of PubCo immediately following the Business Combination. The percentages shown reflect the voting power and economic interests in PubCo on a combined basis, in each case assuming no redemptions, assuming illustrative redemptions or assuming maximum redemptions. Interests shown exclude (i) 9,416,666 PubCo Common Shares underlying the PubCo Public Warrants, (ii) 2,642,500 PubCo Common

Shares underlying the PubCo Private Placement Warrants and Founder Warrants, (iii) 2,118,829 PubCo Common Shares underlying the TRC Options, (iv) 3,153,915 PubCo Common Shares underlying the TRC RSUs, (v) 4,738,834 PubCo Common Shares underlying the TRC Warrants, (vi) 5,750,475 PubCo Common Shares underlying the TRC Debentures, or (vii) up to 8,207,886 PubCo Common Shares underlying the TRC Incentive Plan. Please see the subsection entitled “The Business Combination — Ownership of PubCo Common Shares After Closing” for additional assumptions used in calculating such percentages.

Conversion of Securities

Pursuant to the Plum Amalgamation, which will take place after the Domestication and on the date on which the closing of the Business Combination will occur (the “Closing” and such date the “Closing Date”):

(a)     each Plum Unit shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A Share, par value $0.0001 per share (a “Plum Class A Share”) and one-third of one Plum Warrant in accordance with the terms of the applicable Plum Unit;

(b)     each Plum Class A Share and Plum Class B ordinary share, par value $0.0001 per share (a “Plum Class B Share” and together with the Plum Class A Shares, the “Plum Common Shares”), will be exchanged on a one-for-one basis, for a common share in the authorized share capital of PubCo (a “PubCo Common Share”); and

(c)     each Plum Warrant shall automatically be converted into a warrant (each, a “PubCo Assumed Plum Warrant”) to purchase a number of PubCo Common Shares determined in accordance with the terms of such Plum Warrant.

On the Closing Date, pursuant to the TRC Amalgamation, among other things:

(a)     each TRC Common Share (other than any Cancelled TRC Shares or Dissenting Shares) shall automatically be exchanged for the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio (the aggregate of all such PubCo Common Shares, the “Arrangement Consideration Shares”). Any Arrangement Consideration Shares exchanged for TRC Common Shares which were subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the TRC Amalgamation Effective Time;

(b)     each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in the Plan of Arrangement;

(c)     each TRC Option shall be assumed by PubCo and converted into an option to purchase PubCo Common Shares (each, a “Converted TRC Option”), subject to the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such Converted TRC Option shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

(d)     each TRC RSU shall be assumed by PubCo and converted into a restricted stock unit in respect of PubCo Common Shares (each, a “Converted TRC RSU”), subject to the same terms and conditions as were previously applicable thereto, except that such Converted TRC RSU shall be in respect of a number of PubCo Common Shares equal to the product of (A) the number of shares previously subject to such TRC RSU and (B) the TRC Exchange Ratio;

(e)     each TRC Warrant shall automatically be converted into a warrant to purchase PubCo Common Shares (each, a “PubCo Assumed TRC Warrant”), and such PubCo Assumed TRC Warrant shall continue to be governed by the same terms and conditions as were previously applicable, except that (A) the number of TRC Common Shares subject to such PubCo Assumed TRC Warrant shall be increased by multiplying the number of shares previously issuable thereunder by the TRC Exchange Ratio, rounded down to the nearest whole PubCo Common Share, and (B) the per share exercise price shall be reduced by dividing the previous exercise price thereof by the TRC Exchange Ratio (rounded up to the nearest cent);

(f)     the TRC Convertible Debenture shall survive the TRC Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein); and

(g)     each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of TRC.

Dissent Rights.

To the extent available under the BCBCA, any TRC Common Shares that are outstanding immediately prior to TRC Amalgamation Effective Time and that are held by TRC Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of the BCBCA relevant to the exercise and perfection of dissenters’ rights with respect to such TRC Common Shares (the “Dissenting Shares”) shall not be exchanged for, and any such TRC Shareholder shall have no right to receive, any Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of TRC save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any TRC Shareholder who prior to TRC Amalgamation Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their TRC Common Shares pursuant to Section 245 of the BCBCA shall be treated in the same manner as a TRC Shareholder who did not give a notice of election to dissent pursuant to Section 242 of the BCBCA.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the Closing deliverables following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “The Business Combination — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Plum and TRC may agree in writing.

Conditions to Obligations of Each Party

The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by PubCo, Plum and TRC:

•        The Plum Shareholders’ Approval shall have been obtained.

•        TRC Shareholders’ Approval shall have been obtained.

•        Each of the Interim Order and the Final Order shall have been granted.

•        All Regulatory Approvals shall have been obtained and any applicable waiting periods therefor shall have expired or been terminated.

•        The proxy/registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the proxy/registration statement shall be in effect.

•        No Governmental Authority shall have enacted any Law or Governmental Order making the Transactions illegal.

•        The PubCo Common Shares and the PubCo Warrants shall have been accepted for listing on Nasdaq.

•        The distribution of the PubCo Common Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities Laws in Canada.

•        PubCo shall have paid the outstanding TRC and Plum transaction expenses as required by the Business Combination Agreement and the aggregate outstanding amount due under all working capital loans to Plum from Sponsor.

Conditions to Obligations of PubCo, Plum and Amalco

The obligations of PubCo, Plum and Amalco to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by PubCo, Plum and Amalco:

•        Subject to certain limitations and qualifications, each of the representations and warranties of TRC contained in the Business Combination Agreement shall be true and correct as of the Closing Date as if made on that date.

•        Each of the covenants of TRC to be performed prior to the Closing Date shall have been performed in all material respects.

•        TRC shall have delivered to Plum each of the deliverables required by the Business Combination Agreement.

•        No TRC Material Adverse Effect shall have occurred that is continuing.

Conditions to Obligations of TRC

The obligations of TRC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TRC:

•        Subject to certain limitations and qualifications, each of the representations and warranties of PubCo, Plum and Amalco contained in the Business Combination Agreement shall be true and correct as of the Closing Date as if made on that date.

•        Each of the covenants of PubCo, Plum and Amalco to be performed prior to the Closing Date shall have been performed in all material respects.

•        No Plum Material Adverse Effect shall have occurred.

•        PubCo shall have delivered each of the deliverables required by the Business Combination Agreement.

•        PubCo shall have deposited with the Depositary the Exchange Fund and the Irrevocable Direction.

•        Effective as of the Closing, the directors and officers of PubCo and Amalco shall have resigned.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by TRC, Plum, Amalco and PubCo as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, TRC made certain customary representations and warranties to Plum, including:

Representations and Warranties of TRC

1.      TRC is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. TRC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

2.      TRC is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction.

3.      TRC has provided to Plum true, correct and complete copies of TRC Governing Documents. Each of TRC Governing Documents is in full force and effect.

4.      TRC does not directly or indirectly own any Equity Securities of any Person.

5.      The authorized share capital of TRC consists of an unlimited number of TRC Common Shares.

6.      All TRC Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable

7.      Other than TRC Shareholders’ Approval, there is no consent required of TRC Shareholders in connection with the Transactions.

8.      TRC has provided Plum with a complete list of TRC Warrants, TRC RSUs and TRC Options issued and outstanding as of the date of the Business Combination Agreement, and the identity of the Persons that are the holders thereof. Except as disclosed to Plum, there are no authorized or issued options, warrants, convertible securities or other equity appreciation, phantom equity, profit participation, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights, conversion rights or other similar rights, or any Contracts of any character obligating TRC to issue, exchange, transfer, deliver or sell any Equity Securities of TRC.

9.      TRC has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Business Combination Agreement and each of the Ancillary Agreements constitute legal, valid and binding obligations of TRC, enforceable against TRC in accordance with their respective terms.

10.    Each of the financial statements of TRC are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of TRC as at the dates and during the periods therein indicated. Each of TRC Financial Statements has been prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated, and comply in all material respects with applicable accounting requirements, rules and regulations of the CSA and securities Laws.

11.    TRC has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to TRC and other material information required to be disclosed by TRC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the CSA. TRC has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets

12.    Since December 31, 2021, neither TRC nor, to the Knowledge of TRC, any Representative of TRC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of TRC with respect to TRC Financial Statements or the internal accounting controls of TRC.

13.    As of the date of the Business Combination Agreement, except for TRC Convertible Debenture, TRC has no Indebtedness.

14.    TRC’s current auditors are independent with respect to TRC within the meaning of the rules of professional conduct applicable to auditors in Canada.

15.    TRC Disclosure Schedules lists all Contracts (other than TRC Benefit Plans) to which TRC is a party or by which any of its assets or properties is bound that constitute or involve the following (each of the following, a “Material Contract”):

(a)     Contracts (A) with any of the Affiliates of TRC or (B) pursuant to which TRC receives any “preferred pricing” or similar benefit;

(b)     Contracts evidencing any Indebtedness of $100,000 or more;

(c)     any Contract with the top five suppliers of TRC;

(d)     any Real Property Lease;

(e)     Contracts with any Governmental Authority;

(f)     Contracts awarded by TRC to a third party in the performance of a Contract with a Governmental Authority;

(g)     Contracts which (A) limit, or purport to limit, the right of TRC to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require TRC to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party;

(h)    Contracts between TRC and any Related Party of TRC;

(i)     Contracts providing for (A) the sale of any material properties or tangible assets of TRC, (B) the grant to any Person of any preferential rights to purchase any material properties or tangible assets of TRC or (C) the acquisition by TRC of any operating business or material properties or assets for consideration in excess of $500,000;

(j)     Contracts providing for any interest rate, commodity or currency protection;

(k)     any partnership, joint venture or similar agreements;

(l)     Contracts involving any resolution or settlement of any Action that require future payments by TRC in excess of $100,000 or impose injunctive or other non-monetary relief;

(m)   Contracts granting a license or other permission to use any Intellectual Property of TRC;

(n)    Contracts to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(o)    Contracts granting any Person an irrevocable power of attorney from TRC; and

(p)    Contracts for the use by TRC of any tangible property where the annual lease payments are greater than $100,000.

16.    Each Material Contract is in full force and effect and a legal, valid, binding obligation of TRC and, to the Knowledge of TRC, the other parties thereto.

17.    The TRC Disclosure Schedules sets forth an accurate and complete list, as of the date of the Business Combination Agreement, of each item of Owned Registered IP.

18.     Each item of Owned Registered IP valid and enforceable. There are no Actions currently before any Governmental Authority relating to the validity, enforceability, registrability, scope or ownership with respect to any material Owned Registered IP. Except as would not be material to TRC, TRC is the sole and exclusive owner of any and all Owned Registered IP, free and clear of all Liens, except for Permitted Liens.

19.    There is no infringement, misappropriation or other violation of any material Owned Intellectual Property by any third party. The operation of TRC’s business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any third party

20.    TRC has good and marketable title to its tangible properties, assets and rights, free and clear of any Liens, other than Permitted Liens.

21.    TRC does not own any real property, and TRC is not a party to any Contract under which it has a right to purchase any real property.

22.    The TRC Disclosure Schedules sets forth a true, correct and complete list of all leases real property held by TRC.

23.    The property and facility leased or operated by TRC is in material compliance with all Environmental Laws.

24.    TRC possesses all material Environmental Permits that are required for the operation of its business as presently conducted.

25.    There has been no Release of any Hazardous Materials by TRC at, in, on, under or from any real property currently leased or operated by TRC.

26.    The execution and delivery by TRC of, and the performance by TRC of its obligations pursuant to, the Business Combination Agreement and each of the Ancillary Agreements will not result in any violation of, conflict with, or require any consent, filing, notice, waiver or approval under (i) TRC Governing Documents, (ii) any Material Contract or (iii) any applicable Law, Permit or Governmental Order.

27.    TRC is conducting its business and operations in compliance with all applicable Laws.

28.    TRC has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted.

29.    Since the date of the most recent TRC Financial Statements (a) there has not been, individually or in the aggregate, any TRC Material Adverse Effect and (b) TRC has conducted its business in all material respects in the Ordinary Course.

30.    There are no Actions pending or threatened against TRC or any of its assets or properties.

31.    TRC has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by TRC to be reasonable for the business of TRC.

32.    No consent any Governmental Authority on the part of TRC is required in connection with the execution and delivery of the Business Combination Agreement or any Ancillary Agreement to which TRC is or will be a party or the consummation of the Transactions, except those expressly contemplated in the Business Combination Agreement.

33.    No broker, finder, agent or similar intermediary has acted on behalf of TRC.

34.    Except with respect to actions expressly contemplated by the Business Combination Agreement, any of the Ancillary Agreements or any TRC Benefit Plan, no Related Party is a party to any Contract with TRC.

35.    The TRC Disclosure Schedules sets forth a true, complete and accurate list of each independent contractor of TRC, including the terms of such engagement. Each independent contractor of TRC has been properly classified as an independent contractor and TRC has not received any notice from any

Governmental Authority disputing such classification. As of the date of the Business Combination Agreement, TRC has no employees. No officer of TRC intends to terminate his or her service with TRC, nor does TRC have any present intention to terminate the service of any of the forgoing.

36.    Each TRC Benefit Plan has been established, administered, operated and funded in accordance with its terms and in compliance with all applicable Laws in all material respects. There are no pending or threatened Actions by any Person against or relating to TRC Benefit Plans, other than routine benefits claims.

37.    TRC: (i) has filed all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes on such filed Tax Returns and any other material Taxes that TRC is otherwise obligated to pay; (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing.

38.    The minute books of TRC, copies of which have been provided to Plum, contain complete and accurate records in all material respects of all meetings and other corporate actions of TRC Shareholders and TRC Board and all committees thereof.

39.    TRC complies, and since December 31, 2021 TRC has complied, in all material respects, with all Privacy and Information Security Requirements.

40.    Neither TRC nor any of its Representatives, distributors, resellers or other third parties acting on behalf of TRC have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above, in order to assist TRC to obtain or retain business for, or direct business to, TRC.

41.    The operations of TRC are and have been conducted at all times since December 31, 2021 in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, applicable provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and applicable money laundering Laws of all jurisdictions in which TRC conducts its business, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over TRC (collectively, the “Anti-Money Laundering Laws”).

42.    Neither TRC nor any of its Representatives is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any Sanctions or (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria).

43.    TRC and its Representatives in their capacities as such, have been in compliance with all applicable Export Laws.

44.    None of the information supplied or to be supplied by or on behalf of TRC for inclusion or incorporation by reference in any public filing will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

45.    TRC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the CSA (collectively, as they have been amended or supplemented since the time of their filing through the date that is one Business Day prior to the date of the Business Combination Agreement, the “TRC CSA Filings”), including with respect to the Peak REE Project. Each TRC CSA Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of applicable Law. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each TRC CSA Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

46.    TRC Common Shares are listed for trading on (a) the OTC Markets under the symbol “USREF” and (b) TSX-V under the symbol “RARE”. TRC is in compliance in all material respects with the rules of the OTC Markets and TSX-V and there is no Action pending or, to the Knowledge of TRC, threatened against TRC by the OTC Markets Group or the TMX Group with respect to any intention by such entity to deregister TRC Common Shares or terminate the listing of TRC Common Shares on the OTC Markets or TSX-V.

47.    TRC is not a “cultural business” within the meaning of the ICA.

48.    TRC Board has unanimously (with conflicted directors abstaining) (a) determined that it is fair to, advisable for and in the best interests of TRC and TRC Shareholders for TRC to enter into the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that TRC Shareholders vote in favor of TRC Arrangement Resolution at TRC Shareholders Meeting, on the terms and subject to the conditions set forth in the Business Combination Agreement. TRC Shareholders’ Approval represents the only approval of the holders of any Equity Securities of TRC necessary in connection with the entry into the Business Combination Agreement by TRC and the consummation of the Transactions.

49.    TRC is not the subject of an Insolvency Event.

Representations and Warranties of Plum and Amalco

1.      Plum is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Plum has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

2.      Plum is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction (or the equivalent thereof.

3.      Plum has provided to TRC true, correct and complete copies of the Plum Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of the Business Combination Agreement. Each of the Plum Governing Documents is in full force and effect, and Plum is not in violation of any of the provisions of the Plum Governing Documents.

4.      Amalco is the only Subsidiary of Plum. Except for Amalco, Plum does not directly or indirectly own any Equity Securities of any Person.

5.      The authorized share capital of Plum consists of (i) 200,000,000 Plum Class A Shares, 1,016,833 of which are issued and outstanding, (ii) 20,000,000 Plum Class B Shares, 7,062,500 of which are issued and outstanding, (iii) 1,000,000 Plum Preference Shares, none of which are issued and outstanding, (iv) Plum Public Warrants exercisable for an aggregate of 9,416,666 Plum Class A Shares, (v) Plum Private Warrants exercisable for an aggregate of 288,334 Plum Class A Shares, (vi) Plum Class B Warrants exercisable for an aggregate of 2,354,167 Plum B Ordinary Shares, (vii) 865,000 Plum Private Units, all of which are issued and outstanding and (viii) 7,062,500 Plum Class B Units, all of which are issued and outstanding.

6.      All Plum Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable.

7.      Plum has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The (a) execution and delivery by Plum of the Business Combination Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Plum and its directors, officers and shareholders, and no other corporate proceedings on the part of Plum are necessary to authorize the Business Combination Agreement or the consummation of the Transactions. The Business Combination Agreement and each of the Ancillary Agreements to which Plum is or will be a party constitute legal, valid and binding obligations of Plum, enforceable against Plum in accordance with their respective terms.

8.      The financial statements of Plum contained in the Plum SEC Filings (the “Plum Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of Plum as at the dates and during the periods therein indicated. Each of the Plum Financial Statements has been prepared in accordance with GAAP, Regulation S-K, and Regulation S-X, in each case, applied on a consistent basis throughout the periods indicated, and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

9.      Plum has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to Plum and other material information required to be disclosed by Plum (including any fraud that involves management or other employees who have a significant role in the internal controls of Plum) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the management of Plum by others within Plum to allow timely decisions to be made regarding required disclosures and to make the certifications required under any applicable Laws.

10.    Plum has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets.

11.    As of the date of the Business Combination Agreement, Plum does not have any Indebtedness. Plum does not have any material off-balance sheet arrangements that are not disclosed in the Plum SEC Filings.

12.    The execution and delivery by Plum of, and the performance by Plum of its obligations pursuant to, the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, (a) any violation of, conflict with, or subject to obtaining the Plum Shareholders’ Approval and the Regulatory Approvals, require any consent under, (i) the Plum Governing Documents, or (ii) any Contract to which it is a party or by which any of its properties or assets is bound.

13.    Plum is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws.

14.    Plum has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted.

15.    Since the date of the most recent Plum Financial Statements, (a) there has not been, individually or in the aggregate, any Plum Material Adverse Effect, and (b) Plum has conducted its business in all material respects in the Ordinary Course.

16.    There are no Actions pending or threatened against Plum or any of its assets or properties, and no written notice of any such Action involving or relating to Plum, whether pending or threatened, has been received by Plum or any of its Representatives.

17.    No consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Plum is required in connection with the execution and delivery of the Business Combination Agreement or any Ancillary Agreement to which Plum is or will be a party or the consummation of the Transactions, except as expressly contemplated by the Business Combination Agreement.

18.    No broker, finder, agent or similar intermediary has acted on behalf of Plum or Amalco in each case, in connection with the Business Combination Agreement or the consummation of any of the Transactions

19.    Plum: (i) has filed all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes on such filed Tax Returns and any other material Taxes that Plum is otherwise obligated to pay; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

20.    Plum and the Plum Board have taken all action necessary so that the Business Combination Agreement and the Transactions are exempted from the restrictions on business combinations and voting requirements contained in any Takeover Statute applicable to Plum.

21.    None of the information supplied or to be supplied by or on behalf of Plum or Amalco for inclusion in documents to be filed in connection with the Business Combination Agreement, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

22.    Plum has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date that is two Business Days prior to the date of the Business Combination Agreement, the “Plum SEC Filings”). Each Plum SEC Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to such Plum SEC Filing. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each Plum SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

23.    Plum is in compliance with the applicable Nasdaq or OTC Pink, as applicable, rules and regulations.

24.    As of the date of the Business Combination Agreement, Plum has at least $25,193,578.08 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment TRC Act pursuant to the Investment Management Trust Agreement, dated as of July 27, 2021, between Plum and Continental Stock Transfer & Trust TRC, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”).

25.    Plum is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment TRC Act. Plum constitutes an “emerging growth company” within the meaning of the JOBS Act. Plum is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

26.    Since its incorporation, Plum has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) those that are administrative, ministerial or otherwise immaterial in nature, (iii) related to the Plum IPO, or (iv) directed toward the accomplishment of a Business Combination.

27.    As of the date of the Business Combination Agreement, Plum Class A Shares, Plum Public Warrants, and Plum Public Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “PLMJ”, “PLMJW” and “PLMJU” respectively.

28.    The Plum Board (including any required committee or subgroup of such board) has, as of the date of the Business Combination Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are fair to and in the best interests of the Plum Shareholders, (c) determined that the Transactions constitute a Business Combination, and (d) recommended that the Plum Shareholders approve the Plum Shareholder Proposals. The Plum Shareholders’ Approval represents the only approval of the holders of any Equity Securities of Plum necessary in connection with the entry into the Business Combination Agreement by Plum and the consummation of the Transactions.

29.    The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of Plum and the PIPE Investor party to each such PIPE Subscription Agreement.

30.    Except with respect to actions expressly contemplated by the Business Combination Agreement or any of the Ancillary Agreements no Plum Related Party is a party to a contract with Plum.

31.    Amalco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Each of the Amalco Governing Documents is in full force and effect, and Amalco is not in violation of any of the provisions of the Amalco Governing Documents.

32.    Amalco has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The (a) execution and delivery by Amalco of the Business Combination Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Amalco and its directors, officers and shareholders. The Business Combination Agreement and each of the Ancillary Agreements constitute valid and binding obligations of Amalco, enforceable against Amalco in accordance with their respective terms.

33.    The execution and delivery by Amalco of, and the performance by Amalco of its obligations pursuant to, the Business Combination Agreement and each of the Ancillary Agreements will not result in any violation of, conflict with, or subject to obtaining the Amalco Sole Shareholder Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) the Amalco Governing Documents or (ii) any Contract to which it is a party or by which any of its properties or assets is bound.

34.    No consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or the expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Amalco is required in connection with the execution and delivery of the Business Combination Agreement or any Ancillary Agreement to which Amalco is or will be a party or the consummation of the Transactions, except for those set forth in the Business Combination Agreement.

35.    The Amalco Board has, as of the date of the Business Combination Agreement, unanimously (i) determined that it is fair to, advisable for and in the best interests of Amalco and Plum, as the sole shareholder of Amalco, for Amalco to enter into the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (ii) approved the execution and delivery of the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and (iii) recommended that Plum, as the sole shareholder of Amalco, approve the Transactions, on the terms and subject to the conditions set forth in the Business Combination Agreement.

Representations and Warranties of PubCo

1.      PubCo is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Each of the PubCo Governing Documents is in full force and effect, and PubCo is not in violation of any of the provisions of the PubCo Governing Documents.

2.      PubCo does not directly or indirectly own any Equity Securities of any Person.

3.      The authorized share capital of PubCo consists of an unlimited number of PubCo Common Shares (the “PubCo Shares”).

4.      PubCo has all requisite corporate power and authority to execute and deliver the Business Combination Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.

5.      The (a) execution and delivery by PubCo of the Business Combination Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of PubCo and its directors, officers and shareholders.

6.      The Business Combination Agreement and each of the Ancillary Agreements to which PubCo is or will be a party constitute or will constitute at the Closing valid and binding obligations of PubCo, enforceable against PubCo in accordance with their respective terms.

7.      The execution and delivery by PubCo of, and the performance by PubCo of its obligations pursuant to, the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) the PubCo Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order.

8.      PubCo is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws.

9.      PubCo has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted.

10.    Since the date of its formation, (a) there has not been, individually or in the aggregate, any Plum Material Adverse Effect, and (b) PubCo has not conducted any business.

11.    There are no Actions pending or threatened against PubCo or any of its assets or properties.

12.    No consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of PubCo is required in connection with the execution and delivery of the Business Combination Agreement or any Ancillary Agreement to which PubCo is or will be a party or the consummation of the Transactions, except for those disclosed in the Business Combination Agreement.

13.    No broker, finder, agent or similar intermediary has acted on behalf of PubCo, and PubCo has not incurred, directly or indirectly, as a result of any action taken by or on behalf of PubCo, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with the Business Combination Agreement or the consummation of any of the Transactions.

14.    None of the information supplied or to be supplied by or on behalf of PubCo for inclusion or incorporation by reference in any public filing in connection with the Business Combination Agreement will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

15.    PubCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment TRC Act. PubCo constitutes an “emerging growth company” within the meaning of the JOBS Act. PubCo is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

16.    PubCo was formed solely for the purpose of engaging in the Transactions, and PubCo has not engaged in any other business or activities since its formation.

17.    The PubCo Board unanimously (a) determined that it is fair to, advisable for and in the best interests of PubCo and the PubCo Sole Shareholder for PubCo to enter into the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of the Business Combination Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the PubCo Sole Shareholder approve the Transactions, on the terms and subject to the conditions set forth in the Business Combination Agreement.

18.    The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of PubCo and the PIPE Investor party to each such PIPE Subscription Agreement.

Covenants of the Parties

The Business Combination Agreement contains a number of covenants made by TRC, Plum, Amalco and PubCo which in certain cases are subject to specified exceptions and qualifications contained in the Business Combination Agreement.

TRC Conduct of Business.

Except (i) as contemplated by the Business Combination Agreement, any of the Ancillary Agreements or the Plan of Arrangement, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by Plum in writing, from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), TRC shall use its commercially reasonable efforts to operate its business in the Ordinary Course, and shall not:

•        change or amend TRC Governing Documents;

•        make or declare any dividend or distribution in respect of its Equity Securities;

•        split, combine, reclassify or otherwise amend any terms of any of its Equity Securities;

•        purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities;

•        reduce the stated capital of TRC Common Shares;

•        sell, assign, transfer, convey, exclusively license, lease or otherwise dispose of any material assets or properties of TRC;

•        acquire any ownership interest in any real property;

•        (A) merge, amalgamate or consolidate with or into, or acquire any other Person with a fair market value in excess of $2,500,000 in any individual transaction or $5,000,000 in the aggregate, or (B) be acquired by any other Person;

•        engage in any new business line that is inconsistent with TRC’s business as currently conducted or proposed to be conducted;

•        make any material changes to TRC’s accounting policies, principles, methods, practices or procedures;

•        (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return or file any claim for a Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or (F) grant any power of attorney relating to any Tax matter;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of its Equity Securities, other than the consummation of one or more financing transactions prior to TRC Amalgamation Effective Time pursuant to which Equity Securities of TRC are sold in an amount not to exceed, in the aggregate, $10,000,000 (each, a “Permitted Financing”);

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

•        waive, release, settle, compromise or otherwise resolve any Action;

•        incur, assume or guarantee any Indebtedness, the principal amount of which exceeds $1,000,000 in the aggregate;

•        enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions;

•        (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of TRC or the appointment of governing bodies of TRC;

•        enter into, renew or amend in any material respect (A) any transaction or Contract with an Affiliate of TRC, (B) any Contract with any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (C) any Contract that would have been required to be disclosed in the TRC Disclosure Schedules;

•        (A) enter into, renew or amend the material terms of any employment agreement with any executive officers of TRC, (B) hire any new employees holding an executive position or (C) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

•        adopt, enter into or incur any liability with respect to any TRC Benefit Plan;

•        make any loans, advances or capital contributions to, or investments in, any other Person;

•        (A) voluntarily fail to maintain or cancel any material Insurance Policy or (B) voluntarily materially and adversely change coverage under any material Insurance Policy;

•        voluntarily fail to maintain in full force and effect, or to comply in all material respects with the requirements of, any Permit that is material to the conduct of the business of TRC as currently conducted; or

•        enter into any Contract or otherwise make any binding commitment to take any action prohibited by the Business Combination Agreement.

During the Interim Period, TRC shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, TRC Governing Documents and all Material Contracts to which it is a party.

PCAOB Audited Financials.

TRC shall deliver to PubCo the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the audited balance sheet of TRC as at July 31, 2023, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by TRC’s independent auditor, and (b) the audited balance sheet of TRC as at July 31, 2024, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by TRC’s independent auditor.

TRC Public Filings.

During the Interim Period, TRC shall keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by TRC with the CSA and otherwise comply in all material respects with applicable securities Laws (the “Additional TRC CSA Filings”). TRC shall use commercially reasonable efforts to ensure that all Additional TRC CSA Filings (i) shall be prepared in all material respects in accordance with the requirements of applicable Law and (ii) shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Covenants of Plum

Trust Account Payments.

In connection with Closing, Plum shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered prior to or at the Closing and (ii) use its reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to Plum Shareholders pursuant to any Plum Share Redemptions and (B) thereafter disburse all remaining amounts then held in the Trust Account as directed by Plum.

Plum Nasdaq or OTC Market Listing.

From the date of the Business Combination Agreement until the Closing, Plum shall use commercially reasonable efforts to ensure that the Plum Class A Shares, the Plum Public Warrants and the Plum Public Units remain qualified on Nasdaq or OTC Markets, as applicable.

Plum Conduct of Business.

Except (i) as contemplated by the Business Combination Agreement or any of the Ancillary Agreements, (ii) as required by applicable Law or Governmental Order, or (iii) as consented to by TRC in writing, during the Interim Period, Plum shall use its commercially reasonable efforts to operate its business in the Ordinary Course and shall not:

•        change, modify or amend the Trust Agreement or the Plum Governing Documents;

•        change, modify or amend the Plum Warrant Agreement;

•        make or declare any dividend or distribution in respect of its Equity Securities;

•        split, combine, reclassify or otherwise amend any terms of any of its Equity Securities;

•        purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, except for Plum Share Redemptions;

•        reduce the stated capital of any of the Plum Shares;

•        acquire any ownership interest in any real property;

•        (A) merge, consolidate or amalgamate with or into, or acquire any other Person, or (B) be acquired by any other Person;

•        make any material changes to Plum’s accounting policies, principles, methods, practices or procedures, except (A) as disclosed in the Plum SEC Filings or (B) as required by applicable Laws or GAAP;

•        (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return or file any claim for a Tax refund, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or (F) grant any power of attorney relating to any Tax matter;

•        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Securities;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

•        waive, release, settle, compromise or otherwise resolve any Action;

•        incur, assume or guarantee any Indebtedness, except for a loan from Sponsor or an Affiliate thereof or certain of Plum’s officers and directors to finance the Plum Transaction Expenses;

•        enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions;

•        (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of Plum or the appointment of governing bodies of Plum;

•        enter into, renew or amend in any material respect, (A) any transaction or Contract with an Affiliate of Plum, other than with respect to Indebtedness expressly permitted, that would require disclosure of such transaction or Contract under Item 404 of Regulation S-K or (B) any Contract with any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

•        (A) hire any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) amend in any material respect any existing agreement with any current or former officer or director;

•        make any loans, advances or capital contributions to, or investments in, any other Person; or

•        enter into any Contract or otherwise make any binding commitment to take any action prohibited by the Business Combination Agreement.

During the Interim Period, Plum shall (a) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group and (b) comply in all material respects with, and continue performing under, as applicable, the Plum Governing Documents, the Trust Agreement and all other material Contracts to which it is a party.

Plum Public Filings.

During the Interim Period, Plum shall keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Plum with the SEC and otherwise comply in all material respects with applicable securities Laws (the “Additional Plum SEC Filings”). Plum shall use commercially reasonable efforts to ensure that all Additional Plum SEC Filings (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 16 Matters.

Plum shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Beneficial Ownership of any Plum Securities that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Plum to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Domestication.

Plum shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the BCBCA and the Companies Act

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing.

Additional Covenants of the Parties

Regulatory Approvals; Other Filings.

Each of TRC and Plum shall cooperate in good faith with any Governmental Authority to obtain any required approvals or consents in order to complete lawfully the Transactions prior to the Agreement End Date TRC shall promptly furnish to Plum, and Plum shall promptly furnish to TRC, copies of any notices or written communications received by such Party from any Governmental Authority with respect to the Transactions, and each such Party shall permit the other Party reasonable opportunity to review in advance any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions.

Proxy/Registration Statement.

As promptly as reasonably practicable, Plum and TRC shall prepare, and PubCo and TRC shall file with the SEC, a proxy/registration statement on Form F-4 (the “proxy/registration statement”) relating to the Plum Shareholders Meeting (A) in connection with the registration under the Securities Act of the PubCo Common Shares to be issued to the Plum Shareholders and TRC Shareholders pursuant to the Business Combination Agreement, (B) to provide the Plum Public Shareholders an opportunity to have their Plum Class A Shares redeemed and (C) to solicit proxies from Plum Shareholders for the approval and adoption of (1) the Business Combination Agreement, the Arrangement and the other Transactions, including the Domestication, (2) the issuance of PubCo Common Shares in connection with the Transactions, including the PIPE Investment, (3) the Plum Domestication Articles and the Closing PubCo Articles, (4) the Incentive Plan, (5) any other proposals as the SEC may indicate are necessary in its comments to the proxy/registration statement or correspondence related thereto, (6) any other proposals as mutually determined by Plum and TRC to be necessary or appropriate in connection with the Transactions and (7) adjournment of the Plum Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (7), collectively, the “Plum Shareholder Proposals”).

The proxy/registration statement shall also be used (A) in connection with the registration under the Securities Act of the PubCo Common Shares to be issued to TRC Shareholders pursuant to the Business Combination Agreement and (B) in conjunction with TRC Information Circular to solicit proxies from TRC Shareholders at TRC Shareholders Meeting for the approval and adoption of (1) the Business Combination Agreement, the Arrangement and the other Transactions, (2) the Incentive Plan, (3) any other proposals as the SEC may indicate are necessary in its comments to the proxy/registration statement or correspondence related thereto, (4) any other proposals as mutually determined by Plum and TRC to be necessary or appropriate in connection with the Transactions and (5) adjournment of TRC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (5), collectively, the “TRC Shareholder Proposals”).

Each Party shall furnish all information concerning such Party as any of the other Parties may reasonably request in connection with the preparation of the proxy/registration statement. Each Party shall use commercially reasonable efforts to (A) cause the proxy/registration statement to comply with all applicable rules and regulations promulgated by the SEC and (B) respond as promptly as reasonably practicable to all comments received from the SEC.

After the proxy/registration statement is declared effective by the SEC, Plum shall mail (or cause to be mailed) the proxy/registration statement to the Plum Shareholders. (A) TRC, on the one hand, and Plum, on the other hand, shall each be responsible for and pay 50% of any and all filing fees payable to the SEC in connection with the proxy/registration statement, and (B) Plum shall be responsible for and pay all fees, costs and expenses for the preparation and mailing of the proxy/registration statement.

Plum Shareholders’ Approval and Plum Board Recommendation.

Plum shall (A) solicit from the Plum Shareholders proxies in favor of the approval and adoption of the Business Combination Agreement and the Plum Shareholder Proposals, including the Plum Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the Plum Shareholders’ Approval and (B) obtain the vote or consent of the Plum Shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the Plum Governing Documents; provided, that, subject to the terms of the Sponsor Support Agreement, none of Plum, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Plum Shareholder in order to obtain the Plum Shareholders’ Approval.

The proxy/registration statement shall include a statement to the effect that the Plum Board has unanimously recommended that the Plum Shareholders vote in favor of the Plum Shareholder Proposals at the Plum Shareholders Meeting (such statement, the “Plum Board Recommendation”), and, except as provided in the Business Combination Agreement, neither the Plum Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Plum Board Recommendation (a “Plum Modification in Recommendation”).

The Plum Board may, at any time prior to, but not after, obtaining the Plum Shareholders’ Approval, make a Plum Modification in Recommendation solely in response to a Plum Intervening Event (a “Plum Intervening Event Change in Recommendation”) if the Plum Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Plum Board under applicable Law; provided, that (A) Plum shall have delivered written notice to TRC of the Plum Board’s intention to make a Plum Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the Plum Board (the “Plum Intervening Event Notice Period”), (B) during the Plum Intervening Event Notice Period and prior to making a Plum Intervening Event Change in Recommendation, if requested by TRC, Plum and its Representatives shall have negotiated in good faith with TRC and its Representatives regarding any revisions or adjustments proposed by TRC to the terms and conditions of the Business Combination Agreement as would enable the Plum Board to proceed with the Plum Board Recommendation and not make such Plum Intervening Event Change in Recommendation and (C) if TRC requested negotiations in accordance with clause (B), the Plum Board may make a Plum Intervening Event Change in Recommendation only if the Plum Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that TRC shall have, prior to the expiration of the Plum Intervening Event Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to TRC on the date on which the Plum Intervening Event Notice Period expires, that failure to make a Plum Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Plum Shareholders under applicable Law.

A “Plum Intervening Event” shall mean any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate, a TRC Material Adverse Effect, (B) was not known and was not reasonably foreseeable to the Plum Board as of the date of the Business Combination Agreement and that becomes known to the Plum Board prior to obtaining the Plum Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to Plum), (2) any change in the price or trading volume of the Plum Class A Shares, the Plum Public Warrants or the Plum Units, (3) any Action filed or threatened against Plum or any member of the Plum Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the Plum Board as of the date of the Business Combination Agreement and that becomes known to the Plum Board prior to obtaining the Plum Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under the Business Combination Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

TRC Shareholders’ Approval and TRC Board Recommendation.

Prior to or as promptly as practicable after the proxy/registration statement is declared effective under the Securities Act and as provided by the Interim Order, TRC shall establish a record date for, duly call, give notice of and convene and hold TRC Shareholders Meeting for the purpose of voting on TRC Shareholder Proposals and obtaining TRC Shareholders’ Approval and such other matters as may be mutually agreed by Plum and TRC. TRC shall use its commercially reasonable efforts to (A) solicit from TRC Shareholders proxies in favor of the approval and adoption of the Business Combination Agreement and TRC Shareholder Proposals and (B) obtain the vote or consent of TRC Shareholders required by and in compliance with all applicable Laws, CSA rules and TRC Governing Documents; provided, that none of TRC or any of its Affiliates shall be required to pay any additional consideration to any TRC Shareholder in order to obtain TRC Shareholders’ Approval.

TRC Information Circular shall include a statement to the effect that TRC Board has unanimously recommended that TRC Shareholders vote in favor of TRC Shareholder Proposals at TRC Shareholders Meeting (such statement, the “TRC Board Recommendation”), and, except as provided in the Business Combination Agreement, TRC Board shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, TRC Board Recommendation (a “TRC Modification in Recommendation”).

TRC Board may, at any time prior to, but not after, obtaining TRC Shareholders’ Approval, make a TRC Modification in Recommendation (a “TRC Change in Recommendation”) in response to (A) an Acquisition Proposal, if TRC Board determines in good faith, after consultation with outside legal counsel, that (1) the failure to take such action would be a breach of the fiduciary duties of TRC Board under applicable Law and (2) such Acquisition Proposal constitutes a TRC Superior Proposal, or (B) a TRC Intervening Event if TRC Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of TRC Board under applicable Law; provided, that, in the case of each of clauses (A) and (B), (x) TRC shall have delivered written notice to Plum of TRC Board’s intention to make a TRC Change in Recommendation at least five Business Days prior to the taking of such action by TRC Board (the “TRC Change in Recommendation Notice Period”) (y) during TRC Change in Recommendation Notice Period and prior to making a TRC Change in Recommendation, if requested by Plum, TRC and its Representatives shall have negotiated in good faith with Plum and its Representatives regarding any revisions or adjustments proposed by Plum to the terms and conditions of the Business Combination Agreement as would enable TRC Board to proceed with TRC Board Recommendation and not make such TRC Change in Recommendation and (z) if Plum requested negotiations in accordance with clause (y), TRC Board may make a TRC Change in Recommendation only if TRC Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that Plum shall have, prior to the expiration of TRC Change in Recommendation Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to Plum on the date on which TRC Change in Recommendation Notice Period expires, that such Acquisition Proposal continues to constitute a TRC Superior Proposal or that such TRC Intervening Event still exists.

A “TRC Superior Proposal” shall mean a bona fide Acquisition Proposal with respect to TRC that the TRC Board, after consultation with outside legal counsel, determines in good faith would result in a transaction that is more favorable to TRC and TRC Shareholders than the Transactions after taking into account all such factors and matters deemed relevant in good faith by TRC Board, including legal, financial (including the financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and the Transactions and after taking into account any changes to the terms of the Business Combination Agreement irrevocably offered in writing by Plum in response to such TRC Superior Proposal.

A “TRC Intervening Event” shall mean any Event (A) materially effecting the business, assets, operations or condition (financial or otherwise) of TRC that (B) was not known and was not reasonably foreseeable to TRC Board as of the date of the Business Combination Agreement and that becomes known to TRC Board prior to obtaining TRC Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to TRC), (2) any change in the price or trading volume of TRC Common Shares, (3) any Action filed or threatened against TRC or any member of TRC Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, TRC Board as of the date of the Business Combination Agreement and that becomes known to TRC Board prior to obtaining TRC Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under the Business Combination Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

Support of Transactions.

Each of the parties shall promptly notify the other parties in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or threated against, related to or involving such party that relate to the Business Combination Agreement or the Transactions. Each of Plum and TRC shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable.

During the Interim Period, Plum shall use its commercially reasonable efforts to cause Plum Shareholders not to elect to effect a Plum Share Redemption or to unwind any such elections.

Tax Matters.

The Business Combination Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt the Business Combination Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions to qualify for the Intended Tax Treatment; (b) not take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; and (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment and take no position inconsistent with the Intended Tax Treatment, unless required to do so pursuant to applicable Law.

Acquisition Proposals.

During the Interim Period, each of TRC and Plum shall not, and shall cause its respective Representatives not to, directly or indirectly, except to the extent necessary to consummate the PIPE Investment or any Permitted Financing, (i) solicit any negotiations or discussions with any Person with respect to an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement in each case relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality or standstill agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal, (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or (v) otherwise knowingly facilitate or knowingly encourage any inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Notwithstanding anything to the contrary in the Business Combination Agreement, prior to the receipt of TRC Shareholders’ Approval, TRC Board, directly or indirectly through any Representative, may (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) an Acquisition Proposal with respect to TRC that TRC Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a TRC Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to TRC pursuant to a customary confidentiality agreement.

TRC shall notify Plum promptly after receipt by TRC of any Acquisition Proposal or any request for information regarding TRC or any of its Subsidiaries or for access to the business, properties, assets, books, records, work papers or other documents of TRC by any third party that has definitively indicated that it is intending to make or will be making, or has made, an Acquisition Proposal.

D&O Indemnification and Insurance.

From and after the Closing, PubCo shall indemnify and hold harmless each present and former officer, director, manager, employee and agent of PubCo, TRC, Plum and Amalco (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent that PubCo, TRC, Plum or Amalco, respectively, would have been permitted under applicable Law.

For a period of six years from and after the Closing, PubCo shall maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties who are covered by PubCo’s, TRC’s, Plum’s or Amalco’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of the Business Combination Agreement (the “Pre-Closing D&O Liability Insurance Policies”) with coverage amounts, terms and conditions not less favorable to any D&O Indemnified Parties than those of the applicable Pre-Closing D&O Liability Insurance Policies.

Incentive Plan.

Prior to the Plum Amalgamation Effective Time, subject to approval by the Plum Shareholders and TRC Shareholders and conditioned upon the occurrence of, and effective as of, the Closing Date, PubCo shall approve and adopt an equity incentive plan, in form and substance reasonably acceptable to TRC, that provides for grants of awards to employees and other service providers of PubCo and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on PubCo Common Shares, with the number of PubCo Common Shares initially reserved for issuance under the Incentive Plan equal to the sum of (a) 1,000,000 and (b) 10% of the total number of PubCo Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into or exercisable for PubCo Common Shares, other than the PubCo Common Shares issuable pursuant to the Share Award Agreement) (the “Incentive Plan”), which Incentive Plan shall have an annual “evergreen” increase of not more than 3% of the number of PubCo Common Shares outstanding as of the day prior to such increase.

Delisting and Deregistration

Each of the Parties shall use its commercially reasonable efforts to cause (a) the TRC Common Shares to be delisted from OTC Markets and TSX-V, and to terminate the registration of TRC with the CSA, as of the TRC Amalgamation Effective Time or as soon as practicable thereafter, and (b) the Plum Units, the Plum Class A Shares and the Plum Public Warrants to be no longer traded on Nasdaq or OTC Pink, as applicable (or be succeeded by the applicable Equity Securities of PubCo), and to terminate the registration of Plum with the SEC pursuant to Sections 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo), as of the TRC Amalgamation Effective Time or as soon as practicable thereafter.

Nasdaq Listing

During the Interim Period, each of the Parties shall use its commercially reasonable efforts to have the PubCo Common Shares and the PubCo Warrants listed on Nasdaq, effective as of the Plum Amalgamation Effective Time.

PubCo Conduct of Business

During the Interim Period, PubCo shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under the Business Combination Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

Amalco Conduct of Business

During the Interim Period, Amalco shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under the Business Combination Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

PubCo and Amalco Shareholder Approvals

Promptly following the execution of the Business Combination Agreement (and in any event within 24 hours therefrom), the PubCo Sole Shareholder and Plum, the sole shareholder of Amalco, shall deliver to TRC evidence, in form and substance reasonably acceptable to TRC, of the PubCo Sole Shareholder Approval and the Amalco Sole Shareholder Approval, respectively.

PIPE Investment

During the Interim Period, each of Plum and PubCo shall use their respective commercially reasonable efforts to take, or cause to be taken, and TRC shall cooperate with each of Plum and PubCo in the taking of, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment concurrently with the Closing, including: (i) entering into PIPE Subscription Agreements and maintaining such PIPE Subscription Agreements in full force and effect; (ii) providing the other Parties with such information and assistance as is reasonably requested in connection with the negotiation, preparation and execution of the PIPE Subscription Agreements and the consummation of the PIPE Investment; (iii) satisfying on a timely basis all conditions and covenants applicable to such Party in the PIPE Subscription Agreements; (iv) consummating the PIPE Investment concurrently with the Closing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements; and (v) causing each PIPE Investor to pay to (or as directed by) PubCo its applicable portion of the PIPE Investment Amount as set forth in the applicable PIPE Subscription Agreement. PubCo shall take all actions required under the PIPE Subscription Agreements with respect to the timely issuance and delivery of the PubCo Common Shares issuable in connection with the PIPE Investment, whether in certificate or book-entry form, as and when required under any such PIPE Subscription Agreements.

Share Award Agreements.

At the Closing, PubCo shall enter into share award agreements in substantially the form attached hereto as Annex G with each of the service providers of TRC set forth in the Business Combination Agreement (collectively, the “Share Award Agreements”) pursuant to which, among other things, PubCo shall issue to each such service provider, as consideration for providing services to TRC, an award representing the right to receive the number of PubCo Common Shares set forth opposite such service provider’s name (constituting an aggregate of 1,000,000 PubCo Common Shares) on the terms and subject to the conditions set forth in the applicable Share Award Agreement.

Post-Closing PubCo Independent Director Agreements

During the Interim Period, each of TRC and PubCo shall use their respective commercially reasonable efforts to negotiate with each of the individuals set forth in the TRC Disclosure Schedules who shall become an independent director of the PubCo Board at the Closing (each such individual, a “Post-Closing PubCo Independent Director”) an agreement, in form and substance acceptable to each of TRC, PubCo and such Post-Closing PubCo Independent Director, each acting reasonably, in respect of such Post-Closing PubCo Independent Director’s service on the PubCo Board from and after the Closing, which agreement shall be entered into by and between PubCo and such Post-Closing PubCo Independent Director at the Closing.

TRC RSU Vesting Acceleration.

During the Interim Period, TRC Board shall take all such actions as are reasonably required to consummate TRC RSU Vesting Acceleration.

Termination

The Business Combination Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

•        by mutual written consent of TRC and Plum;

•        by written notice from TRC or Plum if the Closing shall not have occurred by July 30, 2025 (the “Agreement End Date”);

•        by written notice from TRC or Plum if any Governmental Authority shall have enacted any Governmental Order that has the effect of making consummation of the Transactions illegal;

•        by written notice from TRC to Plum if, prior to obtaining the Plum Shareholders’ Approval, there has been a Plum Modification in Recommendation;

•        by written notice from Plum to TRC if, prior to obtaining TRC Shareholders’ Approval, there has been a TRC Modification in Recommendation;

•        by written notice from TRC or Plum if the Plum Shareholders’ Approval is not obtained at the Plum Shareholders Meeting;

•        by written notice from TRC to Plum at any time prior to receipt of TRC Shareholders’ Approval in connection with a TRC Superior Proposal or a TRC Intervening Event;

•        by written notice from TRC or Plum if the TRC Shareholders’ Approval shall not have been obtained at TRC Shareholders Meeting;

•        by written notice from Plum to TRC if (i) there is any breach of any representation, warranty or covenant of TRC such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) Plum is not in material breach of its representations, warranties or covenants under the Business Combination Agreement; or

•        by written notice from TRC to Plum if (i) there is any breach of any representation, warranty or covenant of Plum set forth in the Business Combination Agreement such that any condition to closing would not be satisfied at the Closing, subject to a 30-day period to cure and (ii) TRC is not in material breach of its representations, warranties or covenants under the Business Combination Agreement.

In the event of the valid termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of either Party or its respective Affiliates, officers, directors, employees, shareholders or other Representatives, other than liability of any Party for any willful and material breach of the Business Combination Agreement occurring prior to such termination, and other than liability for payment of the expenses set forth below.

Expenses.

Each Party shall be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, PubCo shall pay the outstanding TRC Transaction Expenses and the outstanding Plum Transaction Expenses. Notwithstanding the foregoing:

•        If the Business Combination Agreement is validly terminated by Plum following a TRC Modification in Recommendation or by TRC following a TRC Superior Proposal, then TRC shall pay to Plum within two Business Day after any such termination, a fee equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of Plum, PubCo or Amalco in connection with the Business Combination Agreement. This fee shall constitute liquidated damages under the Business Combination Agreement and, if paid, shall be the sole and exclusive remedy of Plum, PubCo and Amalco against TRC arising out of termination of the Business Combination Agreement.

•        If the Business Combination Agreement is validly terminated by TRC following a Plum Recommendation Modification, then Plum shall pay to TRC the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of TRC in connection with the Business Combination Agreement. This termination fee shall constitute liquidated damages under the Business Combination Agreement shall be the sole and exclusive remedy of TRC against Plum, PubCo and Amalco arising out of termination of the Business Combination Agreement.

Governing Law

The Business Combination Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that (a) the fiduciary duties of the TRC Board and the TRC Special Committee shall be governed by the Laws of the Province of British Columbia, and (b) prior to the Domestication, the fiduciary duties of the Plum Board shall be governed by the Laws of the Cayman Islands.

Amendments

The Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by Plum and TRC.

Related Agreements

Sponsor Support Agreement

PubCo, Plum, TRC, Mercury Capital, LLC (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC (“Former Sponsor”), and certain other Plum Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a voting and support agreement on August 22, 2024 (the “Sponsor Support Agreement”) pursuant to which, among other things, each of the Sponsor Parties agreed to (i) refrain from transferring any of his, her or its Plum Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its Plum Shares and any additional Plum Shares he, she or it acquires prior to the Plum Shareholders’ Meeting in favor of each of the Plum Shareholder Proposals at the Plum Shareholders’ Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the Plum Governing Documents in connection with the Transactions.

A number of affiliated and unaffiliated investors (the “Former Sponsor Anchors”) are entitled to receive from Sponsor up to 2,030,860 Plum Class B Units (each consisting of one Plum Class B Shares and one-third of a warrant to acquire one Plum Class B Share (collectively, the “Sponsor Incentive Units”)) if they hold a certain number (their “Required Number”) of Plum Class A Shares on the closing date of the Business Combination. If Sponsor transfers any of the Sponsor Incentive Units to parties other than the Former Sponsor Anchors and any of the Former Sponsor Anchors are or become entitled to Plum Class B Units because they hold or held their Required Number at the closing of a business combination, Sponsor shall transfer such number of Plum Class B Units to such Former Sponsor Anchor from its own account. Prior to the Closing, Sponsor shall use its commercially reasonable efforts to consummate the PIPE Investment, including entering into agreements pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to the counterparties in connection with the concurrent execution by such Persons of PIPE Subscription Agreements. Prior to the Closing, Sponsor may to transfer Sponsor Incentive Units to Plum Public Shareholders in connection with (i) the concurrent execution by such Plum Public Shareholders of agreements not to elect to effect a Plum Share Redemption, or (ii) in the event such Plum Public Shareholders have already elected to effect a Plum Share Redemption, to incentivize such Plum Public Shareholders to unwind or facilitate the unwinding of their respective elections to effect a Plum Share Redemption. At the Closing, Sponsor shall irrevocably forfeit to PubCo for cancellation for no consideration any Sponsor Incentive Units which have not been transferred to the Former Sponsor Anchors, PIPE Investors or Plum Public Shareholders in the circumstanced described above.

TRC Securityholder Support Agreements

PubCo, Plum, TRC and the Key TRC Securityholders have entered into a voting and support agreement on August 22, 2024 (the “TRC Securityholder Support Agreement”) pursuant to which, among other things, each of the Key TRC Securityholders agreed to (a) refrain from transferring any of his, her or its TRC Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its TRC Common Shares and any additional TRC Common Shares he, she or it acquires prior to the TRC Shareholders Meeting in favor of each of the TRC Shareholder Proposals, including the TRC Arrangement Resolution, at the TRC Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

Registration Rights Agreement

Plum and the Sponsor Parties are parties to a registration rights agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, PubCo and the Sponsor Parties shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo (as successor-in-interest to Plum) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) PubCo shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the PubCo Common Shares (and any securities convertible into or exercisable for PubCo Common Shares) to be held by such Persons immediately following the Closing.

Sponsor Parties Lock-up Agreement

PubCo, Plum and the Sponsor Parties have entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, each Sponsor Party agreed that he, she or it shall not transfer any of his, her or its Plum Class B Shares (or any Plum Class A Shares issuable upon conversion thereof, or any securities into which Plum Class B Shares or Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) (“Lock-Up Shares”) until the date that is the day immediately following the six-month anniversary of the completion of the Business Combination (the “Lock-Up Restriction”); provided, however, that following the consummation of the Business Combination, (i) if a Stock Price Level equal to or greater than $15.00 is achieved, the Lock-Up Restriction shall expire with respect to one-third of the Lock-Up Shares held by each such person, (ii) if a Stock Price Level equal to or greater than $20.00 is achieved, the Lock-Up Restriction shall expire with respect to an additional one-third of the Lock-Up Shares held by each such person, and (iii) if a Stock Price Level equal to or greater than $25.00 is achieved, the Lock-Up Restriction shall expire with respect to the last one-third of the Lock-Up Shares held by each such person. For purposes hereof: (x) “Stock Price Level” means the daily volume weighted average closing sale price per share of the Plum Class A Shares as quoted on NASDAQ for any 20 Trading Days within any 30 consecutive Trading Day period and (y) “Trading Day” means any day on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are actually traded on the principal securities exchange or securities market on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are then traded.

Each Sponsor Party also agreed that he, she or it will not transfer any of his, her or its Private Placement Units, private placement shares, private placement warrants, Founder Units, founder warrants or Plum Class A Shares issued upon conversion or exercise thereof (or any securities into which any of the foregoing are converted or exchangeable pursuant to the Business Combination) until 30 days after the completion of the Business Combination.

Background of the Business Combination

Plum is a blank check company, incorporated on February 5, 2021 under its original name “Alpha Partners Technology Merger Corp.,” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination with TRC is a result of an active search for a potential initial business combination by the Plum Board and the Plum management team. The terms of the Business Combination are the result of extensive negotiations between representatives of Plum and TRC. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

Prior to the consummation of Plum’s Initial Public Offering on July 30, 2021, neither Plum, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with Plum.

The Initial Public Offering and the Former Sponsor

In January 2021, the Alpha Partners Technology Merger Sponsor LLC (the “Former Sponsor”) purchased 7,187,500 founder units for an aggregate purchase price of $25,000, or approximately $0.003 per unit, 125,000 of which were forfeited on September 11, 2021.

On July 30, 2021, Plum consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds to Plum of $250,000,000 (before underwriting discounts, commissions and offering expenses), and on August 3, 2021, Plum issued an additional 3,250,000 Units at $10.00 per Unit upon the partial exercise by the underwriter of its over-allotment option, generating additional gross proceeds to Plum of $32,500,000 (before underwriting discounts, commissions and offering expenses). Simultaneously with the consummation of the Initial Public Offering, Plum issued 800,000 private placement units at $10.00 per unit to the Former Sponsor and certain anchor investors, generating additional gross proceeds to Plum of $8,000,000. Simultaneously with the issuance and sale of the units sold in the over-allotment, Plum issued an additional 65,000 units to the Former Sponsor, generating gross proceeds of $650,000.

After completion of the Initial Public Offering, the Former Sponsor conducted a search for prospective businesses or assets to acquire in an initial business combination. The search continued for more than 24 months. During that time, at an extraordinary general meeting held on July 27, 2023, the shareholders of Plum approved an amendment to Plum’s amended and restated memorandum and articles of association (the “Articles”) in order to extend the date by which the Plum must consummate its initial business combination from July 30, 2023 to July 30, 2024, in connection with which the holders of 13,532,591 Plum Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808.13. On December 11, 2023, Plum issued a press release announcing that the Plum Board had determined that it was in the best interest of its shareholders to liquidate and redeem all Plum Class A Shares because of a termination of a previously announced letter-of-intent for a business combination with Glowforge, Inc., a creator of 3D laser printers.

Sponsor Purchases Plum from the Former Sponsor

On December 26, 2023, the Plum Board announced that it was postponing the previously announced liquidation due to a number of groups seeking to acquire interests of the Former Sponsor that would continue funding Plum until it was able to complete a business combination. On December 27, 2023, the Former Sponsor and Mercury Capital LLC (the “Sponsor”) entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Sponsor purchased 3,902,648 founder units from Former Sponsor and became entitled to 70% of 2,030,860 founder units that Former Sponsor had placed into escrow, to the extent such founder units were not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of the initial business combination, for an aggregate purchase price of $1.

In connection with the closing of the Purchase Agreement, the Sponsor and Plum’s officers and directors entered into the Registration and Shareholder Rights Agreement and Letter Agreement with Plum. The Registration and Shareholder Rights Agreement provides for, among other things, customary demand and piggy-back registration rights. The Letter Agreement with Plum provides that the Sponsor and Plum’s officers and directors agree to waive their redemption rights with respect to any founder shares and public shares acquired during or after the public offering by them in connection with (i) the consummation of a business combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such business combination, (ii) a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of Plum’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Offering Shares if Plum has not consummated a business combination within the time period set forth in the Articles or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or in the context of a tender offer made by Plum to purchase Offering Shares (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Plum Class A Shares sold as part of the Units in the initial public offering (“Offering Shares”) it or they hold if Plum fails to consummate a business combination within the time period set forth in the Articles), (iii) waive their rights, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Plum as a result of any liquidation of Plum with respect to the founder shares held by it, him or her and (iv) vote their founder shares and Public Shares in favor of a initial business combination.

After the closing of the Purchase Agreement, Plum’s officers, directors, and advisors commenced an active and thorough search for prospective businesses or assets to acquire in an initial business combination, drawing upon, among other things, the extensive network and investing and operating experience of Plum’s management, board, and advisors. Consistent with its investment principles, Plum sought business combination targets with one or more of the following core attributes: a large addressable market, an experienced management team, robust growth prospects, a strong business model and a barrier to entry. Representatives of Plum were contacted by, and representatives of Plum contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Plum’s officers and directors and their affiliates actively searched for and brought business combination targets to Plum’s attention across several business sectors, including, without limitation, software, fintech, healthcare, e-commerce, digital media, cleantech additive manufacturing, tech-enabled services, automotive technologies and mining. These entities were based in the United States and internationally. As part of its process, Plum compiled and maintained a list of potential targets, prioritized, updated and supplemented such list from time to time as it was introduced to additional targets and as it acquired additional data through discussions with representatives.

From January 2024 through May 2024, Plum and its representatives:

•        participated in in-person, telephonic or videoconference discussions with representatives of more than 20 potential acquisition targets;

•        signed non-disclosure agreements with eight potential targets (other than TRC); and

•        submitted initial non-binding indications of interest (orally and in writing) to representatives of three potential acquisition targets (other than TRC), as further described below.

Plum evaluated potential acquisition targets based on criteria that were the same or similar to the criteria the Plum Board used in evaluating the business combination with TRC (as discussed below), which included, among other criteria, such potential acquisition targets’ public-company readiness and Plum management’s assessment regarding their potential to become a long-term leader among public companies in their industries, including, but not limited to, their growth prospects, competitive position, financials, leadership and management teams’ capabilities, valuation expectations and certainty of deal execution.

Working Capital Financing

In support of its search for prospective businesses or assets to acquire in an initial business combination, Plum entered into several agreements with investors to provide working capital to fund Plum’s ordinary course operations.

On January 3, 2024, Plum entered into a subscription agreement with Palmeira Investment Limited (“Palmeira”) and the Sponsor; the purpose of which was for the Sponsor to raise up to $1,500,000 from Palmeira to fund extension payments and to provide working capital to Plum. In consideration of the funds, Sponsor agreed to forfeit 0.85 Class B ordinary shares for each dollar funded by Palmeira pursuant to the subscription agreement, and Plum would issue an equal number of shares of its common stock to Palmeira. If Plum’s initial business combination does not occur, the Sponsor will not forfeit any shares.

During July and August, 2024, the Sponsor entered into letter agreements with a number of investors providing for the sale by Sponsor of a certain number of Class B ordinary shares to such investors. The purpose of these letter agreements is to enable Sponsor to raise funds necessary to fund working capital requirements for Plum. The funds were transferred to the Sponsor shortly after signing, in consideration for which the Sponsor has undertaken to transfer the shares to the investor the immediately prior to the closing of a business combination. If Plum’s initial business combination does not occur, the Sponsor will not transfer any shares.

Approval of the Extension of the Termination Date, Name Change

On January 29, 2024, Plum held an extraordinary general meeting of its Shareholders (the “First Extension Shareholders Meeting”) to amend Plum’s Articles to (1) extend the date by which Plum has to consummate a business combination from July 30, 2024 to January 30, 2025, or such earlier date as shall be determined by the Plum Board in its sole discretion (the “First Extension Amendment Proposal”) and (2) change the name of Plum from “Alpha Partners Technology Merger Corp.” to “Plum Acquisition Corp. III” (the “Name Change Proposal”). The shareholders of Plum approved the First Extension Amendment Proposal and the Name Change Proposal at the First Extension Shareholders Meeting and on February 1, 2024, Plum filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands. In connection with the First Extension Shareholders Meeting, Plum and the Sponsor entered into non-redemption agreements with certain shareholders pursuant to which, if such shareholders did not redeem (or validly rescind any redemption requests on) their Plum Class A Shares in connection with the First Extension Shareholders Meeting, Sponsor would agree to transfer to such investors ordinary shares of Plum held by Sponsor immediately following the consummation of an initial business combination if they continued to hold such non-redeemed shares through the First Extension Shareholders Meeting. The non-redemption agreements were not expected to increase the likelihood that the First Extension Amendment Proposal was approved by shareholders but were expected to increase the amount of funds that remain in the Company’s trust account following the First Extension Shareholders Meeting.

In connection with the vote to approve the First Extension Amendment Proposal and the Name Change Proposal, the holders of 12,433,210 Plum Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of $10.78 per share, for an aggregate redemption amount of $134,059,215.

On January 16, 2025, Plum held an extraordinary general meeting of its Shareholders (the “Second Extension Shareholders Meeting”) to amend Plum’s Articles to (1) extend the date by which Plum has to consummate a business combination from January 30, 2025 to July 30, 2025, or such earlier date as shall be determined by the Plum Board in its sole discretion (the “Second Extension Amendment Proposal”) and (2) to eliminate the limitation that the Company shall not consummate a business combination if Plum would not have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, such business combination (the “NTA Amendment Proposal”). The shareholders of Plum approved the Second Extension Amendment Proposal and the NTA Amendment Proposal at the Second Extension Shareholders Meeting and on January 17, 2025, Plum filed the amendment to the Articles with the Registrar of Companies of the Cayman Islands.

In connection with the vote to approve the Second Extension Amendment Proposal and the NTA Amendment Proposal, holders of 2,132,366 Plum Class A Shares properly exercised their right to redeem their shares for cash at a Redemption price of $11.24 per share, for an aggregate Redemption amount of $23,975,464.

Description of Plum’s discussions with candidates other than TRC

Other than TRC, the potential targets that Plum considered in greater detail and with which Plum entered into formal negotiations included: (i) a software analytics company (“Company A”); (ii) a gold and copper mining company (“Company B”); and (iii) a pharmaceutical company (“Company C”).

On October 16, 2023, a representative of the Sponsor was introduced to Company A by a mutual connection with Company A’s CEO. Over the following months, representatives of Sponsor and Company A met via videoconference on several occasions and met in person on two occasions to discuss strategic advisory and investment opportunities. The parties introduced their respective teams and discussed long-term goals to determine whether there was potential for a partnership. These meetings also included discussions of Company A’s business operations, strategic plan and potential to raise additional investment capital. On January 17, 2024, after Sponsor had acquired control of Plum, Plum management reached out to Company A to discuss the potential for a business combination. After signing a non-disclosure agreement, Plum formally began its due diligence process with Company A. On February 8, 2024, Plum submitted a verbal, non-binding indication of interest to Company A. After deliberations and negotiations over the next month, on March 22, 2024, Plum and Company A mutually decided to terminate discussions and pursue other transactions.

On April 11, 2024, a representative of Plum was introduced to Company B by an investment bank representing Company B. After signing a non-disclosure agreement, Company B provided Plum with information about its business and strategic plans. Over the following weeks, representatives of Plum and Company B met via videoconference on several occasions to further learn about the business and discuss a potential business combination. On April 28, 2024, Company B provided Plum with access to its data room, which contained additional information on Company’s B mining operations and financial information. On May 1, 2024, Plum submitted a written, non-binding indication of interest to Company B. On May 8, 2024, after further discussions between Plum and Company B, Plum updated and resubmitted its written, non-binding indication of interest to Company B. After deliberations and negotiations over the following weeks, Company B informed Plum that it was moving forward with an alternative transaction.

On March 26, 2024, a representative of Plum was introduced to Company C through an existing investor in Company C. After signing a non-disclosure agreement, on March 26, 2024, representatives of Plum and Company C met via videoconference and Company C provided Plum with information about its business and strategic plans. After the meeting, Company C provided Plum with access to its data room, which contained additional information about its drug portfolio and commercialization plans. Over the following days, Plum continued its due diligence through discussions with representatives of Company C and the existing investor who made the introduction. On April 3, 2024, Plum submitted a verbal, non-binding indication of interest to Company C. After additional diligence and negotiations over the following week, Plum and Company C mutually decided to terminate discussions and pursue other transactions.

Description of negotiation process with TRC

On March 13, 2024, Cohen and Company Capital Markets, a division of J.V.B. Financial Group LLC (“Cohen”) reached out to Plum to gauge Plum’s interest in an introduction to TRC who was exploring a potential business combination with a special purpose acquisition company. After expressing interest, Cohen scheduled an introductory call for March 22, 2024 between representatives of Plum, representatives of TRC and, at the invitation of TRC, representatives of Fortuna Investments Corp (“Fortuna”), a promoter of TRC, on March 22, 2024. Thereafter, Plum management reviewed publicly available information about TRC and its business and industry. Plum’s management determined that TRC may be a strong target business due to TRC’s ability to quickly commercialize their mining project and produce REE materials well before their American-based competitors. TRC also showed a strong demand for their product in the market, demonstrated that geopolitical sentiment could help garner investor interest, and benefitted from an experienced management team who could execute on their strategic plans. These factors aligned with Plum’s investment principles. See the section of this proxy statement/prospectus entitled “Business Combination Proposal — The Plum Board’s Reasons for the Business Combination” for a further discussion of the Plum Board’s considerations.

The following chronology summarizes the key meetings and events that led to the execution of the Term Sheet (as defined below) and Business Combination Agreement and other ancillary agreements with TRC, but it does not purport to catalogue every conversation among representatives of Plum, TRC and their respective advisors.

On March 22, 2024, representatives of Plum, TRC, and Fortuna met via videoconference for introductions and to discuss their respective companies and the possibility of engaging in discussions regarding a potential business combination transaction.

On March 25, 2024, Plum, and TRC entered into a confidentiality letter agreement to allow Plum to learn more information about TRC’s business operations, historical financial information, and mineral resources.

On April 5, 2024, TRC invited Plum to its virtual data room. Over the next week, Plum continued to review the virtual data room, perform diligence on TRC’s operations, resources, and customers.

On April 10, 2024, representatives of Plum, TRC, Fortuna and Cohen met in Cohen’s offices and via videoconference to discuss TRC’s strategy, business operations, historical financial information, general corporate matters and a potential transaction.

On April 11, 2024, Plum delivered to TRC an initial draft term sheet (the “April 11 Draft Proposal”), which provided for, among other things, the following non-binding material terms for a proposed business combination of Plum and TRC: (i) a pre-money equity value of $500 million payable in the form of Plum Class A Shares and a target earn-out equal to 1,000,000 shares which would be payable in three tranches upon achievement of the post-combination company of trading prices of $12.50, $15.00 and $17.50, respectively, for any 20 trading-days within any 30 trading-day period prior to the fifth anniversary of the closing of the potential business combination; (ii) six month lock-up provisions of the Sponsor Shares subject to early releases of 1/3 of such shares if the trading prices of $12.50, $15.00, and $17.50 were achieved, for any 20 trading-days within any 30 trading-day period prior to the expiration of the lock-up; (iii) Sponsor’s intention to help TRC raise $30 million in new financing, including Sponsor’s intention that $10 million of such amount would be raised by Sponsor and/or its direct or indirect investors, and (iii) Sponsor’s right to appoint one director to the board of directors of the post-combination company and have one additional director mutually agreed upon by the parties. The April 11 Draft Proposal also included a binding exclusivity period of 30-days for each party following the execution of the letter of intent, subject to an automatic 15-day extension if Plum and TRC continued to work in good faith towards the signing of a business combination agreement, during which period Plum and TRC would be prohibited from soliciting or negotiating any competing transaction.

On April 12, 2024, Plum signed a Non-Disclosure Agreement with WSP USA Inc. (“WSP”), an engineering and professional services firm with expertise in mine engineering, to facilitate discussions regarding the engagement of WSP to conduct technical due diligence of TRC in connection with the proposed transaction.

On April 15, 2024, Representatives of Plum and WSP met via videoconference for introductions and to outline the scope of the necessary technical diligence.

Between April 12, 2024, and May 6, 2024, discussions between Plum and TRC temporarily ceased while TRC considered a potential alternative transaction with another party. Plum continued its diligence on TRC during this period.

On May 7, 2024, TRC contacted Cohen, as Plum’s financial advisor, to resume negotiations on a potential transaction. Representatives of Plum and TRC then continued to have conversations about the terms of the April 11 Draft Proposal and the economics of potential transaction.

On May 9 and May 15, 2024, Plum received comments from TRC on the April 11 Draft Proposal, which provided for, among other changes, revisions to the financing terms, the lock-up and early release terms of the Sponsor Shares and the post-closing company governance terms.

On May 13, 2024, the Plum Board met via videoconference with certain members of Plum management in attendance. Plum management updated the Plum Board of its evaluation of TRC as a potential acquisition target, including an update on Plum’s due diligence of TRC conducted to date, the key terms of the April 11 Draft Proposal and the comments received from TRC. The Plum Board resolved unanimously to direct management to finalize and enter into the Term Sheet (as defined below) with TRC.

On May 16, 2024, Plum delivered to TRC a revised draft term sheet (the “May 16 Draft Proposal”), which responded to TRC’s comments on the April 11 Draft Proposal, including comments on the financing terms and the lock-up and early release terms of the Sponsor Shares and also proposed revisions to the earn-out structure.

On May 21, 2024, Plum received comments from TRC (the “May 21 Draft Proposal”) on the May 16 Draft Proposal. The May 21 Draft Proposal provided for, among other things, the following non-binding material terms for a proposed business combination of Plum and TRC: (i) a pre-money equity value of $500 million payable in the form of Plum Class A Shares and a target earn-out equal to 1,000,000 shares which would be payable in three tranches upon achievement of the post-combination company of trading prices of $12.50, $15.00 and $17.50, respectively, for any 20 trading-days within any 30 trading-day period prior to the fifth anniversary of the closing of the potential business combination; (ii) six month lock-up provisions of the earn-out shares and Sponsor Shares subject to early releases of 1/3 of the such shares if the trading prices of $15.00, $20.00, and $25.00 were achieved, for any 20 trading-days within any 30 trading-day period prior to the expiration of the lock-up; (iii) Sponsor’s intention to help TRC raise $30 million in new financing, including Sponsor’s commitment that $10 million of such amount would be funded through the use of the Sponsor’s incentive shares or other means, and (iv) TRC’s acknowledgement of Sponsor’s interest to appoint one director to the board of directors of the post-combination company. The May 21 Draft Proposal also included a binding exclusivity period of 30-days for each party following the execution of the letter of intent, subject to an automatic 15-day extension if Plum and TRC continued to work in good faith towards the signing of a business combination agreement, during which period Plum and TRC would be prohibited from soliciting or negotiating any competing transaction.

On May 21, 2024, representatives of Plum, TRC, Fortuna, Cohen and Jett Capital Advisors, LLC (“Jett”), serving as TRC’s exclusive financial advisor for the transaction, met via videoconference to discuss the financing strategy for the transaction, during which Cohen and Jett delivered a presentation outlining the transaction timeline and fundraising strategies.

On May 23, Plum and TRC executed the May 21 Draft Proposal (hereafter, the “Term Sheet”), entering the parties into exclusivity. Later that day, representatives of Plum, TRC, Fortuna, Cohen, Jett, Hogan Lovells US LLP (“Hogan Lovells”), serving as U.S. counsel to Plum for the transaction, and A&O Shearman & Sterling (“AOS”), serving as U.S. counsel to TRC for the transaction, met via videoconference for introductions and to align on next steps in progressing the transaction.

On May 27, 2024, representatives of Hogan Lovells were granted access to TRC’s virtual data room, and Hogan Lovells commenced legal due diligence. The virtual data room was organized into various specific folders and subfolders housing documents related to corporate records, personnel information, financial statements, technical materials and project-related information.

On May 28, 2024, Plum formally engaged WSP to conduct the agreed-upon technical review and to provide expert opinions relating to TRC’s geology, mining, engineering, and radiation-related occupational hazards matters and documents, including their 2022 National Instrument 43-101 Technical Report.

Also On May 28, 2024, representatives of Plum, TRC, Fortuna, Hogan Lovells, and AOS met via videoconference to discuss the process for incorporating the provisions contained in the Term Sheet into a binding Business Combination Agreement and the ongoing due diligence process.

On May 30, 2024, representatives of Plum and ICR, LLC (“ICR”), an investor and press relations consultancy, met via videoconference to discuss the potential engagement of ICR to provide investor and public relations services in connection with the transaction.

On June 4, 2024, Plum submitted a list of diligence and meeting requests to TRC. Over the following weeks, representatives of Plum and its advisors continued to conduct business and financial due diligence of TRC and held in-person and telephonic meetings and videoconferences with representatives of TRC and its advisors regarding, among other things, TRC’s leadership team, existing business and operational/financial model, historical and current financial information, operational performance, projected financial information, corporate governance structures, mineral resources, strategic business plan and path to commercialization. In addition, beginning on June 4, 2024, representatives of Plum, TRC, Cohen, Jett, Hogan Lovells and AOS attended regular weekly meetings to report on the progress of the transaction, with Canadian counsel later joining after having been appointed.

On June 11, 2024, representatives of Plum and WSP met via videoconference to discuss WSP’s preliminary assessment of TRC’s rare earth elements project.

On June 13, 2024, representatives of Plum, WSP, TRC and Fortuna met via videoconference to conduct technical due diligence on TRC’s rare earth elements project. Following the technical due diligence videoconference, representatives of Plum and the Chief Executive Officer and Chief Financial Officer of TRC met separately via videoconference to conduct due diligence relating to certain management and financial diligence items, respectively.

On June 17, 2024, representatives of Plum and WSP met via videoconference, during which WSP delivered a presentation of its final technical due diligence findings.

Also on June 17, 2024, representatives of Plum and Aird & Berlis LLP (“Aird Berlis”) met via videoconference to discuss the potential engagement of Aird Berlis as Canadian counsel to Plum with respect to the transaction. Aird Berlis was formally engaged on July 11, 2024.

On June 18, 2024, representatives of Plum, TRC, Fortuna, Hogan Lovells and AOS met via videoconference to discuss the structure of, and tax considerations with respect to, the transaction.

On June 19, 2024, AOS delivered to Hogan Lovells the initial draft of the Business Combination Agreement setting forth transaction terms, representations and warranties, covenants, termination provisions and closing conditions substantially consistent with the Term Sheet. Over the following weeks, representatives of Plum, TRC, Fortuna, Hogan Lovells, Aird Berlis, AOS and McMillan LLP (“McMillan”), serving as Canadian counsel to TRC for the transaction, met telephonically and via videoconference and negotiated and exchanged drafts of the Business Combination Agreement, as well as exhibits and schedules to the Business Combination Agreement and various ancillary documentation related to the potential business combination and related transactions including, but not limited to, a Company Securityholder Support Agreement, Sponsor Support Agreement, Registration Rights Agreement, Plan of Arrangement, Share Award Agreement and the Sponsor Parties Lock-up Agreement, and negotiated and resolved open items for consideration. During the course of negotiations on the Business Combination Agreement, the parties focused on (i) the lock-up provisions applicable to TRC’s shareholders, (ii) the covenants of TRC and Plum, including interim operating covenants such as TRC’s ability to engage in any financings during the pre-closing period, (iii) closing conditions, (iv) details of Plum’s nominee to the post-closing company’s board of directors, and (v) the fee payable by TRC in the event of TRC’s termination of the Business Combination Agreement.

On June 21, 2024, representatives of Plum, TRC, Fortuna and ICR met via videoconference to discuss ICR’s investor and public relations strategy for the transaction.

On June 24, 2024, the Plum Board met via videoconference, with certain members of Plum management and representatives of Hogan Lovells, Plum’s auditing firm and Plum’s SEC reporting consultants in attendance, to discuss the filing of Plum’s annual report. After those in attendance left the meeting, the Plum Board and Plum management continued the meeting in executive session, during which Plum management updated the Plum Board on its evaluation of TRC as a potential acquisition target, including an update on the status of the documentation and related matters.

On June 25, 2024, representatives of Plum, TRC, Fortuna, Cohen, Jett, Hogan Lovells and AOS met via videoconference to discuss valuation and fundraising strategy. Jett and Cohen discussed the valuations of publicly traded comparable companies, key valuation metrics considered by investors, and their strategy for raising a PIPE Investment that investors would view favorably. They also discussed other transactions by comparable companies that had been considered by the market recently, and their success at raising capital at comparable valuations.

From June 25, 2024 to July 17, 2024 regular weekly videoconferences among representatives of Plum, TRC, Fortuna and their respective legal counsel and financial advisors continued to be held to report on the status of the transaction.

On July 2, 2024, Hogan Lovells delivered to AOS a revised draft of the Business Combination Agreement, which included, among other things, (i) changes to the representations and warranties of TRC, (ii) changes to the covenants of TRC and Plum, including respective interim operating covenants, and (iii) the inclusion of a TRC termination fee.

On July 12, 2024, AOS delivered to Hogan Lovells a revised draft of the Business Combination Agreement, which included, among other things, (i) changes to the representations and warranties of TRC and Plum, (ii) changes to the covenants of TRC and Plum, including respective interim operating covenants, (iii) changes to the TRC termination fee and (iv) the inclusion of a Plum termination fee.

On July 17, 2024, representatives of Plum, TRC and Fortuna met via videoconference to discuss the progress of the Business Combination Agreement and outstanding items that needed to be completed before signing.

Also on July 17, 2024, AOS delivered to Hogan Lovells the initial draft of the Registration Rights Agreement and Insider Letter Amendment. Through discussions among representatives of Hogan Lovells and AOS, the Registration Rights Agreement was finalized after several turns, and it was decided that the substantive terms of the Insider Letter Amendment would instead be contained in the Sponsor Parties Lock-up Agreement.

On July 19, 2024, AOS delivered to Hogan Lovells the initial drafts of the Company Shareholders Support Agreement and the Sponsor Support Agreement. Through discussion among representatives of Hogan Lovells and AOS, the Company Shareholders Support Agreement was revised and renamed as a Company Securityholders Support Agreement, which was finalized after several turns. Through further discussions among representatives of Hogan Lovells and AOS, the Sponsor Support Agreement was finalized after several turns.

On July 22, 2024, AOS delivered to Aird Berlis the initial draft of TRC’s disclosure schedules. AOS and Aird Berlis began negotiations relating to the disclosure schedules, focusing on matters such as the key TRC securityholders and the post-closing PubCo directors.

On July 24, 2024, Hogan Lovells delivered to AOS a revised draft of the Business Combination Agreement, which included, among other things, changes to (i) the representations and warranties of TRC and Plum, (ii) the covenants of TRC and Plum, including respective interim operating covenants, (iii) certain of the closing conditions and (iv) the amount of the TRC termination fee.

On July 29, 2024, representatives of Plum and Fortuna met via videoconference to discuss Fortuna’s views and potential support for the transaction.

On July 30, 2024, representatives of Hogan Lovells, Aird Berlis and AOS met via videoconference to discuss Hogan Lovells’ latest revisions to the Business Combination Agreement, focusing on finalizing the parties’ key representations and warranties.

On July 31, 2024, AOS delivered to Hogan Lovells a revised draft of the Business Combination Agreement, which included, among other things (i) the inclusion of lock-up provisions with respect to the TRC shareholders, (ii) changes to the interim operating covenants of TRC and Plum, and (iii) changes to certain of the closing conditions.

On August 3, 2024, Hogan Lovells delivered to AOS the initial draft of Plum’s disclosure schedules. Through discussions among representatives of Hogan Lovells and AOS, the disclosure schedules were finalized after several turns.

On August 3, 2024, Hogan Lovells delivered to AOS a revised draft of the Business Combination Agreement, which included, among other things, changes to (i) the interim operating covenants of TRC and Plum, (ii) certain of the closing conditions and (iii) the circumstances triggering the termination fee of each of TRC and Plum.

On August 4, 2024, the Plum Board met via videoconference, with certain members of Plum management and a representative of Hogan Lovells in attendance, to discuss the Business Combination Agreement, the ancillary agreements and certain matters between signing and closing the transaction. Plum management provided updates to the Plum Board with respect to the final terms of the Business Combination Agreement and ancillary agreements based on the negotiations that had taken place over the course of the prior weeks. Following discussions, the Plum Board approved the Business Combination, the Business Combination Agreement and the transactions contemplated thereby, determined to recommend the adoption of the Business Combination Agreement and the transactions contemplated thereby to its shareholders, and directed management to finalize and enter into the Business Combination Agreement with TRC. Following the meeting, the Plum Board executed a unanimous written consent approving the business combination, the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby.

On August 7, 2024, representatives of Plum and Fortuna met via videoconference to discuss Fortuna’s support of the transaction and views on fundraising.

On August 9, 2024, AOS delivered to Hogan Lovells a revised draft of the Business Combination Agreement, which included, among other things, (i) changes to the lock-up provisions, (ii) changes to the interim operating covenants of TRC and Plum, (iii) changes to certain of the closing conditions, and (iv) the inclusion of vesting acceleration of outstanding TRC restricted stock units.

On August 14, 2024, Hogan Lovells delivered to AOS a revised draft of the Business Combination Agreement, which included, among other things, the conditions precedent to triggering the termination fee of TRC.

On August 16, 2024, representatives of Plum, TRC, Fortuna, Cohen, Jett, Hogan Lovells and AOS met via videoconference to discuss the progress of the transaction and legal documents.

Also on August 16, 2024, AOS delivered to Hogan Lovells a revised draft of the Business Combination Agreement, which included, among other things, (i) changes to provisions relating to the conversion and exchange of Plum’s securities and TRC’s securities and (ii) changes to the circumstances triggering the termination fee of TRC.

Also on August 16, 2024, AOS delivered to Aird Berlis the initial draft of the Share Award Agreement. Through discussions among representatives of Aird Berlis and AOS, the Share Award Agreement was finalized.

On August 19, 2024, representatives of Plum, TRC and Fortuna met via videoconference to discuss the remaining open items in the Business Combination Agreement.

On August 20, 2024, Hogan Lovells delivered to AOS a revised draft of the Business Combination Agreement, which included, among other things, the removal of the lock-up provisions in favor of separate lock-up agreements with TRC shareholders.

On August 21, 2024, Hogan Lovells delivered to AOS the initial draft of the Sponsor Parties Lock-up Agreement, incorporating substantive provisions from the Insider Letter Amendment previously negotiated between Hogan Lovells and AOS. After further discussions between Hogan Lovells and AOS, the Sponsor Parties Lock-up Agreement was finalized.

Also on August 21, 2024, Plum formally engaged Cohen as its financial advisor to represent and advise Plum on the transaction. Cohen was chosen for the direct experience and expertise within the special purpose acquisition company space. Cohen was not engaged by Plum to provide any report, opinion or appraisal in connection with the transaction, and did not deliver a report, opinion or appraisal to Plum.

On August 22, 2024, representatives of Plum, TRC, Fortuna, Cohen, Jett, Hogan Lovells, AOS, Aird Berlis and McMillan met via videoconference to discuss any remaining open items for purposes of finalizing the Business Combination Agreement. AOS then delivered to Hogan Lovells the final revised draft of the Business Combination Agreement, reflecting final revisions as agreed by the parties thereto. Representatives of Hogan Lovells and AOS then met via videoconference to confirm the finalization of the documents to signed and to discuss the logistics of the signing process. Thereafter, Plum and TRC entered into the Business Combination Agreement and certain ancillary agreements.

On August 23, 2024, Plum and TRC issued a joint press release announcing the business combination. Subsequently, Plum filed a Current Report on Form 8-K that included the joint press release announcing the Business Combination, along with the investor presentation, the Business Combination Agreement (and related exhibits) and the other material agreements entered into by Plum in connection with the Business Combination.

On December 10, 2024, Plum and TRC entered into an amendment (the “Amendment”) to the Business Combination Agreement. The Amendment provides that, among other things, upon a delisting from The Nasdaq Stock Market, the Company will use commercially reasonable efforts to list its securities on the OTC Markets Group. As a condition to closing the Business Combination, the Company must relist its securities on The Nasdaq Stock Market.

The TRC Board’s Reasons for Approval of the Business Combination

The TRC Board, in evaluating the Business Combination, consulted with TRC’s management and legal, financial and mineral expert advisors. The TRC Board also received presentations from, and discussed with, TRC’s third-party legal and financial advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of TRC and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby and (iii) recommend that the TRC shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, the TRC Board considered a range of factors, including, but not limited to, the factors discussed below. The TRC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TRC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. Foreign companies have successfully utilized SPACs to gain access to the U.S. public markets.

Subject to Nasdaq listing approval, the Business Combination would represent an uplisting from the TSX-V to Nasdaq for TRC. TRC’s ability to raise capital is currently restricted by its lack of coverage and limited float, as well as by its limited access to institutional investors. The Business Combination represents an opportunity for TRC to raise capital, receive additional coverage and gain higher visibility among retail investors and large institutional investors.

TRC evaluated numerous different opportunities to raise growth capital and continue to fund and expand its business operations. The TRC Board determined, based on the terms of the Business Combination, its review of letters of intent from numerous other potential business combination partners, the advice of its professional advisors, and a thorough canvassing of other financing opportunities reasonably available to TRC, that the proposed Business Combination represents the best potential option fund the short and long term growth of the company. Please see the subsection entitled “The Business Combination — The TRC Board’s Reasons for the Approval of the Business Combination.”

The Plum Board’s Reasons for the Business Combination

The Plum Board, in evaluating the Business Combination, consulted with Plum’s management and legal, financial and mineral expert advisors. The Plum Board did not retain an unaffiliated representative to act solely on behalf of the Plum Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The Plum Board reviewed the results of Plum management’s due diligence investigation, and the due diligence investigations of Plum’s third-party legal and financial advisors, and of Plum’s third party consultant on mineral resources and mining, and discussed the due diligence findings with Plum’s third-party legal and financial advisors, and with Plum’s third party consultant on mineral resources and mining. The Plum Board also received presentations from, and discussed with, Plum’s third-party legal, financial and mineral expert advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of Plum and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of Plum Shares in connection therewith, and (iii) recommend that the Plum shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination and the issuance of Plum Shares, the Plum Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Plum Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Plum Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Plum’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Plum identified the following general criteria and guidelines that Plum believed would be important in evaluating prospective target businesses:

•        Large Addressable Market:    Plum would seek to invest in companies that offer room for compelling, long-term growth in their key markets. Large addressable markets have been a hallmark of Plum’s management previous successful investments. Plum believes green field or rapidly growing markets often create the largest absolute returns.

•        Experienced Management Team:    Seasoned and visionary management teams are necessary for success in Plum’s model. Plum intended to acquire a company with forward-thinking leaders with a demonstrated history of success, and whose interests and vision are aligned with those of our team and shareholders.

•        Robust Growth Prospects:    While many things must fall in place for an investment to succeed, Plum believed that growth is the primary driver of returns. Plum believed that revenue growth, not cost cutting, leverage, or other strategies, is the most important driver of long-term value.

•        Strong Business Model:    Plum believes business models that enable reinvestment win in the long-haul. As such, the most investable companies must show both the ability to deliver impressive cash flows and productively reinvest over the long term.

•        Barriers to Entry:    Real, sustainable accumulating advantages enable companies to compound value. Plum favors businesses with strong structural advantages, including various forms of network effects, aggregator dynamics, and brand, which makes it challenging for competitors to emerge.

Before reaching its decision, the Plum Board reviewed the material aspects of Plum management’s due diligence, which included:

•        research on the industry/technology trends, historical and projected growth trends, competitive landscape and other industry factors;

•        extensive meetings and calls with TRC’s management team and representatives regarding operations, business model, growth potential, competitive positioning, and historical and projected financials, among other topics;

•        other due diligence activities relating to accounting, legal, tax, operations and other matters;

•        research on comparable public companies; and

•        financial and valuation analyses.

In approving the Business Combination, the Plum Board determined not to obtain a fairness opinion or any other third party report, opinion or appraisal of the transaction. In the course of Cohen’s engagement as Plum’s financial advisor for the proposed transaction, at the request of Plum management, Cohen shared its views on key valuation metrics considered by investors, fundraising strategies, capital markets trends and conditions and other customary capital markets advice, including its views on the valuations of publicly traded comparable companies based on publicly available information. Cohen, as Plum’s financial advisor, was not engaged by Plum to provide any report, opinion or appraisal, and did not deliver a report, opinion or appraisal to Plum.

The officers and directors of Plum have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their collective experience, together with the experience and sector expertise of Plum’s financial advisor, enabled them to make the necessary analyses and determinations regarding the merits of the transaction.

The Plum Board considered a few factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Benefits from Public Market Entry and Plum Expertise.    The Plum Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination TRC is expected to have will allow it to be well-positioned to scale and fund its business plan.

•        Shareholder Liquidity.    The Plum Board considered the fact that, pursuant to the Business Combination Agreement, the Plum Shares issued as merger consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the Plum Board believes has the potential to offer shareholders enhanced liquidity.

•        Other Alternatives.    The Plum Board has determined that, after a thorough review of other business combination opportunities reasonably available to Plum, the proposed Business Combination represents the best potential business combination for Plum and the most attractive opportunity for Plum based upon the process utilized to evaluate and assess other potential acquisition targets. The Plum Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The Plum Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Plum and TRC.

The Plum Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits Plum from soliciting other business combination proposals, which restricts Plum’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of changing interest rates and inflation, regulatory policy, supply chain issues and the continuing impact of the COVID-19 pandemic and the effects any of the foregoing could have on TRC’s revenues and the trading price of New Plum Common Stock.

•        Business Plan May Not Be Achieved.    The risk that TRC may not be able to execute on its business plan.

•        Risks Associated with TRC’s Business.    Risks relating to TRC’s business, including the demand, emerging use cases, market prices, and uncertainties in TRC’s estimates of rare earth elements, TRC’s ability to extract rare earth elements, and the other risk factors related to TRC set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Our Business, Industry and Technology.”

•        Redemption Risk.    The risk that a significant number of Plum’s Public Shareholders may redeem their Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to TRC following the consummation of the Business Combination and making the Business Combination more difficult to complete. The consummation of the Business Combination is conditioned upon satisfaction of the Net Closing Cash Condition, which is for the sole benefit of TRC.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.

•        Shareholder Vote.    The risk that Plum’s shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Plum’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of Plum.    The risks and costs to Plum if the Business Combination is not completed, including the risk of diverting Plum management’s focus and resources from other business combination opportunities, which could result in Plum being unable to effect a business combination and force Plum to liquidate.

•        Growth Initiatives May Not be Achieved.    The risk that TRC’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        Plum Shareholders Receiving a Minority Position.    The fact that Plum shareholders will own a minority of the voting and economic rights of New Plum following the consummation of the Business Combination.

•        No Third Party Valuation.    The risk that Plum did not obtain any third party report, opinion or appraisal in determining the valuation of TRC, or obtain a fairness opinion in determining whether or not to proceed with the Business Combination, because it relied on the financial skills and background of its officers and directors, and the possibility that the Plum Board may have been incorrect in its assessment of the Business Combination, including because it did not obtain any third party report, opinion or appraisal in establishing a valuation for TRC. However, as discussed above, the Plum Board believed that the officers and directors of Plum have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of Plum’s financial advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of TRC and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Plum Board concluded that TRC met Plum’s investment criteria and that the potential benefits that it expects Plum and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the Plum Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of Plum and its shareholders.

Satisfaction of 80% Test

It is a requirement under the Plum Articles and the NASDAQ listing requirements that the business or assets acquired in an Initial Business Combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an Initial Business Combination. In connection with its evaluation and approval of the Business Combination, the Plum Board determined that the fair market value of TRC represents at least 80% of the net assets of Plum held in the Trust Account.

Interests of Certain Persons in the Business Combination

In considering the unanimous recommendation of the Plum Board to vote in favor of the Business Combination, Plum Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of Plum management have interests in the Business Combination that are different from, or in addition to, those of other Plum Public Shareholders generally. Plum’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Plum Shareholders that they approve the Business Combination. Plum Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        Pursuant to the Plum Articles, the Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares and have agreed to waive redemption rights with respect to any Plum Public Shares held by them in connection with the consummation of the Initial Business Combination. Additionally, Plum Founder Shareholders are not entitled to redemption rights with respect to any Plum Founder Shares held by them if Plum fails to consummate the Initial Business Combination by July 30, 2025, or such later date as approved by Plum’s shareholders. If Plum does not complete the Initial Business Combination within such applicable time period, the proceeds of the sale of the Plum Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Plum Public Shares, and the Plum Private Placement Warrants will expire without the receipt of value by the holders of such warrants. Since Sponsor and Plum management directly or indirectly own Plum Common Shares and Plum Private Placement Warrants, Plum management may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Initial Business Combination;

•        The fact that Former Sponsor paid an aggregate of approximately $25,000 for the 7,062,500 Plum Founder Units and Sponsor paid approximately $1 to Former Sponsor for 3,902,648 Plum Founder Units, and that such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Class A Shares of $[•] per share on [•], 2025, the record date for the Plum Shareholders’ Meeting, resulting in a theoretical gain of $[•];

•        The fact that given the differential in the purchase price that Sponsor paid for the Plum Founder Shares as compared to the price of the Plum Units sold in the Plum IPO and the 3,902,648 PubCo Common Shares that Sponsor will receive upon conversion of the Plum Founder Shares in connection with the Business Combination, Sponsor and its affiliates may earn a positive rate of return on their investment even if the PubCo Common Shares trade below the price initially paid for the Plum Units in the Plum IPO and the Plum Public Shareholders experience a negative rate of return following the completion of the Business Combination;

•        The fact that Sponsor currently holds a pecuniary interest in, an aggregate of 1,867,443 Plum Founder Warrants, after separating the Founder Units into shares and warrants, that would expire worthless if an Initial Business Combination is not consummated, which if unrestricted and freely tradable would be valued at approximately $[•], based on the closing price of the Plum Public Warrants of $[•] per warrant on [•], 2025, the record date for the Plum Shareholders’ Meeting;

•        The fact that certain members of Plum management collectively own, directly or indirectly, a material interest in Sponsor;

•        Sponsor and Plum management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as Plum may obtain loans from Sponsor or an affiliate of Sponsor or any of Plum management to finance transaction costs in connection with the Initial Business Combination;

•        The Plum Articles provide that Plum renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of Plum management on the one hand, and Plum, on the other hand, or the participation of which would breach any existing legal obligation, under applicable law or otherwise, of a member of Plum management to any other entity. Plum is not aware of any such corporate opportunities not being offered to Plum and does not believe that waiver of the corporate opportunities doctrine has materially affected Plum’s search for an acquisition target or will materially affect Plum’s ability to complete an Initial Business Combination;

•        If the Trust Account is liquidated, including in the event Plum is unable to complete an Initial Business Combination within the required time period, Sponsor has agreed to indemnify Plum to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Plum Public Share, or such lesser amount per Plum Public Share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than Plum’s independent public accountants) for services rendered or products sold to Plum or (b) a prospective target business with which Plum has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•        The fact that the Company has borrowed certain amounts from the Sponsor pursuant to a promissory note which provides for up to $1,500,000 in working capital loans, and such borrowed amounts may be repaid, at the option of the Sponsor, in the form of PubCo Warrants at a price of $1.50 per warrant, to be issued at Closing;

•        The fact that Sponsor will benefit from the completion of an Initial Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Plum Shareholders rather than liquidate;

•        The fact that PubCo will indemnify Sponsor and its affiliates and their respective present and former directors and officers for a period of six years from the Closing, in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the Business Combination and Sponsor’s ownership of Plum Securities or its control or ability to influence Plum; and

•        The terms and provisions of the Related Agreements as set forth in detail under the subsection entitled “The Business Combination — Related Agreements.”

In addition, members of TRC’s board of directors, management and various service providers of TRC have numerous contractual relationships with TRC of which the TRC board of directors was aware when it approved TRC entering into the Business Combination Agreement. Therefore, these individuals may have conflicts of interest in entering into and negotiating the terms of the Business Combination Agreement. For a complete description of these relationships, see “Certain Relationships and Related Transactions — TRC Relationships and Related Party Transactions”.

The table set forth below summarizes the existing interests in Plum private placement securities and the anticipated interests of Former Sponsor, Sponsor, Plum management, and the lender under a subscription agreement in PubCo as of Closing along with the value of such interests based on (i) in the case of Sponsor’s and Plum management’s interests, the closing price of the Plum Public Warrants and Plum Class A Shares as of [•], 2025, which would be lost if an Initial Business Combination is not completed by Plum by the Deadline Date, and (ii) the transaction value:

Name of Holder	Type of Holder	Total Purchase Price/Capital Contributions	Number of Plum Private Placement Shares	Number of Plum Private Placement Warrants	Value of Plum Private Placement Shares and Warrants	Number of PubCo Common Shares	Number of PubCo Warrants	Value of PubCo Common Shares and Warrants
Mercury Capital, LLC(1)	Sponsor	$1	0	0		4,964,828	1,867,443
Alpha Partners Technology Merger Sponsor, LLC(2)	Former Sponsor	$6,675,000	665,000	221,667		1,128,992	376,331
Palmeira Investment Limited(3)	Lender to Sponsor	$0	0	0		637,500	0
Kanishka Roy(4)	CEO & Chairman	$1	0	0		4,964,828	1,867,443
Steven Handwerker	CFO	$0	0	0		0	0
Hume Ky le	Director	$0	0	0		0	0
Alan Black	Director	$0	0	0		0	0
David Sable	Director	$0	0	0		0	0

____________

(1)      On December 27, 2023, Plum, Alpha Partners Technology Merger Sponsor, LLC, and Mercury Capital, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which Mercury Capital, LLC the Sponsor (i) purchased 3,902,648 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, and (ii) became entitled to 70% of the 2,030,860 Founder Units that Former Sponsor placed in

____________

escrow at the closing of the Purchase Agreement to the extent such Founder Units are not allocated to investors who hold and do not redeem their Class A Shares of Plum at the time of Plum’s initial business combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(2)      Alpha Partners Technology Merger Sponsor, LLC paid an aggregate of $25,000 for 7,187,500 Founder Units, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, 125,000 of which were forfeited due to only a partial exercise of the over-allotment option. Additionally, Alpha Partners Technology Merger Sponsor, LLC purchased 665,000 private placement units at an aggregate price of $6,650,000. On December 27, 2023, Alpha Partners Technology Merger Sponsor, LLC entered into a purchase agreement (“Purchase Agreement”), pursuant to which they sold 3,902,648 Founder Units to Mercury Capital, LLC, and put 2,030,860 Founder Units into escrow, of which they are entitled to 30% of the Founder Units in Escrow if they are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of the Company’s initial Business Combination. All the Founder Units in escrow are accounted for under Mercury Capital, LLC’s interests.

(3)      Palmeira Investment Limited and Mercury Capital, LLC are party to a subscription agreement, dated January 3, 2024, pursuant to which Mercury Capital, LLC may raise funds to pay for extension payments and working capital on behalf of Plum Acquisition Corp. III. Pursuant to the terms of the subscription agreement, Mercury Capital, LLC will forfeit 0.85 Class B Shares for every $1.00 loaned under the agreement and cause Plum Acquisition Corp. III to issue such number of shares forfeited to Palmeira Investment Limited upon closing of the business combination. As of Mercury Capital LLC’s last drawdown under the subscription agreement, Palmeira Investment Limited had loaned $750,000 to Mercury Capital, LLC under the subscription agreement.

(4)      Kanishka Roy serves as manager for Mercury Capital, LLC and may be deemed to beneficially own shares held by Mercury Capital, LLC by virtue of his control over Mercury Capital, LLC. Mr. Roy disclaims beneficial ownership of such shares other than to the extent of his pecuniary interest in such shares.

Potential Purchases of Public Shares

In connection with the Plum Shareholder vote to approve the Business Combination, Sponsor, Plum management, Plum’s advisors or any of their respective affiliates may privately negotiate transactions to purchase Plum Public Shares from Plum Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of Plum Public Shares Sponsor, Plum management, Plum’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NASDAQ. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, Plum management, Plum’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Plum Public Shares in such transactions. None of Sponsor, Plum management, Plum’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Plum Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such Plum Shareholder, although still the record holder of such Plum Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any Plum Public Shares purchased by Sponsor, Plum management, Plum’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, Plum management, Plum’s advisors or any of their respective affiliates purchase Plum Public Shares in privately negotiated transactions from public Plum Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, Plum management, Plum’s advisors or any of their respective affiliates would waive any redemption rights with respect to any Plum Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of Plum Public Shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of Plum Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, Plum management, Plum’s advisors or any of their respective affiliates purchase any Plum Public Shares as contemplated above, Plum will file a Current Report on Form 8-K prior to the Plum Shareholders’ Meeting that will disclose:

•        the amount of such Plum Public Shares purchased by Sponsor, Plum management, Plum’s advisors or any of their respective affiliates, along with the purchase price;

•        the purpose of the purchases by Sponsor, Plum management, Plum’s advisors or any of their respective affiliates;

•        the impact, if any, of the purchases by Sponsor, Plum management, Plum’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

•        the identities of Plum Shareholders who sold to Sponsor, Plum management, Plum’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of Plum Shareholders (e.g., 5% security holders) who sold to Sponsor, Plum management, Plum’s advisors or any of their respective affiliates; and

•        the number of Plum Public Shares for which Plum has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the Plum Class A Shares or PubCo Common Shares may be reduced and the number of beneficial holders of Plum’s or PubCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Plum’s or PubCo’s securities on a national securities exchange.

Sponsor, and Plum’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, Plum’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting Plum directly or by Plum’s receipt of redemption requests submitted by shareholders.

Any purchases by Sponsor, Plum’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, Plum’s officers, directors, advisors and any of their respective affiliates will not make purchases of Plum Class A Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the Plum Articles, a Plum Public Shareholder may request that Plum redeem all or a portion of its Plum Public Shares for cash if the Business Combination is consummated. As a Plum Public Shareholder, you will be entitled to exercise your redemption rights if you:

(a)     hold Plum Public Shares, or if you hold Plum Units, you elect to separate your Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising your redemption rights;

(b)    submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, in which you (i) request the exercise of your redemption rights with respect to all or a portion of your Plum Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Plum Public Shares and provide your legal name, phone number and address; and

(c)     deliver your Plum Public Shares to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Plum Public Shares in the manner described above prior to 10:30 a.m., Eastern Time, on [•], 2025 (two business days before the Plum Shareholders’ Meeting) in order for their shares to be redeemed.

Holders of Plum Units must elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants prior to exercising their redemption rights with respect to the Plum Public Shares. If Plum Public Shareholders hold their Plum Units in an account at a brokerage firm or bank, such Plum Public Shareholders must notify their broker or bank that they elect to separate the Plum Units into the underlying Plum Public Shares and Plum Public Warrants, or if a holder holds Plum Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to Plum in order to validly exercise its redemption rights. Plum Public Shareholders may elect to exercise their redemption rights with respect to their Plum Public Shares even if they vote “FOR” the Business Combination Proposal. If the

Business Combination is not consummated, the Plum Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Plum Public Shareholder properly exercises its redemption rights with respect to all or a portion of the Plum Public Shares that it holds and timely delivers its shares to the Transfer Agent, PubCo will redeem the related PubCo Common Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Plum to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of [•], 2025, this would have amounted to approximately $[•] per issued and outstanding Plum Public Share. If a Plum Public Shareholder exercises its redemption rights in full, then it will not own Plum Public Shares or PubCo Common Shares following the redemption. The redemption will take place following the TRC Amalgamation, and, accordingly, it is PubCo Common Shares that will be redeemed as promptly as practical after the TRC Amalgamation Effective Time. Please see the subsection entitled “Extraordinary General Meeting of Plum Shareholders — Redemption Rights” elsewhere in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Plum Public Shares.

PIPE Investments

In connection with the Business Combination, we, TRC and PubCo have agreed to consummate an offering of PubCo Common Shares to certain PIPE Investors in a separate private placement transaction. The PIPE Investment will be consummated pursuant to one or more PIPE Subscription Agreements with PIPE Investors for the purchase of PubCo Common Shares in exchange for cash payable to PubCo concurrently with the Closing. The terms and conditions of the PIPE Investment have yet to be determined and are subject to negotiation between us, TRC, PubCo and the PIPE Investors. This proxy statement/prospectus does not constitute an offer to sell nor is soliciting an offer to buy any securities in connection with the PIPE Investment.

Total PubCo Common Shares to Be Issued in the Business Combination

The issuance of PubCo Common Shares in the Business Combination will dilute the equity interests of Plum Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for PubCo Common Shares. Plum Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of PubCo Common Shares as part of the consideration in connection with the consummation of the Business Combination;

•        the exercise of Plum Warrants;

•        the exercise of TRC Options;

•        the exercise of TRC Warrants;

•        the conversion of TRC Convertible Debt;

•        the issuance of PubCo Common Shares in the PIPE;

•        the issuance of PubCo Common Shares to Investment Banks;

•        the TRC RSUs; and

•        the issuance of PubCo Common Shares under the Incentive Plan.

The issuance of PubCo Common Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for Plum Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in TRC will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Plum Shares will be diminished; or

•        the market price of PubCo Common Shares or TRC Warrants, as applicable, may decline.

The following table illustrates varying beneficial ownership levels in TRC, as well as possible sources and extents of dilution for non-redeeming Plum Public Shareholders, assuming no additional redemptions by Plum Public Shareholders and the Maximum Redemption by Plum Public Shareholders. The calculations are based upon an assumed TRC Exchange Ratio of 0.88468850.

Assumptions are as follows:

•        Assuming no additional redemption scenario:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares in connection with the vote on the Business Combination.

•        Assuming Maximum Redemption scenario:    This presentation assumes that the Public Shareholders holding approximately 14.9% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 151,833 Public Shares are redeemed for an aggregate redemption payment of approximately $1,715,747 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

	No additional redemption	%	Maximum Redemption	%
Plum Public Shareholders(1)	1,016,833	1.3%	865,000	1.2%
Sponsor and Former Sponsor(2)(3)	6,731,320	8.2%	6,731,320	8.2%
Parties to Non-redemption Agreements(3)	331,180	0.4%	331,180	0.4%
Plum Public Warrants(4)	9,416,666	11.5%	9,416,666	11.5%
Plum Founder Warrants and Private Placement Warrants(5)	2,642,500	3.2%	2,642,500	3.2%
Sponsor Warrants for Working Capital Note(6)	903,245	1.1%	903,245	1.1%
TRC public shareholders(7)	35,631,022	43.5%	35,631,022	43.6%
TRC option holders(8)	2,118,829	2.6%	2,118,829	2.6%
TRC RSUs(9)	3,153,915	3.9%	3,153,915	3.9%
TRC Warrantholders(10)	4,738,834	5.8%	4,738,834	5.8%
TRC Convertible Debt(11)	5,750,475	7.0%	5,750,475	7.0%
Bank Shares(12)	1,188,950	1.5%	1,188,950	1.5%
TRC Incentive Plan(13)	8,223,069	10.0%	8,207,886	10.0%
Total	81,846,838		81,679,822
Implied Per Share Value issued, outstanding and fully diluted(14)	$7.39		$7.35
Implied Per Share Value issued, outstanding and fully diluted (excluding shares issued to redeemable shareholders)(15)	$7.41		$7.37

____________

(1)      Outstanding share numbers take into account the redemptions of 28,098,167 Plum Class A Shares that occurred in connection with extensions of Plum’s business combination deadline.

(2)      On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Plum Class A Shares at the time of Plum’s initial business combination. Pursuant to the Amended Purchase Agreement, the Former Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(3)      At Closing, 331,180 Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such number of shares Plum Class A Shares will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. The agreement to transfer such shares was made in consideration of each of the transferees agreeing not to redeem their Plum Class A Shares on connection with the extension of Plum’s business combination deadline.

(4)      The Plum Public Warrants are exercisable at $11.50 per share.

(5)      The 2,354,166 Plum Founder Warrants and 288,334 Plum Private Warrants are exercisable at $11.50 per share. Pursuant to the Sponsor Support Agreement, up to 2,030,860 founder units are forfeitable upon the closing of the Business Combination.

(6)      Assumes $1,454,867 is outstanding on the convertible note held by the Sponsor, convertible into PubCo Warrants at closing at $1.50 per Warrant.

(7)      35,674,480 TRC Common Shares are currently outstanding.

(8)      2,395,000 options to purchase TRC Common Shares are currently outstanding, exercisable at C$0.10 per share.

(9)      3,565,000 RSUs to acquire TRC Common Shares are currently outstanding, and will vest upon the closing of the Business Combination.

(10)    5,356,500 Warrants to purchase TRC Common Shares are currently outstanding, exercisable at C$2.50 per share.

(11)    C$200,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,000,000 TRC Common Shares plus 2,000,000 warrants to purchase 2,000,000 TRC Common Shares at C$0.15 per share. C$500,000 in principal amount of TRC Convertible Debentures is currently outstanding, which is convertible into 2,500,000 TRC Common Shares plus 2,500,000 warrants to purchase 2,500,000 TRC Common Shares at C$0.20 per share. Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSX-V immediately prior to such conversion date, subject to the policies of the TSX-V.

(12)    TRC will be obligated to issue 1,188,950 shares to its investment bankers in connection with the Transactions.

(13)    TRC’s board of directors has approved the Incentive Plan providing for the issuance of ten percent of the outstanding PubCo Common Shares, on a fully diluted basis, immediately following the closing, plus 1,000,000 shares.

(14)    Calculation of implied per share value assumes an enterprise value of $604.9 million of PubCo upon consummation of the Business Combination and a fully diluted share count with no redemptions of 81,846,838.

(15)    Calculation of implied per share value assumes an enterprise value of $601.7 million of PubCo upon consummation of the Business Combination and a fully diluted share count with max redemptions of 81,679,822.

Assuming no further redemptions of the Plum Shares, the combined company would have a pro forma valuation of approximately $818,468,380 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

Assuming maximum redemptions of the Plum Shares issued in our IPO, the combined company would have a pro forma valuation of approximately $816,798,220 at an assumed price of $10.00 per share and the securities issued to TRC Public Shareholders would have a value of approximately $356,310,220 at an assume price of $10.00 per share.

The calculations in the paragraphs above reflect certain qualifications and assumptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Impact of Substantial Redemptions on the Business Combination

Plum Public Shareholders are not required to vote “Against” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Plum Public Shareholders are reduced as a result of redemptions by Plum Public Shareholders.

If a Plum Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Plum Warrants that it may hold. Assuming that 151,833 PubCo Common Shares held by Plum Public Shareholders were redeemed, the 9,416,666 retained outstanding PubCo Warrants would be valued at approximately $[•] based on the closing price of Plum Public Warrants of $[•] per warrant on [•], 2025. If a substantial number of, but not all, Plum Public Shareholders exercise their redemption rights, any non-redeeming Plum Shareholders would experience dilution to the extent such PubCo Warrants are exercised and additional PubCo Common Shares are issued.

Sources and Uses for the Business Combination

The following tables summarize the illustrative sources and uses for funding the Business Combination (i) assuming that no PubCo Common Shares are redeemed in connection with the Business Combination and (ii) assuming that 151,833 PubCo Common Shares are redeemed in connection with the Business Combination.

No Redemption

Sources (in millions)	USD
Cash in Trust Account	$1,715,747
Equity issued to current TRC Shareholders	$500,000,000
Total Sources	$501,715,747
Uses (in millions)	USD
Equity issued to current TRC Shareholders	$500,000,000
Estimated transaction costs	$10,525,000
Liability added to company Balance Sheet	$(8,809,253)
Cash available for working capital purposes via Trust Account	1,715,747
Total Uses	$501,715,747

Maximum Redemption

Sources (in millions)	USD
Cash in Trust Account	$0
Equity issued to current TRC Shareholders	$500,000,000
Total Sources	$500,000,000
Uses (in millions)	USD
Equity issued to current TRC Shareholders	$500,000,000
Estimated transaction costs	$10,525,000
Liability added to company Balance Sheet	$(10,525,000)
Total Uses	$500,000,000

Certain Information Relating to PubCo

PubCo/PubCo Board Before the Business Combination

Prior to the consummation of the Plum Amalgamation, the PubCo Board consists of Kanishka Roy and Steven Handwerker. In connection with the TRC Amalgamation, Ranjeet Sundher, Kuljit Basi, Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark will become the members of the PubCo Board

PubCo Board and Executive Officers Following the Business Combination

The executive officers and directors of PubCo following the TRC Amalgamation will be as follows:

Name	Age	Position
Ranjeet Sunder	58	Chief Executive Officer and Director
Kuljit Basi	41	Executive Chairman and Director
Alnesh Mohan	53	Chief Financial Officer
Matthew Chatterton	44	Director
Manavdeep Mukhija	38	Director
J. Garry Clark	64	Director

It is anticipated that Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark will be independent under the applicable rules of the SEC and the NASDAQ.

In connection with the TRC Amalgamation, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become members of the PubCo Board. Please see the section entitled “Management of PubCo After the Business Combination” elsewhere in this proxy statement/prospectus for biographies and additional information.

Employment and Compensation Arrangements

PubCo expects that prior to the consummation of the Business Combination, TRC’s executive officers will continue to be employed by TRC. After consummation of the Business Combination and once PubCo’s compensation committee is formed, executive compensation decisions will be made by the PubCo Board based on recommendations made by PubCo’s compensation committee. PubCo’s compensation committee will review executive compensation arrangements and recommend to the PubCo Board any adjustments that it believes are appropriate in structuring PubCo’s executive compensation arrangements.

Please see the section entitled “Executive Compensation” elsewhere in this proxy statement/prospectus for additional information.

Indemnification and Insurance Obligations of PubCo Following the Business Combination

Under Section 160 of the BCBCA, PubCo may indemnify an individual who (i) is or was a director or officer of PubCo, (ii) is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the copay or at the request of the company, or (iii) at the request of the company holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity

(collectively, “Indemnified Persons”) against judgments, penalties or fines awarded, or amounts paid in settlement of, proceedings in which such Indemnified Person is involved by reason of being or having been director or officer of PubCo, and all costs, charges, expenses reasonably incurred by such person in respect of such proceedings if (i) the indemnity or payment is made under an earlier agreement to indemnify and, at the time such agreement was made or at the time the indemnity or payment is made, PubCo was not prohibited from giving the indemnity or paying the expenses, (ii) the Indemnified Person acted honestly and in good faith with a view to the best interests of PubCo, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Indemnification Conditions”).

PubCo may pay, as they are incurred in advance to a final disposition of such a proceeding in which such Indemnified Person is involved by reason of being or having been a director or officer of PubCo, the costs, charges, and expenses actually and reasonably incurred by the Indemnified person in respect of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Indemnification Conditions.

Notwithstanding the foregoing, the BCBCA provides that on the application of PubCo or an Indemnified Party, the court may (i) order PubCo to indemnify the Indemnified Party against any liability incurred in respect of a proceeding, (ii) order PubCo to pay some of all of the costs, charges and expenses incurred in respect of a proceeding, (iii) order the enforcement of or payment under an indemnification agreement entered into by PubCo, (iv) order PubCo to pay some or all of the expenses actually and reasonably incurred in obtaining such an order and (v) make any other order the court considers appropriate.

As permitted by the BCBCA, PubCo’s articles will require that an indemnifiable person be entitled to indemnity from PubCo in respect of judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, proceedings in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, and all costs, charges, expenses reasonably incurred by such person in respect of such proceedings. Each indemnifiable party is deemed to have contracted with PubCo on the terms of the indemnity in PubCo’s articles.

In addition, PubCo’s articles will provide that PubCo may agree to indemnify and may indemnify any person against eligible penalties and pay expenses incurred in connection with the performance of services by that person for PubCo. PubCo’s articles will also specify that failure of an eligible party to comply with the provisions of the BCBCA or PubCo’s articles will not invalidate any indemnity to which he or she is entitled. Because PubCo’s articles will require that indemnification be subject to the BCBCA, any indemnification that PubCo provides is subject to the same restrictions set out in the BCBCA which are summarized, in part, above.

PubCo may also, pursuant to the PubCo articles and BCBCA, purchase and maintain insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office in PubCo or a related body corporate.

Please see the subsection entitled “Management of PubCo After the Business Combination — PubCo Board — Indemnification and Insurance Obligations of PubCo Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Listing of PubCo Common Shares and PubCo Warrants on the NASDAQ

PubCo Common Shares and PubCo Warrants currently are not traded on a stock exchange. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

Restrictions on Resales

All PubCo Common Shares and PubCo Warrants received by Plum Shareholders and warrantholders in the Business Combination are expected to be freely tradable, except that the PubCo Common Shares and PubCo Warrants received in the Business Combination by persons who become affiliates of PubCo for purposes of

Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of PubCo generally include individuals or entities that control, are controlled by or are under common control with, PubCo and may include the directors and executive officers of PubCo as well as its principal shareholders.

All PubCo Common Shares and PubCo Warrants received by Plum Shareholders and warrantholders in the Business Combination will not be legended and may be resold in each of the provinces and territories of Canada, provided that: (i) PubCo is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon PubCo becoming a reporting issuer by filing a non-offering prospectus in the Province of British Columbia); (ii) the trade is not a “control distribution” (as defined in National Instrument 45-102 — Resale of Securities of the Canadian Securities Administrators (“NI 45-102”)); (iii) no unusual effort is made to prepare the market or create a demand for those securities; (iv) no extraordinary commission or consideration is paid in respect of that trade; and (v) if the selling securityholder is an insider or officer of PubCo (as defined under applicable Canadian securities legislation), the insider or officer has no reasonable grounds to believe that PubCo is in default of applicable Canadian securities legislation. Each holder of PubCo Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Delisting of Plum Common Shares and Deregistration of Plum

Plum, TRC and PubCo anticipate that, following consummation of the Business Combination, the Plum Class A Shares, Plum Units and Plum Warrants will be no longer qualified on the OTC Pink, and Plum will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Shareholder Rights

Until the Domestication, Cayman Islands law and the Plum Articles will continue to govern the rights of Plum Shareholders. After the Domestication, but before the Plum Amalgamation, British Columbia law and the Domestication Articles will govern the rights of Plum Shareholders. After the consummation of the Plum Amalgamation, Plum Shareholders will become PubCo Shareholders and British Columbia law and the PubCo Articles will govern the rights of the PubCo Shareholders. After the consummation of the TRC Amalgamation, British Columbia law and the PubCo Closing Articles will govern the rights of PubCo Shareholders.

There are certain differences in the rights of Plum Shareholders prior to the Business Combination and the rights of PubCo Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations with Respect to the Business Combination and Ownership of PubCo Securities

Please see the sections entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” and “Material Canadian Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on TRC expecting to have a majority of the voting power of the combined company, TRC conducting the ongoing operations of the combined entity, TRC comprising a majority of the governing body of the combined company, and TRC’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TRC issuing stock for the net assets of Plum, accompanied by a recapitalization. The net assets of Plum will be stated at historical cost, with no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of TRC. As it is expected the fair value of Plum Public Warrants and Plum Private Placement Warrants will have similar fair value as those of PubCo Public Warrants as of the Closing, no material impact into profit or loss is expected.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of the Plum Units, the Plum Shares, the Plum Warrants (each, a “Plum Security”) of the Domestication and the Plum Amalgamation, (ii) for Holders of Plum Class A Shares that elect to have the PubCo Common Shares they are entitled to receive redeemed for cash if the Business Combination is completed and (iii) for Holders of owning and disposing of PubCo Common Shares after the Domestication and the Plum Amalgamation. This section applies only to Holders that hold their Plum Securities or PubCo Common Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a Plum Unit are generally separable at the option of the Holder, the Holder of a Plum Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Plum Share and Plum Warrant components of the Plum Unit, and the discussion below with respect to actual Holders of Plum Shares and Plum Warrants also should apply to holders of Plum Units (as the deemed owners of the underlying Plum Shares and Plum Warrants that constitute the Plum Units). This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Plum Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication, the Plum Amalgamation and the Business Combination (including any redemption of PubCo Common Shares) and any alternative characterizations of Plum Units.

This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold Plum Shares, or PubCo Common Shares or Plum Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Plum Shares or Plum Warrants pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Plum Shares or Plum Warrants as part of a straddle, constructive sale, hedging, Redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to Plum Shares or Plum Warrants as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of the shares of Plum by vote or value (except as specifically provided below);

•        foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Plum Shares or PubCo Common Shares or Plum Warrants. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Plum Shares or PubCo Common Shares or Plum Warrants through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Plum Shares or PubCo Common Shares or Plum Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of Plum Shares or PubCo Common Shares or Plum Warrants are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on Plum Shares or PubCo Common Shares or Plum Warrants and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Plum Shares or PubCo Common Shares or Plum Warrants will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PLUM SHARES, PUBCO COMMON SHARES AND PLUM WARRANTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PLUM SHARES, PUBCO COMMON SHARES AND PLUM WARRANTS TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE PLUM AMALGAMATION, EXERCISING REDEMPTION RIGHTS, AND OWNING AND DISPOSING OF NEW PLUM SHARES AND WARRANTS AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Plum Shares or PubCo Common Shares or Plum Warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Plum Shares or PubCo Common Shares or Plum Warrants that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

U.S. Holders

Tax Consequences of the Domestication and the Plum Amalgamation

We intend to report the Domestication and the Plum Amalgamation as a tax-deferred “reorganization’’ within the meaning of Section 368(a)(1)(F) of the Code. However, we have not sought, nor do we intend to seek, nor is the closing of the Domestication and the Plum Amalgamation conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication and the Plum Amalgamation as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Plum Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication and the Plum Amalgamation to such U.S. Holder.

In the case of a transaction, such as the Domestication and the Plum Amalgamation, that qualifies as an F Reorganization, except as otherwise provided herein, including with respect to the PFIC rules, a U.S. Holder of Plum Securities should not recognize gain or loss upon the exchange of its Plum Securities solely for PubCo Common Shares or PubCo Assumed Plum Warrants pursuant to the Domestication and the Plum Amalgamation.

A U.S. Holder’s tax basis in a share or a warrant of PubCo received in connection with the Domestication and the Plum Amalgamation should generally be the same as its tax basis in the Plum Share and Plum Warrant surrendered in exchange therefor, and (ii) the holding period for a share or a warrant of PubCo received by a U.S. Holder should generally include such U.S. Holder’s holding period for the Plum Share or Plum Warrant surrendered in exchange therefor.

If the Domestication and the Plum Amalgamation fails to qualify as an F Reorganization under Section 368, a U.S. Holder of Plum Securities generally would recognize gain or loss with respect to its Plum Securities in an amount equal to the difference, if any, between the fair market value of the corresponding PubCo Common Shares or PubCo Assumed Plum Warrants received in the Domestication and the Plum Amalgamation and the U.S. Holder’s adjusted tax basis in its Plum Securities surrendered. The U.S. Holder’s basis in its PubCo Common Shares or PubCo Assumed Plum Warrants would be equal to the fair market value of that stock on the date of the Domestication and the date of the Plum Amalgamation and such U.S. Holder’s holding period for the PubCo Common Shares or PubCo Assumed Plum Warrants would begin on the day following the date of the Domestication and date of the Plum Amalgamation. U.S. Holders who hold different blocks of Plum Securities (generally, Plum Securities purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Plum Securities.

PFIC Considerations

Even if the Domestication and the Plum Amalgamation qualifies as an F Reorganization, the Domestication and the Plum Amalgamation may still be a taxable event to U.S. Holders of Plum Shares or Plum Warrants under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. Because Plum is a blank check company with no current active operating business and because, following the TRC Amalgamation, TRC is an REE exploration and development company that has not begun (and is not expected to generate operating income in the taxable year of the TRC Amalgamation), based upon the composition of its income and assets, and upon a review of its financial statements, Plum believes that PubCo is (and will be in the taxable year of the TRC Amalgamation) a PFIC.

Effect of PFIC Rules on the Domestication and the Plum Amalgamation.    Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a Non-Electing Shareholder, as defined below, with respect to its exchange of Plum Shares for PubCo Common Shares and Plum Warrants for PubCo Assumed Plum Warrants in the Domestication and the Plum Amalgamation if Plum were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof unless an exception applies. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and the Plum Amalgamation and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.”    The proposed Treasury Regulations do not, however, require gain recognition if a U.S. Holder exchanges stock in a PFIC for stock in another PFIC in a transaction treated as a reorganization under Section 368(a) of the Code, which is expected to be the case here. In addition, the proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its Plum Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC.    A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. As discussed above, Plum believes that it is a PFIC and expects that PubCo will be a PFIC in the taxable year of the TRC Amalgamation.

If Plum or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Plum Shares or PubCo Common Shares or Plum Warrants and, solely with respect to the Plum Shares or PubCo Shares, the U.S. Holder did not make either (a) a timely QEF election for Plum’s or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Plum Shares or PubCo Common Shares, (b) a QEF election along with a “purging election,” or (c) a MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Plum Shares or PubCo Common Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Plum Shares or PubCo Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Plum Shares or PubCo Common Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Plum Shares or PubCo Common Shares or Plum Warrants. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Plum’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Plum, PubCo or TRC is determined to be a PFIC, a U.S. Holder may mitigate the tax consequences described above with respect to its Plum Shares or PubCo Common Shares (but not Plum Warrants) by making a timely QEF election (or a QEF election along with a purging election), or a MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders.    The impact of the PFIC rules on a U.S. Holder of Plum Shares or PubCo Common Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Plum or PubCo as a QEF under Section 1295 of the Code, for Plum’s or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Plum Shares or PubCo Common Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made a MTM election, all as discussed below. Proposed Treasury Regulations provide that a QEF election made with respect to PFIC stock exchanged in a transaction treated as a reorganization under Section 368(a) of the Code does not carry over to any PFIC stock received in the reorganization. Accordingly, U.S. Holders that have made a QEF election with respect to Plum Shares should consider with their tax advisors whether to make a QEF election with respect to the PubCo Common Shares received in the Plum Amalgamation. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or a MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its Plum Shares or PubCo Common Shares is contingent upon, among other things, the provision by Plum or PubCo of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, Plum or PubCo will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Plum or PubCo will timely provide such information that is required to make and maintain the QEF election. A U.S. Holder is not able to make a QEF election with respect to Plum Warrants. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their Plum Shares. As a result, such a U.S. Holder generally should not recognize gain or loss as a result of the Domestication and the Plum Amalgamation but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Plum, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of Plum Shares or PubCo Common Shares has not made a timely and effective QEF election with respect to Plum’s or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Plum Shares or PubCo Common Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Plum Shares or PubCo Common Shares for their fair market value on the “qualification date.” The qualification date is the first day of Plum’s or PubCo’s tax year in which Plum or PubCo qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Plum Shares or PubCo Common Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Plum Shares or PubCo Common Shares by the amount of the gain recognized and will also have a new holding period in the Plum Shares or PubCo Common Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Plum Shares or PubCo Common Shares and for which Plum or PubCo is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Plum Shares or

PubCo Common Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Plum Shares or PubCo Common Shares at the end of its taxable year over the adjusted basis in its Plum Shares or PubCo Common Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Plum Shares or PubCo Common Shares over the fair market value of its Plum Shares or PubCo Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its Plum Shares or PubCo Common Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Plum Shares or PubCo Common Shares will be treated as ordinary income. Shareholders who hold different blocks of Plum Shares or PubCo Common Shares (generally, shares of Plum or PubCo purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the Plum Shares or PubCo Common Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Plum Shares or PubCo Common Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Plum Shares or PubCo Common Shares. A MTM election is not available with respect to Plum Warrants. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of a MTM election in respect to Plum Shares or PubCo Common Shares under their particular circumstances. In addition, although a U.S. Holder may be eligible to make a MTM election with respect to the Plum Shares or PubCo Shares, no such election may be made with respect to the stock of any subsidiary PFIC of Plum or PubCo that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the MTM election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of such subsidiary PFIC stock or distributions from such a subsidiary PFIC to its shareholder.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Plum Shares or PubCo Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights

For purposes of this discussion, a “Converting U.S. Holder” is a U.S. Holder that elects to exercise Redemption rights in respect of all or a portion of its Plum Shares.

Because the Domestication and the Plum Amalgamation will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their Plum Shares for PubCo Common Shares and therefore subject to the potential tax consequences the PFIC rules as a result of the Domestication and the Plum Amalgamation (discussed further above) and then to the tax consequences of the redemption discussed below.

The U.S. federal income tax consequences to a Converting U.S. Holder will depend on whether the Redemption qualifies as a sale of PubCo Common Shares deemed received in the Domestication and the Plum Amalgamation under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the Converting U.S. Holder. If the Redemption qualifies as a sale of such U.S. Holder’s PubCo Common Shares deemed received, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the PubCo Common Shares deemed received and redeemed. A U.S. Holder’s adjusted tax basis in its PubCo Common Shares will generally be equal to the amount such U.S. Holder paid for such Plum Shares deemed exchanged for such PubCo Common Shares. This gain or loss should generally be long-term capital gain or loss if the holding period of such PubCo Common Shares is more than one year at the time of the Redemption, including the holding period of such Plum Shares deemed exchanged for such PubCo Common Shares. However, it is possible that because of the Redemption rights associated with the Plum Shares and PubCo Common Shares, the holding period of such shares may not be considered to begin until the date of such Redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Plum Shares (generally, Plum Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

The Redemption of Plum Shares generally will qualify as a sale if such Redemption (i) is “substantially disproportionate,” (ii) results in a “complete termination” of such U.S. Holder’s interest in Plum or (iii) is “not essentially equivalent to a dividend” with respect to the Converting U.S. Holder. For purposes of such tests with respect to a Converting U.S. Holder, that Converting U.S. Holder may be deemed to own not only shares actually owned, but also constructively owned, which in some cases may include shares such Converting U.S. Holder may acquire pursuant to options and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.

Generally, the Redemption will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding voting shares (including all classes that carry voting rights) of Plum is reduced immediately after the Redemption to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the Redemption; (ii) the Converting U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Plum shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the Redemption; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of Plum entitled to vote. There will be a “complete termination” of such Converting U.S. Holder’s interest if either (i) all of the Plum shares actually and constructively owned by such Converting U.S. Holder are redeemed or (ii) all of the Plum shares actually owned by such Converting U.S. Holder are redeemed and such Converting U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Plum shares owned by certain family members and such Converting U.S. Holder does not constructively own any other Plum shares and otherwise complies with specific conditions. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Holder will depend upon the particular circumstances of that Converting U.S. Holder. However, the Redemption generally must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of Plum. Whether the Redemption will result in a “meaningful reduction” in such Converting U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. If the Converting U.S. Holder’s relative interest in Plum is a small minority interest and the shareholder exercises no control over corporate affairs, taking into account the effect of Redemptions by other shareholders, and its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such Converting U.S. Holder may be regarded as having a meaningful reduction in its interest pursuant to a published ruling in which the IRS indicated that even a small reduction in the proportionate interest of a small minority shareholder in a closely held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult with its tax advisors as to the tax consequences to it of any Redemption of its Plum Shares.

If none of the tests described above applies, the consideration paid to the Converting U.S. Holder will generally be treated as dividend income for U.S. federal income tax purposes to the extent of Plum’s current or accumulated earnings and profits. Any distribution in excess of such earnings and profits will reduce the Converting U.S. Holder’s basis in the Plum Shares (but not below zero) and any remaining excess will be treated as capital gain realized on the sale or other disposition of the Plum Shares. After the application of those rules, any remaining tax basis of the Converting U.S. Holder in the Plum Shares redeemed will generally be added to the Converting U.S. Holder’s adjusted tax basis in its remaining Plum Shares, or, if it has none, to the Converting U.S. Holder’s adjusted tax basis in its Plum Warrants or possibly in other Plum shares constructively owned by such U.S. Holder. U.S. Holders who hold different blocks of Plum Shares (generally, shares of Plum purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PLUM SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences for U.S. Holders of Owning and Disposing of PubCo Common Shares and PubCo Assumed Plum Warrants

Distributions on PubCo Common Shares.    Subject to the PFIC rules described above, a U.S. Holder will generally be required to include in gross income as dividend income the amount of any distribution of cash or other property paid on PubCo Common Shares to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The source of such dividend income will generally be domestic unless less than 25 percent of the gross income from all sources of PubCo for the 3-year period ending with the close of its taxable year preceding the declaration of such dividends (or for such part of such period as the corporation has been in existence) was effectively connected (or treated as effectively connected other than income described in section 884(d)(2) of the Code) with the conduct of a trade or business within the United States; but only in an amount which bears the same ratio to such dividends as the gross income of the corporation for such period which was effectively connected (or treated as effectively connected other than income described in section 884(d)(2) of the Code). Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of PubCo Common Shares on a per-share basis. Any remaining excess will be treated as gain realized on the sale of PubCo Common Shares and will be treated as described below under the section entitled “Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares.”

With certain exceptions, and provided certain holding period requirements are met, dividends received on stock of a “qualified foreign corporation” by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. For this purpose, a “qualified foreign corporation” means any foreign corporation provided that: (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, (ii) certain holding period requirements are met and (iii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or (B) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the United States. While PubCo believes it will be a “qualified foreign corporation”, there can be no assurances that it does so qualify under the Code (among other reasons, there can be no assurance that the PubCo Common Shares will be treated as regularly traded on an established securities market) or that an applicable tax treaty will apply.

A U.S. Holder may be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a U.S. foreign tax credit in respect of Canadian income taxes, if any, withheld on the foreign source portion (as determined under U.S. federal income tax principles) of dividends received in respect of the PubCo Common Shares. A U.S. Holder who does not elect to claim a credit for any foreign income taxes paid during the taxable year may instead claim a deduction in respect of such income taxes provided the U.S. Holder elects to deduct (rather than credit) all foreign income taxes for that year. Further, U.S. Treasury regulations finalized in January 2022 have imposed additional requirements that must be met for a Canadian or other foreign tax to be creditable (including requirements that a “covered withholding tax” be imposed on nonresidents in lieu of a generally applicable tax that satisfies the regulatory definition of an “income tax,” which may be unclear or difficult to determine), and these requirements may further restrict a U.S. Holder’s ability to benefit from the foreign tax credit for Canadian withholding taxes. Recent IRS guidance provides temporary relief from some of these U.S. Treasury regulations, subject to certain requirements being met, until further notice is provided by the IRS. The rules relating to computing foreign tax credits or deducting foreign taxes are extremely complex, and U.S. Holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits under their particular circumstances.

Dividends paid in Canadian dollars (including the amount of any Canadian taxes withheld therefrom, if any) will be includible in a U.S. Holder’s gross income in a U.S. dollar amount calculated by reference to the spot rate of exchange in effect on the day the Canadian dollars are actually or constructively received by the U.S. Holder, regardless of whether the dividends are converted into U.S. dollars. If the Canadian dollars are converted to U.S. dollars on the date of such receipt, a U.S. Holder generally will not recognize any foreign currency gain or loss. However, if the U.S. Holder converts the Canadian dollars into U.S. dollars on a later date, the U.S. Holder must include in gross income any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the Canadian dollars into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in a U.S. Holder’s gross income to the date such payment is converted into U.S. dollars will be foreign currency gain or loss and will be treated as ordinary income or loss. Such gain or loss generally will be treated as income from sources within the United States. U.S. Holders are encouraged to consult their own independent tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Canadian dollars received that are converted into U.S. dollars on a date subsequent to actual or constructive receipt by the U.S. Holder.

Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares.    Subject to the PFIC rules described above, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the disposition and the U.S. Holder’s adjusted tax basis in the PubCo Common Shares disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the PubCo Common Shares so disposed of exceeds one year. As described above, the holding period for the PubCo Common Shares should include the holding period for the corresponding Plum Shares if the Domestication and the Plum Amalgamation qualifies as an F Reorganization. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. However, it is unclear whether the redemption rights included in the Plum shares suspends the running of the holding period while the U.S. Holder holds such Plum shares.

U.S. Holders who hold different blocks of PubCo Common Shares (including as a result of holding different blocks of Plum shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Additional Reporting Requirements.    Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Plum or PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Plum Shares or PubCo Common Shares if they are not held in an account maintained with a financial institution. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Plum Shares or PubCo Common Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to Plum Shares or PubCo Common Shares and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Non-U.S. Holders

Effects of the Domestication and the Plum Amalgamation to Non-U.S. Holders

The Domestication and the Plum Amalgamation is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Plum Shares.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Plum Shares that exercises its redemption rights in exchange for all or a portion of its PubCo Common Shares deemed received in the Domestication and the Plum Amalgamation will depend on whether the redemption qualifies as a sale of the PubCo Common Shares redeemed, as described above under “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights.” If such a redemption qualifies as a sale of PubCo Common Shares, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Gain on Disposition of PubCo Common Shares.” If such a redemption does not qualify as a sale of PubCo Common Shares, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— Distributions on PubCo Common Shares.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of the PubCo Common Shares redeemed or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a U.S. source dividend for U.S. federal income tax purposes. In addition, as the redemption will take place after the Domestication and the Plum Amalgamation, any dividend resulting from the redemption to the extent it is treated as U.S. source, may result in the applicable withholding agent deducting U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s PubCo Common Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax or such withholding tax should be applied on a lesser amount (noting that in the absence of specific information, the withholding agent may treat the entire amount of the dividend as U.S. source) and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “U.S. Holders — Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights”), or such Non-U.S. Holder claims the benefit of an applicable treaty rate (a) by delivering to the withholding agent an applicable IRS Form W-8 certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if such Non-U.S. Holder’s PubCo Common Shares is held through certain foreign intermediaries, by satisfying the relevant certification requirements of applicable United States Treasury Regulations). Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Note, however, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences for Non-U. S. Holders of Owning and Disposing of PubCo Common Shares

Distributions on PubCo Common Shares.    Distributions of cash or property to a Non-U.S. Holder in respect of PubCo Common Shares received in the Domestication and the Plum Amalgamation will generally constitute dividends for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. While a portion of such dividends may be treated as derived from U.S. sources, as discussed above under, Tax Consequences for U.S. Holders of Owning and Disposing of PubCo Common Shares and PubCo Assumed Plum Warrants — Distributions on PubCo Common Shares), such U.S. source dividends should be exempt from U.S. federal withholding tax under Section 871(i)(2)(D) and Section 881(d) of the Code.

Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of PubCo Common Shares.    Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of PubCo Common Shares or PubCo Assumed Plum Warrants generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder); or

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of PubCo Common Shares or PubCo Assumed Plum Warrants under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of PubCo Common Shares or PubCo Assumed Plum Warrants, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Information Reporting and Backup Withholding

PubCo generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of PubCo Common Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo Common Shares and PubCo Assumed Plum Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo Common Shares and PubCo Assumed Plum Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo Common Shares and PubCo Assumed Plum Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo Common Shares and PubCo Assumed Plum Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo Common Shares and PubCo Assumed Plum Warrants.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR TRC U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of the TRC Shares of (i) the TRC Amalgamation and (ii) owning and disposing of PubCo Common Shares after the TRC Amalgamation. This section applies only to Holders that hold their TRC Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion is based on provisions of the Code, its legislative history, final, temporary and proposed U.S. treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein.

This discussion is general in nature and does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances or status. In particular, this discussion considers only holders that hold TRC Shares and PubCo Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special treatment under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired TRC Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold TRC Shares as part of a straddle, constructive sale, hedging, or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to TRC Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5% or more of the shares of TRC by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of TRC Shares or PubCo Common Shares. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold TRC Shares or PubCo Common Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of TRC Shares or PubCo Common Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and such partnership. Holders of TRC Shares and PubCo Common Shares are urged to consult with their tax advisors regarding the specific tax consequences to such holders. This discussion also assumes that any distribution made (or deemed made) on TRC Shares or PubCo Common Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of TRC Shares or PubCo Common Shares will be in U.S. dollars. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will agree with the discussion herein, or that a court would not sustain any challenge by the IRS in the event of litigation. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF TRC SHARES OR PUBCO COMMON SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF TRC SHARES TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE TRC AMALGAMATION AND OWNING AND DISPOSING OF PUBCO COMMON SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of TRC Shares or PubCo Common Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of TRC Shares or PubCo Common Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

U.S. Holders

Tax Consequences of the TRC Amalgamation

We intend to report TRC Amalgamation as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code. However, we have not sought, nor do we intend to seek, nor is the closing of the TRC Amalgamation conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the TRC Amalgamation as a reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of TRC Shares is urged to consult its tax advisor with respect to the particular tax consequence of the TRC Amalgamation to such U.S. Holder.

In the case of a transaction, such as the TRC Amalgamation, that qualifies as a reorganization, except as otherwise provided herein, including with respect to the PFIC rules (as discussed below), a U.S. Holder of TRC Shares should not recognize gain or loss upon the exchange of its TRC Shares solely for PubCo Common Shares pursuant to the TRC Amalgamation.

A U.S. Holder’s tax basis in a share of PubCo received in connection with the TRC Amalgamation should generally be the same as its tax basis in the TRC Share surrendered in exchange therefor and the holding period for a share of PubCo received by a U.S. Holder should generally include such U.S. Holder’s holding period for the TRC Share surrendered in exchange therefor.

If the TRC Amalgamation fails to qualify as a reorganization under Section 368(a) of the Code, a U.S. Holder of TRC Shares generally would recognize gain or loss with respect to its TRC Shares in an amount equal to the difference, if any, between the fair market value of the corresponding PubCo Common Shares received in the TRC Amalgamation and the U.S. Holder’s adjusted tax basis in its TRC Shares surrendered. The U.S. Holder’s basis in its PubCo Common Shares would be equal to the fair market value of that stock on the date of the TRC Amalgamation and such U.S. Holder’s holding period for the PubCo Common Shares would begin on the day following the date of the TRC Amalgamation. U.S. Holders who hold different blocks of TRC Shares (generally, TRC Shares purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of TRC Shares.

PFIC Considerations

Even if the TRC Amalgamation qualifies as a reorganization, the TRC Amalgamation may still be a taxable event to U.S. Holders of TRC Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below. In addition, the U.S. federal income tax consequences of holding PubCo Common Shares received in the TRC Amalgamation to a U.S. Holder generally will depend on whether PubCo is a PFIC during any taxable year in which a U.S. Holder holds PubCo Common Shares. Because TRC is an REE exploration and development company that has not begun generating operating income, based upon the composition of its income and assets, and upon a review of its financial statements, TRC believes that is a PFIC and that PubCo will be a PFIC.

Effect of PFIC Rules on the TRC Amalgamation.    Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC must recognize gain, notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, these Treasury Regulations may require taxable gain recognition by a U.S. Holder with respect to its exchange of TRC Shares for PubCo Common Shares in the TRC Amalgamation if TRC were classified as a PFIC at any time during such U.S. Holder’s holding period in respect thereof unless an exception applies. Any such gain would generally be treated as an “excess distribution” made in the year of TRC Amalgamation and subject to the special tax and interest charge rules discussed below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations do not, however, require gain recognition if a U.S. Holder exchanges stock in a PFIC for stock in another PFIC in a transaction treated as a reorganization under Section 368(a) of the Code, which is expected to be the case here. In addition, the proposed Treasury Regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder, as defined below, with respect to its TRC Shares for which a timely qualified election fund (“QEF”) election, a QEF election with a purging election, or mark-to-market (“MTM”) election is made, as each such election is described below. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Definition and General Taxation of a PFIC.    A non-U.S. corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. As discussed above, TRC believes that it is a PFIC and expects that PubCo will be a PFIC in the taxable year of TRC Amalgamation.

If TRC or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TRC Shares or PubCo Common Shares and the U.S. Holder did not make either (a) a timely QEF election for TRC or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TRC Shares or PubCo Common Shares, (b) a QEF election along with a “purging election,” or (c) a MTM election, all of which are discussed further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its TRC Shares or PubCo Common Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TRC Shares or PubCo Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TRC Shares or PubCo Common Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TRC Shares or PubCo Common Shares. The amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of TRC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if TRC or PubCo is determined to be a PFIC, a U.S. Holder may mitigate the tax consequences described above with respect to its TRC Shares or PubCo Common Shares by making a timely QEF election (or a QEF election along with a purging election), or a MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders.    The impact of the PFIC rules on a U.S. Holder of TRC Shares or PubCo Common Shares will depend on whether the U.S. Holder has made a timely and effective election to treat TRC or PubCo as a QEF under Section 1295 of the Code, for TRC or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TRC Shares or PubCo Common Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made a MTM election, all as discussed below. Proposed Treasury Regulations provide that a QEF election made with respect to PFIC stock exchanged in a transaction treated as a reorganization under Section 368(a) of the Code does not carry over to any PFIC stock received in the reorganization. Accordingly, U.S. Holders that have made a QEF election with respect to TRC Shares should consider with their tax advisors whether to make a QEF election with respect to the PubCo Common Shares received in the TRC Amalgamation. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or a MTM election is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that is not an Electing Shareholder is hereinafter referred to as a “Non-Electing Shareholder.”

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

A U.S. Holder’s ability to make a QEF election with respect to its TRC Shares or PubCo Common Shares (as applicable) is contingent upon, among other things, the provision by TRC or PubCo of certain information that would enable the U.S. Holder to make and maintain a QEF election. Upon written request, TRC and PubCo will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that TRC or PubCo will timely provide such information that is required to make and maintain the QEF election. An Electing Shareholder making a valid and timely QEF election generally would not be subject to the adverse PFIC rules discussed above with respect to their TRC Shares or PubCo Common Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of TRC or PubCo, whether or not such amounts are actually distributed.

As indicated above, if a U.S. Holder of TRC Shares or PubCo Common Shares has not made a timely and effective QEF election with respect to TRC or PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) TRC Shares or PubCo Common Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its TRC Shares or PubCo Common for their fair market value on the “qualification date.” The qualification date is the first day of TRC or PubCo’s tax year in which TRC or PubCo qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held TRC Shares or PubCo Common Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its TRC Shares or PubCo Common Shares by the amount of the gain recognized and will also have a new holding period in the TRC Shares or PubCo Common Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) TRC Shares or PubCo Common Shares and for which TRC or PubCo is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its TRC Shares or PubCo Common Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its TRC Shares or PubCo Common Shares at the end of its taxable year over the adjusted basis in its TRC Shares or PubCo Common Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its TRC Shares or PubCo Common Shares over the fair market value of its TRC Shares or PubCo Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM election). The U.S. Holder’s basis in its TRC Shares or PubCo Common Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the TRC Shares or PubCo Common Shares will be treated as ordinary income. Shareholders who hold different blocks of TRC Shares or PubCo Common Shares (generally, shares of TRC or PubCo purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the TRC Shares or PubCo Shares are considered to be regularly traded for purposes of the MTM election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their TRC Shares or PubCo Common Shares. However, if the MTM election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to TRC Shares or PubCo Shares. U.S. Holders are urged to consult their tax advisers regarding the availability and tax consequences of a MTM election in respect to TRC Shares or PubCo Shares under their particular circumstances. In addition, although a U.S. Holder may be eligible to make a MTM election with respect to the PubCo Shares, no such election may be made with respect to the stock of any subsidiary PFIC of PubCo that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the MTM election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of such subsidiary PFIC stock or distributions from such a subsidiary PFIC to its shareholder.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of TRC Shares or PubCo Shares is urged to consult its tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Tax Consequences for U.S. Holders of Owning and Disposing of PubCo Common Shares

Distributions on PubCo Common Shares.    Subject to the PFIC rules described above, a U.S. Holder will generally be required to include in gross income as dividend income the amount of any distribution of cash or other property paid on PubCo Common Shares to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The source of such dividend income will generally be domestic unless less than 25 percent of the gross income from all sources of PubCo for the 3-year period ending with the close of its taxable year preceding the declaration of such dividends (or for such part of such period as the corporation has been in existence) was effectively connected (or treated as effectively connected other than income described in section 884(d)(2) of the Code) with the conduct of a trade or business within the United States; but only in an amount which bears the same ratio to such dividends as the gross income of the corporation for such period which was effectively connected (or treated as effectively connected other than income described in section 884(d)(2) of the Code). Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of PubCo Common Shares on a per-share basis. Any remaining excess will be treated as gain realized on the sale of PubCo Common Shares and will be treated as described below under the section entitled “Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares.”

With certain exceptions, and provided certain holding period requirements are met, dividends received on stock of a “qualified foreign corporation” by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. For this purpose, a “qualified foreign corporation” means any foreign corporation provided that: (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, (ii) certain holding period requirements are met and (iii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or (B) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the United States. While PubCo believes it will be a “qualified foreign corporation”, there can be no assurances that it does so qualify under the Code (among other reasons, there can be no assurance that the PubCo Common Shares will be treated as regularly traded on an established securities market) or that an applicable tax treaty will apply.

A U.S. Holder may be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a U.S. foreign tax credit in respect of Canadian income taxes, if any, withheld on the foreign source portion (as determined under U.S. federal income tax principles) of dividends received in respect of the PubCo Common Shares. A U.S. Holder who does not elect to claim a credit for any foreign income taxes paid during the taxable year may instead claim a deduction in respect of such income taxes provided the U.S. Holder elects to deduct (rather than credit) all foreign income taxes for that year. Further, U.S. Treasury regulations finalized in January 2022 have imposed additional requirements that must be met for a Canadian or other foreign tax to be creditable (including requirements that a “covered withholding tax” be imposed on nonresidents in lieu of a generally applicable tax that satisfies the regulatory definition of an “income tax,” which may be unclear or difficult to determine), and these requirements may further restrict a U.S. Holder’s ability to benefit from the foreign tax credit for Canadian withholding taxes. Recent IRS guidance provides temporary relief from some of these U.S. Treasury regulations, subject to certain requirements being met, until further notice is provided by the IRS. The rules relating to computing foreign tax credits or deducting foreign taxes are extremely complex, and U.S. Holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits under their particular circumstances.

Dividends paid in Canadian dollars (including the amount of any Canadian taxes withheld therefrom, if any) will be includible in a U.S. Holder’s gross income in a U.S. dollar amount calculated by reference to the spot rate of exchange in effect on the day the Canadian dollars are actually or constructively received by the U.S. Holder, regardless of whether the dividends are converted into U.S. dollars. If the Canadian dollars are converted to U.S. dollars on the date of such receipt, a U.S. Holder generally will not recognize any foreign currency gain or loss. However, if the U.S. Holder converts the Canadian dollars into U.S. dollars on a later date, the U.S. Holder must include in gross income any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the Canadian dollars into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in a U.S. Holder’s gross income to the date such payment is converted into U.S. dollars will be foreign currency gain or loss and will be treated as ordinary income or loss. Such gain or loss generally will be treated as income from sources within the United States. U.S. Holders are encouraged to consult their own independent tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Canadian dollars received that are converted into U.S. dollars on a date subsequent to actual or constructive receipt by the U.S. Holder.

Sale, Taxable Exchange or Other Taxable Disposition of PubCo Common Shares.    Subject to the PFIC rules described above, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the PubCo Common Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the PubCo Common Shares so disposed of exceeds one year. As described above, the holding period for the PubCo Common Shares should include the holding period for the corresponding TRC Shares if the TRC Amalgamation qualifies as a reorganization under Section 368(a) of the Code. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of PubCo Common Shares (including as a result of holding different blocks of TRC shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Additional Reporting Requirements.    Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include PubCo Common Shares if they are not held in an account maintained with a financial institution. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in PubCo Common Shares.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to PubCo Common Shares and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Non-U.S. Holders

Effects of the TRC Amalgamation to Non-U.S. Holders

The TRC Amalgamation is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of TRC Shares.

Tax Consequences for Non-U.S. Holders of Owning and Disposing of PubCo Common Shares

Distributions on PubCo Common Shares.    Distributions of cash or property to a Non-U.S. Holder in respect of PubCo Common Shares received in the TRC Amalgamation will generally constitute dividends for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. While a portion of such dividends may be treated as derived from U.S. sources, as discussed above under “Tax Consequences for U.S. Holders of Owning and Disposing of PubCo Common Shares — Distributions on PubCo Common Shares”, such U.S. source dividends should be exempt from U.S. federal withholding tax under Section 871(i)(2)(D) and Section 881(d) of the Code.

Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of PubCo Common Shares.    Subject to the below discussion of backup withholding and the Foreign Account Tax Compliance Act (as defined below), any gain realized by a Non-U.S. Holder on the taxable disposition of PubCo Common Shares generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder); or

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale of PubCo Common Shares under regular U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale of PubCo Common Shares, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the “branch profits tax” equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Information Reporting and Backup Withholding

PubCo generally must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of PubCo Common Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including PubCo Common Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which PubCo Common Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, PubCo Common Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of PubCo Common Shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including PubCo Common Shares), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in PubCo Common Shares.

MATERIAL CANADIAN TAX CONSIDERATIONS

Plum Shareholders

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a Plum Shareholder that participates in the Business Combination, including the Domestication, Plum Amalgamation, TRC Amalgamation, and that will thereby acquire and hold PubCo Common Shares, and who, for purposes of the Tax Act and at all relevant times, (i) holds any Plum Class A Shares or Plum Class B Shares as the beneficial owner thereof and as capital property, (ii) will hold PubCo Common Shares as the beneficial owner thereof and as capital property, and (iii) deal at arm’s length with Plum and is not affiliated with Plum or PubCo (a “Plum Holder”). Generally, Plum Class A Shares, Plum Class B Shares and PubCo Common Shares will be considered to be capital property to a Plum Holder provided the Plum Holder does not hold such security in the course of carrying on a business of trading or dealing in securities and has not acquired such security in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Plum Holder that is resident in Canada. Such Plum Holders, if any, should consult their own tax advisors with respect to participating in the Business Combination.

This summary is based upon the current provisions of the Tax Act, taking into account all proposed amendments to the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”) published in writing by it and made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed; however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, governmental or judicial decision or action, or in the administrative practices or assessing policies of the CRA, nor does it take into account other federal or any provincial, territorial or foreign tax laws or considerations, which may differ significantly from the tax considerations described herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Plum Holder or prospective Plum Holder, and no representations with respect to the income tax consequences to any Plum Holder or prospective Plum Holder are made. Consequently, Plum Holders and prospective Plum Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Common Shares pursuant to this Offering, having regard to their particular circumstances.

Non-Residents of Canada

This summary is generally applicable to a Plum Holder who, for purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Plum Class A Shares, Plum Class B Shares and PubCo Common Shares in connection with a business carried on in Canada (each, a “Non-Resident Plum Holder”).

Special considerations, which are not discussed in this summary, may apply to a Non-Resident Plum Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Plum Holders should consult their own advisors.

Domestication

A Non-Resident Plum Holder will not be considered to have disposed of such Non-Resident Plum Holder’s Plum Class A Shares or Plum Class B Shares, as applicable, as a consequence of the Domestication. Accordingly, a Non-Resident Plum Holder will not be subject to tax under the Tax Act in connection with the Domestication.

Plum Amalgamation

The automatic division of a Plum Unit into one Plum Class A Share and one-third of one Plum Warrant pursuant to the Plum Amalgamation and after the Domestication and on the Closing Date will not result in a disposition of such Plum Unit. Accordingly, a Non-Resident Plum Holder will not be subject to tax under the Tax Act in connection with such automatic division.

The exchange by a Non-Resident Plum Holder of Plum Class A Shares or Plum Class B Shares, as applicable, for PubCo Common Shares will constitute a disposition of such Plum Class A Share or Plum Class B Share, as applicable, for purposes of the Tax Act, for proceeds of disposition equal to the adjusted cost base to the Non-Resident Plum Holder of the exchanged Plum Class A Shares or Plum Class B Shares. Accordingly, a Non-Resident Plum Holder will realize neither a gain nor a loss in connection with the exchange of Plum Class A Shares or Plum Class B Shares, as applicable, for PubCo Common Shares. The cost to a Non-Resident Plum Holder of PubCo Common Shares so acquired will be equal to the adjusted cost base of the Plum Class A Shares or Plum Class B Shares so exchanged. The adjusted cost base to a Non-Resident Plum Holder of a particular PubCo Common Share will be determined by averaging the aggregate cost to a Non-Resident Plum Holder of all PubCo Common Shares.

TRC Amalgamation

The TRC Amalgamation will not result in a disposition of PubCo Common Shares held by any particular Non-Resident Plum Holder. Accordingly, a Non-Resident Plum Holder will not be subject to tax under the Tax Act in connection with the TRC Amalgamation.

Disposition of PubCo Common Shares

A Non-Resident Plum Holder generally will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Plum Holder on a disposition or deemed disposition of PubCo Common Shares, unless the PubCo Common Shares constitute or are deemed to constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Plum Holder at the time of the disposition and the Non-Resident Plum Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Plum Holder is resident at the time of the disposition.

Generally, as long as the Common Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the NASDAQ) at the time of disposition, the PubCo Common Shares will not constitute taxable Canadian property of a Non-Resident Plum Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (a) the Non-Resident Plum Holder, persons with which the Non-Resident Plum Holder does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Plum Holder and/or persons which do not deal at arm’s length with the Non-Resident Plum Holder, or any combination of the foregoing, owned 25% or more of the issued shares of any class or series of shares of the capital stock of PubCo, and (b) more than 50% of the fair market value of the PubCo Common Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” or “timber resource properties” (each as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, a PubCo Common Share may also be deemed to be taxable Canadian property to a Non-Resident Plum Holder in certain other circumstances under the Tax Act.

If PubCo Common Shares are taxable Canadian property of a Non-Resident Plum Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act or pursuant to an applicable income tax treaty or convention, then on the disposition or deemed disposition of a PubCo Common Share by a Non-Resident Plum Holder (other than to PubCo, unless purchased by PubCo in the open market in the manner in which shares are normally purchased by any member of the public in an open market), the Non-Resident Plum Holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition in respect of such

PubCo Common Share, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the PubCo Common Share to the Non-Resident Plum Holder. For the purpose of determining the adjusted cost base to a Non-Resident Plum Holder of PubCo Common Shares, when a PubCo Common Share is acquired, the cost of the newly acquired PubCo Common Share will be averaged with the adjusted cost base of all of the PubCo Common Shares owned by the Non-Resident Plum Holder as capital property immediately before that acquisition. The adjusted cost base of a PubCo Common Share to a Non-Resident Plum Holder may be subject to certain adjustments.

Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Non-Resident Plum Holder in a taxation year must be included in computing such Non-Resident Plum Holder’s income for that year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Plum Holder in a taxation year must be deducted from any taxable capital gains realized by the Resident Plum Holder in the year, subject to and in accordance with the provisions of the Tax Act.

Non-Resident Plum Holders whose PubCo Common Shares may constitute taxable Canadian property should consult their own advisors.

Dividends on PubCo Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a Non-Resident Plum Holder on the PubCo Common Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty or convention between Canada and the country in which the Non-Resident Plum Holder is resident. For example, under the Canada-United States Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and who is resident in the United States for the purposes of, and is entitled to full benefits under, the Treaty is generally reduced to 15%.

TRC Shareholders

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act in respect of the Plan of Arrangement that are generally applicable to a beneficial owner of TRC Common Shares who at all relevant times and for purposes of the Tax Act: (a) deals at arm’s length with each of TRC, Plum and PubCo; (b) is not and will not be affiliated with each of TRC, Plum and PubCo; and (c) holds TRC Common Shares, and will hold PubCo Common Shares received following the TRC Amalgamation pursuant to the Plan of Arrangement, as capital property (each such beneficial owner in this section, a “TRC Holder”).

This summary is based upon the current provisions of the Tax Act, taking into account all of the Tax Proposals, and an understanding of the current administrative practices and assessing policies of the CRA published in writing by it and made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed; however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all.

This summary is not applicable to a TRC Holder: (a) that is a “financial institution” (as defined in the Tax Act for the purposes of the “mark-to-market rules”); (b) that is a “specified financial institution” (as defined in the Tax Act); (c) an interest in which is, or whose TRC Common Shares are, a “tax shelter” or a “tax shelter investment” (as defined in the Tax Act); (d) whose functional currency for purposes of the Tax Act is the currency of a country other than Canada; (e) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada; (f) that has entered into or will enter into a “synthetic disposition arrangement”, “synthetic equity arrangement, or a “derivative forward agreement” (as such terms are defined in the Tax Act) with respect to TRC Common Shares or PubCo Common Shares; (g) that receives dividends on its PubCo Common Shares under or as part of a “dividend rental arrangement” (as defined in the Tax Act); or (h) that is exempt from tax under Part I of the Tax Act. All such TRC Holders should consult with their own tax advisors to determine the tax consequences to them of the Plan of Arrangement.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to TRC Holders in respect of the Plan of Arrangement and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in the law, whether by way of legislative, governmental or judicial decision or action, or in the administrative practices or assessing policies of the CRA, nor does it take into account other federal or any provincial, territorial or foreign tax laws or considerations, which may differ significantly from the tax considerations described herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular TRC Holder, and no representations with respect to the income tax consequences to any TRC Holder are made. Consequently, TRC Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring Common Shares pursuant to the Plan of Arrangement, having regard to their particular circumstances.

This summary is not applicable to any holder of conversion or exchange rights to acquire TRC Common Shares, and the tax considerations relevant to such holders are not discussed herein. Any such Persons should consult their own tax advisor with respect to the tax consequences of the Plan of Arrangement having regard to their particular circumstances.

Currency Conversion

Subject to certain exceptions that are not discussed herein, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars as determined in accordance with the Tax Act, generally based on the Bank of Canada spot exchange rate on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada). The amount of dividends to be included in the income of, and the amount of capital gains or capital losses realized by, a TRC Holder may be affected by fluctuation in the relevant Canadian dollar exchange rate.

TRC Holders Resident in Canada

This portion of the summary is generally applicable to a TRC Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty or convention is, or is deemed to be, resident in Canada (a “Resident TRC Holder”).

Certain Resident TRC Holders whose TRC Common Shares might not otherwise qualify as capital property may, in certain circumstances, be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their TRC Common Shares, PubCo Common Shares received under the Plan of Arrangement and every other “Canadian security” (as defined in the Tax Act) owned by such Resident TRC Holder in the taxation year in which the election is made or in any subsequent taxation year, be deemed to be capital property. Resident TRC Holders should consult their own tax advisors as to whether they hold TRC Common Shares or will hold their PubCo Common Shares as capital property and whether such election can or should be made.

TRC Amalgamation

Under the Tax Act, a Resident TRC Holder who is not a Dissenting Resident TRC Holder (as defined below) should not realize a capital gain or a capital loss as a result of the exchange of that Resident TRC Holder’s TRC Common Shares for PubCo Common Shares (and no other consideration) pursuant to the TRC Amalgamation in the Plan of Arrangement. The cost to that Resident Holder of the PubCo Common Shares received on the TRC Amalgamation will be equal to the total adjusted cost base of the TRC Common Shares to that Resident TRC Holder immediately before the TRC Amalgamation.

A Resident TRC Holder who, under the Plan of Arrangement, is paid for their TRC Common Shares pursuant to the valid exercise of a statutory dissent right (a “Dissenting Resident TRC Holder”) will be considered to have disposed of those TRC Common Shares for proceeds of disposition equal to the amount paid, other than interest awarded by a court. Under certain published administrative practices of the CRA, such a disposition of TRC Common Shares should generally give rise to a capital gain or capital loss (rather than a deemed dividend) equal to the amount by which the proceeds of disposition of those TRC Common Shares exceed (or are exceeded by) the aggregate adjusted cost base of those TRC Common Shares to that Dissenting Resident TRC Holder. Because of the uncertainty under the Tax Act as to whether such amount paid to a Dissenting Resident TRC Holder will give rise to a capital gain (or capital loss) rather than a deemed dividend, Dissenting Resident TRC Holders should consult their own tax advisors in this regard.

Dividends on PubCo Common Shares

In the case of a Resident TRC Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on PubCo Common Shares will be included in the Resident TRC Holder’s income and be subject to the gross up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross up and dividend tax credit for “eligible dividends” properly designated as such by PubCo. There may be limitations on the ability of PubCo to designate dividends as eligible dividends.

In the case of a Resident TRC Holder that is a corporation, such dividends (including deemed dividends) received on PubCo Common Shares will be included in the Resident TRC Holder’s income and will normally be deductible in computing such Resident TRC Holder’s taxable income, subject to certain restrictions and special rules under the Tax Act. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a Resident TRC Holder that is a corporation as proceeds of disposition or a capital gain. Resident TRC Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the Tax Act having regard to their own circumstances.

A Resident TRC Holder that is a “private corporation” or “subject corporation,” as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on PubCo Common Shares to the extent that such dividends are deductible in computing the Resident TRC Holder’s taxable income for the year.

Disposition of PubCo Common Shares

A Resident TRC Holder who disposes of, or is deemed to have disposed of, a PubCo Common Share (other than to PubCo, unless purchased by PubCo in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the PubCo Common Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident TRC Holder of such PubCo Common Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident TRC Holder of a PubCo Common Share will be determined by averaging the cost of that PubCo Common Share with the adjusted cost base (determined immediately before the acquisition of the PubCo Common Share) of all other PubCo Common Shares held as capital property at that time by the Resident TRC Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “— Taxation of Capital Gains and Losses.”

Taxation of Capital Gains and Losses

Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident TRC Holder in a taxation year must be included in computing such Resident TRC Holder’s income for that year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident TRC Holder in a taxation year must be deducted from any taxable capital gains realized by the Resident TRC Holder in the year, subject to and in accordance with the provisions of the Tax Act. The Tax Proposals propose to increase the capital gains inclusion rate from one half to two thirds for corporations and trusts, and from one half to two thirds for individuals on the portion of capital gains realized in a taxation year that exceed C$250,000. These Tax Proposals are intended to apply for capital gains realized on or after June 25, 2024, subject to certain transitional rules. Resident TRC Holders are advised to consult advisors regarding the possible implications of these Tax Proposals in their particular circumstances.

The amount of any capital loss realized on the disposition or deemed disposition of PubCo Common Shares by a Resident TRC Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such shares or shares substituted for such shares to the extent and in the circumstances specified by the Tax Act. Similar rules may apply where a Resident TRC Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns PubCo Common Shares, directly or indirectly, through a partnership or trust. Resident TRC Holders to whom these rules may be relevant should consult their own tax advisors.

Minimum Tax

Capital gains realized (or deemed to be realized) and dividends received (or deemed to be received) by a Resident TRC Holder that is an individual or a trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act. Such Resident TRC Holders should consult their own advisors with respect to the application of the minimum tax.

Additional Refundable Tax

A Resident TRC Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or “substantive CCPC” (as defined in the Tax Act) also may be liable to pay a special additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year which will generally include taxable capital gains and dividends.

TRC Holders Not Resident in Canada

The following portion of this summary is generally applicable to a TRC Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, PubCo Common Shares in a business carried on in Canada (each, a “Non-Resident TRC Holder”).

Special considerations, which are not discussed in this summary, may apply to a Non-Resident TRC Holder that is (a) an insurer that carries on an insurance business in Canada and elsewhere; (b) an “authorized foreign bank” as defined in the Tax Act; or (c) a “foreign affiliate,” as defined in the Tax Act, of a person resident in Canada. Such Non-Resident TRC Holders should consult their own advisors.

TRC Amalgamation

Under the Tax Act, a Non-Resident TRC Holder who is not a Dissenting Non-Resident TRC Holder (as defined below) should not realize a capital gain or a capital loss as a result of the exchange of that Non-Resident Holder’s TRC Common Shares for PubCo Common Shares (and no other consideration) pursuant to the Amalgamation. The cost to that Non-Resident TRC Holder of the PubCo Common Shares received on the TRC Amalgamation will be equal to the total adjusted cost base of the TRC Common Shares to that Non-Resident Holder immediately before the TRC Amalgamation.

A Non-Resident TRC Holder who, under the Plan of Arrangement, is paid for their TRC Common Shares pursuant to the valid exercise of a statutory dissent right (a “Dissenting Non-Resident TRC Holder”) will be considered to have disposed of those TRC Common Shares for proceeds of disposition equal to the amount paid, other than interest awarded by a court. Under certain published administrative practices of the CRA, such a disposition of TRC Common Shares should generally give rise to a capital gain or capital loss (rather than a deemed dividend) equal to the amount by which the proceeds of disposition of those TRC Common Shares exceed (or are exceeded by) the aggregate adjusted cost base of those TRC Common Shares to that Dissenting Non-Resident TRC Holder. Because of the uncertainty under the Tax Act as to whether such amount paid to a Dissenting Non-Resident TRC Holder will give rise to a capital gain (or capital loss) rather than a deemed dividend, Dissenting Non-Resident TRC Holders should consult their own tax advisors in this regard. Any interest awarded by a court and paid by TRC or PubCo to a Dissenting Non-Resident TRC Holder in connection with the valid exercise of such holder’s statutory dissent rights should not be subject to withholding tax under the Tax Act.

Taxation of Dividends

Dividends paid or credited, or deemed to be paid or credited, to a Non-Resident TRC Holder on the PubCo Common Shares will generally be subject to the consequences above under the heading “— Plum Shareholders — Non-Residents of Canada — Dividends on PubCo Common Shares”.

Disposition of PubCo Common Shares

A Non-Resident TRC Holder that disposes, or is deemed to dispose, of PubCo Common Shares will generally be subject to the consequences above under the heading “— Plum Shareholders — Non-Residents of Canada — Disposition of PubCo Common Shares”.

PubCo Closing Articles

This section describes the material provisions of the PubCo Closing Articles which will govern the rights of the PubCo Shareholders after the consummation of the TRC Amalgamation but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the form of the PubCo Closing Articles, attached hereto as Annex E. Plum Shareholders and other interested parties are urged to read the PubCo Closing Articles in their entirety.

Pursuant to the terms of the Business Combination Agreement, the PubCo Closing Articles will become the articles of PubCo in accordance with the terms of the Plan of Arrangement effective as of the Plum Amalgamation Effective Time. For more information about the PubCo Closing Articles, see the subsections entitled ““Proposal No. 1 — The Domestication Proposal,” “Proposal No. 2 — The Business Combination Proposal,” “Proposal No. 3 — The Advisory Organizational Documents Proposals”, “Proposal No. 4 — The Incentive Plan Proposal” and “Proposal No. 5 — The Adjournment Proposal.”

Shares and Share Certificates

The authorized share structure of PubCo consists of shares of the classes described in the Notice of Articles of PubCo. The directors may resolve for specific shares, or any or all classes shares in the capital of PubCo to be uncertificated shares. For the certificated shares registered in a shareholder’s name, such shareholder is entitled to one share certificate for each class or series of such shares or a non-transferable written acknowledgement of such shareholder’s right to obtain such a share certificate. Shareholders are entitled to obtain a replacement for a share certificate or acknowledgement if the share certificate or acknowledgement is worn out, defaced, lost, stolen or destroyed.

Issue of Shares

PubCo may allot, issue, sell or otherwise dispose of unissued shares, and issued shares held by PubCo. The issue price for a share with par value must be equal to or greater than the par value of the share. PubCo may pay a reasonable commission or allow a reasonable discount to any person in consideration of that person’s purchase or agreement to purchase the shares. No share may be issued until it is fully paid. PubCo may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine.

Share Transfers

A transfer of a share must not be registered unless PubCo, the transfer agent or the registrar has received a written instrument of transfer in respect of the share, the share certificate if such share certificate has been issued by PubCo, the non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate if such acknowledgement has been issued by PubCo and, such other evidence if any as PubCo, the transfer agent or the registrar may require to prove the transfer of the share.

Purchase, Redeem or Otherwise Acquire Shares

If authorized by the directors, PubCo may purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

PubCo must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that PubCo is insolvent.

Alterations

PubCo may, by ordinary resolution or a resolution of the directors, create or eliminate one more classes or series of shares, increase or reduce the maximum number of shares authorized to be issued in any class or series of shares, subdivide or consolidate all or any of its unissued or fully paid issued shares, decrease or the par value of shares, increase the par value of shares if none of the shares of that class of shares are allotted or issued, change all or any of its unissued or fully paid issued shares with par value into shares without par value or vice versa, alter the identifying name of any of its shares, or otherwise alter its shares.

PubCo may create, vary or delete special rights or restrictions attached to any class or series of shares.

PubCo may change its name or adopt or change any translation of its name by resolution of the directors.

PubCo may alter the PubCo Closing Articles by ordinary resolution or by resolution of the directors.

Meetings of Shareholders

PubCo must hold its first annual general meeting within 18 months after the date on which it was incorporated, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date. If all the shareholders who are entitled to vote at an annual general meeting consent in writing by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution.

The board of directors may call a meeting of shareholders at any time. PubCo must provide notice of the date, time and location of any meeting of shareholders to each shareholder entitled to attend the meeting at least 10 days before the meeting or, if PubCo is a public company, 21 days before the meeting. If the meeting of shareholders includes special business, the notice of the meeting must state the general nature of the special business; and, if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice during statutory business hours on any one or more specified days before the day set for the holding of the meeting. The directors may set a record date for notice and a record date for voting.

Any general meeting may be held in any location in or outside of British Columbia. The directors may determine that a meeting of shareholders be held by telephonic, electronic, hybrid or other communication facilities. Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic, hybrid or other communication medium.

Proceedings at Meetings of Shareholders

The following business is considered “special business” at a meeting of shareholders:

(a)     at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)    at an annual general meeting, all business is special business except for:

i.       business relating to the conduct of or voting at the meeting;

ii.      consideration of any financial statements of the Company presented to the meeting;

iii.     consideration of any reports of the directors or auditor;

iv.      the setting or changing of the number of directors;

v.       the election or appointment of directors;

vi.     the appointment of an auditor;

vii.    the setting of the remuneration of an auditor;

viii.   business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

ix.     any other business which may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, one or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum is that shareholder. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present within one-half hour from the time set for holding of the meeting of shareholders, in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

At a meeting of shareholders, in addition to the shareholders and proxyholders, the directors, the president, the secretary, the assistant secretary, any lawyer of PubCo, the auditor of PubCo, any persons invited by the directors or the chair and any persons required to be present under legislation are entitled to be present.

At a meeting of shareholders, the chair shall be the chair of the board or, if the chair of the board is absent or unwilling to act as chair, the president.

If a poll is demanded at a meeting of shareholders, the poll must be taking at the meeting or within seven days after the date of the meeting, and the result of the poll is deemed to be the decision of the meeting. The demand for the poll may be withdrawn by the person who demanded it. A shareholder entitled to more than one vote need not cast all the votes in the same way on a poll.

Votes of Shareholders

On a vote by a show of hands, every shareholder or proxyholder present entitled to vote on the matter has one vote. On a poll, every shareholder entitled to vote has one vote in respect of each share entitled to be voted on the matter and held by such shareholder. Every shareholder of PubCo entitled to vote at a meeting of shareholders may, by proxy, appoint one or more (but not more than two) proxy holders to attend the meeting and act with the powers conferred by the proxy. A proxy may be revoked by a signed instrument in writing received at the registered office of PubCo up to the last business day before the meeting date or at the meeting by the chair of the meeting.

Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles. The number of directors is set at the number of directors that is equal to the number of PubCo’s first directors — if PubCo is a public company, the number of directors is set at the greater of three and the most recently set of the number of directors set by a resolutions of the directors, and if PubCo is not a public company, the number of directors is set by a resolution of the directors.

The shareholders may elect or appoint the directors needed to fill any vacancies up to the set number of directors. If the shareholders do not elect or appoint the directors to fill any vacancies, then the directors may appoint directors to fill such vacancies.

A director is not required to hold shares as qualification for his or her office.

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. PubCo must reimburse each director for the reasonable expenses that he or she may incur in and about the business of PubCo.

The directors shall be divided into three classes:

1.      Class I.    Class I directors shall initially serve for a term expiring the first annual general meeting following the effectiveness of the PubCo Closing Articles

2.      Class II.    Class II directors shall initially serve for a term expiring at the second annual general meeting following the effectiveness of the PubCo Closing Articles

3.      Class III.    Class III directors shall initially serve for a term expiring at the third annual general meeting following the effectiveness of the PubCo Closing Articles

Election and Removal of Directors

At every annual general meeting, the shareholders entitled to vote at the annual general meeting must elect the number of directors.

If PubCo fails to hold an annual general meeting or the shareholder fails to elect or appoint any directors, then each director then in office continues to hold office until the earlier of when his or her successor is elected or appointed and when he or she otherwise ceases to hold office.

Any casual vacancy in the board of directors may be filled by the directors.

Between annual general meetings, the directors may appoint one or more additional directors, but the number of additional directors appointed must not at any time exceed one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or in any other case, one-third of the number of the current directors who were elected or appointed as directors. Any director so appointed ceases to hold office immediately before the next election or appointment of directors, but is eligible for re-election or re-appointment.

PubCo may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Powers and Duties of Directors

The directors must manage or supervise the management of the business and affairs of PubCo. The directors may by power of attorney appoint any person to be the attorney of PubCo.

Interests of Directors and Officers

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting.

A director or senior officer must disclose the nature and extent of any conflicts of interest it has or could have with its duty or interest as a director or senior officer.

A director or officer may act in any professional capacity for PubCo, except as auditor of PubCo.

Proceedings of Directors

The directors may meet together as they think fit, and meetings of the directors held at regular intervals may be held at the place, time and on the notice, if any, as the directors may from time to time determine. A director may participate in a meeting of directors in person or by telephone or electronic means.

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting has a second or casting vote.

The chair at a meeting of directors can be the chair of the board, if any; in the absence of the chair of the board, the president, if any, if the president is a director; or any other director chosen by the directors if the chair of the board and the president (i) are not present at the meeting within 15 minutes after the time set for holding the meeting, (ii) are not willing to chair the meeting, or (iii) have advised any other director that they will not be present at the meeting.

The quorum necessary for the transaction of the business of the directors may be set by the directors to a number not less than a majority of the directors in office, and, if not so set, is deemed to be a majority of the directors in office, or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

A resolution of the directors may be passed without a meeting if each director entitled to vote on the resolutions consents to it in writing. In the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, such resolution may be passed if each of the other directors who have not made such a disclosure consents in writing to the resolution.

Executive and Other Committees

The directors may, by resolution, appoint an executive committee consisting of director(s), such member(s) of the committee having all of the directors’ powers, except the power to fill vacancies on the board of directors, the power to remove a director, the power to change the membership of any committee of the directors and such other powers as may be set out in the resolution or any subsequent directors’ resolution.

The directors may, by resolution appoint any other committee(s) consisting of director(s) and delegate to such committee any of the directors’ powers, except the power to fill vacancies on the board of directors, the power to remove a director, the power to change the membership of any committee of the directors and such other powers as may be set out in the resolution or any subsequent directors’ resolution.

Officers

The directors may from time to time appoint and terminate the appointment of any officers. For each officer, the directors may determine the duties of the officer, confer on the officer any powers exercisable by the directors and revoke, withdraw, alter or vary any of the duties or powers of the officer. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

Indemnification

PubCo must indemnify each eligible party and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable. An “eligible party” means an individual who is or was a director or officer of PubCo; is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of PubCo or at the request of PubCo; or at the request of PubCo, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity. PubCo may agree to indemnify any person against eligible penalties in connection with the performance of services by that person for PubCo.

Dividends

Directors of PubCo may declare dividends and authorize payment of such dividends as they deem advisable. Dividends may be paid wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of PubCo or any other corporation. All dividends must be declared and paid according to the number of shares held. Fractional dividends may be disregarded in making payment of a dividend.

Accounting Records and Auditor

No shareholder of PubCo is entitled to inspect or obtain a copy of any accounting records of the Company.

Notices

Any notice to be sent by the PubCo to a person may be sent by mail, by fax, by email, by physical delivery to the intended recipient, or as otherwise permitted by any securities legislation in Canada or the United States. A notice that is mailed by ordinary mail is deemed to be received on the day (Saturdays, Sundays and holidays excepted) following the date of mailing. A notice that is faxed or emailed to a person is deemed to be received on the day it was faxed or emailed, respectively. A certificate signed by the secretary or other officer of PubCo, or any other corporation acting in such capacity stating that a notice was sent is conclusive evidence of that fact. If on two consecutive occasions, PubCo receives a returned notice, statement or report because the shareholder cannot be located, PubCo will not be required to send any further records to the shareholder until the shareholder informs PubCo in writing of their new address.

Seal

PubCo’s seal must be attested by the signatures of any two directors, any officer together with any director, any sole director, or any one or more directors or officers or persons as may be determined by the directors. Notwithstanding the foregoing, for the purpose of certifying under seal a certificate of incumbency of the directors or officers of PubCo, the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

Prohibitions

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors, such consent which may be withheld without any reason.

REGULATORY APPROVALS RELATED TO THE BUSINESS COMBINATION

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval.

Court Approval

The Arrangement requires approval by the Court under Section 291 of the BCBCA. TRC received the Interim Order on [•], 2025, providing for the calling, holding and conducting of the Plum Meeting and the TRC Meeting and other procedural matters and a Notice of Application for the Final Order to approve the Arrangement was filed. A copy of the Interim Order and the Notice of Application for the Final Order was attached as Annex N — “Interim Order”.

The Court hearing in respect of the Final Order is expected to take place at [•] a.m. (Pacific Standard Time), on [•], or as soon thereafter as counsel for TRC may be heard, at the Supreme Court of British Columbia, located at 800 Smith Street, Vancouver, British Columbia, Canada, V6Z 2E1. At the hearing, the Court will consider, among other things, the fairness of the terms and conditions of the Arrangement and the rights and interests of every person affected. TRC has been advised by its legal counsel that the Court has broad discretion under the BCBCA when making orders with respect to a plan of arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and procedural point of view. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. Depending on the nature of any required amendments, TRC or Plum may determine not to proceed with the Arrangement.

Under the terms of the Interim Order, each Plum Shareholder will have the right to appear and make submissions at the application for the Final Order. Any person desiring to appear at the hearing of the application for the Final Order may do so but must comply with certain procedural requirements described in the Interim Order, including filing with the Court registry a Response to Petition, in the form prescribed by the British Columbia Supreme Court Civil Rules, and an Affidavit containing supporting evidence, including exhibits, if any, and serving same on TRC’s counsel, as applicable, at the address set out below, no later than [•] p.m. (Pacific Standard Time) on [•]:

McMillan LLP

1500-1055 West Georgia Street

Vancouver, BC V6E 4N7

Attention: Arman Farahani, Partner
Email:      arman.farahani@mcmillan.ca
Tel:          604.691.7430

Plum Shareholders who wish to participate in or be represented at the Court hearing for the Final Order should consult their legal advisors as to the necessary requirements.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including under the Competition Act, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of Plum, TRC or their respective subsidiaries or to impose restrictions on the operations of PubCo or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, that the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Business Combination end date (which is summarized in the subsection entitled “The Business Combination — Termination” elsewhere in this proxy statement/prospectus) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “The Business Combination — Covenants of the Parties,” elsewhere in this proxy statement/prospectus, and “The Business Combination — Conditions to Closing of the Business Combination — Conditions to the Obligations of Each Party” elsewhere in this proxy statement/prospectus for information concerning Plum’s and TRC’s covenants and closing conditions related to antitrust filings and approvals.

United States/Canada Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to reporting under the HSR Act or the Competition Act, which prevents transactions meeting certain size and nexus tests, and which are not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC or the Canadian Competition Bureau (the “Competition Bureau”), respectively and the related waiting period expires or is terminated early.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government (including the Competition Bureau), state or private person, may challenge the transactions at any time before or after its completion. The Antitrust Division or the FTC may try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions. In addition, in certain circumstances under the Competition Act, the Commissioner of Competition (the “Commissioner”) has up to one year to challenge the transaction following its completion.

Stock Exchange Listings

Plum and TRC anticipate that, following consummation of the Business Combination, Plum Class A Shares, Plum Units and Plum Warrants will be no longer qualified on the OTC Pink, and Plum will be deregistered under the Exchange Act. PubCo Common Shares and PubCo Warrants currently are not traded on a stock exchange. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of PubCo as of October 31, 2024 and the unaudited pro forma condensed combined statement of operations of PubCo for the three months ended October 31, 2024 and the year ended July 31, 2024 present the combination of the financial information of PubCo, Plum and TRC after giving effect to the Business Combination and related adjustments described in the accompanying notes. PubCo, Plum and TRC are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as “PubCo.”

The unaudited pro forma condensed combined statement of operations for the three months ended October 31, 2024 and the year ended July 31, 2024 give pro forma effect to the Business Combination as if it had occurred on August 1, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended October 31, 2024 is derived from the following: The unaudited quarterly statement of operations, as of October 31, 2024, of Plum was derived from the September 30, 2024 10-Q (which is included elsewhere in this proxy statement/prospectus). The unaudited quarterly statement of operations of TRC as of October 31, 2024 is from their October 31, 2024 financial statements, which is included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the year ended July 31, 2024 is derived from the following: The unaudited annual statement of operations, as of July 31, 2024, of Plum was derived from the June 30, 2024 10-Q (which is not included elsewhere in this proxy statement/prospectus), added to the December 31, 2023 10-K (which is included elsewhere in this proxy statement/prospectus), minus the June 30, 2023 10-Q (which is not included elsewhere in this proxy statement/prospectus). The unaudited annual statement of operations of TRC as of July 31, 2024 is from its July 31, 2024 financial statements, which is included elsewhere in this proxy statement/prospectus. The unaudited annual statement of operations of PubCo as of September 30, 2024 is from its September 30, 2024 financial statements, which is included elsewhere in this proxy statement/prospectus. Since no definitive documentation has been executed in connection with the PIPE Financing, the PIPE Financing is not yet probable, and thus the effects of the PIPE Financing are not included in the pro forma financial statements.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of each of PubCo, Plum and TRC and the notes thereto, as well as the disclosures contained in the sections titled “Plum’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “TRC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what PubCo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed.

On August 22, 2024, Plum, Amalco, PubCo, and TRC entered into the Business Combination Agreement pursuant to which (i) Plum shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia and continue as a corporation under the BCBCA (the “Domestication”), (ii) following the Domestication, Plum shall amalgamate with PubCo (the “Plum Amalgamation”) to form one corporate entity and PubCo will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the Plum Amalgamation, the “Amalgamations”) to form one corporate entity and TRC will survive the TRC Amalgamation.

Pursuant to the Plum Amalgamation: (a) each Plum Unit shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A Share and one-third of one Plum Warrant; (b) each Plum Common Shares will be exchanged on a one-for-one basis, for a PubCo Common Share; and (c) each Plum Warrant shall automatically be converted into a PubCo Assumed Plum Warrant to purchase PubCo Common Shares.

Pursuant to the TRC Amalgamation: (a) each TRC Common Share (other than Dissenting Shares) shall automatically be exchanged for the right to receive a number of PubCo Common Shares equal to the TRC Exchange Ratio; (b) each of the Dissenting Shares shall be cancelled and shall thereafter represent only the right to receive the applicable payments set forth in the Plan of Arrangement; (c) each TRC Option shall be assumed by PubCo and converted into an option to purchase PubCo Common Shares; (d) each TRC RSU shall be assumed by PubCo and converted into Converted TRC RSU; (e) each TRC Warrant shall automatically be converted into a PubCo Assumed TRC Warrant; (f) the TRC Convertible Debenture shall survive the TRC Amalgamation in accordance with the terms thereof; and (g) each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of TRC.

The unaudited pro forma condensed combined information contained herein assumes that the Plum’s shareholders approve the Business Combination. Plum’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Plum cannot predict how many of its public shareholders will exercise their right to have their Class A Shares redeemed for cash. As a result, Plum has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total PubCo equity between holders of the ordinary shares. As described in greater detail in Note 1, Basis of Pro Forma Presentation, of the unaudited pro forma condensed combined financial statements, the first scenario, or “no redemption scenario,” assumes that none of Plum’s public shareholders will exercise their right to have their Plum public shares redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of public shares that could be redeemed. The actual results will be within the parameters described by the two scenarios. However, there can be no assurances regarding which scenario will be closest to the actual results. Under both scenarios, TRC is considered the accounting acquirer, as further discussed in Note 1, Basis of Pro Forma Presentation, of the unaudited pro forma condensed combined financial statements.

The number of PubCo Common Shares to be issued to TRC security holders will be based upon the TRC Exchange Ratio, determined by dividing (a) the Price per TRC Share by (b) $10.00. The Price per TRC Share is determined by dividing (a) the Arrangement Consideration by (b) the Fully-Diluted TRC Shares. Arrangement Consideration means the sum of (a) $500,000,000, plus (b) the Aggregate Exercise Price, plus (c) the gross proceeds received by TRC in connection with any Permitted Financing. Aggregate Exercise Price means the aggregate dollar amount payable to TRC upon (a) the conversion of the TRC Convertible Debenture in accordance with its terms and (b) the exercise of all vested In-the-Money TRC Options and vested In-the-Money TRC Warrants that are outstanding immediately prior to the TRC Amalgamation Effective Time. Fully-Diluted TRC Shares means, without duplication, the total number of issued and outstanding TRC Common Shares as of immediately prior to the TRC Amalgamation Effective Time, determined on a fully-diluted basis as the sum of (a) the number of TRC Common Shares outstanding immediately prior to the TRC Amalgamation Effective Time and (b) the number of TRC Common Shares issuable (i) in respect of all issued and outstanding TRC RSUs, (ii) upon exercise of all vested In-the-Money TRC Options, (iii) upon exercise of all vested In-the-Money TRC Warrants and (iv) upon conversion of the TRC Convertible Debenture (including the number of TRC Common Shares issuable in respect of all vested In-the-Money TRC Warrants issuable upon the conversion thereof), in each case, in accordance with the terms thereof; provided, that, for the avoidance of doubt, Fully-Diluted TRC Shares shall not include any TRC Common Shares issuable upon exercise of any unvested In-the-Money TRC Options, unvested In-the-Money TRC Warrants, Out-of-the-Money TRC Options or Out-of-the-Money TRC Warrants. The TRC Exchange Ratio of 0.88468850 set forth in this proxy statement/prospectus was calculated based upon an Aggregate Exercise Price of $13,930,750, assumed Permitted Financings of $0.00, and Fully-Diluted TRC Shares of $58,091,718.

The historical financial information of Plum and TRC has been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and (2) factually supportable. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and certain other adjustments.

The Business Combination will be accounted for as a reverse recapitalization because TRC has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under both the no redemption and maximum redemption scenarios. The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•        the pre-combination equityholders of TRC will hold the majority of voting rights in PubCo;

•        the pre-combination equityholders of TRC will have the right to appoint the majority of the directors on the PubCo Board;

•        the senior management of TRC will comprise the senior management of PubCo; and

•        the operations of TRC will comprise the ongoing operations of PubCo.

Under the reverse recapitalization model, the Business Combination will be treated as TRC issuing equity for the net assets of Plum, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Plum’s Class A Shares into cash:

•        Assuming No Redemptions:    This presentation assumes that no Plum shareholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that all of Plum’s public shareholders exercise redemption rights with respect to their Class A Shares. This scenario assumes that 151,833 Class A Shares are redeemed for an aggregate redemption payment of approximately $1,715,747.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that TRC incurred significant losses during the historical periods presented.

The following summarizes the pro forma PubCo Common Shares outstanding under the no redemption and maximum redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Plum Public Shareholders	1,016,833	2.3%	865,000	1.9%
Plum Initial Shareholders	7,062,500	15.7%	7,062,500	15.8%
Total Plum	8,079,333	18.0%	7,927,500	17.7%

TRC Shareholders	35,631,022	79.4%	35,631,022	79.6%
Share Awards issued to Investment Bankers	1,188,950	2.6%	1,188,950	2.7%
Total Shares at Closing	44,899,305	100.0%	44,747,472	100.0%

The following unaudited pro forma condensed combined balance sheet as of July 31, 2024 and the unaudited pro forma condensed combined statements of operations for the year ended July 31, 2024 are based on the historical financial statements of Plum and TRC. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF OCTOBER 31, 2024

As at	Tactical Resources Corp.	Plum Acquisition Corp. III	Plum III Merger Corp.	Pro forma adjustments		Pro forma Tactical Resources Corp. (Assuming No Redemptions)	Pro forma adjustments		Pro forma Tactical Resources Corp. (Assuming Maximum Redemptions)
	October 31 2024	September 30 2024	September 30 2024		Note(s)	(Consolidated)		Note(s)	(Consolidated)
	$	$	$	$		$	$		$
ASSETS
Current assets
Cash and cash equivalents	43,744	115,044	—	1,715,747	A	2,458,835	(1,715,747)	B	743,088
				325,000	5
				(100,000)	6
				359,300	9
Accounts receivable	21,446	—	—			21,446			21,446
Prepaid expenses	32,079	71,741	—	700,000	2	803,820			803,820
	97,269	186,785	—	3,000,047		3,284,101	(1,715,747)		1,568,354
Non-current assets
Investments held in Trust Account	—	25,381,830	—	309,381	3	—			—
				(23,975,464)	4
				(1,715,747)	A
Deferred acquisition costs	150,885	—	—			150,885			150,885
	150,885	25,381,830	—	(25,381,830)		150,885	—		150,885
TOTAL ASSETS	248,154	25,568,615	—	(22,381,783)		3,434,986	(1,715,747)		1,719,239
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	3,440,758	1,379,144	13,216	10,525,000	2	15,590,280			15,590,280
				232,162	8
Promissory note	—	1,129,867	—	325,000	5	—			—
				(1,454,867)	6
	3,440,758	2,509,011	13,216	9,627,295		15,590,280	—		15,590,280
Long term liabilities
Warrant liabilities	—	964,734	—			964,734			964,734
Convertible notes	129,908	—	—	359,300	9	489,208			489,208
	129,908	964,734	—	359,300		1,453,942	—		1,453,942
TOTAL LIABILITIES	3,570,666	3,473,745	13,216	9,986,595		17,044,222	—		17,044,222
COMMITMENTS	—	25,381,830	—	309,381	3	—			—
				(23,975,464)	4
				(1,715,747)	A
EQUITY
Share capital	5,991,568	793	—	(3,300,969)	1	5,810,272	(1,715,747)	B	4,094,525
				575,000	2
				828,133	7
				1,715,747	A
Additional Paid-In Capital	1,388,317	—	—	1,354,867	6	2,743,184			2,743,184
Accumulated deficit	(10,451,450)	(3,287,753)	(13,216)	3,300,969	1	(21,911,744)			(21,911,744)
				(10,400,000)	2
				(828,133)	7
				(232,162)	8
Accumulated other comprehensive income (loss)	(250,947)	—	—			(250,947)			(250,947)
TOTAL EQUITY	(3,322,512)	(3,286,960)	(13,216)	(6,986,548)		(13,609,236)	(1,715,747)		(15,324,983)
TOTAL EQUITY AND LIABILITIES	248,154	25,568,615	—	(22,381,783)		3,434,986	(1,715,747)		1,719,239

PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE THREE MONTHS ENDED OCTOBER 31, 2024

	Tactical Resources Corp.	Plum Acquisition Corp. III	Plum III Merger Corp.	Pro forma adjustments		Pro forma Tactical Resources Corp.
	For the three months ended October 31, 2024	For the three months ended September 30, 2024	For the three months ended September 30, 2024		Note(s)	(Consolidated)
	$	$	$	$		$
EXPENSES
Consulting fees	45,233	—	—			45,233
Depreciation	357	—	—			357
Foreign exchange loss (gain)	349	—	—			349
General and administrative expenses	17,120	1,285,296	4,716			1,307,132
Investor relations	8,094	—	—			8,094
Professional fees	42,503	—	8,500			51,003
Property investigation costs	26,636	—	—			26,636
Stock-based compensation	103,609	—	—			103,609
Transfer agent, regulatory and listing fees	2,115	—	—			2,115
	246,016	1,285,296	13,216	—		1,544,528
OTHER EXPENSES (INCOME)
Accretion of interest	17,479	—	—			17,479
Interest and dividend income on investments held in Trust Account	—	(285,500)	—	285,500	3	—
Loss (gain) on change in fair value of warrant liabilities	—	120,592	—			120,592
Transaction costs	1,572,758	—	—			1,572,758
	1,590,237	(164,908)	—	285,500		1,710,829
NET LOSS (INCOME)	1,836,253	1,120,388	13,216	285,500		3,255,357
OTHER COMPREHENSIVE LOSS (INCOME)
Foreign currency translation differences for foreign operations	(43,814)	—	—			(43,814)
	(43,814)	—	—	—		(43,814)
LOSS AND COMPREHENSIVE LOSS	1,792,439	1,120,388	13,216	285,500		3,211,543

PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED JULY 31, 2024

	Tactical Resources Corp.	Plum Acquisition Corp. III	Plum III Merger Corp.	Pro forma adjustments		Pro forma Tactical Resources Corp.
	For the year ended July 31, 2024	For the year ended June 30, 2024	For the period ended September 30, 2024		Note(s)	(Consolidated)
	$	$	$	$		$
EXPENSES
Consulting fees	282,646	—	—	232,162	8	514,808
Depreciation	1,952	—	—			1,952
Foreign exchange loss (gain)	752	—	—			752
General and administrative expenses	87,804	1,025,126	—	10,400,000	2	11,512,930
Investor relations	107,601	—	—			107,601
Professional fees	407,988	—	—			407,988
Property investigation costs	224,355	—	—			224,355
Stock-based compensation	208,875	—	—	828,133	7	1,037,008
Transfer agent, regulatory and listing fees	36,040	—	—			36,040
Travel	95,318	—	—			95,318
	1,453,331	1,025,126	—	11,460,294		13,938,751
OTHER EXPENSES (INCOME)
Accretion of interest	45,114	—	—			45,114
Deal termination income	—	(374,975)	—			(374,975)
Gain on extension of accounts payable	(52,167)	—	—			(52,167)
Interest and dividend income on investments held in Trust Account	—	(5,567,358)	—	5,567,358	3	—
Loss (gain) on in fair value of convertible promissory note	—	(95,941)	—			(95,941)
Loss (gain) on change in fair value of warrant liabilities	—	361,775	—			361,775
Loss (gain) on wavier of deferred underwriting commissions by underwriter allocated to Public Warrants	—	(336,175)	—			(336,175)
Loss (gain) related to potential business combination	—	374,975	—			374,975
Other finance income	(12)	(30)	—			(42)
Transaction costs	1,198,809	—	—			1,198,809
	1,191,744	(5,637,729)	—	5,567,358		1,121,373
NET LOSS (INCOME)	2,645,075	(4,612,603)	—	17,027,652		15,060,124
OTHER COMPREHENSIVE LOSS (INCOME)
Foreign currency translation differences for foreign operations	(7,850)	—	—			(7,850)
	(7,850)	—	—	—		(7,850)
LOSS AND COMPREHENSIVE LOSS	2,637,225	(4,612,603)	—	17,027,652		15,052,274

Note 1. Basis of Pro Forma Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are described elsewhere in this proxy statement/prospectus and are directly attributable to the Business Combination and factually supportable.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited consolidated financial statements and notes thereto of each of Plum as at and for the nine months ended September 30, 2024 (which is included elsewhere in this proxy statement/prospectus) and the year ended December 31, 2023, (which is included elsewhere in this proxy statement/prospectus), TRC as at and for the year ended July 31, 2024, and as at and for the three months ended October 31, 2024, which are included elsewhere in this proxy statement/prospectus, and PubCo as at and for the period ended September 30, 2024, which are included elsewhere in this proxy statement/prospectus.

There were no significant intercompany balances or transactions between PubCo, Plum and TRC as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Plum’s ordinary shares outstanding, assuming the Business Combination and related transactions occurred on August 1, 2023.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of October 31, 2024 are as follows:

1.      To reflect the reverse recapitalization at the closing of the Business Combination with the elimination of Plum’s historical equity and accumulated deficit.

2.      To reflect the costs to be incurred for the transaction totaling $22,414,500, $11,889,500 will be settled by issuing 1,188,950 common shares of the Company. The costs incurred by Tactical, amounting to $11,314,500, have been charged to share capital. For the costs incurred by Plum, totaling $11,100,000, $10,400,000 has been charged to general and administrative expenses, and $700,000 is recognized as Prepaid Expenses. Given Tactical’s intention to hold resulting cash on the balance sheet for working capital purposes, the net impact is an accrual of $10,525,000 towards accounts payable.

3.      To recognize the additional interest income earned from the Trust Account and remove the Trust Account concurrent with the completion of the transaction.

4.      To reflect the redemption of cash in trust as a result of Plum SPAC extension for an amount of $23,975,464.

5.      To reflect the issuance of promissory notes by Plum with an amount of $325,000.

6.      To reflect the settlement of Sponsor Promissory Notes through $100,000 of cash and 903,245 warrants to repay the remaining balance of $1,454,867.

7.      To record consultant compensation totaling $828,133 by issuing 4,600,738 common shares of the Company.

8.      To record performance-based consulting fees totaling $232,162.

9.      To reflect the issuance of convertible debentures from the interim financing undertaken by Tactical.

A      Assume no Plum public shareholders exercise the redemption rights with respect to Plum’s common shares (151,833 shares).

B      Assume Plum’s public shareholders exercise the redemption rights to redeem 151,833 shares.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the period ended October 31, 2024 and year ended July 31, 2024, are as follows:

2.      To reflect the costs to be incurred for the transaction totaling $22,414,500, $11,889,500 will be settled by issuing 1,188,950 common shares of the Company. The costs incurred by Tactical, amounting to $11,314,500, have been charged to share capital. For the costs incurred by Plum, totaling $11,100,000, $10,400,000 has been charged to general and administrative expenses, and $700,000 is recognized as Prepaid Expenses. The net impact is an accrual of $10,525,000 towards accounts payable. Given Tactical’s intention to hold resulting cash on the balance sheet for working capital purposes, the net impact is an accrual of $10,525,000 towards accounts payable.

3.      To recognize the additional interest income earned from the Trust Account and remove the Trust Account concurrent with the completion of the transaction.

7.      To record consultant compensation totaling $828,133 by issuing 4,600,738 common shares of the Company.

8.      To record performance-based consulting fees totaling $232,162.

Note 4. Loss Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the year ended July 31, 2024. The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, Plum had two classes of shares: Class A Shares and Class B ordinary shares. The Class B ordinary shares are held by the Sponsor and directors. In connection with the closing of the Business Combination, each currently issued and outstanding Plum Class B ordinary shares not converted into Sponsor Earnout Shares will automatically convert on a one-for-one basis, into Plum Class A Shares. Each currently issued and outstanding Plum Class A ordinary share will thereafter be renamed, and will have the rights and restrictions attached to the, PubCo Common Shares.

Plum has 9,416,666 outstanding public warrants sold during its initial public offering and 2,642,500 warrants sold in a private placement, resulting in warrants to purchase an aggregate of 12,059,166 Class A Shares following the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of Plum’s Class A Shares. These warrants are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period.

TRC has (i) 2,395,000 options to purchase TRC Common Shares outstanding, exercisable at C$0.10 per share, (ii) 3,565,000 RSUs to acquire TRC Common Shares outstanding which will vest upon the closing of the Business Combination, (iii) 5,356,500 Warrants to purchase TRC Common Shares outstanding, exercisable at C$2.50 per share, (iv) C$200,000 in principal amount of TRC Convertible Debentures outstanding, which is convertible into 2,000,000 TRC Common Shares plus 2,000,000 warrants to purchase 2,000,000 TRC Common Shares at C$0.15 per share (Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSXV immediately prior to such conversion date, subject to the policies of the TSXV), (v) C$500,000 in principal amount of TRC Convertible Debentures outstanding, which is convertible into 2,500,000 TRC Common Shares plus 2,500,000 warrants to purchase 2,500,000 TRC Common Shares at C$0.20 per share (Any accrued and unpaid interest may, in TRC’s sole discretion, be paid in cash or in units (consisting of one TRC Common Share and one warrant to purchase a TRC Common Share) at a conversion price equal to the last closing market price of TRC’s common shares on the TSXV immediately prior to such conversion date, subject to the policies of the TSXV), and (vi) to issue 1,188,950 shares to its investment bankers in connection with the Transactions. None of these securities are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period.

As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the year ended July 31, 2024
	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Pro forma net loss attributable to common shareholders – basic and diluted	$15,052,274	$15,052,274
Weighted average shares outstanding – basic and diluted	44,899,305	44,747,472
Pro Forma Loss Per Share – basic and diluted	$(0.34)	$(0.34)

Pro Forma Weighted Average Shares – Basic and Diluted
Plum Public Shareholders	1,016,833	865,000
Plum Initial Shareholders	7,062,500	7,062,500
Total Plum	8,079,333	7,927,500
TRC shareholders	35,631,022	35,631,022
Shares issued to investment bankers	1,188,950	1,188,950
Total Pro Forma Weighted Average Shares – basic and diluted	44,899,305	44,747,472

BUSINESS OF PUBCO BEFORE THE BUSINESS COMBINATION

The information provided below pertains to PubCo prior to the Business Combination. As of the date of this proxy statement/prospectus, PubCo has not conducted any material activities other than those incidental to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Plum, PubCo and TRC will effect a transaction, as a result of which Plum will amalgamate with PubCo to form PubCo and PubCo will survive the Plum Amalgamation as PubCo. In connection with the Business Combination, PubCo will become the ultimate parent of TRC. After the Business Combination, PubCo will continue the business of TRC. For information about PubCo’s management, share ownership and corporate governance following the Business Combination, please see the section entitled “Management of PubCo After the Business Combination” elsewhere in this proxy statement/prospectus.

Formation

PubCo is a British Columbia corporation incorporated on August 8, 2024 to be the parent company of the amalgamated company following the consummation of the TRC Amalgamation.

Articles

PubCo’s current articles include provisions customary for a shell company created for the purpose of effecting a business combination. Upon consummation of the Business Combination, the PubCo Closing Articles will be substantially in the form set forth in Annex E to this proxy statement/prospectus. Please see the section entitled “Description of PubCo Securities” elsewhere in this proxy statement/prospectus for additional information.

Financial Year

PubCo’s fiscal year ends on December 31 of each year.

Subsidiaries

PubCo does not currently have any subsidiaries.

Shareholders

The sole shareholder of PubCo is the PubCo Sole Shareholder.

Board of Directors

Prior to the consummation of the TRC Amalgamation, the PubCo Board consists of Kanishka Roy and Steven Handwerker.

Biographical information for each of Mr. Roy and Mr. Handwerker is included under the section entitled “Business of Plum and Certain Information About Plum — Management — Executive Officers and Directors.”

Executive Officers, Officers and Employees

Prior to Closing, PubCo’s executive officers consist of Kanishka Roy and Steven Handwerker. Biographical information for Mr. Roy and Mr. Handwerker is included under the section entitled “Business of Plum and Certain Information About Plum — Management — Executive Officers and Directors.”

Currently, PubCo has no other officers or employees.

BUSINESS OF PLUM AND CERTAIN INFORMATION ABOUT PLUM

Overview

We are a blank check company incorporated on February 5, 2021 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). We will not be limited to a particular industry or geographic region in our identification and acquisition of a prospective partner company.

Our Sponsor is Mercury Capital, LLC, a Delaware limited liability company (the “Sponsor”). Our former Sponsor was Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (the “Former Sponsor”). The registration statement for our initial public offering (“IPO,” “Initial Public Offering” or the “public offering”) was declared effective on July 27, 2021. On July 30, 2021, we consummated our IPO of 25,000,000 units (the “Units” and, with respect to the Class A Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $13.75 million, of which $8.75 million was for deferred underwriting commissions (see Note 3 to our financial statements included in this Annual Report on Form 10-K for the year ended December 31, 2023). We granted the underwriter a 45-day option to purchase up to an additional 3,750,000 Units at the IPO price to cover over-allotments, if any. On August 3, 2021, the underwriters partially exercised the over-allotment option, and the closing of the issuance and sale of the additional 3,250,000 Units (the “Over-Allotment Units”) occurred on August 5, 2021. The issuance by Plum of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of approximately $32.5 million (the “Over-Allotment Proceeds”).

Simultaneously with the closing of the IPO, we consummated the private placement (the “Private Placement”) of 800,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”), at a price of $10.00 per Private Placement Unit with the Former Sponsor and anchor investors, generating gross proceeds of $8.0 million (see Note 4 to our financial statements included in this Annual Report on Form 10-K for the year ended December 31, 2023). Simultaneously with the issuance and sale of the Over-Allotment Units, Plum consummated the private placement with the Former Sponsor of 65,000 units (the “Additional Private Placement Units”), generating total proceeds of $650,000 (the “Private Placement Proceeds” and, together with the “Over-Allotment Unit Proceeds”, the “Proceeds”).

Upon the closing of the IPO and the Private Placement, approximately $282.5 million ($10.00 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invests only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In addition, a certain anchor investor advanced an aggregate amount of approximately $500,681 to Plum to cover the purchase of Private Placement Units. In April 2021, Plum repaid $681 to the anchor investor. Upon the closing of the Initial Public Offering, the remaining advance of $500,000 was applied to the purchase of the Private Placement Units which Plum has since repaid.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully.

We must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, we will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the prospective partner or otherwise acquires a controlling interest in the prospective partner sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate a Business Combination within the Combination Period.

As approved by its shareholders at the extraordinary general meeting held on July 27, 2023 (the “July Extraordinary General meeting, Plum amended its amended and restated memorandum and articles of association (the “Plum Articles”) on July 28, 2023, which extended the date by which Plum has to consummate a business combination from July 30, 2023 to July 30, 2024, or such earlier date as shall be determined by Plum’s board of directors. In connection with the July Extraordinary General Meeting, the holders of 13,532,591 Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808. After those redemptions, approximately $153,169,659 remained in Plum’s trust account.

As approved by its shareholders at the January 2024 Extraordinary General Meeting, Plum amended the Plum Articles on January 29, 2024, which (i) extended the date by which Plum has to consummate a business combination from July 30, 2024 to January 30, 2025, or such earlier date as shall be determined by Plum’s board of directors and (ii) changed the name of Plum from Alpha Partners Technology Merger Corp. to Plum Acquisition Corp. III.

On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023, Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Class A Shares of Plum at the time of Plum’s initial business combination, for an aggregate purchase price of $1. Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of Plum accrued and outstanding as of the Closing. Following the closing, Former Sponsor has no further obligations with respect to Plum, and Sponsor has assumed all obligations relating to Plum. Subsequently, on January 26, 2024, Plum, the Former Sponsor, and Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Former Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

In connection with the January 2024 Extraordinary General Meeting, the holders of 12,433,210 Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.78 per share, for an aggregate redemption amount of $134,059,215. After the redemptions, $24,629,032 remained in Plum’s Trust Account. In connection with the January 2025 Extraordinary General Meeting, the holders of 2,132,366 Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.24 per share, for an aggregate redemption amount of $23,975,464. After the redemptions, $1,715,747 remains in Plum’s Trust Account.

Management

Executive Officers and Directors

Our officers and directors are as follows:

Name	Age	Position
Kanishka Roy	48	President, Chief Executive Officer, and Chairman
Steven Handwerker	36	Chief Financial Officer
Hume Kyle	64	Director
Alan Black	64	Director
David Sable	70	Director

Kanishka Roy has served as our President and Chief Executive Officer since January 3, 2024 and as Chairman of the board since March 20, 2024. Mr. Roy is a technology and finance veteran, with over 25 years of experience as a technology investment banker, public company executive, and growth investor. Mr. Roy is a co-founder and currently Managing Partner of Plum Partners, a late-stage investment company since 2020. From 2021 to September 2024, Mr. Roy served as Chairman and CEO of Plum Acquisition Corp. I, a special purpose acquisition company that merged with Veea Inc. with Veea Inc. as the surviving company. Mr. Roy continues to serve as a director of Veea Inc. From 2010 to 2019, Mr. Roy advised leading Software and Internet companies with mergers and acquisitions (M&A) and capital markets transactions. Mr. Roy served as the Global Head of Tech M&A Origination for Morgan Stanley, where he was responsible for initiating large, industry-transforming mergers, helping clients take a long-term view of the competitive landscape and implementing large, industry-shaping M&A transactions. Over his career, Mr. Roy has participated in over $100 billion of M&A transactions. From 2019 to 2020, he was Global CFO at SmartNews, a multi-billion-dollar AI company with over 20 million monthly average users, and led the strategic finance and growth of a rapidly growing company across multiple geographies. Mr. Roy started his career as a software engineer at two software startups, both of which were acquired by larger public companies, and also worked in executive strategy roles at IBM. Mr. Roy holds an undergraduate degree in Electrical & Computer Engineering and an MBA from the Tuck School of Business at Dartmouth.

Steven Handwerker has served as our Chief Financial Officer since March 20, 2024. From December 2023, Mr. Handwerker has served as a financial consulted for Events.com. Mr. Handwerker was the Chief Financial Officer of FinServ Acquisition Corp. II from 2021 until the end of 2023. From 2019 to 2021, Mr. Handwerker served as a consultant for FinServ Acquisition Corp. I, and was involved in all aspects of its business and operations. Mr. Handwerker has more than 15 years of experience investing in and covering the financial services and FinTech industries. From 2013 to 2017, he was an Analyst at Citadel’s equity long/short hedge fund platform, covering companies within the financial services and FinTech sectors. Prior to Citadel, Mr. Handwerker was an Investment Banking Analyst in Barclays’ Financial Institutions Group from 2010 to 2013. He received his BBA from Emory University.

Hume Kyle has served as a director since January 15, 2025. Mr. Kyle is a CPA, CA, CFA, with over 40 years of private sector and public accounting experience, including over 25 years working with mining, energy and other natural resources companies in senior management and board roles. Mr. Kyle served as Executive Vice President and Chief Financial Officer of Dundee Precious Metals Inc., a multi-national gold mining company, from 2011 until his retirement on December 31, 2022. Prior to that Mr. Kyle was Vice President, Treasurer and Controller of TransAlta Corporation, a multi-national power generation and wholesale marketing company, from 2009 to 2011, and Vice President, Finance and Chief Financial Officer of Fort Chicago Energy Partners L.P., a pipeline, natural gas liquids processing, and power company, from 2003 to 2009. Mr. Kyle also held increasingly senior finance and accounting roles at Nexfor Inc., Noranda Inc., Deloitte & Touche, and Price Waterhouse & Co. Additionally, Mr. Kyle currently serves on the board of Novagold Resources Inc. (2023 to present) and previously served on the boards of Stornoway Diamond Corporation (2014 to 2019), Alliance Pipeline (2004 to 2009), Aux Sable (2004 to 2009), and the Canadian Association of Income Funds (2005 to 2009), serving on several committees, including the Audit Committee, as Chair. Mr. Kyle holds a Bachelor of Arts degree in Economics and Accounting from the University of Western Ontario, a Graduate Diploma in Public Accounting from McGill University, a CA designation from the Canadian Institute of Chartered Accountants, a CFA designation from the Institute of Chartered Financial Analysts, and a ICD.D designation from the Institute of Corporate Directors.

Alan Black has served as a director since January 2, 2024. Mr. Black founded Surfspray Capital, LLC in 2017 through which he has advised over a dozen companies including Looker Data Sciences where he served on the Board and was Chair of the Audit Committee (acquired by Google in 2019); Bill.com Holdings (2019 IPO), HashiCorp (2021 IPO), and private software companies including Intercom, Komodo Health, Mattermost, Netlify, Nozomi Networks, and others. He brings more than 35 years of experience as an executive leading public and private software enterprises, including IPO experience as CFO at Zendesk (2014 IPO) and Openwave Systems (1999 IPO). In between those companies, Mr. Black was President and CEO of Intelliden (acquired by IBM in 2010). Mr. Black currently sits on the boards of Nextiva, Inc., Matillion Limited, and Veea Inc. He holds a Bachelors of Commerce and a Graduate Diploma in Public Accountancy degrees from McGill University in Montreal, Canada, and serves as the co-Chair of McGill’s Board of Advisors for the Western United States. Mr. Black is now retired from active membership in the Institute of Chartered Accountants of Ontario (Canada) and Society of Certified Public Accountants (California), in which professional organizations he was a licensed member for over two decades.

David Sable has served as a director since January 2, 2024. Mr. Sable has served as a director of SILVERspac Inc., a special purpose acquisition company, since September 2021. Mr. Sable is a Founding Partner of DoAble LLC, a marketing consultancy. He currently serves as a member of the board of directors of Ethan Allen Interiors Inc. (NYSE: ETD) since November 2021 and of American Eagle Outfitters Inc. (NYSE: AEO) since October 2016. He served as a Senior Advisor to WPP plc. (NYSE: WPP) from January 2019 until March 2021. Previously he was Chairman of VMLY&R, a member of WPP plc., in 2019. Prior to this role, he had served as the Global Chief Executive Officer of Young and Rubicam LLC, until its subsequent merger with VMLY&R. Mr. Sable also served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP plc as Vice Chairman and Chief Operating Officer, from August 2000 to February 2011. Mr. Sable was previously a Founding Partner and Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc. from June 1996 to September 2000. Mr. Sable serves on the U.S. Fund for United Nations Children’s Fund (UNICEF’s) National Board, is a past Chair of the Ad Council’s board of directors, is an executive board member of the United Negro College Fund, and sits on the International Board of the Special Olympics. Mr. Sable attended New York University and Hunter College.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of David Sable, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Alan Black, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Hume Kyle and Kanishka Roy, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee appointed by an Ordinary Resolution of the holders of the Plum Class B Shares. In addition, prior to the completion of an initial business combination, a member of the board of directors may be removed with the approval of an Ordinary Resolution of the holders of the Plum Class B Shares.

Our Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Plum Articles as it deems appropriate. The Plum Articles provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

We have 3 “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules. Our board of directors has determined that Alan Black, David Sable, and Hume Kyle are “independent directors” as defined in the NASDAQ listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on NASDAQ through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our Sponsor for office space, secretarial, research and administrative services provided to us, and other obligations of our Sponsor, in the amount of up to $55,000 per month. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying prospective partner businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management team’s motivation in identifying or selecting a prospective partner business but we do not believe that the ability of our management team to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Audit Committee

Alan Black, David Sable, and Hume Kyle serve as members of our audit committee. Our board of directors has determined that each of them are independent under the NASDAQ listing standards and applicable SEC rules. Mr. Black serves as the chair of the audit committee. Under applicable SEC rules, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Kyle qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•        monitoring the independence of the independent registered public accounting firm;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        monitoring compliance on a quarterly basis with the terms of the public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the public offering; and

•        reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee

The members of our nominating committee are Alan Black, David Sable, and Hume Kyle. Mr. Kyle serves as chairman of the nominating committee. Our nominating committee is composed entirely of independent directors. Our board of directors has determined that each of them are independent.

The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which is specified in our nominating committee charter, generally provides that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education, or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

The members of our compensation committee are Alan Black and David Sable. Mr. Sable serves as chairman of the compensation committee.

Our compensation committee is composed entirely of independent directors. Our board of directors has determined that each of them are independent. We adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other Section 16 executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. Plum maintains committee charters on our website at https://www.plumpartners.com.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Plum Articles or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and may only decide to present it to us if such entity rejects the opportunity and consummating the same would not violate any restrictive covenants to which such officers and directors are subject. Notwithstanding the foregoing, we may pursue an acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the prospective partner business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Plum Articles provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on NASDAQ, we will also reimburse our Sponsor for office space, secretarial, research and administrative services provided to us, and other obligations of our Sponsor, in the amount of up to $55,000 per month.

We cannot assure you that any conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if we obtain the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a simple majority of the shareholders who attend and vote at a general meeting of the company. In such case, our Sponsor and each member of our management team have agreed to vote their founder shares and public shares in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Plum Articles provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Plum Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. We have also entered into indemnity agreements with them.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and ten percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 31, 2023, all Section 16(a) filing requirements applicable to our officers and directors were complied with.

PLUM MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, all references in this section to “Plum,” the “Company,” “we,” “us,” or “our” refers to Plum Acquisition Corp. III prior to the consummation of the Business Combination. The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 5, 2021 as a Cayman Island exempted company and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this Proxy statement/prospectus as our “Initial Business Combination”. We intend to effectuate our Initial Business Combination using cash from the proceeds of the initial public offering (the “Initial Public Offering”), the private placement of the Private Placement Units (as defined below), the proceeds of the sale of our shares in connection with our Initial Business Combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the Initial Public Offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, loans from the Sponsor or a combination of the foregoing.

On July 30, 2021, we consummated our IPO of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $13.75 million, of which $8.75 million was for deferred underwriting commissions. We granted the underwriter a 45-day option to purchase up to an additional 3,750,000 Units at the IPO price to cover over-allotments, if any. On August 3, 2021, the underwriters partially exercised the over-allotment option, and the closing of the issuance and sale of the additional 3,250,000 Over-Allotment Units occurred on August 5, 2021. The issuance by the Company of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of approximately $32.5 million.

Simultaneously with the closing of the IPO, we consummated the Private Placement of 800,000 units, at a price of $10.00 per Private Placement Unit with Alpha Merger Technology Sponsor LLC (the “Former Sponsor”), generating gross proceeds of $8.0 million. Simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the Private Placement with the Former Sponsor of 65,000 Additional Private Placement Units, generating total proceeds of $650,000.

Upon the closing of the IPO, the Private Placement, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Units, approximately $282.5 million of the net proceeds were placed in a Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invests only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In addition, a certain anchor investor advanced an aggregate amount of approximately $500,681 to the Company to cover the purchase of Private Placement Units. In April 2021, the Company repaid $681 to the anchor investor. Upon the closing of the IPO, the remaining advance of $500,000 was applied to the purchase of the Private Placement Units which the Company has since repaid.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that we will be able to complete a Business Combination successfully.

We must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the Initial Business Combination. However, we will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the prospective partner company or otherwise acquires a controlling interest in the prospective party company sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete an Initial Business Combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an Initial Business Combination within the Combination Period.

As of December 31, 2024 and 2023, we held cash of $27,418 and $0, respectively, current liabilities of $3,151,832 and $805, respectively. Further, we expect to continue to incur significant costs in the pursuit of our Initial Business Combination. We cannot assure you that our plans to complete an Initial Business Combination will be successful.

On December 27, 2023, the Company, the Former Sponsor, and the Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023, the Sponsor (i) purchased 3,902,648 founder units of the Company from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the Closing to the extent such founder units are allocated to investors who hold and do not redeem their Plum Class A Shares of the Company at the time of the Company’s Initial Business Combination, for an aggregate purchase price of $1. Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing. Following the closing, Former Sponsor has no further obligations with respect to the Company, and the Sponsor has assumed all obligations relating to the Company. Subsequently, on January 26, 2024, the Company, the Former Sponsor, and the Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Former Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

Previous Letter of Intent

In our Form 10-Q for the period ended March 31, 2023, we recorded a balance of $374,975 in the receivable related to potential business combination line item on the balance sheet. That balance represented a penalty if the target entity terminated the agreement. The target entity reimbursed the Company for transaction expenses and merger-related activities incurred through that date related to a prospective merger which was not completed. We received payment from the target entity in April 2023.

On July 26, 2023, the Company signed a non-binding letter-of-intent (“LOI”) for a business combination with Glowforge Inc. (“Glowforge”), creator of award-winning 3D laser printers.

Under the terms of the LOI, the Company would become a combined entity with Glowforge, with Glowforge’s existing equity holders rolling 100% of their equity into the combined public company. In the fourth quarter of 2023, the LOI was terminated.

Extraordinary General Meeting

On July 27, 2023, the Company held an Extraordinary General Meeting (the “July Extraordinary General Meeting”) whereby the shareholders approved an amendment to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”). The Amended and Restated

Memorandum and Articles of Association extended the date by which the Company has to consummate a business combination from July 30, 2023 to July 30, 2024, or such earlier date as shall be determined by the Company’s board of directors. In connection with the July Extraordinary General Meeting, the holders of 13,532,591 Plum Class A Shares, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808. After those redemptions, approximately $153,169,659 remained in the Company’s trust account.

On January 29, 2024, the Company held an Extraordinary General Meeting (the “January Extraordinary General Meeting”) whereby shareholders of the Company approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association in order to (i) extend the date by which the Company must consummate its Initial Business Combination, cease its operations and redeem all of its Plum Class A Shares (the “Extension Proposal”) to January 30, 2025, or such earlier date as shall be determined by the Company’s board of directors and (ii) changed the name of the Company from Alpha Partners Technology Merger Corp. to Plum Acquisition Corp. III.

In connection with the Extension Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal, the holders of 12,433,210 Plum Class A Shares, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.78 per share, for an aggregate redemption amount of $134,059,215. The payments for these redemptions took place on February 27, 2024, after which $24,629,032 remained in the Company’s Trust Account. As a result of the Extension Proposal being approved by the Company’s shareholders, the Former Sponsor, or its designee is were no longer required to make monthly payments to the Company equal to the lesser of (a) an aggregate of $225,000 or (b) $0.03 per public share that remains outstanding. On each of August 2, 2023, September 7, 2023, October 10, 2023, November 10, 2023, January 10, 2024, and January 25, 2024 $225,000, or $1,350,000 in the aggregate, was deposited into the Company’s Trust Account.

To cover these monthly payments and other associated operating expenses, on January 3, 2024, the Company, the Sponsor and Palmeira Investment Limited (the “Investor”) entered into a subscription agreement (the “Subscription Agreement”), pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments and working capital for the Company, including $225,000 upon the execution of the Subscription Agreement, $225,000 on February 1, 2024, and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s Initial Business Combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its ordinary share to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement. If the Company’s Initial Business Combination does not occur, the Sponsor will not forfeit any shares.

On January 16, 2025, as approved by its shareholders at the extraordinary general meeting of shareholders, the Company filed an amendment to its Second Amended and Restated Memorandum and Articles of Association (as amended, the “Third Amended and Restated Memorandum and Articles of Association”) on January 17, 2025, which (i) extended the date by which the Company has to consummate a business combination to July 30, 2025 (the “Combination Period”), or such earlier date as shall be determined by the Company’s board of directors (the “Extension Proposal”) and (ii) amended Article 49.4 to remove language stating, in relevant part, that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, such business combination (the “NTA Proposal”). The holders of 2,132,366 Plum Class A Shares, properly exercised their right to redeem their shares for cash at a redemption price of $11.24 per share, for an aggregate redemption amount of $23,975,464.

Purchase Agreement

On December 27, 2023, the Company, the Former Sponsor and the Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023 (the “Closing”), the Sponsor (i) purchased 3,902,648 founder units of the Company from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, which Founder Units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of 2,030,860 Founder Units that the Former Sponsor placed in escrow at the Closing to the extent such Founder Units are allocated to investors who hold and do not redeem their Plum Class A Shares of the Company at the time of the Company’s Initial Business Combination, for an aggregate purchase price of $1. On January 26, 2024, the Company, the Former Sponsor, and

the Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Former Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

The Former Sponsor and the Sponsor each agreed to pay $112,500 in extension contributions in each of December 2023 and January 2024. In addition, pursuant to the terms of the Purchase Agreement, the Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing and will deliver Founder Units to the Sponsor to the extent such liabilities are unsatisfied or the Former Sponsor’s obligation to make extension contributions is not satisfied.

Following the Closing, the Former Sponsor has no further obligations with respect to the Company and the Sponsor assumed all obligations relating to the Company, including, (i) to cause the Company to file a proxy statement providing public investors of the Company with the option to accept a revised trust extension arrangement or redeem their Plum Class A Shares and receive their pro rata share of the Company’s Trust Account, (ii) to cause the Company to satisfy all of its public reporting requirements as well as taking all action to cause the Company to remain listed on Nasdaq, (iii) the payment of all extension contributions after January 2024 and working capital of the Company, at the discretion of the Sponsor, and (iv) all other obligations of the Former Sponsor related to the Company.

Business Combination Agreement

On August 22, 2024, the Company entered into a business combination agreement (the “Original Business Combination Agreement”) with Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“Tactical”) and Plum III Amalco Corp., corporation formed under the Laws of the Province of British Columbia (“Amalco”), pursuant to which the Company will amalgamate pursuant to a Plan of Arrangement under the Business Corporations Act of British Columbia (“BCBCA”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the amalgamation, following its redomicile into the Province of British Columbia, Canada. The business combination agreement and related executed agreements included supporting agreements are more fully described and filed with the Company’s Current Report on Form 8-K filed with the SEC on August 22, 2024.

On December 10, 2024, the Company, and Tactical, entered into an amendment (the “Amendment No. 1”) to the Original Business Combination Agreement, by and between the Company andTactical. The Amendment No. 1 provides that, among other things, upon a delisting from The Nasdaq Stock Market, the Company will use commercially reasonable efforts to list its securities on the OTC Markets Group. As a condition to closing the Business Combination, the Company must relist its securities on The Nasdaq Stock Market.

On January 28, 2025, the Company and Tactical entered into Amendment No. 2 (the “Amendment No. 2” and with Amendment No. 1 and the Original Business Combination Agreement, the “Business Combination Agreement”) to the Original Business Combination Agreement, by and between the Company andTactical that provides that certain recently issued convertible debentures of Tactical (and future issuances of convertible debentures by Tactical, if any, to the extent permitted under the Business Combination Agreement) shall be subject to the same terms under the Business Combination Agreement, and shall be subject to the same treatment upon closing of the Business Combination, as certain existing convertible debentures issued by Tactical and already subject to the terms of the Business Combination Agreement.

OTC Listing

As previously announced, our Plum Class A Shares, warrants and units were subject to delisting under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”) if we did not regain compliance with such rules prior to or on January 27, 2025. As a result, after market close on January 27, 2025, trading in our securities was suspended on Nasdaq with immediate effect. A Form 25-NSE was later filed with the SEC, which terminated the listing of our securities on Nasdaq.

On January 28, 2025, our Plum Class A Shares, warrants and units were listed and began trading on the Pink Current tier of the OTC Markets. Our Plum Class A Shares, warrants and units are listed under the symbols “PLMJF”, “PLMWF”, and “PLMUF”, respectively.

Promissory Note

On January 27, 2025, the Company entered into a promissory note with the Sponsor (the “Second Sponsor Promissory Note”), pursuant to which the Sponsor loaned $100,000 to the Company. The Second Sponsor Promissory Note bears no interest. The principal amount is to be repaid at the earlier of (i) the consummation of the Business Combination, (ii) the date of liquidation, or (iii) 90 calendar days after entering into the promissory note. If the Company does not consummate the Business Combination or there is a liquidation, the Second Sponsor Promissory Note will not be repaid and the principal amount will be forgiven, except to the extent there are funds available to the Company outside of the Trust Account to make repayment.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities for the years ended December 31, 2024 and 2023 were organizational activities, identifying a target company for a business combination, entering into a definitive business combination agreement, and taking steps to complete an Initial Business Combination. We do not expect to generate any operating revenues until after the completion of our Initial Business Combination. We will generate non-operating income in the form of interest and dividend income on cash and investments held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. For a discussion of 2022, please refer to the Item 7A. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on July 1, 2024.

For the year ended December 31, 2024, we recorded net loss of $2,561,229, which resulted from operating and formation costs of $3,023,383 and a loss on the changes in fair value of warrant liability of $1,447,101, partially offset by interest and dividend income on investments held in the Trust Account of $1,909,255.

For the year ended December 31, 2023, we recorded net income of $10,418,629, which resulted from interest and dividend income on investments held in the Trust Account of $10,686,002, deal termination income of $374,975, a gain on a waiver of deferred underwriting commissions by underwriter allocated to Public Warrants of $336,175, a gain on the changes in fair value of convertible promissory note — related party of $95,941, and interest income on the bank account of $654, partially offset by operating and formation costs of $833,935, and a loss on the changes in fair value of warrant liability of $241,183.

Liquidity, Going Concern and Capital Resources

For the year ended December 31, 2024, net cash used in operating activities was $952,449, which resulted from interest and dividend income on the investments held in the Trust Account of $1,909,255 and net loss of $2,561,229, partially offset by changes in working capital of $1,912,059 a change in fair value of warrant liabilities of $1,447,101, and stock-based compensation of $158,875.

For the year ended December 31, 2023, net cash used in operating activities was $1,558,003, which was due to interest and dividend income on the investments held in the Trust Account of $10,686,002, a gain on waiver of deferred underwriting commissions by underwriter of $336,175, and a gain on the changes in fair value of the convertible promissory note — related party of $95,941, partially offset by net income of $10,418,629, a loss on the changes in fair value of the warrant liability of $241,183, and changes in working capital of $1,099,697.

For the year ended December 31, 2024, net cash provided by investing activities was $133,609,215, which was primarily due to cash withdrawn from the Trust Account to pay redeeming shareholders of $134,059,215, partially offset by cash deposited into the Trust Account of $450,000.

For the year ended December 31, 2023, net cash provided by investing activities was $139,938,808, which was due to cash withdrawn from the Trust Account to pay redeeming shareholders of $140,838,808, partially offset by cash deposited into the Trust Account of $900,000.

For the year ended December 31, 2024, net cash used in financing activities was $132,629,348, which was due to payments of cash to redeeming shareholders of $134,059,215, partially offset by proceeds for extension payments from the Old Sponsor of $225,000 and proceeds from Sponsor Promissory Notes related party of $1,204,867.

For the year ended December 31, 2023, net cash used in financing activities was $139,107,674, which was due to payments of cash to redeeming shareholders of $140,838,808 and a repayment of advance from the Former Sponsor of $6,000, partially offset by proceeds from promissory note — related party of $451,134, proceeds from the convertible promissory note — related party of $1,280,000 and proceeds of advance from the Former Sponsor of $6,000.

As of December 31, 2024 and 2023, we had cash of $27,418 and $0 held outside the Trust Account. We will use these funds to primarily identify and evaluate prospective partner businesses, perform business due diligence on prospective partner businesses, travel to and from the offices, plants or similar locations of prospective partner businesses or their representatives or owners, review corporate documents and material agreements of prospective partner businesses, and structure, negotiate and complete a business combination, and take steps to complete an Initial Business Combination.

We intend to use substantially all of the remaining funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions), to complete our Initial Business Combination. We may withdraw interest income (if any) to pay income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our Initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the prospective partner, make other acquisitions and pursue our growth strategies.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our Initial Business Combination, we may repay such loaned amounts. In the event that our Initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination company at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our Initial Business Combination, we do not expect to seek loans from parties other than the Sponsor, members of our management team or any of their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of December 31, 2023, the Former Sponsor has forgiven the funds loaned in connection with the Working Capital Loan (as defined in Note 5 of the accompanying financial statements).

We have incurred and expect to continue to incur significant costs in pursuit of our Initial Business Combination. As such, we may have insufficient funds available to operate our business for the next 12 months from the date of these financial statements. If we do not complete a business combination, we may have insufficient funds available to operate our business beyond the next 12 months. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our IPO and the sale of the private placement warrants and may as a result be required to seek additional financing to complete such proposed Initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our Initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

As of December 31, 2024, we had $27,418 in cash held outside of the Trust Account and a working capital deficit of $3,064,428, which may not be sufficient for us to operate for at least the next 12 months from the issuance of these financial statements. The Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan us funds as may be required under the Working Capital Loans. There is no assurance that our attempts to find a partner for an Initial Business Combination will be successful or successful within the Combination Period or that the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required under the Working Capital Loans (as defined in Note 5 of the accompanying financial statements). In August 2023, we entered into a $1,500,000 Working Capital Loan with APTM Sponsor Sub LLC to help cover monthly Trust Account contributions and other working capital needs. There is no guarantee that these funds will be sufficient to support all of our working capital needs.

The Company will have until July 30, 2025 to complete an Initial Business Combination. If an Initial Business Combination is not consummated by July 30, 2025 there will be a mandatory liquidation and subsequent dissolution of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Codification (“ASC”) Topic 205-40 Presentation of Financial Statements — Going Concern, management has determined the factors disclosed above including the July 30, 2025 Combination Period deadline raise substantial doubt about the Company’s ability to continue as a going concern for the next 12 months from the date that these financial statements are filed. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2024 or 2023.

Contractual Obligations

Registration and Shareholder Rights Agreement

The holders of the Founder Units, Private Placement Units, warrants underlying the Founder Units and Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Plum Class A Shares issuable upon the exercise of the warrants underlying the Founder Units and Private Placement Units and units issued upon conversion of the Working Capital Loans) have registration and shareholder rights to require us to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding re-sale demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an Initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. On August 5, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $32,500,000. On September 11, 2021, the remaining option expired.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,650,000 in the aggregate, upon the closing of the IPO and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $9,887,500 in the aggregate will be payable to the underwriters for deferred underwriting commissions. On December 27, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential business combination of the Company. Of the total $9,887,500 waived fee, $9,551,325 was recorded as a reduction to accumulated deficit and $336,175 was recorded as a gain on the waiver of deferred underwriting commissions by underwriters in the statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.

Subscription and Sponsor Promissory Note Agreement

On January 3, 2024, the Company, the Sponsor and Investor entered into a Subscription Agreement, pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments to the Trust Account and working capital for the Company, including $250,000 upon the execution of the Subscription Agreement and $250,000 on February 20, 2024 and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s Initial Business Combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its common stock to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement. If the Company’s Initial Business Combination does not occur, the Sponsor will not forfeit any shares.

In July 2024, the Company entered into a promissory note with Mercury Capital (the “Sponsor Promissory Note”), pursuant to which the Sponsor may loan up to $1,500,000 to the Company. The funds that will be loaned to the Company under the Sponsor Promissory Note consist of a portion of the up to $1,500,000 that was loan to the Sponsor by the Investor pursuant to the Subscription Agreement. If the Company completes a Business Combination, the Company would repay the Sponsor Promissory Note. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Promissory Note, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company accounts for the Sponsor Promissory Note within the scope of ASC 815 and has elected to bifurcate the embedded derivative within the convertible promissory note. The fair value of the embedded conversion feature upon the issuance of the Sponsor Promissory Note is de minimis.

The outstanding balance under the Sponsor Promissory Note as of December 31, 2024 was $1,204,867. This balance includes deposits made into the Trust Account by the Sponsor of $112,500 each on January 9, 2024 and January 24, 2024, payments made by the Sponsor on behalf of the Company totaling $243,867, and total draw of $736,000.

Non-Redemption Agreements

On each of January 17, 2024, January 23, 2024, and January 24, 2024, the Company and the Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with one or more unaffiliated third party or parties (the “Investors”) in exchange for each such third party or third parties agreeing not to redeem certain public Plum Class A Shares, $0.0001 par value per share of the Company sold in its initial public offering (the “Non-Redeemed Shares”) at the Adjourned Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of 1 Founder Share for each 4 Non-Redeemed Shares. The Company estimated the aggregate fair value of 331,180 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $367,610 or $1.11 per share. The fair value was determined using a discount for the probability of an Initial Business Combination of 10.95% and a discount of 5% for the lack of redemption rights and the value per Founder Shares as of the valuation date of $10.71. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, the indirect economic interest in the Founder Shares was recognized by the Company as a capital contribution in accordance with Staff Accounting Bulletin Topic 5T by the Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Consulting Agreement — Stock Based Compensation

On February 12, 2024, the Sponsor entered into an independent contractor agreement and securities transfer agreement concurrently with the Company’s Chief Financial Officer, for services related to due diligence of potential business combination partners and assisting with the negotiation and closing of an Initial Business Combination for the Company. The Chief Financial Officer is entitled to receive a fee for service of $12,500 paid in amounts of $6,250 semi-monthly until the Company completes its Initial Business Combination. These payments will be recorded as operating expenses of the Company. Additionally, the Sponsor has agreed to transfer 365,000 Founder Shares and 175,000 Founder Warrants of the Company to the Chief Financial Officer. At the earlier of the termination of the agreement and an Initial Business Combination, the Chief Financial Officer has agreed to surrender a portion of the Class B ordinary shares based on the cash compensation paid multiplied by 1.5, up to a maximum of 165,000 Founder Shares. Lastly, the Chief Financial Officer shall be paid a success fee of $50,000 that is contingent upon the closing of the Initial Business Combination. The compensation expense related to the Founder Share transfer will be amortized on a straight-line basis from the grant date of February 12, 2024 (the date at which the independent contractor agreement was signed, and the date at which all parties reached a mutual understanding of the key terms and conditions of the share-based payment) to November 1, 2024 (vesting period of 8 months). Such Investment Advisory Agreement was accounted for under ASC 718.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Net (Loss) Income Per Ordinary Share

Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the period. Accretion associated with the redeemable Plum Class A Shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the (loss) income per share calculation allocates (loss) income shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net (loss) income per share is the same for Class A and Class B ordinary shares. We have not considered the effect of the warrants sold in the IPO, Private Placement, warrants included in the founder units issued to our Former Sponsor to purchase an aggregate of 12,059,166 shares, or the effects of the 803,245 warrants that would be issuable upon conversion of the Subscription Agreement (as defined in Note 5 of the accompanying financial statements) in the calculation of diluted (loss) income per share, because the exercise of the warrants are contingent upon the occurrence of future events. The Private Placement Shares (as defined in Note 4) that may be issued upon conversion of the Working Capital Loan are issuable at the option of the holder.

Class A Ordinary Shares Subject to Possible Redemption

All of the 28,250,000 Plum Class A Shares sold as part of the units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within our control require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity. In connection with the July Extraordinary General Meeting, the holders of 13,532,591 Plum Class A Shares, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808. After those redemptions, approximately $153,169,659 remained in the Company’s trust account. On January 29, 2024, 12,433,210 Plum Class A Shares were tendered for redemption by shareholders for a total value of $134,059,215. The payments for these redemptions took place on February 27, 2024, after which $24,629,032 remained in the Company’s Trust Account. On January 16, 2025, the holders of 2,132,366 Plum Class A Shares elected to redeem at approximately $11.24 per share, for an aggregate redemption amount of $23,975,464. After redemptions, $1,707,149 remained in the Trust Account. After the redemptions, there are 151,833 Plum Class A Shares subject to possible redemption remaining outstanding.

We recognize changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

Promissory Note — Related Party

We account for the Working Capital Loan (as defined in Note 5) under ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). We have made the election under ASC 815-15-25 to account for the Working Capital Loan under the fair value option. As of December 31, 2024, there was no principal amount outstanding under the Working Capital Loan, as the Working Capital Loan was forgiven by the Sponsor. The aggregate fair value of the Working Capital Loan upon issuance was $219,441. The aggregate fair value of the Working Capital Loan was $123,500 upon forgiveness. The Working Capital Loan was forgiven by the Sponsor on December 27, 2023. We account for the Sponsor Promissory Note (as defined in Note 5) within the scope of ASC 815 and has elected to bifurcate the embedded derivative within the convertible promissory note. The fair value of the embedded conversion feature upon the issuance of the Sponsor Promissory Note is de minimis. The outstanding balance under the Sponsor Promissory Note as of December 31, 2024 was $1,204,867.

Warrant Liabilities

We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants (as defined in Note 3) was estimated using a binomial/lattice model and the initial and subsequent fair value of the Founder Warrants (as defined in Note 5) and Private Placement Warrants (as defined in Note 4) was estimated using a Black-Scholes Option Pricing Model (see Note 9). Due to the options pricing model not producing a meaningful volatility for the Founder Warrants and Private Placement Warrants as of December 31, 2024 and 2023, the fair value of the Founder Warrants and Private Placement Warrants were set equal to the fair value of the Public Warrants.

Critical Accounting Estimates

Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, costs and expenses and related disclosures. Our critical accounting estimates are those estimates that involve a significant level of uncertainty at the time the estimate was made, and changes in them have had or are reasonably likely to have a material effect on our financial condition or results of operations. Accordingly, actual results could differ materially from our estimates. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our most critical accounting estimate includes determining the accruals associated with third party providers, the valuation of the Public and Private Placement Warrants, and the valuation of Founder Shares that will be issued in relation to the Non-Redemption Agreements and the consulting agreement.

Recent Accounting Standards

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. The update will be effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities are required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU became effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the financial statements. See Note 10 for further information.

Evaluation of Disclosure Controls and Procedures

As of December 31, 2024, under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer (together, the “Certifying Officers”), we carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on the foregoing, our Certifying Officers concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this proxy statement/prospectus. The Company identified a material weakness in internal controls related to the compliance with an agreement we entered during the fiscal year ended December 31, 2023, and the recording of necessary accruals in relation to that agreement. Additionally, the Company identified a material weakness in internal controls in relation to proper recording of accruals and stock-based compensation.

As a result, we performed additional analysis as deemed necessary to ensure that the financial statements included in this proxy statement/prospectus were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Annual Report on Form 10-K fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows as of the dates, and for the periods presented, in conformity with U.S. GAAP.

Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Certifying Officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Our management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives, and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Management has implemented remediation steps to improve our internal control over financial reporting. Specifically, we expanded and improved our review process for accrued, deferred or contingent expenses and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identifying third-party professionals with whom to consult on complex questions regarding accounting for accrued, deferred or contingent expenses, and improving the processes for sharing, approving and evaluating contractual arrangements and invoices related to accrued, deferred or contingent expenses. We believe that the actions described above will be sufficient to remediate the identified material weakness and strengthen our internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

As required by SEC rules and regulations implementing Section 404 of the Sarbanes-Oxley Act, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that:

(1)     pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of our company,

(2)     provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

(3)     provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect errors or misstatements in our consolidated financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2024. In making these assessments, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework (2013). Based on our assessments and those criteria, management determined that our internal control over financial reporting were not effective as of December 31, 2024.

This proxy statement/prospectus does not include an attestation report of internal control from our independent registered public accounting firm due to our status as an emerging growth company under the JOBS Act.

BUSINESS OF TRC AND CERTAIN INFORMATION ABOUT TRC

Description of Business

TRC is a mineral exploration company engaged in the acquisition, exploration, and development of rare earth mineral properties. TRC was incorporated under the BCBCA on June 25, 2018. The principal business of TRC is the exploration and development of rare earth elements (“REE”) through the Peak REE Project. TRC is a reporting issuer in British Columbia, Alberta and Ontario. Our principal executive office is located at 1055 West Georgia St., 1500 Royal Centre, Vancouver, British Columbia, V6E 4N7, Canada.

Rare earth elements are a group of chemically similar elements that usually are found together in nature — they are referred to as the “lanthanide series,” as well as the elements scandium and yttrium, which tend to occur in the same deposits as lanthanides and exhibit similar chemical properties. These individual elements have a variety of characteristics that are critical in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications. Without these elements, multiple high-tech technologies would not be possible. These technologies include:

•        semiconductors,

•        cell phones,

•        computer and television screens,

•        permanent magnets for electric vehicles,

•        clean energy technologies, such as hybrid and electric vehicles, solar panels and wind power turbines,

•        optoelectronic sensors for artificial intelligence and self-driving cars,

•        numerous national defense and military applications, such as guidance and control systems and global positioning systems, and

•        advanced water treatment technology for use in industrial and military.

Because of these applications, global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses. Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China.

Peak REE Project

The Sierra Blanca Quarry is approximately five miles northwest of the Town of Sierra Blanca, Hudspeth County, Texas, and 68 miles southeast of the City of El Paso, Texas. Sierra Blanca Quarry, LLC (“SBQ”) operates a railway ballast mine and crushing plant at the Sierra Blanca Quarry for the recovery of rhyolite, granite, and other similar igneous rocks. As part of the railway ballast production, SBQ generates waste tailings that are stockpiled on site. TRC is developing a materials project using these tailings known as the Peak REE Project that, if and when developed, initial tests indicate could produce rare earth materials.

The Sierra Blanca Quarry is defined by three mining leases with a combined contiguous area of 2,680 acres, which are easily accessed year-round via Interstate 10 between El Paso and Sierra Blanca. The leases are owned 100% by SBQ. Mining Lease M-114769, which is the focus of the Peak REE Project and the Offtake Agreement (defined below), comprises 1,803 acres (or 67% of the overall property). The Peak REE Project focuses on the tailings material produced within Mining Lease M-114769. TRC acquired its interest in the Peak REE Project from Peak 6891 LLC (“Peak”), which was party to an agreement with SBQ, Dennis Walker and Becky Dean Walker (the “Offtake Agreement”), pursuant to which Peak was granted the rights to acquire certain crushed materials and tailings materials extracted by SBQ from the Sierra Blanca Quarry. On July 14, 2021, TRC entered into an assignment and assumption agreement (the “SBQ Assignment Agreement”) with Peak, pursuant to which Peak assigned all of its rights and obligations under the Offtake Agreement to TRC.

The term of the Offtake Agreement is 15 years, renewable for so long as SBQ is directly or indirectly the holder of the Mining Lease M-114796. The agreement stipulates: (a) historical stockpiles of not less than four million tons of tailings material on the leased premises (b) commencing in 2022, a delivery schedule in which SBQ estimates the annual tailings production, and (c) an exclusive one-time option granted to TRC to purchase all membership interest in SBQ. The Peak REE Project is not dependent upon the exercise of this option, and there can be no assurance that this option will be exercised. SBQ is obligated to transport the selected tailings from the quarry to any proposed future TRC processing facility. TRC has not yet completed a work program on the tailings to be acquired pursuant to the SBQ Agreement, and there is no guarantee that such tailings will have economically recoverable REEs.

SBQ currently mines rhyolite and rhyolite porphyry that form the Sierra Blanca laccolith to produce railway ballast. The overall footprint of the mine is approximately 1.7 miles east-west by 0.75 miles north-south and is composed of two sub-areas that include (a) the active mine excavation and crushing area, and (b) a wash plant and railcar loading area. The tailings material at the quarry consists of discarded ballast rhyolite crush fragments of less than three-quarters of an inch in size. The tailings stockpile dumps are situated in organized stockpiles throughout the mine site and form either as topographic highs or infill in previously excavated areas.

TRC has been investigating the rare earth element potential of the tailings material derived from the ballast mining activity. Historical and current tests conducted by TRC show that the tailings material has elevated rare earth elements.

In 2021, TRC commissioned Tigren Inc. of Sparks, NV, to conduct a sampling program at the Sierra Blanca Quarry. A total of 40 samples were collected at various tailings locations within the Sierra Blanca Quarry. The samples were subjected to two analytical batch tests at American Assay Laboratories Inc. in Elko, NV, the first by Tigren Inc. and the second by TRC. The analytical work included testing for lithium + rare earth elements, multi-elements, whole rock, and specific gravity measurements.

Based on the geochemical analytical results, the chondrite normalized rare earth element profiles show the tailings material has elevated rare earth elements and distinct, anomalous, negative Eu anomalies. The tailings material is also enriched in high field strength and large-ion lithophile elements that include, for example, Li, Be, Nb, Rb, Y, and Zr.

TRC initiated mineralogical investigations at the University of Texas to obtain a better understanding of the mineralogy and chemistry that constitutes the Peak REE Project tailings material. Backscattered electron gigapan images and energy-dispersive X-ray spectra experiments were conducted on four samples that yielded common accessory minerals including cassiterite (SnO2), columbite (Fe2+Nb2O6), yttrofluorite (Ca0.7Y0.3F2.3), yttrocerite (CaF2+ (Y,Ce)F3), thorite ((Th,U)SiO4), and zircon (ZrSiO4).

During June to August 2022, a metallurgical test program was completed on behalf of TRC by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of the rare earth elements and lithium. The 40 TRC field samples collected in 2021 were composited into 3 ‘Tails’ samples for metallurgical testing. The head assay values of the composite tail samples correlate well with the field sample assay test work, which shows the metallurgical test samples were representative of the field sample Sierra Blanca tailings material. Scoping bottle roll, agitated tank, acid tank and water leach tests were conducted.

Recent Corporate Events

Business Operations

We are currently working on our Phase 1 Technical Work Program to evaluate the Peak REE Project to assess the potential of processing the tailings into rare earth metals. This program consists of:

•        Sample Characterization:    Establishing a foundational GeoMetallurgical database for ongoing and subsequent studies of the tailings materials. Testing is complete, with data analysis and reporting ongoing.

•        Bench-scale Leach Testing:    Evaluating leach processes and optimizing extraction efficacy at fine particle sizes. Testing is complete, with data analysis and reporting ongoing.

•        Bulk-scale Leach Testing:    Examining leaching methods and extraction efficacy at coarser particle sizes. Vat-Leach and Column Leach Testing is complete, with data-analysis ongoing.

•        Permeability Testing:    Investigating hydraulic conductivity characteristics of potential feed blends. Testing is complete, with data-analysis and reporting ongoing.

•        Desktop Benchmarking and Scoping Study:    Assessing key value drivers and potential economic viability of the project. This study is ongoing.

Our primary business strategy is to advance our Peak REE Project to commercial production should we determine that the tailings are convertible into REEs. We are focused on obtaining additional funds to carry out our Phase 1 Technical Work Program. We will need to secure significant project financing necessary to complete studies, detailed design, development, and construction of processing facilities for the Peak REE Project. TRC is also actively involved in the development of innovative metallurgical processing techniques to further unlock REE project development. The total costs that TRC has incurred in connection with the Peak REE Project as of July 31, 2024 is approximately $0.9 million. TRC is not aware of any encumbrances against the property other than the contractual obligations described herein.

Competitive Business Conditions

There is significant competition within the minerals industry to discover and acquire mineral properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities. In addition, we compete with others in efforts to obtain financing to acquire and explore mineral properties, acquire and utilize mineral exploration equipment, and hire qualified mineral exploration personnel. We may compete with other mining companies for mining claims in regions adjacent to our existing claims, or in other parts of the world should we dedicate resources to doing so in the future. These companies may be better capitalized than us and we may have difficulty in expanding our holdings through the staking or acquisition of additional mining claims or other mineral tenures.

In competing for qualified mineral exploration personnel, we may be required to pay compensation or benefits relatively higher than those paid in the past, and the availability of qualified personnel may be limited in high-demand mining periods, such as was the case in past years when the price of gold and other metals was higher than it is now.

Cycles

The mining business is subject to mineral price cycles. The marketability of minerals and mineral concentrates is also affected by worldwide economic cycles. At the present time, strong demand for some minerals in many countries is lifting commodity prices, although it is difficult to assess how long such trends may continue. Fluctuations in supply and demand in various regions throughout the world are common.

As TRC is a development stage issuer and has not yet generated any revenue from the operation of the Peak REE Project, it is not currently significantly affected by changes in commodity demand and prices, except to the extent that same impact the availability of capital for mineral exploration and development projects. As it does not carry on production activities, TRC’s ability to fund ongoing exploration is affected by the availability of financing, which is, in turn, affected by the strength of the economy and other general economic factors.

Economic Dependence

TRC’s business is dependent on the Offtake Agreement as well as SBQ holding Mining Lease M-114796. Otherwise, TRC’s business is not substantially dependent on any contract such as a contract to sell the major part of its product or services or to purchase the major part of its requirements for goods, services or its raw materials, or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which its business depends.

Government Regulation

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency (the “EPA”) and the United States Army Corps of Engineers (the “USACE”) as well as the various state and local environmental protection agencies. The regulations address many environmental issues relating to air, soil, and water contamination, and apply to many mining related activities including exploration, mine construction, mineral extraction, materials milling, water use, waste disposal, and use of toxic substances. In addition, we may be to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals, taxation, data protection, and data security. Many of the regulations require permits or licenses to be obtained, the absence of which and/or inability to obtain such permits or licenses would adversely affect our ability to conduct our exploration, development, and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

General

While none of the lands on which the Peak REE Project is proposed to be built are owned by the U.S. Government, mining rights on public lands are governed by the General Mining Law of 1872, as amended, which allows for the location of mining claims on certain federal lands upon the discovery of a valuable mineral deposit and compliance with location requirements. The exploration of mining properties and development and operation of mines is governed by both federal and state laws. Federal laws that govern mining claim location and maintenance and mining operations on federal lands are generally administered by the Bureau of Land Management. Additional federal laws, governing mine safety and health, also apply. State laws also require various permits and approvals before exploration, development or production operations can begin. Among other things, a reclamation plan must typically be prepared and approved, with financial assurance provided in the amount of projected reclamation costs. The financial assurance is used to ensure that proper reclamation takes place and will not be released until that time. Local jurisdictions may also impose permitting requirements, such as conditional use permits or zoning approvals.

Environmental Regulation

Mineral projects are subject to various federal, state and local laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. The development, operation, closure, and reclamation of mining projects in the U.S. requires numerous notifications, permits, authorizations, and public agency decisions. Compliance with environmental and related laws and regulations will require us to obtain permits issued by regulatory agencies and to file various reports and keep records of our operations. Certain of these permits will require periodic renewal or review of their conditions and may be subject to a public review process during which opposition to our proposed operations may be encountered. We are currently operating under various permits for activities connected to mineral exploration, reclamation, and environmental considerations. Our policy is to conduct business in a way that safeguards public health and the environment. We believe that our operations are conducted in material compliance with applicable laws and regulations. While currently SBQ is the legal and beneficiary holder of the Project Lease and the agreement between SBQ and TRC for the Peak REE Project is solely related to the sale and purchase of tailings such that TRC is not bound by any environmental liabilities related to the Quarry mining activity at this time, TRC’s future operations, including the exercise of its option to acquire SBQ, could expose TRC to potential environmental claims.

Changes to current local, state, or federal laws and regulations in the jurisdictions where we may operate could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

Environmental Regulation — U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint, and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring clean-up actions and/or demands for reimbursement for government-incurred clean-up costs or natural resource damages. It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA, and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended (“CAA”), restricts the emission of air pollutants from many sources, including mining and processing activities. Any future processing operations by TRC may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare either a detailed statement known as an Environmental Impact Statement (“EIS”), or a less detailed statement known as an Environmental Assessment (“EA”). The EPA, other federal agencies, and any interested third parties can review and comment on the scope of the EIS or EA and the adequacy of any findings set forth in the draft and final EIS or EA. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the U.S. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit or Stormwater Pollution Prevention Plan for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the U.S. unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal, and administrative penalties for unauthorized discharges of pollutants, and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining-related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third-party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Human Capital

TRC’s ability to continue to progress the Peak REE Project will depend on its ability to attract and retain individuals with (among other skills) financial, administrative, engineering, geological and mining skills, and knowledge of our industry and targeted markets. Much of the necessary specialized skills and knowledge required by TRC as a mineral exploration company are available from TRC’s current management team and Board of Directors. Substantially all of TRC’s current management, including its executive officers, is provided by consultants rather than pursuant to typical employment arrangements.

As of July 31, 2024, we had no employees. We use consultants with specific skills to assist with various aspects of our corporate affairs, project evaluation, due diligence, corporate governance and property management.

Our compensation programs are designed to align compensation of our service providers with TRC’s performance and to provide the proper incentives to attract, retain and motivate these individuals to achieve superior results. The structure of our compensation programs balances competitive wages and benefits and incentive earnings for both short-term and long-term performance.

Oversight is provided by TRC’s Board of Directors and, for specific areas of performance, by committees of the Board of Directors.

Available Information

We maintain a website at http://www.tacticalresources.com. Our Common Shares are currently listed on the TSX-V and we file required reports on SEDAR+, which are available on our website, free of charge.

We are not including the information contained on or accessible through our website or the SEC’s website as a part of, or incorporating it by reference into, this proxy statement/prospectus.

TECHNICAL REPORT SUMMARY

The information set forth below is supported by the Technical Report, Geological Introduction to Tactical Resources Corp.’s Peak Rare Earth Element Project, Texas, United States, prepared by: D. Roy Eccles, M.Sc., P. Geol. of APEX Geoscience Ltd. and Norman Chow M.A.Sc. P. Eng, of Kemetco Research Inc. and, effectively dated September 15, 2022 (the “Qualified Person’s Report”). The authors are defined as Qualified Persons within NI 43-101 and S-K 1300. The geological introduction technical report that was prepared for TRC in accordance with Canadian Institute of Mining and Metallurgy (CIM) Mineral Exploration Best Practice Guidelines (2018). The CIM-compliant NI 43-101 technical report (the “NI 43-101 Peak REE Project Technical Report”) for the Company’s rare earth element project (the “Peak REE Project”) and S-K 1300 Peak REE Project Technical Report Summary, filed as Exhibit 99.2 to the registration statement of which this proxy statement/prospectus is a part. The objective of the Peak REE Project is to assess the tailings material produced by SBQ within the Project Lease, and more specifically, the Quarry, for its Rare Earth Element potential. A copy of the Qualified Person’s Report is included as Annex O, to this proxy statement/prospectus.

Property Description

The Sierra Blanca Quarry (the “Quarry”) property is defined by three Mining Leases (M-114769, M-120354, and M-120355) with a combined contiguous area of 2,680 acres. The leases are owned 100% by Sierra Blanca Quarry LLC (“SBQ”). Mining Lease M-114769 (the “Project Lease”), which is the focus of Peak REE Project, comprises 1,803 acres (or 67% of the overall property). SBQ operates a railway ballast mine and crushing plant at the Quarry for the recovery of rhyolite, granite, and other similar igneous rocks. As part of the railway ballast production, SBQ generates waste tailings that are stockpiled within the Project Lease.

The Quarry is on the northeast corner of the Sierra Blanca laccolith. The Peak REE Project is within Universal Transverse Mercator (UTM) Zone 13N and North American Datum 83 (NAD83). The approximate center of the Peak REE Project is in UTM coordinate system at 459774 m Easting, 3458162 m Northing and in the geodetic coordinate system at Latitude 31.2570° N, Longitude 105.4225° W. Set forth below are two maps showing the general and specific location of the Quarry. (See Section 4.1 of the Qualified Person’s Report).

The Sierra Blanca range in west Texas consists of a series of five separate igneous intrusions that form as peaks, or domes, or laccoliths, that pop up intermittently over an area of approximately 35 square miles. The laccoliths were emplaced in the western calc-alkalic side of the Trans-Pecos Magmatic Province and are composed of leucocratic, aphanitic to porphyritic rhyolite or rhyolite porphyry. Consequently, the laccoliths form as topographic highs due to the resistive nature of the rhyolite.

The Peak REE Project is located on the northwest side of the Sierra Blanca laccolith. The laccolith dome is composed primarily of a Tertiary rhyolite porphyry, along with less common dykes and sills, that collectively intruded a sequence of Cretaceous sedimentary rocks. The rhyolite can be described as an “evolved rhyolite”, or a late-stage magmatic rock with a long process/history of fractional crystallization.

Infrastructure

The Peak REE Project is located within the Quarry, approximately five miles northwest of the Town of Sierra Blanca, TX, and 68 miles southeast of the City of El Paso, TX. The Project is approximately 4.5 miles north of U.S. Interstate 10 (I-10), between El Paso and Sierra Blanca. I-10 is the fourth-longest Interstate in the U.S. running from the Pacific coast in California to the Atlantic coast in Florida. Turning north off I-10, the Quarry mine site it is accessible via a rhyolite crush material service road due north for about six miles. (See Section 5 of the Qualified Person’s Report).

The nearest major airport is the El Paso International Airport in El Paso, TX. A major rail line operated by the Union Pacific Railroad Company has a spur line that runs through the Project Lease. Rail cars for ballast loading are owned by the Union Pacific Railroad Company. Union Pacific Railroad Company is a freight-hauling railroad that operates 8,300 locomotives over 32,000 mile routes in 23 U.S. states west of Chicago and New Orleans. Consequently, the access infrastructure related to the Peak REE Project is good and would allow for rail and/or truck transportation of the Quarry tailings — and/or potential products derived from the tailings — to any future defined points of the delivery as designated by TRC.

As of 2020, the population in Hudspeth and El Paso counties was 3,202 and 867,657 individuals, respectively, including 832 persons in the Town of Sierra Blanca, TX. Skilled workers for the Peak REE Project processing facility could be obtained in Hudspeth County, El Paso County, or other surrounding cities if any future processing facility is opened at the Quarry or nearby. At present, and depending on contracts, SBQ operates a quarry work schedule of 10 hours/day and the Quarry is operational from September to June (reduced work shifts and/or mine shutdown during the heat of summer).

Powerlines extend directly to the Quarry mine site with a voltage of 120/480 volts. It is likely that the power would need to be upgraded to operate any future REE processing facility at the Quarry mine site. Water to supply the Quarry mining activity and wash plant is pumped from a subsurface aquifer located at a depth of approximately 1,200 feet.

460000
465000
3460000
3455000
N
M-120354
Peak
REE Project
M-114769
M-120355

Legend

Sierra Blanca Quarry, LLC Leases, Lease #

TACTICAL RESOURCES

Peak REE Project, Texas, USA

Sierra Blanca Quarry Leases

1:60,000	UTM N83 Zone 13	June 2022

0 3
Kilometers

APEX Geoscience Ltd.

Property Ownership Summary

The property covering the Sierra Blanca laccolith was first obtained by Cabot Corporation (“Cabot”) in 1984 for beryllium exploration. Cabot subsequently entered a joint venture agreement with Cyprus Metals Company (“Cyprus”) in 1987 to continue beryllium exploration. Throughout the 1990s, the property fell back under control of the GLO after Cyprus terminated its beryllium exploration programs. In 2007, SBQ acquired the Sierra Blanca laccolith Property with the intent of excavating the rhyolite porphyry that constitutes most of the Sierra Blanca laccolith. (See Sections 4.2 through 4.5 of the Qualified Person’s Report).

SBQ first entered into a 15-year agreement with the State of Texas on February 1, 2013, in accordance with Chapter 53, Subchapter B, of the Texas Natural Resources Code for the grant of the Project Lease (1,803 acres). Subject to an extension, the Project Lease expires in February 2028. SBQ now operates a rhyolite-sourced railway ballast quarry and crushing plant. SBQ subsequently entered into 5-year agreements with the State of Texas on August 14, 2020, for Mining Leases M-120354 (640 acres) and M-120355 (240 acres), which are contiguous to the Project Lease. The three Mining Leases, collectively, encompass a total area of 2,680 acres and expire in [August 2025].

The Project Lease was granted for the purpose of prospecting for, exploring for, producing, developing, mining, extracting, milling, removing, and marketing the following: Rhyolite, granite, and other similar igneous rocks and the rocks, minerals and mineral substances that are contained in or are necessarily and actually produced in conjunction with or incidental to the named material.

The Project Lease provides SBQ with all rights with respect to the surface and subsurface thereof for any, and all, purposes, together with the rights of ingress and egress and use of the property and its mineral lessees, for purposes of exploring for and producing the minerals which are not covered by the terms of the lease, but which may be located within the surface boundaries of the leased area.

With respect to maintenance, $10,000 was paid by SBQ to GLO for the Project Lease, which corresponds to $5.56 per acre on the 1800 acres covered by the Lease. Payments from SBQ to GLO of $100,000 under the Project Lease are due annually.

On June 1, 2021, Peak 6891 LLC (the “Peak LLC”) and SBQ entered into an agreement with respect to the purchase and sale of existing tailings covered under the Project Lease (the “Original Offtake Agreement”). On July 14, 2021, TRC and the Peak LLC executed and delivered an assignment and agreement pursuant to which the Peak LLC agreed to sell to TRC and TRC agreed to purchase the right, title, and interest of the Peak LLC in and to the Original Offtake Agreement. The Original Offtake Agreement provided that SBQ shall subscribe for 10% of the issued shares of the Peak LLC in consideration of the sum of $100.00, and TRC understands that SBQ has made its own arrangements with the Peak LLC with respect to the satisfaction of such condition.

On July 30, 2021, TRC and SBQ executed a purchase and sale agreement (the “Offtake Agreement”) with respect to mine tailings covered under the Project Lease and agreed to terminate the Original Offtake Agreement upon the execution and delivery of this Offtake Agreement. The term of the Offtake Agreement is 15 years, renewable for so long as SBQ is directly or indirectly the holder of the Project Lease as well as all renewals, extensions and new leases of like kind and tenor in the same geographical location as the Project Lease.

On May 13, 2022, TRC and SBQ executed an Amending Agreement that stipulates (1) historical stockpiles of not less than four million tons of tailings material on, about, or under the leased premises, (2) a delivery schedule in which SBQ estimates the annual tailings production, and TRC and SBQ execute purchase agreements on a calendar year basis, and (3) an exclusive one-time option to purchase all membership interest in SBQ.

SBQ operates a ballast mine and crushing plant at the Quarry for the recovery of rhyolite, granite, and other similar igneous rocks. During such operations, SBQ generates waste tailings that are stockpiled within the Project Lease. SBQ estimates that the plant currently generates approximately 2,000 tons of tailings daily when the plant is operational.

SBQ has agreed to sell to TRC, and TRC has agreed to purchase from SBQ, the tailings, in amounts selected by TRC, in its sole discretion, all on and subject to the terms and conditions of the Offtake Agreement and Amending Agreement. It is understood and agreed by both parties that most of the tailings from the leased premises shall be available for sale to TRC, should TRC so choose to purchase such tailings. To date, TRC has not purchased any of the tailings.

Mining Lease agreements in the State of Texas are subject to production royalty payments corresponding to a minimum of 6.25% of the value of the leased minerals produced from the leased premises. The Project Lease is subject to a production royalty of:

•        11% of the market value of the first 350,000 tons of leased minerals produced from the leased premises each year, and,

•        10% of the market value for all production more than the first 350,000 tons of leased minerals produced from the leased premises each year.

The market value is defined as the higher of, at the option of the GLO Commissioner: (1) gross proceeds received by SBQ from the sale of the leased minerals and including any reimbursements for severance taxes and production related costs, or (2) highest price for materials or minerals produced from the leased premises or from other mines and that are comparable in quality to the produced leased minerals. For purposes of computing and paying royalties under the Project Lease, the market value is be presumed to be the gross proceeds received by SBQ pursuant to a bona fide transaction entered at arm’s length with a non-affiliated party of adverse economic interests.

The royalty due may be adjusted at the discretion of the GLO Commissioner if SBQ incurs additional costs outside the performance of its duty to put the leased minerals into a make marketable condition. These additional costs may include post-mining costs such as the cost of upgrading, loading, handling, and transporting the leased minerals to a buyer away from the leased premises, if SBQ incurs these costs pursuant to a bona fide transaction entered at arm’s length with a non-affiliated of adverse economic interests.

An initial minimum advance royalty of $10,000 is to be paid to the GLO immediately upon commencement of production of the leased minerals from the premises leased under the Project Lease. The same minimum advance royalty ($10,000) is to be paid to the GLO in advance for each lease year (as determined by the anniversary date of the lease) in which the leased minerals are produced from the leased premises, regardless of the amount of actual production.

Potential royalty payments associated with any future REE production facility by TRC would include tonnage fees for the tailings material, and mineral worth of the tailings (i.e., REE/ton). The mineral worth royalty payment would be negotiated between TRC and the GLO.

Historical Exploration

The first documented minerals related exploration in the Sierra Blanca range area occurred in 1968 after the discovery of widespread fluoritization at the Sierra Blanca, Round Top, Little Blanca, and Little Round Top volcanic peaks. The fluorite occurrences were explored between 1971 and 1980 before being deemed unprofitable. However, the historical exploration revealed the potential for beryllium, uranium, tin, and zinc. (See Section 1.7 of the Qualified Person’s Report).

In January 1987, Cyprus Metals Company and Cabot Corporation formed a joint venture agreement in which the Sierra Blanca laccolith was subject to shallow drill holes that targeted vein and fault-controlled beryllium mineralization. Cyprus Metals Company reportedly excavated a pit to a depth of 200 feet on the Sierra Blanca laccolith, which was then filled with tailings from the current Quarry mining activity. Cyprus terminated its beryllium exploration and mining programs at Sierra Blanca in 1993.

In 2007, SBQ acquired the Sierra Blanca laccolith Property and has since excavated the rhyolite porphyry as a source of railway ballast for the Union Pacific Railroad Company.

In 2020, the Sortros Group of Companies conducted two small sampling programs — as permitted by SBQ — that resulted in the collection of tailings material and rock samples at the Quarry. Six samples were analyzed for whole rock and trace element, including rare earth metals. The Sortros Group of Companies also commissioned a preliminary metallurgical study in which CVMR (a privately held, metal refining technology provider) proposed the conversion of rare earth oxides to chlorides and then applying vapor phase production techniques to isolate the rare earth chlorides by temperature.

With respect to historical mineral processing, more work is required by TRC to assess rare earth element extraction technologies that are applicable to the Sierra Blanca rhyolite laccolith tailings material.

Current Operations

The Peak REE Project is an early-stage exploration property. Currently, there has been insufficient exploration to allow for an estimate of a mineral resource, nor have any such REE minerals been extracted on a commercial basis. TRC has no equipment or facilities located on the Peak REE Project at this time.

SBQ presently mines rhyolite and rhyolite porphyry that form the Sierra Blanca laccolith to produce railway ballast. The overall footprint of the mine is approximately 1.7 miles east-west by 0.75 miles north-south and is composed of 2 sub-areas that include (1) the active mine excavation and crushing area, and (2) a wash plant and railcar loading area, which also includes part of an historical quarry area that was focused on beryllium, which mostly occurs in contact metasomatic veins and replacements in limestone directly underlying the rhyolite laccolith. (See Section 1.6 of the Qualified Person’s Report).

The tailings material at the Quarry is defined as discarded ballast rhyolite crush fragments of less than three-quarters of an inch in size. The tailings stockpile dumps are situated in organized stockpiles throughout the mine site and form either as topographic highs or infill in previously excavated areas.

TRC is interested in the rare earth element potential of the tailings material derived from the Quarry ballast mining activity. Historical and current exploration conducted by TRC show that the tailings material has elevated rare earth elements, which may be of commercial interest because the elements have become vital to manufacturing numerous high-tech products.

The present-day Quarry mine plan and primary tailings stockpiles are presented in the picture below. The location of mine tailings prior to 2007 (i.e., the Cyprus mine discards), filled the open pit that is presently located in the eastern part of the mine plan and is labelled as “historical quarry” in the picture below.

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Access road
Tailings discard
Active tailings stockpile
Cone crusher
Primary crusher
Rail spur
Wash plant
Active mine face
Historical quarry pit (now filled with tailings)

TACTICAL RESOURCES

Peak REE Project, Texas, USA

Sierra Blanca Quarry Operations

1:12,740	UTM N83 Zone 13	June 2022

0 — 1 Kilometers

APEX Geoscience Ltd.

Permitting.

SBQ is the legal and beneficiary holder of the Project Lease and the agreement between SBQ and TRC for the Peak REE Project is solely related to the sale and purchase of tailings. Therefore, TRC is not bound by any environmental liabilities related to the Quarry mining activity at this time. (See Section 4.6 of the Qualified Person’s Report). That is,

•        The mine permits for the current Quarry operation, which include storm water runoff, air quality, and mine reclamation plans are granted to, and managed by, SBQ.

•        TRC Peak REE Project is an early-stage exploration project, and TRC has yet to consider modifying factors and advanced scoping studies toward development of a REE processing facility, which could be developed on-site at the Quarry, or off-site.

If the Peak REE Project progresses to the developmental stages of an “on-site” REE-from-tailings extraction plant, the following permits — if required — would require consideration by TRC.

•        Air permitting regulations and fees in accordance with the State Texas Commission on Environmental Quality (TCEQ), and federally, by the U.S. Environmental Protection Agency

•        Storm Water — General Construction Permit and Industrial Storm Water Multi-Sector General Permit as regulated by the TCEQ.

•        Public Water System Authorization including Potable Water Usage prior to use of non-municipal water as drinking water source, and Water Right Permit prior to using surface water or runoff as regulated by the State TCEQ.

•        Storge of petroleum products on site as regulated by the TCEQ and an Explosives Permit as regulated by the US Bureau of Alcohol, Tobacco, Firearms, and Explosives.

•        Hazardous Waste Management Activity and Hazardous Waste Permit (RCRA), and Radioactive Material License as regulated by the TCEQ.

If the Peak REE Project progresses to the developmental stages of an “on-site” REE-from-tailings extraction plant, a Phase 1 Environmental Site Assessment Report would be conducted for the site and processing facility.

Results of Exploration

In 2021, TRC commissioned Tigren Inc. of Sparks, NV, to conduct a sampling program at the Quarry. A total of 40 samples were collected at various tailings locations within the Quarry. The samples were subjected to two analytical batch tests at American Assay Laboratories Inc. in Elko, NV, the first by Tigren Inc. and the second by TRC. The analytical work included lithium + rare earth elements (lab code ICP-5AREE), multi-elements (ICP-5AM48), whole rock (WD-XRF), and specific gravity measurements. The Qualified Person advocates that the digestion method used by TRC should be changed to a lithium borate fusion. The sampling program included blind Blank Samples and Sample Standards, the results of which, demonstrated good reproducibility of results and data quality. (See Section 1.8 of the Qualified Person’s Report).

Based on the geochemical analytical results derived from TRC 2021 exploration program, the Sierra Blanca laccolith tailings material is rhyolite that is metaluminous-peraluminous, silica-rich, and alkali-calcic. Trace element distributions are representative of a within plate granite setting associated with ferroan, A-Type granites. The chondrite normalized rare earth element profiles show the tailings material has elevated rare earth elements and distinct, anomalous, negative Eu anomalies. The tailings material is also enriched in high field strength and large-ion lithophile elements that include, for example, Li, Be, Nb, Rb, Y, and Zr.

Specific gravity measurements on 40 samples yield between 2.19 and 3.26 g/cm3 with an average of 2.67 g/cm3.

TRC initiated mineralogical investigations at the University of Texas to obtain a better understanding of the mineralogy and chemistry that constitutes the Peak REE Project tailings material. Backscattered electron gigapan images and energy-dispersive X-ray spectra experiments were conducted on 4 samples that yielded common accessory minerals including cassiterite (SnO2), columbite (Fe2+Nb2O6), yttrofluorite (Ca0.7Y0.3F2.3), yttrocerite (CaF2+ (Y,Ce)F3), thorite ((Th,U)SiO4), and zircon (ZrSiO4).

In 2022, TRC commissioned Frank X. Spencer and Associates to conduct two unmanned aerial vehicles, or drone, surveys on the active tailings pile area at the Quarry. The first drone survey was intended to assess the volume of tailings in the active tailings pile of the Quarry. The second drone survey was intended to assess the monthly volume of tailings material being added to the active tailings pile. The surveys were prepared by State of Texas Registered Land Surveyors and yield valid information related to the position and lateral scale of the tailings material stockpiles at the Quarry.

During June to August 2022, a metallurgical test program was completed on behalf of Tactical by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of the rare earth elements and lithium. The 40 TRC field samples collected in 2021 were composited into 3 “Tails” samples for metallurgical testing. The head assay values of the composite Tail samples correlate well with the assay test work, which shows the metallurgical test samples were representative of the Sierra Blanca tailings material. Scoping bottle roll, agitated tank, acid tank and water leach tests, and extraction results, include:

1.      48-hour bottle roll extractions with 200 g/L sulfuric acid (ambient temperature) that extracted 93-97% yttrium (Y), 75-84% lanthanum (La), 79-88% neodymium (Nd), 75-85% cerium (Ce), 92-95% dysprosium (Dy), 88-93% ∑REE+Y, 79-87% LREE, 92-96% HREE+Y, and 27-28% lithium (Li).

2.      48-hour bottle roll extractions with 200 g/L hydrochloric acid (ambient temperature) that resulted in low ∑REE extractions, below 25.3% at 32 μm and 21.5% at 61 μm. Lithium extractions were below 28.8% at 32 μm and 26.7% at 61 μm.

3.       48-hour agitated tank extractions with 50 g/L sulfuric acid (90o C) that extracted 93-94% Y, 77-79% La, 76-80% Nd, 75-85% Ce, 89-90% Dy, 89-90% ∑REE+Y, 79-81% LREE, 92-93% HREE+Y, and 33-42% Li.

4.      48-hour agitated tank extractions with 50 g/L hydrochloric acid (90o C) that extracted 94-96% Y, 94-95% Nd, 93% Ce, 93-95% Dy, 95.6-96.1% ∑REE+Y, and 66.2% Li, 87.6% Li, and 86.3% Li for Tails 1, Tails 2, and Tails 3, respectively.

5.      Acid bake (with sulfuric acid) followed by water extraction that extracted 54-77% Y, 68-74% Nd, 73-87% Ce, 41-70% Dy, and 90-96% Li. Reducing the acid bake temperature to from 325o C to 250o C resulted in 62% Y, 69% Nd, 76% Ce, 51% Dy, and similar lithium extractions (95%).

Conclusions of Technical Expert

TRC Peak REE Project is a co-product opportunity of merit. (See Section 4.1 of the Qualified Person’s Report). Points to support this contention include:

•        The Sierra Blanca laccolith rhyolite, or rhyolite porphyry — and its associated tailings waste material — can be defined as highly evolved magmatic rocks in which a silica-rich magmatic system has undergone a high-degree of late-stage magmatic fractional crystallization.

•        The rhyolite contains mineral assemblages that represent precipitates of the evolved magmatic silicate melts, and as such, are uniquely elevated in rare earth elements, lithium, beryllium, fluorine, niobium, rubidium, thorium, tin, uranium, yttrium, and zircon.

•        Based on TRC 2021 geochemical analytical results, the Quarry tailings material is chemically homogenous, which may suggest that the crystallization process was relatively rapid and occurred within an isolated magmatic system.

•        The tailings material is process-testing-ready in that the rhyolite material has already been mined from its original quarry benches, moved within the quarry site, crushed, conveyed, and finessed to individual tailing stockpiles.

•        TRC has executed an Offtake Agreement with SBQ in which TRC has acquired the tailings material and is therefore free and clear of all encumbrances with respect to testing, and the potential commercialization, of rare earth element production associated with the tailings.

•        TRC has access to potential rare earth element processing areas located within the quarry site, or to a rail line in which the TRC can transport the tailings material to another processing site.

•        The Quarry is easily accessible, has an associated rail spur and rail line network, there is a lot of space within the Project Lease to build demonstration and/or processing plants, has power directly to the Quarry (although an upgrade would likely be required if any future processing plant was developed within the Project Lease).

•        Rare earth elements are critical minerals that represent an opportunity for the U.S. to enter an emerging and globally strategic market. Rare earth elements are required to manufacture high technology products, including high-powered magnets fuel cells, superconductors, clean energy, aerospace, automotive, defense, and many other industrial products. While rare earths are abundant geologically, they are economically recoverable in only a few mineral deposits.

The Qualified Person’s report summarizes TRC 2021-2022 exploration work, which includes geochemical sampling program and analyses, mineralogical investigations, and unmanned aerial vehicle surveys to better delineate the two-dimensional spatial extent of the tailings stockpiles. The Qualified Person has reviewed all exploration work conducted by TRC and concludes that:

•        The exploration work is relevant to the initial assessment of the early exploration stage Peak REE Project. While the exploration results are material to TRC, there has been insufficient exploration to allow for an estimate of a mineral resource. It is uncertain if further exploration will result in the estimation of a mineral resource.

•        The work was conducted in a reasonable manner that is compliant with the Canadian Institute of Mining, Metallurgy and Petroleum “Mineral Exploration Best Practice Guidelines” (2018), Canadian Securities Administration’s National Instrument 43-101 Standards of Disclosure for Mineral Projects, and guidelines for technical reporting and in accordance with the requirements of S-K 1300.

•        The Qualified Person has reviewed the adequacy of the sample preparation, security, and analytical procedures and found no significant issues or inconsistencies that would cause one to question the validity of the data associated with TRC 2021 exploration program. The work conducted was completed using accepted standard sampling practices, QA-QC protocols, and analytical methods.

The analytical data were prepared by an independent laboratory, American Assay Laboratories Inc., and the analytical methods carried out by the laboratory are standard and routine in the field geochemical analytical work for the rock type and commodity type being evaluated by TRC.

Uncertainty and Risk

TRC will attempt to reduce risk/uncertainty through effective project management, engaging technical experts and developing contingency plans. With respect to property-related potential risks and uncertainties, the qualified person notes that:

1.      Any forfeiture of the Project Lease by SBQ would imply an inability for SBQ to supply continued tailings material to TRC under the Offtake Agreement.

2.      The ability of SBQ to provide TRC with ongoing tailings material depends upon continued performance under the ballast sales agreement between SBQ and Union Pacific Railroad Company.

3.      There is no guarantee that TRC will obtain all the necessary permits, environmental assessment approvals, and mine closure and rehabilitation plan approvals required to operate a REE processing facility from the Texas GLO.

4.      Finally, there is no guarantee that TRC can successfully extract REE from the Sierra Blanca Quarry mine tailings in a commercial capacity. Mineral processing and metallurgical testing have yet to be performed by TRC. Ultimately, there is a risk that the scalability of any future initial bench-scale or pilot-scale mineral processing/metallurgical test work may not translate to a full-scale commercial operation.

MANAGEMENT OF TRC

Executive Officers and Directors

TRC’s current executive officers and directors are set forth below:

Name	Age	Position
Ranjeet Sundher	58	Chief Executive Officer & Director
Kuljit Basi	41	Executive Chairman & Director
Alnesh Mohan	53	Chief Financial Officer
Matthew Chatterton	44	Director
Manavdeep Mukhija	38	Director
J. Garry Clark	64	Director

Director Biographies

Ranjeet Sundher, Chief Executive Officer and Director

Mr. Sundher specializes in early-stage project finance and structure. He has lived in Asia and North America for the last 20 years and has 25 years of capital markets experience. Mr. Sundher has over 25 years of experience in the mining sector and has acted as the President and CEO of public companies in the exploration space, where he has taken mining projects from grassroots exploration to feasibility study. Mr. Sundher’s roles have included serving as the CEO and as a director of Bolt Metals Corp. (“Bolt Metals”) (October 2017 to September 2024), the CEO (June 2019 to April 2021) and as a director (June 2019 to April 2024) of Pace Metals Ltd., and the CEO of DeepMarkit Corp. (November 2021 to February 2024) where he also currently serves as a director (since March 2008).Mr. Sundher has developed and sold several successful private and public companies in the technology, resource and software space. He has also served as a director of several public companies in the mining and technology sectors.

Kuljit Basi, Executive Chairman and Director

Mr. Kuljit (Jeet) Basi is an established mining industry professional with over 17 years of technical leadership experience in global public mining companies including Newmont Corporation (“Newmont”), Goldcorp Inc. (“Goldcorp”) and Teck Resources Ltd. (“Teck”). Mr. Basi has a passion for growing a collaborative culture of technical excellence focused on maximizing net asset values. Since July 2020 to present, Mr. Basi has been the principal consultant for SVK Metrix Inc. (“SVK”), which company provides consulting advice to numerous natural resource companies including Modern Mining Technology Corp. (“Modern Mining”) and Ausenco Engineering. Mr. Basi has also served as the CEO of Modern Mining since March 2022. Prior thereto, from July 2019 to February 2020, Mr. Basi held the position of Senior Advisor, Newmont North America, where he was responsible for implementing industry leading best practices in the areas of technical services, project development and strategic planning across all of Newmont’s Canadian, U.S. and Mexican assets. Prior thereto, from February 2011 to June 2019, Mr. Basi held various positions with Goldcorp including the position of Corporate Manager of Processing & Metallurgy. During his eight-year tenure with Goldcorp, Mr. Basi established a track record of delivering bottom-line growth across major assets within Goldcorp’s global portfolio. Prior to Goldcorp, Mr. Basi worked, from September 2006 to January 2011, at Teck’s Highland Valley Copper operation where he most notably was involved in the mill optimization and expansion projects. Mr. Basi is an industry professional and has co-authored multiple publications within the technical community. Mr. Basi obtained his Bachelor of Applied Science in Mining and Mineral Process Engineering degree from the University of British Columbia with a Minor in Commerce in 2006.

Matthew Chatterton, Director

Mr. Chatterton has over 20-years of experience in the design, development, and execution across a variety of projects and manufacturing operations and 12-years’ experience in the mining sector, primarily in equipment supply and process development for precious metal mines. His expertise includes project management, facility management, logistics, supply side processes and procedures at a number of international manufacturing operations in Canada, United States, China, Bulgaria, the Philippines and Israel. He has managed operational teams as large as eight direct or 120 indirect reports and has managed capital projects in excess of $35 million for production facilities and laboratories for mining and manufacturing businesses. He is currently the Chief Executive Officer at POWR Lithium Corp, where he has been serving in that role since December, 2023. Prior to POWR, Mr. Chatterton worked in various roles with Isracann Bioscience Inc (May 2019 to January 2023). He is also currently a director of UniDoc Health Corp., a role in which he has served since December 2021. Mr. Chatterton is a Professional Engineer and graduate of Canada’s Queens University with a Master of Applied Science degree in Chemical Engineering (2003) and an undergraduate degree in Applied Science in Engineering Chemistry (2002), a dual accredited Chemistry/Engineering program.

J. Garry Clark, Director

J. Garry Clark graduated with an HBSc (Geology) from Lakehead University, Thunder Bay, Ontario. Garry is a Professional Geologist registered with the Association of Professional Geoscientists of Ontario. After University he held various exploration Geological positions with Major and Junior explorers. In the late 1980’s Garry began his consulting career. Garry presently is a director or advisor for listed junior companies operating in Canada and internationally exploring for gold, base metals and critical metals including DeepMarkit Corp. (since November 2009), Ophir Gold Corp. (since May 2014), Bolt Metals Corp. (since October 2017), Canadian Palladium Resources Inc. (since August 2018), Wedgemount Resources Corp. (since January 2021), Pace Metals Ltd. (since August 2020) and General Copper Gold Corp. (since June 2021), and was formerly a director of Silver Dollar Resources Inc. (from November 2018 to February 2021). He is a member of various audit and compensation committees as well as well as being a director of the Ontario Prospectors Association.

Manavdeep (Mark) Mukhija, Director

Mr. Mukhija brings over 15 years of experience in the mining industry including roles with global mining companies such as Teck Resources (2006), Barrick (2007), BHP (2008-2013), and TransAlta (2014-2015). From June 2023, Mr. Mukhija has served as the Global Head of Business Development for Plotlogic, a mining technology company which utilizes artificial intelligence technology aimed at sustainably increasing mineral production and reducing waste. Mr. Mukhija was the General Manager Australia (January 2020 to May 2023) and Regional Manager (September 2018 to January 2020) for Motion Metrics Pty Australia Ltd., an industrial artificial intelligence and machine learning company catering to the mining industry with a specific focus on safety and productivity. Mr. Mukhija was responsible for the P&L, business development, project management, and logistics of the Motion Metrics (Australia) operations. With BHP, Mr. Mukhija was responsible for life of mine planning and asset value optimization. At TransAlta, Mr. Mukhija began as the Engineering Team Leader at the Sunhills Mine with 14 direct reports and then moved into a capital planning supervisory role where he was responsible for a $60 million annual sustaining capital budget for the operation. Mr. Mukhija is a Professional Engineer and graduate from the University of British Columbia with a Bachelor of Applied Science in Mining Engineering (2003) and has passed Level I of the CFA Program.

Cease Trade Orders and Bankruptcy

Except as disclosed below, within the last 10 years before the date of this proxy statement/prospectus no proposed nominee for election as a director of TRC was a director or executive officer of any company (including TRC in respect of which this proxy statement/prospectus is prepared) acted in that capacity for a company that was:

(a)     subject to a cease trade or similar order or an order denying the relevant company access to any exemptions under securities legislation, for more than 30 consecutive days;

(b)    subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in TRC being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under the securities legislation, for a period of more than 30 consecutive days;

(c)    within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d)    subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)    subject to any other penalties or sanctions imposed by a court or a regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Exceptions

Ranjeet Sundher is the former President, Chief Executive Officer and a director of Bolt Metals. On May 1, 2019, at the request of Bolt Metal’s management, Bolt Metals was granted a temporary management cease trade order (the “Bolt MCTO”) from the BCSC in connection with Bolt Metals’ filing of its audited annual financial statements and management’s discussion and analysis for the financial year ended December 31, 2018 (the “Annual Report”) and its unaudited interim financial statements and management’s discussion and analysis for the financial year ended March 31, 2019 (the “Q1 Report”). On June 27, 2019, Bolt Metals announced that the Annual Report and the Q1 Report had been filed, and the Bolt MCTO was subsequently lifted on July 2, 2019.

Kuljit (Jeet) Basi is a former director of Norra Metals Corp. (“Norra Metals”). On April 5, 2023, the BCSC ordered that all trading in the securities of Norra Metals cease (the “Norra Metals CTO”) until it files annual audited financial statements, MD&A, and the certification of annual filings for the year ended November 30, 2022, as required under National Instrument 51-102 — Continuous Disclosure Obligations. As of the date of this proxy statement/prospectus, the Norra Metals CTO has not been revoked or rescinded.

Mathew Chatterton is a former officer of Isracann Biosciences Inc. (“Isracann”). On April 5, 2023, the BCSC ordered that all trading in the securities of Isracann cease (the “Isracann CTO”) until it files interim financial statements, MD&A, and the certification of interim filings for the period ended November 30, 2022, as required under National Instrument 51-102 — Continuous Disclosure Obligations. On April 6, 2023, the Canadian Securities Exchange (the “CSE”) announced that Isracann was in default of CSE requirements and is therefore suspended pursuant to CSE Policy 3 effectively immediately (the “Isracann Suspension”). The Isracann Suspension is considered a regulatory halt as defined in National Instrument 23-101 — Trading Rules. As of the date of this proxy statement/prospectus, neither the Isracann CTO nor the Isracann Suspension have been revoked or rescinded.

Matthew Chatterton was a former director of The Vurger Co Ltd (“Vurger”) since April 4, 2022. Vurger is a private limited company incorporated under the Companies Act 2006 (United Kingdom) on July 11, 2016, and formerly operated a chain of a vegan fast food restaurants in England. On April 28, 2023, Vurger entered administration under the Insolvency Act 1986 (United Kingdom), leading to a “pre-packaged” administration sale of its assets which was announced on May 5, 2023.

Penalties or Sanctions

No director, executive officer or promoter of TRC, and no shareholder holding a sufficient number of securities of TRC to affect materially the control of TRC, has been subject to:

(a)     any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)    any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

TRC’s directors are required by law to act honestly and in good faith with a view to the best interests of TRC and to disclose any interests they may have in any project or opportunity of TRC. To the best of our knowledge, and other than as disclosed in the following paragraph, there are no known existing or potential conflicts of interest among TRC, our directors, officers or other members of management or of any proposed director, officer or other member of management as a result of their outside business interests.

There are potential conflicts of interest to which the directors and officers of TRC will be subject in connection with the operations of TRC. In particular, certain of the directors and officers of TRC are involved in managerial and/or director positions with other companies whose operations may, from time to time, be in direct competition with those of TRC. Conflicts, if any, will be subject to the procedures and remedies available under the Business Corporations Act (British Columbia) (the “BCBCA”). The BCBCA provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided by the BCBCA.

CORPORATE GOVERNANCE

General

Corporate governance refers to the policies and structure of the board of directors of a company, whose members are elected by and are accountable to the shareholders of TRC. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognizes the principles of good management. TRC’s board of directors (the “Board”) is committed to sound corporate governance practices, as such practices are both in the interests of shareholders and help to contribute to effective and efficient decision-making.

Board of Directors

TRC’s Board currently consists of five (5) directors, Ranjeet Sundher, Kuljit Basi, Matthew Chatterton, J. Garry Clark and Manavdeep Mukhija, of which three (3) are independent based upon the tests for independence set forth in NI 52-110. Ranjeet Sundher is not independent by virtue of his position as CEO of TRC and Kuljit Basi is not independent by virtue of his position as President and Executive Chairman TRC. The Board believes that good corporate governance improves corporate performance and benefits all shareholders. Regulatory authorities have implemented National Instrument 58-101 — Disclosure of Corporate Governance Practices, which prescribes certain disclosure of TRC’s corporate governance practices.

Directorships

The below named Directors of TRC also serve as directors of other Reporting Issuers

Name of Director	Other Reporting Issuer	Name of Exchange or Market
Ranjeet Sundher	DeepMarkit Corp.	TSX-V
Matthew Chatterton	UniDoc Health Corp.	CSE
	POWR Lithium Corp.	CSE
J. Garry Clark	Bolt Metals Corp.	CSE
	Bullet Exploration Inc.	TSX-V
	Canadian Palladium Resources Inc.	CSE
	DeepMarkit Corp.	TSX-V
	Ophir Gold Corp.	TSX-V
	Superior Canadian Resources Inc.	TSX-V
	Wedgemount Resources Corp.	CSE
	General Copper Gold Corp.	CSE
	Brigadier Gold Limited	TSX-V
Manavdeep Mukhija	POWR Lithium Corp.	CSE

Orientation and Continuing Education

The Board briefs all new directors with the policies of the Board, and other relevant corporate and business information. In particular, the Board oversees an orientation program to familiarize new directors with TRC’s business and operations, including TRC’s reporting structure, strategic plans, significant financial, accounting and risk issues and compliance programs and policies, management and the external auditors. The Board oversees ongoing education for all directors.

Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by TRC’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of TRC.

Under the corporate legislation, a director is required to act honestly and in good faith with a view to the best interests of TRC and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, and disclose to the board the nature and extent of any interest of the director in any material contract or material transaction, whether made or proposed, if the director is a party to the contract or transaction, is a director or officer (or an individual acting in a similar capacity) of a party to the contract or transaction or has a material interest in a party to the contract or transaction. The director must then abstain from voting on the contract or transaction unless the contract or transaction (i) relates primarily to their remuneration as a director, officer, employee or agent of TRC or an affiliate of TRC, (ii) is for indemnity or insurance for the benefit of the director in connection with TRC, or (iii) is with an affiliate of TRC. If the director abstains from voting after disclosure of their interest, the directors approve the contract or transaction and the contract or transaction was reasonable and fair to TRC at the time it was entered into, the contract or transaction is not invalid and the director is not accountable to TRC for any profit realized from the contract or transaction. Otherwise, the director must have acted honestly and in good faith, the contract or transaction must have been reasonable and fair to TRC and the contract or transaction be approved by the shareholders by a special resolution after receiving full disclosure of its terms in order for the director to avoid such liability or the contract or transaction being invalid.

Nomination of Directors

TRC does not have a Corporate Governance and Nominating Committee. The Board, in its entirety, is responsible for identifying potential candidates to fill Board vacancies as and when they arise and they shall recruit and consider candidates for directors, including any candidates recommended by shareholders, having regard for the background, employment and qualifications of possible candidates. New nominees must have a track record in general business management, special expertise in an area of strategic interest to TRC, the ability to devote the time required, shown support for TRC’s mission and strategic objectives, and a willingness to serve.

Compensation

TRC does not have a Compensation Committee. The Board, in its entirety makes decisions in respect of the total compensation paid by TRC to its senior executives and significant consultants.

For further information regarding the how TRC determines compensation for its directors and executive officers, see below

Other Board Committees

The Board has no other committees other than the Audit Committee.

For the purposes of the below disclosure:

Executive Compensation

“compensation securities” includes stock options, convertible securities, exchangeable securities and similar instruments including stock appreciation rights, deferred share units and restricted stock units granted or issued by the company or one of its subsidiaries for services provided or to be provided, directly or indirectly, to the company or any of its subsidiaries;

“external management company” includes a subsidiary, affiliate or associate of the external management company;

“NEO” or “named executive officer” means each of the following individuals:

(a)     each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief executive officer (“CEO”), including an individual performing functions similar to a CEO;

(b)     each individual who, in respect of the company, during any part of the most recently completed financial year, served as chief financial officer (“CFO”), including an individual performing functions similar to a CFO;

(c)     in respect of the company and its subsidiaries, the most highly compensated executive officer other than the individuals identified in paragraphs (a) and (b) at the end of the most recently completed financial year whose total compensation was more than $150,000, as determined in accordance with Form 51-102F6V Statement of Executive Compensation — Venture Issuers, for that financial year;

(d)     each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of the company, and was not acting in a similar capacity, at the end of that financial year.

DIRECTOR AND NAMED EXECUTIVE COMPENSATION

During financial year ended July 31, 2024, based on the definition above, the NEOs of TRC were: Ranjeet Sundher, Chief Executive Officer and a director, Kuljit Basi, Executive Chairman and a director, and Alnesh Mohan, Chief Financial Officer. The directors who were not NEOs during the financial year ended July 31, 2024 were Matthew Chatterton, J. Garry Clark and Manavdeep (Mark) Mukhija.

During financial year ended July 31, 2023, based on the definition above, the NEOs of TRC were: Ranjeet Sundher, Chief Executive Officer and a director, and Alnesh Mohan, Chief Financial Officer. The directors who were not NEOs during the financial year ended July 31, 2023 were Kuljit Basi, Matthew Chatterton, J. Garry Clark, Manavdeep (Mark) Mukhija and Abhishek Tamot.

Abhishek Tamot ceased to be a director of TRC on September 7, 2022. J. Garry Clark was elected a director on September 7, 2022. Manavdeep (Mark) Mukhija was appointed a director on September 29, 2022.

Director and NEO Compensation, Excluding Options and Compensation Securities

Table of Compensation, Excluding Compensation Securities in Financial Years ended July 31, 2024 and July 31, 2023

The following table of compensation, excluding options and compensation securities, provides a summary of the compensation paid by TRC to NEOs and directors of TRC for the financial years ended July 31, 2024 and July 31, 2023. Options and other compensation securities are disclosed under the heading “Stock Options and Other Compensation Securities” of this prospectus/proxy statement.

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting fee, retainer or commission (C$)		Bonus (C$)	Committee or meeting fees (C$)	Value of perquisites (C$)	Value of all other compensation (C$)	Total compensation (C$)
Ranjeet Sundher	2024	120,000		Nil	Nil	Nil	Nil	120,000
Chief Executive Officer and Director	2023	120,000		Nil	Nil	Nil	Nil	120,000
Alnesh Mohan	2024	173,420		Nil	Nil	Nil	Nil	173,420
Chief Financial Officer	2023	104,260		Nil	Nil	Nil	Nil	104,260
Kuljit Basi	2024	120,000		Nil	Nil	Nil	Nil	120,000
Executive Chairman and Director	2023	120,000		Nil	Nil	Nil	Nil	120,000
Matthew Chatterton	2024	Nil		Nil	Nil	Nil	Nil	Nil
Director	2023	12,000	(1)	Nil	Nil	Nil	Nil	12,000
Abhishek Tamot(2)	2024	Nil		Nil	Nil	Nil	Nil	Nil
former Director	2023	Nil		Nil	Nil	Nil	Nil	Nil
J. Garry Clark(3)	2024	Nil		Nil	Nil	Nil	Nil	Nil
Director	2023	Nil		Nil	Nil	Nil	Nil	Nil
Manavdeep (Mark) Mukhija(4)	2024	Nil		Nil	Nil	Nil	Nil	Nil
Director	2023	Nil		Nil	Nil	Nil	Nil	Nil

____________

Notes:

(1)      Received as consulting fees and not as a fee in his capacity as a director.

(2)      Mr. Tamot ceased to be a director of TRC on September 7, 2022.

(3)      Mr. Clark was elected a director of TRC on September 7, 2022.

(4)      Mr. Mukhija was appointed a director of TRC on September 29, 2022.

Outstanding Compensation Securities

Stock Options and Other Compensation Securities

New Form of Omnibus Incentive Plan under TSX Venture Exchange Policy

TRC’s Common Shares were delisted from the Canadian Securities Exchange and TRC’s Common Shares became listed on the TSX Venture Exchange effective on August 31, 2023. As part of the listing of TRC’s Common Shares on the TSX Venture Exchange (the “Exchange”), TRC’s board of directors (the “Board”) adopted a new form Omnibus Incentive Plan to comply with Exchange Policy 4.4 — Share Based Compensation (the “Omnibus Incentive Plan” or “Plan”). The Omnibus Incentive Plan replaces and supersedes TRC’s Omnibus Incentive Plan adopted by the Board of Directors on July 14, 2022. Shareholders ratified, confirmed and approved the Omnibus Incentive Plan dated for reference August 28, 2023, for continuation in accordance with the policies of the Exchange, at TRC’s annual general meeting held on December 7, 2023.

Material Terms

The following is a description of the key terms of the Omnibus Incentive Plan, which is qualified in its entirety by reference to the full text of the Incentive Plan.

The purpose of the Omnibus Incentive Plan is to promote greater alignment of interests between employees and shareholders, and to support the achievement of TRC’s longer-term performance objectives, while providing a long-term retention element.

The Omnibus Incentive Plan allows for a variety of equity-based awards that provide different types of incentives to be granted to TRC’s directors, officers, and other employees of TRC or a subsidiary, Management Company employees, eligible charitable organizations, consultants and Service Providers providing ongoing services to TRC and its Affiliates, who the Board may determine from time to time, in its sole discretion, to hold contributory positions in TRC or a subsidiary are eligible to participate in the Omnibus Incentive Plan, and will facilitate the grant of stock options (“Options”) and restricted share units (“RSUs”) (collectively, the “Awards”) representing the right to purchase one Common Share; and, in the case of RSUs, the right to receive one Common Share, the cash equivalent of one Common Share, or a combination thereof, in accordance with the terms of the Omnibus Incentive Plan. The following discussion is qualified in its entirety by the text of the Omnibus Incentive Plan.

Under the terms of the Omnibus Incentive Plan, the Board, or if authorized by the Board, a Committee of the Board, may grant Awards to eligible Participants, who are defined in the Omnibus Incentive Plan as directors, officers, and other employees of TRC. Awards may be granted at any time and from time to time in order to: (a) increase Participants’ interest in TRC’s welfare; (b) provide incentives for Participants to continue their services; (c) reward Participants for their performance of services; and (d) to provide a means through which TRC or a subsidiary may attract and retain able persons to enter its employment or into contractual arrangements. Participation in the Omnibus Incentive Plan is voluntary and, if an Eligible Participant agrees to participate, the grant of Awards will be evidenced by a grant agreement with each such Participant. The interest of any Participant in any Award is non-assignable and non-transferable, whether voluntary, involuntary, by operation of law or otherwise, except upon the death of the Participant.

For greater certainty, a Person whose employment with TRC or a subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such Employee, Service Provider, TRC or such Subsidiary, as the case may be, shall cease to be eligible to receive Awards under the Plan as of the date on which such Person provides notice to TRC or the Subsidiary, as the case may be, in writing or verbally, of such cessation, or on the Termination Date as defined under the Plan, for any cessation of a Participant’s employment initiated by TRC.

The Omnibus Incentive Plan provides that appropriate adjustments, if any, are made by the Board in connection with a reclassification, reorganization, consolidation, distribution, merger, amalgamation, plan of arrangement, spin-off, dividend payment or other change of the Common Shares issuable or amounts payable to preclude a dilution or enlargement of the benefits under the Omnibus Incentive Plan. In the event that a Participant receives Common Shares in satisfaction of an Award during a black-out period, such Participant shall not be entitled to sell or otherwise dispose of such Common Shares until such black-out period has expired.

The maximum number of Common Shares reserved for issuance, in aggregate, under the Omnibus Incentive Plan, together with all share-based compensation arrangements of TRC, is the sum of: (i) with respect to Options, 10% of the issued and outstanding Common Shares, calculated as at the date such Option is granted to any Eligible Participants, and (ii) with respect to RSUs, 3,567,448 Common Shares. The aggregate number of Common Shares (i) issued to Insiders (as a group) under the Omnibus Incentive Plan or any other proposed or established share-based compensation arrangement within any one-year period and (ii) issuable to Insiders (as a group) at any time under the Omnibus Incentive Plan or any other proposed or established share-based compensation arrangement, shall in each case not exceed 10% of the aggregate number of issued and outstanding Common Shares (on a non-diluted basis), or such other number as may be approved by the Exchange and the shareholders of TRC from time to time. The aggregate maximum number of Common Shares issued to any one Person under the Omnibus Incentive Plan within any one-year period shall not exceed 5% of the issued and outstanding Common Shares.

The total number of Common Shares, in aggregate, reserved and available for the grant and issuance of RSUs shall not exceed 3,567,448 Common Shares. The aggregate number of Common Shares (i) issued to any one consultant under the Omnibus Incentive Plan within any twelve-month period and (ii) issuable to all Persons retained to provide investor relations activities under the Omnibus Incentive Plan within any twelve-month period, shall in each case not exceed 2% of the issued and outstanding Common Shares, calculated at the date an Option is granted to such Investor Relations Service Providers. Investor Relations Service Providers are eligible to receive only Options pursuant to the Omnibus Incentive Plan and are not eligible to receive RSUs.

The aggregate number of Common Shares to all Eligible Charitable Organizations under the Plan and any other proposed or established Share Compensation Arrangements, shall not exceed one percent (1%) of the Outstanding Issue from time to time, calculated at the date a Charitable Stock Option is granted to such Eligible Charitable Organizations.

Pursuant to the Omnibus Incentive Plan, Options must be granted by the Board, or its appointed Board Committee, pursuant to terms specified in the Option Grant Agreement, including designated Eligible Participants, setting the term of the Options, the number of Options granted, the Option Price which shall not be less than the closing price of the Common Shares on the Exchange on the day prior to the date of grant (the “Market Value”), and the relevant vesting provisions. An Option shall be exercisable during a period established by the Board, which shall commence on the date of the grant and shall terminate no later than ten (10) years after the date of grant of the Award or such shorter period as the Board may determine. The Omnibus Incentive Plan provides that the exercise period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a blackout period. In such cases, the extended exercise period shall terminate 10 business days after the last day of the blackout period.

With respect to Options granted to Investor Relations Service Providers the Board will specify the particular terms of such Options and will determine, at its sole discretion, the Investor Relations Service Providers who will receive Options, the number of Options to be granted and the date of grant of such Options, the Term and Option Price and the relevant vesting provisions, including Performance Criteria, if applicable. Vesting of Options granted to Investor Relations Service Providers will occur in stages over a period of not less than twelve months with a maximum of 25% of the Options vesting in any three-month period, and there can be no acceleration of the vesting requirements applicable to Options granted to Investor Relations Service Providers. All terms of Options awarded to Investor Relations Service Providers are subject to the Option Grant Agreement by which such Options are awarded, as well as to any applicable rules of the Exchange.

TRC has added the availability of a cashless exercise or net exercise provision to the Omnibus Incentive Plan, which cashless or net exercise provisions are not available to Investor Relations Service Providers. Cashless Exercise or Net Exercise allows for the exercise of Options based on selling a sufficient number of the Common Shares available for issue upon exercise of the Options to realize the payment of the Option Price and all applicable withholding obligations.

The Omnibus Incentive Plan also provides that the Board, or its appointed Committee, determines and the RSU Grant Agreement shall specify, the relevant conditions and vesting provisions, including the Performance Period and Performance Criteria required to achieve vesting. The Board shall also determine the RSU Restriction Period, provided that such RSU Restriction Period shall begin a minimum of one year following the date of the Award of the RSU as specified in the RSU Grant Agreement and such Restriction Period shall have an end date not exceeding three years after the calendar year in which the RSU Award was granted, subject to the RSU Vesting

Determination Date. The RSU Vesting Determination Date must fall after the end of the Performance Period and must be no later than the last day of the RSU Restriction Period. Unless specified otherwise in the RSU Grant Agreement, one-third (1/3) of RSUs awarded pursuant to the RSU Grant Agreement shall vest on each of the first three anniversaries of the date of grant specified in the RSU Grant Agreement. No RSUs will vest prior to one year from the date of award of such RSU. Acceleration of vesting of RSUs is permitted in connection with the death of the relevant Participant; or in connection with a change of control, take-over bid, reverse-take-over or other similar transaction. The Omnibus Incentive Plan has been amended to add that, if upon receipt by TRC of a RSU Redemption Notice, TRC does not have a sufficient number of Common Shares reserved for issuance under the Incentive Plan, in lieu of issuing Common Shares to settle the RSUs, TRC will make payment of a cash amount to the applicable Participant for a value equal to the number of RSUs multiplied by the Market Value, subject to any applicable deductions and withholdings.

The following table describes the impact of certain events upon the rights of holders of Awards under the Omnibus Incentive Plan, including termination for cause, resignation, termination other than for cause, retirement, death and change in control, subject to the terms of a participant’s employment agreement:

Event	Provision
Termination for cause	Immediate forfeiture of all unexercised vested and unvested Awards
Resignation

Forfeiture of all unvested Awards and the earlier of the original expiry date and 90 days after resignation to exercise vested Awards or such longer period as the Board may determine in its sole discretion.

Acceleration of Vesting

Acceleration of vesting is permitted if: (i) a Participant ceases to be an eligible Participant in connection with a change of control, take-over bid or other similar transaction; or (ii) after the death of a Participant, the relevant Exercise Notice or Redemption Notice must be submitted by the administrator or liquidator of the deceased Participant’s estate; and the required vesting period minimum of one year prior to the date of redemption is waived, but such must be stated in the Exercise Notice or Redemption Notice.

Termination other than for cause

Subject to the terms of the grant or as determined by the Board, upon a Participant’s termination without cause the number of Awards that may vest is subject to pro-ration over the applicable performance or vesting period.

Retirement

Upon the retirement of a Participant’s employment with TRC, any unvested Awards held by the Participant as at the termination date will continue to vest in accordance with the applicable vesting schedule, and all vested Awards held by the Participant at the termination date may be exercised until the earlier of the expiry date of the Awards or six (6) months following the termination date, provided that if the Participant breaches any post-employment restrictive covenants in favor of TRC (including non-competition or non-solicitation covenants), then any Awards held by such Participant, whether vested or unvested, will immediately expire and the Participant shall pay to TRC any “in-the-money” amounts realized upon exercise of Awards following the termination date.

Death	All unvested Awards will vest and may be exercised within 180 days after death.
Change of Control

If a Participant is terminated without “cause” or resigns for good reason during the twelve (12) month period following a change in control, or after TRC has signed a written agreement to effect a change in control but before the change in control is completed, then any unvested Awards will immediately vest and may be exercised within thirty (30) calendar days of such date.

In connection with a change of control of TRC, the Board will take such steps as are reasonably necessary or desirable to cause the conversion or exchange or replacement of outstanding Awards into, or for, rights or other securities of substantially equivalent (or greater) value in the continuing entity, provided that the Board may accelerate the vesting of Awards if: (i) the required steps to cause the conversion or exchange or replacement of Awards are impossible or impracticable to take or are not being taken by the parties required to take such steps (other than TRC); or (ii) TRC has entered into an agreement which, if completed, would result in a change of control and the counterparty or counterparties to such agreement require that all outstanding Awards be exercised immediately before the effective time of such transaction or terminated on or after the effective time of such transaction.

The Board may, in its sole discretion, suspend or terminate the Omnibus Incentive Plan at any time, or from time to time, amend, revise or discontinue the terms and conditions of the Omnibus Incentive Plan or of any Award granted under the Omnibus Incentive Plan and any grant agreement relating thereto, subject to any required regulatory, shareholder and Exchange approval, provided that such suspension, termination, amendment, or revision will not adversely alter or impair any Award previously granted except as permitted by the terms of the Omnibus Incentive Plan or as required by applicable laws.

Outstanding Compensation Securities

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class(1)	Date of Issue or grant	Issue, conversion or exercise price (C$)	Closing price of security or underlying security on date of grant (C$)	Closing price of security or Underlying security at year end (C$)(2)	Expiry date
Ranjeet Sundher Chief Executive Officer and Director	Options	200,000 (8.4%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026
	RSUs	225,000 (6.3%)	March 20, 2024	N/A	0.10	0.45	March 20, 2027
Alnesh Mohan Chief Financial Officer	Options	100,000 (4.2%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026
	RSUs	50,000 (1.4%)	March 20, 2024	N/A	0.10	0.45	March 20, 2027
Kuljit Basi Executive Chairman and Director	Options	250,000 (10.4%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026
	RSUs	200,000 (5.6%)	March 20, 2024	N/A	0.10	0.45	March 20, 2027
Matthew Chatterton Director	Options	150,000 (6.3%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026
	RSUs	75,000 (2.1%)	March 5, 2024	N/A	0.055	0.45	March 5, 2027
		25,000 (0.7%)	March 20, 2024		0.10		March 20, 2027
Manavdeep (Mark) Mukhija Director	Options	85,000 (3.5%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026
	RSUs	75,000 (2.1%)	March 5, 2024	N/A	0.055	0.45	March 5, 2027
J. Garry Clark Director	Options	35,000 (1.4%)	March 20, 2024	0.10	0.10	0.45	March 20, 2026

____________

Notes:

(1)      Percentage of class based on 2,395,000 Options and 3,565,000 RSUs outstanding as of July 31, 2024.

(2)      Closing price of the Company’s common shares as at July 31, 2024

Exercise of Compensation Securities by NEOs and Directors

There were no exercises by NEOs or directors of TRC of compensation securities during financial years ended July 31, 2024 and July 31, 2023.

Employment, Consulting and Management Agreements

Ranjeet Sundher, Chief Executive Officer

TRC entered into a consulting agreement with Ranjeet Sundher effective June 1, 2021, pursuant to which Mr. Sundher was retained as the CEO of TRC. Mr. Sundher’s compensation in respect of such services includes a base fee of C$10,000 per month and bonuses payable at the sole discretion of the Board. In addition, Mr. Sundher may invoice TRC for pre-approved expenses incurred in connection with his role as CEO of TRC.

TRC entered into a consulting agreement with Mr. Sundher dated January 22, 2024 superseding the June 1, 2021 agreement, and pursuant to which he was appointed as Chief Executive Officer pursuant to which he will be paid an annual fee of $324,000, paid monthly (the “Consulting Fee”) effective following closing of a transaction that results in TRC being listed on the New York Stock Exchange or the Nasdaq Composite (a “Transaction”). The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$342,879, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46. The shares issuable upon settlement of the bonus are subject to forfeiture in the event that the Business Combination Agreement is terminated prior to closing.

Alnesh Mohan, Chief Financial Officer

TRC entered into an agreement with Quantum Advisory Partners LLP effective April 26, 2021, pursuant to which Quantum Advisory Partners LLP has agreed to provide CFO services to TRC. The CFO services are currently provided by Alnesh Mohan. Pursuant to the agreement, fees for services were initially be billed on an hourly basis, and moved to a monthly fee once the required level of assistance was established. The fees for CFO services under this agreement are billed on an hourly basis at a rate of C$300 per hour for a Partner, C$200 per hour for a Manager and C$100 – 150 per hour for an Accountant and invoiced monthly. An administration fee of 4% of total fees was to be charged to cover overhead expenses in connection with the engagement.

TRC entered into a consulting agreement with Quantum dated January 22, 2024 superseding the April 26, 2021 agreement, pursuant to which Quantum was appointed as Chief Financial Officer pursuant to which Quantum will be paid an annual fee of $180,000, paid monthly (the “Consulting Fee”) effective following the closing of a Transaction. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of $180,000, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46. The shares issuable upon settlement of the bonus are subject to forfeiture in the event that the Business Combination Agreement is terminated prior to closing.

Kuljit Basi, Executive Chairman and Director

TRC has retained SVK Metrix Inc. (“SVK”), a company controlled by Kuljit Basi, to perform metallurgical support, research, and operations support consulting services. SVK receives compensation of CAD$10,000 per month for such services. TRC does not have a written agreement with SVK for the provision of such services.

TRC entered into a consulting agreement with Mr. Basi dated January 22, 2024 pursuant to which he was appointed as Executive Chairman pursuant to which he will be paid an annual fee of USD$360,000, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$[•], which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46. The shares issuable upon settlement of the bonus are subject to forfeiture in the event that the Business Combination Agreement is terminated prior to closing.

Bonus Incentive Compensation

TRC’s objective is to achieve certain strategic objectives and milestones. The Board considers executive bonus compensation dependent upon TRC meeting those strategic objectives and milestones and sufficient cash resources being available for the granting of bonuses. The Board approves executive bonus compensation dependent upon compensation levels based on recommendations of the CEO. Such recommendations are generally based on information provided by issuers that are similar in size and scope to TRC’s operations.

Equity Participation

TRC believes that encouraging its executives and employees to become shareholders is the best way of aligning their interests with those of its shareholders. Equity participation is accomplished through TRC’s incentive compensation plan. Under TRC’s Omnibus Incentive Plan as detailed above, stock options and RSUs are granted to directors, officers, and other employees of TRC or a subsidiary, Management Company employees, eligible charitable organizations, consultants and Service Providers providing ongoing services to TRC and its Affiliates, who the Board may determine from time to time, in its sole discretion, to hold contributory positions in TRC, or a subsidiary are eligible to participate in the Omnibus Incentive Plan, taking into account a number of factors, including the amount and term of Options and RSUs previously granted, base salary and bonuses and competitive factors. The amounts and terms of Options and RSUs granted will be determined by a committee of the Board based on recommendations put forward by the CEO. Due to TRC’s limited financial resources, TRC emphasizes the provisions of Option and RSU grants to maintain executive motivation.

Oversight and description of director and named executive officer compensation

TRC does not have a Compensation Committee. The Board, in its entirety makes decisions in respect of the total compensation paid by TRC to its senior executives and significant consultants.

The compensation of TRC’s Named Executive Officers has been established with a view of attracting and retaining executives critical to TRC’s short and long-term success and to continue providing executives with compensation that is in accordance with existing market standards. As TRC does not have a Compensation Committee, compensation provided to TRC’s NEOs is determined by the Board as a whole and reviewed annually. In establishing executive compensation policies, the Board takes into consideration the recommendations of management and, following discussion and review, considers them for final approval.

Compensation of TRC’s Named Executive Officers is comprised of a base salary or consulting fees, performance-based bonuses payable in cash or shares in TRC and equity participation through TRC’s stock option plan (as more particularly described below). Through its executive compensation practices, TRC seeks to provide value to its shareholders by employing a strong executive leadership team. Specifically, TRC’s executive compensation structure seeks to attract and retain talented and experienced executives necessary to achieve TRC’s strategic objectives, motivate and reward executives whose knowledge, skills and performance are critical to TRC’s success, and align the interests of TRC’s executives and shareholders by motivating executives to increase shareholder value.

The Board does not conduct a formal evaluation of the implications of the risks associated with TRC’s compensation practices and policies. Risk management is a consideration of the Board when implementing its compensation policies and the Board does not believe that TRC’s compensation policies result in unnecessary or inappropriate risk-taking including risks that are likely to have a material adverse effect on TRC.

Philosophy and Objectives

TRC is a mineral exploration and development company focused on rare earth elements based in Vancouver, British Columbia. The compensation program for the senior management of TRC is designed within this context with a view that the level and form of compensation achieves certain objectives, including:

(a)     attracting and retaining qualified executives;

(b)    motivating the short and long-term performance of these executives; and

(c)     better aligning their interests with those of TRC’s shareholders.

In compensating its senior management, TRC has employed a combination of base salary and equity participation through its Omnibus Incentive Plan. Recommendations for senior management compensation are presented to the Board for review.

Base Salary and Consulting Fees

TRC believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. TRC also believes that attractive base salaries can motivate and reward executives for their overall performance.

To the extent that TRC has entered into employment agreements with its executives, the base salaries of such individuals reflect the base salaries that TRC negotiated with them. The base salaries that TRC negotiated with its executives were based on the individual experience and skills of, and expected contribution from, each executive, the roles and responsibilities of the executive, the base salaries of TRC’s existing executives and other factors.

Compensation Review Process

Risks Associated with TRC’s Compensation Program

TRC’s directors consider the risks to TRC associated with decisions regarding TRC’s compensation program. TRC intends to further formalize its compensation policies and practices and will take into consideration the implications of the risks associated with TRC’s compensation program and how it might mitigate those risks.

Benefits and Perquisites

TRC does not, as of the date of this prospectus/proxy statement, offer any benefits or perquisites to its directors and NEOs other than potential grants of Options and RSUs as otherwise disclosed and discussed herein.

Hedging by Directors or NEOs

TRC has not, to date, adopted a policy restricting its executive officers and directors from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by executive officers or directors. TRC is not, however, aware of any directors of officers having entered into this type of transaction

External Management Companies

TRC entered into an agreement with Quantum Advisory Partners LLP dated April 26, 2021 for the provision of CFO services provided by Alnesh Mohan, as well as certain other accounting services. Pursuant to the agreement, fees for services were initially billed on an hourly basis, and moved to a monthly fee once the required level of assistance was established. Current rates for accounting and CFO services range from $100 to $300 per hour.

Mr. Mohan is paid a salary for his role at Quantum Advisory Services LLP, and his salary is not directly attributable to his work with TRC. Quantum Advisory Services Partners LLP invoices TRC $300 per hour for Mr. Mohan’s CFO services provided to TRC. Following closing of a transaction that results in TRC being listed on the New York Stock Exchange or the Nasdaq Composite, Mr. Mohan, via Quantum Advisor Services LLP, will be paid an annual fee of USD$180,000. TRC entered into an agreement with SVK Metrix Inc. (“SVK”), a company controlled by Mr. Basi, to perform metallurgical support, research, and operations supporting consulting services. TRC does not have a written agreement with SVK, however, SVK receives compensation of C$10,000 per month for such services. Following closing of a Transaction, Mr. Basi, via SVK, will be paid an annual fee of $360,000.

Pension Plan Benefits

TRC has no pension plan arrangements or benefits with respect to any of its NEOs, directors or employees.

TRC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (‘‘MD&A’’) of Tactical Resources Corp.’s (“TRC” or the “Company”) should be read in conjunction with TRC’s audited financial statements for the years ended July 31, 2024 and July 31, 2023, TRC’s unaudited financial statements for the three months ended October 31, 2024 and October 31, 2023 and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. TRC’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). Unless otherwise specified, all dollar figures included herein and in the following MD&A are quoted in United States dollars (“$” or “US$”). Amounts presented in Canadian dollars are denoted as C$. The equivalent amount in US$ is calculated using the exchange rate of 0.724, 0.757, and 0.757, which represents the conversion rate between US$ and C$ as of October 31, 2024, July 31, 2024 and July 31, 2023, respectively.

BUSINESS OVERVIEW

TRC is a mineral exploration company currently focused on developing the Peak REE Project in the Sierra Blanca Quarry. Currently, there has been insufficient exploration to allow for an estimate of a mineral resource, nor have any such REE minerals been extracted on a commercial basis. TRC has no equipment or facilities located on the Peak REE Project at this time. The total costs that TRC has incurred in connection with the acquisition and exploration of the Peak REE Project as of October 31, 2024 was approximately $994,049. TRC is not aware of any encumbrances against the property other than the contractual obligations described herein.

Sierra Blanca Quarry LLC (“SBQ”), as party to a lease (the “Project Lease”) with the State of Texas, presently mines rhyolite and rhyolite porphyry that form the Sierra Blanca laccolith to produce railway ballast and has generated a stockpile that contains a minimum of four million tons of tailings. Through an offtake agreement with SBQ, TRC has the right to explore the rare earth element potential of the tailings material derived from the Quarry ballast mining activity. Historical and current exploration conducted by TRC indicate that the tailings material has elevated rare earth elements, which may be of commercial interest because the elements have become vital to manufacturing numerous high-tech products. TRC’s primary business strategy is to advance the Peak REE Project to commercial production. TRC is focused on obtaining additional funds to complete exploration and development of the Peak REE Project.

Key Contracts

SBQ entered into the Project Lease with the State of Texas on February 1, 2013 which, unless extended, will expire in February 2028. On June 1, 2021, Peak LLC and SBQ entered into an agreement with respect to the purchase and sale of rare earth elements from existing tailings covered under the Project Lease (the “Original Offtake Agreement”). On July 14, 2021, TRC and Peak LLC executed and delivered an assignment and agreement pursuant to which the Peak LLC agreed to sell to TRC and TRC agreed to purchase the right, title, and interest of Peak LLC in and to the Original Offtake Agreement.

On July 30, 2021, TRC and SBQ executed a purchase and sale agreement (the “Offtake Agreement”) with respect to mine tailings covered under the Project Lease and agreed to terminate the Original Offtake Agreement. The term of the Offtake Agreement is 15 years, renewable for so long as SBQ is directly or indirectly the holder of the Project Lease.

On May 13, 2022, TRC and SBQ executed an Amending Agreement under which SBQ has agreed to sell to TRC, and TRC has agreed to purchase from SBQ, the tailings, in amounts selected by TRC, in its sole discretion, all on and subject to the terms and conditions of the Offtake Agreement and Amending Agreement.

The Amending Agreement also provides to TRC an exclusive one-time option to purchase all or some of the membership interests in SBQ (the “Option”) on or before July 31, 2026 with the purchase price to be determined between TRC and SBQ based on the fair market value of SBQ. As of October 31, 2024 and July 31, 2024, TRC has not completed the acquisition of tailings materials and accordingly the costs incurred were recorded as deferred acquisition costs.

Factors Affecting TRC’s Results of Operations

Financing Risks

Additional funds will be required in the future to finance exploration and development work. TRC believes it will have access to funds through the Business Combination and the issuance of additional equity and borrowing. There can be no assurance that such funding will be available to TRC under current economic conditions. Furthermore, even if such financing is successfully completed, there can be no assurance that it will be obtained on terms favorable to TRC or that it will provide TRC with sufficient funds to meet its objectives, which could adversely affect TRC’s business and financial condition.

Title to Properties

TRC’s options to acquire mining properties may be affected by undetected defects in title, such as the reduction in size of the mining titles and other third-party claims affecting TRC’s interests. Maintenance of such interests is subject to ongoing compliance with the terms governing such mining titles. Mining properties sometimes contain claims or transfer histories that examiners cannot verify. A successful claim that TRC does not have title to any of its mining properties could cause TRC to lose any rights to explore, develop, and extract any ore on that property, without compensation for its prior expenditures relating to such property.

Permits and Licenses

The operations of TRC will require licenses and permits from various governmental and non-governmental authorities. TRC will obtain all necessary licenses and permits required to carry on with activities which it proposes to conduct under applicable laws and regulations. However, such licenses and permits are subject to changes in regulations and in various operating circumstances. There can be no assurance that TRC will be able to obtain all necessary licenses and permits required to carry out exploration, development, and extraction operations on its mining properties.

Environmental and Other Regulatory Requirements

Environmental and other regulatory requirements will affect the future operations of TRC, including exploration and development activities and commencement of production on TRC’s mining properties. Such projects will require permits from various federal and local governmental authorities and such operations are and will be governed by laws and regulations governing exploration, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters. TRC believes it is in substantial compliance with all material laws and regulations which currently apply to its activities. Companies engaged in the development and operation of mines and related facilities often experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits.

Additional permits and studies, which may include environmental impact studies conducted before permits can be obtained, may be necessary prior to operation of TRC’s mining properties and there can be no assurance that TRC will be able to obtain or maintain all necessary permits that may be required to commence construction, development, or operation of ore extraction facilities at TRC’s mining properties on terms which enable operations to be conducted at economically justifiable costs.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining exploration activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and environmental laws.

Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on TRC and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Summary of Financial and Operating Performance

The results of operations presented below should be reviewed in conjunction with the audited financial statements and condensed unaudited interim financial statements and notes included elsewhere in this proxy statement/prospectus. The following tables sets forth TRC’s results of operations data for the periods presented.

Comparison for the Three months Ended October 31, 2024 and October 31, 2023

	For the three months ended October 31,
	2024	2023
Operating expenses	263,495	339,620
Net loss	(1,836,253)	(339,608)
Net loss per share (basic and diluted)	(0.05)	(0.01)

TRC is in the exploration stage and has no revenue from operations. During the three months ended October 31, 2024, TRC recorded a net loss of $1,836,253 compared to $339,608 for the three months ended October 31, 2023. The increase in net loss was a result of the increase in stock-based compensation and transaction fees, which were offset by decreases in consulting fees, professional fees, property investigation costs, and transfer agent, regulatory and listing fees.

	For the three months ended October 31,
	2024	2023
Operating expenses:
Accretion of interest	11,319	9,563
Accretion of interest of convertible notes	6,160	—
Consulting fees	45,233	70,699
Depreciation	357	488
Foreign exchange loss	349	2,367
General and administrative expenses	17,120	6,802
Professional fees	42,503	138,237
Property investigation costs	26,636	89,627
Stock-based compensation	103,609	—
Investor relations	8,094	2,615
Transfer agent, regulatory and listing fees	2,115	19,222
Total operating expenses	263,495	339,620

Finance income	—	12
Transaction costs	(1,572,758)	—
Income (loss) before income taxes	(1,836,253)	(339,608)
Deferred income tax recovery	—	—
Net Income (Loss)	(1,836,253)	(339,608)

Significant items affecting operating expenses and other items are noted below:

Accretion of interest amounting to $11,319 was recognized during the three months ended October 31, 2024 (October 31, 2023 – $9,563). This accretion is primarily related to the extension of the due date of certain payables agreed upon on July 22, 2024.

Consulting fees were $45,233 for the three months ended October 31, 2024 compared to $70,699 for the three months ended October 31, 2023. The decrease is related to reduced consulting services provided by various consultants for the three months ended October 31, 2024 as overall operating activities decreased.

General and administrative expenses were $17,120 for the three months ended October 31, 2024 compared to $6,802 for the three months ended October 31, 2023. The increase is related to an increase in general and administrative fees and rent expenses incurred during the three months ended October 31, 2024.

Professional fees were $42,503 for the three months ended October 31, 2024 compared to $138,237 for the three months ended October 31, 2023. The decrease in professional fees during the three months ended October 31, 2024, is related to a reduction in overall operating activities compared to the prior period.

Property investigation costs were $26,636 for the three months ended October 31, 2024 compared to $89,627 for the three months ended October 31, 2024. As TRC had an overall reduction in operating activities during the three months ended October 31, 2024, TRC reduced expenditures on the Peak REE Project.

Stock-based compensation was $103,609 for the three months ended October 31, 2024 compared to $nil for the three months ended October 31, 2023. The Company recognized share-based payments through the issuance of RSUs in-line with its equity incentive plan during the three months ended October 31, 2024.

Transaction costs were $1,572,758 for the three months ended October 31, 2024 compared to $nil for the three months ended October 31, 2023. These transaction costs are primarily attributed to the fees incurred in connection with the Proposed Transactions.

Transfer agent and regulatory fees were $2,115 for the three months ended October 31, 2024 compared to $19,222 for the three months ended October 31, 2023. During the three months ended October 31, 2023, the Company incurred TSX-Venture listing costs.

Exploration Activities and Expenses for the Three months Ended Otober 31, 2024 and 2023

During the three months ended October 31, 2024, TRC incurred $26,636 in property investigation costs related to the Peak REE Project compared to $89,627 for the three months ended October 31, 2023. These costs were incurred as part of our Phase 1 Technical Work Program to assess the potential of processing the tailings into rare earth metals.

Following is the breakdown of the property investigation costs incurred during the three months ended October 31, 2024 and 2023:

	For the three months ended
	October 31, 2024	October 31, 2023
Geological	$1,892	$—
Project management	15,158	15,655
Technical studies	9,586	73,972
	26,636	89,627

Comparison for the Year Ended July 31, 2024 and July 31, 2023

	For the year ended July 31,
	2024	2023
Operating expenses	1,498,445	1,805,838
Net loss	(2,641,075)	(1,874,425)
Net loss per share (basic and diluted)	(0.07)	(0.05)

TRC is in the exploration stage and has no revenue from operations. During the year ended July 31, 2024, TRC recorded a net loss of $2,641,075 compared to $1,874,425 for the year ended July 31, 2023. The decrease in net loss was a result of the decrease in consulting fees, general and administrative, property investigation costs, investor relations and impairment of exploration and evaluation assets which were offset by increases in professional fees, stock-based compensation, travel and accretion of interest.

	For the year ended July 31,
	2024	2023
Operating expenses:
Accretion of interest	40,319	3,110
Accretion of interest of convertible notes	4,795	—
Consulting fees	282,646	478,727
Depreciation	1,952	1,977
Exploration and evaluation costs	—	15,748
Foreign exchange loss	752	14,378
General and administrative expenses	87,804	155,318
Professional fees	407,988	174,698
Property investigation costs	224,355	316,546
Stock-based compensation	208,875	14,500
Investor relations	107,601	590,226
Transfer agent, regulatory and listing fees	36,040	37,871
Travel	95,318	2,739
Total operating expenses	(1,498,445)	(1,805,838)

Finance income	12	528
Gain on extension of accounts payable	52,167	48,219
Impairment of exploration and evaluation assets	—	(117,334)
Transaction costs	(1,198,809)	—
Income (loss) before income taxes	(2,645,075)	(1,874,425)
Deferred income tax recovery	4,000	—
Net Loss	(2,641,075)	(1,874,425)

Significant items affecting operating expenses and other items are noted below:

Consulting fees were $282,646 for the year ended July 31, 2024 compared to $478,727 for the year ended July 31, 2023. The decrease is related to reduced consulting services provided by various consultants for the year ended July 31, 2024 as overall operating activities decreased.

General and administrative expenses were $87,804 for the year ended July 31, 2024 compared to $155,318 for the year ended July 31, 2023. The decrease is related to a decrease in general and administrative fees and rent expenses incurred during the year ended July 31, 2024.

Accretion of interest amounting to $40,319 was recognized during the year ended July 31, 2024 (July 31, 2023 – $3,110). This accretion is primarily related to the extension of the due date of certain payables agreed upon on July 1, 2023.

Professional fees were $407,988 for the year ended July 31, 2024 compared to $174,698 for the year ended July 31, 2023. The increase in accounting and audit fees during this period is attributed to the additional reporting requirements associated with the Proposed Transactions.

Property investigation costs were $224,355 for the year ended July 31, 2024 compared to $316,546 for the year ended July 31, 2024. As TRC had an overall reduction in operating activities during the year ended July 31, 2024, TRC reduced expenditures on the Peak REE Project.

Stock-based compensation was $208,875 for the year ended July 31, 2024 compared to $14,500 for the year ended July 31, 2023. TRC recognized stock-based compensation arising from the stock options granted during the year ended July 31, 2024 of $121,503 (July 31, 2023 – $14,500). TRC also recognized stock-based compensation arising from the restricted share units granted during the year ended July 31, 2024 of $87,372 (July 31, 2023 – $nil).

Investor relations were $107,601 for the year ended July 31, 2024 compared to $590,226 for the year ended July 31, 2023. The decrease is related to reduced advertising and promotional activities during the year ended July 31, 2024 as compared to the prior year.

Travel was $95,318 for the year ended July 31, 2024 compared to $2,739 for the year ended July 31, 2023. The increase is related to increased travel by management and Company personnel during the year ended July 31, 2024 as compared to the prior year.

Impairment of exploration and evaluation assets were $nil for the year ended July 31, 2024 compared to $117,334 for the year ended July 31, 2023. During the year ended July 31, 2023, TRC decided not to exercise the DIG Agreement with DIG to acquire the Lac Ducharme Project and terminated the DIG Agreement. As a result of the termination, TRC impaired the carrying value of the Lac Ducharme Project and recognized an impairment loss of $117,334.

Transaction costs were $1,198,809 for the year ended July 31, 2024 compared to $nil for the year ended July 31, 2023. These transaction costs are primarily attributed to the fees incurred in connection with the Proposed Transactions.

Exploration Activities and Expenses for the Year Ended July 31, 2024 and 2023

During the year ended July 31, 2024, TRC incurred $224,355 in property investigation costs related to the Peak REE Project compared to $316,546 for the year ended July 31, 2023. These costs were incurred as part of our Phase 1 Technical Work Program to assess the potential of processing the tailings into rare earth metals.

Following is the breakdown of the property investigation costs incurred during the year ended July 31, 2024 and 2023:

	For the year ended
	July 31, 2024	July 31, 2023
	$	$
Field	—	4,697
Geological	—	7,237
Logistics	—	3,039
Project management	61,478	66,559
Sample analysis	—	121,573
Technical studies	161,938	111,595
Travel	939	1,846
	224,355	316,546

In March, 2024, progress on the Phase 1 Technical Work Program included:

•        Bench-scale bottle roll leach testing completed, with date analysis and reporting underway;

•        Ongoing progress in remaining programs;

•        Solidified stance as a key player in strengthening the U.S. Rare Earth supply chain, aligning with national strategic objectives.

In May 2024, the Vat-Leach testing was completed with ongoing data analysis and reporting to be completed on its Phase 1 Technical Work Program.

Terminated Historical Exploration Agreements

SAM Property

On August 26, 2020, and as amended on December 30, 2020 and June 21, 2021, TRC entered into a property option agreement (the “Taiga Agreement”) with Taiga Gold Corp. (“Taiga”). Taiga holds a 100% interest in a series of mineral claims located in the Amisk Lake region in the Province of Saskatchewan (the “SAM Property”). Pursuant to the Taiga Agreement, TRC had an option to earn 60% interest in the SAM Property (the “SAM Option”), subject to a 2% net smelter returns royalty (“NSR”). TRC had the right, at any time prior to commencing commercial production from the SAM Property, to reduce the NSR from 2% to 1% in consideration for a one-time payment to Taiga of C$1,000,000.

In order to exercise the SAM Option, TRC was required to list its shares on any Canadian stock exchange (the “Going Public Transaction”) make cash and share payments to Taiga, and incur property expenditures as follows:

•        Cash payment of $7,560 (C$10,000) (paid) upon entering a letter of intent with Taiga;

•        Cash payment of $15,345 (C$20,000) (paid) upon the execution of the Taiga Agreement;

•        Cash payment of $15,715 (C$20,000) (paid), and the issuance of 150,000 common shares of TRC (issued with a fair value of $23,360 (C$30,000)) upon completing the Going Public Transaction, or on December 24, 2020, whichever was earlier;

•        Cash payment of $15,807 (C$20,000) (paid) and the issuance of 50,000 common shares of TRC (issued with fair value of $35,013 (C$44,500) and incurring C$100,000 in expenditures on the SAM Property (incurred) on or before September 30, 2021;

•        Issuance of 200,000 shares of TRC by the earlier of first anniversary of the Going Public Transaction or March 31, 2022 (issued with a fair value of $149,557 (C$188,000));

•        Cash payment of $45,420* (C$60,000), issuance of an additional 200,000 common shares of TRC and incurring a further $454,200* (C$600,000) in expenditures on the SAM Property by the earlier of the eighteen-month anniversary of the Going Public Transaction or September 30, 2022;**

•        Cash payment of $75,700* (C$100,000), issuance of an additional 200,000 common shares of TRC and incurring a further $605,600* (C$800,000) in expenditures on the SAM Property by the earlier of the thirty-month anniversary of the Going Public Transaction or September 30, 2023;**

•        Cash payment of $204,390* (C$270,000) (or issuing the equivalent value in shares at the election of Taiga), issuance of an additional 200,000 common shares of TRC and incurring a further $757,000* (C$1,000,000) in expenditures on the SAM Property by the earlier of the forty-two-month anniversary of the Going Public Transaction or September 30, 2024;** and

•        Incurring a further $1,134,500* (C$1,500,000) in expenditures on the SAM Property by the earlier of the fifty-four-month anniversary of the Going Public Transaction or September 30, 2025.**

____________

**      As a result of the termination of the Taiga Agreement on September 30, 2022, TRC is no longer obligated to make these payments or issue the shares.

In executing the Taiga Agreement, during the year ended July 31, 2021, TRC issued 200,000 common shares with a fair value of $2,563 (C$3,400) for finder’s fees, which have been capitalized as mineral properties.

On September 30, 2022, TRC terminated the Taiga Agreement; as a result, during the year ended July 31, 2022, TRC impaired the carrying value of the SAM Property and recognized an impairment loss of $262,513 in its statement of operations and comprehensive loss.

No exploration costs incurred on SAM Property during the years ended July 31, 2024 and 2023.

Lac Ducharme Project

On March 1, 2021 (the “LDP Effective Date”), TRC entered into a property option agreement (the “DIG Agreement”) with Doctors Investment Group Ltd. (“DIG”) which 100% owned the Lac Ducharme Project (the “Lac Ducharme Project”). Pursuant to the DIG Agreement, TRC had an option to earn 100% interest in the Lac Ducharme Project (the “LDP Option”), subject to a 3% NSR. The Lac Ducharme Project is located in Quebec, Canada.

To exercise the LDP Option, TRC was required to make a total cash payment of C$60,000 and issue 510,000 common shares of TRC to DIG as follows:

	Cash payment ($)	Common shares (#)
On or before the date that is seven days after the LDP Effective Date	$23,662 (C$30,000) (paid)	60,000 (issued with fair value of $9,477 (C$12,000))

On or before the date that is fourteen months after the LDP Effective Date	$23,419 (C$30,000) (paid)	100,000 (issued with fair value of $63,014 (C$81,000))

On or before the date that is twenty-eight months after the LDP Effective Date***	—	350,000

____________

***    As a result of the termination of the DIG Agreement on April 23, 2023, TRC is no longer obligated to issue these shares.

In addition, TRC was also required to incur $750,000 in expenditures (the “LDP E&E Expenditures”) on Lac Ducharme Project, which was amended on April 29, 2022 as follows:

	Pre-Amendment (C$)	Post-Amendment (C$)
On or before the date that is fourteen months after the LDP Effective Date	250,000	45,000 (incurred)

On or before the date that is twenty months after the LDP Effective Date	—	55,000 (incurred)

On or before the date that is twenty-eight months after the LDP Effective Date***	500,000	650,000

____________

***    As a result of the termination of the DIG Agreement on April 23, 2023, TRC is no longer obligated to incur these expenditures.

In executing the DIG Agreement, during the year ended July 31, 2021, TRC issued 10,000 common shares with a fair value of $1,609 (C$2,000) for finder’s fees which have been capitalized to exploration and evaluation assets. These shares are subject to an escrow arrangement.

On April 23, 2023, TRC determined not to exercise the LDP Option to acquire the Lac Ducharme Project and terminated the DIG Agreement. As a result of the termination of the DIG Agreement, TRC is no longer obligated to make the remaining option payments and incur the LDP E&E Expenditures pursuant to the DIG Agreement.

As a result of the termination, TRC impaired the carrying value of the Lac Ducharme Project and recognized an impairment loss of $117,334 in the statement of operations and comprehensive loss during the year ended July 31, 2023.

TRC’s exploration costs during the years ended July 31, 2024 and 2023 related to Lac Ducharme Project were:

	For the year ended July 31, 2024	For the year ended July 31, 2023
	$	$
Exploration expenditures
– Assay and analysis	—	—
– Consulting	—	13,043
– Field	—	—
– Geological	—	—
– Licenses and permits	—	—
– Technical studies	—	2,705
– Transportation	—	—
	—	15,748

Liquidity and Capital Resources

Working Capital and Cashflow

TRC has no revenue generating operations from which it can internally generate funds. To date, ongoing operations have been financed by the sale of TRC’s equity securities by way of private placements, convertible securities issuances, and the exercise of incentive stock options and share purchase warrants. While TRC believes it will be able to secure additional private placement financings in the future, it cannot predict the size or pricing of any such financings.

As at July 31, 2024, TRC had accumulated losses of $8,615,197 and a working capital deficiency of $1,375,217.

Capital Expenditures

TRC did not incur capital expenditures for the fiscal years ended July 31, 2024 and July 31, 2023 or for the three months ended October 31, 2024.

TRC expects to operate at a loss for the foreseeable future. TRC’s current planned operational needs are approximately $3 million through July 31, 2025.

In addition to outstanding accounts payable and short-term liabilities, TRC’s average monthly expenditures through July 31, 2025 are expected to be approximately $250,000 per month where approximately $185,000 is for corporate overhead, lease extensions and estimated costs related to securing financing necessary for advancement of the Peak REE Project.

TRC anticipates that to continue to fund basic operations for the next twelve months, amounts totaling $3 million to $4 million are likely to be necessary to continue evaluating the tailings at the Peak REE Project and exercising TRC’s Option. To maintain its currently held properties and fund its currently anticipated general and administrative costs and planned exploration and development activities at the Peak REE Project for the remainder of fiscal year ending July 31, 2025, TRC will require additional financing during the current fiscal year. Should such financing not be available in that timeframe, TRC will be required to reduce activities and will not be able to carry out all presently planned activities at the Peak REE Project.

TRC currently has no further material funding commitments or arrangements for additional financing at this time (other than the Business Combination and the potential exercise of options and warrants) and there is no assurance that TRC will be able to obtain additional financing on acceptable terms, if at all. There is significant uncertainty that TRC will be able to secure any additional financing in the current equity or debt markets. The quantity of funds to be raised and the terms of any proposed equity or debt financing that may be undertaken will be negotiated by management as opportunities to raise funds arise. TRC intends to pursue funding sources of both debt and equity financing, including but not limited to the issuance of equity securities in the form of common shares, warrants, subscription receipts, or any combination thereof in units of TRC pursuant to private placements to accredited investors or pursuant to equity lines of credit or public offerings in the form of underwritten/brokered offerings, at-the-market offerings, registered direct offerings, or other forms of equity financing and public or private issuances of debt securities including secured and unsecured convertible debt instruments or secured debt project financing. TRC does not currently know the terms pursuant to which such financings may be completed in the future, but any such financings will be negotiated at arm’s-length. Future financings involving the issuance of equity securities or derivatives thereof will likely be completed at a discount to the then-current market price of TRC’s securities and will likely be dilutive to current shareholders.

Based on the conditions described within, management has concluded and the audit opinion and notes that accompany TRC’s financial statements for the year ended July 31 2024, disclose that substantial doubt exists as to TRC’s ability to continue in business. The financial statements included in this proxy statement/prospectus have been prepared under the assumption that TRC will continue as a going concern. TRC is a development stage issuer, and TRC has incurred losses since its inception. The Company plans on raising financing to fund ongoing operations as the Company does not have sufficient cash to meet its current obligations as at July 31, 2024, and requires additional cash to fund operations over the next twelve months.

As further consideration for the SBQ Assignment Agreement, TRC is committed to the following additional payments which will be satisfied through the issuance of common shares of TRC (collectively, the “SBQ Milestone Shares”)

•        $182,250 (C$250,000) upon receipt by TRC or any affiliate of a building permit and completion of construction bid set, including applicable specifications for construction, execution, operation and commercial production, for a facility (a “SBQ Processing Facility”) to process material acquired by TRC pursuant to the SBQ Offtake Agreement, or any successor agreement;

•        $113,906 (C$156,250) for each $1,514,000 (C$2,000,000) of government grants received by TRC or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $854,297 (C$1,171,875) provided that the final payment will be reduced in the event the maximum threshold has been reached;

•        $36,450 (C$50,000) for each $1,514,000 (C$2,000,000) of government loan guarantees received by TRC or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $455,625 (C$625,000), provided that the final payment will be reduced in the event the maximum threshold has been reached;

•        $364,500 (C$500,000) upon TRC or any affiliate reaching a decision to commence commercial production of REE oxides or other refined metals at the SBQ Processing Facility; and

•        $182,250 (C$250,000) upon TRC or any affiliate entering into a binding agreement to acquire commercial offtake material produced by the SBQ Processing Facility.

Operating Activities

Cash used in operating activities for the year ended July 31, 2024, was $933,266, a decrease of $436,730 compared to $1,369,996 used during the year ended July 31, 2023. This decrease was primarily due to net losses incurred during the period, after adjusting for items not affecting cash, which amounted to $199,774 for the year ended July 31, 2024, compared to $88,702 used during the year ended July 31, 2023. This was partially offset by an increase in non-cash working capital of $1,508,035 during the year ended July 31, 2024, compared to an increase of $415,727 during the year ended July 31, 2023.

Cash flow from (used in) operating activities for the three months ended October 31, 2024, was $11,320, an increase of $154,446 compared to $(143,126) used during the three months ended October 31, 2023. This increase was primarily due to net losses incurred during the period, after adjusting for items not affecting cash, which amounted to $1,836,253 for the three months ended October 31, 2024, compared to $339,608 used during the three months ended October 31, 2023. This was fully offset by an increase in net changes in non-cash working capital items of $1,726,128 during the three months ended October 31, 2024, compared to an increase of $186,431 during the three months ended October 31, 2023.

Investing Activities

No cash was used in or provided by investing activities during the year ended July 31, 2024, and July 31, 2023, nor in the three months ending October 31, 2024.

No cash was used in or provided by investing activities during the year ended July 31, 2024, nor in the three months ending October 31, 2024. During the year ended July 31, 2023 and the three months ended October 31, 2024, TRC did not purchase any equipment and did not make any option payments on exploration and evaluation assets.

Financing Activities

During the year ended July 31, 2024, the Company completed a non-brokered private placement of a 2-year, 10% unsecured convertible notes in the principal amount of $146,837 (CA$200,000) with an arm’s length lender. In connection with the issuance of the convertible notes, the Company incurred issuance costs of $10,276 (CA$13,996). During the year ended July 31, 2023, 7,631,755 warrants were exercised for proceeds of $636,519 (C$823,774), of which $136,296 (C$175,278) was received during the year ended July 31, 2022.

SUBSEQUENT EVENTS

On January 1, 2025, TRC entered into agreements with its directors, officers, and consultants to grant 4,600,738 common shares of TRC as bonus shares (the “Bonus Shares”), of these, 2,071,915 common shares are to be issued to TRC’s directors and officers. On January 1, 2025 TRC also agreed to pay certain consultants $235,685 (CA$333,887) in cash (the “Cash Bonus”) for filing the initial filing statement of the business combination agreement with Plum on October 29, 2024.

The Bonus Shares and Cash Bonus will be issued and paid upon closing.

OFF-BALANCE SHEET ARRANGEMENTS

TRC does not utilize off-balance sheet arrangements.

CRITICAL ACCOUNTING ESTIMATES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The financial statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value. In addition, these Financial Statements have been prepared using the accrual basis of accounting except for cash flow information. Refer to Note 2 of the audited financial statements for the year ended July 31, 2024 for details on critical accounting estimates and judgments.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40)” (“ASU 2024-03”). ASU 2024-03 improves financial reporting by requiring companies to disclose additional information about certain expenses in the notes to the financial statements. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this guidance on its Financial Statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718) — Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”), which intends to improve clarity and operability without changing the existing guidance. ASU 2024-01 provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. Entities can apply the guidance either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. ASU 2024-01 is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company has evaluated the potential impact of adopting this guidance and expects minimal impact on its Financial Statements.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concept Statements” (“ASU 2024-02”). ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has evaluated the potential impact of adopting this guidance and expects minimal impact on its Financial Statements.

In December 2023, ASU 2023-09 was issued which requires disaggregated information about the effective tax rate reconciliation and additional information on taxes paid that meet a qualitative threshold. The new guidance effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. The adoption is expected to have a minimal impact on the Company’s financial statements or disclosures.

In November 2023, ASU 2023-07 was issued which improves disclosures about a public entity’s reportable segments and addresses requests from investors and other allocators of capital for additional, more detailed information about a reportable segment’s expenses. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280 and is effective starting in annual periods beginning after December 15, 2023. The adoption is expected to have a minimal impact on the Company’s financial statements or disclosures.

FINANCIAL INSTRUMENTS

In the normal course of business, TRC is inherently exposed to certain financial risks, including market risk, credit risk and liquidity risk, through the use of financial instruments. The timeframe and manner in which TRC manages these risks varies based upon management’s assessment of the risk and available alternatives for mitigating risk. TRC does not acquire or issue derivative financial instruments for trading or speculative purposes. All transactions undertaken are to support TRC’s operations. These financial risks and TRC’s exposure to these risks are provided in various tables in Note 10 of our audited financial statements for the year ended July 31, 2024. For a discussion on the significant assumptions made in determining the fair value of financial instruments, refer also to note 2 of the financial statements for the year ended July 31, 2024.

PubCo

Historical compensation of PubCo’s Directors

PubCo did not pay any compensation or provide any benefits for the period from inception on August 8, 2024 to September 30, 2024 to the PubCo Directors.

Executive Officer and PubCo Director Compensation following the Business Combination

TRC is engaging a third-party executive compensation advisory firm to assist in the review and development of its executive and director compensation programs that will be in effect following the Business Combination.

For more information about the holdings of directors and executive officers following consummation of the Business Combination including the number of PubCo Common Shares to be held by each individual, see the section entitled “Beneficial Ownership of PubCo Securities.”

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

The following information concerning the management of PubCo is based on the Plan of Arrangement and the PubCo Closing Articles, the forms of which are attached as Annex B and Annex E, respectively, to this proxy statement/prospectus, and each of which is expected to be in effect in such form as of the consummation of the Business Combination, applicable law and current expectations of TRC and is subject to change.

Directors and Executive Officers

The executive officers and directors of PubCo following the TRC Amalgamation will be as follows:

Name	Age	Position	Class of Director
Ranjeet Sundher	58	Chief Executive Officer & Director
Kuljit Basi	41	Executive Chairman & Director
Alnesh Mohan	53	Chief Financial Officer
Matthew Chatterton	44	Director
Manavdeep Mukhija	38	Director
J. Garry Clark	64	Director

In connection with the TRC Amalgamation, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will become members of the PubCo Board. For a description of their backgrounds, please see “Business of TRC and Certain Information Regarding TRC — Management”.

Family Relationships

There are no family relationships between any of PubCo’s executive officers and directors or director nominees.

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the proposed directors or executive officers of PubCo, and to the best of PubCo’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of PubCo, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the proposed directors or executive officers of PubCo, and to the best of PubCo’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of PubCo, has, within the 10 years prior to the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Other than as disclosed below, none of the proposed directors or executive officers of PubCo, and to the best of PubCo’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of PubCo is, as at the date of this prospectus, or has been within the 10 years before the date of this proxy statement/prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Ranjeet Sundher is the former President, Chief Executive Officer and a director of Bolt Metals. On May 1, 2019, at the request of Bolt Metal’s management, Bolt Metals was granted a temporary management cease trade order (the “Bolt MCTO”) from the BCSC in connection with Bolt Metals’ filing of its audited annual financial statements and management’s discussion and analysis for the financial year ended December 31, 2018 (the “Annual Report”) and its unaudited interim financial statements and management’s discussion and analysis for the financial year ended March 31, 2019 (the “Q1 Report”). On June 27, 2019, Bolt Metals announced that the Annual Report and the Q1 Report had been filed, and the Bolt MCTO was subsequently lifted on July 2, 2019.

Kuljit (Jeet) Basi is a former director of Norra Metals Corp. (“Norra Metals”). On April 5, 2023, the BCSC ordered that all trading in the securities of Norra Metals cease (the “Norra Metals CTO”) until it files annual audited financial statements, MD&A, and the certification of annual filings for the year ended November 30, 2022, as required under National Instrument 51-102 — Continuous Disclosure Obligations. As of the date of this proxy statement/prospectus, the Norra Metals CTO has not been revoked or rescinded.

Mathew Chatterton is a former officer of Isracann Biosciences Inc. (“Isracann”). On April 5, 2023, the BCSC ordered that all trading in the securities of Isracann cease (the “Isracann CTO”) until it files interim financial statements, MD&A, and the certification of interim filings for the period ended November 30, 2022, as required under National Instrument 51-102 — Continuous Disclosure Obligations. On April 6, 2023, the Canadian Securities Exchange (the “CSE”) announced that Isracann was in default of CSE requirements and is therefore suspended pursuant to CSE Policy 3 effectively immediately (the “Isracann Suspension”). The Isracann Suspension is considered a regulatory halt as defined in National Instrument 23-101 — Trading Rules. As of the date of this proxy statement/prospectus, neither the Isracann CTO nor the Isracann Suspension have been revoked or rescinded.

Matthew Chatterton was a former director of The Vurger Co Ltd (“Vurger”) since April 4, 2022. Vurger is a private limited company incorporated under the Companies Act 2006 (United Kingdom) on July 11, 2016, and formerly operated a chain of a vegan fast food restaurants in England. On April 28, 2023, Vurger entered administration under the Insolvency Act 1986 (United Kingdom), leading to a “pre-packaged” administration sale of its assets which was announced on May 5, 2023.

Election of Directors

Election and Appointment of Directors

Under the PubCo Closing Articles, the PubCo Board is to consist of the greater of three, and the most recently set of (i) the number of directors set by a resolution of the PubCo Board and (ii) the number of directors actually elected or continued in office as a result of a meeting of PubCo Shareholders. The PubCo Closing Articles provide for the PubCo Board to be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible of one-third of the total number of directors. Class I directors shall initially serve for a term expiring the first annual general meeting following the effectiveness of the PubCo Closing Articles. Class II directors shall initially serve for a term expiring at the second annual general meeting following the effectiveness of the PubCo Closing Articles. Class III directors shall initially serve for a term expiring at the third annual general meeting following the effectiveness of the PubCo Closing Articles.

At any general meeting of PubCo Shareholders at which directors are to be elected, a separate vote of PubCo Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the BCBCA and PubCo’s by-laws, any vacancy occurring on the PubCo Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If there is not a quorum of directors, or if there has been a failure to elect the number or minimum number of directors required by the PubCo Closing Articles, the directors then in office may, without delay, appoint as directors the number of individuals that will constitute a quorum and/or call a special meeting of PubCo Shareholders to fill the vacancy, and if they fail to call a meeting or if there are no directors then in office, any PubCo Shareholder can call the meeting or appoint the necessary number of directors.

Any director appointed in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been duly elected and qualified or until his or her earlier resignation, death or removal.

Orientation and Continuing Education

Following closing of the Business Combination, it is expected that the PubCo Board will implement an orientation program for new directors. It is anticipated that new directors will be provided with comprehensive orientation and education as to the nature and operation of the company and its business, the role of the PubCo’s Board and its committees, and the contribution that an individual director is expected to make. The governance and ESG committee will be responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of the directors and to ensure that their knowledge and understanding of PubCo’s business remains current. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Director Term Limits and Other Mechanisms of Board Renewal

Subject to the BCBCA, the PubCo Shareholders shall at the first meeting of PubCo Shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the next annual meeting of PubCo Shareholders following the election. Class I directors shall initially serve for a term expiring at the first annual general meeting of PubCo Shareholders following the effectiveness of the PubCo Closing Articles, Class II directors shall initially serve for a term expiring at the second annual general meeting of PubCo Shareholders following the effectiveness of the PubCo Closing Articles and Class III directors shall initially serve for a term expiring at the third annual general meeting of PubCo Shareholders following the effectiveness of the PubCo Closing Articles. At each succeeding annual general meeting of PubCo Shareholders, successors to the class of directors whose term expires at that annual general meeting of PubCo Shareholders shall be elected for a term expiring at the third succeeding annual general meeting of PubCo Shareholders. Notwithstanding the foregoing, if directors are not elected at a meeting of PubCo Shareholders, the incumbent directors continue in office until their successors are elected.

Following closing of the Business Combination, PubCo anticipates implementing mandatory age-related retirement policies and other mechanisms of board renewal and that PubCo’s governance and ESG committee will seek to maintain the composition of the PubCo Board in a way that provides, in the judgment of the PubCo Board, the best mix of skills and experience to provide for PubCo’s overall stewardship.

Removal of Directors

Subject to the BCBCA, the PubCo Shareholders may by ordinary resolution at a special meeting remove any director or directors from office before the expiration of his or her term of office and may elect any person in his or her stead for the remainder of the director’s term. If the PubCo Shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint a director to fill that vacancy. Notwithstanding the foregoing, where the holders of any class or series of shares of PubCo have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

The PubCo Board may remove any director or directors from office before the expiration of his or her term of office if the director is convicted of an indictable offense, or if the director ceases to be qualified to act as a director and does not promptly resign, and the PubCo Board may appoint a director to fill the resulting vacancy.

Proceedings of Board of Directors

A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors. In accordance with the relevant mandates of the PubCo Board and its committees, it is expected that time will be set aside at every meeting to meet in camera (without management present) to facilitate open and candid discussion.

PubCo Board Conflicts of Interest

Any PubCo Director who has a material personal interest in a contract or proposed contract of PubCo, holds any office or owns any property such that the director might have duties or interests which conflict with, or which may conflict, either directly or indirectly, with the directors’ duties or interests as a director, must give the directors notice of the interest at a meeting of directors.

For purposes of managing any potential conflicts of interest, a director who has a material interest in a matter before the PubCo Board or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by the PubCo Board or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the BCBCA regarding conflicts of interest.

Certain members of the PubCo Board are also members of the board of directors of other public companies. See the section entitled “Management After the Business Combination.”

Director Term Limits and Other Mechanisms of Board Renewal

The BCBCA will allow for the removal of a director by ordinary resolution of the shareholders passed at a special meeting.

PubCo’s Closing Articles will specify that the directors be divided into three classes designated Class I, Class II and Class III. At each succeeding annual general meeting, successors to the class of directors whose term expires at that annual general meeting shall be elected for a term expiring at the third succeeding annual general meeting. All directors whose term expires at an annual general meeting shall cease to hold office immediately before the election or appointment of directors at such annual general meeting, but are eligible for re-election or reappointment.

Indemnification and Insurance Obligations of PubCo Following the Business Combination

Under Section 160 of the BCBCA, PubCo may indemnify an individual who (i) is or was a director or officer of PubCo, (ii) is or was a director officer of another corporation at a time when the corporation is or was an affiliate of the copay or at the request of the company, or (iii) at the request of the company holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against judgments, penalties or fines awarded, or amounts paid in settlement of, proceedings in which such Indemnified Person is involved by reason of being or having been director or officer of PubCo, and all costs, charges, expenses reasonably incurred by such person in respect of such proceedings, if (i) the indemnity or payment is made under an earlier agreement to indemnify and, at the time such agreement was made or at the time the indemnity or payment is made, PubCo was not prohibited from giving the indemnity or paying the expenses, (ii) the Indemnified Person acted honestly and in good faith with a view to the best interests of PubCo, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful.

PubCo may pay, as they are incurred in advance to a final disposition of such a proceeding in which such Indemnified Person is involved by reason of being or having been a director or officer of PubCo, the costs, charges and expenses actually and reasonably incurred by the Indemnified Person in respect of such a proceeding; however, the Indemnified Person must repay the funds if the Indemnified Person does not fulfill the Indemnification Conditions.

Notwithstanding the foregoing, the BCBCA provides that on the application of PubCo or an Indemnified Party, the court may (i) order PubCo to indemnify the Indemnified Party against any liability incurred in respect of a proceeding, (ii) order PubCo to pay some of all of the costs, charges and expenses incurred in respect of a proceeding, (iii) order the enforcement of or payment under an indemnification agreement entered into by PubCo, (iv) order PubCo to pay some or all of the expenses actually and reasonably incurred in obtaining such an order and (v) make any other order the court considers appropriate.

As permitted by the BCBCA, PubCo’s articles will require that an indemnifiable person be entitled to indemnity from PubCo in respect of judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, proceedings in which the indemnifiable person is involved by reason of being or having been a director or officer of the corporation or body corporate, and all costs, charges, expenses reasonably incurred by such person in respect of such proceedings. Each indemnifiable party is deemed to have contracted with PubCo on the terms of the indemnity in PubCo’s articles.

In addition, PubCo’s articles will provide that PubCo may agree to indemnify and may indemnify any person against eligible penalties and pay expenses incurred in connection with the performance of services by that person for PubCo. PubCo’s articles will also specify that failure of an eligible party to comply with the provisions of the BCBCA or PubCo’s articles will not invalidate any indemnity to which he or she is entitled. Because PubCo’s articles will require that indemnification be subject to the BCBCA, any indemnification that PubCo provides is subject to the same restrictions set out in the BCBCA which are summarized, in part, above.

PubCo may also, pursuant to the PubCo articles and BCBCA, purchase and maintain insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office in PubCo or a related body corporate.

Foreign Private Issuer Status

After the consummation of the Business Combination, PubCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NASDAQ. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. PubCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NASDAQ’s listing standards.

Board Mandate

The primary responsibility of the PubCo Board will be to appoint competent management and to oversee the management of PubCo with a view to maximize shareholder value and ensure corporate conduct in an ethical and legal manner through an appropriate system of corporate governance and internal controls. Subject to the provisions of the BCBCA, the PubCo Board may delegate certain of those powers and authority that the directors of PubCo, or independent directors, as applicable, deemed necessary or desirable to effect the actual administration of the duties of the PubCo Board.

In general terms, the PubCo Board will endeavor to:

(a)     define the principal objective(s) of PubCo based upon the recommendations of the chief executive officer of PubCo (the “Chief Executive Officer”) and others deemed appropriate for such purpose;

(b)    monitor the management of the business and affairs of PubCo with the goal of achieving PubCo’s principal objective(s) as defined by the PubCo Board;

(c)     discharge the duties imposed on the PubCo Board by applicable laws; and

(d)    for the purpose of carrying out the foregoing responsibilities, take all such actions as the PubCo Board deems necessary or appropriate.

Without limiting the generality of the foregoing, the PubCo Board will endeavor to perform the following general duties.

•        Review progress towards the achievement of the goals established in the strategic, operating and capital plans.

•        Review the principal risks of PubCo’s business identified by the Chief Executive Officer and review management’s implementation of the appropriate systems to manage these risks.

•        Approve the annual operating and capital budgets and plans and subsequent revisions thereof.

•        Approve the establishment of credit facilities and borrowings.

•        Approve issuances of additional shares or other securities to the public.

Monitoring and Acting

•        Monitor PubCo’s progress towards its goals, and to revise and alter its direction through management in light of changing circumstances.

•        Monitor overall human resource policies and procedures, including compensation and succession planning.

•        Appoint the Chief Executive Officer and determine the terms of the Chief Executive Officer’s employment with PubCo.

•        Approve the distribution policy of PubCo.

•        Review the systems implemented by management and the PubCo Board which are designed to maintain or enhance the integrity of PubCo’s internal control and management information systems.

•        Monitor the “good corporate citizenship” of PubCo, including compliance by PubCo with all applicable environmental laws.

•        In consultation with the Chief Executive Officer, establish the ethical standards to be observed by all officers and employees of PubCo and use reasonable efforts to ensure that a process is in place to monitor compliance with those standards.

•        Require that the Chief Executive Officer institute and monitor processes and systems designed to ensure compliance with applicable laws by PubCo and its officers and employees.

•        Approve all matters relating to a transaction involving PubCo.

Compliance Reporting and Corporate Communications

•        Review the procedures implemented by PubCo’s management and the PubCo Board which are designed to ensure that the financial performance of PubCo is properly reported to PubCo Shareholders, other security holders and regulators on a timely and regular basis.

•        Recommend to PubCo Shareholders a firm of chartered accountants to be appointed as PubCo’s auditors.

•        Review the procedures designed and implemented by management and the independent auditors to ensure that the financial results are reported fairly and in accordance with generally accepted accounting principles.

•        Review the procedures implemented by PubCo’s management and the PubCo Board which are designed to ensure the timely reporting of any other developments that have a significant and material impact on the value of PubCo.

•        Report annually to PubCo Shareholders on the PubCo Board’s stewardship for the preceding year.

•        where required, approve any policy designed to enable PubCo to communicate effectively with the PubCo Shareholders and the public generally.

Governance

•        In consultation with the Chair of the PubCo Board, develop a position description for the Chair of the PubCo Board.

•        Facilitate the continuity, effectiveness and independence of the PubCo Board by, amongst other things,

•        selecting nominees for election to the PubCo Board;

•        appointing a Chair of the PubCo Board who is not a member of management;

•        appointing from amongst the directors an audit committee and such other committees of the PubCo Board as the PubCo Board deems appropriate;

•        defining the mandate or terms of reference of each committee of the PubCo Board;

•        ensuring that processes are in place and are utilized to assess the effectiveness of the Chair of the PubCo Board, the PubCo Board as a whole, each committee of the PubCo Board and each director; and

•        establishing a system to enable any director to engage an outside adviser at the expense of PubCo.

•        Review annually the adequacy and form of the compensation of directors.

Delegation

•        The PubCo Board may delegate its duties to and receive reports and recommendations from any committee of the PubCo Board.

Composition

•        On at least an annual basis, the PubCo Board shall conduct an analysis and make a positive affirmation as to the “independence” of a majority of the PubCo Board members.

•        Members should have or obtain sufficient knowledge of PubCo to assist in providing advice and counsel on relevant issues.

Meetings

•        The PubCo Board shall meet at least four times per year and/or as deemed appropriate by the PubCo Board Chair.

•        Minutes of each meeting shall be prepared by the Secretary to the PubCo Board.

•        The Chief Executive Officer or his designate(s) may be present at all meetings of the PubCo Board.

•        Vice-Presidents and such other staff as appropriate to provide information to the PubCo Board shall attend meetings at the invitation of the PubCo Board.

Reporting/Authority

•        Following each meeting, the secretary will promptly report to the PubCo Board by way of providing draft copies of the minutes of the meetings.

•        Supporting schedules and information reviewed by the PubCo Board at any meeting shall be available for examination by any director upon request to the Chief Executive Officer.

•        The PubCo Board shall have the authority to review any corporate report or material and to investigate activity of PubCo and to request any employees to cooperate as requested by the PubCo Board.

The PubCo Board may retain persons having special expertise and/or obtain independent professional advice to assist in fulfilling its responsibilities at the expense of PubCo.

Board Committees

Upon consummation of the Business Combination, PubCo will establish a separately standing audit committee, governance and ESG committee, compensation committee and reserves committee.

Audit Committee

Effective upon consummation of the Business Combination, PubCo will establish an audit committee of the PubCo Board, which is expected to be comprised of Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark. The PubCo Board is expected to determine that each such director is independent under the Listing Rules, and under Rule 10A-3 of the Exchange Act. Matthew Chatterton is expected to serve as the chairman of the audit committee. Each member of the audit committee is expected to meet the financial literacy requirements of the NASDAQ and the PubCo Board is expected to determine that Matthew Chatterton is an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. PubCo intends to rely on the exemptions for U.S. listed issuers thereunder.

The PubCo Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•        appointing, compensating, retaining, evaluating, terminating and overseeing PubCo’s independent registered public accounting firm;

•        discussing with PubCo’s independent registered public accounting firm their independence from PubCo’s management;

•        reviewing with PubCo’s independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by PubCo’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with PubCo’s management and PubCo’s independent registered public accounting firm the interim and annual financial statements;

•        reviewing and monitoring PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing PubCo’s policies on risk assessment and risk management;

•        reviewing related party transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Governance and ESG Committee

Effective upon consummation of the Business Combination, PubCo will establish a governance and ESG committee of the PubCo Board, which is expected to be comprised of Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark, each of whom is independent under the applicable rules of the SEC and the NASDAQ Listing Rules, and Manavdeep Mukhija is expected to serve as the chairman of the committee. The PubCo Board is expected to adopt, effective upon completion of the Business Combination, a governance and ESG charter, which details the principal functions of the governance and ESG committee. The governance and ESG committee will be responsible for overseeing the selection of persons to be nominated to serve on the PubCo Board.

The governance and ESG committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the PubCo Board, consistent with criteria approved by the PubCo Board;

•        evaluating the overall effectiveness of the PubCo Board and its committees; and

•        reviewing developments in corporate governance compliance and developing and recommending to the PubCo Board a set of corporate governance guidelines and principles.

The governance and ESG committee will consider persons identified by its members, management, directors and others. The guidelines for selecting nominees, which will be specified in the governance and ESG committee charter, will generally provide that persons to be nominated should:

•        have demonstrated notable or significant achievements in business, education or public service;

•        possess the requisite intelligence, education and experience to make a significant contribution to the PubCo Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the PubCo Shareholders.

The governance and ESG committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the PubCo Board. The governance and ESG committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The governance and ESG committee will not distinguish among nominees recommended by PubCo Shareholders and other persons.

Compensation Committee

Effective upon consummation of the Business Combination, PubCo will establish a compensation committee comprised of Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark are independent under the applicable rules of the SEC and the NASDAQ. Matthew Chatterton is expected to serve as chairman of the compensation committee.

The PubCo Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•        reviewing and approving corporate goals and objectives with respect to the compensation of PubCo’s Chief Executive Officer, evaluating PubCo’s Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;

•        reviewing and setting or making recommendations to the PubCo Board regarding the compensation of PubCo’s other executive officers;

•        reviewing and making recommendations to the PubCo Board regarding director compensation;

•        reviewing and approving or making recommendations to the PubCo Board regarding PubCo’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NASDAQ and the SEC.

Compensation Committee Interlocks and Insider Participation

None of PubCo’s proposed officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers is expected to serve on PubCo’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers is expected to serve on the PubCo Board.

Independence of Directors

PubCo Common Shares and PubCo Warrants currently are not traded on a stock exchange. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

As a result, PubCo will adhere to the rules of the NASDAQ and applicable Canadian securities laws in determining whether a director is independent. The PubCo Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the NASDAQ generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The PubCo Board is expected to determine that Matthew Chatterton, Manavdeep Mukhija and J. Garry Clark will be considered independent directors.

Risk Oversight

The PubCo Board will oversee the risk management activities designed and implemented by PubCo’s management. The PubCo Board will execute its oversight responsibility both directly and through its committees. The PubCo Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. PubCo’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the PubCo Board and the audit committee. The PubCo Board will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the PubCo Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Code of Business Conduct and Ethics

In connection with the Business Combination, PubCo intends to adopt a Code of Conduct and Ethics and to post such Code of Conduct and Ethics and any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner consistent with the applicable rules or regulations of the SEC and the NASDAQ.

Shareholder Communication with the PubCo Board

PubCo Shareholders and interested parties may communicate with the PubCo Board, any committee chairperson or the independent directors as a group by writing to the PubCo Board or committee chairperson in care of Matthew Chatterton.

Insider Trading Policy

Upon closing of the Business Combination, PubCo intends to adopt an insider trading policy which will prohibit its executives, other employees and directors from: (i) trading in its securities while in possession of material undisclosed information about PubCo; and (ii) entering into certain derivative-based transactions that involve, directly or indirectly, securities of PubCo, during a restricted period.

Diversity

PubCo recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the governance and ESG committee will, when identifying candidates to nominate for election to the PubCo Board or appoint as senior management or in its review of senior management succession planning and talent management:

•        consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to PubCo’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•        consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

•        consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the PubCo Board or for appointment as senior management and in general with regard to succession planning for the PubCo Board and senior management; and

•        as required, engage qualified independent external advisors to assist the PubCo Board in conducting its search for candidates that meet the board of directors’ criteria regarding skills, experience and diversity.

DESCRIPTION OF PUBCO SECURITIES

This section of the proxy statement/prospectus includes a description of the material terms of the PubCo Closing Articles and of applicable Canadian law as they will be in effect upon Closing of the Business Combination. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as per the date of this proxy statement/prospectus. The description is qualified in its entirety by reference to the complete text of the PubCo Closing Articles, the form of which is attached as Annex E to this proxy statement/prospectus. We urge you to read the full text of the PubCo Closing Articles.

Authorized Share Capital

Following the Plum Amalgamation, PubCo’s authorized share capital will consist of an unlimited number of PubCo Common Shares.

At the Effective Time, [•] PubCo Common Shares will be either outstanding or subject to issuance upon exercise of outstanding options, warrants convertible debentures or RSUs, assuming no Plum shareholders exercise redemption rights with respect to their public shares.

PubCo Common Shares

Holders of PubCo Common Shares will be entitled to one vote per share on all matters upon which holders of shares are entitled to vote. The holders of PubCo Common Shares are entitled to receive dividends as, if and when declared by the PubCo Board. In the event of PubCo’s liquidation, dissolution or winding-up or other distribution of its assets among its shareholders, the holders of PubCo Common Shares will be entitled to share pro rata in the distribution of the balance of PubCo’s assets. Holders of PubCo Common Shares will have no pre-emptive or conversion or exchange rights or other subscription rights. There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to PubCo Common Shares. There is no provision in the PubCo Closing Articles requiring holders of PubCo Common Shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions.

Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one PubCo Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination, provided that we have an effective registration statement under the Securities Act covering the PubCo Common Shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of PubCo Common Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any PubCo Common Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the PubCo Common Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a PubCo Common Share upon exercise of a warrant unless the PubCo Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the PubCo Common Share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement covering the public resale of the PubCo Common Shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those PubCo Common Shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our PubCo Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so appoint, we will not be required to file or maintain in effect a registration statement. If a registration statement covering the public resale of the PubCo Common Shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of PubCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value.

Redemptions of warrants when the price per PubCo Common Share equals or exceeds $18.00.

Once the warrants become exercisable, we may call the warrants for redemption (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported closing price of the PubCo Common Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and certain issuances of PubCo Common Shares and equity linked securities).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the PubCo Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the PubCo Common Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per PubCo Common Share equals or exceeds $10.00.    Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our PubCo Common Shares (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such warrants for $0.10 per share; and

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per PubCo Common Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like and certain issuances of PubCo Common Shares and equity linked securities) on the trading day before we send the notice of redemption to the warrant holders.

The numbers in the table below represent the number of PubCo Common Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our PubCo Common Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our PubCo Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to PubCo Common Shares shall include a security other than PubCo Common Shares into which the PubCo Common Shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of PubCo Common Shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of PubCo Common Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of PubCo Common Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our PubCo Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 PubCo Common Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our PubCo Common Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 PubCo Common Shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 PubCo Common Shares per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the PubCo Common Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our PubCo Common Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per PubCo Common Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the PubCo Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the PubCo Common Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer PubCo Common Shares than they would have received if they had chosen to wait to exercise their warrants for PubCo Common Shares if and when such PubCo Common Shares were trading at a price higher than the exercise price of $11.50.

No fractional PubCo Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of PubCo Common Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the PubCo Common Shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the PubCo Common Shares, PubCo (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the PubCo Common Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of outstanding PubCo Common Shares is increased by a capitalization or share dividend payable in PubCo Common Shares, or by a sub-divisions of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, sub-divisions or similar event, the number of PubCo Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase PubCo Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of PubCo Common Shares equal to the product of (i) the number of PubCo Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Common Shares) and (ii) one minus the quotient of (x) the price per PubCo Common Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for PubCo Common Shares, in determining the price payable for PubCo Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of PubCo Common Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the PubCo Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of PubCo Common Shares on account of such PubCo Common Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the PubCo Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of PubCo Common Shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (b) to satisfy the redemption rights of the holders of PubCo Common Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of PubCo Common Shares in connection with a shareholder vote to amend the Plum Articles (A) to modify the substance or timing of our obligation to provide holders of our PubCo Common Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering, or (B) with respect to any other provision relating to the rights of holders of our PubCo Common Shares or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Common Share in respect of such event.

If the number of outstanding PubCo Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of PubCo Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of PubCo Common Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding PubCo Common Shares.

Whenever the number of PubCo Common Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PubCo Common Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of PubCo Common Shares so purchasable immediately thereafter.

In addition, if (x) we issue additional PubCo Common Shares or equity linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per PubCo Common Share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume-weighted average trading price of our PubCo Common Shares during the 10 trading day period starting on the trading day prior to the day on which we consummate our initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants when the price per PubCo Common Share equals or exceeds $10.00.” and “Redemption of warrants when the price per PubCo Common Share equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

In case of any reclassification or reorganization of the outstanding PubCo Common Shares (other than those described above or that solely affects the par value of such PubCo Common Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding PubCo Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the PubCo Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of PubCo Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of PubCo Common Shares in such a transaction is payable in the form of PubCo Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to make any amendments that are necessary in the good faith determination of our board of directors (taking into account then existing market precedents) to allow for the warrants to be classified as equity in our financial statements (provided that our board of directors may not amend pursuant to the proceeding clause (iii), the warrant agreement to increase the exercise price, shorten the exercise period, reduce the $18.00 price trigger as described in “Description of Securities — Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per PubCo Common Share equals or exceeds $18.00” or reduce the $10.00 or $18.00 price trigger or amounts set forth in the table described in “Description of Securities — Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per PubCo Common Share equals or exceeds $10.00”), but otherwise requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive PubCo Common Shares. After the issuance of PubCo Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of PubCo Common Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to the public shareholder warrants. The private placement warrants (including the PubCo Common Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by affiliates of our sponsor or their permitted transferees. Our sponsor, or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than affiliates of our sponsor or their permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of PubCo Common Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Common Shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value. The “historical fair market value” will mean the average reported closing price of the PubCo Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the holders of warrants. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the PubCo Common Shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required.

Certain Important Provisions of the PubCo Closing Articles and the BCBCA

The following is a summary of certain important provisions of our articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.

Stated Objects or Purposes

The PubCo Closing Articles will not contain stated objects or purposes and will not place any limitations on the business that PubCo may carry on following the Plum Amalgamation.

Directors

Power to vote on matters in which a director is materially interested.    Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest if the contract or transaction is material to the company, the company has entered, or proposes to enter, into the contract or transaction, and either the director or senior officer has a material interest in the contract or transaction or is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction, unless otherwise provided for in the BCBCA. A director does not hold a disclosable interest in a contract or transaction if the contract or transaction: (i) is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director, or a person in whom the director has a material interest, for the benefit the company or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of the company or of one of its affiliates; (iv) relates to a loan to the company and the director, or a person in whom the director has a material interest, is the guarantor of some or all of the loan; or (v) is with a company that is affiliated to the company and the director is also a director or senior officer of that company or an affiliate of that company.

A director who holds a disclosable interest may not be liable to account to the company for any profit that accrues to the director under or as a result of a contract or transaction in which the director holds a disclosable interest, if the contract or transaction is: (i) approved by the other non-interested directors (unless all directors have a disclosable interest) or by a special resolution of the shareholders, after the nature and extent of the disclosable interest has been disclosed to the directors or shareholders, as applicable, or (ii) the contract or transaction was entered into before the individual became a director, the disclosable interest was disclosed to the other directors or shareholders and the director who holds the disclosable interest does not vote on any decision or resolution touching on the contract or transaction. Directors will also be required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest. A director who holds such disclosable interest in respect of any material contract or transaction into which the company has entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place.

Directors’ power to determine the remuneration of directors.    The remuneration of PubCo’s directors, if any, may be determined by PubCo’s directors subject to PubCo’s articles. The remuneration may be in addition to any salary or other remuneration paid to any of PubCo’s employees (including executive officers) who are also directors.

Number of shares required to be owned by a director.    PubCo’s articles will not and the BCBCA does not provide that a director is required to hold any of PubCo’s shares as a qualification for holding his or her office. The PubCo Board has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable exchange requirements, and the BCBCA, PubCo, upon the Plum Amalgamation, will have to hold a general meeting of its shareholders at least once every year at a time and place determined by its board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting, unless an extension is obtained. A meeting of PubCo’s shareholders may be held anywhere in or outside British Columbia. The board may also determine that shareholders may attend a meeting of shareholders by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, among other things, must be sent to each shareholder entitled to attend the meeting and to each director, so long that the company is a public company, not less than 21 days and no more than two months prior to the meeting, although, as a result of applicable securities laws, the minimum time for notice is effectively longer in most circumstances. Under the BCBCA, shareholders entitled to notice of a meeting may waive or reduce the period of notice for that meeting, provided applicable securities laws are met. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

A quorum for meetings of shareholders is present if at least one shareholder who holds at least five (5%) of the issued shares entitled to vote at the meeting, are present in person or represented by proxy at the meeting. If a quorum is not present within one half hour from the time set for the opening of any meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting was requisitioned by shareholders, in which case the meeting is dissolved.

Holders of PubCo Common Shares are entitled to attend and vote at meetings of PubCo’s shareholders except meetings at which only holders of another class of shares are entitled to vote. Except as otherwise provided with respect to any particular series of preference share, and except as otherwise required by law, the holders of PubCo’s preference shares are not entitled to receive notice of, or to attend or vote at any meetings of PubCo’s shareholders. PubCo’s directors and officers, PubCo’s auditor and any other persons invited by PubCo’s directors or the chair of the meeting are entitled to attend any meeting of PubCo’s shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless he or she is a shareholder or proxyholder entitled to vote at the meeting.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least (i) 1% of the PubCo Common Shares or (ii) PubCo Common Shares with a fair market value in excess of C$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to PubCo in advance of any proposed meeting by delivering a timely written notice in proper form to PubCo’s registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of PubCo for at least two years before the date of signing the proposal.

Certain advance notice provisions with respect to the election of PubCo’s directors will be included in the PubCo Closing Articles (the “Advance Notice Provisions”). The Advance Notice Provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the Advance Notice Provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide PubCo notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days nor more than 65 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders (the “Notice Date”) is less than 40 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareholder may be made not later than 5:00 p.m. in the time zone of the principal executive offices of PubCo on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than 5:00 p.m. in the time zone of the principal executive offices on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of PubCo’s outstanding voting securities.

Forum Selection

For claims brought under the Securities Act, the PubCo Closing Articles will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). Application of the Federal Forum Provision means that suits brought by PubCo’s shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Actions by PubCo’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. PubCo’s shareholders will not be deemed to have waived PubCo’s compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of PubCo Common Shares shall be deemed to have notice of and consented to the aforementioned forum selection provisions, including the Federal Forum Provision. Additionally, PubCo’s shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may limit PubCo’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against PubCo and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the PubCo Closing Articles to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm PubCo’s business, operating results and financial condition.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding or an action, in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which proceeding was brought was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred.

Ownership and Exchange Controls

There is no limitation imposed by Canadian law or by the PubCo Closing Articles on the right of a non-resident to hold or vote PubCo Common Shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold PubCo Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires, directly or indirectly, “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in PubCo Common Shares by a non-Canadian who is a private sector investor originating from a country with which Canada has a free trade agreement, including a United States investor, would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than the amount specified, which is currently C$1.989 billion. For most other investors who are not state-owned enterprises the threshold is currently C$1.326 billion for 2024.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one-third (1/3) of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national-security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” The responsible ministers have broad discretion to determine whether an investor is a non-Canadian and therefore subject to national-security review. Review on national-security grounds is at the discretion of the responsible ministers, and may occur on a pre- or post-closing basis.

The above-noted considerations with respect to the national-security-review regime in the Investment Canada Act are underscored in view of the fact that the principal business of TRC is exploration and development of Rare Earth Elements (“REE”). Under the Guidelines on the National Security Review of Investments made under the Investment Canada Act, for the purposes of making determinations under the national security regime in the Act, the Minister who exercises authority under the Investment Canada Act may take into account factors including but not limited to the following as they relate to national security, “the potential impact of the investment on critical minerals and critical mineral supply chains”. The current list of critical minerals listed by the Canadian Government expressly include REE.

Certain transactions relating to PubCo Common Shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national-security review, including:

•        the acquisition of PubCo Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•        the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act; and

•        the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of PubCo Common Shares, remains unchanged.

Other

There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or that would affect the remittance of dividends (if any) or other payments by PubCo, following the Plum Amalgamation, to non-resident holders of PubCo Common Shares, other than withholding tax requirements.

Transfer Agent and Warrant Agent

The transfer agent for PubCo Common Shares and warrant agent for the PubCo public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

Periodic Reporting under U.S. Securities Law

PubCo will be a “foreign private issuer” under the securities laws of the United States and the exchange listing rules of the NASDAQ (the “Listing Rules”). Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. PubCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NASDAQ listing standards. Subject to certain exceptions, the Listing Rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the NASDAQ.

Additionally, because PubCo qualifies as a “foreign private issuer” under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

PubCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

Listing of PubCo Securities

PubCo Common Shares and PubCo Warrants currently are not traded on a stock exchange. PubCo has applied to have the PubCo Common Shares and PubCo Public Warrants listed on the NASDAQ. Listing is subject to the approval of NASDAQ in accordance with its original listing requirements. There is no assurance that NASDAQ will approve PubCo’s listing application. Any such listing of the PubCo Common Shares and PubCo Warrants will be conditional upon PubCo fulfilling all of the listing requirements and conditions of NASDAQ. It is anticipated that upon the Closing the PubCo Common Shares and PubCo Warrants will be listed on the NASDAQ under the ticker symbols “TREO” and “TREOW,” respectively. Following the Closing, it is anticipated that the TRC Common Shares will be delisted from the TSX-V, and TRC will apply to have TRC cease to be a reporting issuer in the jurisdictions in which it is currently a reporting issuer.

Certain Insider Trading and Market Manipulation Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus and should not be viewed as legal advice for specific circumstances.

In connection with its listing on the NASDAQ, PubCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the PubCo Board and PubCo employees in PubCo Common Shares or in financial instruments the value of which is determined by the value of the shares.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the PubCo Board, officers and other employees of PubCo may not purchase or sell shares or other securities of PubCo when he or she is in possession of material, non-public information about PubCo (including PubCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about PubCo.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than when it is necessary in the course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, from recommending or encouraging another person or company: (A) to purchase or sell a security of the issuer; or (B) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if the person (a) is an insider, affiliate or associate of (i) the issuer, (ii) a person or company that is considering or evaluating whether to make a take-over bid, or a person or company that is proposing to make a take-over bid, for the securities of the issuer, or (iii) a person that is considering or proposing (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (b) has engaged, is engaging in, or is considering or proposing to engage in in any business or professional activity with or on behalf of (i) the issuer, or (ii) a person described in clause (a)(ii) or (iii); (c) is a director, officer or employee of (i) the issuer, or (ii) a person or company described in clause (a)(ii) or (iii) or (b); (d) knows of a material fact or of a material change with respect to the company, having acquired the knowledge while in a relationship described in paragraph (a), (b) or (c) with the company; (e) knows of a material fact or of a material change with respect to the company, having acquired the knowledge from another person at a time when (i) that other person was in a special relationship with the company, whether under this paragraph or any of paragraphs (a) to (d), and (ii) the person that acquired knowledge of the material fact or material change from that other person knew or reasonably ought to have known of the special relationship referred to in subparagraph (i); or (f) is within a class of persons prescribed by the BCBCA. Thus, members of the PubCo Board, officers and other employees of PubCo may not purchase or sell PubCo Common Shares or other securities of PubCo when they are in possession of material, non-public information about PubCo (including PubCo’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information about PubCo.

Rule 144

All PubCo Common Shares and PubCo Warrants received by Plum Shareholders in the Business Combination are expected to be freely tradable, except that PubCo Common Shares and PubCo Warrants received in the Business Combination by persons who become affiliates of PubCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of PubCo generally include individuals or entities that control, are controlled by or are under common control with, PubCo and may include the directors and executive officers of PubCo as well as its principal shareholders.

Resale under Canadian Securities Laws

The PubCo Common Shares to be issued in connection with the Business Combination, will not be legended and may be resold in each of the provinces and territories of Canada, provided that: (i) PubCo is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (subject to the abridgment of such four month period upon PubCo becoming a reporting issuer by filing a non-offering prospectus in the Province of British Columbia); (ii) the trade is not a “control distribution” (as defined in NI 45-102); (iii) no unusual effort is made to prepare the market or create a demand for the PubCo Common Shares; (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (v) if the selling securityholder is an insider or officer (as defined under applicable Canadian securities legislation) of PubCo, the insider or officer has no reasonable grounds to believe that PubCo is in default of applicable Canadian securities legislation. Each holder of PubCo Common Shares is urged to consult the holder’s professional advisors with respect to applicable restrictions.

Registration Rights

Pursuant to the Registration Rights Agreement, PubCo will agree that, within 15 business days after the Closing, PubCo will file with the SEC (at PubCo’s sole cost and expense) the Resale Registration Statement, and PubCo will use its commercially reasonable efforts to cause the Resale Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand PubCo’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

PubCo Warrants

Plum Private Placement Warrants

Transfer Agent and Warrant Agent

The transfer agent for PubCo Common Shares in the United States is expected to be Computershare Trust Company of Canada. Each person investing in PubCo Common Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a PubCo Shareholder.

For as long as any PubCo Common Shares are listed on the NASDAQ or on any other stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the PubCo Common Shares reflected in the register administered by PubCo’s transfer agent.

PubCo will list the PubCo Common Shares in registered form and such PubCo Common Shares, through the transfer agent, will not be certificated. PubCo has appointed Computershare Inc. as its agent in New York to maintain the shareholders’ register of PubCo on behalf of the PubCo Board and to act as transfer agent and registrar for the PubCo Common Shares. The PubCo Common Shares will be traded on the NASDAQ in book-entry form.

The warrant agent for the PubCo Warrants is expected to be Computershare Trust Company, N.A.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Plum is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law, Cayman Islands law generally and the Plum Articles, attached hereto as Annex M govern the rights of its shareholders. The Cayman Islands Companies Law and Cayman Islands law generally differs in some material respects from laws generally applicable to British Columbia companies and their shareholders. In addition, the Plum Articles differs in certain material respects from the PubCo Closing Articles. As a result, when you become a shareholder of PubCo, your rights will differ in some regards as compared to when you were a shareholder of Plum.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Plum and PubCo according to applicable law and/or the organizational documents of Plum and PubCo. You also should review the PubCo Closing Articles attached as Annex E to this proxy statement/prospectus, as well as the BCBCA and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Plum and PubCo.

For a description of the differences between TRC’s Articles and the PubCo Closing Articles, see “Proposal No. 3 — The Advisory Organizational Documents Proposals”.

	British Columbia	Cayman Islands
Shareholder Approval of Business Combinations

Under the BCBCA, amalgamations (other than short form amalgamations) generally must be approved by either a special resolution (being a resolution passed by no less than 66⅔% of the votes cast on the resolution at a meeting of shareholders) of the shareholders of the company or a unanimous written resolution of the shareholders of the Company, and may require a special separate resolution of certain class or series of shares. Each share of an amalgamating company carries the right to vote on an amalgamation, whether or not that share otherwise carries the right to vote.

A British Columbia company may also amalgamate with another entity through a “plan of arrangement” approved by the Supreme Court of British Columbia and authorized by shareholder approval in compliance with the court order in connection with the plan of arrangement. Each share carries the right to vote on an arrangement, whether or not that share otherwise carries the right to vote. Approval of a “plan of arrangement” may also require additional approvals including, but not limited to, a special separate resolution of shares of a class or series of shares of a company, or a special separate resolution of certain shareholders, or other approvals required by the BCBCA or the court.

Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All statutory mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholders meeting.

	British Columbia	Cayman Islands
Shareholder Votes for Routine Matters

Under the BCBCA and PubCo’s Closing Articles, routine corporate matters may be approved by an ordinary resolution, unless otherwise required by the BCBCA. An ordinary resolution of shareholders may be passed (a) by a simple majority of the votes cast on the resolution at a meeting of the shareholders or (b) by being consented to in writing by all shareholders.

Under Cayman Islands law and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Shareholder Votes for Extraordinary Transactions

Under the BCBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or other disposals of all or substantially all of a company’s undertaking other than in the ordinary course of business, liquidations, dissolutions, and arrangements, are required to be approved by special resolution of the shareholders of the company.

In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Cayman Islands law does not contain equivalent statutory provisions.
Amendments to Governing Documents

Under the BCBCA and PubCo’s Closing Articles, certain amendments to the articles require the approval by an ordinary resolution or by directors resolution. Certain amendments may require approval by a special resolution, which requires approval of not less than two-thirds of the votes cast by shareholders voting shares that carry the right to vote at general meetings at a meeting of shareholders, and may also require the separate approval of certain classes of shares. For example, if the amendment is of a nature that prejudices or interferes with the rights or special rights attached to a particular class or series, that class or series is entitled to vote separately as a class or series on the amendment whether or not it otherwise carries the right to vote.

Under Cayman Islands law, amendments to governing documents require the approval by shareholders of a special resolution.

	British Columbia	Cayman Islands
Appraisal Rights

Pursuant to the BCBCA, shareholders who dissent to certain actions being taken by a company may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. A right of dissent is for example available where the company proposes or is subject to:

•   alter the restrictions on the powers of the company or on the business it is permitted to carry on;

•   amalgamate with another company (other than with certain affiliated companies);

•   sell, lease or exchange all or substantially all of the company’s undertaking other than in the ordinary course of business;

•   continue into the laws of another jurisdiction;

•   undertake an arrangement, if the applicable order for the arrangement provides dissent rights;

•   in respect of any other resolution, if dissent is authorized by such resolution; or

•   any court order that permits dissent.

Minority shareholders that dissent from a Cayman Islands statutory merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records

Under the BCBCA, directors, shareholders, and, in certain circumstances, former directors, former shareholders, and any other person, after giving the required notice, may examine certain of the records of a company, including the central securities registers, the register of directors and the minutes of meeting of the shareholders, during usual business hours and request copies of extracts.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Shareholder Lawsuits

Under the BCBCA, a shareholder, or other complainant recognized under the BCBCA, may apply to the court for leave to bring an action in the name of and on behalf of the company, or to defend a legal proceeding brought against the company, for the purpose of prosecuting, defending or discontinuing the legal proceeding on behalf of the company.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

	British Columbia	Cayman Islands

Under the BCBCA, no legal proceeding may be brought and no intervention in a legal proceeding may be made unless a court is satisfied that: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding; (ii) notice of the application has been given to the company and to any person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company that the legal proceeding be prosecuted or defended.

Under the BCBCA, the court may make any order it thinks fit including: (a) an order authorizing the complainant or any other person to control the conduct of the legal proceeding; (b) an order giving directions for the conduct of the legal proceeding; and (c) an order requiring the company to pay the costs incurred by the complainant in connection with the legal proceeding.

Oppression Remedy

The BCBCA provides an oppression remedy to a shareholder (among others) that enables a court to make any order, both interim and final, with a view to remedying or bringing an end to the matters complained of, if the court is satisfied upon application of a complainant that: (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.

There are very limited statutory minority shareholder protections under Cayman Islands law. Aggrieved minority shareholders looking for a remedy may bring a just and equitable winding up petition before the Cayman Islands court.

Fiduciary Duties of Directors

Under the BCBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith, with a view to the best interests of the company, and exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

A director owes fiduciary duties to a company, including to exercise loyalty, to avoid conflicts of interest, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

	British Columbia	Cayman Islands
Conflicts of Interests of Directors

Under the BCBCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to the director or senior officer under or as a result of a contract or transaction in which the director or officer holds a disclosable interest, unless otherwise provided for in the BCBCA. A director or a senior officer holds a disclosable interest in any contract or transaction, unless otherwise provided for in the BCBCA, if (i) the contract or transaction is material to the company; (ii) the company has entered, or proposes to enter, into the contract or transaction; (iii) either (a) the director or officer has a material interest in the contract or transaction or (b) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction; and (iv) the interest is known by the director or senior officer or reasonably ought to have been known.

As part of the fiduciary duties owed, the general rule is that a director must not put himself in a position where there is an actual or potential conflict between a personal interest or duties owed to third parties and his duty to the company.

A director or senior officer is not liable to account for and may retain the profits from a material contract or transaction in which the director or senior officer has a disclosable interest in certain circumstances. For example, a director or senior officer will not be liable to account for profits: (a) if the director or senior officer discloses the nature and extent of any material interest they have in a material contract or transaction to which the company is a party and the directors (other than the interested director(s)) approve the contract or transaction, even if the contract or transaction is one that does not normally require approval by the board of directors, provided that not all of the directors have a disclosable interest; or (b) if the contract or transaction is approved by special resolution of the voting shareholders after the required disclosure is made to the shareholders.

A director or senior officer does not have a disclosable interest in a contract or transaction in certain circumstances, including (i) if the contract or transaction relates primarily to the remuneration of the director or senior officer in that person’s capacity as director, officer, employee or agent of the company or an affiliate of the company, (ii) if the contract or transaction relates to an indemnity or liability insurance under the BCBCA, (iii) if the contract or transaction is with or for the benefit of an affiliate of the company, and the sole interest of the director or senior officer is as a director or senior officer of the affiliate,

	British Columbia	Cayman Islands

(iv) if the contract or transaction is an arrangement by way of security granted by the company for money loaned to, or obligations undertaken by, the director or senior officer, or a person in whom the director or senior officer has a material interest, for the benefit of the company or an affiliate of the company, or (v) if the contract or transaction relates to a loan to the company, and the director or senior officer has a material interest, is or is to be a guarantor of some or all of the loan.

If a director or senior officer does not disclose their interest in accordance with the BCBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which they are interested contrary to the BCBCA, the company or a shareholder may ask the court to enjoin the company from entering into the contract or transaction and to require the director or senior officer to account to the company for any profit that accrues to the director or senior officer as a result of the contract or transaction, according to the conditions the court considers appropriate. However, the above remedies are only available if the court determines that the contract or transaction was not fair and reasonable to the company.

Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another company if, at the time such individual held such office, such company was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all judgments, penalties or fines, or amounts paid to settle a proceeding in which they are involved because of that person’s position as an indemnifiable person (an “eligible proceeding”), unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of an eligible proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct in respect of which the proceeding was brought was lawful.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	British Columbia	Cayman Islands

A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. Indemnity is also allowed if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles or if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles.

Limited Liability of Directors

Under the BCBCA, directors, officers, and employees of companies remain protected from personal liability unless it can be shown that their actions are tortious or exhibit an identity separate from that of the company so as to make the act or conduct complained of their own.

At common law, courts can impose liability on a director if they are found in breach of any of the aforementioned fiduciary obligations. At common law, courts can also hold directors personally liable for corporate actions should they have resulted from the negligence of the director or negligent misrepresentation to a third party by a director.

Generally, court will not interfere in management decisions in the absence of fraud or illegality and directors and officers will not be held to be in breach of their duty of care if they acted prudently and on a reasonably informed basis.

Liability of directors may be limited, except with regard to their own fraud or willful default.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless the context requires otherwise, all references in this section to “Plum,” the “Company,” “we,” “us,” or “our” refers to Plum Acquisition Corp. III prior to the consummation of the Business Combination.

Plum Relationships and Related Party Transactions

Founder Shares

On February 5, 2021, an affiliate of our Former Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of us in exchange for the issuance of 7,187,500 Founder Units, which were subsequently transferred to our Sponsor. Each Founder Unit consists of one Class B ordinary share and one-third of one warrant (the “Founder Warrants”) that has the same terms as the Private Placement Warrants (2,395,833 Founder Warrants in the aggregate). The Class B ordinary shares included in the Founder Units included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that our Former Sponsor will own, on an as-converted basis, 20% of our issued and outstanding shares upon completion of the Initial Public Offering. The Founder Warrants included an aggregate of up to 312,500 Founder Warrants subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised. On August 5, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units, leaving 125,000 Class B ordinary shares and 41,667 Founder Warrants subject to forfeiture. On September 11, 2021, the remaining option expired. As a result, 125,000 Class B ordinary shares and 41,667 Founder Warrants were forfeited.

Our Former Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell (i) any of their Founder Units or Founder Shares until the earliest of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of the Plum Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property and (ii) any of their Founder Warrants and Class A Shares issued upon conversion or exercise thereof until 30 days after the completion of an initial Business Combination. Notwithstanding the foregoing, if the closing price of our Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, the Founder Units or Founder Shares will be released from the lock-up.

On December 27, 2023, Plum, the Former Sponsor, and Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023, Sponsor (i) purchased 3,902,648 founder units of Plum from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the closing of the Purchase Agreement to the extent such founder units are not allocated to investors who hold and do not redeem their Class A Shares of Plum at the time of Plum’s initial business combination, for an aggregate purchase price of $1. Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of Plum accrued and outstanding as of the Closing. Following the closing, Former Sponsor has no further obligations with respect to Plum, and Sponsor has assumed all obligations relating to Plum. Subsequently, on January 26, 2024, Plum, the Former Sponsor, and Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Former Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

Plum and Sponsor intend to enter into non-redemption agreements (the “Non-Redemption Agreements”) with certain shareholders of Plum pursuant to which, if such shareholders do not redeem (or validly rescind any redemption requests on) their Class A Shares (the “Non-Redeemed Shares”) in connection with the January 2024 Extraordinary General Meeting, Sponsor will agree to transfer to such investors ordinary shares of Plum held by Sponsor immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Extraordinary General Meeting.

Private Placement

Simultaneously with the closing of the Initial Public Offering, our Former Sponsor and certain anchor investors purchased an aggregate of 800,000 Units at a price of $10.00 per private placement unit ($8,000,000 in the aggregate). Each Private Placement Unit is exercisable to purchase one Class A ordinary share (the “Private Placement Shares”) and one-third of one redeemable warrant (the “Private Placement Warrants”) at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If we do not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

Simultaneously with the closing of the exercise of the over-allotment option, we consummated the sale of 65,000 over-allotment Private Placement Units at a purchase price of $10.00 per unit in a private placement to our Former Sponsor, generating gross proceeds of $650,000.

Promissory Note — Related Party

On February 5, 2021, we issued the Promissory Note to an affiliate of our Sponsor, pursuant to which we could borrow up to an aggregate of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. On August 6, 2021, we repaid the outstanding balance under the Promissory Note.

Subscription Agreement

On January 3, 2024, Plum, Mercury Capital, LLC and Investor entered into a Subscription Agreement, pursuant to which Mercury Capital, LLC may raise up to $1,500,000 from the Investor to fund extension payments and working capital for Plum, including $250,000 upon the execution of the Subscription Agreement, $250,000 on February 20, 2024, $250,000 on May 6, 2024, and as otherwise called by Mercury Capital, LLC in its discretion. At the closing of Plum’s initial Business Combination, Mercury Capital, LLC will forfeit 0.85 Class B shares, and Plum will issue an equal number of shares of its common stock to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement. If Plum’s initial Business Combination does not occur, Mercury Capital, LLC will not forfeit any shares.

Administrative Support Agreement

The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Former Sponsor $55,000 per month for office space, secretarial and administrative support services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2024, the Company incurred no expenses under this agreement. For the three and nine months ended September 30, 2023, the Company incurred expenses of $165,000 and $495,000, respectively, under this agreement and are included in operating and formation costs on the accompanying condensed statement of operations. In connection with the Purchase Agreement on December 27, 2023, the obligations of the Administrative Support Agreement transferred from the Former Sponsor to the Sponsor. Any outstanding administrative support fees owed to the Sponsor as of December 27, 2023 were forgiven by the Former Sponsor and the agreement was then cancelled. As of December 31, 2024 and 2023, the Company had no outstanding balance for accrued expenses — related party.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would be obligated to repay the Working Capital Loans. In the event that a Business Combination does not close, we may use any available funds held outside the Trust Account to repay the Working Capital Loans, but no amounts held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2024, there were no Working Capital Loans outstanding.

Reimbursements — Related Party

For the year ended December 31, 2024, the Company had no payments to the Sponsor, officers and directors, or any of their respective affiliates as reimbursements for the operating costs of the Company and included within operating and formation costs within the accompanying statement of operations.

For the year ended December 31, 2023, the Company paid $18,738 to the Sponsor as reimbursements for the operating costs of the Company paid for by the Sponsor and included within operating and formation costs within the accompanying statement of operations.

Accounts Payable — Related Party

As of December 31, 2024 and 2023, $18,824 and $0, respectively, was payable by the Company to the Sponsor or other related parties for services related to the search for an initial Business Combination target.

Sponsor Support Agreement

Sponsor Support Agreement: PubCo, Plum, TRC, Mercury Capital, LLC (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC (“Former Sponsor”), and certain other Plum Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a voting and support agreement on August 22, 2024 (the “Sponsor Support Agreement”) pursuant to which, among other things, each of the Sponsor Parties agreed to (i) refrain from transferring any of his, her or its Plum Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its Plum Shares and any additional Plum Shares he, she or it acquires prior to the Plum Shareholders’ Meeting in favor of each of the Plum Shareholder Proposals at the Plum Shareholders’ Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the Plum Governing Documents in connection with the Transactions.

A number of affiliated and unaffiliated investors (the “Former Sponsor Anchors”) are entitled to receive from Sponsor up to 2,030,860 Plum Class B Units (each consisting of one Plum Class B Shares and one-third of a warrant to acquire one Plum Class B Share (collectively, the “Sponsor Incentive Units”)) if they hold a certain number (their “Required Number”) of Plum Class A Shares on the closing date of the Business Combination. If Sponsor transfers any of the Sponsor Incentive Units to parties other than the Former Sponsor Anchors and any of the Former Sponsor Anchors are or become entitled to Plum Class B Units because they hold or held their Required Number at the closing of a business combination, Sponsor shall transfer such number of Plum Class B Units to such Former Sponsor Anchor from its own account. Prior to the Closing, Sponsor shall use its commercially reasonable efforts to consummate the PIPE Investment, including entering into agreements pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to the counterparties in connection with the concurrent execution by such Persons of PIPE Subscription Agreements. Prior to the Closing, Sponsor may to transfer Sponsor Incentive Units to Plum Public Shareholders in connection with (i) the concurrent execution by such Plum Public Shareholders of agreements not to elect to effect a Plum Share Redemption, or (ii) in the event such Plum Public Shareholders have already elected to effect a Plum Share Redemption, to incentivize such Plum Public Shareholders to unwind or facilitate the unwinding of their respective elections to effect a Plum Share Redemption. At the Closing, Sponsor shall irrevocably forfeit to PubCo for cancellation for no consideration any Sponsor Incentive Units which have not been transferred to the Former Sponsor Anchors, PIPE Investors or Plum Public Shareholders in the circumstanced described above.

Registration Rights Agreement

Plum and the Sponsor Parties are parties to a registration rights agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, PubCo and the Sponsor Parties shall enter into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which, among other things, (a) PubCo (as successor-in-interest to Plum) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) PubCo shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the PubCo Common Shares (and any securities convertible into or exercisable for PubCo Common Shares) to be held by such Persons immediately following the Closing.

Sponsor Parties Lock-up Agreement

PubCo, Plum and the Sponsor Parties have entered into a lock-up agreement on August 22, 2024 (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, each Sponsor Party agreed that he, she or it shall not transfer any of his, her or its Plum Class B Shares (or any Plum Class A Shares issuable upon conversion thereof, or any securities into which Plum Class B Shares or Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) (“Lock-Up Shares”) until the date that is the day immediately following the six-month anniversary of the completion of the Business Combination (the “Lock-Up Restriction”); provided, however, that following the consummation of the Business Combination, (i) if a Stock Price Level equal to or greater than $15.00 is achieved, the Lock-Up Restriction shall expire with respect to one-third of the Lock-Up Shares held by each such person, (ii) if a Stock Price Level equal to or greater than $20.00 is achieved, the Lock-Up Restriction shall expire with respect to an additional one-third of the Lock-Up Shares held by each such person, and (iii) if a Stock Price Level equal to or greater than $25.00 is achieved, the Lock-Up Restriction shall expire with respect to the last one-third of the Lock-Up Shares held by each such person. For purposes hereof: (x) “Stock Price Level” means the daily volume weighted average closing sale price per share of the Plum Class A Shares as quoted on NASDAQ for any 20 Trading Days within any 30 consecutive Trading Day period and (y) “Trading Day” means any day on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are actually traded on the principal securities exchange or securities market on which the Plum Class A Shares (or any securities into which Plum Class A Shares are converted or exchangeable pursuant to the Business Combination) are then traded.

Each Sponsor Party also agreed that he, she or it shall not transfer any of his, her or its Private Placement Units, private placement shares, private placement warrants, Founder Units, founder warrants or Class A Shares of Plum issued upon conversion or exercise thereof (or any securities into which any of the foregoing are converted or exchangeable pursuant to the Business Combination) until 30 days after the completion of the Business Combination.

TRC Relationships and Related Party Transactions

TRC, its officers, directors and shareholders, have a number of intertwining relationships with other entities that is more extensive than those of most management groups. Most of these relationships with other companies flow out of a group of individuals who collaborate with each other from time to time in investment opportunities. Set forth below is a matrix of relationships between TRC, these individuals and other companies. While these individuals may collaborate on any investment opportunity, they specifically disclaim the formation of a “group” (as defined by Section 13(d)(3) the Securities Exchange Act of 1934) who have agreed to work in concert towards any particular investment goal with regard to TRC or any other entity. None of these individuals or entities has any contractual relationship with TRC, written or unwritten, except as specifically described in this proxy statement/prospectus. In addition, each of the following individuals specifically disclaims beneficial ownership in any of the securities of TRC owned by any other individual or entity listed below. This information is provided to allow investors to understand the extent of the interrelationships that the management team at TRC has with these individuals and entities.

Entity	Individual or Firm	Relationship
Tactical Resources Corp.	Ranjeet Sundher	CEO & Director
	Kuljit Basi	President, Executive Chairman & Director
	Mathew Chatterton	Director
	Manavdeep Mukhija	Director
	Garry Clark	Director
	Justus Parmar/Fortuna Investments	See narrative below this chart
	Sean Bromley	See narrative below this chart
POWR Lithium Corp. (listed on CSE)	Matthew Chatterton	CEO & Director
	Manavdeep Mukhija	Director
Pace Metals Ltd. (listed on TSX-V)	Ranjeet Sundher	Former CEO & Former Director
	Garry Clark	Director

Entity	Individual or Firm	Relationship
Bolt Metals Corp. (listed on CSE)	Ranjeet Sundher	Former CEO & Former Director
	Garry Clark	Director
DeepMarkit Corp. (listed on TSX-V)	Ranjeet Sundher	Former CEO & Current Director
	Garry Clark	Director
Isracann Biosciences Inc. (delisted from CSE, remains a reporting issuer)	Matthew Chatterton	Former Chief Science Officer
	Sean Bromley	Former Director
Modern Mining Technology Corp. Filed a Form F-1 to list on NYSE American)	Kuljit Basi	CEO and Director
	Matthew Chatterton	Director
	Sean Bromley	Director
	Justus Parmar/Fortuna Investments	Promoter
Starfighters Space Inc.	Sean Bromley	Director
	Justus Parmar/Fortuna Investments	Promoter
Three Sixty Solar Ltd. (delisted from CBOE Canada, remains a reporting issuer) (“360”)	Manavdeep Mukhija	Director, shares office space at 360
	Kuljit Basi	shares office space at 360
	Matthew Chatterton	shares office space at 360
	Sean Bromley	shares office space at 360
	Tactical Resources Corp.	Monthly fee paid to 360 for office space
	Starfighters Space Inc.	Monthly fee paid to 360 for office space

Related Party Agreements

TRC has entered into a number of consulting agreements with its related parties, which are described below.

Justus Parmar

Justus Parmar, both individually and through entities he controls, including Fortuna Investments Corp. (“Fortuna”), Blue Bird Capital Corp. (“Blue Bird”), and F2 Florida, LLC (“F2”), is a promoter of TRC and is party to a number of agreements with TRC, including the following.

TRC entered into a Restricted Share Unit Grant Agreement with Blue Bird on March 20, 2024, pursuant to which TRC granted Blue Bird 825,000 Restricted Stock Units under TRC’s omnibus incentive plan (the “Plan”). On March 20, 2024, TRC granted Blue Bird an option under the Plan to acquire up to 450,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

Blue Bird holds CAD$200,000 in principal amount of TRC’s 10% Unsecured Convertible Debentures maturing on May 17, 2026, which are convertible into units of TRC at CAD$0.10 per unit. Each unit consists of one TRC Common Share and one warrant to purchase one TRC Common Share exercisable at CAD$0.15 per Common Share.

Blue Bird holds CAD$133,300 in principal amount of TRC’s 10% Unsecured Convertible Debentures maturing on January 21, 2027, which are convertible into units of TRC at CAD$0.20 per unit. Each unit consists of one TRC Common Share and one warrant to purchase one TRC Common Share exercisable at CAD$0.20 per Common Share.

TRC entered into a consulting agreement with F2 dated January 22, 2024 pursuant to which F2 was appointed as Principal Advisor-Capital Markets (USA) pursuant to which F2 will be paid an annual fee of USD$172,800, paid monthly (the “Consulting Fee”) effective following closing of a transaction that results in TRC being listed on the New York Stock Exchange or the Nasdaq Composite (a “Transaction”). The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$131,791, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part. TRC may, in its sole discretion, pay the bonus in cash, common shares or a combination thereof, provided that any payment in common shares is subject to prior regulatory approval. In the event TRC elects to pay any portion of the bonus in shares, such shares would be payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

TRC entered into a consulting agreement with Fortuna dated January 22, 2024 pursuant to which Fortuna was appointed as Principal Advisor-Capital Markets (Canada) pursuant to which Fortuna will be paid an annual fee of USD$115,200, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. This agreement provides that Fortuna is eligible to participate in TRC’s then current equity incentive plan. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$127,727, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part. TRC may, in its sole discretion, pay the bonus in cash, common shares or a combination thereof, provided that any payment in common shares is subject to prior regulatory approval. In the event TRC elects to pay any portion of the bonus in shares, such shares would be payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

On July 22, 2024, TRC and Fortuna entered into a Debt Extension Agreement whereby Fortuna agreed to extend the due date of CAD$85,619 of indebtedness owed to it for services previously rendered until September 30, 2025.

On July 22, 2024, TRC and F2 entered into a Debt Extension Agreement whereby F2 agreed to extend the due date of USD$36,000 of indebtedness owed to it for services previously rendered until September 30, 2025.

On October 1, 2022, TRC and Fortuna entered into a consulting agreement pursuant to which Fortuna was paid consulting fees of CAD$7,000, per month. This consulting agreement was terminated on June 30, 2023.

On October 1, 2021, TRC and F2 entered into a consulting agreement pursuant to which F2 was paid consulting fees of USD$6,000, per month. This consulting agreement was terminated on June 30, 2023.

Ranjeet Sundher

Ranjeet Sundher conducts certain of his business through 1323552 BC Ltd. (“1323552”). TRC entered into a Restricted Share Unit Grant Agreement with Mr. Sundher on March 20, 2024, pursuant to which TRC granted 225,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted Mr. Sundher an option under the Plan to acquire up to 200,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

On July 22, 2024, TRC and 1323552 entered into a Debt Extension Agreement whereby 1323552 agreed to extend the due date of CAD$92,250 of indebtedness owed to it for services previously rendered until September 30, 2025.

TRC entered into a consulting agreement with Ranjeet Sundher effective June 1, 2021, pursuant to which Mr. Sundher was retained as the CEO of TRC. Mr. Sundher’s compensation in respect of such services included a base fee of CAD$10,000 per month and bonuses payable at the sole discretion of the Board. In addition, Mr. Sundher may invoice TRC for pre-approved expenses incurred in connection with his role as CEO of TRC.

TRC entered into a consulting agreement with Mr. Sundher dated January 22, 2024 superseding his June 1, 2021 agreement, pursuant to which he was appointed as Chief Executive Officer pursuant to which he will be paid an annual fee of USD$324,000, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. This agreement provides that Mr. Sundher is eligible to participate in TRC’s then current equity incentive plan. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$342,879, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

Alnesh Mohan

Alnesh Mohan conducts certain of his business through Quantum Advisory Partners LLP (“Quantum”). TRC entered into a Restricted Share Unit Grant Agreement with Mr. Mohan on March 20, 2024, pursuant to which TRC granted 50,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted Mr. Mohan an option under the Plan to acquire up to 100,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

TRC entered into an agreement with Quantum effective April 26, 2021, pursuant to which Quantum agreed to provide CFO services to TRC. The CFO services were provided by Alnesh Mohan. Pursuant to the agreement, fees for services were initially be billed on an hourly basis, and moved to a monthly fee once the required level of assistance was established. The fees for CFO services under this agreement were billed on an hourly basis at a rate of $300 per hour and invoiced monthly.

TRC entered into a consulting agreement with Quantum dated January 22, 2024 superseding the April 26, 2021 agreement, pursuant to which Quantum was appointed as Chief Financial Officer pursuant to which Quantum will be paid an annual fee of USD$180,000, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. This agreement provides that Mr. Mohan is eligible to participate in TRC’s then current equity incentive plan. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$173,530, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

Sean Bromley

Sean Bromley is a consultant with Fortuna, although he has no ownership therein or compensation payable through that company, and does business through 1129925 BC Ltd (“1129925”). TRC entered into a Restricted Share Unit Grant Agreement with 1129925 on March 20, 2024, pursuant to which TRC granted 200,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted 1129925 an option under the Plan to acquire up to 250,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

TRC entered into a consulting agreement with 1129925 dated January 22, 2024 pursuant to which 1129925 was appointed as Senior Manager-Corporate Strategy pursuant to which 1129925 will be paid an annual fee of USD$216,000, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. This agreement provides that Mr. Bromley is eligible to participate in TRC’s then current equity incentive plan. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$293,031, which became payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

Matt Chatterton.

Matt Chatterton conducts certain of his business through Number Eight Management Lt. (“No. 8”). TRC entered into a Restricted Share Unit Grant Agreement with No. 8 on March 5, 2024, pursuant to which TRC granted 75,000 Restricted Stock Units under the Plan. TRC entered into a Restricted Share Unit Grant Agreement with No. 8 on March 20, 2024, pursuant to which TRC granted 25,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted No. 8 an option under the Plan to acquire up to 150,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

Manavdeep “Mark” Mukhija

TRC entered into a Restricted Share Unit Grant Agreement with Manavdeep Mukhija on March 20, 2024, pursuant to which TRC granted 75,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted Mr. Mukhija an option under the Plan to acquire up to 85,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

Manavdeep Mukhija holds CAD$10,000 in principal amount of TRC’s 10% Unsecured Convertible Debentures maturing on January 21, 2027, which are convertible into units of TRC at CAD$0.20 per unit. Each unit consists of one TRC Common Share and one warrant to purchase one TRC Common Share exercisable at CAD$0.20 per Common Share.

Kuljit Basi

Kuljit Basi conducts certain of his business through SVK Metrix Inc. (“SVK”). TRC entered into a Restricted Share Unit Grant Agreement with SVK on March 20, 2024, pursuant to which TRC granted 200,000 Restricted Stock Units under the Plan. On March 20, 2024, TRC granted SVK an option under the Plan to acquire up to 250,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

SVK holds CAD$5,000 in principal amount of TRC’s 10% Unsecured Convertible Debentures maturing on January 21, 2027, which are convertible into units of TRC at CAD$0.20 per unit. Each unit consists of one TRC Common Share and one warrant to purchase one TRC Common Share exercisable at CAD$0.20 per Common Share.

On July 22, 2024, TRC and SVK entered into a Debt Extension Agreement whereby SVK agreed to extend the due date of CAD$101,000 of indebtedness owed to it for services previously rendered until September 30, 2025.

TRC entered into a consulting agreement with Mr. Basi dated January 22, 2024 pursuant to which he was appointed as Executive Chairman pursuant to which he will be paid an annual fee of USD$360,000, paid monthly (the “Consulting Fee”) effective following closing of a Transaction. This agreement provides that Mr. Basi is eligible to participate in TRC’s then current equity incentive plan. The consulting agreement was amended and restated on January 1, 2025. The consulting agreement originally provided for the payment of bonuses based upon certain milestones, including the closing of a Transaction. The consulting agreement now provides for a bonus payment in the amount of C$436,671 payable upon the initial filing of the registration statement of which this proxy statement/prospectus is a part, payable in PubCo common shares to be issued immediately prior to Closing at a price per share of C$0.46.

Garry Clark

On March 20, 2024, TRC granted Mr. Clark an option under the Plan to acquire up to 250,000 TRC Common Shares at a purchase price of CAD$0.10 per share.

TRC Securityholder Support Agreement

TRC Securityholder Support Agreement: PubCo, Plum, TRC and the Key TRC Securityholders have entered into a voting and support agreement on August 22, 2024 (the “TRC Securityholder Support Agreement”) pursuant to which, among other things, each of the Key TRC Securityholders has agreed to (a) refrain from transferring any of his, her or its TRC Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its TRC Common Shares and any additional TRC Common Shares he, she or it acquires prior to the TRC Shareholders Meeting in favor of each of the TRC Shareholder Proposals, including the TRC Arrangement Resolution, at the TRC Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

Sponsor Support Agreement

PubCo, Plum, TRC and the Sponsor Parties have entered into a support agreement on August 22, 2024 (the “Sponsor Support Agreement”) pursuant to which, among other things, each of the Sponsor Parties agreed to (a) vote at any meeting of the Plum Shareholders all of such Sponsor Party’s shares (i) in favor of the Plum Shareholder Proposals and (ii) against any other matter that would reasonable be expected to result in a breach of any of Plum’s representations, warranties, covenants, agreements or obligations under the Business Combination Act, result in any conditions of Closing of the Business Combination Agreement not being satisfied, or materially impede, interfere with, delay or adversely affect the consummation of the Transactions, (b) if a meeting of the Plum Shareholders is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of his, her or its Subject Plum Shares to be counted as present thereat for purposes of establishing a quorum, and (c) not to redeem, elect to redeem or tender or submit any of his, her or its Subject Plum Shares to effect any Plum Share Redemption in connection with the Plum Shareholders’ Approval or the Transactions.

BENEFICIAL OWNERSHIP OF PUBCO SECURITIES

The following table sets forth information regarding the expected beneficial ownership of PubCo Common Shares immediately following the consummation of the Business Combination, assuming (i) no redemptions of Plum Public Shares by Plum Public Shareholders, and alternatively (ii) maximum redemptions of Plum Public Shares by Plum Public Shareholders, in each case, by:

•        each person who is, or is expected to be the beneficial owner of more than 5% of outstanding PubCo Common Shares;

•        each of Plum’s and TRC’s named executive officers and directors;

•        each person who is the beneficial owner of more than 5% of outstanding Plum Common Shares;

•        each person who will become an executive officer or director of PubCo post-Business Combination; and

•        all current executive officers and directors of Plum, as a group pre-Business Combination, and all executive officers and directors of PubCo, as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Plum Common Shares prior to the Business Combination is based on 8,079,333 Ordinary Shares issued and outstanding in the aggregate as of January 23, 2025. Of these 8,079,333 Ordinary Shares, 1,016,833 were Plum Class A Shares and 7,062,500 were Plum Class B Shares.

The beneficial ownership of TRC Common Shares prior to the Business Combination is based on 35,674,480 shares outstanding at as of October 31, 2024.

The expected beneficial ownership of PubCo Common Shares immediately following consummation of the Business Combination, both when assuming no redemptions and when assuming maximum redemptions, has been determined based upon the assumptions set forth under “Certain Defined Terms.”

Unless otherwise indicated and subject to applicable community property laws, PubCo believes that all persons named in the table below have sole voting and investment power with respect to all Plum Common Shares and TRC Common Shares, respectively, beneficially owned by them. Unless otherwise indicated, the address of each TRC Shareholder named below is c/o PubCo, 1500 – 1055 West Georgia Street, Vancouver, BC V6E 4N7, Canada.

The following table does not reflect record or beneficial ownership of the Plum Warrants.

	Prior to the Business Combination		Prior to the Business Combination		After the Business Combination
					Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Name and Address of Beneficial Owners(1)	Number of Plum Ordinary Shares	%	Number of TRC Common Shares	%	Number of New PubCo Common Shares	%	Number of New PubCo Common Shares	%
Five Percent Holders of Plum
Mercury Capital, LLC(1)	5,933,508	58.1%
Alpha Partners Technology Merger Sponsor LLC(2)	1,793,992	17.5%
Polar Asset Management Partners, Inc.(3)	1,000,000	9.8%
Millennium Management LLC(4)	1,324,566	13.0%
Westchester Capital Management, LLC(5)	1,243,965	12.2%
Directors and Executive Officers of Plum:
Kanishka Roy(1)	5,933,508	58.1%
Steven Handwerker	—
Hume Kyle	—
Alan Black	—
David Sable	—
All Directors and Executive Officers of Plum as a Group (5 Individuals)(1)	5,933,508
Directors and Executive Officers of TRC
Ranjeet Sundher			240,000	0.6%
Kuljit Basi			601,700	1.7%
Alnesh Mohan			—	—
Matthew Chatterton			5,000	—
Manavdeep Mukhija			—	—
J. Garry Clark			—	—
All Directors and Executive Officers of TRC as a Group (5 Individuals)
Five Percent Holders of TRC
Justus Parmar			3,125,000	8.8%
Naranjan Parhar			1,900,000
Directors and Executive Officers of PubCo After Consummation of the Business Combination
Ranjeet Sundher			240,000
Kuljit Basi			601,700
Alnesh Mohan			—
Matthew Chatterton			5,000
Manavdeep Mukhija			—
J. Garry Clark			—
All Directors and Executive Officers of PubCo as a Group (5 Individuals)

____________

*        Less than one percent.

(1)      Consists of Class A Shares issuable upon conversion of Class B Ordinary Shares forming part of 3,902,648 founder units. The Class B ordinary shares will automatically convert into Class A Shares at the time of our initial business combination or earlier at the option of the holders. The business address of Mercury Capital, LLC is 2021 Fillmore St. #2089,

San Francisco, CA 94115. Kanishka Roy serves as manager for Mercury Capital, LLC and may be deemed to beneficially own shares held by Mercury Capital, LLC by virtue of his control over Mercury Capital, LLC. Mr. Roy disclaims beneficial ownership of such shares other than to the extent of his pecuniary interest in such shares.

(2)      Consists of (i) Class A Shares issuable upon conversion of Class B Ordinary Shares forming part of 3,159,852 founder units, and (ii) Class A Shares forming part of 865,000 Class A private placement units. The Class B ordinary shares will automatically convert into Class A Shares at the time of our initial business combination or earlier at the option of the holders. Does not include the ordinary shares underlying the private placement units purchased by the anchor investors in connection with the closing of the IPO. The business address of Alpha Partners Technology Merger Sponsor LLC is Empire State Building, 20 West 34th Street, Suite 4215, New York, NY 10001.

(3)      Based on a Schedule 13G filed by Polar Asset Management Partners Inc. on February 9, 2024. Represents shares held by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the shares directly held by PMSMF. The business address of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(4)      Based on a Schedule 13G/A filed by Integrated Core Strategies (US) LLC, ICS Opportunities II LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (together, the “Reporting Persons”) on February 14, 2024. Integrated Core Strategies (US) LLC may be deemed to have beneficial ownership of 1,324,566 Class A Shares. ICS Opportunities II LLC may be deemed to have beneficial ownership of 0 Class A Shares. ICS Opportunities, Ltd. may be deemed to have beneficial ownership of 0 Class A Shares. Millennium International Management LP may be deemed to have beneficial ownership of 0 Class A Shares. Millennium Management LLC, Millennium Group Management LLC and Mr. Englander may be deemed to have beneficial ownership of 1,324,566 Class A Shares. The address of the principal business office of each Reporting Person is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(5)      Based on a Schedule 13G/A filed by Westchester Capital Management, LLC, Westchester Capital Partners, LLC, Virtus Investment Advisers, Inc., and The Merger Fund (collectively, “Westchester”) on February 14, 2024. As of December 31, 2023, Westchester Capital Management, LLC may be deemed to have beneficial ownership of 1,243,965 Class A Shares. Westchester Capital Partners, LLC may be deemed to have beneficial ownership of 4,861 Class A Shares. Virtus Investment Advisers, Inc. may be deemed to have beneficial ownership of 1,195,355 Class A Shares. The Merger Fund may be deemed to have beneficial ownership of 1,146,417 Class A Shares. The address of the principal business office of each of Westchester is 100 Summit Drive, Valhalla, NY 10595.

PRICE RANGE OF SECURITIES

PubCo

Price Range of PubCo’s Securities

Historical market price information regarding PubCo is not provided because there is no public market for its securities.

PubCo has not paid any cash dividends on the PubCo Common Shares to date.

Plum

Price Range of Plum’s Securities and Dividends

The Plum Units, Plum Class A Shares and Plum Public Warrants are currently qualified on the OTC Pink under the symbols “PLMUF,” “PLMJF” and “PLMWF,” respectively. Each Plum Unit consists of one Plum Class A Share and one-third of one Plum Public Warrant. The Plum Units commenced trading on July 30, 2021. Commencing September 20, 2021, holders of Plum Units were permitted to elect to separately trade Plum Class A Shares and Plum Public Warrants included in the Plum Units.

The following table sets forth, for the period indicated, the high and low sales prices per Plum Unit, Plum Class A Share and Plum Public Warrant as reported on the NASDAQ for the periods presented:

	Plum Units (PLMUF)			Plum Class A Ordinary Share (PLMJF)		Plum Public Warrants (PLMWF)
	High		Low	High	Low	High	Low
2024
Quarter ending December 31	$
Quarter ending September 30		$13.63	$10.71	$10.96	$10.77	$0.14	$0.03
Quarter ended June 30, 2024		$11.00	$10.56	$10.89	$10.63	$0.23	$0.05
Quarter ended March 31, 2024		$11.08	$10.56	$11.29	$10.50	$0.37	$0.07

2023
Quarter ended December 31, 2023		$10.73	$10.61	$10.83	$10.56	$0.10	$0.00
Quarter ended September 30, 2023		$10.64	$9.71	$11.05	$10.38	$0.36	$0.01
Quarter ended June 30, 2023		$10.65	$10.21	$11.35	$10.21	$0.12	$0.01
Quarter ended March 31, 2023		$12.27	$9.55	$10.80	$10.02	$0.16	$0.05

On August 21, 2024, the last trading date before the public announcement of the Business Combination, Plum Units, Plum Class A Shares and Plum Public Warrants closed at $11.40, $10.84 and $0.077, respectively.

Plum has not paid any cash dividends on the Plum Common Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

TRC

Price Range of TRC Securities and Dividends

The TRC Common Shares are currently listed on the TSX Venture Exchange under the symbol “RARE “and trades on the OTC markets under the symbol “USREF”. TRC Common Shares commenced trading on March 14, 2022 on the CSE, and were subsequently delisted from the CSE and commenced trading on the TSX-V on August 23, 2023.

The following table sets forth, for the period indicated, the high and low sales prices per TRC Common Share as reported on the TSX Venture Exchange for the periods presented:

TRC Common Shares (RARE)
	High	Low
2024
Quarter ending September 30, 2024	C$0.67	C$0.25
Quarter ended June 30, 2024	C$0.395	C$0.085
Quarter ended March 31, 2024	C$0.15	C$0.04
2023
Quarter ended December 31, 2023	C$0.10	C$0.025
Quarter ended September 30, 2023	C$0.20	C$0.10
Quarter ended June 30, 2023	C$0.30	C$0.16
Quarter ended March 31, 2023	C$0.50	C$0.25
2022
Quarter ended December 31, 2022	C$0.60	C$0.28

PROPOSAL NO. 1 — THE DOMESTICATION PROPOSAL

Overview

Plum is asking its shareholders to approve, by Special Resolution, the Domestication of Plum from the Cayman Islands to the Province of British Columbia, Canada in accordance with the Plum Articles attached as Annex M and the Companies Act and the applicable provisions of the BCBCA and pursuant to the Domestication Articles, the form of which are attached as Annex D to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” and “The Business Combination” for additional information on the Domestication. You are urged to read carefully the Domestication Articles in their entirety before voting on this proposal.

Effect of Domestication

After the Domestication, but before the Plum Amalgamation, the Companies Act will cease to apply to Plum and Plum will thereupon become subject to the BCBCA, and the Domestication Articles will govern the rights of Plum Shareholders. The Domestication will not create a new legal entity, affect the continuity of Plum or result in a change in its business.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.      Plum be de-registered in the Cayman Islands pursuant to Article 192 of the Plum Articles and be continued as a corporation in the Province of British Columbia, Canada, and in connection with such continuation, the Domestication Articles are hereby adopted for purposes of the period between the continuance and the Plum Amalgamation.

2.      Plum is hereby authorized to apply to the proper office of the Province of British Columbia, Canada for a Certificate of Continuation continuing Plum as if it has been incorporated under the laws of the Province of British Columbia in accordance with the British Columbia Business Corporations Act.

3.      In connection with the Domestication and in compliance with the British Columbia Business Corporations Act, Plum will change its name from “Plum Acquisition Corp. III” to “Plum III Acquisition Corp.”

4.      In connection with the Domestication, the number of directors of the Company is determined at four (4).

5.      The following persons are confirmed as directors of the Company to hold office:

(a)     Alan Black

(b)     Hume Kyle

(c)     David Sable

(d)     Kanishka Roy

6.      Notwithstanding that this Resolution has been passed, the directors of Plum are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Plum to not to proceed with the Domestication, at any time prior to the issuance of the certificate giving effect to the Domestication.

7.      Any officer or director of Plum is hereby authorized and directed, for and on behalf of Plum, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the Plum Shareholders’ Meeting.

The Domestication Proposal (and consequently, the Domestication Articles and the Domestication) will be approved and adopted only if Plum obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than two thirds (66 2⁄3%) of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Plum Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Plum Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Domestication Proposal.

Sponsor and Plum management have agreed to vote any Plum Class A Shares (except for any Plum Class A Shares purchased as described above under “The Business Combination — Potential Purchases of Public Shares”) held by them in favor of the Domestication Proposal. The Sponsor Parties have agreed to vote any Plum Founder Shares held by them in favor of the Domestication Proposal. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated Plum Public Shareholders. Since the Sponsor Parties own approximately 87.4% of the Plum Shares entitled to vote at the Plum Shareholders’ Meeting, the Sponsor Parties have sufficient votes to approve all of the Proposals without the vote of any of the Plum Public Shareholders.

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

Overview

Plum is asking its shareholders to approve the Business Combination Agreement and the Business Combination. Plum Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the sections above entitled “The Business Combination” and “The Business Combination” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Resolution to be Voted Upon

The full text of the Ordinary Resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution:

1.      The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “Act”) involving Tactical Resources Inc. (the “Company”), Plum Acquisition Corp. III (“SPAC”), Plum III Merger Corp. (“PubCo”) and Plum III Amalco Corp. (“Amalco”), all as more particularly described and set forth in the Registration Statement/Proxy Statement of SPAC dated [•], 2025 (the “SPAC Registration Statement/Proxy Statement”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.      The plan of arrangement, involving TRC, SPAC, PubCo and Amalco (the “Plan of Arrangement”), the full text of which is set out in Annex B dated [•], 2025 as it may be amended, modified or supplemented in accordance with its terms (the “Business Combination Agreement”), which is attached as Annex A to the SPAC Registration Statement/Proxy Statement, as the Plan of Arrangement may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.      The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of SPAC in approving the Arrangement, and the actions of the officers of SPAC in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by SPAC of its obligations thereunder, are hereby ratified and approved.

4.      SPAC be and is hereby authorized to cooperate with and assist TRC in seeking the Final Order (as defined in the Business Combination Agreement) from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented).

5.      Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the SPAC Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of SPAC are hereby authorized and empowered, at their discretion, without further notice to or approval of the SPAC Shareholders: (i) to amend, modify, supplement or terminate the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement, at any time prior to the issuance of the certificate giving effect to the Arrangement.

6.      Any officer or director of SPAC is hereby authorized and directed, for and on behalf of SPAC, to deliver such other documents as are necessary or desirable pursuant to the Act to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.

7.      Any officer or director of SPAC is hereby authorized and directed, for and on behalf of SPAC, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing Resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or things.”

Vote Required for Approval

The Closing is conditioned on the approval of the Domestication Proposal and the Business Combination Proposal at the Plum Shareholders’ Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination and the Plan of Arrangement) will be approved and adopted only if Plum obtains the affirmative vote (in person or by proxy, including by way of the online meeting option) of holders of not less than a simple majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum, will not count as a vote cast at the Plum Shareholders’ Meeting. Accordingly, failure to vote in person or by proxy (including by way of the online meeting option) at the Plum Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Sponsor and Plum management have agreed to vote any Plum Class A Shares (except for any Plum Class A Shares purchased as described above under “The Business Combination — Potential Purchases of Public Shares”) held by them in favor of the Business Combination Proposal. The Sponsor Parties have agreed to vote any Plum Founder Shares held by them in favor of the Business Combination Proposal.

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

As required by applicable SEC guidance, Plum is requesting that the Plum Shareholders consider and vote upon, on a non-binding advisory basis, proposals to approve the governance provisions contained in the PubCo Closing Articles that materially affect Plum Shareholder rights. This non-binding advisory vote is not otherwise required by Cayman Islands law and is separate and apart from the Business Combination Proposal, but consistent with SEC guidance, Plum is submitting this Proposal to its shareholders separately as the Sub-Proposals for approval. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, the PubCo Closing Articles will take effect upon the consummation of the Business Combination. In the Business Combination Agreement, Plum, TRC, PubCo and Amalco agreed that, at the Closing, PubCo will amend its existing articles to be the PubCo Closing Articles substantially in the form set forth as Annex E to this proxy statement/prospectus. There are certain differences in the rights of Plum Shareholders prior to the Business Combination and under the Plum Articles and the rights of PubCo Shareholders after the Business Combination under the PubCo Closing Articles. For more information, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

The following table sets forth a summary of the principal proposed changes to be made between the Plum Articles. This summary is qualified by reference to the complete text of the PubCo Closing Articles, the form of which is attached to this proxy statement/prospectus as Annex E. You are encouraged to read the PubCo Closing Articles in their entirety for a more complete description of the terms of the PubCo Closing Articles.

	Plum Articles	PubCo Closing Articles
Authorized Capital

Plum is authorized to issue a maximum of 221,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each. Plum has 1,016,833 Plum Class A Shares and 7,062,500 Plum Class B Shares issued and outstanding.

Under the Plum Articles, the Plum Board, or the Plum Shareholders by ordinary resolution, may divide shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.

The authorized capital of PubCo will consist of: one class of shares, the PubCo Common Shares, in an unlimited number.

	Plum Articles	PubCo Closing Articles
Reduced Quorum for Shareholder Meetings

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is one or more shareholders holding at least a majority of the paid up voting share capital of Plum present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. A quorum at any meeting of PubCo Shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the BCBCA or by the PubCo Articles or by any other by-law) will be at least one person present holding or representing not less than 5% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of PubCo Shareholders, the PubCo Shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not within one-half hour from the time set for holding of the meeting of PubCo Shareholders, in the case of a general meeting requisitioned by the PubCo Shareholders, the meeting is dissolved, and in the case of any other meeting of the PubCo Shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

Other Matters	The Plum Articles include a number of provisions related to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters.	These provisions will not be included in the PubCo Closing Articles, as they will not be relevant to PubCo following the Closing.

The sub-proposals to be voted on by Plum Shareholders are as follows:

PROPOSAL 3A:

Authorized Capital

The PubCo Closing Articles would change the authorized share capital from the existing (i) 200,000,000 Plum Class A Shares, (ii) 20,000,000 Plum Class B Shares, and (iii) 1,000,000 preference shares of a nominal or par value of $0.0001 each, to an unlimited number of PubCo Common Shares.

Please see the subsection entitled “The Business Combination — Ownership of PubCo Common Shares After Closing” and the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information about the anticipated capitalization of PubCo following the consummation of the Business Combination.

PROPOSAL 3B:

Reduced Quorum For Shareholder Meetings

The PubCo Closing Articles would reduce the requisite quorum for a meeting of shareholders from (x) one or more shareholders holding at least a majority of the paid up voting share capital present in person or by proxy and entitled to vote at that meeting to (y) not less than one person holding or representing not less than 5% of the shares entitled to be voted at the meeting.

PROPOSAL 3C:

Name Change

The PubCo Closing Articles would change the name of the company from “Plum III Merger Corp.” to “Tactical Resources Corporation”.

PROPOSAL 3D:

Other Matters

The PubCo Closing Articles would not include provisions relating to the Plum Class B Shares, the Plum IPO, Sponsor, the Initial Business Combination and other related matters.

Reasons for the Approval of the Advisory Organizational Documents Proposals

PubCo is a British Columbia corporation. The proposed PubCo Closing Articles are consistent with British Columbia law and are typical among public companies incorporated in British Columbia.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a non-binding advisory resolution, that the PubCo Closing Articles, the form of which is attached to the proxy statement/prospectus in respect of the Plum Shareholders’ Meeting as Annex E, will be approved and adopted upon the consummation of the Business Combination with such principal changes as described in the Advisory Organizational Documents Proposals.”

Vote Required for Approval

The Advisory Organizational Documents Proposals are non-binding and are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Plum, TRC, PubCo and Amalco intend that the PubCo Closing Articles will take effect as soon as possible following the TRC Amalgamation Effective Time and the Plum Amalgamation Effective Time, respectively.

Recommendation of the Plum Board

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

In connection with the Transactions, we intend to approve the PubCo Incentive Plan.

Summary of Omnibus Equity Incentive Plan

General.    The purposes of the PubCo Omnibus Equity Incentive Plan (the “Omnibus Plan”) are to attract, retain and motivate our people, to compensate them for their contributions to the long-term growth and profits of TRC and its affiliates, and to align the interests of our people with the interests of our shareholders. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units (“RSUs”), cash-based awards and other stock-based awards (each, an “Award” and collectively, “Awards”). Any of these awards may, but need not, be granted as performance-based incentive awards.

Authorized Shares.    Subject to adjustment as provided under the Omnibus Plan, the maximum number of PubCo Common Shares, or such other class of share or securities as may be applicable under the Omnibus Plan (“Shares”) that are available for Awards under the Omnibus Plan is the sum of (a) 1,000,000 and (b) 10% of the total number of Shares outstanding immediately following the Closing Date. The Omnibus Plan will provide that the number of shares reserved and available for issuance will automatically increase each [January 1], beginning on [January 1, 2025], and ending on (and including) [January 1, 2035], by a number of Shares equal to the amount (if any) by which (a) 10% of the aggregate number of outstanding Shares on a fully converted and diluted basis on the last day of the immediately preceding fiscal year exceeds (b) the aggregate number of Shares available for issuance under the Omnibus Plan, unless PubCo’ compensation committee should decide to increase the number of Shares available under the Omnibus Plan by a lesser amount. The share reserve will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. If shares covered by an award are not purchased or are forfeited or expire, settled through the issuance of consideration other than shares (including cash), or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Omnibus Plan. The number of shares that may be issued as incentive stock options under the Omnibus Plan may not exceed [•].

Adjustments to Shares Subject to the Omnibus Plan.    In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the Administrator (as defined below), in order to preserve, but not increase, participants’ rights under the Omnibus Plan, will substitute or adjust the number and kind of shares that may be issued under the Omnibus Plan or under particular forms of award agreements, the number and kind of shares subject to outstanding awards, the exercise or grant prices of stock options and stock appreciation rights, and the annual award limits and other value determinations applicable to outstanding awards.

Administration.    PubCo’ compensation committee will administer the Omnibus Plan (referred to as the “Administrator”). Subject to the provisions of the Omnibus Plan, the Administrator has the power to administer the Omnibus Plan, including but not limited to, the authority to (i) direct PubCo to grant awards pursuant to the Omnibus Plan, (ii) determine the grantees to whom and the times at which awards will be granted, (iii) determine the price at which stock options are granted, (iv) determine the type of stock option to be awarded and the number of shares subject to such stock option, (v) determine the number of shares granted pursuant to each award, (vi) to employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of the Omnibus Plan, and (vii) approve the form and terms and conditions of the award documents and of each award. The Administrator’s interpretation and construction of any provisions of the Omnibus Plan or any award are final, binding and conclusive. PubCo is not subject to Section 16 of the Exchange Act as long as it remains a “foreign private issuer” under the securities laws of the United States and the rules of NASDAQ. In the case of any grants made to our people who become subject to Section 16 of the Exchange Act, the grants may be approved by a committee consisting only of at least two members of Tactical Resource’s board of directors, each of whom will qualify as a non-employee director under Rule 16b-3 of the Exchange Act and as an independent director under the rules of NASDAQ, or by Tactical Resource’s full board of directors. PubCo’ compensation committee will qualify as such a committee under Rule 16b-3.

Eligibility.    Awards may be granted to our officers (including our NEOs), employees (including prospective employees), directors, consultants, agent, advisors and other service providers of PubCo and certain affiliates of PubCo, as determined by the Administrator, except that incentive stock options may be granted only to employees who, as of the time of grant, are employees of PubCo or any parent or subsidiary corporation of PubCo.

Stock Options.    Stock options in the form of non-statutory stock options or incentive stock options may be granted under the Omnibus Plan. The Administrator determines the number of shares subject to each stock option granted under the Omnibus Plan and the exercise price per Share of the stock options; provided that the exercise price must at least be equal to the fair market value of the Shares on the date of grant. The term of a stock option may not exceed ten years. For any stock option intended to be an incentive stock option, for any participant who owns more than 10% of the voting power of all classes of PubCo’ outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of a stock option (i) by cash or its equivalent, (ii) previously acquired shares, (iii) a cashless exercise in accordance with procedures authorized by the Administrator, (iv) through net-share settlement or similar procedure involving the withholding of shares if authorized by the Administrator, or (v) any combination of the foregoing if authorized by the Administrator. A stock option may not be exercised later than the expiration of its term. Subject to the provisions of the Omnibus Plan, the Administrator determines the other terms of stock options. After the termination of service of a grantee other than due to death or disability, his or her stock option will remain exercisable for the period provided in the award agreement, but no more than three months from the date of termination in the event of an incentive stock option. After the termination of service of a grantee due to death or disability, the stock option will remain exercisable for the period provided in the award agreement, but no more than one year from the date of termination in the event of an incentive stock option.

Stock Appreciation Rights.    Stock appreciation rights may be granted under the Omnibus Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Shares between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the Omnibus Plan, the Administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards.    Restricted stock may be granted under the Omnibus Plan. Restricted stock awards are grants of Shares that vest in accordance with terms and conditions established by the Administrator. The Administrator will determine the number of shares of restricted stock granted to any TPG Person and, subject to the provisions of the Omnibus Plan, will determine the terms and conditions of such awards. The Administrator may impose whatever conditions to vesting it determines to be appropriate. The Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have dividend and voting rights with respect to such shares upon grant unless the Administrator provides otherwise.

Restricted Stock Units.    RSUs may be granted under the Omnibus Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one Share. Subject to the provisions of the Omnibus Plan, the Administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of settlement. A holder of RSUs will have only the rights of a general unsecured creditor of PubCo until the delivery of shares, cash or other securities or property (and any dividend equivalents earned thereon) and will have dividend equivalent rights, which may be payable prior to vesting of the RSU. On the delivery date, the holder of each RSU not previously forfeited or terminated will receive one share, cash or a combination thereof, as specified by the Administrator.

Performance Shares.    Performance shares may be granted under the Omnibus Plan. Each performance share represents an amount equal to the fair market value of one Share and is earned based upon the achievement of certain pre-established performance goals over a stated performance period. Subject to the provisions of the Omnibus Plan, the Administrator determines the terms and conditions of performance share awards, including the performance goals, the performance period and the form and timing of payment. A holder of performance shares will have only the rights of a general unsecured creditor of PubCo until the delivery of Shares, cash or other securities or property, if any, after the end of the applicable performance period as determined by the Administrator. On the delivery date, the holder of each earned performance share not previously forfeited or terminated will receive one Share, cash or a combination thereof, as specified by the Administrator. Performance conditions may also be placed on any other form of award under the Omnibus Plan in the discretion of the Administrator.

Dividends and Dividend Equivalents.    The Administrator may provide for the right to receive dividends or dividend equivalents or interests with respect to an award granted under the Omnibus Plan, including on unvested awards. A dividend equivalent is a right to receive a dividend equivalent payment (which may be a current payment, deferred payment or a reinvested amount) equal to the amount that a holder of Shares would have received with respect to a dividend. Certain awards may also be entitled to dividends.

Transferability of Awards.    Unless otherwise determined by the Administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the Omnibus Plan may be transferred other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors.    Grants made to non-employee directors may be in any form authorized under the Omnibus Plan other than incentive stock options. The Administrator may also permit a non-employee director to receive an award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees).

Change in Control.    The Omnibus Plan provides that in the event of a change of control, as defined under the Omnibus Plan, each outstanding award will be treated as the Administrator determines, including, if determined in the sole discretion of the Administrator, accelerating awards, removing any restrictions from any outstanding awards, settling any award by means of a cash payment for fair market value, substituting awards for awards with substantially similar terms, accelerating the date of exercisability of an award, or proving for automatic acceleration and vesting of awards held by participants who are involuntarily terminated on or within two years following the applicable change in control.

Amendment; Termination.    Tactical Resource’s board of directors has the authority to amend the Omnibus Plan from time to time; provided, however, that no such amendment that materially adversely impair the rights of a participant in any outstanding award will be effective against the award without the participant’s consent. Shareholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Tactical Resource’s board of directors has also reserved the right to terminate the Omnibus Plan at any time, and the Omnibus Plan will automatically terminate on the day before the [tenth anniversary] of the Closing Date if not extended prior thereto. No awards may be granted under the Omnibus Plan after its expiration, and no incentive stock options may be granted under the Omnibus Plan after the date that is ten years from the date the Omnibus Plan was approved by Tactical Resource’s board of directors. We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(c). Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by Plum Shareholders, no awards may be issued pursuant to the Incentive Plan unless subsequent shareholder approval is received. The purpose of the Incentive Plan is to provide employment incentives for directors, officers and other key employees of PubCo. An inability to grant awards under the incentive plan could (x) require PubCo to offer higher cash compensation to key employees to retain their employment or (y) result in the loss of key personnel or an inability to hire the desired key personnel.

Vote Required for Approval

The Incentive Plan Proposal is not conditioned on the approval of any other Proposal at the Plum Shareholders’ Meeting.

The approval of the Incentive Plan Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Plum Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Plum Board to adjourn the Plum Shareholders’ Meeting (i) to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals or (ii) if the board of directors of Plum determines before the Plum Shareholders’ Meeting that it is not necessary or no longer desirable to proceed with the proposals. In the event the Adjournment Proposal is put forth at the Plum Shareholders’ Meeting, it will be the first and only Proposal voted upon and none of the Domestication Proposal, the Business Combination Proposal, the Advisory Organizational Documents Proposals or the Incentive Plan Proposal will be submitted to the Plum Shareholders for a vote. If the Adjournment Proposal is submitted for a vote at the Plum Shareholders’ Meeting, and if the Plum Shareholders approve the Adjournment Proposal, Plum may adjourn the Plum Shareholders’ Meeting and any adjourned session of the Plum Shareholders’ Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Plum shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is submitted to Plum Shareholders but is not approved by Plum Shareholders, the Plum Board may not be able to adjourn the Plum Shareholders’ Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Domestication Proposal, the Business Combination Proposal, the Incentive Plan Proposal and the Advisory Organizational Documents Proposals.

Vote Required for Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the Plum Shareholders’ Meeting.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy, including by way of the online meeting option) of the holders of a majority of the outstanding Plum Class A Shares and Plum Class B Shares entitled to vote and actually cast thereon at the Plum Shareholders’ Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Plum Shareholders’ Meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Plum Board

THE PLUM BOARD UNANIMOUSLY RECOMMENDS THAT PLUM SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

McMillan LLP, Canadian counsel to PubCo, has provided a legal opinion for PubCo regarding the validity of the PubCo Common Shares offered by this proxy statement/prospectus. Allen Overy Shearman Sterling US LLP, U.S. counsel to PubCo, has provided a legal opinion regarding the enforceability of the PubCo warrants. Hogan Lovells US LLP, U.S. counsel to Plum, has provided a legal opinion regarding certain U.S. federal income tax matters. Aird & Berlis LLP, Canadian counsel to Plum, has provided a legal opinion regarding Canadian tax matters.

EXPERTS

The financial statements of Plum as of December 31, 2024 and 2023, and for the two years ending December 31, 2024, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of TRC as of July 31, 2024 and 2023 and for the two years ending July 31, 2024 appearing in this proxy statement/prospectus have been audited by Manning Elliott LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of Pubco as of September 30, 2024 and for the period August 8, 2024 (inception date) to September 30, 2024 appearing in this proxy statement/prospectus have been audited by Manning Elliott LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The Technical Report of APEX Geoscience Ltd and Kemetco Research Inc. as to reserves of Tactical Resources Inc. Peak Rare Earth Element Project attached to this proxy statement/prospectus as Annex O and the information derived from that report and included in this proxy statement/prospectus has been included in reliance upon the authority of said firms as qualified persons with respect to the matters covered by their report and the giving of their report.

HOUSEHOLDING INFORMATION

Unless Plum has received contrary instructions, Plum may send a single copy of this proxy statement/prospectus to any household at which two or more Plum shareholders reside if Plum believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Plum’s expenses. However, if shareholders prefer to receive multiple sets of Plum’s disclosure documents at the same address, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Plum’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the Plum Shareholder, the Plum Shareholder should contact Plum at its offices at 2021 Fillmore St., #2089, San Francisco, California 94115 or its telephone number at (929) 529-7125 to inform Plum of his or her request; or

If a bank, broker or other nominee holds the shares, the Plum Shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Plum securities is Continental Stock Transfer & Trust Company.

The transfer agent for PubCo securities is expected to be Computershare Trust Company of Canada.

FUTURE SHAREHOLDER PROPOSALS

PubCo will be subject both to the listing requirements of the NASDAQ and the provisions of the BCBCA with respect to shareholder proposals. As set out under the BCBCA, simply submitting a shareholder proposal does not guarantee its inclusion in PubCo’s proxy statement, because compliance with applicable law is a prerequisite for inclusion.

The BCBCA will permit certain registered PubCo Shareholders and beneficial owners of PubCo Common Shares to submit shareholder proposals to PubCo, which proposals may be included in PubCo’s proxy statement. To be eligible to make a proposal, a person must be a registered PubCo Shareholder or beneficial owner of the number of voting shares that is equal to at least 1% of all issued voting shares of PubCo as of the day on which the registered holder or beneficial owner submits a proposal or whose fair market value as determined at close of business on the day before the registered holder or beneficial owner submits the proposal is at least $2000, for the 6-month period immediately before the day on which the registered holder or beneficial owner submits the proposal. Such person must provide to PubCo the names and addresses of those registered holders or beneficial owners of shares who supported the proposal and the person must continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made. To be considered for inclusion in PubCo’s proxy statement for the annual meeting of PubCo Shareholders, any such shareholder proposal under the BCBCA must be received by PubCo at least 90 days before the anniversary date of the last annual meeting of PubCo Shareholders. In addition, PubCo is not required to submit the proposal to the PubCo Shareholders if (a) it clearly appears that the proposal has been submitted by the registered holder or beneficial owner primarily for the purpose of enforcing a personal claim or redressing a personal grievance against PubCo, its directors, officers or security holders or any of them; (b) PubCo, at the request of the registered holder or beneficial owner, included a proposal in a management proxy circular relating to a meeting of PubCo Shareholders held within 2 years preceding the receipt of the request, and the registered holder or beneficial owner failed to present the proposal in person or by proxy at such meeting; (c) substantially the same proposal was submitted to registered holders or beneficial owners in a management proxy circular or a dissident proxy circular relating to a meeting of PubCo Shareholders held within 2 years preceding the receipt of the request of the registered holder or beneficial owner and the proposal was defeated; (d) the rights being conferred by the BCBCA are being abused to secure publicity; (e) the proposal exceeds 1,000 words in length; (f) the proposal has already been substantially implemented; (g) the proposal, if implemented would cause PubCo to commit an offense; or (h) the proposal deals with matters beyond PubCo’s power to implement.

Every PubCo Shareholder is entitled to receive notice of, attend and vote at general meetings of PubCo and to receive all notices, accounts and other documents required to be sent to PubCo Shareholders under the PubCo Closing Articles, the BCBCA, applicable Canadian securities laws and the Listing Rules. Under the BCBCA, PubCo must give not less than 21 days and not more than two months’ written notice of a general meeting. While PubCo is listed on the NASDAQ, notice must be given within any time limits prescribed by the Listing Rules.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Plum Board is aware of no other matter that may be brought before the Plum Shareholders’ Meeting. Under Cayman Islands law, only business that is specified in the notice of the extraordinary general meeting to shareholders may be transacted at the Plum Shareholders’ Meeting.

If the Business Combination is consummated, you will be entitled to attend and participate in PubCo’s annual general meetings of shareholders. If PubCo holds a 2025 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual general meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

PubCo is and PubCo will be a corporation incorporated under the laws of the Province of British Columbia. All of PubCo’s directors and executive officers as of the closing of the Business Combination will reside outside the United States. The assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon PubCo or those persons or to enforce against PubCo or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

PubCo has appointed CT Corporation System as its agent upon whom process may be served in any action brought against PubCo under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against PubCo, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against PubCo or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

Plum files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Plum’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or Plum’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the Proposals to be presented at the Plum Shareholders’ Meeting, you should contact Plum’s proxy solicitation agent at the following address and telephone number:

[We expect to engage a proxy solicitation agent and incur customary fees in connection therewith.]

You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Plum shareholder and would like to request documents, please do so by [•], 2025, five business days prior to the Plum Shareholders’ Meeting, in order to receive them before the Plum Shareholders’ Meeting. If you request any documents from Plum, Plum will mail them to you by first class mail, or another equally prompt means. All information contained in this proxy statement/prospectus relating to Plum and Amalco has been supplied by Plum, and all such information relating to TRC and PubCo has been supplied by TRC. Information provided by either Plum or TRC does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Plum for the Plum Shareholders’ Meeting. Plum has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of PubCo in addition to being a proxy statement of Plum for the Plum Shareholders’ Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Plum Acquisition Corp. III

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Plum Acquisition Corp. III. (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses on or before July 30, 2025 or such earlier date as shall be determined by the Company’s board of directors. The Company entered into a business combination agreement with a business combination target on August 22, 2024; however, the completion of this transaction is subject to the approval of the Company’s shareholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to July 30, 2025, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after July 30, 2025, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, TX
March 28, 2025

PLUM ACQUISITION CORP. III
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$27,418	$—
Prepaid expenses	36,706	25,885
Due from Tactical	23,280	—
Extension contribution due from related parties	—	225,000
Total current assets	87,404	250,885
Investments held in Trust Account	25,630,285	157,330,245
Total Assets	$25,717,689	$157,581,130

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$446,328	$—
Accounts payable – related party	18,824	—
Accrued expenses and other current liabilities	1,481,813	805
Promissory note – related party	1,204,867	—
Total current liabilities	3,151,832	805
Warrant liabilities	2,170,651	723,550
Total Liabilities	5,322,483	724,355

Commitments (Note 6)
Class A ordinary shares subject to possible redemption, 2,284,199 and 14,717,409 shares at redemption value of $11.22 and $10.71 per share at December 31, 2024 and 2023, respectively	25,630,285	157,555,245

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 865,000 shares issued and outstanding at December 31, 2024 and 2023; excluding 2,284,199 and 14,717,409 shares subject to possible redemption, respectively, at December 31, 2024 and 2023	87	87
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,062,500 shares issued and outstanding	706	706
Accumulated deficit	(5,235,872)	(699,263)
Total Shareholders’ Deficit	(5,235,079)	(698,470)
Total Liabilities and Shareholders’ Deficit	$25,717,689	$157,581,130

The accompanying notes are an integral part of the financial statements.

PLUM ACQUISTION CORP. III
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating and formation costs	$3,023,383	$833,935
Loss from operations	(3,023,383)	(833,935)
Other income:
Interest income on bank account	—	654
Interest and dividend income on investments held in Trust Account	1,909,255	10,686,002
Deal termination income	—	374,975
Gain on change in fair value of convertible promissory note – related party	—	95,941
Loss on change in fair value of warrant liabilities	(1,447,101)	(241,183)
Gain on waiver of deferred underwriting commissions by underwriter allocated to Public Warrants	—	336,175
Net (loss) income	$(2,561,229)	$10,418,629
Basic weighted average shares outstanding, Class A ordinary shares	5,051,548	23,294,132
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.21)	$0.34
Diluted weighted average shares outstanding, Class A ordinary shares	5,051,548	23,324,225
Diluted net (loss) income per share, Class A ordinary shares	$(0.21)	$0.34
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,062,500	7,062,500
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.21)	$0.34

The accompanying notes are an integral part of the financial statements.

PLUM ACQUISTION CORP. III
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2024 AND 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	865,000	$87	7,062,500	$706	$—	$(10,718,408)	$(10,717,615)
Waiver of deferred underwriting commissions by underwriter	—	—	—	—	—	9,551,325	9,551,325
Deemed contribution for extension deposit from related party	—	—	—	—	225,000	—	225,000
Deemed contribution for forgiveness of accrued expenses – related party	—	—	—	—	125,940	—	125,940
Deemed contribution for forgiveness of Sponsor loans – related party	—	—	—	—	123,500	—	123,500
Deemed contribution for forgiveness of accounts payable – related party	—	—	—	—	325,194	—	325,194
Proceeds received in excess of initial fair value of convertible promissory note – related party (See Note 5)	—	—	—	—	1,060,559	—	1,060,559
Remeasurement of Class A ordinary shares to redemption amount as of December 31, 2023	—	—	—	—	(1,860,193)	(9,950,809)	(11,811,002)
Net income	—	—	—	—	—	10,418,629	10,418,629
Balance as of December 31, 2023	865,000	87	7,062,500	706	—	(699,263)	(698,470)
Remeasurement of Class A ordinary shares to redemption amount as of December 31, 2024	—	—	—	—	(271,375)	(1,862,880)	(2,134,255)
Deemed contribution for extension deposit from the Sponsor	—	—	—	—	112,500	—	112,500
Share based compensation	—	—	—	—	158,875	—	158,875
Reversal of deemed contribution for extension deposit from the Sponsor	—	—	—	—	—	(112,500)	(112,500)
Net loss	—	—	—	—	—	(2,561,229)	(2,561,229)
Contribution from the Sponsor of shares to be issued under non-redemption agreements	—	—	—	—	367,610	—	367,610
Finance cost of shares to be issued under non-redemption agreements	—	—	—	—	(367,610)	—	(367,610)
Balance as of December 31, 2024	865,000	87	7,062,500	706	—	(5,235,872)	(5,235,079)

The accompanying notes are an integral part of the financial statements.

PLUM ACQUISTION CORP. III
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Year Ended December 31, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(2,561,229)	$10,418,629
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(1,909,255)	(10,686,002)
Stock-based Compensation	158,875	—
(Loss) gain on change in fair value of warrant liabilities	1,447,101	241,183
Gain on change in fair value of convertible promissory note – related party	—	(95,941)
Gain on waiver of deferred underwriting commissions by underwriter	—	(336,175)
Changes in operating assets and liabilities:
Prepaid expenses	(10,821)	168,062
Accounts payable	446,328	(38,866)
Accounts payable – related party	18,824	(15,377)
Accrued expenses and other current liabilities	1,481,008	(1,213,516)
Net cash used in operating activities	(929,169)	(1,558,003)

Cash Flows from Investing Activities:
Cash transferred into Trust Account	(450,000)	(900,000)
Due from Tactical	(23,280)	—
Cash transferred from Trust Account to pay redeeming shareholders	134,059,215	140,838,808
Net cash provided by investing activities	133,585,935	139,938,808

Cash Flows from Financing Activities:
Proceeds from advance from Sponsor	—	6,000
Repayment of advance from Sponsor	—	(6,000)
Proceeds for extension payments from the Old Sponsor	225,000	—
Proceeds from promissory note – related party	—	451,134
Proceeds from convertible promissory note – related party	1,204,867	1,280,000
Payment of cash to redeeming shareholders	(134,059,215)	(140,838,808)
Net cash used in financing activities	(132,629,348)	(139,107,674)

Net Change in Cash	27,418	(726,869)
Cash – Beginning of period	—	726,869
Cash – End of period	$27,418	$—

Non-cash investing and financing activities
Excess of cash received over fair value of convertible promissory note – related party	$—	$1,060,559
Waiver of deferred underwriting commissions by underwriter	$—	$9,551,325
Deemed contribution for forgiveness of accrued expenses – related party	$—	$125,940
Deemed contribution for forgiveness of Sponsor loans – related party	$—	$123,500
Deemed contribution for forgiveness of accounts payable – related party	$—	$325,194
Reclassification of Sponsor Extension Payment to Promissory Note – Related Party	$112,500	$—
Remeasurement of Class A ordinary shares subject to redemption to redemption value	$2,134,255	$11,811,002
Extension contribution due from related parties	$—	$225,000

The accompanying notes are an integral part of the financial statements.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Plum Acquisition Corp. III (fka Alpha Partners Technology Merger Corp.) (the “Company”) is a blank check company incorporated in the Cayman Islands on February 5, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “ Initial Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Initial Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. On December 27, 2023, the Company, the Original Sponsor (as defined below) and Mercury Capital, LLC (the “Sponsor”) entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023 (the “Closing”), the Sponsor (i) purchased 3,902,648 Founder Units (as defined in Note 5) of the Company from the Original Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, which Founder Units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of 2,030,860 Founder Units that the Original Sponsor placed in escrow at the Closing to the extent such Founder Units are allocated to investors who hold and do not redeem their Class A ordinary shares of the Company at the time of the Company’s Initial Business Combination, for an aggregate purchase price of $1. Subsequently, on January 26, 2024, the Company, the Original Sponsor, and the Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Original Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

The Original Sponsor and the Sponsor each agreed to pay $112,500 in extension contributions in each of December 2023 and January 2024. As of December 31, 2023, there was a $112,500 deposit into the Trust Account due from the Sponsor and the Original Sponsor, respectively, representing the December 2023 extension contribution. On January 24, 2024, the second payment of $112,500 was deposited into the Trust Account. In addition, pursuant to the terms of the Purchase Agreement, the Original Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing and will deliver Founder Units to the Sponsor to the extent such liabilities are unsatisfied or the Original Sponsor’s obligation to make extension contributions is not satisfied.

Following the Closing, the Original Sponsor has no further obligations with respect to the Company and the Sponsor assumed all obligations relating to the Company, including, (i) to cause the Company to file a proxy statement providing public investors of the Company with the option to accept a revised trust extension arrangement or redeem their Class A ordinary shares and receive their pro rata share of the Company’s Trust Account (as defined below), (ii) to cause the Company to satisfy all of its public reporting requirements as well as taking all action to cause the Company to remain listed on Nasdaq, (iii) the payment of all extension contributions after January 2024 and working capital of the Company, at the discretion of the Sponsor, and (iv) all other obligations of the Original Sponsor related to the Company.

As of December 31, 2024, the Company had not commenced any operations. All activity for the year ended December 31, 2023 relates to the search for a prospective Initial Business Combination, entering into a definitive business combination agreement, and steps to complete an Initial Business Combination. The Company will not generate any operating revenues until after the completion of a Initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest and dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 800,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Alpha Partners Technology Merger Sponsor LLC (the “Original Sponsor”) and certain anchor investors (the “Anchor Investors”), generating gross proceeds of $8,000,000, which is described in Note 4.

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On August 5, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 3,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $32,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 65,000 units (the “Over-Allotment Private Placement Units”) at a purchase price of $10.00 per unit in a private placement to the Original Sponsor, generating gross proceeds of $650,000.

Upon closing of the Initial Public Offering, the sale of the Private Placement Units, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Units, a total of $282,500,000 was placed in a trust account (the “Trust Account”) and was invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Initial Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of its outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (i) in connection with a shareholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of an Initial Business Combination with respect to the Company’s warrants.

If the Company seeks shareholder approval, the Company will proceed with an Initial Business Combination if a majority of the shares voted are voted in favor of the Initial Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its third amended and restated memorandum and articles of association (the “Third Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Initial Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Original Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving an Initial Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of an Initial Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Third Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s Original Sponsor, officers and directors have agreed to waive (i) redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of an Initial Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Third Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with an Initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an Initial Business Combination by July 30, 2025 or with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-Initial Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an Initial Business Combination by July 30, 2025. However, if the Sponsor or officers and directors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete an Initial Business Combination by July 30, 2025.

The Company previously had until 24 months from the closing of the Initial Public Offering to complete an Initial Business Combination. On July 27, 2023, the Company’s shareholders approved a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must consummate an Initial Business Combination from July 30, 2023 to July 30, 2024. On February 1, 2024, the Company’s shareholders approved a proposal to further amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must consummate an Initial Business Combination from July 30, 2024 to January 30, 2025.

On January 16, 2025, as approved by its shareholders at the extraordinary general meeting of shareholders, the Company filed an amendment to its amended and restated memorandum and articles of association on January 17, 2025, which (i) extended the date by which the Company has to consummate a business combination to July 30, 2025 (the “Combination Period”), or such earlier date as shall be determined by the Company’s board of directors (the “Extension Proposal”) and (ii) amended Article 49.4 to remove language stating, in relevant part, that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, such business combination (the “NTA Proposal”).

If the Company is unable to complete an Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete an Initial Business Combination within the Combination Period.

On August 22, 2024, the Company entered into a business combination agreement (the “Business Combination Agreement”) with a corporation formed under the Laws of the Province of British Columbia (“PubCo”) and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“Tactical”), pursuant to which the Company will amalgamate pursuant to a Plan of Arrangement under the Business Corporations Act of British Columbia (“BCBCA”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the amalgamation, following its redomicile into the Province of British Columbia, Canada.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On December 10, 2024, the Company, and Tactical entered into an amendment (the “Amendment No. 1”) to the Business Combination Agreement, Amendment No. 1 provides that, among other things, upon a delisting from The Nasdaq Stock Market, the Company will use commercially reasonable efforts to list its securities on the OTC Markets Group. As a condition to closing the Business Combination, the Company must relist its securities on The Nasdaq Stock Market.

On January 28, 2025, the Company and Tactical entered into Amendment No. 2 (the “Amendment No. 2”) to the Business Combination Agreement. Amendment No. 2 provides that certain recently issued convertible debentures of Tactical (and future issuances of convertible debentures by Tactical, if any, to the extent permitted under the Business Combination Agreement) shall be subject to the same terms under the Business Combination Agreement, and shall be subject to the same treatment upon closing of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), as certain existing convertible debentures issued by Tactical and already subject to the terms of the Business Combination Agreement.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an Initial Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Original Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations, provided that such liability will not apply to any claims by a third party or prospective partner business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Original Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective partner businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extraordinary General Meeting

On July 27, 2023, the Company held an Extraordinary General Meeting (the “July Extraordinary General Meeting”) whereby the shareholders approved an amendment to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”). The Amended and Restated Memorandum and Articles of Association extended the date by which the Company has to consummate a business combination from July 30, 2023 to July 30, 2024, or such earlier date as shall be determined by the Company’s board of directors. In connection with the July Extraordinary General Meeting, the holders of 13,532,591 Class A ordinary shares, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808. After those redemptions, approximately $153,169,659 remained in the Company’s trust account.

On January 29, 2024, the Company held an Extraordinary General Meeting (the “Extraordinary General Meeting”) whereby shareholders of the Company approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association in order to (i) extend the date by which the Company must consummate

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

its initial business combination, cease its operations and redeem all of its Class A ordinary shares (the “Extension Proposal”) to January 30, 2025, or such earlier date as shall be determined by the Company’s board of directors and (ii) changed the name of the Company from Alpha Partners Technology Merger Corp. to Plum Acquisition Corp. III.

In connection with the Extension Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal, the holders of 12,433,210 Class A ordinary shares, properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.78 per share, for an aggregate redemption amount of $134,059,215. The payments for these redemptions took place on February 27, 2024, after which $24,629,032 remained in the Company’s Trust Account. As a result of the Extension Proposal being approved by the Company’s shareholders, the Original Sponsor, or its designee is no longer required to make monthly payments to the Company equal to the lesser of (a) an aggregate of $225,000 or (b) $0.03 per public share that remains outstanding. On August 2, 2023, September 7, 2023, October 10, 2023, November 10, 2023, January 10, 2024, and January 25, 2024 $225,000, or $1,350,000 in the aggregate, was deposited into the Company’s Trust Account.

On January 16, 2025, as approved by its shareholders at the extraordinary general meeting of shareholders, the Company filed an amendment to its Amended and Restated Memorandum and Articles of Association (as amended, the “A&R Charter”) on January 17, 2025, which (i) extended the date by which the Company has to consummate a business combination to July 30, 2025 (the “Combination Period”), or such earlier date as shall be determined by the Company’s board of directors (the “Extension Proposal”) and (ii) amended Article 49.4 to remove language stating, in relevant part, that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, such business combination (the “NTA Proposal”). The holders of 2,132,336 Class A ordinary shares, properly exercised their right to redeem their shares for cash at a redemption price of $11.24 per share, for an aggregate redemption amount of $23,975,464.

Letter of Intent

On July 26, 2023, the Company signed a non-binding letter-of-intent (“LOI”) for a business combination with Glowforge Inc. (“Glowforge”), creator of award-winning 3D laser printers. Under the terms of the LOI, the Company and Glowforge would become a combined entity, with Glowforge’s existing equity holders rolling 100% of their equity into the combined public company. In the fourth quarter of 2023, the LOI was terminated.

As part of a terminated LOI, the Company received payment from a previous business combination target entity of $374,975 on April 13, 2023. That balance represented a penalty if the target entity terminated the agreement. The target entity reimbursed the Company for transaction expenses and merger-related activities incurred through that date related to a prospective merger which was not completed.

Notices from the Listing Qualifications Department of The Nasdaq

On July 30, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has failed to comply with Nasdaq Listing Rule IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

Pursuant to the Notice, unless the Company timely requests a hearing before The Nasdaq Hearings Panel (the “Panel”), the Company’s securities will be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on August 6, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company timely requested a hearing before the Panel to appeal the Notice and to request sufficient time to complete an initial business combination. A hearing request will stay the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The hearing with the Panel was held on September 5, 2024. On September 23, 2024, the Company received notice from the Nasdaq Office of the General Counsel that the Panel has granted the Company’s request for continued listing on Nasdaq. As disclosed on August 5, 2024, the Company received notice from the Listing Qualifications Department of Nasdaq indicating that the Company has failed to comply with Nasdaq Listing Rule IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Panel has granted the Company’s request for continued listing provided that on or before January 27, 2025, the Company will demonstrate compliance with all applicable initial listing standards for the Nasdaq Capital Market.

On August 8, 2024, the Company received a written notice (the “Second Notice”) from the Listing Qualifications Department of Nasdaq indicating that, for the last 32 consecutive business days, the Market Value of Listed Securities (“MVLS”) for the Company was below the $35 million minimum MVLS requirement for continued listing on the Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Second Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities.

On November 21, 2024, Nasdaq provided the Company with written confirmation that the Company regained compliance with the MVLS Rule.

On November 25, 2024, the Company received a written notice from the Nasdaq indicating that the Company is delinquent in filing its quarterly report on Form 10-Q for the quarterly period ended September 30, 2024. The Notice has no immediate effect on the listing of the Company’s ordinary share or its public warrants on The Nasdaq Capital Market. Pursuant to the Notice, this matter serves as an additional basis for delisting the Company’s securities from the Nasdaq in light of the Company’s previously reported failure to complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement in accordance with Nasdaq Listing Rule IM-5101-2.

On January 28, 2025, Plum Class A ordinary shares, warrants and units were listed and began trading on the Pink Current tier of the OTC Markets. Plum’s Class A ordinary shares, warrants and units are listed under the symbols “PLMJF”, “PLMWF”, and “PLMUF”, respectively.

Liquidity and Going Concern

As of December 31, 2024, the Company had $27,418 in cash held outside of the Trust Account and a working capital deficit of $3,064,428, which may not be sufficient for the Company to operate for at least the next 12 months from the issuance of the financial statements. There is no assurance that the Company’s attempts to close an Initial Business Combination will be successful within the Combination Period. On January 3, 2024, the Company, the Sponsor and Palmeira Investment Limited (the “Investor”) entered into a subscription agreement (the “Subscription Agreement”), pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments and working capital for the Company, including $250,000 upon the execution of the Subscription Agreement, $250,000 on February 1, 2024, and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s initial business combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its ordinary share to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement.

In July 2024, the Company entered into a promissory note with the Sponsor (the “Sponsor Promissory Note”), pursuant to which the Sponsor may loan up to $1,500,000 to the Company. The funds that will be loaned to the Company under the Sponsor Promissory Note consist of a portion of the up to $1,500,000 that was loan to the Sponsor by the Investor. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Company, at a price of $1.50 per warrant at the option of the Sponsor. The outstanding balance under the Sponsor Promissory Note as of December 31, 2024 was $1,204,867.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In July 2024, August 2024 and September 2024, the Sponsor entered into a series of agreements with various undersigned subscribers (the “Subscribers”) which resulted in the raising of $400,000. Under the terms of the agreement the Subscribers agreed to subscribe to a portion of the Sponsor’s Class B Ordinary Shares on a contingent basis in order to allow the Sponsor to fund such working capital to the Company. Pursuant to the agreement, at the closing of a business combination by the Company, upon election by the Sponsor, the Shares will be transferred to the Subscribers.

On January 27, 2025, the Company entered into a promissory note with the Sponsor (the “Second Sponsor Promissory Note”), pursuant to which the Sponsor loaned $100,000 to the Company. The Second Sponsor Promissory Note bears no interest. The principal amount is to be repaid at the earlier of (i) the consummation of the Business Combination, (ii) the date of liquidation, or (iii) 90 calendar days after entering into the promissory note. If the Company does not consummate the Business Combination or there is a liquidation, the Second Sponsor Promissory Note will not be repaid and the principal amount will be forgiven, except to the extent there are funds available to the Company outside of the Trust Account to make repayment.

The Company will have until July 30, 2025 to complete a Business Combination. If a Business Combination is not consummated by July 30, 2025 there will be a mandatory liquidation and subsequent dissolution of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Codification (“ASC”) Topic 205-40 Presentation of Financial Statements- Going Concern, management has determined the liquidity conditions disclosed above including the July 30, 2025 Combination Period deadline raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date that these financial statements are filed. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 3) and Class A ordinary shares subject to redemption, the initial and the quarterly valuation of the Private Placement Warrants (as defined in Note 4), and the valuations for the convertible Note (as defined in Note 5) required management to exercise significant judgement in its estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $27,418 and $0 in cash as of December 31, 2024 and 2023, respectively. The Company did not have any cash equivalents as of December 31, 2024 or 2023.

Investments Held in Trust Account

Investments Held in Trust Account are classified as trading securities which are presented on the balance sheets at fair value at the end of each reporting period. As of December 31, 2024 and 2023, the investments held in the Trust Account totaled $25,630,285 and $157,330,245, respectively.

Due from Tactical

In accordance with the Business Combination Agreement, the Company covered certain operating expenses on behalf of Tactical, for which Tactical is responsible for reimbursement. As of December 31, 2024, the Company has paid $23,280 on Tactical’s behalf.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants (as defined in Note 3) was estimated using a binomial/lattice model and the fair value of the Founder Warrants (as defined in Note 5) and Private Placement Warrants (as defined in Note 4) was estimated using a Black-Scholes Option Pricing Model (see Note 9). Due to the options pricing model not producing a meaningful volatility for the Founder Warrants and Private Placement Warrants as of December 31, 2024 and 2023, the fair value of the Founder Warrants and Private Placement Warrants were set equal to the fair value of the Public Warrants.

Class A Ordinary Shares Subject to Possible Redemption

All of the 28,250,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering and subsequent partial exercise of the underwriters’ over-allotment option, that remain unredeemed, contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity. On January 29, 2024, 12,433,210 Class A ordinary shares were tendered for redemption by shareholders for a total value of $134,059,215. The payment of these shares took place on February 27, 2024, after which 2,284,199 Class A ordinary shares subject to possible redemption remained outstanding.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

As of December 31, 2024 and 2023, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2023	$157,555,245
Redemption of Class A ordinary shares subject to redemption	(134,059,215)
Remeasurement of Class A ordinary shares subject to redemption to redemption amount	2,134,255
Class A ordinary shares subject to possible redemption as of December 31, 2024	$25,630,285

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Net (Loss) Income Per Ordinary Share

Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the (loss) income per share calculation allocates (loss) income shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net (loss) income per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the Public Warrants (as defined in Note 3), Private Placement Warrants (as defined in Note 4), or the Founder Warrants (as defined in Note 5) to purchase an aggregate of 12,059,166 shares, or the effects of the 803,245 warrants that would be issuable upon conversion of the Subscription Loan (as defined in Note 5) in the calculation of (loss) income per share, because the exercise of the warrants are contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	Year Ended December 31, 2024		Year Ended December 31, 2023
	Class A	Class B	Class A	Class B
Basic net (loss) income per share:
Numerator:
Net (loss) income	$(1,068,030)	$(1,493,199)	$7,994,725	$2,423,904
Denominator:
Basic weighted average shares outstanding	5,051,548	7,062,500	23,294,132	7,062,500
Basic net (loss) income per share	$(0.21)	$(0.21)	$0.34	$0.34

Diluted net (loss) income per share:
Numerator:
Net (loss) income	$(1,068,030)	$(1,493,199)	$7,997,125	$2,421,504
Denominator:
Diluted weighted average shares outstanding	5,051,548	7,062,500	23,324,225	7,062,500
Diluted net (loss) income per share	$(0.21)	$(0.21)	$0.34	$0.34

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The carrying amounts reflected in the balance sheets for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1	—

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2	—

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3	—	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent Accounting Pronouncements

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. The update will be effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities are required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU became effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 1, 2024. The amendments will be applied retrospectively to all prior periods presented in the financial statements. See Note 10 for further information.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company completed its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On August 5, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 3,250,000 Over-Allotment Units, generating gross proceeds of $32,500,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Original Sponsor and certain Anchor Investors purchased an aggregate of 800,000 Units at a price of $10.00 per Private Placement Unit ($8,000,000 in the aggregate). Each Private Placement Unit consists of one Class A ordinary share (the “Private Placement Shares”) and one-third of one redeemable warrant (the “Private Placement Warrants”), which is exercisable at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

Simultaneously with the closing of the exercise of the over-allotment option (see Note 6), the Company consummated the sale of 65,000 Over-Allotment Private Placement Units at a purchase price of $10.00 per unit in a private placement to the Original Sponsor, generating gross proceeds of $650,000.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 5, 2021, an affiliate of the Original Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 founder units (“Founder Units”), which were subsequently transferred to the Original Sponsor. Each Founder Unit consists of one Class B ordinary share and one-third of one warrant (the “Founder Warrants”) that has the same terms as the Private Placement Warrants (2,395,833 Founder Warrants in the aggregate). The Class B ordinary shares included in the Founder Units (“Founder Shares”) included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Original Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares upon completion of the Initial Public Offering. The Founder Warrants included an aggregate of up to 312,500 Founder Warrants subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised. On August 5, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units (see Note 6), leaving 125,000 Class B ordinary shares and 41,667 Founder Warrants subject to forfeiture. On September 11, 2021, the remaining option expired. As a result, 125,000 Class B ordinary shares and 41,667 Founder Warrants were forfeited.

The Original Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell (i) any of their Founder Units or Founder Shares until the earliest of (A) one year after the completion of an Initial Business Combination and (B) subsequent to an Initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property and (ii) any of their Founder Warrants and Class A ordinary shares issued upon conversion or exercise thereof until 30 days after the completion of an initial Business Combination. Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, the Founder Units or Founder Shares will be released from the lock-up.

On December 27, 2023, the Company, the Original Sponsor, and the Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023, the Sponsor (i) purchased 3,902,648 founder units of the Company from the Original Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Original Sponsor placed in escrow at the Closing to the extent such founder units are allocated to investors who hold and do not redeem their Class A ordinary shares of the Company at the time of the Company’s initial business combination, for an aggregate purchase price of $1. Original Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing. Following the closing, Original Sponsor has no further obligations with respect to the Company, and the Sponsor has assumed all obligations relating to the Company. Pursuant to the Amended Purchase Agreement, the Original Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units.

The Company and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain shareholders of the Company pursuant to which, if such shareholders do not redeem (or validly rescind any redemption requests on) their Class A ordinary shares (the “Non-Redeemed Shares”) in connection with the January 2024 Extraordinary General Meeting, the Sponsor agreed to transfer to such investors ordinary shares of the Company held by the Sponsor immediately following the consummation of an Initial business combination if they continue to hold such Non-Redeemed Shares through the Extraordinary General Meeting.

Administrative Support Agreement

The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Original Sponsor $55,000 per month for office space, secretarial and administrative support services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2024, the Company incurred no expenses under this agreement. For the year ended December 31, 2023, the Company incurred expenses of $660,000 under this agreement and is included in operating and formation costs on the accompanying statement of operations. In connection with the Purchase Agreement on December 27, 2023, the obligations of the Administrative Support Agreement transferred from the Original Sponsor to the Sponsor. Any outstanding administrative support fees owed to the Sponsor as of December 27, 2023 were forgiven by the Original Sponsor and the agreement was then cancelled. As of December 31, 2024 and 2023, the Company had no outstanding balance for accrued expenses — related party.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Original Sponsor, the Sponsor or an affiliate of the Original Sponsor or the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On August 15, 2023, the Company entered into a Working Capital Loan with APTM Sponsor Sub LLC (the “Affiliate”), in the principal sum of $1,500,000, expected to be funded on an as-needed basis. The principal balance shall be payable on the earlier of (i) the date on which the Company liquidates its Trust Account or (ii) the date on which the Company consummates a Business Combination. On August 24, 2023, September 6, 2023, September 28, 2023, September 29, 2023, October 11, 2023, and November 9, 2023, the Company withdrew $150,000, $225,000, $124,874, $225,126, $275,000 and $280,000 respectively, from the Working Capital Loan. As of December 31, 2024, there was no principal amount outstanding under the Working Capital Loan, as the Working Capital Loan was forgiven by the Original Sponsor. The aggregate fair value of the Working Capital Loan upon issuance was $219,441. The aggregate fair value of the Working Capital Loan was $123,500 upon forgiveness. The Working Capital Loan was forgiven by the Original Sponsor on December 27, 2023.

Reimbursements — Related Party

For the year ended December 31, 2024, the Company had no payments to the Sponsor, officers and directors, or any of their respective affiliates as reimbursements for the operating costs of the Company and included within operating and formation costs within the accompanying statement of operations.

For the year ended December 31, 2023, the Company paid $18,738 to the Sponsor as reimbursements for the operating costs of the Company paid for by the Sponsor and included within operating and formation costs within the accompanying statement of operations.

Accounts Payable — Related Party

As of December 31, 2024 and 2023, $18,824 and $0, respectively, was payable by the Company to the Sponsor or other related parties for services related to the search for an initial Business Combination target.

Subscription Agreement and Promissory Note — Related Party

On January 3, 2024, the Company, the Sponsor, and Investor entered into a Subscription Agreement, pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments to the Trust Account and working capital for the Company, including $250,000 upon the execution of the Subscription Agreement and $250,000 on February 20, 2024 and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s initial Business Combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its ordinary share to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement. If the Company’s initial Business Combination does not occur, the Sponsor will not forfeit any shares.

In July 2024, the Company entered into a promissory note with Mercury Capital (the “Sponsor Promissory Note”), pursuant to which the Sponsor may loan up to $1,500,000 to the Company. The funds that will be loaned to the Company under the Sponsor Promissory Note consist of a portion of the up to $1,500,000 that was loan to the Sponsor by the Investor pursuant to the Subscription Agreement. If the Company completes a Business Combination, the Company would repay the Sponsor Promissory Note. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Promissory Note, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company accounts for the Sponsor Promissory Note within the scope of ASC 815 and has elected to bifurcate the embedded derivative within the convertible promissory note. The fair value of the embedded conversion feature upon the issuance of the Sponsor Promissory Note is de minimis.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The outstanding balance under the Sponsor Promissory Note as of December 31, 2024 was $1,204,867. This balance includes deposits made into the Trust Account by the Sponsor of $112,500 each on January 9, 2024 and January 24, 2024, payments made by the Sponsor on behalf of the Company totaling $243,867, and total draw of $736,000.

Non-Redemption Agreements

On January 17, 2024, January 23, 2024,and January 24, 2024, the Company and the Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with one or more unaffiliated third party or parties (the “Investors”) in exchange for each such third party or third parties agreeing not to redeem certain public Class A ordinary shares, $0.0001 par value per share of the Company sold in its initial public offering (the “Non-Redeemed Shares”) at the Adjourned Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of one Founder Share for each four Non-Redeemed Shares. The Company estimated the aggregate fair value of 331,180 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $367,610 or $1.11 per share. The fair value was determined using a discount for the probability of an Initial Business Combination of 10.95% and a discount of 5% for the lack of redemption rights and the value per Founder Shares as of the valuation date of $10.71. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, the indirect economic interest in the Founder Shares was recognized by the Company as a capital contribution in accordance with Staff Accounting Bulletin Topic 5T by the Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Consulting Agreement — Stock Based Compensation

On February 12, 2024, the Sponsor entered into an independent contractor agreement and securities transfer agreement concurrently with the Company’s Chief Financial Officer, for services related to due diligence of potential business combination partners and assisting with the negotiation and closing of an initial business combination. The Chief Financial Officer is entitled to receive a fee for service of $12,500 paid in amounts of $6,250 semi-monthly until the Company completes its initial business combination. These payments will be recorded as operating expenses of the Company. Additionally, the Sponsor has agreed to transfer 365,000 Founder Shares and 175,000 Founder Warrants of the Company to the Chief Financial Officer. At the earlier of the termination of the agreement and an initial business combination, the Chief Financial Officer has agreed to surrender a portion of the Class B ordinary shares based on the cash compensation paid multiplied by 1.5, up to a maximum of 165,000 Founder Shares. Lastly, the Chief Financial Officer shall be paid a success fee of $50,000 that is contingent upon the closing of the initial business combination. The compensation expense related to the Founder Share transfer will be amortized on a straight-line basis from the grant date of February 12, 2024 (the date at which the independent contractor agreement was signed, and the date at which all parties reached a mutual understanding of the key terms and conditions of the share-based payment) to November 1, 2024 (vesting period of 8 months). Such Investment Advisory Agreement was accounted for under ASC 718. The Company estimated the fair value of the Founder Shares to be $177,555 or $0.89 per share. The value was calculated by taking the February 12, 2024 trading price of $10.50, multiplied by the Company’s estimated probability of completing the business combination on that day of 8.9%, further multiplied 95.0% to factor in a discount for lack of redemption ability of the Founder Shares prior to an Initial Business Combination The Company estimated the fair value of the Founder Warrants to be $17,500 or $0.10 per warrant, which was the trading price on February 12, 2024.

On June 30, 2024, the Sponsor entered into an amendment to the independent contractor agreement. In connection with the amendment, the Sponsor will now assign and transfer all 365,000 Founder Shares and 175,000 Founder Warrants only upon the closing of an Initial Business Combination, and the 165,000 Founder Shares are no longer subject to forfeiture based upon cash compensation paid. As such, the Company determined that this

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

was a modification to the original agreement. As such, as of December 31, 2024 no additional compensation will be recorded for the transfer of the shares until an Initial Business Combination has been consummated. The compensation that has been recorded for the year ended December 31, 2024, will remain within the Company’s Statements of Operations for those periods. During the year ended December 31, 2024, the Company recorded compensation expense of $158,875.

Securities Transfer Agreement

On May 22, 2024, the Sponsor and a third party (the “Recipient”) entered into a Securities Transfer Agreement, whereby the Sponsor will transfer 138,000 Founders Shares and 62,000 warrant to the Recipient as compensation for the provisioning of advisory service rendered to the SPAC. No compensation expense was recorded as of December 31, 2024, as the Recipient did not start providing advisory services and therefore the award has not vested.

On June 30, 2024, the Sponsor and the Recipient entered into an amendment to the Securities Transfer Agreement (the “Amended Securities Transfer Agreement”). Pursuant to the Amended Securities Transfer Agreement, the Sponsor will transfer 138,000 Founders Shares and 62,000 warrant to the Recipient upon successfully closing any business combination transaction involving the Company. In addition, the Recipient’s compensation would be in exchange for providing advisory to the Sponsor. No compensation expense was recorded as of December 31, 2024, as the performance condition was not considered probable.

NOTE 6. COMMITMENTS

Registration and Shareholder Rights Agreement

The holders of the Founder Units, Private Placement Units, warrants underlying the Founder Units and Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the warrants underlying the Founder Units and Private Placement Units and units issued upon conversion of the Working Capital Loans) have registration and shareholder rights to require the Company to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 5, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $32,500,000. On September 11, 2021, the remaining option expired. As a result, 125,000 Class B ordinary shares were forfeited.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,650,000 in the aggregate, upon the closing of the Initial Public Offering and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $9,887,500 in the aggregate will be payable to the underwriters for deferred underwriting commissions. On December 27, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential business combination of the Company. Of the total $9,887,500 waived fee, $9,551,325 was recorded as a reduction to accumulated deficit and $336,175 was recorded as a gain on the waiver of deferred underwriting commissions by underwriters in the statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6. COMMITMENTS (cont.)

Service Agreement

On August 10, 2024, the Sponsor and Freya Advisory, LLC (the “Consultant”) entered into a services agreement which sets forth certain mutual benefits and obligations of the Consultant and Mercury Capital LLC with respect to certain services rendered by the Consultant to the Company. The services entail supervising and performing due diligence on potential business combination transaction in coordination with, and with direction from, the Company’s senior management. The term of the services agreement shall commence on August 10, 2024 and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of the Agreement; or (b) the consummation of a business combination. As compensation for the services rendered by the Consultant both before and during the term, the Company shall pay to the Consultant a success fee in the amount of $200,000 at the closing of the business combination involving the Company.

NOTE 7. WARRANTS

As of December 31, 2024 and 2023, there were 2,354,166 Founder Warrants, 288,334 Private Placement Warrants, and 9,416,666 Public Warrants outstanding. The exercise price of all warrants noted is $11.50.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants, Private Placement Warrants, and Founder Warrants will become exercisable 30 days after the completion of an Initial Business Combination. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. The Founder Warrants and the Private Placement Warrants will also expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to satisfying the obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an Initial Business Combination, the Company will use the commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so appoint, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of an Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use the best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7. WARRANTS (cont.)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 — Once the warrants become exercisable, the Company may call the warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A ordinary shares and equity linked securities).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like and certain issuances of Class A ordinary shares and equity linked securities) on the trading day before the Company sends the notice of redemption to the warrant holders.

The value of the Company’s Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon,

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7. WARRANTS (cont.)

available for the funding of an initial Business Combination, and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates an initial Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 9,705,000 warrants issued in connection with the Initial Public Offering (including 9,416,666 Public Warrants and 288,334 Private Placement Warrants) and the 2,354,166 Founder Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Founder Warrants and Private Placement Warrants are precluded from equity classification due to a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. The Public Warrants are precluded from equity classification due to a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 65% of the outstanding ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants.

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value at issuance. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units in the Initial Public Offering equal to its fair value. The Private Placement Warrants were allocated a portion of the proceeds from the issuance of the Private Placement Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of December 31, 2024 and 2023, there were 3,149,199 and 15,582,409 Class A ordinary shares issued and outstanding, including 2,284,199 and 14,717,409 Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2024 and 2023, there were 7,062,500 Class B ordinary shares issued and outstanding.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to an initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of an initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in an initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and 2023 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2024
Assets
Investments held in Trust Account:
Money Market investments	$25,630,285	$25,630,285	$—	$—
Liabilities
Warrant liability – Founder Warrants	$423,750	$—	$—	$423,750
Warrant liability – Private Placement Warrants	$51,900	$—	$—	$51,900
Warrant liability – Public Warrants	$1,695,000	$1,695,000	$—	$—
December 31, 2023
Assets
Investments held in Trust Account:
Money Market investments	$157,330,245	$157,330,245	$—	$—
Liabilities
Warrant liability – Founder Warrants	$141,250	$—	$141,250	$—
Warrant liability – Private Placement Warrants	$17,300	$—	$17,300	$—
Warrant liability – Public Warrants	$565,000	$—	$565,000	$—

The measurement of the Public Warrants as of December 31, 2024 is classified as Level 1 due to significant trading activity under the ticker PLMJW. The measurement of the Public Warrants as of December 31, 2023 was classified as Level 2 due to limited trading activity under the ticker APTMW (subsequently PLMJW in February 2024). The quoted price representing the fair value of the Public Warrants was $0.18 and $0.06 per warrant as of December 31, 2024 and 2023, respectively.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

In prior periods, the Company utilized a Black-Scholes Option Pricing model for the initial valuation of the Founder Warrants and Private Placement Warrants and the subsequent measurement of the Founder Warrants and Private Placement Warrants. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield, which are considered Level 3 inputs. However, since a reasonable and acceptable volatility cannot be inferred from the option pricing model performed for the Founder Warrants and Private Placement Warrants as of December 31, 2023, the fair value of the Founder Warrants and Private Placement Warrants were set equal to the fair value of the Public Warrants. As of December 31, 2024, the Company utilized a Black-Scholes Option Pricing model for the valuation of the Founder Warrants and Private Placement Warrants. The fair value of the Founder Warrants and Private Placement Warrants was $0.18 and $0.06 per warrant as of December 31, 2024 and 2023, respectively. As of December 31, 2024, the Founder Warrants and Private Placement Warrants are classified as Level 3 due to the use of a Black-Scholes Option Pricing model. As of December 31, 2023, the Founder Warrants and Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset using recent trading prices.

For the year ended December 31, 2024 the Company recognized a loss of $1,447,101 on the changes in the fair value of warrant liabilities in the statements of operations. The Company recognized a loss on changes in the fair value of warrant liabilities of $241,183 in the statements of operations for the year ended December 31, 2023.

NOTE 10. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2024	December 31, 2023
Trust Account	$25,630,285	$157,330,245
Cash	$27,418	$—
	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Operating and formation costs	$3,023,383	$833,935
Interest and dividend income on investments held in Trust Account	$1,909,255	$10,686,002

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 10. SEGMENT INFORMATION (cont.)

Operating and formation costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statement of operations and described within their respective disclosures.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On January 15, 2025 and with immediate effect, Mr. Michael Dinsdale resigned his position as a member of the board of directors (the “Board”) of Plum Acquisition Corp. III (the “Company”). Mr. Dinsdale was a member of the Board’s audit committee and chairman of the Board’s nominating committee. Mr. Dinsdale’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies or practices.

On January 15, 2025 and with immediate effect, the Board appointed Mr. Hume Kyle to fill the vacancy resulting from Mr. Dinsdale’s resignation, to serve the remainder of Mr. Dinsdale’s term and to hold office until a successor is appointed or Mr. Kyle’s appointment is ratified. Mr. Kyle was also appointed as a member of the audit committee and as chairman of the nominating committee.

On January 16, 2025, as approved by its shareholders at the extraordinary general meeting of shareholders, the Company filed an amendment to its Amended and Restated Memorandum and Articles of Association (as amended, the “A&R Charter”) on January 17, 2025, which (i) extended the date by which the Company has to consummate a business combination to July 30, 2025 (the “Combination Period”), or such earlier date as shall be determined by the Company’s board of directors (the “Extension Proposal”) and (ii) amended Article 49.4 to remove language stating, in relevant part, that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, such business combination (the “NTA Proposal”). The holders of 2,132,366 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of $11.24 per share, for an aggregate redemption amount of $23,975,464.

On January 27, 2025, the Company entered into a promissory note with the Sponsor (the “Second Sponsor Promissory Note”), pursuant to which the Sponsor loaned $100,000 to the Company. The Second Sponsor Promissory Note bears no interest. The principal amount is to be repaid at the earlier of (i) the consummation of the Business Combination, (ii) the date of liquidation, or (iii) 90 calendar days after entering into the promissory note. If the Company does not consummate the Business Combination or there is a liquidation, the Second Sponsor Promissory Note will not be repaid and the principal amount will be forgiven, except to the extent there are funds available to the Company outside of the Trust Account to make repayment.

On January 28, 2025, the Company and Tactical entered into Amendment No. 2 to the Business Combination Agreement. Amendment No. 2 provides that certain recently issued convertible debentures of Tactical (and future issuances of convertible debentures by Tactical, if any, to the extent permitted under the Business Combination Agreement) shall be subject to the same terms under the Business Combination Agreement, and shall be subject to the same treatment upon closing of the Business Combination, as certain existing convertible debentures issued by Tactical and already subject to the terms of the Business Combination Agreement.

PLUM ACQUISITION CORP. III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 11. SUBSEQUENT EVENTS (cont.)

On January 28, 2025, the Company’s Class A ordinary shares, warrants and units were listed and began trading on the Pink Current tier of the OTC Markets. The Company’s Class A ordinary shares, warrants and units are listed under the symbols “PLMJF”, “PLMWF”, and “PLMUF”, respectively.

On February 21, 2025, Plum III Merger Corp. filed Amendment No. 1 to the Registration Statement on Form F-4 (as amended, the “Form F-4”) pursuant to which the Company will solicit approval of the Business Combination from the Company’s shareholders.

On March 18, 2025, the Sponsor loaned $250,000 to the Company pursuant to the Sponsor Promissory Note. The outstanding balance under the Sponsor Promissory Note as of March 18, 2025 was $1,454,867.

PLUM ACQUISITION CORP. III
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$115,044	$—
Prepaid expenses	71,741	25,885
Extension contribution due from related parties	—	225,000
Total current assets	186,785	250,885
Investments held in Trust Account	25,381,830	157,330,245
Total Assets	$25,568,615	$157,581,130

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$269,619	$—
Accounts payable – related party	26,027	—
Accrued expenses and other current liabilities	1,083,498	805
Promissory note – related party	1,129,867	—
Total current liabilities	2,509,011	805
Warrant liabilities	964,734	723,550
Total Liabilities	3,473,745	724,355

Commitments (Note 6)
Class A ordinary shares subject to possible redemption, 2,284,199 and 14,717,409 shares at redemption value of $11.11 and $10.71 per share at September 30, 2024 and December 31, 2023, respectively	25,381,830	157,555,245

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 865,000 shares issued and outstanding at September 30, 2024 and December 31, 2023; excluding 2,284,199 and 14,717,409 shares subject to possible redemption, respectively, at September 30, 2024 and December 31, 2023	87	87
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,062,500 shares issued and outstanding	706	706
Accumulated deficit	(3,287,753)	(699,263)
Total Shareholders’ Deficit	(3,286,960)	(698,470)
Total Liabilities and Shareholders’ Deficit	$25,568,615	$157,581,130

The accompanying notes are an integral part of the unaudited condensed financial statements.

PLUM ACQUISITION CORP. III
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Operating and formation costs	$1,285,296	$470,399	$2,281,181	$1,275,093
Loss from operations	(1,285,296)	(470,399)	(2,281,181)	(1,275,093)
Other income (expense):
Interest income on bank account	—	28	—	652
Interest and dividend income on investments held in Trust Account	285,500	2,596,438	1,660,800	9,090,382
Gain related to potential business combination	—	—	—	374,975
Change in fair value of convertible promissory note – related party	—	(1,859)	—	(1,859)
Loss on change in fair value of warrant liabilities	(120,592)	(241,183)	(241,184)	(241,183)
Net (loss) income	$(1,120,388)	$1,883,025	$(861,565)	$7,947,874
Basic weighted average shares outstanding, Class A ordinary shares	3,149,199	19,553,931	5,726,264	25,892,954
Basic net (loss) income per share, Class A ordinary shares	$(0.11)	$0.07	$(0.07)	$0.24
Diluted weighted average shares outstanding, Class A ordinary shares	3,149,199	19,566,349	5,726,264	25,897,140
Diluted net income per share, Class A ordinary shares	$(0.11)	$0.07	$(0.07)	$0.24
Basic and diluted weighted average shares outstanding, Class B ordinary shares	7,062,500	7,062,500	7,062,500	7,062,500
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.11)	$0.07	$(0.07)	$0.24

The accompanying notes are an integral part of the unaudited condensed financial statements.

PLUM ACQUISITION CORP. III
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	865,000	$87	7,062,500	$706	$—	$(699,263)	$(698,470)
Remeasurement of Class A ordinary shares to redemption amount as of March 31, 2024	—	—	—	—	(128,846)	(1,188,135)	(1,316,981)
Deemed contribution for extension deposit from the Sponsor	—	—	—	—	112,500	—	112,500
Share based compensation	—	—	—	—	16,346	—	16,346
Reversal of deemed contribution for extension deposit from the Sponsor	—	—	—	—	—	(112,500)	(112,500)
Net loss	—	—	—	—	—	(148,236)	(148,236)
Contribution from the Sponsor of shares to be issued under non-redemption agreements	—	—	—	—	367,610	—	367,610
Finance cost of shares to be issued under non-redemption agreements	—	—	—	—	(367,610)	—	(367,610)
Balance as of March 31, 2024	865,000	$87	7,062,500	$706	$—	$(2,148,134)	$(2,147,341)
Remeasurement of Class A ordinary shares to redemption amount as of June 30, 2024	—	—	—	—	(70,170)	(213,149)	(283,319)
Share based compensation	—	—	—	—	70,170	—	70,170
Net income	—	—	—	—	—	407,059	407,059
Balance as of June 30, 2024	865,000	$87	7,062,500	$706	$—	$(1,954,224)	$(1,953,431)
Remeasurement of Class A ordinary shares to redemption amount as of September 30, 2024	—	—	—	—	(72,359)	(213,141)	(285,500)
Share based compensation	—	—	—	—	72,359	—	72,359
Net loss	—	—	—	—	—	(1,120,388)	(1,120,388)
Balance as of September 30, 2024	865,000	$87	7,062,500	$706	$—	$(3,287,753)	$(3,286,960)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	865,000	$87	7,062,500	$706	$—	$(10,718,408)	$(10,717,615)
Remeasurement of Class A ordinary shares to redemption amount as of March 31, 2023	—	—	—	—	—	(3,040,790)	(3,040,790)
Net income	—	—	—	—	—	2,120,863	2,120,863
Balance as of March 31, 2023	865,000	87	7,062,500	706	—	(11,638,335)	(11,637,542)
Remeasurement of Class A ordinary shares to redemption amount as of June 30, 2023	—	—	—	—	—	(3,453,154)	(3,453,154)
Net income	—	—	—	—	—	3,943,986	3,943,986
Balance as of June 30, 2023	865,000	$87	7,062,500	$706	$—	$(11,147,503)	$(11,146,710)
Proceeds received in excess of initial fair value of convertible promissory note – related party	—	—	—	—	572,659	—	572,659
Remeasurement of Class A ordinary shares to redemption amount as of September 30, 2023	—	—	—	—	(572,659)	(2,473,779)	(3,046,438)
Net income	—	—	—	—	—	1,883,025	1,883,025
Balance as of September 30, 2023	865,000	$87	7,062,500	$706	$—	$(11,738,257)	$(11,737,464)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PLUM ACQUISITION CORP. III
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Cash Flows from Operating Activities:
Net (loss) income	$(861,565)	$7,947,874
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividend income on investments held in Trust Account	(1,660,800)	(9,090,382)
Stock-based Compensation	158,875	—
Change in fair value of warrant liability	241,184	241,183
Change in fair value of convertible promissory note – related party	—	1,859
Changes in operating assets and liabilities:
Prepaid expenses	(45,856)	150,563
Accounts payable	269,619	103,674
Accounts payable – related party	26,027	15,065
Accrued expenses and other current liabilities	1,082,693	(167,696)
Accrued expenses – related party	—	55,000
Net cash used in operating activities	(789,823)	(742,860)

Cash Flows from Investing Activities:
Cash transferred into Trust Account	(450,000)	(450,000)
Cash transferred from Trust Account to pay redeeming shareholders	134,059,215	140,838,808
Net cash provided by investing activities	133,609,215	140,388,808

Cash Flows from Financing Activities:
Proceeds from advance from Sponsor	[ ]	6,000
Repayment of advance from Sponsor	[ ]	(6,000)
Proceeds for extension payments from the Old Sponsor	225,000	[ ]
Proceeds from convertible promissory note – related party	1,129,867	725,000
Payment of cash to redeeming shareholders	(134,059,215)	(140,838,808)
Net cash used in financing activities	(132,704,348)	(140,113,808)

Net Change in Cash	115,044	(467,860)
Cash – Beginning of period	—	726,869
Cash – End of period	$115,044	$259,009

Non-cash investing and financing activities
Reclassification of Sponsor Extension Payment to Promissory Note – Related Party	$112,500	$572,659
Remeasurement of Class A ordinary shares subject to redemption to redemption value	$1,885,800	$9,540,382

The accompanying notes are an integral part of the unaudited condensed financial statements.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY

Plum Acquisition Corp. III (fka Alpha Partners Technology Merger Corp.) (the “Company”) is a blank check company incorporated in the Cayman Islands on February 5, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. On December 27, 2023, the Company, the Former Sponsor (as defined below) and Mercury Capital, LLC (the “Sponsor”) entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023 (the “Closing”), the Sponsor (i) purchased 3,902,648 Founder Units (as defined in Note 5) of the Company from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B share, which Founder Units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of 2,030,860 Founder Units that the Former Sponsor placed in escrow at the Closing to the extent such Founder Units are allocated to investors who hold and do not redeem their Class A ordinary shares of the Company at the time of the Company’s initial Business Combination, for an aggregate purchase price of $1. Subsequently, on January 26, 2024, the Company, the Former Sponsor, and the Sponsor entered into an amended purchase agreement (the “Amended Purchase Agreement”), to correct the number of shares that the Former Sponsor shall retain to be 665,000 Class A private placement units and 1,128,992 Class B founder units.

The Former Sponsor and the Sponsor each agreed to pay $112,500 in extension contributions in each of December 2023 and January 2024. As of December 31, 2023, there was a $112,500 deposit into the Trust Account due from the Sponsor and the Former Sponsor, respectively, representing the December 2023 extension contribution. On January 24, 2024, the second payment of $112,500 was deposited into the Trust Account. In addition, pursuant to the terms of the Purchase Agreement, the Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing and will deliver Founder Units to the Sponsor to the extent such liabilities are unsatisfied or the Former Sponsor’s obligation to make extension contributions is not satisfied.

Following the Closing, the Former Sponsor has no further obligations with respect to the Company and the Sponsor assumed all obligations relating to the Company, including, (i) to cause the Company to file a proxy statement providing public investors of the Company with the option to accept a revised trust extension arrangement or redeem their Class A ordinary shares and receive their pro rata share of the Company’s Trust Account (as defined below), (ii) to cause the Company to satisfy all of its public reporting requirements as well as taking all action to cause the Company to remain listed on Nasdaq, (iii) the payment of all extension contributions after January 2024 and working capital of the Company, at the discretion of the Sponsor, and (iv) all other obligations of the Former Sponsor related to the Company.

As of September 30, 2024, the Company had not commenced any operations. All activity for the three and nine months ended September 30, 2024 and the year ended December 31, 2023 relates to the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest and dividend income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY (cont.)

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 800,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Alpha Partners Technology Merger Sponsor LLC (the “Former Sponsor”) and certain anchor investors (the “Anchor Investors”), generating gross proceeds of $8,000,000, which is described in Note 4.

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On August 5, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 3,250,000 Units (the “Over-Allotment Units”), generating gross proceeds of $32,500,000.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 65,000 units (the “Over-Allotment Private Placement Units”) at a purchase price of $10.00 per unit in a private placement to the Former Sponsor, generating gross proceeds of $650,000.

Upon closing of the Initial Public Offering, the sale of the Private Placement Units, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Units, a total of $282,500,000 was placed in a trust account (the “Trust Account”) and was invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company will provide the holders of its outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its second amended and restated memorandum and articles of association (the “Second Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Former Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Second Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY (cont.)

of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Former Sponsor, officers and directors have agreed to waive (i) redemption rights with respect to their Founder Shares and Public Shares held by them in connection with the completion of a Business Combination, (ii) redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Second Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within 24 months from the closing of the Initial Public Offering or with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial Business Combination activity and (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held if the Company fails to complete an initial Business Combination within 24 months from the closing of the Initial Public Offering. However, if the Sponsor or officers and directors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering.

The Company previously had until 24 months from the closing of the Initial Public Offering to complete a Business Combination. On July 27, 2023, the Company’s shareholders approved a proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination from July 30, 2023 to July 30, 2024. On February 1, 2024, the Company’s shareholders approved a proposal to further amend the Company’s Amended and Restated Memorandum and Articles of Association to extend the date by which the Company must consummate a Business Combination from July 30, 2024 to January 30, 2025 (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Former Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY (cont.)

than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations, provided that such liability will not apply to any claims by a third party or prospective partner business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Former Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective partner businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extraordinary General Meeting

On July 27, 2023, the Company held an Extraordinary General Meeting (the “July Extraordinary General Meeting”) whereby the shareholders approved an amendment to the amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”). The Amended and Restated Memorandum and Articles of Association extended the date by which the Company has to consummate a business combination from July 30, 2023 to July 30, 2024, or such earlier date as shall be determined by the Company’s board of directors. In connection with the July Extraordinary General Meeting, the holders of 13,532,591 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.41 per share, for an aggregate redemption amount of approximately $140,838,808. After those redemptions, approximately $153,169,659 remained in the Company’s trust account.

On January 29, 2024, the Company held an Extraordinary General Meeting (the “Extraordinary General Meeting”) whereby shareholders of the Company approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association in order to (i) extend the date by which the Company must consummate its initial business combination, cease its operations and redeem all of its Class A ordinary shares (the “Extension Proposal”) to January 30, 2025, or such earlier date as shall be determined by the Company’s board of directors and (ii) changed the name of the Company from Alpha Partners Technology Merger Corp. to Plum Acquisition Corp. III.

The Company filed the Charter Amendment with the Registrar of Companies in the Cayman Islands on February 1, 2024.

In connection with the Extension Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal, the holders of 12,433,210 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.78 per share, for an aggregate redemption amount of $134,059,215. The payments for these redemptions took place on February 27, 2024, after which $24,629,032 remained in the Company’s Trust Account. As a result of the Extension Proposal being approved by the Company’s shareholders, the Former Sponsor, or its designee is no longer required to make monthly payments to the Company equal to the lesser of (a) an aggregate of $225,000 or (b) $0.03 per public share that remains outstanding. On August 2, 2023, September 7, 2023, October 10, 2023, November 10, 2023, January 10, 2024, and January 25, 2024 $225,000, or $1,350,000 in the aggregate, was deposited into the Company’s Trust Account.

Letter of Intent and Business Combination Agreement

On July 26, 2023, the Company signed a non-binding letter-of-intent (“LOI”) for a business combination with Glowforge Inc. (“Glowforge”), creator of award-winning 3D laser printers. Under the terms of the LOI, the Company and Glowforge would become a combined entity, with Glowforge’s existing equity holders rolling 100% of their equity into the combined public company. In the fourth quarter of 2023, the LOI was terminated.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY (cont.)

As part of a terminated LOI, the Company received payment from a previous business combination target entity of $374,975 on April 13, 2023. That balance represented a penalty if the target entity terminated the agreement. The target entity reimbursed the Company for transaction expenses and merger-related activities incurred through that date related to a prospective merger which was not completed.

On August 22, 2024, the Company entered into a business combination agreement with a corporation formed under the Laws of the Province of British Columbia (“PubCo”) and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia, pursuant to which the Company will amalgamate pursuant to a Plan of Arrangement under the Business Corporations Act of British Columbia (“BCBCA”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the amalgamation, following its redomicile into the Province of British Columbia, Canada.

Notices from the Listing Qualifications Department of Nasdaq

On July 30, 2024, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has failed to comply with Nasdaq Listing Rule IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

Pursuant to the Notice, unless the Company timely requests a hearing before The Nasdaq Hearings Panel (the “Panel”), the Company’s securities will be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on August 6, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company timely requested a hearing before the Panel to appeal the Notice and to request sufficient time to complete an initial business combination. A hearing request will stay the suspension of trading on the Company’s securities, and the Company’s securities will continue to trade on The Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

The hearing with the Panel was held on September 5, 2024. On September 23, 2024, the Company received notice from the Nasdaq Office of the General Counsel that the Panel has granted the Company’s request for continued listing on Nasdaq. As disclosed on August 5, 2024, the Company received notice from the Listing Qualifications Department of Nasdaq indicating that the Company has failed to comply with Nasdaq Listing Rule IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. The Panel has granted the Company’s request for continued listing provided that on or before January 27, 2025, the Company will demonstrate compliance with all applicable initial listing standards for the Nasdaq Capital Market.

On August 8, 2024, the Company received a written notice (the “Second Notice”) from the Listing Qualifications Department of Nasdaq indicating that, for the last 32 consecutive business days, the Market Value of Listed Securities (“MVLS”) for the Company was below the $35 million minimum MVLS requirement for continued listing on the Nasdaq under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Second Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities.

On November 21, 2024, Nasdaq provided the Company with written confirmation that the Company regained compliance with the MVLS Rule.

On November 25, 2024, the Company received a written notice from the Nasdaq indicating that the Company is delinquent in filing its quarterly report on Form 10-Q for the quarterly period ended September 30, 2024. The Notice has no immediate effect on the listing of the Company’s ordinary share or its public warrants on The Nasdaq Capital Market. Pursuant to the Notice, this matter serves as an additional basis for delisting the Company’s

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY (cont.)

securities from the Nasdaq in light of the Company’s previously reported failure to complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement in accordance with Nasdaq Listing Rule IM-5101-2.

Liquidity and Going Concern

As of September 30, 2024, the Company had $115,044 in cash held outside of the Trust Account and a working capital deficit of $2,322,226, which may not be sufficient for the Company to operate for at least the next 12 months from the issuance of the unaudited condensed financial statements. There is no assurance that the Company’s attempts to close the deal for an initial Business Combination will be successful within the Combination Period. On January 3, 2024, the Company, the Sponsor and Palmeira Investment Limited (the “Investor”) entered into a subscription agreement (the “Subscription Agreement”), pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments and working capital for the Company, including $250,000 upon the execution of the Subscription Agreement, $250,000 on February 1, 2024, and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s initial business combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its ordinary share to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement.

In July 2024, the Company entered into a promissory note with the Sponsor (the “Sponsor Promissory Note”), pursuant to which the Sponsor may loan up to $1,500,000 to the Company. The funds that will be loaned to the Company under the Sponsor Promissory Note consist of a portion of the up to $1,500,000 that was loan to the Sponsor by the Investor. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Company, at a price of $1.50 per warrant at the option of the Sponsor. The outstanding balance under the Sponsor Promissory Note as of September 30, 2024 was $1,129,867.

In July 2024, August 2024 and September 2024, the Sponsor entered into a series of agreements with various undersigned subscribers (the “Subscribers”) which resulted in the raising of $400,000. Under the terms of the agreement the Subscribers agreed to subscribe to a portion of the Sponsor’s Class B Ordinary Shares on a contingent basis in order to allow the Sponsor to fund such working capital to the Company. Pursuant to the agreement, at the closing of a business combination by the Company, upon election by the Sponsor, the Shares will be transferred to the Subscribers.

The Company will have until January 30, 2025 to complete a Business Combination. If a Business Combination is not consummated by January 30, 2025 there will be a mandatory liquidation and subsequent dissolution of the Company.

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Codification (“ASC”) Topic 205-40 Presentation of Financial Statements — Going Concern, management has determined the liquidity conditions disclosed above including the January 30, 2025 Combination Period deadline raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date that these unaudited condensed financial statements are filed. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Form 10-K as filed with the SEC on July 1, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company has elected to implement the aforementioned exemptions.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 3) and Class A ordinary shares subject to redemption, the initial and the quarterly valuation of the Private Placement Warrants (as defined in Note 4), and the valuations for the convertible Note (as defined in Note 5) required management to exercise significant judgement in its estimates.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $115,044 and $0 in cash as of September 30, 2024 and December 31, 2023, respectively. The Company did not have any cash equivalents as of September 30, 2024 or December 31, 2023.

Investments Held in Trust Account

Investments Held in Trust Account are classified as trading securities which are presented on the condensed balance sheets at fair value at the end of each reporting period. As of September 30, 2024 and December 31, 2023, the investments held in the Trust Account totaled $25,381,830 and $157,330,245, respectively.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC Topic 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed statements of operations. The initial fair value of the Public Warrants (as defined in Note 3) was estimated using a binomial/lattice model and the fair value of the Founder Warrants (as defined in Note 5) and Private Placement Warrants (as defined in Note 4) was estimated using a Black-Scholes Option Pricing Model (see Note 9). Due to the options pricing model not producing a meaningful volatility for the Founder Warrants and Private Placement Warrants as of September 30, 2024 and December 31, 2023, the fair value of the Founder Warrants and Private Placement Warrants were set equal to the fair value of the Public Warrants.

Class A Ordinary Shares Subject to Possible Redemption

All of the 28,250,000 Class A ordinary shares sold as part of the Units in the Initial Public Offering and subsequent partial exercise of the underwriters’ over-allotment option, that remain unredeemed, contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Public Shares have been classified outside of permanent equity. On January 29, 2024, 12,433,210 Class A ordinary shares were tendered for redemption by shareholders for a total value of $134,059,215. The payment of these shares took place on February 27, 2024, after which 2,284,199 Class A ordinary shares subject to possible redemption remained outstanding.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

As of September 30, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption as of December 31, 2023	$157,555,245
Redemption of Class A ordinary shares subject to redemption	(134,059,215)
Remeasurement of Class A ordinary shares subject to redemption to redemption amount	1,316,981
Class A ordinary shares subject to possible redemption as of March 31, 2024	24,813,011
Remeasurement of Class A ordinary shares subject to redemption to redemption amount	283,319
Class A ordinary shares subject to possible redemption as of June 30, 2024	$25,096,330
Remeasurement of Class A ordinary shares subject to redemption to redemption amount	285,500
Class A ordinary shares subject to possible redemption as of September 30, 2024	$25,381,830

Income Taxes

The Company accounts for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s unaudited condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s unaudited condensed financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements.

Net (Loss) Income Per Ordinary Share

Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted-average number of ordinary shares outstanding during the period. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net (loss) income per share as the redemption value approximates fair value. Therefore, the (loss) income per share calculation allocates (loss) income shared pro rata between Class A and Class B ordinary shares. As a result, the calculated net (loss) income per share is the same for Class A and Class B ordinary shares. The Company has not considered the effect of the Public Warrants (as defined in Note 3), Private Placement Warrants (as defined in Note 4), or the Founder Warrants (as defined in Note 5) to purchase an

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

aggregate of 12,059,166 shares, or the effects of the 753,244 warrants that would be issuable upon conversion of the Subscription Loan (as defined in Note 5) in the calculation of (loss) income per share, because the exercise of the warrants are contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net (loss) income per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2024		Three Months Ended September 30, 2023		Nine Months Ended September 30, 2024		Nine Months Ended September 30, 2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic net (loss) income per share:
Numerator:
Net (loss) income	$(345,518)	$(774,870)	$1,383,376	$499,649	$(385,772)	$(475,793)	$6,244,609	$1,703,265
Denominator:
Basic weighted average shares outstanding	3,149,199	7,062,500	19,553,931	7,062,500	5,726,264	7,062,500	25,892,954	7,062,500
Basic and diluted net (loss) income per share:	$(0.11)	$(0.11)	$0.07	$0.07	$(0.07)	$(0.07)	$0.24	$0.24

Diluted net income per share:
Numerator:
Net (loss) income	$(345,518)	$(774,870)	$1,383,609	$499,416	$(385,772)	$(475,793)	$6,244,826	$1,703,048
Denominator:
Diluted weighted average shares outstanding	3,149,199	7,062,500	19,566,349	7,062,500	5,726,264	7,062,500	25,897,140	7,062,500
Diluted net (loss) income per share	$(0.11)	$(0.11)	$0.07	$0.07	$(0.07)	$(0.07)	$0.24	$0.24

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The carrying amounts reflected in the condensed balance sheets for current assets and current liabilities approximate fair value due to their short-term nature.

Level 1	—

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2	—

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3	—	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recent Accounting Pronouncements

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid information. The update will be effective for annual periods beginning after December 15, 2024, and early adoption is permitted. The Company is currently evaluating the impact of this standard on its unaudited condensed financial statements and related disclosures.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company completed its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

The Company had granted the underwriters in the Initial Public Offering a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any (see Note 6). On August 5, 2021, the underwriters partially exercised the over-allotment option and purchased an additional 3,250,000 Over-Allotment Units, generating gross proceeds of $32,500,000.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Former Sponsor and certain Anchor Investors purchased an aggregate of 800,000 Units at a price of $10.00 per Private Placement Unit ($8,000,000 in the aggregate). Each Private Placement Unit consists of one Class A ordinary share (the “Private Placement Shares”) and one-third of one redeemable warrant (the “Private Placement Warrants”), which is exercisable at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 4. PRIVATE PLACEMENT (cont.)

Simultaneously with the closing of the exercise of the over-allotment option (see Note 6), the Company consummated the sale of 65,000 Over-Allotment Private Placement Units at a purchase price of $10.00 per unit in a private placement to the Former Sponsor, generating gross proceeds of $650,000.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On February 5, 2021, an affiliate of the Former Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 7,187,500 founder units (“Founder Units”), which were subsequently transferred to the Former Sponsor. Each Founder Unit consists of one Class B ordinary share and one-third of one warrant (the “Founder Warrants”) that has the same terms as the Private Placement Warrants (2,395,833 Founder Warrants in the aggregate). The Class B ordinary shares included in the Founder Units (“Founder Shares”) included an aggregate of up to 937,500 Class B ordinary shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Former Sponsor will own, on an as-converted basis, 20% of the Company’s issued and outstanding shares upon completion of the Initial Public Offering. The Founder Warrants included an aggregate of up to 312,500 Founder Warrants subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised. On August 5, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units (see Note 6), leaving 125,000 Class B ordinary shares and 41,667 Founder Warrants subject to forfeiture. On September 11, 2021, the remaining option expired. As a result, 125,000 Class B ordinary shares and 41,667 Founder Warrants were forfeited.

The Former Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell (i) any of their Founder Units or Founder Shares until the earliest of (A) one year after the completion of an initial Business Combination and (B) subsequent to an initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property and (ii) any of their Founder Warrants and Class A ordinary shares issued upon conversion or exercise thereof until 30 days after the completion of an initial Business Combination. Notwithstanding the foregoing, if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, the Founder Units or Founder Shares will be released from the lock-up.

On December 27, 2023, the Company, the Former Sponsor, and the Sponsor entered into a purchase agreement (the “Purchase Agreement”), pursuant to which, at a closing on December 28, 2023, the Sponsor (i) purchased 3,902,648 founder units of the Company from the Former Sponsor, each unit consisting of one Class B ordinary share and one-third of one redeemable warrant to acquire one Class B ordinary share, which founder units are subject to forfeiture in certain circumstances, and (ii) became entitled to 70% of the 2,030,860 founder units that Former Sponsor placed in escrow at the Closing to the extent such founder units are allocated to investors who hold and do not redeem their Class A ordinary shares of the Company at the time of the Company’s initial business combination, for an aggregate purchase price of $1. Former Sponsor agreed to pay, or cause its affiliates to pay, certain liabilities of the Company accrued and outstanding as of the Closing. Following the closing, Former Sponsor has no further obligations with respect to the Company, and the Sponsor has assumed all obligations relating to the Company. Pursuant to the Amended Purchase Agreement, the Former Sponsor shall retain 665,000 Class A private placement units and 1,128,992 Class B founder units.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Company and the Sponsor intend to enter into non-redemption agreements (the “Non-Redemption Agreements”) with certain shareholders of the Company pursuant to which, if such shareholders do not redeem (or validly rescind any redemption requests on) their Class A ordinary shares (the “Non-Redeemed Shares”) in connection with the January 2024 Extraordinary General Meeting, the Sponsor will agree to transfer to such investors ordinary shares of the Company held by the Sponsor immediately following the consummation of an initial business combination if they continue to hold such Non-Redeemed Shares through the Extraordinary General Meeting.

Administrative Support Agreement

The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay an affiliate of the Former Sponsor $55,000 per month for office space, secretarial and administrative support services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2024, the Company incurred no expenses under this agreement. For the three and nine months ended September 30, 2023, the Company incurred expenses of $165,000 and $495,000, respectively, under this agreement and are included in operating and formation costs on the accompanying condensed statement of operations. In connection with the Purchase Agreement on December 27, 2023, the obligations of the Administrative Support Agreement transferred from the Former Sponsor to the Sponsor. Any outstanding administrative support fees owed to the Sponsor as of December 27, 2023 were forgiven by the Former Sponsor and the agreement was then cancelled. As of September 30, 2024 and December 31, 2023, the Company had no outstanding balance for accrued expenses — related party.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Former Sponsor or an affiliate of the Former Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”).

On August 15, 2023, the Company entered into a Working Capital Loan with APTM Sponsor Sub LLC (the “Affiliate”), in the principal sum of $1,500,000, expected to be funded on an as-needed basis. The principal balance shall be payable on the earlier of (i) the date on which the Company liquidates its Trust Account or (ii) the date on which the Company consummates a Business Combination. On August 24, 2023, September 6, 2023, September 28, 2023, September 29, 2023, October 11, 2023, and November 9, 2023, the Company withdrew $150,000, $225,000, $124,874, $225,126, $275,000 and $280,000 respectively, from the Working Capital Loan. As of September 30, 2024, there was no principal amount outstanding under the Working Capital Loan, as the Working Capital Loan was forgiven by the Former Sponsor. The aggregate fair value of the Working Capital Loan upon issuance was $219,441. The aggregate fair value of the Working Capital Loan was $123,500 upon forgiveness. The Working Capital Loan was forgiven by the Former Sponsor on December 27, 2023.

Reimbursements — Related Party

For the three and nine months ended September 30, 2024, the Company had no payments to the Sponsor, officers and directors, or any of their respective affiliates as reimbursements for the operating costs of the Company and included within operating and formation costs within the accompanying condensed statement of operations.

For the three and nine months ended September 30, 2023, the Company paid $3,568 and $17,574, respectively, to the Sponsor as reimbursements for operating costs of the Company paid for by the Sponsor.

Accounts Payable — Related Party

As of September 30, 2024 and December 31, 2023, $26,027 and $0, respectively, was payable by the Company to the Sponsor or other related parties for services related to the search for an initial Business Combination target.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Subscription Agreement and Promissory Note — Related Party

On January 3, 2024, the Company, the Sponsor, and Investor entered into a Subscription Agreement, pursuant to which the Sponsor may raise up to $1,500,000 from the Investor to fund extension payments to the Trust Account and working capital for the Company, including $250,000 upon the execution of the Subscription Agreement and $250,000 on February 20, 2024 and as otherwise called by the Sponsor in its discretion. At the closing of the Company’s initial Business Combination, the Sponsor will forfeit 0.85 Class B shares, and the Company will issue an equal number of shares of its ordinary share to the Investor, for each dollar funded by the Investor pursuant to the Subscription Agreement. If the Company’s initial Business Combination does not occur, the Sponsor will not forfeit any shares.

In July 2024, the Company entered into a promissory note with Mercury Capital (the “Sponsor Promissory Note”), pursuant to which the Sponsor may loan up to $1,500,000 to the Company. The funds that will be loaned to the Company under the Sponsor Promissory Note consist of a portion of the up to $1,500,000 that was loan to the Sponsor by the Investor pursuant to the Subscription Agreement. If the Company completes a Business Combination, the Company would repay the Sponsor Promissory Note. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Sponsor Promissory Note, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into warrants of the Company at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. The Company accounts for the Sponsor Promissory Note within the scope of ASC 815 and has elected to bifurcate the embedded derivative within the convertible promissory note. The fair value of the embedded conversion feature upon the issuance of the Sponsor Promissory Note is de minimis.

The outstanding balance under the Sponsor Promissory Note as of September 30, 2024 was $1,129,867. This balance includes deposits made into the Trust Account by the Sponsor of $112,500 each on January 9, 2024 and January 24, 2024, payments made by the Sponsor on behalf of the Company totaling $243,867, and total draw of $661,000.

Non-Redemption Agreements

On January 17, 2024, January 23, 2024,and January 24, 2024, the Company and the Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with one or more unaffiliated third party or parties (the “Investors”) in exchange for each such third party or third parties agreeing not to redeem certain public Class A ordinary shares, $0.0001 par value per share of the Company sold in its initial public offering (the “Non-Redeemed Shares”) at the Adjourned Meeting. In exchange for the foregoing commitments not to redeem such Non-Redeemed Shares, the Sponsor will assign an economic interest in certain of its Founder Shares to the Investor at the rate of one Founder Share for each four Non-Redeemed Shares. The Company estimated the aggregate fair value of 331,180 Founder Shares transferrable to the Non-Redeeming Shareholders pursuant to the Non-Redemption Agreement to be $367,610 or $1.11 per share. The fair value was determined using a discount for the probability of an Initial Business Combination of 10.95% and a discount of 5% for the lack of redemption rights and the value per Founder Shares as of the valuation date of $10.71. The excess of the fair value of such Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, in substance, the indirect economic interest in the Founder Shares was recognized by the Company as a capital contribution in accordance with Staff Accounting Bulletin Topic 5T by the Sponsor to induce these Non-Redeeming Shareholders not to redeem the Non-Redeemed Shares, with a corresponding charge to additional paid-in capital to recognize the fair value of the Founder Shares subject to transfer as an offering cost.

Consulting Agreement — Stock Based Compensation

On February 12, 2024, the Sponsor entered into an independent contractor agreement and securities transfer agreement concurrently with the Company’s Chief Financial Officer, for services related to due diligence of potential business combination partners and assisting with the negotiation and closing of an initial business

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

combination. The Chief Financial Officer is entitled to receive a fee for service of $12,500 paid in amounts of $6,250 semi-monthly until the Company completes its initial business combination. These payments will be recorded as operating expenses of the Company. Additionally, the Sponsor has agreed to transfer 365,000 Founder Shares and 175,000 Founder Warrants of the Company to the Chief Financial Officer. At the earlier of the termination of the agreement and an initial business combination, the Chief Financial Officer has agreed to surrender a portion of the Class B ordinary shares based on the cash compensation paid multiplied by 1.5, up to a maximum of 165,000 Founder Shares. Lastly, the Chief Financial Officer shall be paid a success fee of $50,000 that is contingent upon the closing of the initial business combination. The compensation expense related to the Founder Share transfer will be amortized on a straight-line basis from the grant date of February 12, 2024 (the date at which the independent contractor agreement was signed, and the date at which all parties reached a mutual understanding of the key terms and conditions of the share-based payment) to November 1, 2024 (vesting period of 8 months). Such Investment Advisory Agreement was accounted for under ASC 718. The Company estimated the fair value of the Founder Shares to be $177,555 or $0.89 per share. The value was calculated by taking the February 12, 2024 trading price of $10.50, multiplied by the Company’s estimated probability of completing the business combination on that day of 8.9%, further multiplied 95.0% to factor in a discount for lack of redemption ability of the Founder Shares prior to a Business Combination The Company estimated the fair value of the Founder Warrants to be $17,500 or $0.10 per warrant, which was the trading price on February 12, 2024.

On June 30, 2024, the Sponsor entered into an amendment to the independent contractor agreement. In connection with the amendment, the Sponsor will now assign and transfer all 365,000 Founder Shares and 175,000 Founder Warrants only upon the closing of a Business Combination, and the 165,000 Founder Shares are no longer subject to forfeiture based upon cash compensation paid. As such, the Company determined that this was a modification to the original agreement. As such, as of September 30, 2024 no additional compensation will be recorded for the transfer of the shares until a Business Combination has been consummated. The compensation that has been recorded for the three and six months ended June 30, 2024, will remain within the Company’s Statements of Operations for those periods. During the three and nine months ended September 30, 2024, the Company recorded compensation expense of $72,359 and $158,875, respectively.

Securities Transfer Agreement

On May 22, 2024, Mercury Capital LLC (the “Sponsor) and a third party (the “Recipient”) entered into a Securities Transfer Agreement, whereby the Sponsor will transfer 138,000 Founders Shares and 62,000 warrant to the Recipient as compensation for the provisioning of advisory service rendered to the SPAC. No compensation expense was recorded as of September 30, 2024, as the Recipient did not start providing advisory services and therefore the award has not vested.

On June 30, 2024, the Sponsor and the Recipient entered into an amendment to the Securities Transfer Agreement (the “Amended Securities Transfer Agreement”). Pursuant to the Amended Securities Transfer Agreement, the Sponsor will transfer 138,000 Founders Shares and 62,000 warrant to the Recipient upon successfully closing any business combination transaction involving the Company. In addition, the Recipient’s compensation would be in exchange for providing advisory to the Sponsor. No compensation expense was recorded as of September 30, 2024, as the performance condition was not considered probable.

NOTE 6. COMMITMENTS

Registration and Shareholder Rights Agreement

The holders of the Founder Units, Private Placement Units, warrants underlying the Founder Units and Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the warrants underlying the Founder Units and Private Placement Units and units issued upon conversion of the Working Capital Loans) have registration and shareholder rights

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 6. COMMITMENTS (cont.)

to require the Company to register a sale of any of its securities held by them pursuant to a registration and shareholder rights agreement entered into on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On August 5, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,250,000 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $32,500,000. On September 11, 2021, the remaining option expired. As a result, 125,000 Class B ordinary shares were forfeited.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $5,650,000 in the aggregate, upon the closing of the Initial Public Offering and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $9,887,500 in the aggregate will be payable to the underwriters for deferred underwriting commissions. On December 27, 2023, the underwriters agreed to waive their rights to their portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential business combination of the Company. Of the total $9,887,500 waived fee, $9,551,325 was recorded as a reduction to accumulated deficit and $336,175 was recorded as a gain on the waiver of deferred underwriting commissions by underwriters in the condensed statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.

Service Agreement

On August 10, 2024, Mercury Capital LLC and Freya Advisory, LLC (the “Consultant”) entered into a services agreement which sets forth certain mutual benefits and obligations of the Consultant and Mercury Capital LLC with respect to certain services rendered by the Consultant to the Company. The services entail supervising and performing due diligence on potential business combination transaction in coordination with, and with direction from, the Company’s senior management. The term of the services agreement shall commence on August 10, 2024 and terminate upon the earlier of: (a) termination of this engagement at will in accordance with the terms of the Agreement; or (b) the consummation of a business combination. As compensation for the services rendered by the Consultant both before and during the term, the Company shall pay to the Consultant a success fee in the amount of $200,000 at the closing of the business combination involving the Company.

NOTE 7. WARRANTS

As of September 30, 2024 and December 31, 2023, there were 2,354,166 Founder Warrants, 288,334 Private Placement Warrants, and 9,416,666 Public Warrants outstanding. The exercise price of all warrants noted is $11.50.

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants, Private Placement Warrants, and Founder Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. The Founder Warrants and the Private Placement Warrants will also expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to satisfying the obligations described below with respect to registration, or a valid exemption

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 7. WARRANTS (cont.)

from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial Business Combination, the Company will use the commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use the commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so appoint, the Company will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use the best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00 — Once the warrants become exercisable, the Company may call the warrants for redemption (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A ordinary shares and equity linked securities).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value”

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 7. WARRANTS (cont.)

of the Class A ordinary shares (as defined below) except as otherwise described below; provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like and certain issuances of Class A ordinary shares and equity linked securities) on the trading day before the Company sends the notice of redemption to the warrant holders.

The value of the Company’s Class A ordinary shares shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In addition, if (x) the Company issues additional Class A ordinary shares or equity linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination, and (z) the volume-weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day after the day on which the Company consummates an initial Business Combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Units (including the Private Placement Shares, the Private Placement Warrants and Class A ordinary shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company accounts for the 9,705,000 warrants issued in connection with the Initial Public Offering (including 9,416,666 Public Warrants and 288,334 Private Placement Warrants) and the 2,354,166 Founder Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The Founder Warrants and Private Placement Warrants are precluded from equity classification due to a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. The Public Warrants are precluded from equity classification due to a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 65% of the outstanding ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 7. WARRANTS (cont.)

The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value at issuance. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units in the Initial Public Offering equal to its fair value. The Private Placement Warrants were allocated a portion of the proceeds from the issuance of the Private Placement Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s condensed statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of September 30, 2024 and December 31, 2023, there were 3,149,199 and 15,582,409 Class A ordinary shares issued and outstanding, including 2,284,199 and 14,717,409 Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of September 30, 2024 and December 31, 2023, there were 7,062,500 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Prior to an initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the Public Shares will not be entitled to vote on the appointment of directors during such time.

The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of an initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding, plus (ii) the sum of the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in an initial Business Combination and any Private Placement Warrants issued to the Sponsor, members of the team or any of their affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

PLUM ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2024
Assets
Investments held in Trust Account:
Money Market investments	$25,381,830	$25,381,830	$—	$—
Liabilities
Warrant liability – Founder Warrants	$188,333	$—	$188,333	$—
Warrant liability – Private Placement Warrants	$23,067	$—	$23,067	$—
Warrant liability – Public Warrants	$753,333	$—	$753,333	$—
December 31, 2023
Assets
Investments held in Trust Account:
Money Market investments	$157,330,245	$157,330,245	$—	$—
Liabilities
Warrant liability – Founder Warrants	$141,250	$—	$141,250	$—
Warrant liability – Private Placement Warrants	$17,300	$—	$17,300	$—
Warrant liability – Public Warrants	$565,000	$—	$565,000	$—

The measurement of the Public Warrants as of September 30, 2024 and December 31, 2023 is classified as Level 2 due to limited trading activity under the ticker PLMJW. The quoted price representing the fair value of the Public Warrants was $0.07 and $0.06 per warrant as of September 30, 2024 and December 31, 2023, respectively.

In prior periods, the Company utilized a Black-Scholes Option Pricing model for the initial valuation of the Founder Warrants and Private Placement Warrants and the subsequent measurement of the Founder Warrants and Private Placement Warrants. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield, which are considered Level 3 inputs. However, since a reasonable and acceptable volatility cannot be inferred from the option pricing model performed for the Founder Warrants and Private Placement Warrants as of September 30, 2024 and December 31, 2023, the fair value of the Founder Warrants and Private Placement Warrants were set equal to the fair value of the Public Warrants. The fair value of the Founder Warrants and Private Placement Warrants was $0.07 and $0.06 per warrant as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024 and December 31, 2023, the Founder Warrants and Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset using recent trading prices.

For the three and nine months ended September 30, 2024 the Company recognized a loss of $120,592 and $241,184 on the changes in the fair value of warrant liabilities in the statements of operations, respectively. For the three and nine months ended September 30, 2023, the Company recognized a loss of $241,183 on changes in the fair value of warrant liabilities in the statements of operations.

NOTE 10. SUBSEQUENT EVENTS

On December 10, 2024, the Company, and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“Tactical”), entered into an amendment (the “Amendment”) to the Business Combination Agreement, dated as of August 22, 2024 (the “Business Combination Agreement”), by and among the Company, Tactical, Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and Plum III Amalco Corp., corporation formed under the Laws of the Province of British Columbia. The Amendment provides that, among other things, upon a delisting from The Nasdaq Stock Market, the Company will use commercially reasonable efforts to list its securities on the OTC Markets Group. As a condition to closing the Business Combination, the Company must relist its securities on The Nasdaq Stock Market.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Tactical Resources Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tactical Resources Corp. (the “Company”) as of July 31, 2024 and 2023, and the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 the Company has not generated revenue since inception, and as of July 31, 2024, had a working capital deficit of $1,375,217 and an accumulated deficit of $8,615,197, and has relied on equity financing to fund operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, Canada
February 14, 2025

We have served as the Company’s auditor since 2020.

Tactical Resources Corp.
Balance Sheets
(Expressed in United States Dollars)

		As at
	Note(s)	July 31, 2024 $	July 31, 2023 $
ASSETS
Current assets
Cash		32,633	851,654
GST receivable		43,628	46,791
Prepaid expenses and other receivables		37,337	63,367
		113,598	961,812

Non-current assets
Equipment		352	2,376
Deferred acquisition costs	4	151,901	158,969
		152,253	161,345
TOTAL ASSETS		265,851	1,123,157

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		1,488,815	93,010
		1,488,815	93,010

Non-current liabilities
Non-current accounts payable	5	286,019	250,293
Convertible notes	6	124,699	—
		410,718	250,293
TOTAL LIABILITIES		1,899,533	343,303

EQUITY (DEFICIENCY)
Common shares – unlimited authorized common shares with no par value; 35,674,480 and 35,674,480 shares issued and outstanding as of July 31, 2024 and July 31, 2023, respectively	7	5,991,568	5,991,568
Equity portion of convertible notes		10,814	—
Reserves	7	1,273,894	1,065,019
Deficit		(8,615,197)	(5,974,122)
Accumulated other comprehensive loss		(294,761)	(302,611)
TOTAL EQUITY (DEFICIENCY)		(1,633,682)	779,854
TOTAL LIABILITIES AND EQUITY (DEFICIENCY)		265,851	1,123,157

Nature of operations	1
Commitments	4, 8
Segmented information	9
Proposed transaction	1

These financial statements were approved for issue by the Board of Directors and signed on its behalf by:

“Ranjeet Sundher”	“Matt Chatterton”
Ranjeet Sundher, Director	Matt Chatterton, Director

The accompanying notes are an integral part of these financial statements.

Tactical Resources Corp.
Statements of Operations
(Expressed in United States Dollars)

		For the years ended
		July 31, 2024 $	July 31, 2023 $
	Note(s)
Expenses
Accretion of interest	5	40,319	3,110
Accretion of interest of convertible notes	6	4,795	—
Consulting fees		282,646	478,727
Depreciation		1,952	1,977
Exploration costs	3	—	15,748
Foreign exchange (gain) loss		752	14,378
General and administrative expenses		87,804	155,318
Professional fees		407,988	174,698
Property investigation costs	4	224,355	316,546
Stock-based compensation	7	208,875	14,500
Investor relations		107,601	590,226
Transfer agent and regulatory		36,040	37,871
Travel		95,318	2,739
Total expenses		(1,498,445)	(1,805,838)

Other income (expenses)
Finance income		12	528
Gain on extension of accounts payable	5	52,167	48,219
Impairment of exploration and evaluation assets	3	—	(117,334)
Transaction costs	1	(1,198,809)	—
Total other income (expenses)		(1,146,630)	(68,587)
Income (loss) before income taxes		(2,645,075)	(1,874,425)

Income tax
Deferred income tax recovery	6	4,000	—
Total income tax recovery		4,000	—
Net loss		(2,641,075)	(1,874,425)

Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences		7,850	(107,774)
Comprehensive loss		(2,633,225)	(1,982,199)

Basic and diluted loss per share for the year attributable to common shareholders ($ per common share)		(0.07)	(0.05)

Weighted average number of common shares outstanding – basic and diluted		35,674,480	35,555,451

The accompanying notes are an integral part of these financial statements.

Tactical Resources Corp.
Statements of Stockholders’ Equity (Deficiency)
(Expressed in United States Dollars)

		Common shares		Share subscription received $	Equity portion of convertible notes $	Reserves $	Deficit $	Accumulated other comprehensive loss $	TOTAL $
	Note(s)	#	$
Balance as of July 31, 2023		35,674,480	5,991,568	—	—	1,065,019	(5,974,122)	(302,611)	779,854
Equity portion of convertible notes	6	—	—	—	14,814	—	—	—	14,814
Deferred tax liability on convertible note	7	—	—	—	(4,000)	—	—	—	(4,000)
Stock-based compensation		—	—	—	—	208,875	—	—	208,875
Net loss							(2,641,075)	—	(2,641,075)
Foreign currency translation		—	—	—	—	—	—	7,850	7,850
Balance as of July 31, 2024		35,674,480	5,991,568	—	10,814	1,273,894	(8,615,197)	(294,761)	(1,633,682)
Balance as of July 31, 2022		28,042,725	5,338,942	136,296	—	1,066,626	(4,099,697)	(194,837)	2,247,330
Shares issued for cash-warrants exercise	7	7,631,755	636,519	(136,296)	—	—	—	—	500,223
Reclassification of grant-date fair value on exercise of warrants	7	—	16,107	—	—	(16,107)	—	—	—
Stock-based compensation	7	—	—	—	—	14,500	—	—	14,500
Net loss		—	—	—	—	—	(1,874,425)	—	(1,874,425)
Foreign currency translation		—	—	—	—	—	—	(107,774)	(107,774)
Balance as of July 31, 2023		35,674,480	5,991,568	—	—	1,065,019	(5,974,122)	(302,611)	779,854

The accompanying notes are an integral part of these financial statements.

Tactical Resources Corp.
Statements of Cash Flows
(Expressed in United States Dollars)

		For the years ended
	Note(s)	July 31, 2024 $	July 31, 2023 $
Cash flow from (used in)
OPERATING ACTIVITIES
Net loss		(2,641,075)	(1,874,425)
Adjustments for items not affecting cash:
Accretion of interest	5	40,319	3,110
Accretion of interest of convertible notes	6	4,795	—
Depreciation		1,952	1,977
Impairment of exploration and evaluation assets	3	—	117,334
Gain on extension of accounts payable	5	(52,167)	(48,219)
Stock-based compensation	7	208,875	14,500
Deferred income tax recovery	6	(4,000)	—
Net changes in non-cash working capital items:
GST receivable		1,102	24,096
Prepaid expenses and other receivables		23,622	230,476
Accounts payable and accrued liabilities		1,483,311	161,155
Cash flow used in operating activities		(933,266)	(1,369,996)

FINANCING ACTIVITIES
Proceeds on exercise of warrants	7	—	500,223
Proceeds on issuance of convertible notes	6	146,837	—
Cash paid for the issuance costs of convertible notes	6	(10,276)	—
Cash flow provided by financing activities		136,561	500,223

Effects of exchange rate changes on cash		(22,316)	(87,671)
Decrease in cash		(819,021)	(957,444)
Cash, beginning of year		851,654	1,809,098
Cash, end of end		32,633	851,654

Supplemental cash flow information
Equity portion of convertible notes	6	14,814	—
Reclassification of accounts payable to non-current accounts payable	5	58,703	291,042
Reclassification of grant-date fair value on exercise of warrants	7	—	16,075

The accompanying notes are an integral part of these financial statements.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

1. Nature of operations

Tactical Resources Corp. (the “Company”) was incorporated under the Business Corporations Act of British Columbia on June 25, 2018 as DJ1 Capital Corp. On March 25, 2021, the Company changed its name to Tactical Resources Corp. The principal business of the Company is exploration and development of Rare Earth Elements (“REE”). The Company’s registered and records office address is located at 1055 West Georgia Street, 1500 Royal Centre, PO Box 11117, Vancouver, BC V6E 4N7.

The Company’s shares are listed on TSX Venture Exchange under the symbol “RARE.V”.

Going concern

At July 31, 2024, the Company has not generated revenue from operations, has a working capital deficit of $1,375,217 and an accumulated deficit of $8,615,197, and expects to incur further losses in assessing the Sierra Blanca Quarry Project. These conditions cast substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future even though events and conditions exist that, when considered in the aggregate raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans on raising financing through the issuance of shares or debt instruments to fund its operations. The junior mining industry is considered speculative in nature which could make the Company more difficult to fund.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

These financial statements were authorized for issue by the Board of Directors on February 14, 2025.

Proposed transaction

On August 22, 2024, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Plum Acquisition Corp. III (NASDAQ: PLMJ) (“Plum”), a NASDAQ-listed special purpose acquisition company.

Pursuant to the terms of the Business Combination Agreement:

(i)     Plum will re-domicile in the Province of British Columbia and amalgamate with a newly formed company incorporated under the laws of the Province of British Columbia (“Pubco”), and

(ii)    immediately thereafter, a newly formed, wholly owned subsidiary of Plum incorporated under the laws of the Province of British Columbia will amalgamate with Tactical, such that, following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Tactical will continue as a wholly owned subsidiary of Pubco, which will be renamed “Tactical Resources Corp.” or such other name as may be agreed to between the parties.

In the Proposed Business Combination, shares of the Company (“Company Shares”) will be exchanged for newly issued shares of Pubco (“Pubco Shares”) pursuant to an exchange ratio to be determined at the Closing. The exchange ratio is to be based on a pre-transaction equity value of Tactical Resources of US$500 million. Specifically, the exchange ratio will be calculated by dividing:

a)      the quotient obtained by dividing:

(i)     the sum of US$500 million, the amount of any new equity financings and the aggregate exercise price of any in-the-money equity awards, by

(ii)    the number of issued and outstanding Company Shares on a fully diluted basis, and

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

1. Nature of operations (cont.)

b)      US$10 per share.

As of July 31, 2024, the Company has incurred $1,198,809 in costs that were expensed which related to the proposed transaction, and a $1,173,201 portion remained unpaid and is included in accounts payable and accrued liabilities.

2. Significant accounting standards and basis of preparation

Basis of Preparation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in US GAAP requires management to make certain estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to stock-based compensation and the discount rate used to determine the fair value of long-term accounts payable and convertible notes.

Significant accounting policies

Foreign currency

The Company’s functional currency is the Canadian dollar (“CA$”). Transaction gains and losses related to foreign currency denominated monetary assets and liabilities other than the CA$ are remeasured at the current exchange rates and the resulting adjustments are recorded as foreign exchange gain (loss) in the statements of operations.

These financial statements are presented in US dollar; as a result, all assets and liabilities are translated into the US dollar using exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the average exchange rates for the period, and the resulting adjustments charged or credited directly to accumulated other comprehensive income (loss) in total equity.

The gains or losses on foreign currency rates on cash holdings in foreign currencies are included in the effect of exchange rate changes on cash in the Company’s statements of cash flows.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and held at banks and short-term investments with an original maturity of three months or less, which are readily convertible into a known amount of cash. As at July 31, 2024 and 2023, the Company did not have any cash equivalents.

Financial instruments

ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

2. Significant accounting standards and basis of preparation (cont.)

instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 825 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The financial instruments consist principally of cash, accounts payable and accrued liabilities. The fair value of cash when applicable is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all other financial instruments which are categorized as loans and receivables approximate their current fair values because of their nature and respective relatively short maturity dates or current market rates of interest for similar instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring basis presented on the Company’s balance sheet as of July 31, 2024 and 2023 other than cash.

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions.

Refer to Note 10 for further disclosures.

Mineral Properties

Mineral rights acquisition costs are capitalized when incurred, and exploration costs are expensed as incurred. When management determines that a mineral right can be economically developed in accordance with US GAAP, the costs then incurred to develop such property will be capitalized. During the periods that the Company’s facilities are not in production, depletion of its mineral interests, permits, licenses and development properties is suspended as the assets are not in service. If mineral properties are subsequently abandoned or impaired, any non-depleted costs will be charged to loss in that period.

Impairment of non-financial assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company considers events or changes in circumstances such as, but not limited to, significant negative impacts in the market price of graphite and or potential graphite products, a significant adverse change in the extent or manner to which we will use our long-lived asset (or asset group), adverse social or political developments, accumulation of costs over projected budget or accumulation of costs in excess of potential future cash flows of a long-lived asset (or asset group).

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

2. Significant accounting standards and basis of preparation (cont.)

Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows or upon an estimate of fair value that may be received in an exchange transaction. Future cash flows are estimated based on quantities of recoverable minerals, expected commodity prices, production levels and operating costs of production and capital, based upon the projected remaining future mineral production from each project. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of mineral that will be obtained after taking into account losses during processing and treatment. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is likely that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, mineral prices, production levels and operating costs of production and availability and cost of capital are each subject to significant risks and uncertainties.

Loss per share

Basic loss per share is computed by dividing the net loss applicable to the common shares by the weighted average number of common shares outstanding for the period.

Diluted loss per share is computed by dividing the net loss applicable to the common shares by the sum of the weighted average number of common shares issued and outstanding and all additional common shares that would have been outstanding, if potentially dilutive instruments were converted. When losses are incurred, basic and diluted loss per share are the same as the exercise of stock options and share purchase warrants is considered to be anti-dilutive. At July 31, 2024 and 2023, the Company had 8,791,500 and 2,856,500, respectively, in potentially dilutive securities.

Equity

Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares, special warrants, options and restricted share units (“RSUs”) are classified as equity instruments.

Costs directly attributable to the issue of new shares are recognized in equity as a deduction from the proceeds. Costs attributable to the listing of existing shares are expensed as incurred.

Upon the issuance of a unit of shares and warrants, the Company uses the relative fair value method in attributing value to each of the shares and warrants issued in a unit.

Stock-based compensation

The Company determines the fair value on the grant date for stock-based compensation awards and expenses the awards in the statements of operations over the vesting period on a straight-line basis. Based on the terms of the award, and the Company’s intent and past practice for settlement in cash or shares, the awards are classified as liabilities or equity. The Company recognizes forfeitures as they occur.

For equity-settled stock options, the fair value at the grant date is estimated using the Black-Scholes option pricing model. For Restricted Share Units (“RSUs”) and RSU Replacement Units, the fair value at the grant date is estimated based on the quoted market price of the Company’s common stock.

The Company’s estimates may be impacted by certain variables including, but not limited to, stock price volatility, the Company’s performance and related tax impacts.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

2. Significant accounting standards and basis of preparation (cont.)

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Equipment

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. Facilities and equipment acquired as a part of a finance lease, build-to-suit or other financing arrangement are capitalized and recorded based on the contractual lease terms. The carrying amounts of plant and equipment are depreciated to their estimated residual value over the estimated useful lives of the specific assets. Depreciation starts on the date when the asset is available for its intended use. The major categories of plant and equipment are depreciated on a straight-line basis using the estimated lives indicated below:

Computer equipment — 30%

Recently Issued Accounting Pronouncements

•        Expense Disaggregation Disclosures

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40)” (“ASU 2024-03”). ASU 2024-03 improves financial reporting by requiring companies to disclose additional information about certain expenses in the notes to the financial statements. ASU 2024-03 is effective for fiscal years beginning

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

2. Significant accounting standards and basis of preparation (cont.)

after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this guidance on its Financial Statements.

•        Application of Profits Interest and Similar Awards

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718) — Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”), which intends to improve clarity and operability without changing the existing guidance. ASU 2024-01 provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. Entities can apply the guidance either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. ASU 2024-01 is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company has evaluated the potential impact of adopting this guidance and expects minimal impact on its Financial Statements.

•        Amendments to Remove References to the Concept Statements

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concept Statements” (“ASU 2024-02”). ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has evaluated the potential impact of adopting this guidance and expects minimal impact on its Financial Statements.

•        Improvement to Income Tax Disclosures

In December 2023, ASU 2023-09 was issued which requires disaggregated information about the effective tax rate reconciliation and additional information on taxes paid that meet a qualitative threshold. The new guidance effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted. The adoption is expected to have a minimal impact on the Company’s financial statements or disclosures.

•        Segments Reporting

In November 2023, ASU 2023-07 was issued which improves disclosures about a public entity’s reportable segments and addresses requests from investors and other allocators of capital for additional, more detailed information about a reportable segment’s expenses. The ASU applies to all public entities that are required to report segment information in accordance with ASC 280 and is effective starting in annual periods beginning after December 15, 2023. The adoption is expected to have a minimal impact on the Company’s financial statements or disclosures.

3. Mineral properties

Lac Ducharme Property $
Balance as of July 31, 2022	121,136
Impairment during the year ended July 31, 2023	(117,334)
Effect of movements in exchange rates	(3,802)
Balance as of July 31, 2023, and 2024	—

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

3. Mineral properties (cont.)

Lac Ducharme Project

On March 1, 2021 (the “LDP Effective Date”), the Company entered into a property option agreement (the “DIG Agreement”) with Doctors Investment Group Ltd. (“DIG”) which 100% owned the Lac Ducharme Project (the “Lac Ducharme Project”). Pursuant to the DIG Agreement, the Company has an option to earn 100% interest in the Lac Ducharme Project (the “LDP Option”), subject to a 3% NSR. The Lac Ducharme Project is located in Quebec, Canada.

To exercise the LDP Option, the Company is required to make a total cash payment of CA$60,000 and issue 510,000 common shares of the Company to DIG as follows:

	Cash payment ($)	Common shares (#)
On or before the date that is seven days after the LDP Effective Date	$23,662 (CA$30,000) (paid)	60,000 (issued with fair value of $9,477 (CA$12,000)

On or before the date that is fourteen months after the LDP Effective Date	$23,419 (CA$30,000) (paid)	100,000 (issued with fair value of $63,014 (CA$81,000)

On or before the date that is twenty-eight months after the LDP Effective Date***	—	350,000

____________

***    As a result of the termination of the DIG Agreement on April 23, 2023, the Company is no longer obligated to issue these shares.

In addition, the Company is also required to incur $750,000 in expenditures (the “LDP E&E Expenditures”) on Lac Ducharme Project, which was amended on April 29, 2022 as follows:

	Pre-Amendment (CA$)	Post-Amendment (CA$)
On or before the date that is fourteen months after the LDP Effective Date	250,000	45,000 (incurred)
On or before the date that is twenty months after the LDP Effective Date	—	55,000 (incurred)
On or before the date that is twenty-eight months after the LDP Effective Date ***	500,000	650,000

____________

***    As a result of the termination of the DIG Agreement on April 23, 2023, the Company is no longer obligated to incur these expenditures.

At any time during the term of the DIG Agreement, the Company shall have the right to accelerate the cash payments, share issuances or expenditures.

The Company shall have the right to purchase one-third of the NSR from DIG at any time after the LDP Option has been exercised for a one-time consideration of $1,000,000.

In executing the DIG Agreement, during the year ended July 31, 2021, the Company issued 10,000 common shares with a fair value of $1,609 (CA$2,000) for finder’s fees which have been capitalized to exploration and evaluation assets. These shares are subject to an escrow arrangement (Note 7 — Escrow Agreement).

On April 23, 2023, the Company decided not to exercise the LDP Option to acquire the Lac Ducharme Project and terminated the DIG Agreement with DIG. As a result of the termination of the DIG Agreement, the Company is no longer obligated to make the remaining option payments and incur the LDP E&E Expenditures pursuant to the DIG Agreement.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

3. Mineral properties (cont.)

As a result of the termination, the Company impaired the carrying value of the Lac Ducharme Project and recognized an impairment loss of $117,334 in the statement of operations and comprehensive loss during the year ended July 31, 2023.

The Company’s exploration costs related to Lac Ducharme Project during the year ended July 31, 2024 were $nil, and during the year ended July 31, 2023 are broken down as follows:

For the year ended July 31, 2023 $
Exploration expenditures
– Consulting	13,043
– Technical studies	2,705
15,748

4. Deferred acquisition costs

Sierra Blanca Quarry Project

On July 14, 2021, the Company entered into an assignment and assumption agreement (the “SBQ Assignment Agreement”) with Peak 6891 LLC (“Peak”). Peak is party to an agreement dated June 1, 2021 with Sierra Blanca Quarry, LLC (“SBQ LLC”), Dennis Walker and Becky Dean Walker (the “SBQ Offtake Agreement”), pursuant to which Peak was granted the rights to acquire certain crushed ore and tailings materials extracted by SBQ LLC from the Sierra Blanca Quarry, located in Hudspeth County in the State of Texas. Pursuant to the Assignment Agreement, on August 11, 2021, (the “SBQ Closing Date”), Peak assigned all of its rights and obligations under the Offtake Agreement to the Company.

In consideration for the SBQ Assignment Agreement, on the SBQ Closing Date, the Company issued 1,000,000 common shares (the “SBQ Consideration Shares”) with a fair value of $159,775 (CA$200,000), which have been capitalized to deferred acquisition costs. The SBQ Consideration Shares issued are subject to an escrow arrangement (Note 5 — Escrow Agreement). As of July 31, 2024 and July 31, 2023, the Company has not completed the acquisition of crushed ore or tailings materials and accordingly the costs incurred are recorded as deferred acquisition costs.

As further consideration for the SBQ Assignment Agreement, following the SBQ Closing Date, the Company is committed to the following additional payments which will be satisfied through the issuance of common shares of the Company (collectively, the “SBQ Milestone Shares”):

•        $180,750* (CA$250,000) upon receipt by the Company or any affiliate of a building permit and completion of construction bid set, including applicable specifications for construction, execution, operation and commercial production, for a facility (a “SBQ Processing Facility”) to process material acquired by the Company pursuant to the SBQ Offtake Agreement, or any successor agreement;

•        $112,969* (CA$156,250) for each $2,000,000 of government grants received by the Company or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $847,266* (CA$1,171,875) provided that the final payment will be reduced in the event the maximum threshold has been reached;

•        $36,150* (CA$50,000) for each $2,000,000 of government loan guarantees received by the Company or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $455,625* (CA$625,000), provided that the final payment will be reduced in the event the maximum threshold has been reached;

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

4. Deferred acquisition costs (cont.)

•        $361,500* (CA$500,000) upon the Company or any affiliate reaching a decision to commence commercial production of HREE oxides or other refined metals at the SBQ Processing Facility; and

•        $180,750* (CA$250,000) upon the Company or any affiliate entering into a binding agreement to acquire commercial offtake material produced by the SBQ Processing Facility.

____________

*        The equivalent amount in US$ is calculated using the exchange rate of 0.723 which represents the conversion rate between US$ and CA$ as of July 31, 2024.

In addition, on July 14, 2021, in connection with the SBQ Assignment Agreement, the Company entered into an agreement (“SBQ Finders’ Fee Agreement”) with Oasis SB Inc. (“Oasis”) that introduced the transaction contemplated by the SBQ Assignment Agreement and assisted the Company in facilitating the transaction. Pursuant to the SBQ Finders’ Fee Agreement, the Company agreed to issue 50,000 common shares of the Company (the “Oasis Finders’ Shares”) to Oasis for the services provided. The Oasis Finders’ Shares were issued during the year ended July 31, 2022 with a fair value of $7,989 (CA$10,000), which have been included in capitalized deferred acquisition costs.

The Oasis Finders’ Shares issued are subject to an escrow arrangement (Note 7 — Escrow Agreement).

On July 30, 2021, the Company and SBQ LLC entered into a purchase and sale agreement (“SBQ P&S Agreement”) to replace the Offtake Agreement. SBQ LLC owns and operates a surface metal mine that specializes in rhyolite, granite and other similar igneous rock, that is located in Sierra Blanca, Texas.

SBQ LLC has generated a stockpile located on the Surface Area that contains a minimum of 4 million tons of tailings (the “Tailings”). SBQ LLC has agreed to sell to the Company, the Tailings, in amounts selected by SBQ LLC, in its sole discretion, all on and subject to the terms and conditions of the SBQ P&S Agreement.

Delivery Schedule

(i)     A maximum of 45 days after commercial production decision and before November 30 of each calendar year, SBQ LLC shall advise the Company of the amount of Tailings that shall be available for purchase. The Company also has the option to purchase additional Tailings mined from the premises as and when the same become available on the same terms and conditions as set forth in the SBQ Agreement.

(ii)    A maximum of 15 days after the date set forth in Delivery Schedule (i) above, the Company shall advise SBQ LLC of the amount of Tailings the Company shall purchase for the remainder of the calendar year, or the upcoming calendar year, subject to the following maximum amounts:

•        600,000 tons in Calendar Year 2021,

•        1,300,000 tons in Calendar Year 2022,

•        1,300,000 tons in Calendar Year 2023, and

•        1,300,000 tons in Calendar Year 2024.

During the years ended July 31, 2024, and 2023, no Tailings were purchased by the Company.

On May 13, 2022, the Company entered into an amendment of the SBQ Assignment P&S Agreement (the “Amended SBQ Assignment P&S Agreement”) to provide an option to the Company to purchase all of the membership interest of SBQ LLC or partially of the membership interest of SBQ LLC with the consent of Dennis Walker and Becky Dean Walker on or before July 31, 2026. The purchase price of the membership interest of SBQ LLC will be determined by the Company and SBQ LLC based on the fair market value of SBQ LLC.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

4. Deferred acquisition costs (cont.)

During the year ended July 31, 2024, the Company incurred $224,355 in property investigation costs related to the Sierra Blanca Quarry Project (July 31, 2023 – $316,546). These costs were incurred to evaluate the Sierra Blanca Quarry Project and to assess the potential of processing the Tailings into rare earth metals.

Following is the breakdown of the property investigation costs incurred during the years ended July 31, 2024, and 2023:

	For the years ended
	July 31, 2024 $	July 31, 2023 $
Field	—	4,697
Geological	—	7,237
Logistics	—	3,039
Project management	61,478	66,559
Sample analysis	—	121,573
Technical studies	161,938	111,595
Travel	939	1,846
	224,355	316,546

5. Non-current accounts payable

	July 31, 2024 $	July 31, 2023 $
Balance as of July 31, 2023	250,293	—
Initial recognition	286,446	246,600
Derecognition	(280,588)	—
Interest	40,319	3,110
Effect of movements on exchange rates	(10,451)	583
Balance as of July 31, 2024	286,019	250,293

On July 1, 2023, the Company entered into agreements with various service providers to extend the due date of outstanding payables amounting to $390,503 to September 1, 2024. Subsequently, on July 22, 2024, the due date was further extended to September 30, 2025.

Additionally, on July 22, 2024, the Company entered into agreements with various service providers to extend the due date of additional outstanding payables amounting to $79,750 to September 30, 2025.

As a result of these extensions, the Company calculated the fair value of the accounts payable at the date of extension using a risk-adjusted discount rate of 16.5%. The extension of the accounts payable has been considered as an extinguishment of debt pursuant to ASC 310-20-35-9. Consequently, a gain on extinguishment of $52,167 and $48,219 has been recognized in the statements of operations for the years ended July 31, 2024, and 2023, respectively, and a decrease in the carrying value of the accounts payable. The discount is being amortized over the extended period of the accounts payable.

During the year ended July 31, 2024, accretion expense of $40,319 was recorded as finance costs with a corresponding increase in the carrying value of the accounts payable (July 31, 2023 – $3,110).

As at July 31, 2024, the carrying value of the non-current accounts payable is $286,019 (July 31, 2023 – $250,293).

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

6. Convertible notes

$
Initial recognition	121,748
Interest	4,795
Effect of movements on exchange rates	(1,844)
Balance as of July 31, 2024	124,699

On May 17, 2024, the Company completed a non-brokered private placement of a 2-year, 10% unsecured convertible notes in the principal amount of $146,837 (CA$200,000) with an arm’s length lender. Any accrued and unpaid interest may, at the Company’s sole discretion, be paid in cash or in units at a conversion price equal to the last closing market price of the Company’s common shares on the TSXV immediately prior to the conversion date, subject to TSXV policies. The convertible notes have a maturity date of May 17, 2026 (the “Maturity Date”).

The convertible notes may be converted into units of the Company (“Units”) at any time from the date of issuance until the Maturity Date, with a conversion price of CA$0.10 per Unit. Each Unit consists of one common share of the Company and one share purchase warrant. Warrants are exercisable into additional common shares of the Company at an exercise price of CA$0.15 for a period of 3 years.

The convertible notes and warrants issued upon conversion are subject to the following blocker provisions:

•        10% blocker:    Prevents conversion if it would result in the securityholder holding 10% or more of the issued and outstanding shares.

•        20% blocker:    Restricts exercise of warrants if it exceeds 20% ownership.

Using a risk-adjusted discount rate of 16.5%, the Company calculated and recorded the equity portion of the notes to be $15,928 before the allocation of issuance costs.

In connection with the issuance of the convertible notes, the Company incurred issuance costs of $10,276 (CA$13,996). These costs are recorded as a reduction of the carrying value of the liability ($9,162) and equity ($1,114) portions of the convertible notes.

During the year ended July 31, 2024, accretion expense of $4,795 (CA$6,567) was recorded as accretion of interest, with a corresponding increase in the carrying value of the liability (July 31, 2023 – $nil). Additionally, the Company recognized a deferred income tax recovery impact of $4,000 on the equity portion of the convertible notes.

As of July 31, 2024, the carrying value of the convertible notes is $124,699 (CA$172,394) (July 31, 2023 – $nil).

7. Share capital

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

As of July 31, 2024, the Company had 35,674,480 (July 31, 2023 – 35,674,480) common shares issued and outstanding of which 14,860,000 common shares are subject to an escrow arrangement (See “Escrow Agreement”).

During the year ended July 31, 2024, no share issuances occurred.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

7. Share capital (cont.)

During the year ended July 31, 2023, 7,631,755 warrants were exercised for proceeds of $636,519 (CA$823,774) of which $136,296 (CA$175,278) was received during the year ended July 31, 2022. In addition, the Company reclassified the grant date fair value of the exercised warrants of $16,107 (CA$21,569) from warrants reserve to share capital.

Warrants

The following table summarizes the changes in warrants outstanding during the years ended July 31, 2024, and 2023:

	July 31, 2024		July 31, 2023
	Number outstanding	Weighted average exercise price (CA$)	Number outstanding	Weighted average exercise price (CA$)
Balance, opening	2,856,500	2.50	20,197,080	0.53
Exercised	—	—	(7,631,755)	0.11
Expired	—	—	(9,708,825)	0.29
Balance, closing	2,856,500	2.50	2,856,500	2.50

On March 6, 2024, 2,856,500 warrants with an expiry date of March 14, 2024 were extended to May 13, 2026.

During the year ended July 31, 2023, 9,708,825 warrants expired unexercised.

The following summarizes information about warrants outstanding as of July 31, 2024:

Expiry date	Exercise price (CA$)	Warrants outstanding	Estimated grant date fair value ($)	Weighted average remaining contractual life (in years)
May 13, 2026	2.50	2,856,500	176,540	1.78

Incentive Plan

On July 14, 2022, the Board of Directors adopted an omnibus incentive plan as a 20% rolling plan (the “Plan”), pursuant to which the Company may grant stock options and restricted share units (“RSUs”) to the Company’s directors, officers, employees, and consultants.

Under the Plan, the number of stock options that may be issued is limited to no more than 10% of the Company’s issued and outstanding shares immediately prior to the grant. The exercise price of each stock option shall equal the market price of the Company’s shares, less any applicable discount, as calculated on the date of grant. Stock options can be granted for a maximum term of 10 years and vest at the discretion of the Board of Directors.

Under the Plan, the number of RSUs that may be issued is limited to no more than 10% of the Company’s issued and outstanding shares immediately prior to the grant. The RSUs will be subject to any restriction imposed by the Board of Directors.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

7. Share capital (cont.)

•        Stock Options

The following table summarizes the changes in warrants outstanding during the years ended July 31, 2024 and 2023:

	July 31, 2024		July 31, 2023
	Number outstanding	Weighted average exercise price (CA$)	Number outstanding	Weighted average exercise price (CA$)
Balance, opening	—	—	1,900,000	1.04
Granted	2,395,000	0.10	100,000	1.04
Cancelled	—	—	(2,000,000)	1.04
Balance, closing	2,395,000	0.10	—	—

During the year ended July 31, 2024

•        The Company granted a total of 2,395,000 stock options to certain directors, officers and consultants of the Company in accordance with the Plan. The options vest immediately and are exercisable at a price of CA$0.10 for a period of twenty-four months.

During the year ended July 31, 2023

•        On September 29, 2022, the Company granted a total of 100,000 stock options to certain directors of the Company in accordance with the Plan. The options vest immediately and are exercisable at a price of CA$1.04 for a period of twenty-four months.

•        The Company cancelled 2,000,000 stock options with an exercise price of CA$1.04.

The estimated grant date fair value of the options granted during the years ended July 31, 2024 and 2023 was calculated using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the years ended
	July 31, 2024 $	July 31, 2023 $
Number of options granted	2,395,000	100,000
Risk-free interest rate	4.14%	3.76%
Expected annual volatility	139%	96%
Expected life (in years)	2	2
Grant date fair value per option ($)	0.05	0.20
Share price at grant date (CA$)	0.10	0.55

During the year ended July 31, 2024, the Company recognized stock-based compensation arising from stock options of $121,503 (July 31, 2023 – $14,500).

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

7. Share capital (cont.)

The following summarizes information about stock options outstanding and exercisable at July 31, 2024:

Expiry date	Exercise price (CA$)	Options outstanding	Options exercisable	Estimated grant date fair value ($)	Weighted average remaining contractual life (in years)
March 20, 2026	0.10	2,395,000	2,395,000	121,503	1.64

•        RSUs

During the year ended July 31, 2024

•        On March 5, 2024, the Company granted 1,165,000 RSUs with fair value of $47,169* to certain directors, officers, and consultants of the Company. These RSUs will fully vest 12 months after the grant date.

•        On March 20, 2024, the Company granted 1,525,000 RSUs with fair value of $112,489* to certain directors, officers, and consultants of the Company. These RSUs will fully vest 12 months after the grant date.

•        On June 21, 2024, the Company issued 875,000 RSUs with fair value of $252,434* to its consultants. These RSUs will fully vest 12 months after the grant date.

•        25,000 RSUs granted to one of the consultants on March 5, 2024 were forfeited.

____________

*        The fair value of the RSUs was determined based on the market price of the Company’s common share at the date of issuance.

No RSUs were granted or cancelled during the year ended July 31, 2023.

During the year ended July 31, 2024, the Company recognized share-based payments expense arising from RSUs of $87,372 (July 31, 2023 – $nil).

As of July 31, 2024, 3,540,000 RSUs were issued and outstanding (July 31, 2023 – nil). No RSUs were vested as of July 31, 2024 (July 31, 2023 – nil).

Escrow Agreement

Certain common shares and warrants issued by the Company are subject to either an escrow agreement entered into on February 28, 2022 (the “Escrow Agreement”), or contractual restrictions on transfer. Those common shares and warrants will be released from escrow as follows:

•        For the 13,800,000 common shares issued in connection with the non-brokered private placement financing completed on August 3, 2020, 13,371,850 common shares which are held by non-related parties of the Company are subject to a 12-month escrow, with 20% of such common shares released from escrow on the Listing Date, with an additional 20% of the Common Shares released from escrow every three months thereafter.

428,150 common shares which are held by related parties of the Company are subject to a 36-month escrow pursuant to the Escrow Agreement, with 10% of such common shares released from escrow on the Listing Date, with an additional 15% of the Common Shares released from escrow over the 36-months following the Listing Date.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

7. Share capital (cont.)

•        Shares issued through the exercise of the 13,800,000 warrants issued in connection with the non-brokered private placement financing completed on August 3, 2020, 13,372,475 warrants which are held by non-related parties of the Company are subject to an escrow arrangement for four months from the Listing Date, with 20% of the securities released from escrow on the Listing Date and an additional 20% every month thereafter.

427,525 warrants which are held by related parties of the Company are subject to a 36-month escrow pursuant to the Escrow Agreement, with 10% of such common shares released from escrow on the Listing Date, with an additional 15% of the Common Shares released from escrow over the 36-months following the Listing Date.

•        The 9,772,020 warrants issued on April 16, 2021 are subject to an escrow arrangement for a period of twelve months from the Listing Date, during which time the warrants, and any common shares issued upon the exercise of the warrants, may not be traded, transferred, assigned or otherwise encumbered without the prior consent of the CSE.

•        The 1,000,000 SBQ Consideration Shares and the 50,000 Oasis Finders’ Shares (Note 5) are subject to a contractual escrow arrangement such that 20% of such shares will be released on August 11, 2022 and an additional 20% every three months thereafter.

8. Commitments

The Company is committed to certain cash payments and share issuances under the Sierra Blanca Quarry Project described in Note 4.

9. Segmented information

The Company operates in one single reportable segment, being the acquisition and exploration of mineral resource properties.

As of July 31, 2024, and 2023, all of the Company’s non-current assets, with the exception of equipment located in Canada, are situated in the United States.

10. Fair value of financial instruments

The carrying values of cash, accounts payable, and accrued liabilities approximate their fair values due to the relatively short period to maturity of these financial instruments. The carrying value of the Company’s non-current accounts payable and convertible notes approximates their fair value, as they have been discounted using an interest rate comparable to current market rates.

Financial instruments recorded at fair value on the balance sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: Inputs that are not based on observable market data.

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

10. Fair value of financial instruments (cont.)

As of July 31, 2024, and 2023, there were no financial assets or liabilities measured and recognized in the statement of financial position at fair value that would be categorized as Level 1, 2 and 3 in the fair value hierarchy above.

Set out below are the Company’s financial assets and financial liabilities which are measured at fair value on a recurring basis by level:

	July 31, 2024 $	Level 1 $	Level 2 $	Level 3 $
FINANCIAL ASSETS
ASSETS
Cash	32,633	32,633	—	—
	July 31, 2023 $	Level 1 $	Level 2 $	Level 3 $
FINANCIAL ASSETS
ASSETS
Cash	851,654	851,654	—	—

As of July 31, 2024, and 2023, the Company’s financial instruments are held in US$ and CA$ and were denominated as follows

As at July 31, 2024

	US$	CA$
Cash	—	45,115
Accounts payable and accrued liabilities	(1,123,386)	(453,697)
Non-current accounts payable	(30,137)	(353,752)
Convertible notes	—	(172,394)
	(1,153,523)	(934,728)

As at July 31, 2023

	US$	CA$
Cash	—	1,125,043
Accounts payable and accrued liabilities	(16,671)	(100,845)
Non-current accounts payable	(30,491)	(290,361)
	(47,162)	733,837

Tactical Resources Corp.
Notes to the Financial Statements
For the Years Ended July 31, 2024 and 2023
(Expressed in United States Dollars)

11. Income taxes

The following table reconciles the amount of income tax recoverable on application of the statutory Canadian federal and provincial income tax rates:

	2024 $	2023 $
Canadian statutory income tax rate	27%	27%

Income tax recovery at statutory rate	(712,900)	(506,095)
Effect of income taxes of:
Permanent differences	40,651	8,037
Change in valuation allowance	668,249	477,182
Other	—	20,876
Deferred tax recovery	(4,000)	—

The temporary differences that give rise to significant portions of the deferred tax assets not recognized are presented below:

	2024 $	2023 $
Non-capital tax loss carry-forwards	1,852,019	1,301,808
Equipment	—	1,211
Mineral properties	157,606	—
Share issuance costs	18,797	35,894
Total deferred tax assets	2,028,422	1,338,913
Valuation allowance	(2,028,422)	(1,338,913)
Net deferred tax assets	—	—

The Company recognizes deferred tax assets and liabilities based on the differences of amounts in financial reporting and tax basis reporting using the enacted rates expected to be effect when the taxes are paid or recovered. A valuation allowance is provided against net future tax assets because management considers the realization of such assets to not be more likely than not under the standard. The Company has non-capital tax losses carried forward of approximately $6,859,329 (CA$9,482,885) available to reduce income taxes in future years which expire starting in 2038.

Tax attributes are subject to review and potential adjustment by tax authorities.

Tactical Resources Corp.
Condensed Interim Balance Sheets (unaudited)
(Expressed in United States Dollars)

		As at
	Note(s)	October 31, 2024 $	July 31, 2024 $
ASSETS
Current assets
Cash		43,744	32,633
GST receivable		21,446	43,628
Prepaid expenses and other receivables		32,079	37,337
		97,269	113,598

Non-current assets
Equipment		—	352
Deferred acquisition costs	3	150,885	151,901
		150,885	152,253
TOTAL ASSETS		248,154	265,851

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	4	3,440,758	1,488,815
		3,440,758	1,488,815

Non-current liabilities
Non-current accounts payable	4	—	286,019
Convertible notes	5	129,908	124,699
		129,908	410,718
TOTAL LIABILITIES		3,570,666	1,899,533

EQUITY (DEFICIENCY)
Common shares – unlimited authorized common shares with no par value; 35,674,480 and 35,674,480 shares issued and outstanding as of October 31, 2024 and July 31, 2024, respectively	6	5,991,568	5,991,568
Equity portion of convertible notes		10,814	10,814
Reserves	6	1,377,503	1,273,894
Deficit		(10,451,450)	(8,615,197)
Accumulated other comprehensive loss		(250,947)	(294,761)
TOTAL EQUITY (DEFICIENCY)		(3,322,512)	(1,633,682)
TOTAL LIABILITIES AND EQUITY (DEFICIENCY)		248,154	265,851

Nature of operations	1
Commitments	3, 7
Segmented information	8
Proposed transaction	1
Subsequent event	1

These unaudited condensed interim financial statements were approved for issue by the Board of Directors and signed on its behalf by:

“Ranjeet Sundher”	“Matt Chatterton”
Ranjeet Sundher, Director	Matt Chatterton, Director

See accompanying notes to these unaudited condensed interim financial statements.

Tactical Resources Corp.
Condensed Interim Statements of Operations (unaudited)
(Expressed in United States Dollars)

		For the three months ended
	Note(s)	October 31, 2024 $	October 31, 2023 $
Expenses
Accretion of interest	4	11,319	9,563
Accretion of interest of convertible notes	5	6,160	—
Consulting fees		45,233	70,699
Depreciation		357	488
Foreign exchange loss		349	2,367
General and administrative expenses		17,120	6,802
Professional fees		42,503	138,237
Property investigation costs	3	26,636	89,627
Stock-based compensation	6	103,609	—
Investor relations		8,094	2,615
Transfer agent and regulatory		2,115	19,222
Total expenses		(263,495)	(339,620)

Other income (expenses)
Finance income		—	12
Transaction costs	1	(1,572,758)	—
Total other income (expenses)		(1,572,758)	12
Net loss		(1,836,253)	(339,608)

Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences		43,814	(29,350)
Comprehensive loss		(1,792,439)	(368,958)

Basic and diluted loss per share for the period attributable to common shareholders ($ per common share)		(0.05)	(0.01)

Weighted average number of common shares outstanding – basic and diluted		35,674,480	35,674,480

See accompanying notes to these unaudited condensed interim financial statements.

Tactical Resources Corp.
Condensed Interim Statements of Stockholders’ Equity (Deficiency) (unaudited)
(Expressed in United States Dollars)

	Note(s)	Common shares		Equity portion of convertible notes $	Reserves $	Deficit $	Accumulated other comprehensive loss $	TOTAL $
		#	$
Balance as of July 31, 2024		35,674,480	5,991,568	10,814	1,273,894	(8,615,197)	(294,761)	(1,633,682)
Stock-based compensation	6	—	—	—	103,609	—	—	103,609
Net loss		—	—	—	—	(1,836,253)	—	(1,836,253)
Foreign currency translation		—	—	—	—	—	43,814	43,814
Balance as of October 31, 2024		35,674,480	5,991,568	10,814	1,377,503	(10,451,450)	(250,947)	(3,322,512)

Balance as of July 31, 2023		35,674,480	5,991,568	1,065,019	1,065,019	(5,974,122)	(302,611)	779,854
Net loss		—	—	—	—	(339,608)	—	(339,608)
Foreign currency translation		—	—	—	—	—	(29,350)	(29,350)
Balance as of October 31, 2023		35,674,480	5,991,568	1,065,019	1,065,019	(6,313,730)	(331,961)	410,896

See accompanying notes to these unaudited condensed interim financial statements.

Tactical Resources Corp.
Condensed Interim Statements of Cash Flows (unaudited)
(Expressed in United States Dollars)

		For the three months ended
	Note(s)	October 31, 2024 $	October 31, 2023 $
Cash flow from (used in)
OPERATING ACTIVITIES
Net loss		(1,836,253)	(339,608)
Adjustments for items not affecting cash:
Accretion of interest	4	11,319	9,563
Accretion of interest of convertible notes	5	6,160	—
Depreciation		357	488
Stock-based compensation	6	103,609	—
Net changes in non-cash working capital items:
GST receivable		22,314	34,324
Prepaid expenses and other receivables		5,106	(12,945)
Accounts payable and accrued liabilities		1,698,708	165,052
Cash flow provided by (used in) operating activities		11,320	(143,126)

Effects of exchange rate changes on cash		(209)	(35,159)
Decrease in cash		11,111	(178,285)
Cash, beginning of period		32,633	851,654
Cash, end of period		43,744	673,369

Supplemental cash flow information
Reclassification of non-current accounts payable to current accounts payable	4	301,149	249,508
Cash paid for income taxes		—	—
Cash paid for interest		—	—

See accompanying notes to these unaudited condensed interim financial statements.

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

1. Nature of operations

Tactical Resources Corp. (the “Company”) was incorporated under the Business Corporations Act of British Columbia on June 25, 2018 as DJ1 Capital Corp. On March 25, 2021, the Company changed its name to Tactical Resources Corp. The principal business of the Company is exploration and development of Rare Earth Elements (“REE”). The Company’s registered and records office address is located at 1055 West Georgia Street, 1500 Royal Centre, PO Box 11117, Vancouver, BC V6E 4N7.

The Company’s shares are listed on TSX Venture Exchange under the symbol “RARE.V”.

Going concern

As of October 31, 2024, the Company has not generated revenue from operations, has a working capital deficit of $3,343,489 (July 31, 2024 – $1,375,217) and an accumulated deficit of $10,451,450 (July 31, 2024 – $8,615,197), and expects to incur further losses in assessing the Sierra Blanca Quarry Project. These conditions cast substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed interim financial statements have been prepared on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future even though events and conditions exist that, when considered in the aggregate raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans on raising financing through the issuance of shares or debt instruments to fund its operations. The junior mining industry is considered speculative in nature which could make the Company more difficult to fund.

The unaudited condensed interim financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

These unaudited condensed interim financial statements were authorized for issue by the Board of Directors on February 14, 2025.

Proposed transaction

On August 22, 2024, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Plum Acquisition Corp. III (NASDAQ: PLMJ) (“Plum”), a NASDAQ-listed special purpose acquisition company.

Pursuant to the terms of the Business Combination Agreement:

(i)     Plum will re-domicile in the Province of British Columbia and amalgamate with a newly formed company incorporated under the laws of the Province of British Columbia (“Pubco”), and

(ii)    immediately thereafter, a newly formed, wholly owned subsidiary of Plum incorporated under the laws of the Province of British Columbia will amalgamate with Tactical, such that, following the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), Tactical will continue as a wholly owned subsidiary of Pubco, which will be renamed “Tactical Resources Corp.” or such other name as may be agreed to between the parties.

In the Proposed Business Combination, shares of the Company (the “Company Shares”) will be exchanged for newly issued shares of Pubco (“Pubco Shares”) pursuant to an exchange ratio to be determined at the Closing.

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

1. Nature of operations (cont.)

The exchange ratio is to be based on a pre-transaction equity value of Tactical Resources of US$500 million. Specifically, the exchange ratio will be calculated by dividing:

a)      the quotient obtained by dividing:

(i)     the sum of US$500 million, the amount of any new equity financings and the aggregate exercise price of any in-the-money equity awards, by

(ii)    the number of issued and outstanding Company Shares on a fully diluted basis, and

b)      US$10 per share.

On December 11, 2024, the Company amended its business combination agreement with Plum Acquisition Corp. III, extending the transaction deadline to July 30, 2025, and removing the $5,000,001 net tangible asset requirement, subject to shareholder approval. Plum’s securities will move to OTC Markets after Nasdaq delisting on January 27, 2025. Regulatory filings with the SEC and CSA are in progress.

As of October 31, 2024, the Company has incurred $2,771,567 (July 31, 2024 – $1,198,809) in costs that were expensed which related to the proposed transaction, and $2,750,447 remained unpaid and is included in accounts payable and accrued liabilities (July 31, 2024 – $1,173,201).

In addition, on January 1, 2025, the Company entered into agreements with its directors, officers, and consultants to grant 4,600,738 common shares of the Company as bonus shares (the “Bonus Shares”) with a fair value of $0.18 (CA$0.255) per share, totaling $828,132 (CA$1,173,187). Of these, 2,071,915 common shares are to be issued to the Company’s directors and officers. On January 1, 2025 the Company also agreed to pay certain consultants $235,685 (CA$333,887) in cash (the “Cash Bonus”) for filing the initial filing statement of the proposed transaction on October 29, 2024. The Bonus Shares and Cash Bonus will be issued and paid upon the closing of the proposed transaction.

2. Significant accounting standards and basis of preparation

Basis of Preparation

The unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

These unaudited condensed interim financial statements do not include all of the information required of a full annual financial statement and is intended to provide users with an update in relation to events and transactions that are significant to an understanding of the changes in financial position and performance of the Company since the end of the last annual reporting period. It is therefore recommended that this financial report be read in conjunction with the annual financial statements of the Company for the year ended July 31, 2024. In the opinion of the management, all adjustments for a normal, recurring nature considered necessary for a fair presentation have been included. Operating results for the three months ended October 31, 2024 and not necessarily indicative of the results that may be expected for any other period including the fiscal year ended July 31, 2025.

Significant Accounting Policies

Significant accounting policies area detailed in Note 2 to the financial statements of the Company for the year ended July 31, 2024.

The Company’s functional currency is the Canadian dollar (“CA$”) and these financial statements are presented in US dollar (“$”).

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

2. Significant accounting standards and basis of preparation (cont.)

Recently Issued Accounting Pronouncements

ASU 2024-04: Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments

ASU 2024-04 provides guidance on the accounting for induced conversions of convertible debt instruments. It clarifies the circumstances under which a conversion feature can be considered to be induced and how to account for such conversions.

ASU 2024-03: Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses

ASU 2024-03 requires entities to disaggregate income statement expenses into more detailed categories to enhance the transparency and usefulness of financial information.

ASU 2024-02: Codification Improvements — Amendments to Remove References to the Concepts Statements

ASU 2024-02 amends the FASB Codification to remove references to the Concepts Statements, which are no longer considered authoritative guidance.

ASU 2024-01: Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards

ASU 2024-01 clarifies the scope of the accounting for profits interest and similar awards under Topic 718, Stock Compensation. It provides guidance on how to determine whether such awards should be accounted for as equity or as liabilities.

3. Deferred acquisition costs

Sierra Blanca Quarry Project

On July 14, 2021, the Company entered into an assignment and assumption agreement (the “SBQ Assignment Agreement”) with Peak 6891 LLC (“Peak”). Peak is party to an agreement dated June 1, 2021 with Sierra Blanca Quarry, LLC (“SBQ LLC”), Dennis Walker and Becky Dean Walker (the “SBQ Offtake Agreement”), pursuant to which Peak was granted the rights to acquire certain crushed ore and tailings materials extracted by SBQ LLC from the Sierra Blanca Quarry, located in Hudspeth County in the State of Texas. Pursuant to the Assignment Agreement, on August 11, 2021, (the “SBQ Closing Date”), Peak assigned all of its rights and obligations under the Offtake Agreement to the Company.

In consideration for the SBQ Assignment Agreement, on the SBQ Closing Date, the Company issued 1,000,000 common shares (the “SBQ Consideration Shares”) with a fair value of $159,775 (CA$200,000), which have been capitalized to deferred acquisition costs. The SBQ Consideration Shares issued are subject to an escrow arrangement (Note 6 — Escrow Agreement). As of October 31, 2024 and July 31, 2024, the Company has not completed the acquisition of crushed ore or tailings materials and accordingly the costs incurred are recorded as deferred acquisition costs.

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

3. Deferred acquisition costs (cont.)

As further consideration for the SBQ Assignment Agreement, following the SBQ Closing Date, the Company is committed to the following additional payments which will be satisfied through the issuance of common shares of the Company (collectively, the “SBQ Milestone Shares”):

•        $179,500* (CA$250,000) upon receipt by the Company or any affiliate of a building permit and completion of construction bid set, including applicable specifications for construction, execution, operation and commercial production, for a facility (a “SBQ Processing Facility”) to process material acquired by the Company pursuant to the SBQ Offtake Agreement, or any successor agreement;

•        $112,188* (CA$156,250) for each $2,000,000 of government grants received by the Company or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $841,406* (CA$1,171,875) provided that the final payment will be reduced in the event the maximum threshold has been reached;

•        $35,900* (CA$50,000) for each $2,000,000 of government loan guarantees received by the Company or any affiliate, in connection with the development and operation of the SBQ Processing Facility, to a maximum of $448,750* (CA$625,000), provided that the final payment will be reduced in the event the maximum threshold has been reached;

•        $359,000* (CA$500,000) upon the Company or any affiliate reaching a decision to commence commercial production of HREE oxides or other refined metals at the SBQ Processing Facility; and

•        $179,500* (CA$250,000) upon the Company or any affiliate entering into a binding agreement to acquire commercial offtake material produced by the SBQ Processing Facility.

____________

*        The equivalent amount in US$ is calculated using the exchange rate of 0.718 which represents the conversion rate between US$ and CA$ as of October 31, 2024.

In addition, on July 14, 2021, in connection with the SBQ Assignment Agreement, the Company entered into an agreement (“SBQ Finders’ Fee Agreement”) with Oasis SB Inc. (“Oasis”) that introduced the transaction contemplated by the SBQ Assignment Agreement and assisted the Company in facilitating the transaction. Pursuant to the SBQ Finders’ Fee Agreement, the Company agreed to issue 50,000 common shares of the Company (the “Oasis Finders’ Shares”) to Oasis for the services provided. The Oasis Finders’ Shares were issued during the year ended July 31, 2022 with a fair value of $7,989 (CA$10,000), which have been included in capitalized deferred acquisition costs.

The Oasis Finders’ Shares issued are subject to an escrow arrangement (Note 6 — Escrow Agreement).

On July 30, 2021, the Company and SBQ LLC entered into a purchase and sale agreement (“SBQ P&S Agreement”) to replace the Offtake Agreement. SBQ LLC owns and operates a surface metal mine that specializes in rhyolite, granite and other similar igneous rock, that is located in Sierra Blanca, Texas.

SBQ LLC has generated a stockpile located on the Surface Area that contains a minimum of 4 million tons of tailings (the “Tailings”). SBQ LLC has agreed to sell to the Company, the Tailings, in amounts selected by SBQ LLC, in its sole discretion, all on and subject to the terms and conditions of the SBQ P&S Agreement.

Delivery Schedule

(i)     A maximum of 45 days after commercial production decision and before November 30 of each calendar year, SBQ LLC shall advise the Company of the amount of Tailings that shall be available for purchase. The Company also has the option to purchase additional Tailings mined from the premises as and when the same become available on the same terms and conditions as set forth in the SBQ Agreement.

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

3. Deferred acquisition costs (cont.)

(ii)    A maximum of 15 days after the date set forth in Delivery Schedule (i) above, the Company shall advise SBQ LLC of the amount of Tailings the Company shall purchase for the remainder of the calendar year, or the upcoming calendar year, subject to the following maximum amounts:

•        600,000 tons in Calendar Year 2021,

•        1,300,000 tons in Calendar Year 2022,

•        1,300,000 tons in Calendar Year 2023, and

•        1,300,000 tons in Calendar Year 2024.

During the three months ended October 31, 2024 and the year ended July 31, 2024, no Tailings were purchased by the Company.

On May 13, 2022, the Company entered into an amendment of the SBQ Assignment P&S Agreement (the “Amended SBQ Assignment P&S Agreement”) to provide an option to the Company to purchase all of the membership interest of SBQ LLC or partially of the membership interest of SBQ LLC with the consent of Dennis Walker and Becky Dean Walker on or before July 31, 2026. The purchase price of the membership interest of SBQ LLC will be determined by the Company and SBQ LLC based on the fair market value of SBQ LLC.

During the three months ended October 31, 2024, the Company incurred $26,636 in property investigation costs related to the Sierra Blanca Quarry Project (October 31, 2023 – $89,627). These costs were incurred to evaluate the Sierra Blanca Quarry Project and to assess the potential of processing the Tailings into rare earth metals.

Following is the breakdown of the property investigation costs incurred during the three months ended October 31, 2024, and 2023:

	For the three months ended
	October 31, 2024 $	October 31, 2023 $
Geological	1,892	—
Project management	15,158	15,655
Technical studies	9,586	73,972
	26,636	89,627

4. Accounts payable and accrued liabilities

The balance of accounts payable and accrued liabilities as of October 31, 2024 ($3,440,758) includes $295,433 which the service providers agreed to extend the due date to September 30, 2025.

On July 1, 2023, the Company entered into agreements with various service providers to extend the due date of an outstanding payable amounting to CA$390,503 to September 1, 2024. Subsequently, on July 22, 2024, the due date was further extended to September 30, 2025.

Additionally, on July 22, 2024, the Company entered into agreements with various service providers to extend the due date of another outstanding payable amounting to CA$79,750 to September 30, 2025.

As a result of these extensions, the Company calculated the fair value of the accounts payable at the date of extension using a risk-adjusted discount rate of 16.5%. The extension of the accounts payable has been considered an extinguishment of debt pursuant to IFRS 9 Financial Instruments. Consequently, a gain on extinguishment of

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

4. Accounts payable and accrued liabilities (cont.)

$52,167 and $48,219 has been recognized in the statements of loss and comprehensive loss for the years ended July 31, 2024, and 2023, respectively, and a decrease in the carrying value of the accounts payable. The discount is being amortized over the extended period of the accounts payable.

$
Opening	286,019
Interest	11,319
Effect of movements on exchange rates	(1,905)
Closing	295,433

During the three months ended October 31, 2024, accretion expense of $11,319 was recorded as finance costs with a corresponding increase in the carrying value of the accounts payable (October 31, 2023 – $9,563).

5. Convertible notes

$
Opening	124,699
Interest	6,160
Effect of movements on exchange rates	(951)
Closing	129,908

On May 17, 2024, the Company completed a non-brokered private placement of a 2-year, 10% unsecured convertible notes in the principal amount of $146,837 (CA$200,000) with an arm’s length lender. Any accrued and unpaid interest may, at the Company’s sole discretion, be paid in cash or in units at a conversion price equal to the last closing market price of the Company’s common shares on the TSXV immediately prior to the conversion date, subject to TSXV policies. The convertible notes have a maturity date of May 17, 2026 (the “Maturity Date”).

The convertible notes may be converted into units of the Company (“Units”) at any time from the date of issuance until the Maturity Date, with a conversion price of CA$0.10 per Unit. Each Unit consists of one common share of the Company and one share purchase warrant. Warrants are exercisable into additional common shares of the Company at an exercise price of CA$0.15 for a period of 3 years.

The convertible notes and warrants issued upon conversion are subject to the following blocker provisions:

•        10% blocker:    Prevents conversion if it would result in the securityholder holding 10% or more of the issued and outstanding shares.

•        20% blocker:    Restricts exercise of warrants if it exceeds 20% ownership.

Using a risk-adjusted discount rate of 16.5%, the Company calculated and recorded the equity portion of the notes to be $15,928 before the allocation of issuance costs.

In connection with the issuance of the convertible notes, the Company incurred issuance costs of $10,276 (CA$13,996). These costs are recorded as a reduction of the carrying value of the liability ($9,162) and equity ($1,114) portions of the convertible notes.

During the three months ended October 31, 2024, accretion expense of $6,160 (CA$8,411) was recorded as accretion of interest, with a corresponding increase in the carrying value of the liability (October 31, 2023 – $nil).

As of October 31, 2024, the carrying value of the convertible notes is $129,908 (CA$180,805) (July 31, 2024 – $124,699 (CA$172,394)).

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

6. Share capital

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

As of October 31, 2024, the Company had 35,674,480 (July 31, 2024 – 35,674,480) common shares issued and outstanding of which 14,860,000 common shares are subject to an escrow arrangement (See “Escrow Agreement”).

During the three months ended October 31, 2024, and 2023, no share capital transactions occurred.

Warrants

During the three months ended October 31, 2024, and 2023, no warrants were issued, exercised or cancelled.

The following summarizes information about warrants outstanding as of October 31, 2024:

Expiry date	Exercise price (CA$)	Warrants outstanding	Estimated grant date fair value ($)	Weighted average remaining contractual life (in years)
May 13, 2026	2.50	2,856,500	176,540	1.53

Incentive Plan

On July 14, 2022, the Board of Directors adopted an omnibus incentive plan as a 20% rolling plan (the “Plan”), pursuant to which the Company may grant stock options and restricted share units (“RSUs”) to the Company’s directors, officers, employees, and consultants.

Under the Plan, the number of stock options that may be issued is limited to no more than 10% of the Company’s issued and outstanding shares immediately prior to the grant. The exercise price of each stock option shall equal the market price of the Company’s shares, less any applicable discount, as calculated on the date of grant. Stock options can be granted for a maximum term of 10 years and vest at the discretion of the Board of Directors.

Under the Plan, the number of RSUs that may be issued is limited to no more than 10% of the Company’s issued and outstanding shares immediately prior to the grant. The RSUs will be subject to any restriction imposed by the Board of Directors.

•        Stock Options

During the three months ended October 31, 2024, and 2023, no options were granted, exercised or cancelled.

The following summarizes information about stock options outstanding and exercisable as of October 31, 2024:

Expiry date	Exercise price (CA$)	Options outstanding	Options exercisable	Estimated grant date fair value ($)	Weighted average remaining contractual life (in years)
March 20, 2026	0.10	2,395,000	2,395,000	121,503	1.38

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

6. Share capital (cont.)

•        RSUs

No RSUs were granted, exercised or cancelled during the three months ended October 31, 2024, and 2023.

During the three months ended October 31, 2024, the Company recognized share-based payments expense arising from RSUs of $103,609 (CA$141,351) (October 31, 2023 – $nil).

As of October 31, 2024, 3,540,000 RSUs were issued and outstanding (July 31, 2024 – 3,540,000). No RSUs were vested as of October 31, 2024 (July 31, 2024 – nil).

Escrow Agreement

Certain common shares and warrants issued by the Company are subject to either an escrow agreement entered into on February 28, 2022 (the “Escrow Agreement”), or contractual restrictions on transfer. Those common shares and warrants will be released from escrow as follows:

•        For the 13,800,000 common shares issued in connection with the non-brokered private placement financing completed on August 3, 2020, 13,371,850 common shares which are held by non-related parties of the Company are subject to a 12-month escrow, with 20% of such common shares released from escrow on the Listing Date, with an additional 20% of the Common Shares released from escrow every three months thereafter.

428,150 common shares which are held by related parties of the Company are subject to a 36-month escrow pursuant to the Escrow Agreement, with 10% of such common shares released from escrow on the Listing Date, with an additional 15% of the Common Shares released from escrow over the 36-months following the Listing Date.

•        Shares issued through the exercise of the 13,800,000 warrants issued in connection with the non-brokered private placement financing completed on August 3, 2020, 13,372,475 warrants which are held by non-related parties of the Company are subject to an escrow arrangement for four months from the Listing Date, with 20% of the securities released from escrow on the Listing Date and an additional 20% every month thereafter.

427,525 warrants which are held by related parties of the Company are subject to a 36-month escrow pursuant to the Escrow Agreement, with 10% of such common shares released from escrow on the Listing Date, with an additional 15% of the Common Shares released from escrow over the 36-months following the Listing Date.

•        The 9,772,020 warrants issued on April 16, 2021 are subject to an escrow arrangement for a period of twelve months from the Listing Date, during which time the warrants, and any common shares issued upon the exercise of the warrants, may not be traded, transferred, assigned or otherwise encumbered without the prior consent of the CSE.

•        The 1,000,000 SBQ Consideration Shares and the 50,000 Oasis Finders’ Shares (Note 5) are subject to a contractual escrow arrangement such that 20% of such shares will be released on August 11, 2022 and an additional 20% every three months thereafter.

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

7. Commitments

The Company is committed to certain cash payments and share issuances under the Sierra Blanca Quarry Project described in Note 3.

8. Segmented information

The Company operates in one single reportable segment, being the acquisition and exploration of mineral resource properties.

As of October 31, 2024, and July 31, 2024, all of the Company’s non-current assets, with the exception of equipment located in Canada, are situated in the United States.

9. Fair value of financial instruments

The carrying values of cash, accounts payable, and accrued liabilities approximate their fair values due to the relatively short period to maturity of these financial instruments. The carrying value of the Company’s non-current accounts payable and convertible notes approximates their fair value, as they have been discounted using an interest rate comparable to current market rates.

Financial instruments recorded at fair value on the balance sheets are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: Inputs that are not based on observable market data.

As at October 31, 2024 and July 31, 2024, there were no financial assets or liabilities measured and recognized in the statement of financial position at fair value that would be categorized as Level 1, 2 and 3 in the fair value hierarchy above.

Set out below are the Company’s financial assets and financial liabilities which are measured at fair value on a recurring basis by level:

	October 31, 2024 $	Level 1 $	Level 2 $	Level 3 $
FINANCIAL ASSETS
ASSETS
Cash	43,744	43,744	—	—
	July 31, 2024	Level 1 $	Level 2 $	Level 3 $
FINANCIAL ASSETS
ASSETS
Cash	32,633	32,633	—	—

Tactical Resources Corp.
Notes to the Condensed Interim Financial Statements (unaudited)
For the Three Months Ended October 31, 2024
(Expressed in United States Dollars)

9. Fair value of financial instruments (cont.)

As at October 31, 2024 and July 31, 2024, the Company’s financial instruments are held in US$ and CA$ and were denominated as follows

As at October 31, 2024

	US$	CA$
Cash	—	60,882
Accounts payable and accrued liabilities	(2,532,076)	(1,264,695)
Convertible notes	—	(180,805)
	(2,532,076)	(1,384,618)

As at July 31, 2024

	US$	CA$
Cash	—	45,115
Accounts payable and accrued liabilities	(1,123,386)	(453,697)
Non-current accounts payable	(30,137)	(353,752)
Convertible notes	—	(172,394)
	(1,153,523)	(934,728)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Plum III Merger Corp.

Opinion on the Interim Financial Statements

We have audited the accompanying interim balance sheet of Plum III Merger Corp. (the “Company”) as of September 30, 2024 and the related interim statements of operations, stockholders’ deficit and cash flows for the period from August 8, 2024 (inception) to September 30, 2024, and the related notes (collectively referred to as the “interim financial statements”).

In our opinion, the interim financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for the period from August 8, 2024 (inception) to September 30, 2024 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern Uncertainty

The accompanying interim financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has not generated revenue since inception and as of September 30, 2024 had net loss of $13,216 and a net working capital deficit of $13,216. Management’s plans in regard to these matters are also described in Note 2. The interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These interim financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s interim financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the interim financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the interim financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the interim financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the interim financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

February 18, 2025

We have served as the Company’s auditor since 2024.

PLUM III MERGER CORP
INTERIM BALANCE SHEET
SEPTEMBER 30, 2024

ASSETS
Total current assets	$—
TOTAL ASSETS	$—

LIABILITIES
Accounts payable	$4,716
Accrued expenses	8,500
Total current liabilities	13,216
TOTAL LIABILITIES	13,216

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDER’S DEFICIT
Common stock, no par value; unlimited shares authorized; 100 shares issued and outstanding	—
Additional paid-in capital	—
Accumulated deficit	(13,216)
Total stockholder’s deficit	(13,216)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these interim financial statements.

PLUM III MERGER CORP.
INTERIM STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 8, 2024 (INCEPTION) TO SEPTEMBER 30, 2024

Operating expenses
General and administrative	$13,216
Loss from operations	(13,216)
Net loss and comprehensive loss	$(13,216)
Weighted average number of shares of common stock outstanding, basic and diluted	100
Basic and diluted net loss per share of common stock	$(132.16)

The accompanying notes are an integral part of these interim financial statements.

PLUM III MERGER CORP.
INTERIM STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
FOR THE PERIOD FROM AUGUST 8, 2024 (INCEPTION) TO SEPTEMBER 30, 2024

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance, August 8, 2024 (inception)	—	$—	$—	$—	$—
Shares issued for common stock	100	—	—	—	—
Comprehensive loss	—	—	—	(13,216)	(13,216)
Balance, September 30, 2024	100	$—	$—	$(13,216)	$(13,216)

The accompanying notes are an integral part of these interim financial statements.

PLUM III MERGER CORP.
INTERIM STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 8, 2024 (INCEPTION) TO SEPTEMBER 30, 2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,216)
Adjustments to reconcile net income to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable	4,716
Accrued expenses	8,500
CASH USED IN OPERATING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	$—
CASH PROVIDED BY FINANCING ACTIVITIES	—

NET CHANGE IN CASH	—
Cash, beginning of period	—
Cash, end of period	$—

Supplemental disclosure of cash flow information for the period from inception (August 8, 2024) through September 30, 2024
Cash paid for interest	$—
Cash paid for taxes	$—

The accompanying notes are an integral part of these interim financial statements.

PLUM III MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 1. Organization

Description of Business

Plum III Merger Corp. (the “Company”, “PubCo”) was incorporated in British Columbia on August 8, 2024 for the purpose of merging with Plum Acquisition Corp. III, a Cayman Islands exempt company (“Plum”) prior to the transactions contemplated in the Business Combination Agreement (see Note 5), to facilitate the consummation of a business combination. The Company will become the ultimate parent company following the transactions contemplated in the Business Combination Agreement.

Note 2. Liquidity and Going Concern

For the period from August 8, 2024 (inception) to September 30, 2024, the Company has not generated revenue and reported a net loss of $13,216. As of September 30, 2024, the Company had an aggregate cash of $Nil and a net working capital deficit of $13,216. These conditions cast substantial doubt on the Company’s ability to continue as a going concern.

The accompanying interim financial statements have been prepared assuming the Company will continue as a going concern even though events and conditions exist that when considered in aggregate raise substantial doubt about the Company’s ability to continue as going concern. Management’ plans to complete the proposed Business Combination (see Note 5) by June 30, 2025 (the “Agreement End Date”). Ongoing operations are dependent upon the Company consummating the proposes Business Combination and if the Company is unsuccessful, operations would cease except for the purpose of liquidating.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these interim financial statements are available to be issued. These interim financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim financial statements are presented in U.S. dollars which is also the Company’s functional currency and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting rules and regulations of the SEC. References to GAAP issued by the FASB in these accompanying notes to the interim financial statements are to the FASB Accounting Standards Codification (“ASC”).

The Company’s fiscal year end is December 31, 2024.

Emerging Growth Company Status

The Company is expected to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging

PLUM III MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 3. Summary of Significant Accounting Policies (cont.)

growth companies. As a result of the accounting standards election, the Company will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of the Company’s interim financial statements to those of other public companies more difficult.

Use of Estimates

The preparation of the accompanying interim financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate is the effect of a condition, situation or set of circumstances that existed at the date of the interim financial statements, which could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

There were no significant estimates for the period from August 8, 2024 (inception) to September 30, 2024.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of September 30, 2024.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were not potential diluted common stock equivalents for the period from August 8, 2024 (inception) to September 30, 2024.

Note 4. Stockholder’s Deficit

Common stock — The Company is authorized to issue an unlimited number of shares of common stock with no par value. As of September 30, 2024, there was 100 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

Note 5. Commitments and Contingencies

Proposed Business Combination

On August 22, 2024, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Plum, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of Plum (“Amalco”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “TRC”).

Subject to its terms and conditions, the Business Combination Agreement provides that (a) Plum shall change its jurisdiction of incorporation by transfer by way of continuation from the Cayman Islands to the Province of British Columbia, Canada (the “Domestication”); (b) following the Domestication and at the closing of the Transactions (the “Closing”), Plum and Pubco shall amalgamate pursuant to a Plan of Arrangement under the

PLUM III MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 5. Commitments and Contingencies (cont.)

Business Corporations Act of British Columbia (“BCBCA”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the amalgamation (the “SPAC Amalgamation”); and (c) immediately following the SPAC Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation” and, together with the SPAC Amalgamation, the “Amalgamations”) pursuant to a Plan of Arrangement under the BCBCA, except that the legal existence of TRC will not cease and TRC will survive the amalgamation as a direct, wholly owned subsidiary of Pubco.

Conditions to Consummation of the Business Combination — The proposed Business Combination is expected to be consummated after the satisfaction or waiver of certain customary conditions, including, among others, (a) receipt of the requisite approval for the Business Combination from Plum’s shareholders and TRC’s shareholders; (b) each of the Interim Order and Final Order having been granted in form and substance satisfactory to the parties and not set aside or modified in a manner unacceptable to the parties; (c) receipt of all applicable Regulatory Approvals; (d) the effectiveness of the Proxy/Registration Statement and the absence of a stop order being issued or the threat or initiation of stop order by the SEC; (e) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combination; (f) the approval of the Pubco Common Shares and the Pubco Warrants being issued in connection with the Business Combination for listing on the Nasdaq Stock Market; (g) the exemption of the distribution of the Pubco Common Shares from the prospectus and registration requirements of applicable securities Laws in Canada; and (h) after giving effect to any SPAC Share Redemptions, Pubco having at least $5,000,001 of net tangible assets.

In addition, unless waived by Plum, Pubco, and Amalco, the obligations of Plum, Pubco, and Amalco to consummate the Transactions are subject to the satisfaction of the following closing conditions, amongst others: (i) the representations and warranties of TRC being true and correct on and as of the Closing (subject, in certain cases, to certain materiality or Material Adverse Effect qualifications); (ii) TRC having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any TRC Material Adverse Effect since the date of the Business Combination Agreement which is continuing; and (iv) TRC having delivered or caused to be delivered certain deliverables under the Business Combination Agreement.

Unless waived by TRC, the obligations of TRC to consummate the Transactions are subject to the satisfaction of the following closing conditions, amongst others: (i) the representations and warranties of Pubco, Plum, and Amalco being true and correct on and as of the Closing (subject, in certain cases, to certain materiality or Material Adverse Effect qualifications); (ii) each of Pubco, Plum, and Amalco having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any SPAC Material Adverse Effect since the date of the Business Combination Agreement which is continuing;(iv) the deposit of a number of Pubco Common Shares in escrow pursuant to the Plan of Arrangement; and (v) TRC having delivered or caused to be delivered certain deliverables under the Business Combination Agreement.

Termination — The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (a) by mutual written consent of TRC and Plum; (b) by either TRC or Plum if the Closing shall not have occurred by the Agreement End Date; (c) by either TRC or Plum if any Governmental Authority shall have issued an order or taken any other action that has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; (d) by TRC if, prior to obtaining the required approvals from Plum’s shareholders, there has been a modification in the recommendation of the board of directors of Plum relating to the Business Combination; (e) by Plum if, prior to obtaining the required approvals from TRC’s shareholders, there has been a modification in the recommendation of the board of directors of TRC relating to the Business Combination; (f) by either TRC or Plum if (i) the required approvals from Plum’s shareholders are

PLUM III MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2024

Note 5. Commitments and Contingencies (cont.)

not obtained after the conclusion of a meeting of Plum’s shareholders duty convened therefore, or (ii) the required approvals from TRC’s shareholders are not obtained after the conclusion of a meeting of TRC’s shareholders duly convened therefor; (g) by TRC at any time prior to receipt of required approvals from the TRC’s shareholders in connection with a TRC Superior Proposal or a TRC Intervening Event; (h) by TRC if evidence of approval of the holders of common shares of Pubco and Amalco has not been delivered to TRC within 24 hours following the execution of the Business Combination Agreement; (j) by Plum if there is any breach of any representation, warranty, covenant, obligation or agreement of TRC such that any of the conditions to the obligations of Plum would not be satisfied prior to Closing and which remains uncured, provided that Plum is not then in material breach of the Business Combination Agreement; and (k) by TRC if there is any breach of any representation, warranty, covenant, obligation or agreement of Plum such that any of the conditions to the obligations of Plum would not be satisfied prior to Closing and which remains uncured, provided that TRC is not then in material breach of the Business Combination Agreement.

If the Business Combination Agreement is validly terminated by Plum pursuant to clause (e) above or by TRC pursuant to clause (g) above, then TRC will pay to Plum a termination fee in an amount equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of Plum in connection with the Transactions. If the Business Combination Agreement is validly terminated by TRC pursuant to clause (d) above, then Plum shall pay to TRC a termination fee in an amount equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of TRC in connection with the Transactions.

Note 6. Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the interim financial statements are issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in these interim financial statements.

Annex A-1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PLUM ACQUISITION CORP. III

PLUM III AMALCO CORP.

PLUM III MERGER CORP.

AND

TACTICAL RESOURCES CORP.

DATED AS OF AUGUST 22, 2024

Annex A-1 Page No.
Article I CERTAIN DEFINITIONS		A-1-1-3
Section 1.01	Definitions	A-1-1-3
Section 1.02	Other Definitions	A-1-17
Section 1.03	Construction	A-1-19
Section 1.04	Knowledge	A-1-20

Article II TRANSACTIONS; CLOSING		A-1-20
Section 2.01	The Arrangement	A-1-20
Section 2.02	The Interim Order	A-1-20
Section 2.03	The Company Shareholders Meeting; The SPAC Shareholders Meeting	A-1-22
Section 2.04	The Company Information Circular	A-1-23
Section 2.05	The Final Order	A-1-25
Section 2.06	Court Proceedings	A-1-25
Section 2.07	Implementation Steps	A-1-25
Section 2.08	Company Transaction Expenses Certificate; SPAC Financing Certificate	A-1-26
Section 2.09	Transactions	A-1-26
Section 2.10	Conversion and Exchange of Securities	A-1-27
Section 2.11	Closing Deliverables	A-1-30
Section 2.12	Issuance of Arrangement Consideration Shares	A-1-31
Section 2.13	Dissent Rights	A-1-31
Section 2.14	Withholding	A-1-32

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-32
Section 3.01	Organization, Good Standing, Corporate Power and Qualification; Governing Documents	A-1-32
Section 3.02	Subsidiaries	A-1-33
Section 3.03	Capitalization	A-1-33
Section 3.04	Due Authorization	A-1-33
Section 3.05	Financial Statements	A-1-34
Section 3.06	Material Contracts	A-1-35
Section 3.07	Intellectual Property	A-1-36
Section 3.08	Title to Properties and Assets; Liens	A-1-37
Section 3.09	Real Estate	A-1-37
Section 3.10	Environmental Matters	A-1-37
Section 3.11	No Conflicts	A-1-38
Section 3.12	Compliance	A-1-38
Section 3.13	Permits	A-1-38
Section 3.14	Absence of Changes	A-1-38
Section 3.15	Litigation	A-1-38
Section 3.16	Insurance	A-1-39
Section 3.17	Required Filings and Consents	A-1-39
Section 3.18	Brokers or Finders	A-1-39
Section 3.19	Related Party Transactions	A-1-39
Section 3.20	Employment and Labor	A-1-40
Section 3.21	Company Benefit Plans	A-1-41
Section 3.22	Tax	A-1-42
Section 3.23	Books and Records	A-1-43
Section 3.24	Data Privacy and Security	A-1-43
Section 3.25	Foreign Corrupt Practices Act	A-1-44

Annex A-1-i

Annex A-1 Page No.
Section 3.26	Anti-Money Laundering	A-1-44
Section 3.27	Sanctions	A-1-44
Section 3.28	Export Controls	A-1-45
Section 3.29	Provided Information	A-1-45
Section 3.30	CSA Filings	A-1-45
Section 3.31	OTC Markets and TSXV Quotation	A-1-45
Section 3.32	Cultural Business	A-1-46
Section 3.33	Corporate Approvals	A-1-46
Section 3.34	Solvency	A-1-46
Section 3.35	No Additional Representations or Warranties	A-1-46

Article IV REPRESENTATIONS AND WARRANTIES OF SPAC AND AMALCO		A-1-47
Section 4.01	Organization, Good Standing, Corporate Power and Qualification; Governing Documents	A-1-47
Section 4.02	Subsidiaries	A-1-47
Section 4.03	Capitalization	A-1-47
Section 4.04	Due Authorization	A-1-48
Section 4.05	Financial Statements	A-1-48
Section 4.06	No Conflicts	A-1-49
Section 4.07	Compliance	A-1-49
Section 4.08	Permits	A-1-49
Section 4.09	Absence of Changes	A-1-50
Section 4.10	Litigation	A-1-50
Section 4.11	Required Filings and Consents	A-1-50
Section 4.12	Brokers or Finders	A-1-50
Section 4.13	Tax	A-1-50
Section 4.14	Takeover Statutes and Charter Provisions	A-1-51
Section 4.15	Provided Information	A-1-51
Section 4.16	SEC Filings	A-1-52
Section 4.17	Trust Account	A-1-52
Section 4.18	Investment Company Act; JOBS Act	A-1-52
Section 4.19	Business Activities	A-1-53
Section 4.20	Nasdaq Quotation	A-1-53
Section 4.21	Corporate Approvals	A-1-54
Section 4.22	PIPE Subscription Agreements	A-1-54
Section 4.23	Related Party Transactions	A-1-54
Section 4.24	Amalco.	A-1-54
Section 4.25	No Additional Representations or Warranties	A-1-55

Article V REPRESENTATIONS AND WARRANTIES OF PUBCO		A-1-56
Section 5.01	Organization and Good Standing; Governing Documents	A-1-56
Section 5.02	Subsidiaries	A-1-56
Section 5.03	Capitalization	A-1-56
Section 5.04	Due Authorization	A-1-56
Section 5.05	No Conflicts	A-1-57
Section 5.06	Compliance	A-1-57
Section 5.07	Permits	A-1-57
Section 5.08	Absence of Changes	A-1-57
Section 5.09	Litigation	A-1-57
Section 5.10	Required Filings and Consents	A-1-57
Section 5.11	Brokers or Finders	A-1-58

Annex A-1-ii

Annex A-1 Page No.
Section 5.12	Provided Information	A-1-58
Section 5.13	Investment Company Act; JOBS Act	A-1-58
Section 5.14	Business Activities	A-1-58
Section 5.15	Corporate Approvals	A-1-58
Section 5.16	PIPE Subscription Agreements	A-1-58
Section 5.17	No Additional Representations or Warranties	A-1-58

Article VI COVENANTS OF THE COMPANY		A-1-59
Section 6.01	Company Conduct of Business	A-1-59
Section 6.02	PCAOB Audited Financials	A-1-61
Section 6.03	Company Public Filings	A-1-62

Article VII COVENANTS OF SPAC		A-1-62
Section 7.01	Trust Account Payments	A-1-62
Section 7.02	SPAC Nasdaq Listing	A-1-62
Section 7.03	SPAC Conduct of Business	A-1-63
Section 7.04	SPAC Public Filings	A-1-64
Section 7.05	Section 16 Matters	A-1-65
Section 7.06	Domestication	A-1-65

Article VIII ADDITIONAL AGREEMENTS		A-1-65
Section 8.01	Regulatory Approvals; Other Filings	A-1-65
Section 8.02	Preparation of Proxy/Registration Statement; SPAC Shareholders’ Approval; Company Shareholders’ Approval	A-1-66
Section 8.03	Support of Transactions	A-1-71
Section 8.04	Tax Matters	A-1-72
Section 8.05	Shareholder Litigation	A-1-72
Section 8.06	Acquisition Proposals	A-1-73
Section 8.07	Access to Information; Confidentiality; Inspection	A-1-73
Section 8.08	Termination of Certain Agreements	A-1-74
Section 8.09	D&O Indemnification and Insurance	A-1-74
Section 8.10	Incentive Plan	A-1-75
Section 8.11	Delisting and Deregistration	A-1-75
Section 8.12	Nasdaq Listing	A-1-76
Section 8.13	Pubco Conduct of Business	A-1-76
Section 8.14	Amalco Conduct of Business	A-1-76
Section 8.15	Pubco and Amalco Shareholder Approvals	A-1-76
Section 8.16	PIPE Investment	A-1-76
Section 8.17	Notification of Certain Matters	A-1-77
Section 8.18	Share Award Agreements	A-1-77
Section 8.19	Post-Closing Pubco Independent Director Agreements	A-1-77
Section 8.20	Company RSU Vesting Acceleration	A-1-77

Article IX CONDITIONS TO OBLIGATIONS		A-1-77
Section 9.01	Conditions to Obligations of Each Party	A-1-77
Section 9.02	Conditions to Obligations of Pubco, SPAC and Amalco	A-1-78
Section 9.03	Conditions to Obligations of the Company	A-1-79
Section 9.04	Frustration of Conditions	A-1-80

Article X TERMINATION/EFFECTIVENESS		A-1-80
Section 10.01	Termination	A-1-80
Section 10.02	Effect of Termination	A-1-81

Annex A-1-iii

Annex A-1 Page No.
Article XI MISCELLANEOUS		A-1-81
Section 11.01	Trust Account Waiver	A-1-81
Section 11.02	Waiver	A-1-82
Section 11.03	Notices	A-1-82
Section 11.04	Assignment	A-1-83
Section 11.05	Rights of Third Parties	A-1-84
Section 11.06	Expenses	A-1-84
Section 11.07	Governing Law	A-1-85
Section 11.08	Headings; Counterparts	A-1-85
Section 11.09	Company and SPAC Disclosure Schedules	A-1-85
Section 11.10	Entire Agreement	A-1-85
Section 11.11	Amendments	A-1-86
Section 11.12	Publicity	A-1-86
Section 11.13	Severability	A-1-86
Section 11.14	Jurisdiction; WAIVER OF JURY TRIAL	A-1-86
Section 11.15	Enforcement	A-1-87
Section 11.16	Non-Recourse	A-1-87
Section 11.17	Non-Survival of Representations, Warranties and Covenants; Independent Investigation	A-1-87
Section 11.18	Conflicts and Privilege	A-1-87

Exhibits

Exhibit A	Form of Plan of Arrangement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of SPAC Domestication Articles
Exhibit D	Form of Closing Pubco Articles
Exhibit E	Form of Closing Company Articles
Exhibit F	Form of Share Award Agreement

Annex A-1-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of August 22, 2024 (this “Agreement”), is made and entered into by and among Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC (the “Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”). SPAC, Amalco, Pubco and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company formed under the Laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Amalco is a newly formed corporation formed under the Laws of the Province of British Columbia solely for the purpose of engaging in the Transactions;

WHEREAS, Pubco is a newly formed corporation formed under the Laws of the Province of British Columbia solely for the purpose of engaging in the Transactions;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law, SPAC shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”) and continue as a corporation under the Laws of the Province of British Columbia in accordance with the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”) (such transfer by way of continuation and domestication, including all matters necessary or ancillary in order to effect such transfer by way of continuation and domestication, the “Domestication”);

WHEREAS, following the Domestication, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with applicable Law, SPAC shall amalgamate with Pubco (the “SPAC Amalgamation”) to form one corporate entity, except that the legal existence of Pubco will not cease and Pubco will survive the SPAC Amalgamation;

WHEREAS, immediately following the SPAC Amalgamation, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement and in accordance with applicable Law, the Company and Amalco shall amalgamate (the “Company Amalgamation” and, together with the SPAC Amalgamation, the “Amalgamations”) to form one corporate entity, except that the legal existence of the Company will not cease and the Company will survive the Company Amalgamation;

WHEREAS, the Parties intend to complete the SPAC Amalgamation and the Company Amalgamation pursuant to a plan of arrangement in substantially the form attached hereto as Exhibit A, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of Pubco, the Company and SPAC, each acting reasonably (the “Plan of Arrangement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC, the Company and the Key Company Securityholders have entered into a voting and support agreement (the “Company Securityholder Support Agreement”) pursuant to which, among other things, each of the Key Company Securityholders has agreed to (a) refrain from transferring any of his, her or its Company Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (b) vote his, her or its Company Common Shares and any additional Company Common Shares he, she or it acquires prior to the Company Shareholders Meeting in favor of each of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting and (c) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions;

Annex A-1-1

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC, the Company, Mercury Capital, LLC, a Delaware limited liability company (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (“Former Sponsor”), and certain other SPAC Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) have entered into a voting and support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, (a) each of the Sponsor Parties has agreed to (i) refrain from transferring any of his, her or its SPAC Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (ii) vote his, her or its SPAC Shares and any additional SPAC Shares he, she or it acquires prior to the SPAC Shareholders Meeting in favor of each of the SPAC Shareholder Proposals at the SPAC Shareholders Meeting, (iii) waive, and not exercise, any rights he, she or it may have to elect to effect a SPAC Share Redemption in connection with the SPAC Shareholders’ Approval or the Transactions and (iv) waive, and not enforce, any anti-dilution rights he, she or it may have under the SPAC Governing Documents in connection with the Transactions, and (b) Sponsor has agreed to use, and subject to forfeiture, the Sponsor Incentive Units as set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Pubco, SPAC and the Sponsor Parties have entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, certain Pubco Common Shares to be held by the Sponsor Parties immediately following the Closing shall be subject to certain limitations on disposition as set forth therein;

WHEREAS, SPAC and the Sponsor Parties are parties to that certain Registration Rights Agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”), and, at the Closing, Pubco and the Sponsor Parties shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”) pursuant to which, among other things, (a) Pubco (as successor-in-interest to SPAC) and the Sponsor Parties shall terminate the Original Registration Rights Agreement and (b) Pubco shall provide the Sponsor Parties with certain demand and piggyback registration rights with respect to the Pubco Common Shares (and any securities convertible into or exercisable for Pubco Common Shares) to be held by such Persons immediately following the Closing;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Transactions are in the commercial interests of SPAC and that it is advisable for SPAC to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions and (c) recommended the approval and adoption of this Agreement and the approval of the SPAC Shareholder Proposals by the SPAC Shareholders at the SPAC Shareholders Meeting on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Amalco (the “Amalco Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Amalco and SPAC, as the sole shareholder of Amalco, for Amalco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that SPAC, as the sole shareholder of Amalco, approve the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Pubco (the “Pubco Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Pubco and the Pubco Sole Shareholder for Pubco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Pubco Sole Shareholder approve the Transactions, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of independent directors of the Company Board (the “Company Special Committee”) to, among other things, review and consider the Transactions, examine and review, from the point of view of the best interests of the Company and the Company Shareholders, the merits and fairness of the Transactions and to make recommendations to the Company Board in respect thereof;

Annex A-1-2

WHEREAS, the Company Board, after receiving the unanimous recommendation of the Company Special Committee, has unanimously (with conflicted directors abstaining) (a) determined that it is fair to, advisable for and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Company Shareholders vote in favor of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the execution of this Agreement and prior to the date on which the SPAC Shareholders’ Approval is obtained, Pubco intends to enter into one or more subscription agreements with PIPE Investors (“PIPE Subscription Agreements”) pursuant to which, on the terms and subject to the conditions set forth therein, such PIPE Investors shall purchase Pubco Common Shares concurrently with the Closing (such purchase, the “PIPE Investment”); and

WHEREAS, the Parties intend that: (a) for U.S. federal and applicable state and local income Tax purposes, (i) the Domestication and the SPAC Amalgamation each qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Company Amalgamation qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Company be the surviving entity of the “reorganization” and (iii) this Agreement and the Plan of Arrangement constitute, and are hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended U.S. Tax Treatment”); and (b) for Canadian federal and applicable provincial income Tax purposes, each of the Amalgamations is intended to (i) qualify as an amalgamation within the meaning of Section 87 of the Tax Act and for the purposes of the BCBCA, and (ii) be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable (collectively, the “Intended Canadian Tax Treatment” and together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01        Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, (a) with respect to the Company, any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to an Alternative Transaction, and (b) with respect to SPAC, a Business Combination Proposal.

“Action” means any action, lawsuit, claim, audit, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to (but not following) the Company Amalgamation Effective Time.

“Aggregate Exercise Price” means the aggregate dollar amount payable to the Company upon (a) the conversion of the Company Convertible Debenture in accordance with its terms and (b) the exercise of all vested In-the-Money Company Options and vested In-the-Money Company Warrants that are outstanding immediately prior to the Company Amalgamation Effective Time.

Annex A-1-3

“Alternative Transaction” means, other than any of the Transactions, any Permitted Financing and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, (a) any acquisition or purchase, direct or indirect, of (i) more than 25% of the consolidated assets of such Person and its Subsidiaries (based on the fair market value thereof as determined in good faith by the board of directors (or equivalent governing body) of such Person) or (ii) more than 25% of the total voting power of the Equity Securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person Beneficially Owning more than 25% of the total voting power of the Equity Securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% of the consolidated assets of such Person and its Subsidiaries, or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, more than 25% or more of the consolidated assets of such Person and its Subsidiaries, in each case, that would result in any Person or Group who does not Beneficially Own more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries prior to the consummation of such transaction becoming the Beneficial Owner of more than 25% of the total voting power of the Equity Securities of such Person or such Subsidiaries following the consummation of such transaction.

“Amalco Articles” means the Articles of Pubco adopted on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Certificate” means the Certificate of Incorporation of Amalco filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“Amalco Governing Documents” means, collectively, the Amalco Articles and the Amalco Certificate.

“Amalco Sole Shareholder” means SPAC.

“Amalco Sole Shareholder Approval” means approval by the affirmative vote of the Amalco Sole Shareholder by means of a special resolution in respect of the Arrangement pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Amalco Governing Documents.

“Ancillary Agreements” means, collectively, (a) the Plan of Arrangement, (b) the Company Securityholder Support Agreement, (c) the Sponsor Support Agreement, (d) the Sponsor Parties Lock-Up Agreement, (e) the Registration Rights Agreement, (f) the PIPE Subscription Agreements and (g) all other agreements, certificates and instruments executed and delivered by any of the Parties in connection with the Transactions.

“Anti-Bribery Laws” means the applicable anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) and all other applicable anti-corruption and bribery Laws.

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of (a) $500,000,000, plus (b) the Aggregate Exercise Price, plus (c) the gross proceeds received by the Company in connection with any Permitted Financing.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292 of the BCBCA in respect of the Arrangement, together with a copy of the Final Order.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owning” and “Beneficial Ownership” shall have the correlative meanings.

“Business Combination” has the meaning set forth in Article I of the SPAC Articles.

Annex A-1-4

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Contact Data” means any information that is used for the purpose of communicating or facilitating communication with an individual in relation to their employment, business or professional services, including the individual’s name, position or title, work address, work telephone number, work fax number or work e-mail address.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Vancouver, British Columbia, are authorized or required by Law to close.

“Change of Control Event” means any of the following transactions or series of transactions occurring following the Closing: (a) any Person or Group (other than Pubco or any of its Subsidiaries) becomes the Beneficial Owner or otherwise acquires control, directly or indirectly, of Equity Securities of Pubco, one or more Subsidiaries of Pubco holding assets constituting, individually or in the aggregate, more than 50% of the consolidated assets of Pubco and its Subsidiaries or any direct or indirect parent of any of the foregoing (each a “Pubco Entity”) representing more than 50% of the total voting power of the Equity Securities of a Pubco Entity (or, if such Pubco Entity does not have voting Equity Securities, more than 50% of the ownership interest representing the right to make decisions for such Pubco Entity); (b) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any Pubco Entity; (c) any merger, amalgamation, consolidation, share exchange, business combination, arrangement or other transaction involving any Pubco Entity that results in the ultimate Beneficial Owners of such Pubco Entity’s Equity Securities immediately prior to the consummation of such transaction ceasing to Beneficially Own Equity Securities representing more than 50% of the total voting power of the Equity Securities of such Pubco Entity (or any surviving entity in such transaction or the ultimate parent thereof) following the consummation of such transaction; (d) any Pubco Entity sells, assigns, leases, licenses or transfers more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board); or (e) the sale, assignment, transfer or other disposition (whether by sale of assets or Equity Securities, merger, amalgamation, consolidation, share exchange, business combination, arrangement or otherwise) of one or more Subsidiaries of Pubco if more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board) are held by such Subsidiaries, except where such sale, assignment, transfer or other disposition is to a wholly-owned subsidiary of Pubco.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Amalgamation Effective Time” means the time at which the Company Amalgamation occurs, which shall be immediately following the completion of the SPAC Amalgamation at the SPAC Amalgamation Effective Time.

“Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting.

“Company Articles” means (a) the Articles of the Company adopted on September 7, 2022, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Company Amalgamation, the Closing Company Articles.

“Company Awards” means Company Options and Company RSUs granted under the Company Stock Plan or otherwise.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or

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unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company on behalf of current employees, officers, independent contractors (to the extent performing services for the Company similar to employees) or directors of the Company or their spouses, beneficiaries or dependents, or under which the Company has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Certificate” means the Certificate of Incorporation of the Company filed with the Registrar of Companies of the Province of British Columbia on June 25, 2018, as amended, restated or amended and restated from time to time.

“Company Common Shares” means the common shares without par value in the capital of the Company.

“Company Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024.

“Company Data” means all data contained in the Company Systems and all other information and data compilations used by the Company, whether or not in electronic form.

“Company Exchange Ratio” means the quotient obtained by dividing (a) the Price per Company Share by (b) $10.00.

“Company Governing Documents” means, collectively, the Company Articles and the Company Certificate.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Company or (b) the ability of the Company to consummate the Transactions prior to the Agreement End Date; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of this Agreement, (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets, (iii) the taking of any action required to be taken, or refraining from taking any action required not to be taken, under this Agreement or any Ancillary Agreement, (iv) any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing), (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing), (vi) any failure of the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position or any fluctuation in the stock price or trading volume of Company Common Shares; provided, that the exceptions in this clause (vi) shall not prevent a determination that any change, effect or development underlying such change has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein, (vii) any Events generally applicable to the industries or markets in which the Company operates, (viii) any matter existing as of the date of this Agreement to the extent expressly set forth in the Company Disclosure Schedules, (ix) any action taken at the written request of an authorized officer of, or with the written approval or consent of, SPAC, (x) any Event that is cured by the Company prior to the Closing or (xi) any Event attributable to the announcement of this Agreement or the pendency of the Transactions; provided, that, in the case of clauses (i), (ii), (iv), (v) and (vii), to the extent any such Event disproportionately affects the Company relative to other participants in the industries or markets in which the Company operates, such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

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“Company Option In-The-Money Amount” means, with respect to a given Company Option, the amount, if any, by which the total fair market value (determined as of immediately prior to the Company Amalgamation Effective Time) of the Company Common Shares that the holder of such Company Option is entitled to acquire upon exercise of such Company Option exceeds the amount payable by such holder to acquire such Company Common Shares upon exercise of such Company Option.

“Company Options” means the options to purchase Company Common Shares granted under the Company Stock Plan.

“Company Public Disclosures” means all documents publicly available under the Company’s profile on the CSA’s website through SEDAR+.

“Company RSU Vesting Acceleration” means the vesting in full, effective as of immediately prior to the Company Amalgamation Effective Time but subject to the substantially concurrent occurrence of the Company Amalgamation, of all Company RSUs outstanding as of such time in accordance with the Company Stock Plan.

“Company RSUs” means the restricted stock units of the Company granted under the Company Stock Plan.

“Company Securities” means, collectively, Company Common Shares, Company Options, Company RSUs, Company Warrants and the Company Convertible Debenture.

“Company Shareholder” means any holder of Company Common Shares.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Shareholder Proposals, including the Company Arrangement Resolution.

“Company Shareholders’ Approval” means approval by the affirmative vote of the holders of (a) at least two-thirds of the votes cast at the Company Shareholders Meeting by the Company Shareholders, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, and (b) if required under MI 61-101, at least a simple majority of the votes cast at the Company Shareholders Meeting by the Company Shareholders, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, other than the votes attached to the Company Common Shares held by the Company Shareholders excluded for purpose of such vote under MI 61-101, each pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Stock Plan” means the Tactical Resources Corp. Omnibus Incentive Plan adopted by the Company Board on August 28, 2023 and approved by the Company Shareholders on December 7, 2023, as amended, restated or amended and restated from time to time.

“Company Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other equipment) relating to the generation, transmission, storage, maintenance or processing of data and information, whether or not in electronic form, used in the conduct of the business of the Company as presently conducted.

“Company Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of the Company (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of this Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any Contract to which the Company is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions and not because of any action of Pubco or its Subsidiaries following the Closing, (c) 50% of any and all filing fees payable to any Governmental Authorities in connection with the Regulatory Approvals or any other necessary approval, consent, registration, variance, waiver, license,

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permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (d) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of agreements relating to the issuance of any Permitted Financing Securities, (e) all fees, costs and expenses associated with the preparation and completion of the Company Information Circular, (f) all fees, costs and expenses associated with the preparation and furnishing by the Company of information pursuant to the first sentence of Section 8.02(a)(iii) and (g) 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement in accordance with Section 8.02(a)(iv).

“Company Warrant Agent” means Odyssey Trust Company.

“Company Warrant Agreement” means that certain Common Share Purchase Warrant Indenture, dated as of September 14, 2021, by and between the Company and the Company Warrant Agent, as supplemented by that certain First Supplemental Warrant Indenture, dated as of March 12, 2024, by and between the Company and the Company Warrant Agent.

“Company Warrants” means the warrants to purchase Company Common Shares that are outstanding immediately prior to the Closing.

“Confidential Information” means any non-public information of or concerning the Company or its business, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 25, 2024, between SPAC and the Company.

“Contracts” means any legally-binding written contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, subleases, licenses, sublicenses, mortgages, deeds of trust and purchase orders.

“Converted Company Option In-The-Money Amount” means, with respect to a given Converted Company Option, the amount, if any, by which the total fair market value (determined as of immediately following the Company Amalgamation Effective Time) of the Pubco Common Shares that the holder of such Converted Company Option is entitled to acquire upon exercise of such Converted Company Option exceeds the amount payable by such holder to acquire such Pubco Common Shares upon exercise of such Converted Company Option.

“Court” means the Supreme Court of British Columbia.

“CSA” means the Canadian Securities Administrators.

“Depositary” means such Person as Pubco may appoint, subject to the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed), to act as depositary in relation to the Arrangement.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Environmental Laws” means all applicable foreign, federal, state, provincial, municipal and local Laws as in effect on the date of this Agreement relating to the protection of the environment or, as they relate to exposure to Hazardous Materials, to health and safety, including Laws relating to (a) Releases or threatened Releases of any Hazardous Material and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

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“Equity Securities” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Event” means any event, development, change, circumstance, occurrence or effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Export Laws” means (a) all applicable Laws imposing trade sanctions administered or enforced by OFAC, all applicable sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions Governmental Authorities and all applicable anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury, and (b) all applicable Laws relating to the import, export, re-export or transfer of information, data, goods and technology, including, as applicable, the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Company Amalgamation Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided, that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Fraud Claim” means a claim against a Person for fraud, as defined under the Laws of the State of Delaware (excluding any theories of equitable or constructive fraud or negligent misrepresentation), of such Person with respect to the making of the representations and warranties of such Person set forth in (a) Article III, Article IV or Article V of this Agreement as qualified by the Disclosure Schedules or (b) in any Ancillary Agreement, in each case, as applicable and when made; provided, that no Person shall be liable for or as a result of any other Person’s fraud.

“Fully-Diluted Company Shares” means, without duplication, the total number of issued and outstanding Company Common Shares as of immediately prior to the Company Amalgamation Effective Time, determined on a fully-diluted basis as the sum of (a) the number of Company Common Shares outstanding immediately prior to the Company Amalgamation Effective Time and (b) the number of Company Common Shares issuable (i) in respect of all issued and outstanding Company RSUs, (ii) upon exercise of all vested In-the-Money Company Options, (iii) upon exercise of all vested In-the-Money Company Warrants and (iv) upon conversion of the Company Convertible Debenture (including the number of Company Common Shares issuable in respect of all vested In-the-Money Company Warrants issuable upon the conversion thereof), in each case, in accordance with the terms thereof; provided, that, for the avoidance of doubt, Fully-Diluted Company Shares shall not include any Company Common Shares issuable upon exercise of any unvested In-the-Money Company Options, unvested In-the-Money Company Warrants, Out-of-the-Money Company Options or Out-of-the-Money Company Warrants.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Cayman Islands exempted company are its certificate of incorporation, memorandum of association and articles of

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association under the Cayman Companies Act, and the “Governing Documents” of a British Columbia corporation are its certificate of incorporation and articles, in each case, as amended, restated or amended and restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency (which, for the purposes of this Agreement, shall include the SEC and the CSA, as applicable), commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination, verdict or award, in each case, entered by or with any Governmental Authority.

“Group” means a “group” of Persons as defined in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any material, substance or waste which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant”, or words of similar meaning, pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time.

“In-the-Money Company Option” means a Company Option with an exercise price per Company Common Share less than $10.00.

“In-the-Money Company Warrant” means a Company Warrant with an exercise price per Company Common Share less than $10.00.

“Indebtedness” means with respect to a specified Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money (excluding any Permitted Financing Securities), including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP or IFRS, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of, and premium (if any) in respect of, obligations evidenced by bonds, debentures, notes and similar instruments (excluding any Permitted Financing Securities), (e) the termination value of interest rate protection agreements and currency obligation swaps, options, derivatives, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) deferred revenues, (h) dividend payable balances, (i) breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Insolvency Event” means, in relation to any Person that is not a natural person: (a) any bankruptcy or liquidation proceeding is commenced with respect to such Person which remains undismissed for 60 days; (b) a final and non-appealable order is made by a Governmental Authority, or an effective resolution is passed by the board of directors (or equivalent governing body) of such Person, for the winding up or dissolution without winding up (other than for the purposes of a solvent reconstruction or amalgamation) of such Person; (c) a receiver, receiver and manager, judicial manager, liquidator, trustee, administrator or like official is appointed over such Person, or all or a substantial part of the undertaking or property of such Person, and is not discharged within 60 days of such appointment; or (d) such Person becomes unable to generally pay its debts as they become due or makes a general assignment for the benefit of its creditors.

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“Intellectual Property” means, collectively, (a) copyrights, including copyrights in computer Software, (b) trademarks, service marks, trade names, trade dress and Internet domain names, (c) patents and patent applications, (d) registrations and applications for registrations of any of the foregoing in clauses (a) through (c) and (e) trade secrets.

“Interim Order” means the interim order of the Court contemplated by Section 2.02 and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the SPAC Shareholders Meeting and the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Securityholders” means the Persons listed in Section 1.01(a) of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law.

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, charge, security interest, restriction or other encumbrance of any kind that secures the payment or performance of an obligation (other than any restriction created under applicable securities Laws).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions, as amended and replaced from time to time.

“Nasdaq” means the Nasdaq Stock Market.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Ordinary Course” means, with respect to an action taken by a specified Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Out-of-the-Money Company Options” means Company Options other than In-the-Money Company Options.

“Out-of-the-Money Company Warrants” means Company Warrants other than In-the-Money Company Warrants.

“Owned Intellectual Property” means any and all Intellectual Property owned by the Company.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“PCAOB” means the U.S. Public Company Accounting Oversight Board and any division or subdivision thereof.

“Peak REE Project” means the project undertaken by the Company to explore and potentially develop rare earth elements from materials extracted from the Sierra Blanca Quarry operated by Sierra Blanca Quarry LLC in Hudspeth County, Texas.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, certificate or other authorization or approval of a Governmental Authority or pursuant to any applicable Law.

“Permitted Financing Securities” means any Equity Securities of the Company issued in any Permitted Financing.

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“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course that do not materially detract from the use, value or marketability of the property encumbered thereby, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP or IFRS (as applicable), (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, individually or in the aggregate, materially interfere with the present use, value or marketability of the property encumbered thereby, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part and (iv) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property, in each case of clauses (i)-(iv), that do not materially interfere with the present use of the Leased Real Property, (e) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the present use or value of the Leased Real Property, (f) non-exclusive licenses (or sublicenses) of, or other permissions to use, Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) Liens arising in the Ordinary Course in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company, (j) Liens that do not, individually or in the aggregate, materially impair the use, value or marketability of the applicable assets of the Company, (k) Liens identified in the Company Financial Statements and for which appropriate accruals or reserves have been made in accordance with GAAP or IFRS (as applicable), (l) Liens deemed to be created by this Agreement or any of the Ancillary Agreements, (m) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Company, (n) restrictions on transfer arising under applicable securities Laws, and (o) Liens that relate to Indebtedness permitted under this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, union, association, Governmental Authority or other entity, enterprise, authority or business organization of any kind.

“Personal Data” means any information that is considered personal information, personal data or other personally identifiable information under applicable Law concerning the privacy, collection, storage and transfer of any of the foregoing information, but excludes Business Contact Data.

“PIPE Investment Amount” means the aggregate amount of cash payable to Pubco at the PIPE Closing pursuant to the PIPE Subscription Agreements.

“PIPE Investors” means Persons that enter into PIPE Subscription Agreements to purchase Pubco Common Shares for cash.

“PIPE Subscription Agreement” means a Contract executed by SPAC, Pubco and a PIPE Investor in connection with the PIPE Investment.

“Price per Company Share” means the quotient, expressed as a dollar amount, obtained by dividing (a) the Arrangement Consideration by (b) the Fully-Diluted Company Shares.

“Privacy and Information Security Requirements” means (a) all applicable Laws that govern Processing of Personal Data, data privacy or information security in Canada, (b) all Laws applicable to the information security of Company Systems that are owned or controlled by the Company, (c) all Contractual obligations of the Company that relate to the Processing of Personal Data or protecting the security or privacy of personally identifiable information or personal data, as such terms are defined under applicable Canadian Laws and (d) all applicable requirements of the Personal Information Protection and Electronic Documents Act (Canada).

“Process” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, disposal or disclosure regarding Personal Data (whether electronically or in any other form or medium).

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“Pubco Articles” means (a) for all periods prior to the SPAC Amalgamation, the Articles of Pubco adopted on August 8, 2024, as amended, restated or amended and restated from time to time, and (b) thereafter, the Closing Pubco Articles.

“Pubco Certificate” means the Certificate of Incorporation of Pubco filed with the Registrar on August 8, 2024, as amended, restated or amended and restated from time to time.

“Pubco Common Shares” means the common shares of Pubco, par value $0.0001 per share.

“Pubco Governing Documents” means, collectively, the Pubco Articles and the Pubco Certificate.

“Pubco Sole Shareholder” means Kanishka Roy, as a nominee of SPAC.

“Pubco Sole Shareholder Approval” means approval by the affirmative vote of the Pubco Sole Shareholder by means of a special resolution in respect of the SPAC Amalgamation and the Arrangement pursuant to the terms and subject to the conditions of this Agreement, the Plan of Arrangement, applicable Law and the Pubco Governing Documents.

“Pubco Warrants” means, collectively, the Pubco Assumed Company Warrants and the Pubco Assumed SPAC Warrants.

“Registered IP” means all Intellectual Property that is registered, filed, applied for or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Registrar” means the Registrar of Companies appointed under Section 400 of the BCBCA.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, migrating, dumping, emitting, escaping or emptying into or upon the environment, including ambient air, soil, sediment, subsurface strata, surface water, groundwater or drinking water supply.

“Remedial Action” means any action to investigate, clean up, remove or remediate, or conduct remedial or corrective actions with respect to, any Release of Hazardous Materials.

“Representatives” means, with respect to a specified Person, collectively, the officers, directors, managers, employees, independent contractors, consultants, legal counsel, financial advisors, advisors, accountants, agents and other representatives of such Person.

“Sanctions” means, as applicable, any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions Governmental Authorities.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).

“SPAC Amalgamation Bringdown Certificate” means a certificate signed by an officer of Pubco, dated as of the Closing Date, certifying that the conditions specified in Section 9.03(a)(i) and Section 9.03(b) (solely with respect to Pubco) have been satisfied.

“SPAC Amalgamation Effective Time” means 12:01 a.m. (Pacific Time) on the Closing Date, or such other time on the Closing Date as the Parties mutually agree in writing before the Closing Date.

“SPAC Arrangement Resolution” means a special resolution of the SPAC Shareholders in respect of the Arrangement to be considered at the SPAC Shareholders Meeting.

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“SPAC Articles” means (a) for all periods prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of SPAC adopted on July 27, 2021, as amended, restated or amended and restated from time to time, and (b) for all periods from and after the Domestication, the SPAC Domestication Articles.

“SPAC Certificate” means the Certificate of Incorporation of SPAC filed with the Registrar of Companies of the Cayman Islands on February 5, 2021, as amended, restated or amended and restated from time to time.

“SPAC Class A Shares” means (a) for all periods prior to the Domestication, Class A ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, Class A common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Class B Shares” means (a) for all periods prior to the Domestication, Class B ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, Class B common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Class B Unit” mean a unit of SPAC comprised of one SPAC Class B Share and one-third of one SPAC Class B Warrant.

“SPAC Class B Warrant” means a warrant to purchase one SPAC Class B Share at an exercise price of $11.50 per share.

“SPAC Common Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Deadline” means the deadline for SPAC to consummate a Business Combination as set forth in the SPAC Articles.

“SPAC Governing Documents” means, collectively, the SPAC Articles and the SPAC Certificate.

“SPAC IPO” means the initial public offering of SPAC consummated on July 30, 2021.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of SPAC, Amalco or Pubco or (b) the ability of SPAC, Amalco or Pubco to consummate the Transactions prior to the Agreement End Date; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) any change or proposed change in any applicable Laws, GAAP or IFRS, or any change in interpretation thereof following the date of this Agreement, (ii) any change in interest or exchange rates or economic, political, business or financial market conditions generally, including changes in the credit, debt, securities or capital markets or changes in prices of any security or market index or commodity or any disruption of such markets, (iii) the taking of any action required to be taken, or refraining from taking any action required not to be taken, under this Agreement or any Ancillary Agreement, (iv) any act of God, natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, wildfires, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or other outbreak of illness or public health event, acts of nature or change in climate or any other force majeure event (including any escalation or worsening of any of the foregoing), (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, hostilities, geopolitical or local, regional, state, national or international political conditions or social conditions (including any escalation or worsening of any of the foregoing), (vi) any matter existing as of the date of this Agreement to the extent expressly set forth in the SPAC Disclosure Schedules, (vii) any action taken at the written request of an authorized officer of, or with the written approval or consent of, the Company or (viii) any Event attributable to the announcement of this Agreement or the pendency of the Transactions; provided, that, in the case of clauses (i), (ii), (iv) and (v), to the extent any such Event disproportionately affects SPAC or Amalco relative to other participants in the industries or markets in which SPAC and Amalco operate, such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

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“SPAC Miscellaneous Agreement” means any business combination marketing agreement, financial advisory agreement, placement agent agreement or any similar agreement in respect of the Transactions to which SPAC, Sponsor or any of their respective Affiliates is a party.

“SPAC Ordinary Units” means, collectively, the SPAC Public Units and the SPAC Private Units.

“SPAC Preference Shares” means (a) for all periods prior to the Domestication, preference shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (b) for all periods from and after the Domestication, preferred shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles.

“SPAC Private Units” means units of SPAC sold in one or more private placements consummated concurrently with the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Private Warrant.

“SPAC Private Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the SPAC IPO.

“SPAC Public Units” means units of SPAC sold in the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Public Warrant.

“SPAC Public Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share included in a SPAC Public Unit sold in the SPAC IPO.

“SPAC Securities” means, collectively, the SPAC Units, the SPAC Shares and the SPAC Warrants.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Articles) holder of SPAC Class A Shares to redeem all or a portion of the SPAC Class A Shares held by such holder at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) in accordance with the SPAC Articles in connection with the consummation of the Transactions.

“SPAC Shareholder” means any holder of SPAC Shares.

“SPAC Shareholders Meeting” means the meeting of the SPAC Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the SPAC Shareholder Proposals, including the SPAC Arrangement Resolution.

“SPAC Shareholders’ Approval” means the approval of the SPAC Shareholder Proposals, in each case, by an affirmative vote of the holders of at least a majority of SPAC Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents and applicable Law) at a SPAC Shareholders Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Shares” means, collectively, the SPAC Common Shares and the SPAC Preference Shares.

“SPAC Transaction Expenses” means, without duplication, all fees and expenses incurred by or on behalf of SPAC, Pubco or Amalco (whether or not billed or accrued for) as a result of or in connection with the preparation, negotiation, documentation and execution of this Agreement and the Ancillary Agreements, the performance of the terms thereof and the consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any change in control bonus, transaction bonus or retention bonus to be paid to any current or former employee, independent contractor, director or officer of SPAC, Pubco or Amalco at or after the Closing pursuant to any Contract to which SPAC, Pubco or Amalco is a party prior to the Closing which becomes payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions and not because of any action of Pubco or its Subsidiaries following the Closing (including any payroll or employment Taxes payable by SPAC, Pubco or Amalco in connection with the making of any such payments or any employer contribution resulting from, or required to be made as a result of, any such payments), (c) all fees, costs and expenses in connection with the negotiation,

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preparation, execution, authorization or performance of the PIPE Subscription Agreements and the consummation of the PIPE Investment, (d) 50% of any and all filing fees payable to the SEC in connection with, and all fees, costs and expenses in connection with the preparation and mailing of, the Proxy/Registration Statement in accordance with Section 8.02(a)(iv), (e) any amounts due to the underwriters of the SPAC IPO, (f) any costs or fees relating to the preparation, filing and mailing of any proxy statement(s) for the purpose of amending the SPAC Governing Documents and the Trust Agreement, in each case, to extend the time period for SPAC to consummate a Business Combination, or the seeking of any solicitation of proxies thereunder, the holding of any meeting of the SPAC Shareholders to consider, vote on and approve any such extension of the time period for SPAC to consummate a Business Combination (including the value of any additional securities or economic inducements offered to SPAC Shareholders in connection therewith), in each case if necessary and applicable, (g) any costs or fees incurred by SPAC, Pubco or Amalco in connection with entering into agreements with any SPAC Shareholders to incentivize them to unwind or facilitate the unwinding of any election to effect any SPAC Share Redemption (which such agreements shall be subject to the prior written consent of the Company), (h) 50% of any and all filing fees payable to any Governmental Authorities in connection with the Regulatory Approvals or any other necessary approval, consent, registration, variance, waiver, license, permit, certification, registration or other authorization of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under any applicable Laws, in connection with the consummation of the Transactions, (i) all fees, costs and expenses associated with the preparation and furnishing by SPAC, Pubco or Amalco of information pursuant to the first sentence of Section 8.02(a)(iii) and (j) all other costs and expenses incurred or payable by SPAC, Pubco or Amalco in connection with their respective operations through the Closing Date.

“SPAC Units” means, collectively, the SPAC Ordinary Units and the SPAC Class B Units.

“SPAC Warrant Agent” means Continental Stock Transfer & Trust Company.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated as of July 27, 2021, by and between SPAC and the SPAC Warrant Agent.

“SPAC Warrants” means, collectively, the SPAC Public Warrants, the SPAC Private Warrants and the SPAC Class B Warrants.

“Sponsor Incentive Units” means 2,030,860 SPAC Class B Units held by Sponsor as of the date of this Agreement.

“Standard Inbound IP Licenses” means non-exclusive licenses granted by a third party to the Company (a) for commercially available Software, products or applications that are licensed for a license fee of less than $150,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements or (d) in nondisclosure agreements entered into in the Ordinary Course.

“Standard Outbound IP Licenses” means non-exclusive licenses granted by the Company in the Ordinary Course (a) to customers or service providers, (b) for the use of Intellectual Property that is not material to the Company or (c) that are ancillary to the purpose of the applicable Contracts.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls more than 50% of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity.

“Takeover Statute” means any moratorium, fair price, business combination, takeover, interested shareholder or similar Law.

“Tax Act” means the Income Tax Act (Canada).

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“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing or attachments thereto.

“Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions or by reason of the execution and delivery of this Agreement.

“TSXV” means the TSX Venture Exchange.

“U.S.” means the United States of America.

“Working Capital Loans” mean any and all loans to SPAC from Sponsor or any of its Affiliates.

Section 1.02        Other Definitions.

Defined Term	Location of Definition
2023 Audited Financials	Section 6.02
2024 Audited Financials	Section 6.02
Additional Company CSA Filings	Section 6.03
Additional SPAC SEC Filings	Section 7.04
Agreement	Preamble
Agreement End Date	Section 10.01(b)
Amalco	Preamble
Amalco Board	Recitals
Amalco Shares	Section 4.24(c)
Amalgamations	Recitals
Anti-Money Laundering Laws	Section 3.26
Arrangement Consideration Shares	Section 2.10(b)(i)
BCBCA	Recitals
Cancelled Company Shares	Section 2.10(b)(ii)
Cancelled SPAC Shares	Section 2.10(a)(iii)
Closing	Section 2.09(a)
Closing Company Articles	Section 2.09(f)(ii)
Closing Pubco Articles	Section 2.09(d)(ii)
Companies Act	Recitals
Company	Preamble
Company Amalgamation	Recitals
Company Board	Recitals
Company Board Recommendation	Section 8.02(c)(ii)
Company Change in Recommendation	Section 8.02(c)(iii)
Company Change in Recommendation Notice Period	Section 8.02(c)(iii)
Company CSA Filings	Section 3.30(a)
Company Cure Period	Section 10.01(j)
Company Disclosure Schedules	Article III
Company Financial Statements	Section 3.05(a)

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Defined Term	Location of Definition
Company Intervening Event	Section 8.02(c)(v)
Company Modification in Recommendation	Section 8.02(c)(ii)
Company Non-Recourse Party	Section 11.16(b)
Company Shareholder Proposals	Section 8.02(a)(ii)
Company Securityholder Support Agreement	Recitals
Company Special Committee	Recitals
Company Superior Proposal	Section 8.02(c)(iv)
Company Supplemental Indenture	Section 2.09(f)(v)
Company Termination Fee	Section 11.06(b)
Company Transaction Expenses Certificate	Section 2.08(a)
Converted Company Option	Section 2.10(b)(iv)
Converted Company RSU	Section 2.10(b)(v)
D&O Indemnified Parties	Section 8.09(a)
Dissenting Shares	Section 2.13(a)
Domestication	Recitals
Enforceability Exceptions	Section 3.04
Exchange Fund	Section 2.12(a)
FCPA	Section 3.25
Former Sponsor	Recitals
Incentive Plan	Section 8.10
Insurance Policies	Section 3.16
Intended Canadian Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
Interim Period	Section 6.01(a)
Irrevocable Direction	Section 2.12(a)
Leased Real Property	Section 3.09(b)
Material Contract	Section 3.06(a)
Original Registration Rights Agreement	Recitals
Permitted Financing	Section 6.01(a)(xii)
PIPE Investment	Recitals
PIPE Subscription Agreements	Recitals
Plan of Arrangement	Recitals
Post-Closing Pubco Independent Director	Section 8.19
Post-Closing Pubco Independent Director Agreements	Section 8.19
Pre-Closing D&O Liability Insurance Policies	Section 8.09(b)
Prior Company Counsel	Section 11.18(a)
Prior SPAC Counsel	Section 11.18(a)
Privileged SPAC Deal Communications	Section 11.18(b)
Prospectus	Section 10.01(a)
Proxy/Registration Statement	Section 8.02(a)(i)
Pubco	Preamble
Pubco and SPAC Information	Section 2.04(d)
Pubco Assumed Company Warrant	Section 2.10(b)(vi)
Pubco Assumed SPAC Warrant	Section 2.10(a)(iv)
Pubco Board	Recitals
Pubco Shares	Section 5.03
Real Property Leases	Section 3.09(b)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 8.01(a)

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Defined Term	Location of Definition
Related Party	Section 3.19(a)
Released Claims	Section 11.01(b)(i)
SEC Financials	Section 6.02
Share Award Agreements	Section 8.18
Shareholder Litigation	Section 8.05
SPAC	Preamble
SPAC Amalgamation	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	Section 8.02(b)(ii)
SPAC Cure Period	Section 10.01(k)
SPAC Deal Communications	Section 11.18(b)
SPAC Disclosure Schedules	Article IV
SPAC Financial Statements	Section 4.05(a)
SPAC Financing Certificate	Section 2.08(b)
SPAC Intervening Event	Section 8.02(b)(iv)
SPAC Intervening Event Change in Recommendation	Section 8.02(b)(iii)
SPAC Intervening Event Notice Period	Section 8.02(b)(iii)
SPAC Modification in Recommendation	Section 8.02(b)(iii)
SPAC Non-Recourse Party	Section 11.16(b)
SPAC Public Shareholders	Section 11.01(a)
SPAC SEC Filings	Section 4.16(a)
SPAC Shareholder Proposals	Section 8.02(a)(i)
SPAC Shareholders Meeting	Section 8.02(a)(i)
SPAC Termination Fee	Section 11.06(c)
Sponsor	Recitals
Sponsor Parties	Recitals
Sponsor Parties Lock-Up Agreement	Recitals
Sponsor Support Agreement	Recitals
Terminating Company Breach	Section 10.01(i)
Terminating SPAC Breach	Section 10.01(k)
Trust Account	Section 11.01(a)
Trust Agreement	Section 4.17
Trustee	Section 4.17
Withholding Agent	Section 2.14

Section 1.03        Construction.

(a)         Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “clause” refer to the specified Article, Section or clause of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) references to “written” or “in writing” include in electronic form; and (x) any reference to a given Person includes such Person’s successors and permitted assigns.

(b)         Unless the context of this Agreement otherwise requires, references to Laws in this Agreement shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
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(c)          References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated or supplemented, or the terms thereof modified or waived, from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

(d)         References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the U.S. For purposes of calculating the Aggregate Exercise Price or other terms herein applying currency other than U.S. dollars, such currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP or IFRS, as applicable based on the Person to which such terms apply.

(g)         The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h)         The headings preceding the text of any Articles, Sections or clauses included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(i)          The words “made available,” “provided” and “delivered” to a Party, or similar formulations, mean that such materials were (i) provided by physical or electronic transmission directly to such Party or its Representatives at least one Business Day prior to such time, or (ii) if applicable, available to such Party or its Representatives (without material redactions) in the electronic data room hosted by Dropbox utilized in connection with the Transactions at least one Business Day prior to such time.

Section 1.04        Knowledge. As used herein, (a) the phrase “to the Knowledge of the Company” shall mean the knowledge of the individuals identified in Section 1.04(a) of the Company Disclosure Schedules, and (b) the phrase “to the Knowledge of SPAC” shall mean the knowledge of the individuals identified in Section 1.04(b) of the SPAC Disclosure Schedules, in each case of clauses (a) and (b), as such individuals have acquired following reasonable inquiry of their respective direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.01        The Arrangement. On the terms and subject to the conditions set forth in this Agreement, following the Domestication, SPAC, Amalco, Pubco and the Company shall proceed to effect the Arrangement under Section 288 of the BCBCA on the terms set forth in the Plan of Arrangement. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. Commencing at the SPAC Amalgamation Effective Time, the Parties shall give effect to and carry out the steps, actions and transactions to be carried out by them pursuant to the Plan of Arrangement.

Section 2.02        The Interim Order. No later than three Business Days after the date that the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 291 of the BCBCA and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(a)         for the class of Persons to whom notice is to be provided in respect of the Arrangement and the SPAC Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

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(b)         confirmation of the record date for the purposes of determining the SPAC Shareholders entitled to receive notice of and vote at the SPAC Shareholders Meeting (which date shall be fixed and published by SPAC in consultation with the Company);

(c)         that the record date for the SPAC Shareholders entitled to receive notice of and to vote at the SPAC Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the SPAC Shareholders Meeting, unless required by the Court, a court of competent jurisdiction or applicable Law;

(d)         that the required level of approval for the SPAC Arrangement Resolution shall be the SPAC Shareholders’ Approval;

(e)         that the SPAC Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all SPAC Shareholders may join virtually;

(f)          that, in all other respects, the terms, restrictions and conditions of the SPAC Governing Documents, including quorum requirements and all other matters, shall apply in respect of the SPAC Shareholders Meeting;

(g)          that the SPAC Shareholders Meeting may be adjourned or postponed from time to time by SPAC in accordance with the terms of this Agreement without the need for additional approval of the Court and without the necessity of first convening the SPAC Shareholders Meeting or first obtaining any vote of the SPAC Shareholders respecting such adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the SPAC Board may determine is appropriate in the circumstances;

(h)         for the ability of the SPAC Shareholders to elect to effect a SPAC Share Redemption in connection with the SPAC Shareholders’ Approval or the Transactions as provided in the SPAC Governing Documents;

(i)          that the deadline for submission of proxies by the SPAC Shareholders for the SPAC Shareholders Meeting shall be 48 hours (excluding any day that is not a Business Day) prior to the SPAC Shareholders Meeting;

(j)          that the Sponsor Support Agreement has been duly executed by each of the Sponsor Parties;

(k)         for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, among other things, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(l)          confirmation of the record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Shareholders Meeting (which date shall be fixed and published by the Company in consultation with SPAC);

(m)        that the record date for the Company Shareholders entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by the Court or applicable Law;

(n)         that the required level of approval for the Company Arrangement Resolution shall be the Company Shareholders’ Approval;

(o)         that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(p)         that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

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(q)         for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(r)          that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court and without the necessity of first convening the Company Shareholders Meeting or first obtaining any vote of the Company Shareholders respecting such adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Company Board may determine is appropriate in the circumstances;

(s)          for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Common Shares as set forth in the Plan of Arrangement to registered Company Shareholders, which Dissent Rights will provide for a Company Shareholder’s written objection to the Company Arrangement Resolution to be received by the Company at least 48 hours (excluding any day that is not a Business Day) before the Company Shareholders Meeting;

(t)          that the deadline for submission of proxies by the Company Shareholders for the Company Shareholders Meeting shall be 48 hours (excluding any day that is not a Business Day) prior to the Company Shareholders Meeting;

(u)         that the Company Securityholder Support Agreement has been duly executed by each of the Key Company Securityholders; and

(v)         for such other matters as the Company and SPAC may agree are reasonably necessary to complete the Transactions.

Section 2.03        The Company Shareholders Meeting; The SPAC Shareholders Meeting.

(a)          Subject to the terms of this Agreement, the Interim Order and the provision of the Pubco and SPAC Information in accordance with Section 2.04(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order on or before the date that is 45 days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed), except as permitted by Section 8.02(c)(i). The Company shall reasonably consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give written notice to SPAC of the Company Shareholders Meeting and allow SPAC’s Representatives to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Shareholders’ Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by Company Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Shareholders’ Approval in respect of the Company Arrangement Resolution; provided, that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Shareholders’ Approval. Subject to the terms of this Agreement, the Company shall solicit from the Company Shareholders proxies against any resolution submitted by any Person that is inconsistent with, or which seeks (without SPAC’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) to hinder or delay, the Company Arrangement Resolution and the completion of the transactions contemplated by this Agreement. Unless required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall not change the record date for the Company Common Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by applicable Law.

(b)         Subject to the Company’s obligations under applicable Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any

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communication from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable, provide SPAC with an opportunity to review any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) to the extent reasonably practicable, provide SPAC with the opportunity to review all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

(c)          Subject to the terms of this Agreement and the Interim Order, SPAC shall convene and conduct the SPAC Shareholders Meeting in accordance with the SPAC Governing Documents, applicable Laws and the Interim Order on or before the date that is 45 days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the SPAC Shareholders Meeting without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), except as permitted by Section 8.02(b)(i). SPAC shall reasonably consult with the Company in fixing the record date for the SPAC Shareholders Meeting and the date of the SPAC Shareholders Meeting, give written notice to the Company of the SPAC Shareholders Meeting and allow the Company’s Representatives to attend the SPAC Shareholders Meeting. Subject to the other terms of this Agreement, SPAC shall use its commercially reasonable efforts to obtain the SPAC Shareholders’ Approval in respect of the SPAC Arrangement Resolution, including instructing the management proxyholders named in the Proxy/Registration Statement to vote any discretionary proxy submitted by SPAC Shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the SPAC Shareholders’ Approval in respect of the SPAC Arrangement Resolution; provided, that, except as set forth in the Sponsor Support Agreement, neither SPAC nor any of its Affiliates shall be required to pay or provide any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. Subject to the terms of this Agreement, SPAC shall solicit from the SPAC Shareholders proxies against any resolution submitted by any Person that is inconsistent with, or which seeks (without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed) to hinder or delay, the SPAC Arrangement Resolution and the completion of the transactions contemplated by this Agreement. Unless required by applicable Law, SPAC shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Closing with respect to any claims regarding the Arrangement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall not change the record date for the SPAC Shares entitled to vote at the SPAC Shareholders Meeting in connection with any adjournment or postponement of the SPAC Shareholders Meeting, unless required by applicable Law.

(d)         Subject to SPAC’s obligations under applicable Law, SPAC shall (i) provide the Company with periodic updates with respect to the aggregate tally of the proxies received by SPAC in respect of the SPAC Arrangement Resolution, (ii) provide the Company with periodic updates with respect to any communication from any SPAC Shareholder in opposition to the Arrangement, (iii) to the extent reasonably practicable, provide the Company with an opportunity to review any written communications sent by or on behalf of SPAC to any such Person, and SPAC will provide the Company with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) to the extent reasonably practicable, provide the Company with the opportunity to review all communications sent to SPAC Shareholders in connection with the SPAC Shareholders Meeting.

Section 2.04        The Company Information Circular.

(a)         As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 8.02, the Company shall prepare and complete (but taking into account the need for Pubco and SPAC to provide the Pubco and SPAC Information in accordance with Section 2.04(d)), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.03(a).

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(b)         The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting and (iv) states any material interest of its directors or officers, whether as director, officer, equityholder or creditor of the Company, to the extent required by applicable Law, except, in the case of clauses (i) and (ii), with respect to Pubco and SPAC Information included in the Company Information Circular, which Pubco and SPAC shall ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use commercially reasonable efforts to obtain any necessary consents from its auditor and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Information Circular and to the identification in the Company Information Circular of each such advisor.

(c)         The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 8.02(c)), ensure that the Company Information Circular includes (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution and (ii) a statement that each of the Key Company Securityholders has entered into the Company Securityholder Support Agreement pursuant to which, among other things, each of the Key Company Securityholders has agreed to (A) refrain from transferring any of his, her or its Company Common Shares prior to the Closing, other than in connection with certain permitted transfers described therein, (B) vote his, her or its Company Common Shares and any additional Company Common Shares he, she or it acquires prior to the Closing in favor of each of the Company Shareholder Proposals, including the Company Arrangement Resolution, at the Company Shareholders Meeting and (C) waive, and not exercise, any Dissent Rights he, she or it may have with respect to the Transactions.

(d)         Pubco and SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to Pubco and SPAC required to be included under applicable Laws in the Company Information Circular (the “Pubco and SPAC Information”), including causing SPAC’s independent accountants to cooperate with the Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular and ensuring that the Pubco and SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give consideration in good faith to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e)         Each Party shall promptly notify the other Parties if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court of applicable Law.

(f)          The Company shall notify SPAC in a reasonably timely manner of any written requests or comments made by the Canadian securities regulatory authorities or TSXV in connection with the Company Information Circular.

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Section 2.05        The Final Order. If (a) the Interim Order is granted, (b) the Company Arrangement Resolution is approved by the Company Shareholders at the Company Shareholders Meeting as provided for in the Interim Order and as required by applicable Law and (c) the SPAC Arrangement Resolution is approved by the SPAC Shareholders at the SPAC Shareholders Meeting as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall, in consultation with SPAC, take all steps reasonably necessary to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA as soon as reasonably practicable, but in any event not later than five Business Days after the later of (i) the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order and (ii) the date on which the SPAC Arrangement Resolution is passed at the SPAC Shareholders Meeting as provided for in the Interim Order (provided, that, if normal Court operations cause the application to be delayed beyond such period through no fault of, or failure of action by, the Company, the application date may be extended until the first commercially reasonable date upon which the application may be made), and, if at any time after the issuance of the Final Order and on or before the Closing Date, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it will only do so after prior notice to SPAC, and affording SPAC a reasonable opportunity to consult with the Company regarding the same.

Section 2.06        Court Proceedings.

(a)          In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement, and give consideration in good faith to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any materials with the Court in connection with the Arrangement or serve any such materials, and not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that SPAC is not required to agree or consent to any increase or variation in the form of the consideration payable hereunder or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate; provided, that such submissions are consistent with this Agreement and the Plan of Arrangement and SPAC provides the Company with copies of such submissions prior to the hearing and affords the Company a reasonable opportunity to consult with SPAC regarding the same.

(b)         Subject to the terms of this Agreement, each of Pubco and SPAC shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by it in connection therewith or (ii) reasonably requested by the Company in writing.

Section 2.07        Implementation Steps. Subject to the terms of this Agreement, each of Pubco and SPAC shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing) as soon as reasonably practicable thereafter (and in any event no later than two Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Agreement End Date.

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Section 2.08        Company Transaction Expenses Certificate; SPAC Financing Certificate.

(a)         No later than three Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the outstanding Company Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof (the “Company Transaction Expenses Certificate”).

(b)         No later than three Business Days prior to the Closing Date, SPAC shall deliver to the Company a written report setting forth (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of SPAC Share Redemptions, (ii) a list of all outstanding SPAC Transaction Expenses together with written invoices and wire transfer instructions for the payment thereof and (iii) the aggregate amount owed (without duplication) under all Working Capital Loans to be repaid on the Closing Date pursuant to Section 2.11(d) (the “SPAC Financing Certificate”).

Section 2.09        Transactions.

(a)         Closing. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file any Arrangement Filings required to be filed prior to the Closing Date with the Registrar not later than three Business Days after receipt of the Final Order, unless another date is agreed to in writing by SPAC and the Company. Subject to the satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article IX hereof (excluding conditions that by their terms cannot be satisfied until the Closing Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Closing Date), upon (i) the Company Arrangement Resolution having been approved and adopted at the Company Shareholders Meeting, (ii) the SPAC Arrangement Resolution having been approved and adopted at the SPAC Shareholders Meeting and (iii) the Company obtaining the Final Order, the SPAC Amalgamation shall become effective at the SPAC Amalgamation Effective Time and the Company Amalgamation shall become effective at the Company Amalgamation Effective Time.

(b)         SPAC Share Redemptions. Prior to the Domestication, pursuant to the SPAC Governing Documents, each SPAC Class A Share issued and outstanding with respect to which a SPAC Shareholder has validly elected to effect a SPAC Share Redemption shall be redeemed, and the holder thereof shall be entitled to receive from SPAC in respect of such SPAC Class A Share an amount in cash in accordance with the SPAC Governing Documents, and SPAC shall make such cash payments as promptly as reasonably practicable.

(c)         Domestication. No later than one Business Day prior to the Closing Date, on the terms and subject to the conditions set forth in this Agreement:

(i)          SPAC shall complete the Domestication; and

(ii)         SPAC shall, concurrently with and as part of the Domestication, adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit C (the “SPAC Domestication Articles”).

(d)         SPAC Amalgamation. Following the Domestication and on the Closing Date, effective as of the SPAC Amalgamation Effective Time, Pubco shall deliver to SPAC and the Company the SPAC Amalgamation Bringdown Certificate and, subject to the satisfaction or waiver of the applicable conditions set forth in Article IX, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement:

(i)          the SPAC Amalgamation shall occur;

(ii)         Pubco shall adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit D (the “Closing Pubco Articles”); and

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(iii)        the officers and directors of SPAC then serving shall become the officers and directors of Pubco, each to hold office in accordance with the Pubco Governing Documents.

(e)         Pubco Share Redemption. Immediately following the SPAC Amalgamation and prior to the Company Amalgamation, the Pubco Shares shall be re-purchased by Pubco for cancellation for cash equal to the subscription price for the Pubco Shares.

(f)          Company Amalgamation. On the Closing Date and effective as of the Company Amalgamation Effective Time, on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement:

(i)          the Company Amalgamation shall occur;

(ii)         the Company shall adopt and file with the Registrar articles in substantially the form attached hereto as Exhibit E (the “Closing Company Articles”);

(iii)        the officers and directors of the Company then serving shall resign, and the officers and directors of the Company shall become the officers and directors set forth in Section 2.09(f)(iii) of the Company Disclosure Schedules, each to hold office in accordance with the Company Governing Documents;

(iv)        (A) the officers of Pubco then serving shall resign, and the officers of Pubco shall become the officers set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, and (B) the directors of Pubco then serving shall resign, and the directors of Pubco shall become the directors set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, each to hold office in accordance with the Pubco Governing Documents;

(v)         Pubco, the Company and the Company Warrant Agent shall enter into an indenture supplemental to the Company Warrant Agreement, in accordance with the terms and conditions of the Company Warrant Agreement, in a form to be agreed by Pubco and the Company, each acting reasonably (the “Company Supplemental Indenture”); and

(vi)        Pubco and the Sponsor Parties shall enter into the Registration Rights Agreement.

(g)         PIPE Investment. On the Closing Date and effective as of the Company Amalgamation Effective Time, on the terms and subject to the conditions set forth in this Agreement and the PIPE Subscription Agreements, (i) the PIPE Investment shall be consummated, and (ii) Pubco shall issue and sell to each PIPE Investor the number of Pubco Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein.

Section 2.10        Conversion and Exchange of Securities.

(a)         Effect of the SPAC Amalgamation on SPAC Securities. Pursuant to the Arrangement and without any action on the part of any Party or the holders of any of the following securities:

(i)          SPAC Units. At the SPAC Amalgamation Effective Time, (A) each SPAC Ordinary Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class A Share and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Ordinary Unit, and (B) each SPAC Class B Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class B Share and one-third of one SPAC Class B Warrant in accordance with the terms of the applicable SPAC Class B Unit.

(ii)         SPAC Shares. At the SPAC Amalgamation Effective Time, and immediately following the division of each SPAC Unit in accordance with Section 2.10(a)(i), each SPAC Share that is issued and outstanding immediately prior to the SPAC Amalgamation Effective Time (other than any Cancelled SPAC Shares) shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and nonassessable Pubco Common Share. Each SPAC Share exchanged pursuant to this Section 2.10(a)(ii) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such SPAC Share or (B) any book-entry

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account which immediately prior to the SPAC Amalgamation Effective Time represented any such SPAC Share, shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.10(a)(ii).

(iii)        Cancelled SPAC Shares. At the SPAC Amalgamation Effective Time, notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, any SPAC Shares owned by SPAC as treasury shares immediately prior to the SPAC Amalgamation Effective Time, and any SPAC Shares owned by Pubco immediately prior to the SPAC Amalgamation Effective Time (“Cancelled SPAC Shares”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iv)        SPAC Warrants. At the SPAC Amalgamation Effective Time and immediately following the division of each SPAC Unit in accordance with Section 2.10(a)(i) and the exchange of the SPAC Shares in accordance with Section 2.10(a)(ii), each SPAC Warrant that remains outstanding and unexercised immediately prior to the SPAC Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the SPAC Amalgamation Effective Time) shall automatically be converted into a warrant to purchase a number of Pubco Common Shares (each, a “Pubco Assumed SPAC Warrant”) determined in accordance with the terms of such SPAC Warrant, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such SPAC Warrant.

(v)         SPAC Actions. Prior to and at the SPAC Amalgamation Effective Time, SPAC shall take all corporate action reasonably necessary to effect the transactions contemplated by this Section 2.10(a) in accordance with the SPAC Governing Documents, including delivering all required notices and obtaining all necessary approvals and consents.

(vi)        Pubco Actions. Prior to and at the SPAC Amalgamation Effective Time, Pubco shall take all corporate action reasonably necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Assumed SPAC Warrants remain outstanding, a sufficient number of Pubco Common Shares for delivery upon the exercise of such Pubco Assumed SPAC Warrants.

(b)         Effect of the Arrangement on Company Securities. Pursuant to the Arrangement and without any action on the part of any Party or the holders of any of the following securities:

(i)          Company Common Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Common Share that is issued and outstanding immediately prior to the Company Amalgamation Effective Time (other than any Cancelled Company Shares or Dissenting Shares) shall automatically be exchanged for the right to receive, in accordance with Section 2.12 and the Plan of Arrangement, a number of validly issued, fully paid and nonassessable Pubco Common Shares equal to the Company Exchange Ratio (the aggregate of all such Pubco Common Shares, the “Arrangement Consideration Shares”). Each Company Common Share exchanged pursuant to this Section 2.10(b)(i) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such Company Common Shares or (B) any book-entry account which immediately prior to the Company Amalgamation Effective Time represented any such Company Common Shares, shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.10(b)(i). Any Arrangement Consideration Shares exchanged for Company Common Shares which were, immediately prior to the Company Amalgamation Effective Time, subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the Company Amalgamation Effective Time.

(ii)         Cancelled Company Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, notwithstanding clause (i) above or any other provision of this Agreement to the contrary, any Company Common Shares owned by the Company as treasury shares immediately prior to the Company Amalgamation Effective Time, and any Company Common Shares owned by Amalco immediately prior to the Company Amalgamation Effective Time (“Cancelled Company Shares”), shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

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(iii)        Dissenting Shares. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each of the Dissenting Shares issued and outstanding immediately prior to the Company Amalgamation Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(iv)        Company Options. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Option that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by Pubco and converted into an option to purchase Pubco Common Shares (each, a “Converted Company Option”). Each Converted Company Option shall have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Converted Company Option immediately prior to the Company Amalgamation Effective Time, except that (A) each Converted Company Option shall be exercisable for that number of Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to such Converted Company Option immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, rounded down to the nearest whole Pubco Common Share, and (B) the per share exercise price for each Pubco Common Share issuable upon exercise of the Converted Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such Converted Company Option immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Converted Company Option. Therefore, in the event that the Converted Company Option In-The-Money Amount in respect of a given Converted Company Option exceeds the Company Option In-The-Money Amount in respect of the Company Option for which it is exchanged, the number of Pubco Common Shares issuable upon exercise of such Converted Company Option at and after the Company Amalgamation Effective Time will be adjusted accordingly with effect at and from the Company Amalgamation Effective Time to ensure that the Converted Company Option In-The-Money Amount in respect of such Converted Company Option does not exceed the Company Option In-The-Money Amount in respect of such Company Option.

(v)         Company RSUs. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company RSU that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by Pubco and converted into a restricted stock unit in respect of Pubco Common Shares (each, a “Converted Company RSU”). Each Converted Company RSU shall have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately prior to the Company Amalgamation Effective Time (subject to the Company RSU Vesting Acceleration), except that such Converted Company RSU shall be in respect of a number of Pubco Common Shares equal to the product of (A) the number of Company Common Shares subject to the Converted Company RSU immediately prior to the Company Amalgamation Effective Time and (B) the Company Exchange Ratio.

(vi)        Company Warrants. Pursuant to the Company Amalgamation, at the Company Amalgamation Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Company Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Company Amalgamation Effective Time) shall automatically be converted into a warrant to purchase Pubco Common Shares (each, a “Pubco Assumed Company Warrant”) determined in accordance with the terms of the Company Warrant Agreement and the Company Supplemental Indenture, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant. Each Pubco Assumed Company Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Company Amalgamation Effective Time in accordance with the Company Warrant Agreement and the Company Supplemental Indenture, except that (A) each Pubco Assumed Company Warrant shall be exercisable for that a number of Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to the corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, and (B) the per share exercise price for each Pubco Common Share issuable upon exercise of the Pubco Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant.

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(vii)       Company Convertible Debenture. At the Company Amalgamation Effective Time, the Company Convertible Debenture shall survive the Company Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein).

(viii)      Company Actions. Prior to and at the Company Amalgamation Effective Time, the Company shall take all corporate action reasonably necessary to effect the transactions contemplated by this Section 2.10(b) in accordance with the Company Governing Documents, the Company Stock Plan, the Company Warrant Agreement and the Company Supplemental Indenture, any Contract applicable to any Company Awards, the Company Warrants and the Company Convertible Debenture, including delivering all required notices, obtaining all necessary approvals and consents and ensuring that no Converted Company Option or Converted Company RSU may vest prior to the effective date of a registration statement on Form S-8 or other applicable form of Pubco.

(ix)        Pubco Actions. Prior to and at the Company Amalgamation Effective Time, Pubco shall take all corporate action reasonably necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Converted Company Options or Pubco Assumed Company Warrants remain outstanding, a sufficient number of Pubco Common Shares for delivery upon the exercise of such Converted Company Options and Pubco Assumed Company Warrants.

(c)         Effect of the Arrangement on the Amalco Shares. Pursuant to the Arrangement and without any action on the part of any Party, pursuant to the Company Amalgamation and at the Company Amalgamation Effective Time, each Amalco Share shall automatically be exchanged for one validly-issued, fully paid and nonassessable common share of the Company issued in accordance with the Closing Company Articles.

Section 2.11        Closing Deliverables.

(a)         At the Closing, the Company will deliver or cause to be delivered to Pubco and SPAC, in form and substance reasonably acceptable to SPAC:

(i)          duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company;

(ii)         a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied; and

(iii)        a copy of the Company Supplemental Indenture, duly executed by the Company and the Company Warrant Agent.

(b)         At the Closing, Pubco and SPAC will deliver or cause to be delivered to the Company, in form and substance reasonably acceptable to the Company:

(i)          duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Pubco, SPAC, Amalco or any of the Sponsor Parties;

(ii)         a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied;

(iii)        written resignations of all the directors and officers of Pubco serving immediately prior to the SPAC Amalgamation Effective Time, effective as of the SPAC Amalgamation Effective Time;

(iv)        written resignations of all the directors and officers of Pubco serving immediately prior to the Company Amalgamation Effective Time, effective as of the Company Amalgamation Effective Time;

(v)         written resignations of all the directors and officers of Amalco serving immediately prior to the Company Amalgamation Effective Time, effective as of the Company Amalgamation Effective Time; and

(vi)        a copy of the Company Supplemental Indenture, duly executed by Pubco.

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(c)         On the Closing Date, Pubco shall pay or cause to be paid by wire transfer of immediately available funds (i) the outstanding Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.08(a) and (ii) the outstanding SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.08(b).

(d)         At the Closing, Pubco shall repay in full the aggregate outstanding amount due under all Working Capital Loans by wire transfer of immediately available funds to the account designated by Sponsor or its applicable Affiliate.

Section 2.12        Issuance of Arrangement Consideration Shares.

(a)         Following receipt of the Final Order but prior to the Company Amalgamation Effective Time, Pubco shall deposit or cause to be deposited with the Depositary (i) a number of Pubco Common Shares in escrow which are sufficient to deliver the Arrangement Consideration Shares issuable pursuant to this Agreement and the Plan of Arrangement (the “Exchange Fund”) and (ii) an irrevocable direction for the issuance of the Arrangement Consideration Shares on the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement (the “Irrevocable Direction”).

(b)         Upon consummation of the Arrangement, and on the terms and subject to the conditions set forth in the Plan of Arrangement, Pubco shall cause the Depositary pursuant to the Irrevocable Direction to (i) issue the Arrangement Consideration Shares to the Company Shareholders out of the Exchange Fund and (ii) cause the names of such Company Shareholders to be entered on the shareholders’ ledger of Pubco as the record owners of such shares. The Exchange Fund shall not be used for any other purpose.

(c)         Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Common Share shall be issued by virtue of the Arrangement or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Common Share (after aggregating all fractional Pubco Common Shares that otherwise would be received by such holder) shall instead have the number of Pubco Common Shares issued to such Person rounded down to the nearest whole Pubco Common Share, without payment in lieu of such fractional shares.

(d)         If, between the date of this Agreement and the Company Amalgamation Effective Time, (i) the Company declares, sets aside or pays any share dividend or other distribution payable in shares to its shareholders of record as of a time prior to the Company Amalgamation Effective Time or (ii) the issued and outstanding Company Common Shares shall have been changed into a different number or class of shares by reason of any share split, share combination, consolidation, reclassification, recapitalization, reorganization, exchange, readjustment of shares or similar transaction (other than any such changes contemplated by this Agreement or any of the Ancillary Agreements), then in each case, the Arrangement Consideration Shares shall be appropriately adjusted as necessary to provide Company Shareholders the same economic effect as contemplated by this Agreement and the Plan of Arrangement prior to such action and, as so adjusted, shall from and after the date of such event be the Arrangement Consideration Shares, subject to further adjustment in accordance with this Section 2.12(d).

Section 2.13        Dissent Rights.

(a)         Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BCBCA, any Company Common Shares that are outstanding immediately prior to the Company Amalgamation Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to Section 242 of the BCBCA and otherwise complied with all of the provisions of the BCBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Common Shares (the “Dissenting Shares”) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Company Amalgamation Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Common Shares pursuant to Section 245 of the BCBCA shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to Section 242 of the BCBCA.

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(b)         Prior to the Company Amalgamation Effective Time, the Company shall give SPAC prompt written notice of any notice of objection to the Company Arrangement Resolution pursuant to Section 242 of the BCBCA received by the Company. Subject to the requirements of Sections 237 to 247 of the BCBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to Section 245 of the BCBCA.

Section 2.14        Withholding. Each of the Parties, their Affiliates and the Depositary and their respective agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Plan of Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Withholding Agent shall cooperate with the applicable recipient to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Except with respect to any compensatory amount payable under this Agreement, the Parties have no knowledge as of the date hereof of any required deduction or withholding from amounts otherwise payable to any holder of Company Securities pursuant to this Agreement, and Pubco shall use commercially reasonable efforts to provide the holders of Company Securities with written notice of its intention to withhold as soon as reasonably practicable after such determination. Without limiting the foregoing, the Withholding Agent may give effect to withholding hereunder by withholding any consideration issued in the form of shares or other consideration issued in kind, and then selling such portion of such shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by a Withholding Agent and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to provide any necessary Tax forms, including any forms or information for Canadian or other applicable Law purposes as reasonably determined by the Withholding Agent.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (x) as set forth in the Company Public Disclosures that were available at least one Business Day prior to the date hereof on the CSA’s website through SEDAR+ (which disclosure shall apply only against any representations and warranties to which it is reasonably apparent it should relate and excluding disclosures referred to in any “risk factors” or “forward looking statements” sections of such Company CSA Filings and any other disclosures in such Company CSA Filings to the extent they are of a cautionary, predictive or forward-looking nature) (it being acknowledged that nothing disclosed in such Company CSA Filings will be deemed to modify or qualify the representations and warranties set forth in Section 3.05 or Section 3.30), or (y) as set forth in the disclosure schedules delivered to SPAC by the Company on the date of this Agreement in accordance with Section 11.09 (the “Company Disclosure Schedules”):

Section 3.01        Organization, Good Standing, Corporate Power and Qualification; Governing Documents.

(a)         The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)         The Company is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)         The Company has provided to SPAC true, correct and complete copies of the Company Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Company Governing Documents is in full force and effect, and the Company is not in violation of any of the provisions of the Company Governing Documents in any material respect.

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Section 3.02        Subsidiaries. The Company does not directly or indirectly own any Equity Securities of any Person.

Section 3.03        Capitalization.

(a)         As of the date of this Agreement, the authorized share capital of the Company consists of an unlimited number of Company Common Shares, 35,674,480 of which are issued and outstanding.

(b)         All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Company Governing Documents and have not been issued in violation of (i) any provision of the Company Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws, the Company Warrant Agreement or the Company Stock Plan, as applicable.

(c)         Other than the Company Shareholders’ Approval, there is no consent required of the Company Shareholders in connection with the Transactions.

(d)          A true and complete list of the Company Warrants, Company RSUs and Company Options issued and outstanding as of the date of this Agreement, and the identity of the Persons that are the holders thereof, is set forth in Section 3.03(d) of the Company Disclosure Schedules. With respect to each Company RSU and Company Option, Section 3.03(d) of the Company Disclosure Schedules also lists (i) the date of grant, (ii) any applicable exercise price, (iii) any applicable expiration date, (iv) whether each Company RSU and Company Option is vested or unvested, together with any applicable vesting schedule, and (v) the number of Company Common Shares issuable upon exercise or settlement thereof. With respect to each Company Warrant, Section 3.03(d) of the Company Disclosure Schedules also lists (A) any applicable exercise price, (B) any applicable expiration date and (C) the number of Company Common Shares issuable upon exercise of each Company Warrant.

(e)         Except for the Company Options, the Company RSUs, the Company Warrants, the Company Convertible Debenture and any Permitted Financing Securities, there are no authorized or issued options, warrants, convertible securities or other equity appreciation, phantom equity, profit participation, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights, conversion rights or other similar rights, or any Contracts of any character obligating the Company to issue, exchange, transfer, deliver or sell any Equity Securities of the Company. The Company is not a party to or subject to any Contract that affects or relates to the voting, transfers or giving of written consents with respect to any Company Common Shares or by a director of the Company. Except for the Company Convertible Debenture, there is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which the Company would be or become subject, party or otherwise bound.

(f)          The Company has no obligation to repurchase, redeem or otherwise acquire any Company Common Shares or other Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g)         Since December 31, 2021, the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to the Company Common Shares or made any loans or advances to any Person, other than advances to employees or independent contractors for expenses in the Ordinary Course.

Section 3.04        Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Company Shareholders’ Approval, to consummate the Transactions. The (a) execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of the Company and its directors, officers and shareholders, subject only, in the case of clause (b), to

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obtaining the Company Shareholders’ Approval, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Transactions (other than the Company Shareholders’ Approval). This Agreement and each of the Ancillary Agreements to which the Company is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally or general principles of equity (the “Enforceability Exceptions”).

Section 3.05        Financial Statements.

(a)         Each of the financial statements of the Company (including, in each case, any notes thereto) contained in the Company CSA Filings (the “Company Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of the Company as at the dates and during the periods therein indicated. Each of the Company Financial Statements has been prepared in accordance with IFRS, applied on a consistent basis throughout the periods indicated (subject, in the case of unaudited Company Financial Statements, to normal and recurring year-end audit adjustments which have not had, and would not reasonably be expected to, individually or in the aggregate, be material), and comply in all material respects with applicable accounting requirements, rules and regulations of the CSA and securities Laws.

(b)         The Company has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the Company and other material information required to be disclosed by the Company (including any fraud that involves management or other employees or independent contractors who have a significant role in the internal controls of the Company) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the CSA and that all such material information is accumulated and communicated to the management of the Company by others within the Company to allow timely decisions to be made regarding required disclosures and to make the certifications required under any applicable Laws. The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets.

(c)         Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company with respect to the Company Financial Statements or the internal accounting controls of the Company, including any written complaint, allegation, assertion or claim that the Company has engaged in improper accounting or auditing practices. Since December 31, 2021, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company Board or any committee thereof or to any director or officer of the Company. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any internal investigations regarding accounting or revenue recognition or (iii) any fraud, whether or not material, that involves the Company’s management or other employees or independent contractors who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(d)         The Company has no liability or obligation, accrued, absolute, contingent or otherwise, individually or in the aggregate, that would be required to be set forth on the balance sheet of the Company prepared in accordance with IFRS applied on a consistent basis, other than (i) obligations and liabilities

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that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a material breach under any such Contracts, or any act or omission that, with the giving of notice, the lapse of time or otherwise, would constitute a material breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of, or the Company’s performance of its obligations under, this Agreement or the Ancillary Agreements to which it is or will be a party and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the Company Financial Statements or as set forth in Section 3.05(d) of the Company Disclosure Schedules.

(e)         As of the date of this Agreement, except for the Company Convertible Debenture, the Company has no Indebtedness. The Company is not a party to, and has no Contractual obligation to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, which Contract has the purpose of avoiding disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements.

(f)          The Company’s current auditors are independent with respect to the Company within the meaning of the rules of professional conduct applicable to auditors in Canada. Since December 31, 2021, there has not been a “reportable event” (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with the current auditors of the Company.

Section 3.06        Material Contracts.

(a)         Section 3.06(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, all Contracts (other than Company Benefit Plans) to which the Company is a party or by which any of its assets or properties is bound that constitute or involve the following (each of the following, a “Material Contract”):

(i)          Contracts (A) with any of the Affiliates of the Company or (B) pursuant to which the Company receives any “preferred pricing” or similar benefit that is utilized by the Company in the Ordinary Course and material to the conduct of its business as presently conducted;

(ii)         Contracts evidencing any Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt instruments and any pledge agreements, security agreements or other collateral agreements pursuant to which the Company has granted to any Person a Lien on any of the material properties or assets of the Company in connection therewith;

(iii)        any Contract with the top five suppliers of the Company as determined by dollar volume of payments during the 2023 fiscal year;

(iv)        any Real Property Lease;

(v)         Contracts with any Governmental Authority;

(vi)        Contracts awarded by the Company to a third party in the performance of a Contract with a Governmental Authority;

(vii)       Contracts which will remain in effect immediately following the Closing and (A) limit, or purport to limit, the right of the Company to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) require the Company to conduct any business on a “most favored nations” basis with any third party or (C) provide for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company;

(viii)      Contracts between the Company and any Related Party of the Company (other than any (A) customary confidentiality, assignment of inventions or noncompetition or other similar Contracts or (B) Company Benefit Plans);

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(ix)        Contracts providing for (A) the sale of any material properties or tangible assets of the Company other than in the Ordinary Course, (B) the grant to any Person of any preferential rights to purchase any material properties or tangible assets of the Company other than in the Ordinary Course or (C) the acquisition by the Company of any operating business or material properties or assets for consideration in excess of $500,000, other than in the Ordinary Course;

(x)         Contracts providing for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations);

(xi)        any partnership, joint venture or similar agreements, other than any customary joint operating agreements or unit agreements of the Company entered into in the Ordinary Course;

(xii)       Contracts involving any resolution or settlement of any Action that require future payments by the Company in excess of $100,000 or impose other continuing obligations on the Company, including any injunctive or other non-monetary relief;

(xiii)      Contracts granting a license or other permission to use any Intellectual Property of the Company, other than (A) Standard Inbound IP Licenses and (B) Standard Outbound IP Licenses;

(xiv)      Contracts to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xv)       Contracts granting any Person an irrevocable power of attorney from the Company; and

(xvi)      Contracts for the use by the Company of any tangible property where the annual lease payments are greater than $100,000 (other than any office equipment or operating equipment made in the Ordinary Course).

(b)         Each Material Contract is in full force and effect and a legal, valid, binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto. The Company is not in material breach or material violation of, or material default under, any Material Contract, and, to the Knowledge of the Company, no other party thereto is in material breach or material violation of, or material default under, any Material Contract. The Company has not received any written notice of default under any Material Contract, except for any such defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No party to a Material Contract has given written, or, to the Knowledge of the Company, oral notice to the Company of any exercise of termination rights with respect to any Material Contract or any non-renewal or modification of any Material Contract, except for any such defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished or made available to SPAC true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.07        Intellectual Property.

(a)         Section 3.07(a) of the Company Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP.

(b)         Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, to the Knowledge of the Company, solely with respect to issued or registered items included therein, valid and enforceable. There are no Actions currently before any Governmental Authority anywhere in the world to which the Company is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope or ownership with respect to any material Owned Registered IP. Except as would not be material to the Company, the Company is the sole and exclusive owner of any and all Owned Registered IP, free and clear of all Liens, except for Permitted Liens.

(c)         To the Knowledge of the Company, there is no infringement, misappropriation or other violation of any material Owned Intellectual Property by any third party, and, except as would not be material to the Company, the Company has not brought any Actions to any third party regarding the foregoing. To the Knowledge of the Company, the operation of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned by any third party, except as would not be

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material to the Company. The Company is not a party to any proceeding, or received any written communications, alleging or relating to any of the foregoing set forth in this Section 3.07(c), except as would not be material to the Company.

(d)         The Company takes commercially reasonable steps designed to maintain and protect the confidentiality of all trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no misappropriation of trade secrets included in the Owned Intellectual Property by any Person.

(e)         The representations and warranties set forth in this Section 3.07 shall constitute the sole representations and warranties made herein by the Company with respect to the infringement, misappropriation or other violation of Intellectual Property.

Section 3.08        Title to Properties and Assets; Liens. Except as would not be material to the Company, the Company has good and marketable title to its tangible properties, assets and rights, free and clear of any Liens, other than Permitted Liens. With respect to the properties, assets and rights leased by the Company, except as would not be material to the Company, the Company is in compliance with such leases and has a valid leasehold interest therein free and clear of any Liens, other than Permitted Liens.

Section 3.09        Real Estate.

(a)         As of the date of this Agreement, the Company does not own any real property, and the Company is not a party to any Contract under which it has a right to purchase any real property.

(b)         Section 3.09(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases, subleases, licenses and similar occupancy agreements for the use or occupancy of real property or real property interests held by the Company as of the date of this Agreement, including all amendments thereto (the “Real Property Leases” and such real property or real property interests, the “Leased Real Property”). Except as would not be material to the Company, the Company has a valid, and, to the Knowledge of the Company, enforceable, leasehold interest, license or right to occupy or similar right with respect to each Leased Real Property, free and clear of all Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the counterparties thereto, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Except as would not be material to the Company, (i) there is not, under any of the Real Property Leases, any existing default by the Company or, to the Knowledge of the Company, any other party thereto, and (ii) the Company has not received any written notice of any default by the Company or, to the Knowledge of the Company, any other party thereto, under any of the Real Property Leases.

(c)         The Company has not received any written notice regarding any actual or pending, and, to the Knowledge of the Company, there is no threatened, condemnation, action in eminent domain, taking, revocation (or intent to revoke) or contest action by any Governmental Authority with respect to all or a material portion of any Leased Real Property.

(d)         As presently conducted, the operations of the Company on the Leased Real Property do not violate in any material respect any applicable building code, zoning requirement or other Law relating to such property.

Section 3.10        Environmental Matters.

(a)         Since December 31, 2021, each of the Company and, to the Knowledge of the Company, each property and facility leased or operated by the Company is, and has been, in material compliance with all Environmental Laws.

(b)         The Company possesses all material Environmental Permits that are required for the operation of its business as presently conducted, and such Environmental Permits are in full force and effect, and since December 31, 2021, the Company is, and has been, in material compliance with all such Environmental Permits.

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(c)         There has been no Release of any Hazardous Materials by the Company at, in, on, under or from any real property currently leased or operated by the Company that requires any material Remedial Action pursuant to Environmental Law, and the Company has not received any written notice that it is currently liable pursuant to Environmental Laws for any material Remedial Action of any Hazardous Materials that the Company sent to a third-party site for disposal.

(d)         There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company alleging any material violation of, or material non-compliance with, any Environmental Law or material Environmental Permit.

(e)         The Company has not entered into any consent, settlement or other written agreement with any Governmental Authority relating to any material violation of, or material non-compliance with, any Environmental Law.

Section 3.11        No Conflicts. The execution and delivery by the Company of, and the performance by the Company of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with or, subject to obtaining the Company Shareholders’ Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under (i) the Company Governing Documents, (ii) any Material Contract or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12        Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is conducting its business and operations, and otherwise is and has been since December 31, 2021, in compliance with all applicable Laws. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not in conflict with, or in default, breach or violation of, any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 3.13        Permits. The Company has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) the Company is not in default under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 3.14        Absence of Changes. Since the date of the most recent Company Financial Statements and through the date hereof, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Company has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions) and (c) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach or violation of its covenants set forth in clauses (i), (ii), (iv), (vi), (viii), (xiv), (xv) or (xxi) of Section 6.01(a).

Section 3.15        Litigation. Except as would not be material to the Company:

(a)         there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its assets or properties, and no written notice of any such Action involving or relating to the Company, whether pending or threatened, has been received by the Company or, to the Knowledge of the Company, any of its Representatives;

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(b)         neither the Company nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority; and

(c)         there is no Action initiated by the Company currently pending or which the Company currently intends to initiate.

Section 3.16        Insurance. The Company has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the business of the Company, which are set forth on Section 3.16 of the Company Disclosure Schedules (the “Insurance Policies”). True, correct and complete copies of the material Insurance Policies of the Company as in effect as of the date of this Agreement have been made available to SPAC, and all premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Knowledge of the Company, no insurer has otherwise denied or disputed coverage for, any material claim under any such Insurance Policy during the last 12 months.

Section 3.17        Required Filings and Consents.

(a)         Assuming the accuracy of the representations made by SPAC and Amalco in Article IV and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of the Company is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or the expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         The Company is not engaged in manufacturing as defined by the HSR Act and related rules. The Company’s (i) annual net sales do not exceed the current threshold of $239 million and (ii) total assets do not exceed the current threshold of $23.9 million, both under Section 18a(a)(2)(B)(ii)(II) and (III) of the HSR Act and related rules.

Section 3.18        Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of the Company, and the Company has not incurred, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 3.19        Related Party Transactions. Except with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements or any Company Benefit Plan:

(a)         no director, officer, employee or Affiliate (each, a “Related Party”) of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any Related Party of the Company, other than with respect to advances to employees or independent contractors for expenses in the Ordinary Course;

(b)         to the Knowledge of the Company, no Related Party of the Company has any direct or indirect ownership interest in any Person with whom the Company is a counterparty to a Material Contract or has a material business relationship, except for ownership of less than 10% of the outstanding shares of any such Person;

(c)         to the Knowledge of the Company, no Related Party of the Company has a direct or indirect financial or beneficial interest in any Contract with the Company, other than any such Contracts related to such Person’s (i) ownership of Equity Securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other compensation and employment benefits provided by the Company to such Person in the Ordinary Course; and

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(d)         there are no Contracts between the Company, on the one hand, and any immediate family member of any director or officer of the Company, on the other hand.

Section 3.20        Employment and Labor.

(a)         Section 3.20(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list, for each independent contractor of the Company (to the extent performing services for the Company similar to an employee) as of the date of this Agreement, of such independent contractor’s (i) identification number, (ii) title or position, (iii) services provided, (iv) location of service, (v) original start date, (vi) cumulative length of service, (vii) fees, (viii) incentive compensation over the past year (including commissions, bonuses and equity incentives), (ix) visa or other work permit sponsored by the Company (including type of visa and expiration date, as applicable), and (x) Contract applicable to such services. Each independent contractor of the Company has been properly classified as an independent contractor and the Company has not received any notice from any Governmental Authority disputing such classification. Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan. As of the date of this Agreement, the Company has no employees.

(b)         The Company is and has been, since December 31, 2021, in compliance with all applicable Laws in all material respects relating to service providers or engagement of labor, including all applicable Laws relating to wages, vacation pay, sick pay, hours, overtime, Company Benefit Plan contributions or payments, collective bargaining, civil rights, safety and health, workers’ compensation, immigration, Canada Pension Plan remittances, or social security Taxes or other similar Taxes.

(c)         The Company is not and has never been a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council, trade union, industrial organization or other similar employee organization applicable to any employees and, to the Knowledge of the Company, there are no activities or proceedings of any labor union, works council, trade union, industrial organization or other similar employee organization to organize any such employees. Additionally, except as had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its respective employees, (ii) there is no labor strike, slowdown, dispute, or work stoppage or lockout pending, and the Company has not experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to any of their respective employees, (iii) there is no representation claim or petition pending before any applicable Governmental Authority and (iv) there are no charges with respect to or relating to the Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices. The Company has not been involved in any dispute with any labor union, works council, trade union, industrial organization, or similar representative of employees, in each case, at any time since December 31, 2021.

(d)         Except as would not be material to the Company, there are no, and, since December 31, 2021, there have not been any, Actions pending, or, to the Knowledge of the Company, threatened, against the Company involving allegations of sexual harassment or sexual misconduct by an employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company. The Company has not entered into a settlement agreement with a current or former employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company resolving allegations of sexual harassment or sexual misconduct by an employee, intern, volunteer, officer, director or other Person who provides or provided services to the Company.

(e)         To the Knowledge of the Company, as of the date of this Agreement, no officer of the Company intends to terminate his or her service with the Company, nor does the Company have any present intention to terminate the service of any of the forgoing.

(f)          No Person who provides services to the Company has notified the Company in writing that they will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.

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(g)         The Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any mass or group termination, early retirement or separation since December 31, 2021, and the Company has not planned or announced any such action or program for the future.

(h)         Except as would not be material to the Company, the Company is not subject to any pending or, to the Knowledge of the Company, threatened Actions in respect of any current or former officer, director or independent contractor of the Company. There are no outstanding judgments or orders under any applicable Law or settlement or pending settlement requiring the reinstatement of or requiring the taking of any action, or the refraining from taking any action, or which place a financial obligation upon the Company, in respect of any current or former officer, director or independent contractor of the Company.

(i)          The Company is not liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal or cessation of Persons that provide services to the Company other than pursuant to any Company Benefit Plan set out in Section 3.21(a) of the Company Disclosure Schedules.

(j)          There are no overdue or unpaid pension or superannuation-related contributions, statutory or otherwise due on the part of the Company or any independent contractor of the Company (if applicable) that are outstanding and unpaid. There are no loans made to Persons who provide services to the Company.

Section 3.21        Company Benefit Plans.

(a)         Section 3.21(a) of the Company Disclosure Schedules sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan), (ii) the most recent member booklet or summary plan description, including any summary of material modifications and (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan.

(b)         Each Company Benefit Plan has been established, administered, operated and funded in accordance with its terms and in compliance with all applicable Laws in all material respects. Except as would not be material to the Company, there are no pending or, to the Knowledge of the Company, threatened Actions by any Person against or relating to the Company Benefit Plans, other than routine benefits claims. No Company Benefit Plan is presently under audit or examination by any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject the Company to any material Tax, penalty or fine in connection with any Company Benefit Plan.

(c)         No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate of the Company has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is (i) governed by ERISA or (ii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada.

(d)         All material contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan.

(e)         No event has occurred and no condition exists that would reasonably be expected to subject the Company by reason of their affiliation with any of its ERISA Affiliates to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by its ERISA Affiliates (other than the Company).

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(f)          Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of the Company or with respect to any Company Benefit Plan, including any bonus, separation, severance, redundancy, termination, change in control, retention or similar benefits; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any employee, director or individual independent contractor of the Company; or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) by the Company to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)         No Company Benefit Plan provides, nor does the Company have or reasonably expect to have any obligation to provide, retiree life or medical to any current or former officer, director or consultant of the Company or their respective beneficiaries or dependents after termination of service except as may be required by applicable Law.

(h)         All material contributions, premiums or payments required to be made or remitted with respect to any Company Benefit Plan have been timely made or remitted to the extent due or properly accrued on the financial statements of the Company. The Company has no actual or potential unfunded liabilities with respect to any Company Benefit Plan that is a defined benefit pension plan and no accumulated funding deficiencies exist in any Company Benefit Plan that is a defined benefit pension plan.

Section 3.22        Tax.

(a)         The Company: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes (whether or not shown as due) on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay (taking into account any extension of time to pay such Taxes); (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. All material Taxes of the Company which are not yet due and payable have been (A) for periods covered by the Company Financial Statements, adequately accrued and reserved on the Company Financial Statements in accordance with IFRS and (B) for periods not covered by the Company Financial Statements, accrued on the books and records of the Company, in each case as of the date of this Agreement.

(b)         The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), and does not have any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the Ordinary Course the primary purpose of which does not relate to Taxes.

(c)         The Company has withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other person and has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(d)         The Company has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes.

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(e)         The Company does not have a request for a material ruling in respect of Taxes pending with any taxing authority.

(f)          There are no material Tax liens upon any assets of the Company except for Permitted Liens.

(g)         None of the shares in the Company are “taxable Canadian property” within the meaning of the Tax Act to any shareholder of the Company.

(h)         The Company has not: (i) received written notice from a non-Canadian or non-U.S. taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. The Company is not subject to Tax in any country other than its country of incorporation, organization or formation or by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(i)          The Company has not participated in a “reportable transaction” within the meaning of either subsection 237.3(1) of the Tax Act or a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law), or a “notifiable transaction” within the meaning of subsection 237.4(1) of the Tax Act.

(j)          None of Sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to the Company. The Company has no material unpaid amounts that may be required to be included in income under Section 78 of the Tax Act.

(k)         The Company has not acquired property from any Person in circumstances where the Company did or could have become liable for any Taxes payable by such Person pursuant to Section 160 of the Tax Act.

(l)          The Company has not made any payments or delivered services or sold, transferred or otherwise assigned goods to any Person in circumstances where the provisions of Section 247 of the Tax Act, Section 482 of the Code, or any similar provision of any other similar Law applied.

(m)        The Company is a “taxable Canadian corporation” as such term is defined in the Tax Act.

(n)         The Company has not taken or agreed to take any action, nor does it intend to or plan to take any action, or have any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided, that the foregoing representation will not prevent the Company from taking any actions required by this Agreement or any Ancillary Agreement.

Section 3.23        Books and Records. The minute books of the Company, copies of which have been provided to SPAC, contain complete and accurate records in all material respects of all meetings and other corporate actions of the Company Shareholders and the Company Board and all committees thereof.

Section 3.24        Data Privacy and Security.

(a)         The Company complies, and since December 31, 2021 the Company has complied, in all material respects, with all Privacy and Information Security Requirements, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2021, the Company has not been notified in writing of, or, to the Knowledge of the Company, is the subject of, any Action related to Processing of Personal Data by any Governmental Authority regarding any actual or possible violations of any Privacy and Information Security Requirement by the Company.

(b)         The Company employs safeguards that are required to comply with all Privacy and Information Security Requirements to protect Personal Data within its control and requires the same of all vendors under contract with the Company that Process Personal Data on its behalf, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect. The Company provides, and has since December 31, 2021 provided, all requisite notices and obtained all required consents, and

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satisfied all other requirements (including notification to Governmental Authorities) necessary under any Privacy and Information Security Requirement for the Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted, except where the failure to do any of the foregoing would not reasonably be expected to have a Company Material Adverse Effect.

(c)         Except as would not be material to the Company, to the Knowledge of the Company, since December 31, 2021, the Company has not suffered a security breach with respect to any of the Company Data in the possession or control of the Company and, except as would not be material to the Company and to the Knowledge of the Company, since December 31, 2021, there has been no unauthorized or illegal use of or access to any Company Data in the possession or control of the Company. To the Knowledge of the Company, since December 31, 2021, the Company Systems owned or controlled by the Company have had no material errors or defects that have not been remedied in all material respects and, to the Knowledge of the Company, contain no code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Systems (including what are sometimes referred to as “viruses,” “worms,” “time bombs” or “back doors”) that have not been removed or remedied in all material respects, except as would not reasonably be expected to result in any material disruption to, or material interruption in, the conduct of the Company’s business for more than three calendar weeks.

Section 3.25        Foreign Corrupt Practices Act. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives, distributors, resellers or other third parties acting on behalf of the Company have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above, in order to assist the Company to obtain or retain business for, or direct business to, the Company. Since December 31, 2021, neither the Company nor, to the Knowledge of the Company, any of its Representatives, distributors, resellers or other third parties acting on behalf of the Company has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any applicable Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Knowledge of the Company, threatened in writing, except as would not be material to the Company.

Section 3.26        Anti-Money Laundering. The operations of the Company are and have been conducted at all times since December 31, 2021 in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, applicable provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and applicable money laundering Laws of all jurisdictions in which the Company conducts its business, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority having jurisdiction over the Company (collectively, the “Anti-Money Laundering Laws”). No Action by or before any Governmental Authority involving the Company with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing, except as would not be material to the Company.

Section 3.27        Sanctions. Neither the Company nor, to the Knowledge of the Company, any of its Representatives is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any Sanctions or (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Donetsk and Luhansk regions of Ukraine, Russia, Cuba, Iran, North Korea and Syria). Since December 31, 2018, to the Knowledge of the Company, the Company has not engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction was, or whose government was, the subject of Sanctions.

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Section 3.28        Export Controls. The Company and, to the Knowledge of the Company, its Representatives in their capacities as such, have, since December 31, 2021, been in compliance with all applicable Export Laws, except as would not be material to the Company. The Company has not (a) received written notice of any actual, alleged or potential violation of any applicable Export Law or (b) been a party to or the subject of any Action that is pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Authority related to any actual, alleged or potential violation of any applicable Export Law, in each case, except as would not be material to the Company.

Section 3.29        Provided Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of the Company for use therein. All documents that the Company is responsible for filing with the CSA in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

Section 3.30        CSA Filings.

(a)         The Company has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the CSA (collectively, as they have been amended or supplemented since the time of their filing through the date that is one Business Day prior to the date of this Agreement, the “Company CSA Filings”), including with respect to the Peak REE Project. Each Company CSA Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of applicable Law. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each Company CSA Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved material comments in comment letters received from the CSA with respect to any of the Company CSA Filings. To the Knowledge of the Company, none of the Company CSA Filings filed on or prior to the date of this Agreement is subject to ongoing CSA review or investigation.

(b)         To the Knowledge of the Company, each director and executive officer of the Company has filed with the CSA on a timely basis all statements required by applicable Law in connection with their service to the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer or director of the Company.

(c)         The Company is in compliance in all material respects with the applicable TSX listing and corporate governance rules and regulations.

Section 3.31        OTC Markets and TSXV Quotation. As of the date of this Agreement, the Company Common Shares are listed for trading on (a) the OTC Markets under the symbol “USREF” and (b) TSXV under the symbol “RARE”. The Company is in compliance in all material respects with the rules of the OTC Markets and TSXV and there is no Action pending or, to the Knowledge of the Company, threatened against the Company by the OTC Markets Group or the TMX Group with respect to any intention by such entity to deregister the Company Common Shares or terminate the listing of the Company Common Shares on the OTC Markets or TSXV. The Company has not taken any action to delist the Company Common Shares on either the OTC Markets or TSXV except as contemplated by this Agreement.

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Section 3.32        Cultural Business. The Company is not a “cultural business” within the meaning of the ICA.

Section 3.33        Corporate Approvals. The Company Board has, as of the date of this Agreement, unanimously (with conflicted directors abstaining) (a) determined that it is fair to, advisable for and in the best interests of the Company and the Company Shareholders for the Company to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in this Agreement. The Company Shareholders’ Approval represents the only approval of the holders of any Equity Securities of the Company necessary in connection with the entry into this Agreement by the Company and the consummation of the Transactions.

Section 3.34        Solvency. As of the date of this Agreement, the Company is not the subject of an Insolvency Event.

Section 3.35        No Additional Representations or Warranties. THE COMPANY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article IV, Article V OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF SPAC, AMALCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND SPAC AND AMALCO EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC, AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC OR AMALCO BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF PUBCO OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND PUBCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PUBCO BY THE MANAGEMENT OF PUBCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV (AS QUALIFIED BY THE SPAC DISCLOSURE SCHEDULES) OR Article V OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF SPAC, AMALCO OR PUBCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AMALCO, PUBCO OR ANY OTHER PERSON, AND THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV OR Article V OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

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Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC AND AMALCO

Each of SPAC and Amalco hereby represents and warrants to the Company the following, except as set forth in (x) the SPAC SEC Filings that were available at least one Business Day prior to the date hereof on the SEC’s website through EDGAR (which disclosure shall apply only against any representations and warranties to which it is reasonably apparent it should relate and excluding disclosures referred to in any “risk factors” or “forward looking statements” sections of such SPAC SEC Filings and any other disclosures in such SPAC SEC Filings to the extent they are of a cautionary, predictive or forward-looking nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.05 or Section 4.16) or (y) the disclosure schedules delivered to the Company by SPAC on the date of this Agreement in accordance with Section 11.09 (the “SPAC Disclosure Schedules”):

Section 4.01        Organization, Good Standing, Corporate Power and Qualification; Governing Documents.

(a)         As of the date of this Agreement and prior to the Domestication, SPAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. From and after the Domestication, SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. SPAC has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b)         SPAC is presently qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(c)         SPAC has provided to the Company true, correct and complete copies of the SPAC Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the SPAC Governing Documents is in full force and effect, and SPAC is not in violation of any of the provisions of the SPAC Governing Documents.

Section 4.02        Subsidiaries. Amalco is the only Subsidiary of SPAC. Except for Amalco, SPAC does not directly or indirectly own any Equity Securities of any Person.

Section 4.03        Capitalization.

(a)         As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, 3,149,199 of which are issued and outstanding, (ii) 20,000,000 SPAC Class B Ordinary Shares, 7,062,500 of which are issued and outstanding, (iii) 1,000,000 SPAC Preference Shares, none of which are issued and outstanding, (iv) SPAC Public Warrants exercisable for an aggregate of 9,416,666 SPAC Class A Ordinary Shares, (v) SPAC Private Warrants exercisable for an aggregate of 288,334 SPAC Class A Ordinary Shares, (vi) SPAC Class B Warrants exercisable for an aggregate of 2,354,167 SPAC B Ordinary Shares, (vii) 97,329 SPAC Public Units, all of which are issued and outstanding, (viii) 865,000 SPAC Private Units, all of which are issued and outstanding and (ix) 7,062,500 SPAC Class B Units, all of which are issued and outstanding.

(b)          All SPAC Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the SPAC Governing Documents and have not been issued in violation of (i) any provision of the SPAC Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws and the SPAC Warrant Agreement, as applicable.

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(c)         Except for the SPAC Warrants, there are no authorized or issued options, warrants, convertible securities or other equity appreciation, phantom equity, profit participation, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights, conversion rights or other similar rights, or any Contracts of any character, obligating SPAC to issue, exchange, transfer, deliver or sell any Equity Securities of SPAC.

(d)         There are no voting trusts, voting agreements, proxies, shareholder agreements or other Contracts with respect to the voting or transfer of any SPAC Shares or any other Equity Securities of SPAC. There is no outstanding Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote.

(e)         SPAC has no obligation to repurchase, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.04        Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Shareholders’ Approval, to consummate the Transactions. The (a) execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of SPAC and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the SPAC Shareholders’ Approval, and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement or the consummation of the Transactions (other than the SPAC Shareholders’ Approval). This Agreement and each of the Ancillary Agreements to which SPAC is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.05        Financial Statements.

(a)         The financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, changes in shareholders equity and cash flows of SPAC as at the dates and during the periods therein indicated. Each of the SPAC Financial Statements has been prepared in accordance with GAAP, Regulation S-K, and Regulation S-X, in each case, applied on a consistent basis throughout the periods indicated (subject, in the case of unaudited SPAC Financial Statements, to normal and recurring year-end audit adjustments which have not had, and would not reasonably be expected to, individually or in the aggregate, be material), and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(b)         SPAC has established and maintains disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to SPAC and other material information required to be disclosed by SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the management of SPAC by others within SPAC to allow timely decisions to be made regarding required disclosures and to make the certifications required under any applicable Laws. SPAC has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) records are maintained in reasonable detail which accurately and fairly reflect, in all material respects, its transactions and dispositions of assets.

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(c)          Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in improper accounting or auditing practices. Since the formation of SPAC, to the Knowledge of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any internal investigations regarding accounting or revenue recognition or (iii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d)          SPAC has no liability or obligation, accrued, absolute, contingent or otherwise, individually or in the aggregate, that would be required to be set forth on the balance sheet of SPAC prepared in accordance with GAAP applied on a consistent basis, other than (i) obligations and liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a material breach under any such Contracts, or any act or omission that, with the giving of notice, the lapse of time or otherwise, would constitute a material breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of, or SPAC’s performance of its obligations under, this Agreement or the Ancillary Agreements to which it is or will be a party and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.05(d) of the SPAC Disclosure Schedules.

(e)         As of the date of this Agreement, SPAC does not have any Indebtedness. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.06        No Conflicts. The execution and delivery by SPAC of, and the performance by SPAC of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Shareholders’ Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the SPAC Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.07        Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws. Since the date of its formation, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, SPAC is not in conflict with, or in default, breach or violation of, any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 4.08        Permits. SPAC has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) SPAC is not in default

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under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 4.09        Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect, (b) SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions) and (c) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a breach or violation of its covenants set forth in clauses (i), (ii), (iii), (v), (vii), (xi), (xii) or (xv) of Section 7.03(a).

Section 4.10        Litigation. Except as would not be material to SPAC, there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC or any of its assets or properties, and no written notice of any such Action involving or relating to SPAC, whether pending or threatened, has been received by SPAC or, to the Knowledge of SPAC, any of its Representatives. Except as would not be material to SPAC, neither SPAC nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of SPAC, continuing investigation by, any Governmental Authority. There is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate.

Section 4.11        Required Filings and Consents. Assuming the accuracy of the representations made by the Company in Article III and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of SPAC is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which SPAC is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, (c) the completion of the Domestication in accordance with the applicable requirements of the CICL and the BCBCA and (d) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or the expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.12        Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of SPAC or Amalco, and neither SPAC nor Amalco has incurred, directly or indirectly, as a result of any action taken by or on behalf of SPAC or Amalco, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 4.13        Tax.

(a)         SPAC: (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all material Taxes (whether or not shown as due) on such filed Tax Returns and any other material Taxes that SPAC is otherwise obligated to pay (taking into account any extension of time to pay such Taxes); (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. All material Taxes of SPAC which are not yet due and payable have been (A) for periods covered by the SPAC Financial Statements, adequately accrued and reserved on the SPAC Financial Statements in accordance with GAAP and (B) for periods not covered by the SPAC Financial Statements, accrued on the books and records of SPAC, in each case as of the date of this Agreement.

(b)         SPAC is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), and does not have any potential liability or obligation to any Person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the Ordinary Course the primary purpose of which does not relate to Taxes.

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(c)         SPAC has withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other person and has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding and remittance and related reporting requirements with respect to such Taxes.

(d)         SPAC has not been a member of an affiliated, consolidated, combined or unitary group for U.S. federal, state, local or non-U.S. Tax purposes.

(e)         SPAC does not have a request for a material ruling in respect of Taxes pending with any taxing authority.

(f)          There are no material Tax liens upon any assets of SPAC except for Permitted Liens.

(g)         SPAC has not: (i) received written notice from a non-U.S. taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or (ii) received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction. SPAC is not subject to Tax in any country other than its country of incorporation, organization or formation or by virtue of having employees, a permanent establishment, other place of business or similar presence in that country.

(h)         SPAC has not participated in a “reportable transaction” within the meaning of either subsection 237.3(1) of the Tax Act or a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Law).

(i)          SPAC has not taken or agreed to take any action, nor does it intend to or plan to take any action, or have any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided, that the foregoing representation will not prevent SPAC from taking any actions required by this Agreement or any Ancillary Agreement.

Section 4.14        Takeover Statutes and Charter Provisions. SPAC and the SPAC Board have taken all action necessary so that this Agreement and the Transactions are exempted from the restrictions on business combinations and voting requirements contained in any Takeover Statute applicable to SPAC that is, or becomes applicable to, this Agreement or the Transactions, and, if any such Takeover Statute is or becomes applicable to any of the foregoing, SPAC and the SPAC Board agree to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on this Agreement or the Transactions.

Section 4.15        Provided Information. None of the information supplied or to be supplied by or on behalf of SPAC or Amalco for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by SPAC or Amalco with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of SPAC or Amalco for use therein. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

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Section 4.16        SEC Filings.

(a)         SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date that is two Business Days prior to the date of this Agreement, the “SPAC SEC Filings”). Each SPAC SEC Filing, as of the date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to such SPAC SEC Filing. As of the date of its filing (or if amended or superseded by a filing, the initial filing), each SPAC SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation.

(b)         Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)         SPAC is in compliance with the applicable Nasdaq listing and corporate governance rules and regulations.

Section 4.17        Trust Account. As of the date of this Agreement, SPAC has at least $25,193,578.08 in the Trust Account, such monies invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of July 27, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement has not been amended or modified, is in full force and effect, is a valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no separate Contracts that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) SPAC Shareholders holding SPAC Class A Shares who shall have elected to effect a SPAC Share Redemption and (b) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes owed by SPAC as a result of assets of SPAC or interest or other income earned on the assets of SPAC or (ii) in connection with SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has complied in all material respects with the Trust Agreement, and SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except in connection with SPAC Share Redemptions (or a redemption right in connection with an amendment of the SPAC Governing Documents to extend SPAC’s deadline to consummate a Business Combination).

Section 4.18        Investment Company Act; JOBS Act; Investment Canada Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act. SPAC is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

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Section 4.19        Business Activities.

(a)         Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate existence, (ii) those that are administrative, ministerial or otherwise immaterial in nature, (iii) related to the SPAC IPO, or (iv) directed toward the accomplishment of a Business Combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements to which SPAC is or will be a party, the performance of its obligations hereunder or thereunder or the consummation of the Transactions. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements to which SPAC is or will be a party, there is no Contract to which SPAC is a party of which is binding upon the properties or assets of SPAC which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)         SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person (including in respect of any other potential Business Combination).

(c)          Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than consultants and advisors retained in the Ordinary Course (including in connection with the Transactions) or as described in the SPAC SEC Filings, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities reasonably taken on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee, director, or officer. SPAC has never and does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which SPAC is or will be a party, nor the consummation of the Transactions, will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d)         Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and SPAC is not a party to any Contract with any Person that (i) obligates SPAC to make payments of $75,000 or more or (ii) will remain in effect immediately following the Closing and limit the right of SPAC or any of its Affiliates to engage in any line of business or in any geographic area.

(e)         The SPAC SEC Filings include true, correct and complete copies of each SPAC Material Contract. Each SPAC Material Contract is in full force and effect and is a valid, binding and enforceable obligation of SPAC and, to the Knowledge of SPAC, each of the counterparties thereto, subject to the Enforceability Exceptions.

(f)          There is no Contract to which SPAC is a party or by which any of its properties or assets is bound which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any Person.

Section 4.20        Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Ordinary Shares, SPAC Public Warrants, and SPAC Public Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “PLMJ”, “PLMJW” and “PLMJU” respectively. SPAC is in compliance with the rules of Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares or the SPAC Public Warrants or terminate the listing of SPAC Class A Ordinary Shares, SPAC Public Warrants, and SPAC Public Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Public Warrants, or SPAC Public Units under the Exchange Act except as contemplated by this Agreement.

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Section 4.21        Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are fair to and in the best interests of the SPAC Shareholders, (c) determined that the Transactions constitute a Business Combination, and (d) recommended that the SPAC Shareholders approve the SPAC Shareholder Proposals. The SPAC Shareholders’ Approval represents the only approval of the holders of any Equity Securities of SPAC necessary in connection with the entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.22        PIPE Subscription Agreements. The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, the PIPE Investor party to each such PIPE Subscription Agreement.

Section 4.23        Related Party Transactions. Except with respect to actions expressly contemplated by this Agreement or any of the Ancillary Agreements:

(a)         neither Sponsor nor any other Related Party of SPAC is indebted to SPAC, nor is SPAC indebted (or committed to make loans or extend or guarantee credit) to Sponsor or any other Related Party of SPAC, other than with respect to advances to employees or independent contractors for expenses in the Ordinary Course;

(b)         to the Knowledge of SPAC, neither Sponsor nor any Related Party of SPAC has any direct or indirect ownership interest in any Person with whom SPAC is a counterparty to a Contract or has a material business relationship, except for ownership of less than 10% of the outstanding shares of any such Person;

(c)         to the Knowledge of SPAC, no Related Party of SPAC has a direct or indirect financial or beneficial interest in any Contract with SPAC, other than any such Contracts related to such Person’s (i) ownership of Equity Securities of SPAC, (ii) indemnification by SPAC or (iii) salary, commission and other compensation and employment benefits provided by SPAC to such Person in the Ordinary Course; and

(d)         There are no Contracts between SPAC, on the one hand, and Sponsor or any Related Party of SPAC, or any immediate family member of any director or officer of SPAC, on the other hand.

Section 4.24        Amalco.

(a)         Amalco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Amalco has provided to the Company true, correct and complete copies of the Amalco Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Amalco Governing Documents is in full force and effect, and Amalco is not in violation of any of the provisions of the Amalco Governing Documents.

(b)         Amalco was formed solely for the purpose of engaging in the Transactions, and Amalco has not engaged in any other business or activities since its formation. At all times prior to the Company Amalgamation Effective Time, Amalco shall not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under the Amalco Governing Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Ancillary Agreements and the Transactions.

(c)         As of the date of this Agreement, the authorized share capital of Amalco consists of an unlimited number of common shares, 100 of which are issued and outstanding, and all issued and outstanding common shares of Amalco are owned by SPAC (the “Amalco Shares”). The Amalco Shares have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Amalco Governing Documents and have not been issued in violation of (i) any provision of the Amalco Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws. At all times prior to the Company Amalgamation Effective Time, no other Equity Securities of Amalco shall be issued or outstanding.

(d)         Amalco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Amalco Sole Shareholder Approval, to consummate the

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Transactions. The (a) execution and delivery by Amalco of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Amalco and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the Amalco Sole Shareholder Approval, and no other corporate proceedings on the part of Amalco are necessary to authorize this Agreement or the consummation of the Transactions (other than the Amalco Sole Shareholder Approval). This Agreement and each of the Ancillary Agreements to which Amalco is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of Amalco, enforceable against Amalco in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

(e)         The execution and delivery by Amalco of, and the performance by Amalco of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Amalco Sole Shareholder Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the Amalco Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(f)          Assuming the accuracy of the representations made by the Company in Article III and Pubco in Article V, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or the expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Amalco is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Amalco is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under applicable securities Laws or the HSR Act, (b) the Regulatory Approvals, and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings or notifications, or expiration or termination of such waiting periods, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(g)         The Amalco Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) determined that it is fair to, advisable for and in the best interests of Amalco and SPAC, as the sole shareholder of Amalco, for Amalco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (ii) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (iii) recommended that SPAC, as the sole shareholder of Amalco, approve the Transactions, on the terms and subject to the conditions set forth in this Agreement.

Section 4.25        No Additional Representations or Warranties. EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article III, Article V OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF THE COMPANY, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF PUBCO OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND PUBCO EXPRESSLY

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DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PUBCO BY THE MANAGEMENT OF PUBCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, AMALCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) OR Article V OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY OR PUBCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, PUBCO OR ANY OTHER PERSON, AND EACH OF SPAC AND AMALCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR Article V OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY SPAC, AMALCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco hereby represents and warrants to SPAC and the Company the following:

Section 5.01        Organization and Good Standing; Governing Documents. Pubco is a corporation duly organized, validly existing and in good standing under the Laws of the Province of British Columbia. Pubco has provided to SPAC and the Company true, correct and complete copies of the Pubco Governing Documents, each as amended, restated or otherwise modified and in effect as of the date of this Agreement. Each of the Pubco Governing Documents is in full force and effect, and Pubco is not in violation of any of the provisions of the Pubco Governing Documents.

Section 5.02        Subsidiaries. Pubco does not directly or indirectly own any Equity Securities of any Person.

Section 5.03        Capitalization. As of the date of this Agreement, the authorized share capital of Pubco consists of an unlimited number of Pubco Common Shares, 100 of which are issued and outstanding, and all issued and outstanding Pubco Common Shares are owned by the Pubco Sole Shareholder (the “Pubco Shares”). The Pubco Shares have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, were issued free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Pubco Governing Documents and have not been issued in violation of (i) any provision of the Pubco Governing Documents, (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right, conversion right or other similar right or (iii) any applicable securities Laws. At all times prior to the SPAC Amalgamation Effective Time, no other Equity Securities of Pubco shall be issued or outstanding.

Section 5.04        Due Authorization. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Pubco Sole Shareholder Approval, to consummate the Transactions. The (a) execution and delivery by Pubco of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder and thereunder has been duly and validly authorized by all necessary corporate action on the part of Pubco and its directors, officers and shareholders, subject only, in the case of clause (b), to obtaining the Pubco Sole Shareholder Approval, and no other corporate proceedings on the part of Pubco are necessary to authorize this Agreement or

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the consummation of the Transactions (other than the Pubco Sole Shareholder Approval). This Agreement and each of the Ancillary Agreements to which Pubco is or will be a party, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of Pubco, enforceable against Pubco in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

Section 5.05        No Conflicts. The execution and delivery by Pubco of, and the performance by Pubco of its obligations pursuant to, this Agreement and each of the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Pubco Sole Shareholder Approval and the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, suspension or acceleration) under, (i) the Pubco Governing Documents, (ii) any Contract to which it is a party or by which any of its properties or assets is bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets, except, in the case of clauses (a)(ii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.06        Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, Pubco is conducting its business and operations, and otherwise is, and has been since the date of its formation, in compliance with all applicable Laws. Since the date of its formation, neither Pubco nor, to the knowledge of Pubco, any Representative of Pubco has received any written notice from any Governmental Authority alleging noncompliance with any applicable Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, Pubco is not in conflict with, or in default, breach or violation, of any term or provision of any Governmental Order by which it or any of its properties or assets is bound.

Section 5.07       Permits. Pubco has obtained, and is in compliance in all material respects with, all Permits required by applicable Laws necessary to conduct its business as currently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (a) such Permits are valid, in full force and effect and in good standing, (b) Pubco is not in default under any such Permits, (c) all fees and other amounts required to be paid with respect to such Permits as of the date hereof have been paid and (d) there are no Actions pending or, to the knowledge of Pubco, threatened against Pubco that could reasonably be expected to result in the suspension, loss or revocation of any such Permits.

Section 5.08        Absence of Changes. Since the date of its formation, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect, and (b) Pubco has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions).

Section 5.09        Litigation. Except as would not be material to Pubco, there are no Actions pending or, to the knowledge of Pubco, threatened against Pubco or any of its assets or properties, and no written notice of any such Action involving or relating to Pubco, whether pending or threatened, has been received by Pubco or, to the knowledge of Pubco, any of its Representatives. Except as would not be material to Pubco, neither Pubco nor any of its properties or assets is subject to any Governmental Order or consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pubco, continuing investigation by, any Governmental Authority. There is no Action initiated by Pubco currently pending or which Pubco currently intends to initiate.

Section 5.10        Required Filings and Consents. Assuming the accuracy of the representations made by the Company in Article III and SPAC and Amalco in Article IV, no consent, approval or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, or expiration or termination of a waiting period imposed by, any Governmental Authority on the part of Pubco is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Pubco is or will be a party or the consummation of the Transactions, except for (a) such filings or notices as may be required under the Securities Act, the Exchange Act or other applicable securities Laws or the HSR Act, (b) the Regulatory Approvals and (c) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations, filings

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or notifications the failure of which to make or obtain has not, and would not reasonably be expected to, materially delay or impair the ability of Pubco to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Agreements to which it is or will be a party.

Section 5.11        Brokers or Finders. No broker, finder, agent or similar intermediary has acted on behalf of Pubco, and Pubco has not incurred, directly or indirectly, as a result of any action taken by or on behalf of Pubco, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges, in each case, in connection with this Agreement or the consummation of any of the Transactions.

Section 5.12        Provided Information. None of the information supplied or to be supplied by or on behalf of Pubco for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto, or any other report, form, registration or other filing made with any Governmental Authority (including the SEC and the CSA) with respect to the Transactions; (b) in the Proxy/Registration Statement or the Company Information Circular; or (c) in the mailings or other distributions to the SPAC Shareholders, the Company Shareholders, the PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by Pubco with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Pubco for use therein. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with applicable securities Laws.

Section 5.13        Investment Company Act; JOBS Act; Investment Canada Act. Pubco is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Pubco constitutes an “emerging growth company” within the meaning of the JOBS Act. Pubco is a “trade agreement investor” and is not a “state-owned enterprise” as such terms are defined in the ICA.

Section 5.14        Business Activities. Pubco was formed solely for the purpose of engaging in the Transactions, and Pubco has not engaged in any other business or activities since its formation. At all times prior to the SPAC Amalgamation Effective Time, Pubco shall not have any assets, liabilities or obligations of any nature or any tax attributes, other than (i) those set forth under the Pubco Governing Documents (including its costs of formation), and (ii) pursuant to this Agreement, the Ancillary Agreements and the Transactions.

Section 5.15        Corporate Approvals. The Pubco Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) determined that it is fair to, advisable for and in the best interests of Pubco and the Pubco Sole Shareholder for Pubco to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and each of the Ancillary Agreements to which it is or will be a party and (c) recommended that the Pubco Sole Shareholder approve the Transactions, on the terms and subject to the conditions set forth in this Agreement.

Section 5.16        PIPE Subscription Agreements. The PIPE Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of Pubco and, to the knowledge of Pubco, the PIPE Investor party to each such PIPE Subscription Agreement.

Section 5.17        No Additional Representations or Warranties. PUBCO ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PUBCO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN Article III, Article IV OR THE ANCILLARY AGREEMENTS, (A) (I) NONE OF THE COMPANY, ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ANY OF ITS

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AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (II) NONE OF SPAC, AMALCO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES, AND SPAC AND AMALCO EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC AND AMALCO OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC OR AMALCO BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PUBCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. PUBCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) OR Article IV (AS QUALIFIED BY THE SPAC DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS, ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, SPAC OR AMALCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, SPAC, AMALCO OR ANY OTHER PERSON, AND PUBCO ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR Article IV OR THE ANCILLARY AGREEMENTS, NONE OF SUCH MATERIALS MAY BE RELIED UPON BY PUBCO OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

Article VI

COVENANTS OF THE COMPANY

Section 6.01        Company Conduct of Business.

(a)         Except (i) as contemplated by this Agreement, any of the Ancillary Agreements or the Plan of Arrangement, (ii) as required by applicable Law or Governmental Order, (iii) as set forth in Section 6.01(a) of the Company Disclosure Schedules or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Section 10.01 (the “Interim Period”), the Company shall use its commercially reasonable efforts to operate its business in the Ordinary Course, and shall not:

(i)          change or amend the Company Governing Documents;

(ii)         make or declare any dividend or distribution in respect of its Equity Securities;

(iii)        split, combine, reclassify or otherwise amend any terms of any of its Equity Securities, except in connection with the Company RSU Vesting Acceleration;

(iv)        purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, except for repurchases of its Equity Securities in connection with any termination of employment or other services;

(v)         reduce the stated capital of the Company Common Shares;

(vi)        sell, assign, transfer, convey, exclusively license, lease or otherwise dispose of any material assets or properties of the Company, except for any such dispositions made in the Ordinary Course;

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(vii)       acquire any ownership interest in any real property;

(viii)      (A) merge, amalgamate or consolidate with or into, or acquire (by purchasing a material portion of the assets of or Equity Securities in, or by any other manner), any other Person with a fair market value in excess of $2,500,000 in any individual transaction (or series of related transactions) or $5,000,000 in the aggregate, or (B) be acquired by any other Person;

(ix)        engage in any new business line that is inconsistent with the Company’s business as currently conducted or (as disclosed in the Company CSA Filings made prior to the date of this Agreement) planned or proposed to be conducted;

(x)         make any material changes to the Company’s accounting policies, principles, methods, practices or procedures, except (A) as disclosed in the Company CSA Filings, (B) as required by applicable Laws or IFRS or (C) in connection with the preparation of the SEC Financials;

(xi)        except to comply with IFRS or applicable Law or in connection with the preparation of the SEC Financials, (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting (including methods of reporting income or deductions for Tax purposes), amend any Tax Return or file any claim for a Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax) or (F) grant any power of attorney relating to any Tax matter;

(xii)       issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of its Equity Securities, other than (A) issuances of Company Common Shares upon vesting of any Company RSUs or exercise of any vested Company Options outstanding as of the date of this Agreement, (B) issuances of Company Common Shares upon full or partial exercise of any Company Warrants, (C) issuances of Company Common Shares or Company Warrants upon full or partial exercise of the Company Convertible Debenture, (D) grants of Company Options or Company RSUs, the grant of which has been approved by the Company Board and is made in the Ordinary Course and (E) the consummation of one or more financing transactions prior to the Company Amalgamation Effective Time pursuant to which Equity Securities of the Company are sold in an amount not to exceed, in the aggregate, $10,000,000 (each, a “Permitted Financing”);

(xiii)      adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

(xiv)      waive, release, settle, compromise or otherwise resolve any Action, except for waivers, releases, settlements, compromises or other resolutions that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xv)       incur, assume or guarantee any Indebtedness, the principal amount of which exceeds $1,000,000 in the aggregate;

(xvi)      enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions, other than in the Ordinary Course;

(xvii)     (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of the Company or the appointment of governing bodies of the Company;

(xviii)    enter into, renew or amend in any material respect (A) any transaction or Contract with an Affiliate of the Company or any Company Shareholder that would require disclosure of such transaction or Contract under applicable Law, (B) any Contract with any broker, finder, investment banker or

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financial advisor with respect to any of the Transactions, or (C) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed in Section 3.06(a) of the Company Disclosure Schedules;

(xix)      (A) enter into, renew or amend the material terms of any employment agreement with any executive officers of the Company, (B) hire any new employees holding an executive position or (C) transfer or terminate the employment or engagement of any employee holding an executive position other than any such termination for cause;

(xx)       adopt, enter into or incur any liability with respect to any Company Benefit Plan, other than in the Ordinary Course;

(xxi)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xxii)     (A) voluntarily fail to maintain or cancel any material Insurance Policy, in each case, other than in connection with a replacement of such Insurance Policy with another insurance policy on terms no less favorable than such Insurance Policy in all material respects, or (B) voluntarily materially and adversely change coverage under any material Insurance Policy;

(xxiii)    voluntarily fail to maintain in full force and effect, or to comply in all material respects with the requirements of, any Permit that is material to the conduct of the business of the Company as currently conducted; or

(xxiv)    enter into any Contract or otherwise make any binding commitment to take any action prohibited under this Section 6.01(a).

(b)         During the Interim Period, the Company shall use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group.

(c)         During the Interim Period, the Company shall comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and all Material Contracts to which it is a party.

(d)         Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to SPAC, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

(e)         Notwithstanding anything herein to the contrary, the Parties agree that, during the Interim Period, the Company shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 6.01(e) of the Company Disclosure Schedules.

Section 6.02        PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall use commercially reasonably efforts to deliver to Pubco, as promptly as reasonably practicable following the date of this Agreement, the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the audited balance sheet of the Company as at July 31, 2023, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by the Company’s independent auditor (the “2023 Audited Financials”), and (b) the audited balance sheet of the Company as at July 31, 2024, and the related audited statements of comprehensive income (loss), changes in shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the report therefor prepared by the Company’s independent auditor (the “2024 Audited Financials”, and together with the 2023 Audited Financials, the “SEC Financials”).

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Section 6.03        Company Public Filings. During the Interim Period, the Company shall use commercially reasonable efforts to keep current and timely file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by the Company with the CSA, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional Company CSA Filings”); provided, that any failure of the Company to timely file any Additional Company CSA Filings that is caused by the failure of the Company’s independent registered public accounting firm to consent to the filing of the Company’s financial statements (despite the Company having exercised its commercially reasonable efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by the Company’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 6.03; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 6.03. The Company shall use commercially reasonable efforts to ensure that all Additional Company CSA Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of applicable Law and (ii) shall not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.03, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the CSA. The Company shall consult with SPAC regarding any Additional Company CSA Filings which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide SPAC with a reasonable opportunity to review and provide comments to any such Additional Company CSA Filings prior to the filing of any such Additional Company CSA Filings; provided, however, that (i) such SPAC comments shall relate only to the Company or the Transaction, and (ii) the Company shall consider in good faith any reasonable comments to such Additional Company CSA Filings timely provided by SPAC.

Article VII

COVENANTS OF SPAC

Section 7.01        Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement and at least 48 hours prior to the SPAC Amalgamation Effective Time), (a) in accordance with and pursuant to the Trust Agreement, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered prior to or at the Closing and (ii) use its reasonable best efforts to cause the Trustee to, at the Closing, (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to any SPAC Share Redemptions and (B) thereafter disburse all remaining amounts then held in the Trust Account as directed by SPAC in such notice (including for payment of the amounts set forth in Section 2.11(c) and Section 2.11(d)), in each case, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.02        SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company in writing of any communications or correspondence from Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC with respect to the listing or registration of the SPAC Class A Shares, the SPAC Public Warrants, the SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC and any potential suspension of listing or delisting or deregistration action contemplated or threatened by Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC.

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Section 7.03        SPAC Conduct of Business.

(a)         Except (i) as contemplated by this Agreement or any of the Ancillary Agreements, (ii) as required by applicable Law or Governmental Order, (iii) as set forth in Section 7.03(a) of the SPAC Disclosure Schedules or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its commercially reasonable efforts to operate its business in the Ordinary Course and shall not:

(i)          change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Shareholders to take any such action, except as contemplated by the SPAC Shareholder Proposals;

(ii)         change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii)        make or declare any dividend or distribution in respect of its Equity Securities, other than as required pursuant to the SPAC Governing Documents in connection with any SPAC Share Redemptions;

(iv)        split, combine, reclassify or otherwise amend any terms of any of its Equity Securities;

(v)         purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, except for redemptions of SPAC Class A Shares prior to the SPAC Amalgamation Effective Time as a result of any SPAC Share Redemptions;

(vi)        reduce the stated capital of any of the SPAC Shares;

(vii)       acquire any ownership interest in any real property;

(viii)      (A) merge, consolidate or amalgamate with or into, or acquire (by purchasing a material portion of the assets of or Equity Securities in, or by any other manner), any other Person, or (B) be acquired by any other Person;

(ix)        make any material changes to SPAC’s accounting policies, principles, methods, practices or procedures, except (A) as disclosed in the SPAC SEC Filings or (B) as required by applicable Laws or GAAP;

(x)         except to comply with GAAP or with applicable Law, (A) make, change or revoke any material election in respect of Taxes, or settle or compromise any material Canadian Tax liability or material U.S. federal, state, local or non-U.S. Tax liability, (B) change any annual Tax accounting period, adopt or change any method of Tax accounting (including methods of reporting income or deductions for Tax purposes), amend any Tax Return or file any claim for a Tax refund, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (C) incur any liability for Taxes other than in the Ordinary Course, (D) prepare any Tax Return in a manner inconsistent with past practice, (E) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax) or (F) grant any power of attorney relating to any Tax matter;

(xi)        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Securities, other than issuances of SPAC Class A Shares or SPAC Class B Shares upon any full or partial exercise of SPAC Warrants;

(xii)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or file for bankruptcy or otherwise wind-up its operations;

(xiii)      waive, release, settle, compromise or otherwise resolve any Action, except where such waiver, release, settlement or compromise involves only the payment of monetary damages in an amount less than $100,000;

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(xiv)      incur, assume or guarantee any Indebtedness, except for a loan from Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance the SPAC Transaction Expenses;

(xv)       enter into any interest rate, currency, equity or commodity swaps, hedges, forward sales contracts or similar transactions;

(xvi)      (A) enter into any joint venture or similar agreement, arrangement or relationship or (B) enter into any Contract providing any Person control over management of the operations of SPAC or the appointment of governing bodies of SPAC;

(xvii)     enter into, renew or amend in any material respect, (A) any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (1) Sponsor and (2) any Person in which Sponsor has a direct or indirect legal, contractual or Beneficial Ownership interest of 5% or more), other than with respect to Indebtedness expressly permitted by Section 7.03(a)(xiv), or any SPAC Shareholder that would require disclosure of such transaction or Contract under Item 404 of Regulation S-K or (B) any Contract with any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(xviii)    (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) amend in any material respect any existing agreement with any current or former officer or director;

(xix)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons or enter into any “keep well” or similar agreement to maintain the financial condition of any Person; or

(xx)       enter into any Contract or otherwise make any binding commitment to take any action prohibited under this Section 7.03(a).

(b)         During the Interim Period, SPAC shall use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships and keep available the services of its officers and independent contractors as a group.

(c)         During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, the SPAC Governing Documents, the Trust Agreement and all other material Contracts to which it is a party.

(d)         Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give to the Company, directly or indirectly, the right to control or direct the operations of SPAC prior to the Closing.

Section 7.04        SPAC Public Filings. During the Interim Period, SPAC shall use commercially reasonable efforts to keep current and timely file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SPAC SEC Filings”); provided, that any failure of SPAC to timely file any Additional SPAC SEC Filings that is caused by the failure of SPAC’s independent registered public accounting firm to consent to the filing of SPAC’s financial statements (despite SPAC having exercised its commercially reasonable efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by SPAC’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 7.04; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 7.04. SPAC shall use commercially reasonable efforts to ensure that all Additional SPAC SEC Filings (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, in each case to the extent applicable, and (ii) shall not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements

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therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SPAC SEC Filings which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SPAC SEC Filings prior to the filing of any such Additional SPAC SEC Filings; provided, however, that (i) such Company comments shall relate only to the Company or the Transaction, and (ii) SPAC shall consider in good faith any reasonable comments to such Additional SPAC SEC Filings timely provided by the Company.

Section 7.05        Section 16 Matters. Prior to the SPAC Amalgamation Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Beneficial Ownership of any SPAC Securities that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.06        Domestication. Subject to obtaining the SPAC Shareholders’ Approval, prior to the SPAC Amalgamation, SPAC shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the BCBCA and the Companies Act, including by (a) making and procuring all filings required to be made, including with the Registrar of Companies in the Cayman Islands as required under the Companies Act and with the Registrar as required under the BCBCA, in connection with the Domestication and (b) obtaining a Certificate of Continuation issued pursuant to Section 303 of the BCBCA. The Domestication shall be effective upon obtaining such Certificate of Continuation.

Article VIII

ADDITIONAL AGREEMENTS

Section 8.01        Regulatory Approvals; Other Filings.

(a)          Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all actions necessary, proper or advisable to obtain any required approvals, consents, registrations, variances, waivers, licenses, permits, certifications, registrations or other authorizations from, or to make any required filings or declarations with or notifications to, any Governmental Authority in order to complete lawfully the Transactions prior to the Agreement End Date, including the Interim Order and the Final Order and under the Laws set forth in Section 8.01(a) of the Company Disclosure Schedules (collectively, the “Regulatory Approvals”), as soon as practicable following the execution of this Agreement. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions.

(b)          With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities relating to the Transactions, each of the Company and SPAC shall (i) promptly submit all notifications, reports and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use its commercially reasonable efforts to obtain the Regulatory Approvals and any other necessary approvals, consents, registrations, variances, waivers, licenses, permits, certifications, registrations or other authorizations under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and (iii) reasonably cooperate with each other in the defense of such matters. To the extent not prohibited by applicable Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions (or, in the case of oral communications, advise the outside counsel for the other Party orally), and each such Party shall permit the other Party and its legal counsel a reasonable opportunity to review in advance, and each such Party shall consider in good faith the comments of such other Party and its legal counsel in connection with, any proposed written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory

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Approval contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent not prohibited by Law, the Company agrees to provide SPAC and its legal counsel, and SPAC agrees to provide the Company and its legal counsel, the opportunity, on reasonable advance written notice, to participate in any meetings or discussions, either in person or by telephone, between such Party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions, and, in the event the other Party or its legal counsel is prohibited from participating in or attending any such meetings or discussions, such Party shall keep such other Party promptly and reasonably apprised with respect thereto. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such Party shall not be required to provide information to the extent that (A) any applicable Law or Contract requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such Party, such information is commercially sensitive and disclosure of such information would have a material and adverse impact on the business, results of operations or financial condition of such Party, or (C) disclosure of such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 8.02        Preparation of Proxy/Registration Statement; SPAC Shareholders’ Approval; Company Shareholders’ Approval.

(a)         Proxy/Registration Statement.

(i)          As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare, and Pubco and the Company shall file with the SEC, a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders Meeting”) (A) in connection with the registration under the Securities Act of the Pubco Common Shares to be issued to the SPAC Shareholders and the Company Shareholders pursuant to this Agreement, (B) to provide the SPAC Public Shareholders an opportunity to have their SPAC Class A Shares redeemed in accordance with the SPAC Governing Documents and (C) to solicit proxies from SPAC Shareholders for the approval and adoption of (1) this Agreement, the Arrangement and the other Transactions, including the Domestication, (2) the issuance of Pubco Common Shares in connection with the Transactions, including the PIPE Investment, (3) the SPAC Domestication Articles and the Closing Pubco Articles, (4) the Incentive Plan, (5) any other proposals as the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (6) any other proposals as mutually determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (7) adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (7), collectively, the “SPAC Shareholder Proposals”).

(ii)         The Proxy/Registration Statement shall also be used (A) in connection with the registration under the Securities Act of the Pubco Common Shares to be issued to the Company Shareholders pursuant to this Agreement and (B) in conjunction with the Company Information Circular to solicit proxies from Company Shareholders at the Company Shareholders Meeting for the approval and adoption of (1) this Agreement, the Arrangement and the other Transactions, (2) the Incentive Plan, (3) any other proposals as the SEC may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (4) any other proposals as mutually determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (5) adjournment of the Company Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (5), collectively, the “Company Shareholder Proposals”).

(iii)        Each Party shall furnish all information concerning such Party as any of the other Parties may reasonably request in connection with the actions contemplated by this Section 8.02(a) and the preparation of the Proxy/Registration Statement. Each Party shall use commercially reasonable efforts to (A) cause the Proxy/Registration Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all applicable rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly

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as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each Party shall take all or any action required under any applicable securities Laws in connection with the issuance of Pubco Common Shares pursuant to this Agreement or the Ancillary Agreements. Each Party also agrees to use commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and each Party shall furnish all information concerning such Party or any of its respective equityholders as may be reasonably requested in connection with any such action.

(iv)        As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each Party shall furnish to the other Parties all information concerning itself and its Subsidiaries, officers, directors, managers and equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of Pubco, SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq, the SEC, TSVX and the CSA) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders Meeting and any SPAC Share Redemptions. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the CSA, any applicable rules and regulations of TSXV and OTC Markets, the Company Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder and the calling and holding of the Company Shareholders Meeting. Subject to Section 11.06, (A) the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement, and (B) SPAC shall be responsible for and pay all fees, costs and expenses for the preparation and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the Company’s outside counsel, financial advisors, auditors, consultants and other advisors).

(v)         Without limiting anything to the contrary in this Section 8.02(a), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by Pubco and the Company with the SEC. Pubco will notify SPAC and the Company in writing, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Pubco Common Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide SPAC and the Company with a reasonable opportunity to provide comments and amendments to any such filing. Pubco, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(vi)        If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform Pubco and the Company in writing thereof. If, at any time prior to the Closing, any event or circumstance relating to the Company or its officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform Pubco and SPAC in writing thereof. If, at any time prior to the Closing, any event or circumstance relating to Pubco or its officers or directors is discovered by Pubco which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, Pubco shall promptly inform SPAC and the Company in writing thereof. Thereafter, Pubco, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

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(b)         SPAC Shareholders’ Approval.

(i)          Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act and as provided by the Interim Order, SPAC shall commence a broker search under Section 14a-3 of the Exchange Act, establish a record date for, duly call, give notice of and convene and hold the SPAC Shareholders Meeting (and in any event, such meeting shall be held not more than 30 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Shareholders) for the purpose of voting on the SPAC Shareholder Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the approval and adoption of this Agreement), providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC shall use its commercially reasonable efforts to (A) solicit from the SPAC Shareholders proxies in favor of the approval and adoption of this Agreement and the SPAC Shareholder Proposals, including the SPAC Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the SPAC Shareholders’ Approval and (B) obtain the vote or consent of the SPAC Shareholders required by and in compliance with all applicable Laws, Nasdaq rules and the SPAC Governing Documents; provided, that, subject to the terms of the Sponsor Support Agreement, none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. SPAC (1) shall consult with the Company regarding the broker search, the record date and the date of the SPAC Shareholders Meeting and (2) shall not adjourn or postpone the SPAC Shareholders Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders Meeting for a period of not longer than 15 days without any such consent (w) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the approval and adoption of this Agreement, (x) if, as of the time that the SPAC Shareholders Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders Meeting or (y) if, as of the time that the SPAC Shareholders Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders Meeting is necessary to enable SPAC to solicit additional proxies required to obtain the SPAC Shareholders’ Approval. Subject to SPAC’s obligations under applicable Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all communications sent to SPAC Shareholders with respect to the SPAC Shareholders Meeting.

(ii)         The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the SPAC Shareholder Proposals at the SPAC Shareholders Meeting (such statement, the “SPAC Board Recommendation”), and, subject to Section 8.02(b)(iii), neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii)        Notwithstanding anything to the contrary contained in this Agreement (including Section 8.02(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Shareholders’ Approval, make a SPAC Modification in Recommendation solely in response to a SPAC Intervening Event (a “SPAC Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law; provided, that (A) SPAC shall have delivered written notice to the Company of the SPAC Board’s intention to make a SPAC Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by the SPAC Board (the “SPAC Intervening Event Notice Period”), which notice shall specify the applicable SPAC Intervening Event in reasonable detail, including the material facts and information constituting the basis for such determination, and state the SPAC Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, (B) during the SPAC Intervening Event Notice Period and prior to making a SPAC Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable

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the SPAC Board to proceed with the SPAC Board Recommendation and not make such SPAC Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make a SPAC Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the SPAC Intervening Event Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to the Company on the date on which the SPAC Intervening Event Notice Period expires, that failure to make a SPAC Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. To the fullest extent permitted by applicable Law, SPAC’s obligations to commence a broker search, establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders Meeting shall not be affected by any SPAC Modification in Recommendation.

(iv)        For purposes of this Section 8.02(b), a “SPAC Intervening Event” shall mean any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement and that becomes known to the SPAC Board prior to obtaining the SPAC Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to SPAC), (2) any change in the price or trading volume of the SPAC Class A Shares, the SPAC Public Warrants or the SPAC Units, (3) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the SPAC Board as of the date of this Agreement and that becomes known to the SPAC Board prior to obtaining the SPAC Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under this Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

(c)         Company Shareholders’ Approval.

(i)          Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act and as provided by the Interim Order, the Company shall establish a record date for, duly call, give notice of and convene and hold the Company Shareholders Meeting (and in any event, such meeting shall be held not more than 45 days after the date on which the Company Information Circular is mailed to the Company Shareholders) for the purpose of voting on the Company Shareholder Proposals and obtaining the Company Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the approval and adoption of this Agreement) and such other matters as may be mutually agreed by SPAC and the Company. The Company shall use its commercially reasonable efforts to (A) solicit from the Company Shareholders proxies in favor of the approval and adoption of this Agreement and the Company Shareholder Proposals, including the Company Shareholders’ Approval, and shall take all other action necessary or advisable to obtain such proxies and the Company Shareholders’ Approval and (B) obtain the vote or consent of the Company Shareholders required by and in compliance with all applicable Laws, CSA rules and the Company Governing Documents; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Shareholder in order to obtain the Company Shareholders’ Approval. The Company (1) shall consult with SPAC regarding the record date and the date of the Company Shareholders Meeting and (2) shall not adjourn or postpone the Company Shareholders Meeting without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may adjourn or postpone the Company Shareholders Meeting for a period of not longer than 15 days without any such consent (x) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that the Company reasonably determines (following consultation with SPAC) is necessary to comply with applicable Laws, is provided to the Company Shareholders in advance of a vote on the approval and adoption of this Agreement, (y) if, as of the time that the Company Shareholders Meeting is originally scheduled, there are insufficient Company Common Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (z) if, as of the time that the Company Shareholders Meeting is originally scheduled, adjournment or postponement of the Company Shareholders Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Shareholders’ Approval. Subject to the Company’s obligations

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under applicable Law, the Company shall provide SPAC with (I) reasonable updates with respect to the tabulated vote counts received by the Company, and (II) the right to review and discuss all communications sent to Company Shareholders with respect to the Company Shareholders Meeting.

(ii)         The Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Proposals at the Company Shareholders Meeting (such statement, the “Company Board Recommendation”), and, subject to Section 8.02(c)(iii), the Company Board shall not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii)        Notwithstanding anything to the contrary contained in this Agreement (including Section 8.02(c)(ii)), the Company Board may, at any time prior to, but not after, obtaining the Company Shareholders’ Approval, make a Company Modification in Recommendation (a “Company Change in Recommendation”) in response to (A) an Acquisition Proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that (1) the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law and (2) such Acquisition Proposal constitutes a Company Superior Proposal, or (B) a Company Intervening Event if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law; provided, that, in the case of each of clauses (A) and (B), (x) the Company shall have delivered written notice to SPAC of the Company Board’s intention to make a Company Change in Recommendation at least five Business Days prior to the taking of such action by the Company Board (the “Company Change in Recommendation Notice Period”), which notice shall (I) state that the Company has received an Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal or that a Company Intervening Event has occurred, and that the Company Board intends to make a Company Change in Recommendation in response thereto, and (II) include the material terms and conditions of such Acquisition Proposal (excluding the identity of the third party making such Acquisition Proposal) or a description of such Company Intervening Event, (y) during the Company Change in Recommendation Notice Period and prior to making a Company Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and not make such Company Change in Recommendation and (z) if SPAC requested negotiations in accordance with clause (y), the Company Board may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the Company Change in Recommendation Notice Period, proposed in writing, continues to determine in good faith, after consultation with outside legal counsel, and reaffirms in writing to SPAC on the date on which the Company Change in Recommendation Notice Period expires, that such Acquisition Proposal continues to constitute a Company Superior Proposal or that such Company Intervening Event still exists. To the fullest extent permitted by applicable Law, the Company’s obligations to commence a broker search, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting shall not be affected by any Company Modification in Recommendation.

(iv)        For purposes of this Section 8.02(c), a “Company Superior Proposal” shall mean a bona fide Acquisition Proposal with respect to the Company that (A) is not made as a result of a breach by the Company of its obligations under Section 8.06(a)(i) and (B) the Company Board, after consultation with outside legal counsel, determines in good faith would or would reasonably be expected to, if consummated, result in a transaction that is more favorable to the Company and the Company Shareholders than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by SPAC in response to such Company Superior Proposal pursuant to, and in accordance with Section 8.02(c)(iii).

(v)         For purposes of this Section 8.02(c), a “Company Intervening Event” shall mean any Event (A) materially effecting the business, assets, operations or condition (financial or otherwise) of the Company that (B) was not known and was not reasonably foreseeable to the Company Board as of the date

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of this Agreement and that becomes known to the Company Board prior to obtaining the Company Shareholders’ Approval and (C) does not relate to and excludes, whether alone or in combination, (1) any Acquisition Proposal (solely with respect to the Company), (2) any change in the price or trading volume of the Company Common Shares, (3) any Action filed or threatened against the Company or any member of the Company Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the Company Board as of the date of this Agreement and that becomes known to the Company Board prior to obtaining the Company Shareholders’ Approval, (4) any action expressly required by, or required to be taken by a Party in order to comply with its obligations under this Agreement, any Ancillary Agreement or the Plan of Arrangement or (5) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions, including any of the Regulatory Approvals.

Section 8.03        Support of Transactions.

(a)         SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of SPAC, threated against, related to or involving SPAC that relate to this Agreement or the Transactions. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Transactions. Pubco shall promptly notify SPAC and the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Pubco, threatened against, relating to or involving Pubco that relate to this Agreement or the Transactions.

(b)         Each of SPAC and the Company shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including:

(i)          using commercially reasonable efforts during the Interim Period to cause the Closing Date to occur and the Transactions to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of), (A) in the case of SPAC, the conditions in favor of the Company set out in Section 9.01 and Section 9.03, and (B) in the case of the Company, the conditions in favor of SPAC set out in Section 9.01 and Section 9.02;

(ii)         in the case of the Company, obtaining and maintaining all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (A) required to be obtained under any material Contracts to which the Company is a party in connection with the Transactions or (B) required in order to maintain any material Contracts to which the Company is a party in full force and effect following completion of the Transactions;

(iii)        opposing any injunction, restraining or other Governmental Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Transactions and defending against, or causing to be defended against, any Actions to which it is a party or brought against it or its directors or officers challenging this Agreement or the Transactions;

(iv)        carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by applicable Law on it with respect to this Agreement or the Transactions; and

(v)         refraining from taking any action which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Transactions.

(c)         During the Interim Period, SPAC shall use its commercially reasonable efforts to cause SPAC Shareholders not to elect to effect a SPAC Share Redemption or to unwind any such elections. SPAC shall not enter into any Contract with any SPAC Shareholder or any Affiliate of such SPAC Shareholder relating to SPAC Share Redemptions without the prior written consent of the Company; provided, however, that the prior written consent of the Company shall not be required for any such Contracts which do not impose any liabilities of any kind on SPAC, Pubco or Amalco.

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(d)         Notwithstanding anything in this Section 8.03 to the contrary, nothing in this Agreement shall require the Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 8.01), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any properties, assets or business of the Company, (iv) take or commit to take any action that limits the freedom of action of the Company or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, the business, properties or assets of the Company or SPAC or (v) grant any financial, legal or other accommodation to any Person (for the avoidance of doubt, without limiting the express obligations of such Persons under the terms of this Agreement and the Ancillary Agreements).

Section 8.04        Tax Matters.

(a)          This Agreement and the Plan of Arrangement are intended to constitute, and the Parties hereto hereby adopt this Agreement and the Plan of Arrangement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties shall use its reasonable best efforts to: (a) cause the Transactions to qualify for the Intended Tax Treatment; (b) except for actions required by this Agreement or any Ancillary Agreement, not (and shall not permit or cause any of their Affiliates, Subsidiaries or Representatives to) take or fail to take any action, or become obligated to take or fail to take any action, which action or failure could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; and (c) report and file all relevant Tax Returns consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxation year of the Closing, as applicable) and take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless, solely in the case of the Intended U.S. Tax Treatment, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code, or, solely in the case of the Intended Canadian Tax Treatment, required to do so pursuant to applicable Law. In the event either SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each Party shall use its commercially reasonable efforts to execute and deliver customary tax representation letters as to factual matters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Each Party shall prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each Party agrees to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b)         The Parties shall ensure that all Transfer Taxes incurred in connection with this Agreement, any of the Ancillary Agreements or the consummation of the Transactions are timely paid in full to the applicable taxing authorities, and Pubco shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes.

Section 8.05        Shareholder Litigation. The Company shall promptly notify SPAC in writing, and SPAC shall promptly notify the Company in writing, as the case may be, of any Action commenced (or to the Knowledge of the Company or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such Party, any of its Affiliates or any of its directors by any Company Shareholder or SPAC Shareholder, as applicable, relating to this Agreement or any of the Transactions (any such Action, “Shareholder Litigation”), and such Party shall keep the other Party reasonably informed regarding any such Shareholder Litigation. The Company shall give SPAC the opportunity to reasonably participate in, but not control, the defense or settlement of any such Shareholder Litigation brought against the Company, any of its Affiliates or any of its directors, and no such settlement shall be agreed to without SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give the Company the opportunity to reasonably participate in, but not control, the defense or settlement of any such Shareholder Litigation brought against SPAC, any of its Affiliates or any of its directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 8.06        Acquisition Proposals.

(a)         During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, directly or indirectly, except to the extent necessary to consummate the PIPE Investment or any Permitted Financing, (i) solicit, knowingly assist or initiate any negotiations or discussions with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or any of its Subsidiaries to any Person relating to, an Acquisition Proposal, or afford to any Person access to the business, properties, assets or personnel of the Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, term sheet, memorandum of understanding or agreement in principle, or any other agreement, in each case relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality or standstill agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal (provided, that if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may grant such waiver, amendment or release solely to the extent necessary to permit the Person bound by such agreement to make a non-public Acquisition Proposal to the Company Board), (iv) approve, endorse or recommend in writing, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or (v) otherwise knowingly facilitate or knowingly encourage any inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

(b)         Each of the Company and SPAC shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal.

(c)         Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.06 by a Party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.06 by such Party.

(d)         Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Shareholders’ Approval, the Company Board, directly or indirectly through any Representative, may (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) an Acquisition Proposal with respect to the Company that the Company Board believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to a customary confidentiality agreement.

(e)         The Company shall notify SPAC promptly (but in no event later than 48 hours) after receipt by the Company (or, to the Knowledge of the Company, any of its Representatives) of any Acquisition Proposal or any request for information regarding the Company or any of its Subsidiaries or for access to the business, properties, assets, books, records, work papers or other documents of the Company by any third party that has definitively indicated that it is intending to make or will be making, or has made, an Acquisition Proposal. Such notice shall be in writing and shall include the material terms and conditions of such Acquisition Proposal or request for information or access (excluding the identity of the third party making such Acquisition Proposal or request for information or access). The Company shall keep SPAC reasonably informed, on a reasonably current basis, of the status of any such Acquisition Proposal or request.

Section 8.07        Access to Information; Confidentiality; Inspection.

(a)         During the Interim Period, to the extent permitted by applicable Law, each of the Parties shall, solely for the purpose of consummating the Transactions, (i) afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) reasonably cooperate with the other Parties and their respective Representatives regarding all due diligence matters, including document requests.

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(b)         All information obtained by the Parties and their respective Representatives pursuant to Section 8.07(a) shall be subject to the Confidentiality Agreement, and each Party hereby agrees to be bound to the restrictions set forth therein (applied mutatis mutandis to each Party and its Representatives) as to all information furnished before or after the date of this Agreement, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the exceptions set forth in Section 2 thereof) with respect to the Company. Notwithstanding the foregoing, each Party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such Tax advisor, as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case, in accordance with and pursuant to the Confidentiality Agreement.

(c)         Notwithstanding anything set forth in Section 8.07(a) to the contrary, no Party shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention of applicable Law).

Section 8.08        Termination of Certain Agreements.

(a)         SPAC shall take all necessary action to ensure that, effective as of the Closing, all Contracts with respect to Working Capital Loans and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to the Working Capital Loans; provided, that any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b)         The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between the Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due; provided, that any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(c)         Each Party will provide evidence reasonably satisfactory to the other Party that the Contracts referred to in Section 8.08(a) or Section 8.08(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 8.09        D&O Indemnification and Insurance.

(a)         From and after the Closing, Pubco shall indemnify and hold harmless each present and former officer, director, manager, employee and agent of Pubco, the Company, SPAC and Amalco (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Pubco, the Company, SPAC or Amalco, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Pubco, the Company, SPAC or Amalco, respectively, would have been permitted under applicable Law and its respective Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, Pubco shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its Governing Documents concerning the limitation of liability, indemnification, contribution and exculpation (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Governing Documents of Pubco, the Company, SPAC or Amalco, as applicable, in each case, as of the date of this Agreement, (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

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(b)          For a period of six years from and after the Closing, Pubco shall, and shall cause its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering the D&O Indemnified Parties who are covered by Pubco’s, the Company’s, SPAC’s or Amalco’s, as applicable, directors’ and officers’ liability insurance policies in effect as of the date of this Agreement (the “Pre-Closing D&O Liability Insurance Policies”) with coverage amounts, terms and conditions not less favorable to any D&O Indemnified Parties than those of the applicable Pre-Closing D&O Liability Insurance Policies, except that in no event shall Pubco or its Subsidiaries, as the case may be, be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable under the applicable Pre-Closing D&O Liability Insurance Policies for the year ending December 31, 2024; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of Pubco, the Company, SPAC and Amalco may cause coverage to be extended under its respective Pre-Closing D&O Liability Insurance Policy by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing, and if and to the extent such policies have been obtained prior to the Closing, each of Pubco and its Subsidiaries shall maintain such insurance policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.09(b) shall be continued in respect of such claim until the final disposition thereof.

(c)         Notwithstanding anything contained in this Agreement to the contrary, this Section 8.09 shall survive the Closing indefinitely and shall be binding on Pubco, the Company, SPAC and Amalco and their respective successors and permitted assigns. In the event that Pubco, the Company, SPAC or Amalco or any of their respective successors or permitted assigns merges, amalgamates or consolidates with or into any other Person and shall not be the continuing or surviving corporation or entity of such merger, amalgamation or consolidation, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure, and shall cause its Subsidiaries to ensure, that proper provision shall be made so that the successors and permitted assigns of such Person shall succeed to the obligations set forth in this Section 8.09.

(d)         The provisions of Section 8.09(a) through Section 8.09(c) (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification, contribution and exculpation (including provisions relating to expense advancement) that any such Person may have, whether pursuant to applicable Law, Contract, Governing Documents or otherwise and (iii) shall not be amended, repealed or otherwise modified in any respect that would adversely affect the rights of any D&O Indemnified Party thereunder without the written consent of such D&O Indemnified Party, in each case, except as required by applicable Law.

Section 8.10        Incentive Plan. Prior to the SPAC Amalgamation Effective Time, subject to approval by the SPAC Shareholders and the Company Shareholders and conditioned upon the occurrence of, and effective as of, the Closing Date, Pubco shall approve and adopt an equity incentive plan, in form and substance reasonably acceptable to the Company, that provides for grants of awards to employees and other service providers of Pubco and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on Pubco Common Shares, with the number of Pubco Common Shares initially reserved for issuance under the Incentive Plan equal to the sum of (a) 1,000,000 and (b) 10% of the total number of Pubco Common Shares outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into or exercisable for Pubco Common Shares, other than the Pubco Common Shares issuable pursuant to the Share Award Agreements) (the “Incentive Plan”), which Incentive Plan shall have an annual “evergreen” increase of not more than 3% of the number of Pubco Common Shares outstanding as of the day prior to such increase.

Section 8.11        Delisting and Deregistration. Each of the Parties shall use its commercially reasonable efforts to cause (a) the Company Common Shares to be delisted from OTC Markets and TSXV, and to terminate the registration of the Company with the CSA, as of the Company Amalgamation Effective Time or as soon as practicable thereafter, and (b) the SPAC Units, the SPAC Class A Shares and the SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the applicable Equity Securities of Pubco), and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco), as of the Company Amalgamation Effective Time or as soon as practicable thereafter.

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Section 8.12        Nasdaq Listing. During the Interim Period, each of the Parties shall use its commercially reasonable efforts to have the Pubco Common Shares and the Pubco Warrants listed on Nasdaq, effective as of the SPAC Amalgamation Effective Time.

Section 8.13        Pubco Conduct of Business. During the Interim Period, Pubco shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under this Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

Section 8.14        Amalco Conduct of Business. During the Interim Period, Amalco shall not engage in any activities other than (i) the execution of any Ancillary Agreements to which it is to be a party and (ii) the performance of its obligations under this Agreement or the Ancillary Agreements to which it is a party in furtherance of the Transactions.

Section 8.15        Pubco and Amalco Shareholder Approvals.

(a)         Promptly following the execution of this Agreement (and in any event within 24 hours therefrom), the Pubco Sole Shareholder shall deliver to the Company evidence, in form and substance reasonably acceptable to the Company, of the Pubco Sole Shareholder Approval.

(b)         Promptly following the execution of this Agreement (and in any event within 24 hours therefrom), SPAC, as the sole shareholder of Amalco, shall deliver to the Company evidence, in form and substance reasonably acceptable to the Company, of the Amalco Sole Shareholder Approval.

Section 8.16        PIPE Investment.

(a)         During the Interim Period, each of SPAC and Pubco shall use their respective commercially reasonable efforts to take, or cause to be taken, and the Company shall cooperate with each of SPAC and Pubco in the taking of, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment concurrently with the Closing, including: (i) entering into PIPE Subscription Agreements in form and substance acceptable to the Company and maintaining such PIPE Subscription Agreements in full force and effect; (ii) providing, upon written request, the other Parties with such information and assistance as is reasonably requested in connection with the negotiation, preparation and execution of the PIPE Subscription Agreements and the consummation of the PIPE Investment; (iii) satisfying on a timely basis all conditions and covenants applicable to such Party in the PIPE Subscription Agreements and otherwise complying with its obligations thereunder; (iv) in the event that all conditions in the PIPE Subscription Agreements (other than those conditions that by their nature are to be satisfied at the PIPE Closing (as defined in the PIPE Subscription Agreements), but subject to their satisfaction at the PIPE Closing) have been satisfied, consummating the PIPE Investment concurrently with the Closing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements; (v) conferring with the other Parties regarding timing of the PIPE Closing; (vi) delivering notices to the PIPE Investors sufficiently in advance of the PIPE Closing to cause them to fund the PIPE Investment Amount as far in advance of the PIPE Closing as permitted by the PIPE Subscription Agreements; and (vii) causing each PIPE Investor to pay to (or as directed by) Pubco its applicable portion of the PIPE Investment Amount as set forth in the applicable PIPE Subscription Agreement and upon the terms and subject to the conditions set forth therein. Pubco shall take all actions required under the PIPE Subscription Agreements with respect to the timely issuance and delivery of the Pubco Common Shares issuable in connection with the PIPE Investment, whether in certificate or book-entry form, as and when required under any such PIPE Subscription Agreements.

(b)         Without limiting the generality of Section 8.16(a), Pubco shall give SPAC and the Company prompt (and, in any event, within three Business Days) written notice: (i) of any breach or default (or any Event that, with the giving of notice, the lapse of time or otherwise, could give rise to any breach or default) by any party to any PIPE Subscription Agreement known to Pubco or of which Pubco becomes aware; (ii) of the receipt of any written notice or other communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (iii) if Pubco does not expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the PIPE Subscription Agreements.

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Section 8.17        Notification of Certain Matters. Prior to the Closing, each Party shall provide the other Parties with prompt written notice if such Party or any of its Affiliates (a) becomes aware of any event, fact or circumstance that would cause or would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied at the Closing or to be materially delayed, (b) fails to comply with any material covenant or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement in any material respect, (c) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the consent, approval, waiver or authorization of such third party is required in connection with the Transactions, (d) receives any notice or other communication from any Governmental Authority in connection with the Transactions or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, with respect to the consummation of the Transactions. No such notice shall (i) constitute an acknowledgment or admission by the Party providing such notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached or (ii) affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 8.18        Share Award Agreements. At the Closing, Pubco shall enter into share award agreements in substantially the form attached hereto as Exhibit F with each of the service providers of the Company set forth on Section 8.18 of the Company Disclosure Schedules (or, at the election of each such service provider, a controlled Affiliate of such service provider) (collectively, the “Share Award Agreements”) pursuant to which, among other things, Pubco shall issue to each such service provider (or, at the election of each such service provider, a controlled Affiliate of such service provider), as consideration for providing services to the Company, an award representing the right to receive the number of Pubco Common Shares set forth opposite such service provider’s name on Section 8.18 of the Company Disclosure Schedules (constituting an aggregate of 1,000,000 Pubco Common Shares) on the terms and subject to the conditions set forth in the applicable Share Award Agreement.

Section 8.19        Post-Closing Pubco Independent Director Agreements. During the Interim Period, each of the Company and Pubco shall use their respective commercially reasonable efforts to negotiate with each of the individuals set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules who shall become an independent director of the Pubco Board at the Closing (each such individual, a “Post-Closing Pubco Independent Director”) an agreement, in form and substance acceptable to each of the Company, Pubco and such Post-Closing Pubco Independent Director, each acting reasonably, in respect of such Post-Closing Pubco Independent Director’s service on the Pubco Board from and after the Closing, which agreement shall be entered into by and between Pubco and such Post-Closing Pubco Independent Director at the Closing (collectively, the “Post Closing Pubco Independent Director Agreements”).

Section 8.20        Company RSU Vesting Acceleration. During the Interim Period, the Company Board shall take all such actions as are reasonably required to consummate the Company RSU Vesting Acceleration.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01        Conditions to Obligations of Each Party. The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Pubco, SPAC and the Company:

(a)         The SPAC Shareholders’ Approval shall have been obtained.

(b)         The Company Shareholders’ Approval shall have been obtained.

(c)         Each of the Interim Order and the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

(d)         All Regulatory Approvals shall have been obtained and any applicable waiting periods therefor shall have expired or been terminated, and no Regulatory Approval shall have been set aside or modified in any manner unacceptable to the Parties, acting reasonably, on appeal or otherwise.

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(e)         The Proxy/Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Proxy/Registration Statement shall be in effect, and no proceedings for the purpose of suspending the effectiveness of the Proxy/Registration Statement shall have been initiated or threatened by the SEC and not withdrawn.

(f)          No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order which is then in effect and has the effect of making the Transactions illegal or which otherwise prohibits consummation of the Transactions.

(g)         The Pubco Common Shares and the Pubco Warrants shall have been accepted for listing on Nasdaq.

(h)         The distribution of the Pubco Common Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable securities Laws in Canada either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under applicable securities Laws and shall not be subject to resale restrictions under applicable securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 — Resale of Securities).

(i)          Pubco shall have paid, or caused to be paid, each of the items set forth in Section 2.11(c) and Section 2.11(d).

(j)          After giving effect to any SPAC Share Redemptions, Pubco shall have net tangible assets of at least $5,000,001.

Section 9.02        Conditions to Obligations of Pubco, SPAC and Amalco. The obligations of Pubco, SPAC and Amalco to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Pubco, SPAC and Amalco:

(a)         Each of the representations and warranties of the Company contained in (i) Section 3.01(a), Section 3.03, Section 3.04 and Section 3.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (ii) Section 3.14(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (iii) any other section of Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)         Each of the covenants, obligations and agreements of the Company to be performed or complied with as of or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)         The Company shall have delivered, or caused to be delivered, to SPAC each of the deliverables set forth in Section 2.11(a).

(d)         No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

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Section 9.03        Conditions to Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)         Each of the representations and warranties of (i) Pubco contained in (A) Section 5.01, Section 5.03, Section 5.04 and Section 5.11 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 5.08(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, (ii) SPAC contained in (A) Section 4.01, Section 4.03, Section 4.04 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 4.09(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, and (iii) Amalco contained in (A) Section 4.12, Section 4.24(a), Section 4.24(c) and Section 4.24(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, (B) Section 4.09(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct in all respects as of such date, and (C) any other section of Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct as of such date, except for any inaccuracies or omissions that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

(b)         Each of the covenants, obligations and agreements of Pubco, SPAC and Amalco to be performed or complied with as of or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)         No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

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(d)         Pubco shall have delivered, or caused to be delivered, to the Company each of the deliverables set forth in Section 2.11(b).

(e)         Pubco shall have deposited or caused to be deposited with the Depositary, in accordance with Section 2.12(a), the Exchange Fund and the Irrevocable Direction.

(f)          Effective as of the Closing, the directors and officers of Pubco and Amalco serving in such capacities immediately prior to the Closing shall have resigned.

Section 9.04        Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as are reasonably necessary to cause the conditions of the other Party in this Article IX to be satisfied, as required by Section 8.03.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the SPAC Shareholders or the Company Shareholders, as follows:

(a)         by mutual written consent of the Company and SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco);

(b)         by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if the Closing shall not have occurred by January 30, 2025 (the “Agreement End Date”); provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose breach or violation (or, in the case of SPAC, a breach or violation by Pubco or Amalco) of any representation, warranty, covenant, obligation or agreement under this Agreement has been the principal cause of the failure of a condition set forth in Article IX to be satisfied on or before such date;

(c)         by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d)         by written notice from the Company to SPAC if, prior to obtaining the SPAC Shareholders’ Approval, there has been a SPAC Modification in Recommendation;

(e)         by written notice from SPAC to the Company if, prior to obtaining the Company Shareholders’ Approval, there has been a Company Modification in Recommendation;

(f)          by written notice from the Company or SPAC to the other Party if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, which SPAC Shareholders Meeting shall have concluded;

(g)         by written notice from the Company to SPAC at any time prior to receipt of the Company Shareholders’ Approval in connection with a Company Superior Proposal or a Company Intervening Event, in each case, pursuant to the terms of Section 8.02(c)(iii);

(h)         by written notice from the Company or SPAC to the other Party if the Company Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, which Company Shareholders Meeting shall have concluded;

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(i)          by written notice from the Company to SPAC if evidence, in form and substance reasonably satisfactory to the Company, of either the Pubco Sole Shareholder Approval or the Amalco Sole Shareholder Approval has not been delivered to the Company within 24 hours of the execution of this Agreement;

(j)          by written notice from SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the Company if (i) there is any breach of any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement such that any condition set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company, then, for a period of 30 days after receipt by the Company of written notice from SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period and (ii) SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) is not in material breach of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(k)         by written notice from the Company to SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) if (i) there is any breach of any representation, warranty, covenant, obligation or agreement of SPAC set forth in this Agreement such that any condition set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco), then, for a period of 30 days after receipt by SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) of written notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period and (ii) the Company is not in material breach of its representations, warranties, covenants, obligations or agreements under this Agreement.

Section 10.02      Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of either Party or its respective Affiliates, officers, directors, employees, shareholders or other Representatives, other than liability of any Party for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.02 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01      Trust Account Waiver.

(a)         The Company acknowledges that, as described in the final prospectus of SPAC, dated as of July 27, 2021 and filed with the SEC on July 29, 2021 (File No: 333-253221) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the SPAC IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by the underwriters of SPAC) (“SPAC Public Shareholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), funds held in the Trust Account may be disbursed only (i) to SPAC Public Shareholders in connection with SPAC Share Redemptions if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the SPAC Deadline, (ii) to SPAC Public Shareholders if SPAC fails to complete a Business Combination on or prior to the SPAC Deadline and (iii) to SPAC after or concurrently with the consummation of a Business Combination.

(b)         For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that:

(i)          notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust

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Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”);

(ii)         the Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law; and

(iii)       to the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees, on behalf of its and its Affiliates, that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(c)         Notwithstanding the foregoing, nothing in this Section 11.01 shall waive, limit, amend, alter, change, supersede or otherwise modify the right of the Company or any of its Affiliates (i) to pursue any claims against SPAC or any of its Affiliates, or any of their respective successors or assigns, for damages or other legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to SPAC Public Shareholders), (ii) to bring any Action for specific performance or other injunctive or equitable relief, including the right of the Company to compel SPAC to perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) in accordance with the terms of this Agreement and the Trust Agreement and (iii) to pursue any claims that the Company or any of its Affiliates may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to SPAC Public Shareholders).

(d)         This Section 11.01 will survive any termination of this Agreement for any reason and continue indefinitely.

Section 11.02      Waiver. Either SPAC or the Company may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party that are contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement, but, in each case, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.03      Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when sent by email (with no “bounceback” or other notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 11.03 within

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two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.03):

If to SPAC or, prior to the Closing, Pubco or Amalco:

Plum Acquisition Corp. III
27300 Deer Springs Way
Los Altos Hills, California 94022
Attention: Steven Handwerker
Email: steven@plumpartners.com

With a required copy (which shall not constitute notice) to:

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention: Richard Aftanas; John Duke
Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

and

Aird & Berlis LLP
Brookfield Place
181 Bay Street, Suite 1800
Toronto, Canada  M5J 2T9
Attention: Francesco Gucciardo
Email: fgucciardo@airdberlis.com

If to the Company or, from and after the Closing, to Pubco:

Tactical Resources Corp.
1500 – 1055 West Georgia Street
Vancouver, BC V6E 4N7
Canada
Attention: Kuljit Basi
Email: jbasi@tacticalresources.com

With a required copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
United States of America
Attention: Alain Dermarkar; Romain Dambre
Email: alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

and

McMillan LLP
Suite 1500 – 1055 West Georgia Street
Vancouver, British Columbia, V6E 4N7
Canada
Attention: Desmond Balakrishnan
Email: desmond.balakrishnan@mcmillan.ca

Section 11.04      Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party, and any such purported assignment without such prior written consent shall be void. No assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the foregoing,

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this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and no permitted assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.05      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person (including any Affiliate or current or former equityholder, director, manager, officer, employee or independent contractor of any Party, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement of any Party (or any dependent or beneficiary thereof)), other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 8.09, (y) the Company Non-Recourse Parties and the SPAC Non-Recourse Parties (and their respective successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.06      Expenses.

(a)         Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the Transactions, including all fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided, that, if the Closing shall occur, Pubco shall pay or cause to be paid, in accordance with Section 2.11(c), the outstanding Company Transaction Expenses and the outstanding SPAC Transaction Expenses.

(b)         If this Agreement is validly terminated by SPAC pursuant to Section 10.01(e) or by the Company pursuant to Section 10.01(g), then the Company shall pay to SPAC, by wire transfer of immediately available funds and within two Business Day after any such termination, a fee in an amount (such amount, the “Company Termination Fee”) equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of SPAC, Pubco or Amalco in connection with this Agreement, the Ancillary Agreements and the Transactions; provided, that SPAC shall provide the Company with the good faith amount of such fees and expenses no later than one Business Day following any such termination. The Company Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of SPAC, Pubco and Amalco and their respective equityholders and Affiliates (including Sponsor) against the Company or any of its directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a result of the failure of the Transactions to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to SPAC of the Company Termination Fee in accordance with this Section 11.06(b), neither the Company nor any of its directors, officers, equityholders or Affiliates shall have any further liability or obligation to SPAC, Pubco or Amalco or any of their respective equityholders or Affiliates (including Sponsor) in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the Transactions.

(c)         If this Agreement is validly terminated by the Company pursuant to Section 10.01(d), then SPAC shall pay to the Company, by wire transfer of immediately available funds and within two Business Day after any such termination, a fee in an amount (such amount, the “SPAC Termination Fee”) equal to the sum of (i) $2,000,000 and (ii) the lesser of $2,500,000 and the reasonable and documented third-party, out-of-pocket fees and expenses incurred and payable by or on behalf of the Company in connection with this Agreement, the Ancillary Agreements and the Transactions; provided, that the Company shall provide SPAC with the good faith amount of such fees and expenses no later than one Business Day following any such termination. The SPAC Termination Fee shall constitute liquidated damages under this Agreement and, if paid, shall be the sole and exclusive remedy (whether at law, in equity, in Contract, in tort or otherwise) of the Company and its equityholders and Affiliates against SPAC, Pubco and Amalco or any of their respective directors, officers, equityholders and Affiliates for, and in no event will any of them be entitled to recover any other monetary damages or pursue any other remedy (whether at law, in equity, in Contract, in tort or otherwise) with respect to, (A) any loss suffered as a

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result of the failure of the Transactions to be consummated, (B) the termination of this Agreement and the Ancillary Agreements, (C) any liabilities or obligations arising under this Agreement or any of the Ancillary Agreements or (D) any Actions in connection with, arising out of or relating to any breach, termination or failure of or under this Agreement or any of the Ancillary Agreements, and upon payment to the Company of the SPAC Termination Fee in accordance with this Section 11.06(c), none of SPAC, Pubco or Amalco or any of their respective directors, officers, equityholders or Affiliates shall have any further liability or obligation to the Company or its equityholders or Affiliates in connection with, relating to or arising out of this Agreement, any of the Ancillary Agreements or the Transactions.

Section 11.07      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, however, that (a) the fiduciary duties of the Company Board and the Company Special Committee shall be governed by the Laws of the Province of British Columbia, and (b) prior to the Domestication, the fiduciary duties of the SPAC Board shall be governed by the Laws of the Cayman Islands.

Section 11.08      Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.09      Company and SPAC Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by SPAC in the SPAC Disclosure Schedules or by the Company in the Company Disclosure Schedules (including, in each case, any section thereof) with reference to any section of this Agreement or section thereof shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections thereof if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section thereof. Certain information set forth in the Company Disclosure Schedule or the SPAC Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any such information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or used as a basis for interpreting the term “material” or other similar terms in this Agreement. The Company Disclosure Schedules and the SPAC Disclosure Schedules, and the information and statements contained therein, are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or SPAC, and any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the SPAC Disclosure Schedules shall not (a) be deemed or interpreted to expand the scope of any representation or warranty, obligation, covenant, condition or agreement contained in this Agreement, (b) constitute, or be deemed to constitute, an admission of liability or obligation or otherwise to any third party regarding such matter or (c) represent an admission to any third party that the consummation of the Transactions requires the consent of any third party. Without limiting the generality of the foregoing, all references in the Company Disclosure Schedules or the SPAC Disclosure Schedules to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by the Company or SPAC or any of their respective Affiliates or third parties, or similar matters or statements, are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any Person by or in favor of any Person who is not a Party.

Section 11.10      Entire Agreement. This Agreement (together with the Company Disclosure Schedules, the SPAC Disclosure Schedules and the Ancillary Agreements) constitutes the entire agreement between the Parties relating to the Transactions and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the Transactions. Each of the Company Disclosure Schedules, the SPAC Disclosure Schedules, the other schedules hereto and the exhibits

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hereto is incorporated herein by reference and expressly made a part hereof, and all capitalized terms used and not otherwise defined in the Company Disclosure Schedules, the SPAC Disclosure Schedule or any such schedule or exhibit shall have the meaning ascribed to such term in this Agreement.

Section 11.11      Amendments. This Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company.

Section 11.12      Publicity.

(a)         All press releases or other public communications relating to this Agreement or the Transactions, and the method of release or publication thereof, shall require the mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld, conditioned or delayed by either Party; provided, that no mutual approval shall be required to the extent any proposed press release or other public communication does not contain information relating to this Agreement or the Transactions that has not previously been made public under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company or their respective Affiliates or Representatives from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors; provided, that any such recipient of any information which is not generally available to the public shall first agree to customary confidentiality, non-use and non-disclosure terms which provide reasonable and adequate protections for such information.

(b)         The restrictions in Section 11.12(a) shall not apply to the extent a public communication is required to be made by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making such communication shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing and consider in good faith any comments from such other Party. Disclosures resulting from the Parties’ efforts to obtain the Regulatory Approvals which are made in accordance with Section 8.01 shall be deemed not to violate this Section 11.12.

Section 11.13      Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions reasonably necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent reasonably necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the Parties.

Section 11.14      Jurisdiction; WAIVER OF JURY TRIAL.

(a)         Any Action based upon, arising out of or related to this Agreement shall be brought in the Supreme Court of the State of New York, New York County, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Southern District of New York (and in each case, any appellate courts thereof), and each of the Parties unconditionally and irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each Party further agrees that notice delivered pursuant to Section 11.03 shall constitute sufficient service of process and waives any argument that such service is insufficient. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Actions or otherwise proceed against any other Party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

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Section 11.15      Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to specific enforcement of the performance of the terms and provisions of this Agreement, in addition to any other remedy to which either Party is or may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16      Non-Recourse.

(a)         This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the Company or SPAC as named parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party.

(b)         Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”), and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of SPAC (each, a “SPAC Non-Recourse Party”), shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement.

Section 11.17      Non-Survival of Representations, Warranties and Covenants; Independent Investigation.

(a)         None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations and other agreements, shall survive the Closing, and each of them shall terminate and expire upon the occurrence of the Closing such that no claim for breach thereof may be brought after the Closing with respect thereto against any of the Parties or any of their respective Affiliates, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any of the Parties or any of their respective Affiliates, except only for (a) Fraud Claims, (b) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches thereof occurring after the Closing, and (c) this Article XI and any corresponding definitions set forth in Article I.

(b)         Each of the Parties has made its own independent investigation, review and analysis regarding the other Parties, their respective businesses and the Transactions, which investigation, review and analysis were conducted by such Party together with expert advisors, including legal counsel, that it has engaged for such purpose. Each Party and its Representatives have been provided with full and complete access to the Representatives, properties, offices and facilities, books and records of the other Parties and any other information that they have requested in connection with their investigation of the other Parties, their respective businesses and the Transactions.

Section 11.18      Conflicts and Privilege.

(a)         SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Sponsor, on the one hand, and SPAC or the Company, on the other hand, (i) any legal counsel (including Hogan Lovells US LLP) that represented SPAC or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute, and (ii) any legal counsel (including Allen Overy Shearman Sterling US LLP and McMillan LLP) that represented the Company prior to the Closing (“Prior Company Counsel”) may represent the Company, SPAC or any of their respective Affiliates in such dispute even though the interests of SPAC may be directly adverse to Sponsor, and even though such counsel may have represented the Company prior to the Closing in a matter substantially related to such dispute.

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(b)         The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, the Company and their respective Affiliates, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation or documentation of this Agreement or the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, the Company or their respective Affiliates after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, the Company or their respective Affiliates after the Closing; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c)         Notwithstanding the foregoing, in the event that a dispute arises between SPAC, the Company or their respective Affiliates, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that none of SPAC, the Company nor their respective Affiliates may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC, the Company or any of their respective Affiliates is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall, as promptly as reasonably practicable after becoming aware thereof, notify Sponsor in writing so that Sponsor can (at the sole cost and expense of Sponsor) seek a protective order, and SPAC, the Company and their respective Affiliates agree to use commercially reasonable efforts (at the sole cost and expense of Sponsor) to assist therewith.

(d)         To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, the Company or any of their respective Affiliates after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e)          SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the Company, (i) to the extent that SPAC or, after the Closing, the Company receives or takes physical possession of any SPAC Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 11.18, and (B) neither SPAC nor, after the Closing, the Company shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or, after the Closing, the Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or, after the Closing, the Company have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:
PLUM ACQUISITION CORP. III
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer
AMALCO:
PLUM III AMALCO CORP.
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer
PUBCO:
PLUM III MERGER CORP.
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:
TACTICAL RESOURCES CORP.
By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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Exhibit A

Form of Plan of Arrangement

(See Annex B to the proxy statement/prospectus)

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Exhibit B

Form of Registration Rights Agreement

(See Annex C to the proxy statement/prospectus)

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Exhibit C

Form of SPAC Domestication Articles

(See Annex D to the proxy statement/prospectus)

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Exhibit D

Form of Closing Pubco Articles

(See Annex E to the proxy statement/prospectus)

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Exhibit E

Form of Closing Company Articles

(See Annex F to the proxy statement/prospectus)

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Exhibit F

Form of Share Award Agreement

(See Annex G to the proxy statement/prospectus)

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Annex A-2

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Business Combination Agreement (as defined below) is entered into as of December 10, 2024, by and between Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”).

WHEREAS, on August 22, 2024, SPAC, the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, entered into that certain business combination agreement (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Amendments to the Business Combination Agreement.

a.      The following definitions are hereby added to Section 1.01 of the Business Combination Agreement in alphabetical order:

““First Amendment” means that certain Amendment No. 1 to the Business Combination Agreement, dated as of December 10, 2024, by and between SPAC and the Company.”

““Nasdaq De-Listing” means the de-listing of the SPAC Class A Ordinary Shares, the SPAC Public Warrants and the SPAC Public Units from trading on Nasdaq on the Nasdaq De-Listing Date due to the failure of SPAC to satisfy Nasdaq Listing Rule IM-5101-2(b).”

““Nasdaq De-Listing Date” means January 27, 2025.”

““OTC Markets” means OTC Markets Group.”

b.      The following defined terms are hereby added to Section 1.02 of the Business Combination Agreement in alphabetical order:

“Extension Proposal	Section 7.07
Extension Proxy Statement	Section 7.07
NTA Proposal	Section 7.07
SPAC Extension Approval	Section 7.07
SPAC Extension Shareholders Meeting	Section 7.07
SPAC NTA Approval	Section 7.07”.

c.      Section 4.16(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c) (i) Prior to the Nasdaq De-Listing, SPAC has at all times been in compliance with the applicable Nasdaq listing and corporate governance rules and regulations, and (ii) from and after the Nasdaq De-Listing, SPAC shall be at all times in compliance with the applicable OTC Markets listing and corporate governance rules and regulations.”

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d.      Section 4.20 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 4.20 Nasdaq Quotation; OTC Markets Quotation. As of the date of this Agreement, the SPAC Class A Ordinary Shares, SPAC Public Warrants and SPAC Public Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “PLMJ”, “PLMJW” and “PLMJU” respectively. Prior to the Nasdaq De-Listing, there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units or terminate the listing of the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units on Nasdaq (other than in connection with the Nasdaq De-Listing), and, from and after the Nasdaq De-Listing, there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by OTC Markets or the SEC with respect to any intention by such entity to deregister the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units or terminate the qualification of the SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units to be traded on OTC Markets. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Public Warrants or SPAC Public Units under the Exchange Act except as contemplated by this Agreement.”

e.      Section 7.02 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 7.02 SPAC Nasdaq Listing; SPAC OTC Markets Trading. From the date of this Agreement until the Nasdaq De-Listing Date, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units remain listed on Nasdaq. From and after the date of the First Amendment, SPAC shall take such actions as are reasonably necessary to apply for and effect the qualification of the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units for trading on OTC Markets, which qualification shall take effect as soon as practicable after the date of the First Amendment (and, in any event, no later than ten Business Days following the Nasdaq De-Listing Date). From the Nasdaq De-Listing Date until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Units continue to be qualified to trade on OTC Markets. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company in writing of any communications or correspondence from Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC with respect to the listing or registration of the SPAC Class A Shares, the SPAC Public Warrants, the SPAC Public Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC and any potential suspension of listing or delisting or deregistration action contemplated or threatened by Nasdaq (or any other securities exchange on which SPAC Securities are listed from time to time) or the SEC.”

f.       The third sentence of Section 7.04 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC, Nasdaq or, from and after the Nasdaq De-Listing, OTC Markets.”

g.      Article VII of the Business Combination Agreement is hereby amended to add the following as a new Section 7.07 thereof:

“Section 7.07 SPAC Extension. From and after the date of the First Amendment, SPAC shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Extension Proxy Statement”) for the purpose of (a) amending the SPAC Articles and the Trust Agreement, in each case, to extend the time period for SPAC to consummate a Business Combination from January 30, 2025 to July 30, 2025 (the “Extension Proposal”) and

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(b) amending the SPAC Articles to remove the requirement from Article 49.4 thereof that SPAC have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a Business Combination (the “NTA Proposal”). SPAC shall comply with all applicable rules and regulations promulgated by the SEC, all applicable rules and regulations of Nasdaq or OTC Markets (as applicable), the SPAC Governing Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, any solicitation of proxies thereunder, the holding of a meeting of the SPAC Shareholders (the “SPAC Extension Shareholders Meeting”) to consider, vote on and approve (i) the Extension Proposal (the “SPAC Extension Approval”) and any SPAC Share Redemptions related thereto and (ii) the NTA Proposal (the “SPAC NTA Approval”). Section 8.02(a)(iii), the first sentence of Section 8.02(a)(iv), Section 8.02(a)(v), Section 8.02(a)(vi), Section 8.02(b)(i) and Section 8.02(b)(ii) shall apply mutatis mutandis to the Extension Proxy Statement, the Extension Proposal, the NTA Proposal, the SPAC Extension Approval, the SPAC NTA Approval and the SPAC Extension Shareholders Meeting, including with respect to any actions to be taken by the SPAC Board in connection with any of the foregoing.”

h.      Section 8.02(a)(iv) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(iv) As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each Party shall furnish to the other Parties all information concerning itself and its Subsidiaries, officers, directors, managers and equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of Pubco, SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq, OTC Markets, the SEC, TSVX and the CSA) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or OTC Markets (as applicable), the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders Meeting and any SPAC Share Redemptions. The Company shall comply in all material respects with all applicable rules and regulations promulgated by the CSA, any applicable rules and regulations of TSXV and OTC Markets, the Company Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder and the calling and holding of the Company Shareholders Meeting. Subject to Section 11.06, (A) the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay 50% of any and all filing fees payable to the SEC in connection with the Proxy/Registration Statement, and (B) SPAC shall be responsible for and pay all fees, costs and expenses for the preparation and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the Company’s outside counsel, financial advisors, auditors, consultants and other advisors).”

i.       Clause (B) of the second sentence of Section 8.02(b)(i) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(B) obtain the vote or consent of the SPAC Shareholders required by and in compliance with all applicable Laws, Nasdaq rules or OTC Markets rules (as applicable) and the SPAC Governing Documents;”

j.       Section 8.11 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 8.11 Delisting and Deregistration. Each of the Parties shall use its commercially reasonable efforts to cause (a) the Company Common Shares to be delisted from OTC Markets and TSXV, and to terminate the registration of the Company with the CSA, as of the Company Amalgamation Effective Time or as soon as practicable thereafter, and (b) the SPAC Units, the

Annex A-2-3

SPAC Class A Shares and the SPAC Public Warrants to be delisted from Nasdaq (or be succeeded by the applicable Equity Securities of Pubco) and, from and after the Nasdaq De-Listing, OTC Markets, and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco), as of the Company Amalgamation Effective Time or as soon as practicable thereafter.”

k.      Section 9.01(j) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(j) After giving effect to any SPAC Share Redemptions, Pubco shall have net tangible assets of at least $5,000,001; provided, however, that the condition in this Section 9.01(j) shall not be applicable in the event the SPAC NTA Approval is validly obtained, and the SPAC Articles are amended in accordance with the SPAC NTA Approval, prior to the Closing Date.”

l.       Section 10.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(b) by written notice from the Company or SPAC (or, from and after the SPAC Amalgamation Effective Time, Pubco) to the other Party if the Closing shall not have occurred by January 30, 2025 (the “Agreement End Date”); provided, however, that in the event the SPAC Extension Approval is validly obtained on or prior to January 30, 2025, the Agreement End Date shall automatically be extended to July 30, 2025; and provided, further, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose breach or violation (or, in the case of SPAC, a breach or violation by Pubco or Amalco) of any representation, warranty, covenant, obligation or agreement under this Agreement has been the principal cause of the failure of a condition set forth in Article IX to be satisfied on or before such date;”

2.      Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Business Combination Agreement.

3.      Effect of Amendment. This Amendment shall be effective as of the date hereof and shall be integrated into and form part of the Business Combination Agreement upon execution. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Business Combination Agreement”, “the Agreement” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement”, or in the Business Combination Agreement or any of the Ancillary Agreements to “the date of the Business Combination Agreement”, “the date of the Agreement” or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to August 22, 2024, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on August 22, 2024. All terms and conditions of the Business Combination Agreement shall remain unchanged except as specifically modified in this Amendment. Where the terms of the Business Combination Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control.

4.      Entire Agreement. This Amendment (together with the Business Combination Agreement) constitutes the entire agreement between the Parties in respect of the subject matter contained herein and therein and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the subject matter contained herein or therein.

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5.      Miscellaneous. The provisions of Sections 11.02 (Waiver), 11.03 (Notices), 11.04 (Assignment), 11.05 (Rights of Third Parties), 11.06(a) (Expenses), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; WAIVER OF JURY TRIAL), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SPAC:
PLUM ACQUISITION CORP. III
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Chief Executive Officer
COMPANY:
TACTICAL RESOURCES CORP.
By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex A-2-6

Annex A-3

AMENDMENT NO. 2 TO THE BUSINESS COMBINATION AGREEMENT

This Amendment No. 2 (this “Amendment”) to the Business Combination Agreement (as defined below) is entered into as of January 28, 2025, by and between Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”).

WHEREAS, on August 22, 2024, SPAC, the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, entered into that certain business combination agreement (the “Original Business Combination Agreement”);

WHEREAS, on December 10, 2024, SPAC and the Company entered into that certain Amendment No. 1 to the Business Combination Agreement (the “First Amendment” and the Original Business Combination Agreement, as amended by the First Amendment, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 11.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by SPAC and the Company; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Amendments to the Business Combination Agreement.

a.      The following amendments are hereby made to Section 1.01 of the Business Combination Agreement:

i.       The definition of “Company Convertible Debenture” is deleted in its entirety and replaced with the following definition:

“ “Company Convertible Debentures” means, collectively, (a) the May 2024 Convertible Debenture, (b) the January 2025 Convertible Debentures and (c) any other convertible debentures issued by the Company from time to time (to the extent permitted pursuant to this Agreement).”

ii.      The following definitions are added in alphabetical order:

“ “January 2025 Convertible Debentures” means those certain 10.0% Unsecured Convertible Debentures issued by the Company, dated as of January 21, 2025.

“May 2024 Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024.”

iii.     Clause (a) of the definition of “Aggregate Exercise Price” is deleted in its entirety and replaced with the following:

“(a) the conversion of the Company Convertible Debentures in accordance with their respective terms and”.

b.      Section 3.05(e) of the Business Combination Agreement is hereby amended by deleting the phrase “Company Convertible Debenture” and replacing it with the phrase “May 2024 Convertible Debenture”.

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c.      Clause (C) of Section 6.01(a)(xii) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

“(C) issuances of Company Common Shares or Company Warrants upon full or partial exercise of any of the Company Convertible Debentures,”.

d.      The phrase “Company Convertible Debenture” is hereby deleted and replaced with the phrase “Company Convertible Debentures” in each instance in which it appears in the following Sections of the Business Combination Agreement: (i) the definitions of “Company Securities” and “Fully-Diluted Company Shares” in Section 1.01; (ii) Section 2.10(b)(vii); (iii) Section 2.10(b)(viii); and (iv) Section 3.03(e).

e.      The following amendments are hereby made to Exhibit A to the Business Combination Agreement:

i.       The definition of “Company Convertible Debenture” in Section 1.1(t) is deleted in its entirety and replaced with the following definition:

““Company Convertible Debentures” means, collectively, (a) that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024, (b) those certain 10.0% Unsecured Convertible Debentures issued by the Company, dated as of January 21, 2025, and (c) any other convertible debentures issued by the Company from time to time (to the extent permitted pursuant to the Business Combination Agreement).”

ii.      The phrase “Company Convertible Debenture” is hereby deleted and replaced with the phrase “Company Convertible Debentures” in (A) the definition of “Company Securities” in Section 1.1(y) and (B) Section 2.3(2)(d)(v).

2.      Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Business Combination Agreement.

3.      Effect of Amendment. This Amendment shall be effective as of the date hereof and shall be integrated into and form part of the Business Combination Agreement upon execution. After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Business Combination Agreement”, “the Agreement” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Business Combination Agreement or the Disclosure Schedules to “the date hereof” or “the date of this Agreement”, or in the Business Combination Agreement or any of the Ancillary Agreements to “the date of the Business Combination Agreement”, “the date of the Agreement” or words of like import, shall (except to the extent any such references are amended (or amended and restated) pursuant to the terms of this Amendment) refer to August 22, 2024, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on August 22, 2024. All terms and conditions of the Business Combination Agreement shall remain unchanged except as specifically modified in this Amendment. Where the terms of the Business Combination Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control.

4.      Entire Agreement. This Amendment (together with the Business Combination Agreement) constitutes the entire agreement between the Parties in respect of the subject matter contained herein and therein and supersedes any other Contracts, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the subject matter contained herein or therein.

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5.      Miscellaneous. The provisions of Sections 11.02 (Waiver), 11.03 (Notices), 11.04 (Assignment), 11.05 (Rights of Third Parties), 11.06(a) (Expenses), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.11 (Amendments), 11.13 (Severability), 11.14 (Jurisdiction; WAIVER OF JURY TRIAL), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

SPAC:
PLUM ACQUISITION CORP. III
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Chief Executive Officer
COMPANY:
TACTICAL RESOURCES CORP.
By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

Annex A-3-4

Annex B

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
definitions and INTERPRETATION

1.1         Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)         “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to (but not following) the Company Amalgamation Effective Time;

(b)         “Amalco” means Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC;

(c)         “Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

(d)         “Arrangement Consideration Shares” has the meaning ascribed to it in Section 2.3(2)(d)(i);

(e)“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

(f)          “Book-Entry Shares” has the meaning ascribed thereto in Section 4.1(a);

(g)         “Business Combination Agreement” means the Business Combination Agreement dated as of August 22, 2024, among SPAC, the Company, Amalco and Pubco, as the same may be amended, amended and restated or supplemented from time to time;

(h)         “Business Day” means a day other than a Saturday, Sunday or other day which commercial banks in New York, New York or Vancouver, British Columbia, are authorized by Law to close;

(i)          “Cancelled Company Shares” has the meaning ascribed thereto in Section 2.3(2)(c);

(j)          “Cancelled SPAC Shares” has the meaning ascribed thereto in Section 2.3(1)(l)(iii);

(k)         “CDS” means the Canadian Depository for Securities;

(l)          “Certificates” has the meaning ascribed thereto in Section 4.1(a);

(m)        “Closing” means the closing of the Arrangement in accordance with the terms and subject to the conditions of the Business Combination Agreement, this Plan of Arrangement, the Interim Order, and the Final Order;

(n)         “Closing Date” means the date on which Closing occurs;

(o)         “Company” means Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia;
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(p)         “Company Amalgamation” means the amalgamation of the Company and Amalco to form one corporate entity in accordance with the terms of Section 269 of the BCBCA, except that the legal existence of the Company will not cease and the Company will survive the Company Amalgamation, subject to the conditions set forth in the Business Combination Agreement and this Plan of Arrangement;

(q)         “Company Amalgamation Effective Time” means the time at which the Company Amalgamation occurs, which shall be immediately following the completion of the SPAC Amalgamation at the SPAC Amalgamation Effective Time;

(r)          “Company Arrangement Resolution” means a special resolution of the holders of Company Common Shares in respect of the Arrangement to be considered at the Company Shareholders Meeting;

(s)          “Company Common Shares” means the common shares without par value in the capital of the Company;

(t)          “Company Convertible Debenture” means that certain 10.0% Unsecured Convertible Debenture issued by the Company, dated as of May 17, 2024;

(u)         “Company Exchange Ratio” means the quotient obtained by dividing (i) the Price per Company Share by (ii) $10.00;

(v)         “Company Option In-The-Money Amount” means, with respect to a given Company Option, the amount, if any, by which the total fair market value (determined as of immediately prior to the Company Amalgamation Effective Time) of the Company Common Shares that the holder of such Company Option is entitled to acquire upon exercise of such Company Option exceeds the amount payable by such holder to acquire such Company Common Shares upon exercise of such Company Option;

(w)        “Company Options” means the options to purchase Company Common Shares granted under the Company Stock Plan;

(x)         “Company RSUs” means the restricted stock units of the Company granted under the Company Stock Plan;

(y)         “Company Securities” means, collectively, Company Common Shares, Company Options, Company RSUs, Company Warrants and the Company Convertible Debenture;

(z)         “Company Securityholders” means, collectively, the holders of the Company Securities;

(aa)        “Company Shareholder” means any holder of Company Common Shares;

(bb)       “Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Shareholder Proposals, including the Company Arrangement Resolution;

(cc)        “Company Stock Plan” means the Tactical Resources Corp. Omnibus Incentive Plan adopted by the Company Board on August 28, 2023 and approved by the Company Shareholders on December 7, 2023, as amended, restated or amended and restated from time to time;

(dd)       “Company Warrants” means the warrants to purchase Company Common Shares that are outstanding immediately prior to the Closing;

(ee)        “Converted Company Option” has the meaning ascribed thereto in Section 2.3(2)(d)(ii);

(ff)         “Converted Company RSU” has the meaning ascribed to it in Section 2.3(2)(d)(iii);

(gg)       “Court” means the Supreme Court of British Columbia;

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(hh)       “Depositary” means such Person as Pubco may appoint, subject to the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed) to act as depositary in relation to the Arrangement;

(ii)         “Dissent Procedures” has the meaning ascribed thereto in Section 3.1(a);

(jj)         “Dissent Rights” has the meaning ascribed thereto in Section 3.1(a);

(kk)       “Dissenting Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(ll)         “DTC” means the Depository Trust Company;

(mm)     “Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Company Amalgamation Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal; provided, that any such amendment is reasonably acceptable to each of SPAC and the Company;

(nn)       “Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental, regulatory or administrative authority, agency (which, for the purposes of this Plan of Arrangement, shall include the SEC and the CSA, as applicable), commission, department, board, bureau, agency or similar body or instrumentality thereof, or any court, tribunal or judicial or arbitral body thereof;

(oo)       “Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Business Combination Agreement and made pursuant to Section 291 of the BCBCA, providing for, among other things, the calling and holding of the SPAC Shareholders Meeting and the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed;

(pp)       “Letter of Transmittal” has the meaning ascribed thereto in Section 4.1(a);

(qq)       “Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, charge, security interest, restriction or other encumbrance of any kind that secures the payment or performance of an obligation (other than any restriction created under applicable securities Laws);

(rr)        “Lost Certificate Affidavit” has the meaning ascribed thereto in Section 4.3;

(ss)        “New Pubco” has the meaning ascribed thereto in Section 2.3(1);

(tt)         “New Pubco Common Share” has the meaning ascribed thereto in Section 2.3(1)(l)(ii);

(uu)       “Party” and “Parties” means, as applicable, SPAC, the Company, Amalco, Pubco and New Pubco;

(vv)       “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, union, association, Governmental Authority or other entity, enterprise, authority or business organization of any kind;

(ww)     “Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with Article 5 hereto or the Business Combination Agreement or upon the direction of the Court in the Final Order with the prior written consent of Pubco, the Company and SPAC, each acting reasonably;

(xx)       “Price per Company Share” means the quotient, expressed as a dollar amount, obtained by dividing (i) the Arrangement Consideration by (ii) the Fully-Diluted Company Shares;

(yy)       “Pubco” means Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia;

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(zz)        “Pubco Assumed Company Warrant” has the meaning ascribed to it in Section 2.3(2)(d)(v);

(aaa)      “Pubco Assumed SPAC Warrant” has the meaning ascribed to it in Section 2.3(1)(l)(iv);

(bbb)     “Pubco Common Shares” means the common shares of Pubco, par value $0.0001 per share;

(ccc)      “Registrar” means the Registrar of Companies appointed pursuant to Section 400 of the BCBCA;

(ddd)     “SPAC” means Plum Acquisition Corp. III, a Cayman Islands exempted company;

(eee)      “SPAC Amalgamation Effective Time” means 12:01 a.m. (Pacific Time) on the Closing Date, or such other time on the Closing Date as the Parties mutually agree in writing before the Closing Date;

(fff)        “SPAC Class A Shares” means (i) for all periods prior to the Domestication, Class A ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (ii) for all periods from and after the Domestication, Class A common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles;

(ggg)     “SPAC Class B Shares” means (i) for all periods prior to the Domestication, Class B ordinary shares of SPAC, par value $0.0001 per share, authorized under the SPAC Articles, and (ii) for all periods from and after the Domestication, Class B common shares of SPAC, par value $0.0001 per share, authorized under the SPAC Domestication Articles;

(hhh)     “SPAC Class B Unit” mean a unit of SPAC comprised of one SPAC Class B Share and one-third of one SPAC Class B Warrant;

(iii)        “SPAC Class B Warrant” means a warrant to purchase one SPAC Class B Share at an exercise price of $11.50 per share;

(jjj)        “SPAC Common Shares” means, collectively, the SPAC Class A Shares and the SPAC Class B Share;

(kkk)     “SPAC IPO” means the initial public offering of SPAC consummated on July 30, 2021;

(lll)        “SPAC Ordinary Units” means collectively, the SPAC Public Units and the SPAC Private Units;

(mmm)  “SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share;

(nnn)     “SPAC Private Units” means units of SPAC sold in one or more private placements consummated concurrently with the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Private Warrant;

(ooo)     “SPAC Private Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share sold in a private placement consummated concurrently with the SPAC IPO;

(ppp)     “SPAC Public Units” means units of SPAC sold in the SPAC IPO, each unit comprised of one SPAC Class A Share and one-third of one SPAC Public Warrant;

(qqq)     “SPAC Public Warrant” means a warrant to purchase one SPAC Class A Share at an exercise price of $11.50 per share included in a SPAC Public Unit sold in the SPAC IPO;

(rrr)       “SPAC Shares” means, collectively, the SPAC Common Shares and the SPAC Preference Shares;

(sss)       “SPAC Units” means, collectively, the SPAC Ordinary Units and the SPAC Class B Units;

(ttt)        “SPAC Warrants” means, collectively, the SPAC Public Warrants, the SPAC Private Warrants and the SPAC Class B Warrants;

(uuu)     “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls more than 50% of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or

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(iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity;

(vvv)     “Tax Act” means the Income Tax Act (Canada);

(www)   “Taxes” means all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

(xxx)     “Transmittal Documents” has the meaning set out in Section 4.1(c); and

(yyy)     “Withholding Agent” has the meaning ascribed thereto in Section 4.5.

1.2         Interpretation Not Affected by Headings, etc. The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3         Currency. Unless otherwise stated, all sums of money referred to in this Plan of Arrangement are expressed in lawful money of the United States.

1.4         Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5         Construction. In this Plan of Arrangement unless otherwise indicated:

(a)         the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)         a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof; and

(c)         where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.

1.6         Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal contemplated herein are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.

Article 2
ARRANGEMENT

2.1         Business Combination Agreement. This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

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2.2         Binding Effect. This Plan of Arrangement shall become effective, and be binding, (a) at the SPAC Amalgamation Effective Time on (i) SPAC, (ii) Pubco and (iii) all other applicable Persons served with notice of the final application to approve this Plan of Arrangement, and (b) at the Company Amalgamation Effective Time on (i) Pubco, (ii) Amalco, (iii) the Company, (iv) Company Securityholders (including Dissenting Shareholders) and (v) all other applicable Persons served with notice of the final application to approve this Plan of Arrangement.

2.3         Arrangement.

(1)         SPAC Amalgamation. At the SPAC Amalgamation Effective Time, SPAC and Pubco shall amalgamate under Section 269 of the BCBCA to form one corporate entity (“New Pubco”) (except that Pubco will be considered the surviving corporation in the SPAC Amalgamation) and, for the avoidance of doubt, the SPAC Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder for U.S. federal income tax purposes, and the SPAC Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the SPAC Amalgamation:

(a)         Pubco shall survive the SPAC Amalgamation as New Pubco;

(b)         the properties, rights and interests of Pubco shall continue to be the properties, rights and interests of New Pubco provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of Pubco to New Pubco;

(c)         the separate legal existence of SPAC shall cease without SPAC being liquidated or wound up, and the property, rights and interests of SPAC shall become the property, rights and interests of New Pubco provided that the SPAC Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights or interests of SPAC to New Pubco;

(d)         New Pubco shall continue to be liable for the obligations of each of SPAC and Pubco;

(e)         any existing cause of action, claim or liability to prosecution is unaffected by the SPAC Amalgamation;

(f)          a civil, criminal or administrative action or proceeding pending by or against either Pubco or SPAC prior to the SPAC Amalgamation may be continued to be prosecuted by or against New Pubco;

(g)         a conviction against, or a ruling, order or judgment in favour of or against, either Pubco or SPAC may be enforced by or against New Pubco;

(h)         the name of New Pubco shall be “Plum III Merger Corp.” or such other name as the Company and SPAC, each acting reasonably, may agree to in writing prior to the SPAC Amalgamation Effective Time;

(i)          the registered office of New Pubco shall be the registered office of Pubco;

(j)          the articles of amalgamation of New Pubco shall be the Closing Pubco Articles and the certificate of amalgamation and notice of articles of New Pubco are deemed to be the certificate of incorporation and notice of articles for New Pubco;

(k)         the officers and directors of SPAC then serving shall become the officers and directors of New Pubco, each to hold office in accordance with the Pubco Governing Documents;

(l)          without any action on the part of any Party or the holders of any of the following securities:

(i)          (A) each SPAC Ordinary Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class A Share and one-third of one SPAC Warrant in accordance with the terms of the applicable SPAC Ordinary Unit, and (B) each SPAC Class B Unit that is outstanding immediately prior to the SPAC Amalgamation Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one SPAC Class B Share and one-third of one SPAC Class B Warrant in accordance with the terms of the applicable SPAC Class B Unit;

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(ii)         immediately following the division of each SPAC Unit in accordance with Section 2.3(1)(l)(i), each SPAC Share that is issued and outstanding immediately prior to the SPAC Amalgamation Effective Time (other than any Cancelled SPAC Shares) shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and nonassessable common share in the authorized share capital of New Pubco (each, a “New Pubco Common Share”). Each SPAC Share exchanged pursuant to this Section 2.3(1)(l)(ii) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such SPAC Share or (B) any book-entry account which immediately prior to the SPAC Amalgamation Effective Time represented any such SPAC Share, shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(1)(l)(ii);

(iii)        notwithstanding clause (ii) above or any other provision of this Plan of Arrangement to the contrary, any SPAC Shares owned by SPAC as treasury shares immediately prior to the SPAC Amalgamation Effective Time, and any SPAC Shares owned by Pubco immediately prior to the SPAC Amalgamation Effective Time (“Cancelled SPAC Shares”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

(iv)         immediately following the division of each SPAC Unit in accordance with Section 2.3(1)(l)(i) and the exchange of the SPAC Shares in accordance with Section 2.3(1)(l)(ii), each SPAC Warrant that remains outstanding and unexercised immediately prior to the SPAC Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the SPAC Amalgamation Effective Time) shall automatically be converted into a warrant to purchase a number of New Pubco Common Shares (each, a “Pubco Assumed SPAC Warrant”) determined in accordance with the terms of such SPAC Warrant, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such SPAC Warrant;

(v)         each outstanding Pubco Common Share shall automatically, without any action on the part of Pubco Sole Shareholder, be exchanged for one New Pubco Common Share; and

(vi)        there shall be added to the stated capital of the New Pubco Common Shares, in respect of the New Pubco Common Shares issued by New Pubco to the former holders of SPAC Shares and Pubco Common Shares, an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the SPAC Shares and Pubco Common Shares immediately prior to such exchange;

(m)        no certificates will be issued to represent the New Pubco Common Shares or Pubco Assumed SPAC Warrants and the certificates formerly representing the SPAC Shares, Pubco Common Shares and SPAC Warrants shall, following the SPAC Arrangement Effective Time, be deemed to represent the New Pubco Common Shares and Pubco Assumed SPAC Warrants, respectively; and

(n)the New Pubco Common Shares issued to the Pubco Sole Shareholder pursuant to Section 2.3(1)(l)(v) shall be purchased by New Pubco in consideration for the payment by New Pubco to the Pubco Sole Shareholder in cash in an amount equal to the subscription price for the Pubco Common Shares paid by Pubco Sole Shareholder, the Pubco Sole Shareholder shall be removed as a registered holder of New Pubco Common Shares on the securities register of New Pubco and the New Pubco Common Shares so purchased shall be, and shall be deemed to be, cancelled.

(2)         Company Amalgamation. On the Closing Date and effective as of the Company Amalgamation Effective Time, and without any further authorization, act or formality, unless stated otherwise:

(a)         each Company Common Share held by a Dissenting Shareholder in respect of which the Company Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Shareholder, without any further act or formality on his, her or its party, to the Company for cancellation (free and clear of any Liens) in accordance with, and for the consideration set forth in, Section 3.1;

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(b)         with respect to each Company Common Share transferred and assigned in accordance with Section 2.3(2)(a):

(i)          the registered holder thereof shall cease to be the registered holder of such Company Common Share and the name of such registered holder shall be removed from the register of Company Shareholders as of the Company Amalgamation Effective Time;

(ii)         the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Common Share; and

(iii)        the Company shall be the holder of all of such Company Common Shares so transferred in accordance with Section 2.3(2)(a) and such Company Common Shares shall be cancelled by the Company for no consideration, other than as set forth in Section 3.1(a) and the central securities register of the Company shall be revised accordingly;

(c)         any Company Common Shares owned by the Company as treasury shares immediately prior to the Company Amalgamation Effective Time, and any Company Common Shares owned by Amalco immediately prior to the Company Amalgamation Effective Time (collectively, “Cancelled Company Shares”), shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

(d)         the Company and Amalco shall amalgamate under Section 269 of the BCBCA (except that the Company will be considered the surviving corporation in the Company Amalgamation) and, for the avoidance of doubt, the Company Amalgamation is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the U.S. Treasury Regulations promulgated thereunder for U.S. federal income tax purposes, and the Company Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the Company Amalgamation:

(i)          each Company Common Share (other than any Cancelled Company Shares or Dissenting Shares) shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with the Business Combination Agreement and this Plan of Arrangement, a number of validly issued, fully paid and nonassessable New Pubco Common Shares equal to the Company Exchange Ratio (the aggregate of all such New Pubco Common Shares, the “Arrangement Consideration Shares”), and each Company Common Share exchanged pursuant to this Section 2.3(2)(d)(i) shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of (A) any certificate formerly representing any such Company Common Shares or (B) any book-entry account which immediately prior to the Company Amalgamation Effective Time represented any such Company Common Shares, shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(2)(d)(ii), and any Arrangement Consideration Shares exchanged for Company Common Shares which were, immediately prior to the Company Amalgamation Effective Time, subject to any vesting or forfeiture terms shall continue to be governed by such terms from and after the Company Amalgamation Effective Time;

(ii)         each outstanding Company Option, that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by New Pubco and automatically converted, without any action on the part of the parties or the holder thereof, into an option to purchase New Pubco Common Shares (each, a “Converted Company Option”), and each Converted Company Option shall have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Converted Company Option immediately prior to the Company Amalgamation Effective Time, except that (A) each Converted Company Option shall be exercisable for that number of New Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to such Converted Company Option immediately

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prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, rounded down to the nearest whole New Pubco Common Share, and (B) the per share exercise price for each New Pubco Common Share issuable upon exercise of the Converted Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such Converted Company Option immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Company Option for a Converted Company Option. Therefore, in the event that the Converted Company Option In-The-Money Amount in respect of a given Converted Company Option exceeds the Company Option In-The-Money Amount in respect of the Company Option for which it is exchanged, the number of New Pubco Common Shares issuable upon exercise of such Converted Company Option at and after the Company Amalgamation Effective Time will be adjusted accordingly with effect at and from the Company Amalgamation Effective Time to ensure that the Converted Company Option In-The-Money Amount in respect of such Converted Company Option does not exceed the Company Option In-The-Money Amount in respect of such Company Option

(iii)        each Company RSU that is outstanding immediately prior to the Company Amalgamation Effective Time shall be assumed by New Pubco and converted into a restricted stock unit in respect of New Pubco Common Shares (each, a “Converted Company RSU”), and each Converted Company RSU shall have and be subject to the same terms and conditions (including vesting, forfeiture and acceleration terms) as were applicable to the corresponding Company RSU immediately prior to the Company Amalgamation Effective Time (subject to the Company RSU Vesting Acceleration), except that such Converted Company RSU shall be in respect of a number of New Pubco Common Shares equal to the product of (A) the number of Company Common Shares subject to the Converted Company RSU immediately prior to the Company Amalgamation Effective Time and (B) the Company Exchange Ratio;

(iv)        each Company Warrant that remains outstanding and unexercised immediately prior to the Company Amalgamation Effective Time (and which is not automatically and fully exercised in accordance with its terms prior to the Company Amalgamation Effective Time) shall be automatically converted into a warrant to purchase New Pubco Common Shares (each, a “Pubco Assumed Company Warrant”) determined in accordance with the terms of the Company Warrant Agreement and the Company Supplemental Indenture, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant, and each Pubco Assumed Company Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Company Amalgamation Effective Time in accordance with the Company Warrant Agreement and the Company Supplemental Indenture, except that (A) each Pubco Assumed Company Warrant shall be exercisable for that a number of New Pubco Common Shares equal to the product of (1) the number of Company Common Shares subject to the corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time and (2) the Company Exchange Ratio, and (B) the per share exercise price for each New Pubco Common Share issuable upon exercise of the Pubco Assumed Company Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Company Common Share of such corresponding Company Warrant immediately prior to the Company Amalgamation Effective Time by (2) the Company Exchange Ratio, and the holder thereof shall cease to have any other rights in and to the Company with respect to such Company Warrant;

(v)         the Company Convertible Debenture shall survive the Company Amalgamation in accordance with the terms thereof (subject to the conversion rights of the holder set forth therein); and

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(vi)        each outstanding share of Amalco shall automatically, without any action on the part of the Parties or the holder thereof, be exchanged for one validly-issued, fully paid and non-assessable common share of the Company issued in accordance with Closing Company Articles;

(e)         without limiting the generality of Section 2.3(2)(d), the Company and Amalco shall continue as the Company and, from and after the Closing Date:

(i)          the name of the Company shall be “Tactical Resources Corp.” or such other name as the Company and SPAC, each acting reasonably, may agree to in writing prior to the Company Amalgamation Effective Time;

(ii)         the Company will be considered the surviving corporation in the Company Amalgamation;

(iii)        the Company shall adopt and file with the Registrar articles and notice of articles in substantially the form attached as Exhibit E to the Business Combination Agreement;

(iv)        the officers and directors of the Company then serving shall resign, and the officers and directors of the Company shall become the officers and directors set forth in Section 2.09(f)(iii) of the Company Disclosure Schedules, each to hold office in accordance with the Company Governing Documents;

(v)         (A) the officers of Pubco then serving shall resign, and the officers of Pubco shall become the officers set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, and (B) the directors of Pubco then serving shall resign, and the directors of Pubco shall become the directors set forth in Section 2.09(f)(iv) of the Company Disclosure Schedules, each to hold office in accordance with the Pubco Governing Documents;

(vi)        Pubco, the Company and the Company Warrant Agent shall enter into an indenture supplemental to the Company Warrant Agreement, in accordance with the terms and conditions of the Company Warrant Agreement, in a form to be agreed by Pubco and the Company, each acting reasonably;

(vii)       Pubco and the Sponsor Parties shall enter into the Registration Rights Agreement;

(viii)      other than the Company Securities exchanged under Section 2.3(2)(d), all rights, contracts, permits and interests of the Company and Amalco shall continue as rights, contracts, permits and interests of the Company as if the Company and Amalco continued and, for greater certainty, the amalgamation shall not constitute a transfer or assignment of the rights or obligations of either of the Company or Amalco under any such rights, contracts, permits and interests;

(ix)        the Company shall own and hold the property of the Company and Amalco and, without limiting the provisions hereof, all rights of creditors or others shall be unimpaired by such amalgamation;

(x)         all liabilities and obligations of the Company and Amalco, whether arising by contract or otherwise, may be enforced against the Company to the same extent as if such obligations had been incurred or contracted by it;

(xi)        any existing cause of action, claim or liability to prosecution shall be unaffected;

(xii)       a civil, criminal or administrative action or proceeding pending by or against either the Company or Amalco may be continued by or against the Company; and

(xiii)      a conviction against, or ruling, order or judgment in favour of or against either the Company or Amalco may be enforced by or against the Company; and

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(f)          the exchanges and cancellations provided for in Sections 2.3(2)(a) through 2.3(2)(d) hereof shall be deemed to occur simultaneously on the Closing Date on which such exchanges and cancellations first begin as contemplated therein, notwithstanding certain procedures related thereto that may not be completed until after such Business Day.

2.4         No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a New Pubco Common Share shall be issued by virtue of the Arrangement or the other Transactions, and each Person who would otherwise be entitled to a fraction of a New Pubco Common Share (after aggregating all fractional New Pubco Common Shares that otherwise would be received by such holder) shall instead have the number of New Pubco Common Shares issued to such Person rounded down to the nearest whole New Pubco Common Share, without payment in lieu of such fractional shares.

Article 3
RIGHTS OF DISSENT

3.1         Rights of Dissent

(a)         Registered Company Shareholders may exercise dissent rights with respect to any Company Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1 (the “Dissent Procedures”); provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Company Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred for cancellation the Company Common Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens (other than the right to be paid fair value for such Company Common Shares as set out in this Section 3.1), as provided in Section 2.3(2)(a) and if they:

(i)          ultimately are determined to be entitled to be paid fair value for such Company Common Shares: (A) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(2)(a) and 2.3(2)(b)); (B) will be entitled to be paid by the Company the fair value of such Company Common Shares, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA and determined as of the close of business on the Business Day before the Company Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment or consideration that would be payable or issuable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Common Shares; or

(ii)         ultimately are not entitled, for any reason, to be paid fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares and shall be entitled to receive only the New Pubco Common Shares on the basis determined in accordance with Section 2.3(2)(d)(i) that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights;

but in no case shall the Company, SPAC, Pubco, New Pubco, Amalco or any other Person be required to recognize such Persons as holders of Company Common Shares after the Company Amalgamation Effective Time, and the names of such Persons shall be deleted from the registers of holders of Company Common Shares at the Company Amalgamation Effective Time.

(b)         In addition to any other restrictions set forth in the BCBCA and the Interim Order, Company Common Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Company Arrangement Resolution shall not be entitled to exercise Dissent Rights.

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Article 4
DELIVERY OF NEW PUBCO COMMON SHARES

4.1         Delivery of New Pubco Common Shares

(a)         At or prior to the Company Amalgamation Effective Time, Pubco shall send, or shall cause its duly appointed transfer agent to send, to each Company Shareholder holding Company Common Shares evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by DTC or CDS, a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by SPAC, the Company and the Depositary (the “Letter of Transmittal”) (which shall specify that the delivery of the exchanged New Pubco Common Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal) and, if applicable, the appropriate Certificates, if any (or a Lost Certificate Affidavit), to the Depositary for use in such exchange.

(b)         With respect to Book-Entry Shares, including the Company Common Shares held through the DTC or CDS, SPAC and the Company shall cooperate to establish procedures with the Depositary, DTC or CDS to ensure that the Depositary will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the applicable New Pubco Common Shares to be exchanged for such Book-Entry Shares held through the DTC or CDS, as applicable.

(c)         Each Company Shareholder shall be entitled to receive the applicable Arrangement Consideration Shares in respect of the Company Common Shares tendered for exchange within thirty (30) days after the Company Amalgamation Effective Time, subject to either, with respect to Book-Entry Shares, the procedures established in accordance with Section 4.1(b) or, with respect to Company Securities evidenced by Certificates, the delivery to the Depositary of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Certificates (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal, and (iii) such other documents as may be reasonably requested by the Depositary or Pubco. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Arrangement Consideration Shares attributable to such Company Shareholder.

4.2         Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Company Amalgamation Effective Time with respect to New Pubco Common Shares with a record date after the Company Amalgamation Effective Time shall be paid to the holder of any unsurrendered Certificate which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.3 unless and until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 4.1. Subject to applicable law, at the time of such surrender of any such Certificate (or in the case of clause (b) below, at the appropriate payment date), there shall be paid to the holder of record of the Certificates formerly representing whole Company Common Shares, without interest, (a) the amount of dividends or other distributions with a record date after the Company Amalgamation Effective Time but prior to surrender and a payment date prior to surrender paid with respect to such whole New Pubco Common Share and (b) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Amalgamation Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole New Pubco Common Share.

4.3         Lost Certificates. In the event any Certificate which immediately prior to the Company Amalgamation Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 2.3(2)(d)(i) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (a “Lost Certificate Affidavit”), the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates or book-entry advice statements representing one or more New Pubco Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom Certificates or book-entry advice statements representing New Pubco Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Pubco and its transfer agent and the Depositary in such sum as Pubco may direct

Annex B-12

or otherwise indemnify Pubco, its transfer agent and the Depositary in a manner satisfactory to Pubco, its transfer agent and the Depositary against any claim that may be made against Pubco, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4         Extinction of Rights. Any Certificate or book-entry advice statements which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.3(2)(d)(i) and not deposited, with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Closing Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Pubco or as a former shareholder of the Company. On such date, New Pubco Common Shares to which the former registered holder of the Certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to Pubco together with all entitlements to dividends, distributions and interest thereon held for such former registered holder. None of Pubco, the Company or the Depositary shall be liable to any person in respect of any New Pubco Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.5         Withholding Rights. Each of the Parties, their Affiliates and the Depositary and their respective agents (each a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Business Combination Agreement or this Plan of Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Withholding Agent shall cooperate with the applicable recipient to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Except with respect to any compensatory amount payable under the Business Combination Agreement, Pubco shall use commercially reasonable efforts to provide the applicable Company Securityholders with written notice of its intention to withhold as soon as reasonably practicable after such determination. Without limiting the foregoing, the Withholding Agent may give effect to withholding hereunder by withholding any consideration issued in the form of shares or other consideration issued in kind, and then selling such portion of such shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Tax authorities. To the extent that amounts are so withheld by a Withholding Agent and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of the Business Combination Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties agree to provide any necessary Tax forms, including any forms or information for Canadian or other non-U.S. applicable Law purposes as reasonably determined by the Withholding Agent.

4.6         Deemed Fully Paid and Non-Assessable Shares. All New Pubco Common Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

4.7         Paramountcy. From and after the Company Amalgamation Effective Time: (A) this Plan of Arrangement shall take precedence and priority over any and all Company Securities issued prior to the Company Amalgamation Effective Time or pursuant to this Plan of Arrangement; (B) the rights and obligations of the Company Securityholders, SPAC, the Company, Amalco, Pubco, the Depository and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (C) all actions, cause of action, claims and proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to the Company Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

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Article 5
AMENDMENTS

5.1         SPAC and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Closing Date, provided that each such amendment, modification and/or supplement must be: (a) set out in writing, (b) agreed to in writing by SPAC and the Company, (c) filed with the Court and, if made following the Company Shareholders Meeting, approved by the Court (to the extent required by the Court), and (d) communicated to Company Securityholders, if and as required by the Court.

5.2         Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Shareholders Meeting (provided that SPAC shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Shareholders Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

5.3         Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Shareholders Meeting shall be effective only if (a) it is consented to in writing by each of the Company and SPAC, and (b) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

5.4         Any amendment, modification or supplement to this Plan of Arrangement may be made following the Company Amalgamation Effective Time by Pubco, provided that it concerns a matter which, in the reasonable opinions of Pubco is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any Company Shareholder.

5.5         The Parties, acting reasonably, agree to make all necessary consequential amendments to the Plan of Arrangement that are reasonably necessary to give effect to the foregoing.

Article 6
FURTHER ASSURANCES

6.1         Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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Annex C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of [•], by and among Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and each of the Persons listed on Schedule A hereto (each such Person and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”).

WHEREAS, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, Pubco and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”), have entered into that certain Business Combination Agreement, dated as of August 22, 2024 (as it may be amended, restated, amended and restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which provides for, among other things, a business combination among SPAC, Pubco and the Company;

WHEREAS, concurrently with the execution and delivery of the Business Combination Agreement, Pubco, SPAC, Mercury Capital, LLC, a Delaware limited liability company (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (“Former Sponsor”), and certain other SPAC Shareholders set forth therein (together with Sponsor and Former Sponsor, the “Sponsor Parties”) entered into a lock-up agreement (the “Sponsor Parties Lock-Up Agreement”) pursuant to which, among other things, certain Pubco Common Shares to be held by the Sponsor Parties immediately following the Closing shall be subject to certain limitations on disposition as set forth therein;

WHEREAS, SPAC and the Sponsor Parties are parties to the certain Registration Rights Agreement, dated as of July 27, 2021 (the “Original Registration Rights Agreement”);

WHEREAS, Pubco (as successor-in-interest to SPAC) and the Sponsor Parties desire to terminate the Original Registration Rights Agreement, effective as of the Closing, in connection with the execution and delivery of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Pubco shall grant to the Holders certain registration rights with respect to the Registrable Securities (as defined herein) as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a)         “Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of any officer or a majority of the directors then serving on the Board, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) Pubco has a bona fide business purpose for not making such information public.

(b)         “Board” means the Board of Directors of Pubco.

(c)         “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

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(d)         “Permitted Transferees” shall mean any Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable lock-up period set forth in the Sponsor Parties Lock-Up Agreement and any other applicable agreement between such Holder and Pubco, and to any subsequent transferee thereafter.

(e)         “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(f)          “Registrable Security” shall mean the Pubco Common Shares held by the Holders, or issuable to the Holders upon exercise or conversion of any other Equity Securities of Pubco, and the securities set forth on Schedule A hereto (including any warrants, shares of capital stock or other securities of Pubco issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Pubco Common Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act after the date of this Agreement and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement, (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of such securities shall not require registration under the Securities Act, (iii) such securities shall have ceased to be outstanding or (iv) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.

(g)         “Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

(h)         “Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:

(i)          all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Pubco Common Shares are then listed;

(ii)         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(iii)        printing, messenger, telephone and delivery expenses;

(iv)        reasonable fees and disbursements of counsel for Pubco;

(v)         reasonable fees and disbursements of all independent registered public accountants of Pubco incurred specifically in connection with such Registration; and

(vi)        reasonable and documented out-of-pocket fees and expenses of one outside legal counsel (the choice of which shall be subject to Pubco’s approval, not to be unreasonably withheld, conditioned or delayed) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

(i)          “Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

(j)          “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

(k)         “Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Pubco are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.

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2.           Registration Rights.

2.1         Demand Registration.

(a)         Registration Statement. As soon as practicable but no later than 15 Business Days following the Closing Date, Pubco shall prepare and file with the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the SEC notifies Pubco that it will “review” the Shelf Registration Statement) following the Closing Date and (ii) the 10th Business Day after the date Pubco is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Pubco shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Pubco files a Shelf Registration Statement on Form F-1, Pubco shall use commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 as soon as practicable after Pubco is eligible to use Form F-3. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, Pubco, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by a Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that Pubco shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

(b)         Request for Registration. Subject to the provisions of Section 2.1(f) hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities with a fair market value of at least $50 million, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). Pubco shall, within seven calendar days of Pubco’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify Pubco, in writing, within three Business Days after the receipt by the Holder of the notice from Pubco. Upon receipt by Pubco of any such written notification from a Requesting Holder(s) to Pubco, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Pubco shall effect, as soon thereafter as practicable, but not more than 60 calendar days after Pubco’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall Pubco be obligated to effect more than one Registration in any 12-month period pursuant to a Demand Registration under this Section 2.1(b) with respect to any or all Registrable Securities. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.

(c)         Effective Registration. Notwithstanding the provisions of Section 2.1(b) above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) Pubco has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided, that if after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration

Annex C-3

is subsequently enjoined by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (A) such stop order or injunction is removed, rescinded or otherwise terminated and (B) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Pubco in writing of such election not later than five calendar days following such removal, rescinding or termination; and provided, further, that Pubco shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d)         Underwritten Offering. Subject to the provisions of Section 2.1(e) hereof, if a majority-in-interest of the Demanding Holders so advise Pubco as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1(d) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

(e)         Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise Pubco, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Pubco Common Shares or other equity securities that Pubco desires to sell and the Pubco Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Pubco shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Pubco Common Shares or other Equity Securities of other Persons that Pubco is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f)          Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1(c) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five Business Days prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least seven Business Days prior to the time of pricing of the applicable offering).

2.2         Piggyback Registration.

(a)         Piggyback Rights. If, at any time on or after the date hereof, Pubco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of Persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan (including the Incentive Plan), (ii) for an exchange

Annex C-4

offer or offering of securities solely to Pubco’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Pubco, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (vi) for a dividend reinvestment plan or (vii) filed pursuant to and in connection with the transactions contemplated by the Business Combination Agreement, then Pubco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than seven calendar days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Pubco shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Pubco included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by Pubco. Pubco shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2(a) before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.

(b)         Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise Pubco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Pubco Common Shares that Pubco desires to sell, taken together with (i) the Pubco Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Pubco Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of Pubco, exceeds the Maximum Number of Securities, then:

(i)          If the Registration is undertaken for Pubco’s account, Pubco shall include in any such Registration: (A) first, the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Pubco Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of Pubco, which can be sold without exceeding the Maximum Number of Securities;

(ii)         If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then Pubco shall include in any such Registration: (A) first, the Pubco Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Pubco Common Shares or other equity securities that Pubco desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum

Annex C-5

Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Pubco Common Shares or other equity securities for the account of other Persons that Pubco is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c)         Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to Pubco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five Business Days prior to the time of pricing of the applicable offering). Pubco (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, Pubco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d)         Piggyback Registration Rights Separate from Demand Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3         Restrictions on Registration Rights. If: (a) during the period starting with the date 60 days prior to Pubco’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Pubco-initiated Registration and provided that Pubco has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1(a) and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and Pubco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to Pubco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Pubco shall notify such Holders that, in the good faith judgment of the Board, it would be seriously detrimental to Pubco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Pubco shall have the right to defer such filing for a period of not more than 60 calendar days; provided, however, that Pubco shall not defer its obligation in this manner more than once in any 12-month period.

3.           Pubco Procedures.

3.1         General Procedures. If at any time on or after the date hereof Pubco is required to effect the Registration of Registrable Securities, Pubco shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Pubco shall, as expeditiously as reasonably possible:

(a)         prepare and file with the SEC as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to 180 days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

(b)         prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Pubco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)         prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed,

Annex C-6

each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d)         prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)         cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Pubco are then listed;

(f)          provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)         advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)         at least two calendar days prior to the filing of any Registration Statement or Prospectus or any material amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i)          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)          permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;

(k)         obtain a “cold comfort” letter from Pubco’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

(l)          on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing Pubco for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

Annex C-7

(m)        in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n)         make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of Pubco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC); and

(o)         otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration and sales.

3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by Pubco; provided, however, that Pubco shall not be required to pay for more than one registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by Pubco pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3         Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of Pubco pursuant to a Registration initiated by Pubco hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by Pubco and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4         Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Pubco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that Pubco hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by Pubco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Pubco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to Pubco for reasons beyond Pubco’s control, Pubco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time (as determined in good faith by Pubco). In the event Pubco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Pubco shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5         Reporting Obligations. As long as any Holder shall own Registrable Securities, Pubco, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Pubco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Pubco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Pubco Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC, to the extent that such rule or such successor rule is available to Pubco), including providing any customary legal opinions. Upon the request of any Holder, Pubco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Annex C-8

4.           Indemnification and Contribution.

(a)         In connection with any Registration Statement in which a Holder of Registrable Securities is participating, Pubco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Pubco by such Holder expressly for use therein. Pubco shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Pubco, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)         In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to Pubco in writing such information and affidavits as Pubco reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pubco, its directors and officers and agents and each Person who controls Pubco (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of Pubco. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the applicable Holder(s) of Registrable Securities, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)         Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)         The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. Pubco and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event Pubco’s or such Holder’s indemnification is unavailable for any reason.

Annex C-9

(e)         If the indemnification provided under Section 4 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party hereto as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4(a), 4(b) and 4(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4(e) from any Person who was not guilty of such fraudulent misrepresentation.

5.           Miscellaneous.

5.1         Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when sent by email (with no “bounceback” or other notice of non-delivery, and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such party hereto under another method permitted in this Section 5.1 within two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 5.1):

If to Pubco:
Tactical Resources Corp.
1500 – 1055 West Georgia Street
Vancouver, BC V6E 4N7
Canada
Attention: Kuljit Basi
Email: jbasi@tacticalresources.com
With a required copy (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
United States of America
Attention: Alain Dermarkar; Romain Dambre
Email: alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

Annex C-10

and
McMillan LLP
Suite 1500 - 1055 West Georgia Street
Vancouver, British Columbia, V6E 4N7
Canada
Attention: Desmond Balakrishnan
Email: desmond.balakrishnan@mcmillan.ca

If to a Holder, to the address or email address set forth for such Holder on his, her or its signature page hereto.

5.2         Assignment; No Third Party Beneficiaries.

(a)         This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part. Prior to the expiration of the applicable lock-up period set forth in the Sponsor Parties Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon his, her or its execution and delivery of a joinder agreement, in form and substance reasonably acceptable to Pubco, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a Holder party hereto, whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in form and substance reasonably acceptable to Pubco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

(b)         This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto acting as partners or participants in a joint venture.

5.3         Entire Agreement. This Agreement and the Business Combination Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any other Contracts, whether written or oral, among the parties hereto with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. Without limiting the generality of the foregoing, Pubco (as successor-in-interest to SPAC) and the Sponsor Parties hereby agree that the Original Registration Rights Agreement is hereby terminated and of no further force or effect.

5.4         Amendments and Modifications. Upon the written consent of Pubco and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Pubco and any other party hereto or any failure or delay on the part of a Holder or Pubco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Pubco. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party hereto. Any amendment, termination, or waiver effected in accordance with this Section 5.4 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

Annex C-11

5.5         Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.6         Enforcement; Remedies Cumulative. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to specific enforcement of the performance of the terms and provisions of this Agreement, in addition to any other remedy to which either Party is or may be entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.7         Term. This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Section 4 shall survive any termination.

5.8         Incorporation by Reference. Sections 1.03 (Construction), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.13 (Severability) and 11.14 (Jurisdiction; WAIVER OF JURY TRIAL) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

Annex C-12

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

PUBCO:
PLUM III MERGER CORP.
By:
Name:
Title:
SPAC:
PLUM ACQUISITION CORP. III
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex C-13

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

holderS:
Holder Name (Individual):

By:
Address:

Holder Name (Entity):

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Annex C-14

Schedule A

Holders

Holder	Registrable Securities
[•]	[•]

Annex C-15

Annex D

Tactical resources corp.
(the “Company”)

Incorporation No. _______________

ARTICLES

INDEX

Annex D Page No.
1.	INTERPRETATION		D-1
	1.1	Definitions	D-1

2.	SHARES AND SHARE CERTIFICATES		D-1
	2.1	Authorized Share Structure	D-1
	2.2	Form of Share Certificate	D-1
	2.3	Shareholder Entitled to Certificate or Acknowledgement	D-1
	2.4	Delivery by Mail	D-2
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	D-2
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement	D-2
	2.7	Splitting Share Certificates	D-2
	2.8	Certificate Fee	D-2
	2.9	Recognition of Trusts	D-2
	2.10	Uncertificated Shares	D-2

3.	ISSUE OF SHARES		D-3
	3.1	Directors Authorized	D-3
	3.2	Commissions and Discounts	D-3
	3.3	Brokerage	D-3
	3.4	Conditions of Issue	D-3
	3.5	Share Purchase Warrants and Rights	D-3

4.	SHARE REGISTERS		D-3
	4.1	Central Securities Register	D-3
	4.2	Closing Register	D-3

5.	SHARE TRANSFERS		D-4
	5.1	Registering Transfers	D-4
	5.2	Form of Instrument of Transfer	D-4
	5.3	Transferor Remains Shareholder	D-4
	5.4	Signing of Instrument of Transfer	D-4
	5.5	Enquiry as to Title Not Required	D-4
	5.6	Transfer Fee	D-4

6.	TRANSMISSION OF SHARES		D-4
	6.1	Legal Personal Representative Recognized on Death	D-4
	6.2	Rights of Legal Personal Representative	D-5

7.	PURCHASE OF SHARES		D-5
	7.1	Company Authorized to Purchase Shares	D-5
	7.2	Purchase When Insolvent	D-5
	7.3	Sale and Voting of Purchased Shares	D-5

8.	BORROWING POWERS		D-5

Annex D-i

Annex D Page No.
9.	ALTERATIONS		D-5
	9.1	Alteration of Authorized Share Structure	D-5
	9.2	Special Rights and Restrictions	D-6
	9.3	Change of Name	D-6
	9.4	Other Alterations	D-6

10.	MEETINGS OF SHAREHOLDERS		D-6
	10.1	Annual General Meetings	D-6
	10.2	Resolution Instead of Annual General Meeting	D-6
	10.3	Calling of Meetings of Shareholders	D-6
	10.4	Notice for Meetings of Shareholders	D-7
	10.5	Record Date for Notice	D-7
	10.6	Record Date for Voting	D-7
	10.7	Failure to Give Notice and Waiver of Notice	D-7
	10.8	Notice of Special Business at Meetings of Shareholders	D-7
	10.9	Location of Meeting	D-7
	10.10	Electronic Meetings	D-8
	10.11	Electronic Voting	D-8

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		D-8
	11.1	Special Business	D-8
	11.2	Special Majority	D-8
	11.3	Quorum	D-8
	11.4	One Shareholder May Constitute Quorum	D-8
	11.5	Other Persons May Attend	D-9
	11.6	Requirement of Quorum	D-9
	11.7	Lack of Quorum	D-9
	11.8	Lack of Quorum at Succeeding Meeting	D-9
	11.9	Chair	D-9
	11.10	Selection of Alternate Chair	D-9
	11.11	Adjournments	D-9
	11.12	Notice of Adjourned Meeting	D-9
	11.13	Decisions by Show of Hands or Poll	D-10
	11.14	Declaration of Result	D-10
	11.15	Motion Need Not be Seconded	D-10
	11.16	Casting Vote	D-10
	11.17	Manner of Taking Poll	D-10
	11.18	Demand for Poll on Adjournment	D-10
	11.19	Chair Must Resolve Dispute	D-10
	11.20	Casting of Votes	D-10
	11.21	Demand for Poll	D-10
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	D-10
	11.23	Retention of Ballots and Proxies	D-11

12.	VOTES OF SHAREHOLDERS		D-11
	12.1	Number of Votes by Shareholder or by Shares	D-11
	12.2	Votes of Persons in Representative Capacity	D-11
	12.3	Votes by Joint Holders	D-11
	12.4	Legal Personal Representatives as Joint Shareholders	D-11
	12.5	Representative of a Corporate Shareholder	D-11
	12.6	Proxy Provisions Do Not Apply to All Companies	D-12

Annex D-ii

Annex D Page No.
	12.7	Appointment of Proxy Holders	D-12
	12.8	Alternate Proxy Holders	D-12
	12.9	When Proxy Holder Need Not Be Shareholder	D-12
	12.10	Deposit of Proxy	D-12
	12.11	Validity of Proxy Vote	D-13
	12.12	Form of Proxy	D-13
	12.13	Revocation of Proxy	D-13
	12.14	Revocation of Proxy Must Be Signed	D-13
	12.15	Production of Evidence of Authority to Vote	D-13

13.	DIRECTORS		D-14
	13.1	First Directors; Number of Directors	D-14
	13.2	Change in Number of Directors	D-14
	13.3	Directors’ Acts Valid Despite Vacancy	D-14
	13.4	Qualifications of Directors	D-14
	13.5	Remuneration of Directors	D-14
	13.6	Reimbursement of Expenses of Directors	D-14
	13.7	Special Remuneration for Directors	D-15
	13.8	Gratuity, Pension or Allowance on Retirement of Director	D-15

14.	ELECTION AND REMOVAL OF DIRECTORS		D-15
	14.1	Election at Annual General Meeting	D-15
	14.2	Consent to be a Director	D-15
	14.3	Failure to Elect or Appoint Directors	D-15
	14.4	Places of Retiring Directors Not Filled	D-15
	14.5	Directors May Fill Casual Vacancies	D-16
	14.6	Remaining Directors Power to Act	D-16
	14.7	Shareholders May Fill Vacancies	D-16
	14.8	Additional Directors	D-16
	14.9	Ceasing to be a Director	D-16
	14.10	Removal of Director by Shareholders	D-16
	14.11	Removal of Director by Directors	D-16
	14.12	Advance Notice of Nominations of Directors	D-17

15.	POWERS AND DUTIES OF DIRECTORS		D-19
	15.1	Powers of Management	D-19
	15.2	Appointment of Attorney of Company	D-19

16.	DISCLOSURE OF INTEREST OF DIRECTORS		D-20
	16.1	Obligation to Account for Profits	D-20
	16.2	Restrictions on Voting by Reason of Interest	D-20
	16.3	Interested Director Counted in Quorum	D-20
	16.4	Disclosure of Conflict of Interest or Property	D-20
	16.5	Director Holding Other Office in the Company	D-20
	16.6	No Disqualification	D-20
	16.7	Professional Services by Director or Officer	D-20
	16.8	Director or Officer in Other Corporations	D-20

17.	PROCEEDINGS OF DIRECTORS		D-21
	17.1	Meetings of Directors	D-21
	17.2	Voting at Meetings	D-21
	17.3	Chair of Meetings	D-21

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Annex D Page No.
	17.4	Meetings by Telephone or Other Communications Medium	D-21
	17.5	Calling of Meetings	D-21
	17.6	Notice of Meetings	D-21
	17.7	When Notice Not Required	D-21
	17.8	Meeting Valid Despite Failure to Give Notice	D-22
	17.9	Waiver of Notice of Meetings	D-22
	17.10	Quorum	D-22
	17.11	Validity of Acts Where Appointment Defective	D-22
	17.12	Consent Resolutions in Writing	D-22

18.	EXECUTIVE AND OTHER COMMITTEES		D-22
	18.1	Appointment and Powers of Executive Committee	D-22
	18.2	Appointment and Powers of Other Committees	D-22
	18.3	Obligations of Committees	D-23
	18.4	Powers of Board	D-23
	18.5	Committee Meetings	D-23

19.	OFFICERS		D-23
	19.1	Directors May Appoint Officers	D-23
	19.2	Functions, Duties and Powers of Officers	D-23
	19.3	Qualifications	D-24
	19.4	Remuneration and Terms of Appointment	D-24

20.	INDEMNIFICATION		D-24
	20.1	Definitions	D-24
	20.2	Mandatory Indemnification of Directors and Former Directors	D-24
	20.3	Indemnification of Other Persons	D-24
	20.4	Non-Compliance with Business Corporations Act	D-24
	20.5	Company May Purchase Insurance	D-24

21.	DIVIDENDS		D-25
	21.1	Payment of Dividends Subject to Special Rights	D-25
	21.2	Declaration of Dividends	D-25
	21.3	No Notice Required	D-25
	21.4	Record Date	D-25
	21.5	Manner of Paying Dividend	D-25
	21.6	Settlement of Difficulties	D-25
	21.7	When Dividend Payable	D-25
	21.8	Dividends to be Paid in Accordance with Number of Shares	D-25
	21.9	Receipt by Joint Shareholders	D-25
	21.10	Dividend Bears No Interest	D-26
	21.11	Fractional Dividends	D-26
	21.12	Payment of Dividends	D-26
	21.13	Capitalization of Surplus	D-26

22.	DOCUMENTS, RECORDS AND REPORTS		D-26
	22.1	Recording of Financial Affairs	D-26
	22.2	Inspection of Accounting Records	D-26

23.	NOTICES		D-26
	23.1	Method of Giving Notice	D-26
	23.2	Deemed Receipt of Mailing	D-27

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Annex D Page No.
	23.3	Certificate of Sending	D-27
	23.4	Notice to Joint Shareholders	D-27
	23.5	Notice to Trustees	D-27

24.	SEAL		D-27
	24.1	Who May Attest Seal	D-27
	24.2	Sealing Copies	D-27
	24.3	Mechanical Reproduction of Seal	D-28

25.	PROHIBITIONS		D-28
	25.1	Definitions	D-28
	25.2	Application	D-28
	25.3	Consent Required for Transfer of Shares or Designated Securities	D-28

26.	SPECIAL RIGHTS AND RESTRICTIONS		D-28
	26.1	Authorized Capital	D-28
	26.2	Defined Terms	D-29
	26.3	Class A Common Shares	D-30
	26.4	Class B Common Shares	D-30
	26.5	Preferred Shares	D-32
	26.6	Redemption, Repurchase and Surrender of Shares	D-32

27.	BUSINESS COMBINATION		D-33
Annex D-v

tactical resources corp.
(the “Company”)

Incorporation No. _______________

ARTICLES

The Company has as its articles the following articles:

1.        INTERPRETATION

1.1       Definitions

In these Articles, unless the context otherwise requires:

(a)         “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)         “Business Corporations Act” means the Business Corporations Act, SBC 2002, c. 57 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)         “Interpretation Act” means the Interpretation Act, RSBC 1996, c. 238 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d)         “legal personal representative” means the personal or other legal representative of the shareholder;

(e)         “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)          “seal” means the seal of the Company, if any.

1.2         Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.        SHARES AND SHARE CERTIFICATES

2.1       Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2       Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3       Shareholder Entitled to Certificate or Acknowledgement

Each shareholder is entitled, without charge, to:

(a)         one share certificate representing the shares of each class or series of shares registered in the shareholder’s name, or

(b)         a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate;

Annex D-1

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4       Delivery by Mail

Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5       Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a)         order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b)         issue a replacement share certificate or acknowledgement, as the case may be.

2.6       Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement

If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a)         proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b)         any indemnity the directors consider adequate.

2.7       Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8       Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9       Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

2.10     Uncertificated Shares

Notwithstanding any other provisions of this Part, the directors may, by resolution, provide that:

(a)         the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b)         any specified shares may be uncertificated shares.

Annex D-2

3.        ISSUE OF SHARES

3.1       Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2       Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3       Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4       Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)         consideration is provided to the Company for the issue of the share by one or more of the following:

(i)          past services performed for the Company;

(ii)         property;

(iii)        money; and

(b)         the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5       Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.        SHARE REGISTERS

4.1       Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2       Closing Register

The Company must not at any time close its central securities register.

Annex D-3

5.        SHARE TRANSFERS

5.1       Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)         a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)         if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)         if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company.

5.2       Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3       Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4       Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(a)         in the name of the person named as transferee in that instrument of transfer; or

(b)         if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5       Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.6       Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.        TRANSMISSION OF SHARES

6.1       Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

Annex D-4

6.2       Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.        PURCHASE OF SHARES

7.1       Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2       Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)         the Company is insolvent; or

(b)         making the payment or providing the consideration would render the Company insolvent.

7.3       Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)         is not entitled to vote the share at a meeting of its shareholders;

(b)         must not pay a dividend in respect of the share; and

(c)         must not make any other distribution in respect of the share.

8.        BORROWING POWERS

The Company, if authorized by the directors, may:

(a)         borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)         issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)         guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)         mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.        ALTERATIONS

9.1       Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by directors resolution or special resolution:

(a)         create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)         increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

Annex D-5

(c)         subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)         if the Company is authorized to issue shares of a class of shares with par value:

(i)          decrease the par value of those shares; or

(ii)         if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)         change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)          alter the identifying name of any of its shares; or

(g)         otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2       Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by directors resolution or special resolution:

(a)         create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)         vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3       Change of Name

The Company may by directors resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4       Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by directors resolution or ordinary resolution alter these Articles.

10.      MEETINGS OF SHAREHOLDERS

10.1     Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2     Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3     Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

Annex D-6

10.4     Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)         if and for so long as the Company is a public company, 21 days;

(b)         otherwise, 10 days.

10.5     Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)         if and for so long as the Company is a public company, 21 days;

(b)         otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6     Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7     Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8     Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)         state the general nature of the special business; and

(b)         if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)          at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)         during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9     Location of Meeting

Subject to Article 10.10, the directors may, by resolution of the directors, approve any location for the holding of a meeting of shareholders.

Annex D-7

10.10   Electronic Meetings

The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communication facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.11   Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communication facilities, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of communication facilities.

11.      PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1     Special Business

At a meeting of shareholders, the following business is special business:

(a)         at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)         at an annual general meeting, all business is special business except for the following:

(i)          business relating to the conduct of or voting at the meeting;

(ii)         consideration of any financial statements of the Company presented to the meeting;

(iii)        consideration of any reports of the directors or auditor;

(iv)        the setting or changing of the number of directors;

(v)         the election or appointment of directors;

(vi)        the appointment of an auditor;

(vii)       the setting of the remuneration of an auditor;

(viii)      business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)        any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2     Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3     Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one person who is, or who represents by proxy, a shareholder who, in the aggregate, holds at least 5% of the issued shares entitled to be voted at the meeting.

11.4     One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)         the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)         that shareholder, present in person or by proxy, may constitute the meeting.

Annex D-8

11.5     Other Persons May Attend

The directors, the president (if any), the Chief Executive Officer (if any), the Chief Financial Officer (if any), the secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6     Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7     Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)         in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)         in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8     Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9     Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)         the chair of the board, if any; or

(b)         if the chair of the board is absent or unwilling to act as chair of the meeting, the Chief Executive Officer, if any.

11.10   Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or Chief Executive Officer present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the Chief Executive Officer are unwilling to act as chair of the meeting, or if the chair of the board and the Chief Executive have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11   Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12   Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

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11.13   Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14   Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15   Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16   Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17   Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a)         the poll must be taken:

(i)          at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)         in the manner, at the time and at the place that the chair of the meeting directs;

(b)         the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)         the demand for the poll may be withdrawn by the person who demanded it.

11.18   Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19   Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20   Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21   Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22   Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

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11.23   Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.      VOTES OF SHAREHOLDERS

12.1     Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)         on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)         on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2     Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3     Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)         any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)         if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4     Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5     Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)         for that purpose, the instrument appointing a representative must:

(i)          be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)         be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

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(b)         if a representative is appointed under this Article 12.5:

(i)          the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)         the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6     Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7     Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy. The instructing of proxy holders may be carried out by means of telephonic, electronic or other communication facility in addition to or in substitution for instructing proxy holders by mail.

12.8     Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9     When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)         the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)         the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)         the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10   Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)         be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)         unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

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12.11   Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)         at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)         by the chair of the meeting, before the vote is taken.

12.12   Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], a proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder):

Signed:
(month/day/year)

(Signature of shareholder)

(Name of shareholder — printed)

12.13   Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)         received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)         provided, at the meeting, to the chair of the meeting.

12.14   Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)         if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(b)         if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15   Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

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13.      DIRECTORS

13.1     First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)         subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

(b)         if the Company is a public company, the greater of three and the most recently set of:

(i)          the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)         the number of directors set under Article 14.4;

(c)         if the Company is not a public company, the most recently set of:

(i)          the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)         the number of directors set under Article 14.4.

13.2     Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a)         the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)         if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3     Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4     Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5     Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6     Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

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13.7     Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8     Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.      ELECTION AND REMOVAL OF DIRECTORS

14.1     Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)         the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)         all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2     Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)         that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)         that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)         with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3     Failure to Elect or Appoint Directors

If:

(a)         the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)         the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)         the date on which his or her successor is elected or appointed; and

(d)         the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4     Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting

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of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5     Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6     Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7     Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8     Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)         one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)         in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9     Ceasing to be a Director

A director ceases to be a director when:

(a)         the term of office of the director expires;

(b)         the director dies;

(c)         the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)         the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10   Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11   Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

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14.12   Advance Notice of Nominations of Directors

(1)         In this Article 14.12:

(a)         “Applicable Securities Laws” means the Securities Act and the applicable securities legislation of each province and territory of Canada, as amended, of which the Company is a reporting issuer or equivalent, from time to time, along with the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the related securities commission and similar regulatory authority of the applicable provinces and territories of Canada;

(b)         “Company Email Address” means the business email address of the Company as specified on the Company’s profile on SEDAR;

(c)         “Head Office” means the head office address of the Company as specified on the Company’s profile on SEDAR;

(d)         “Meeting of Shareholders” means such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board of directors by a Nominating Shareholder;

(e)         “Nominating Shareholder” has the meaning set out in Article 14.12(3)(c);

(f)          “Notice Date” has the meaning set out in Article 14.12(5)(a);

(g)         “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company on SEDAR;

(h)         “Representation and Agreement” has the meaning set out in Article 14.12(4)(b);

(i)          “Securities Act” means the British Columbia Securities Act or any successor thereto;

(j)          “SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com, or any successor filing service for the dissemination of public company disclosure documents in Canada;

(k)         “Shareholder Notice” has the meaning set out in Article 14.12(4)(a).

(2)         This Article 14.12 only applies to the company if and for so long as it is a public company.

(3)         Subject only to the Business Corporations Act, only persons who are nominated in accordance with this Article 14.12 shall be eligible for election as directors of the company. Nominations of persons for election to the board of directors may be made for any Meeting of Shareholders:

(a)         by or at the direction of the board of directors or an authorized officer of the Company, including pursuant to a notice of meeting;

(b)         by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(c)         by any person (a “Nominating Shareholder”):

(i)    who, on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)   who complies with the notice procedures set forth below in this Article 14.12.

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(4)         In addition to any other applicable requirements a Nominating Shareholder must give the following in order to nominate persons for election as directors:

(a)         timely notice of the nomination in proper written form to the secretary of the Company at the Head Office in accordance with this Article 14.12 (“Shareholder Notice”); and

(b)         a representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in Article 14.12(7) (“Representation and Agreement”).

(5)         To be timely, the Shareholder Notice must be given:

(a)         in the case of an annual general meeting (which may also be an annual and special meeting of shareholders), not less than 30 and not more than 65 days prior to the date of the annual general meeting; provided, however, that in the event that the annual general meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Shareholder Notice may be given not later than 5 p.m. in the time zone of the Head Office on the tenth (10th) day following the Notice Date; or

(b)         in the case of a special meeting (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the Head Office on the fifteenth (15th) day following the first Public Announcement of the date of the special meeting.

(6)         To be in proper written form, the Shareholder Notice must set forth:

(a)         as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)          the name, age, business address and residential address of the person;

(ii)         the principal occupation or employment of the person;

(iii)        the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date of notice for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)        a statement as to whether such person would be “independent” of the Company (within the meaning of section 1.4 and 1.5 of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination; and

(v)         any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)         as to the Nominating Shareholder giving the Shareholder Notice,

(i)          any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(ii)         the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date of notice for the Meeting of Shareholders (if such date shall than have been made publicly available and shall have occurred) and as of the date of such notice.

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(7)         To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this Article 14.12 and the candidate for nomination, whether nominated by the board of directors or otherwise, must have previously delivered to the secretary of the Company at the Head Office, not less than five (5) days prior to the date of the Meeting of Shareholders, a written Representation and Agreement (in a form acceptable to the Company, acting reasonably) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting, insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide such candidate for nomination all such polices and guidelines in effect).

(8)         No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 14.12; provided, however, that nothing in this Article 14.12 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act.

(9)         The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination be disregarded.

(10)       Notwithstanding any other provision of these Articles, notice or any delivery given to the secretary of the Company pursuant to this Article 14.12 may only be given by mail, personal delivery or email and shall be deemed to have been given and made only at the time it is sent by mail to the Head Office, served by personal delivery to the Head Office, sent by email to the Company Email Address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5 p.m. In the time zone of the Head Office on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(11)       Notwithstanding the foregoing, the board of directors may, in their sole discretion, waive any requirement in this Article 14.12 by resolution of the board of directors.

(12)       In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of the Shareholder Notice or the Representation and Agreement.

15.      POWERS AND DUTIES OF DIRECTORS

15.1     Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2     Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

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16.      DISCLOSURE OF INTEREST OF DIRECTORS

16.1     Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2     Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3     Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4     Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5     Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6     No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7     Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8     Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

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17.      PROCEEDINGS OF DIRECTORS

17.1     Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

17.2     Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.3     Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)         the chair of the board, if any;

(b)         in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)         any other director chosen by the directors if:

(i)          neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)         neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)        the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

17.4     Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 17.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.5     Calling of Meetings

A director may, and the secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

17.6     Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 or orally or by telephone.

17.7     When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director if:

(a)         the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)         the director has waived notice of the meeting.

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17.8     Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

17.9     Waiver of Notice of Meetings

Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10   Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

17.11   Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12   Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 17.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

18.      EXECUTIVE AND OTHER COMMITTEES

18.1     Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)         the power to fill vacancies in the board of directors;

(b)         the power to remove a director;

(c)         the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)         such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2     Appointment and Powers of Other Committees

The directors may, by resolution:

(a)         appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

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(b)         delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)          the power to fill vacancies in the board of directors;

(ii)         the power to remove a director;

(iii)        the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)        the power to appoint or remove officers appointed by the directors; and

(c)          make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3     Obligations of Committees

Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)         conform to any rules that may from time to time be imposed on it by the directors; and

(b)         report every act or thing done in exercise of those powers at such times as the directors may require.

18.4     Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)         revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)         terminate the appointment of, or change the membership of, the committee; and

(c)         fill vacancies in the committee.

18.5     Committee Meetings

Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)         the committee may meet and adjourn as it thinks proper;

(b)         the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)         a majority of the members of the committee constitutes a quorum of the committee; and

(d)         questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

19.      OFFICERS

19.1     Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

19.2     Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)         determine the functions and duties of the officer;

(b)         entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)         revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

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19.3     Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

19.4     Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

20.      INDEMNIFICATION

20.1     Definitions

In this Article 20:

(a)         “eligible penalty” means a judgement, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)         “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director or former director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director of the Company:

(i)          is or may be joined as a party; or

(ii)         is or may be liable for or in respect of a judgement, penalty or fine in, or expenses related to, the proceeding;

(c)         “expenses” has the meaning set out in the Business Corporations Act.

20.2     Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.

20.3     Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.4     Non-Compliance with Business Corporations Act

The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.5     Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)         is or was a director, officer, employee or agent of the Company;

(b)         is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)         at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

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(d)         at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

21.      DIVIDENDS

21.1     Payment of Dividends Subject to Special Rights

The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2     Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3     No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4     Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5     Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6     Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)         set the value for distribution of specific assets;

(b)         determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)         vest any such specific assets in trustees for the persons entitled to the dividend.

21.7     When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

21.8     Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9     Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

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21.10   Dividend Bears No Interest

No dividend bears interest against the Company.

21.11   Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12   Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13   Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

22.      DOCUMENTS, RECORDS AND REPORTS

22.1     Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2     Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

23.      NOTICES

23.1     Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)         mail addressed to the person at the applicable address for that person as follows:

(i)          for a record mailed to a shareholder, the shareholder’s registered address;

(ii)         for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)        in any other case, the mailing address of the intended recipient;

(b)         delivery at the applicable address for that person as follows, addressed to the person:

(i)          for a record delivered to a shareholder, the shareholder’s registered address;

(ii)         for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)        in any other case, the delivery address of the intended recipient;

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(c)         sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)         sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)         physical delivery to the intended recipient.

23.2     Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3     Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4     Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

23.5     Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)         mailing the record, addressed to them:

(i)          by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)         at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)         if an address referred to in paragraph (a)(i) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

24.      SEAL

24.1     Who May Attest Seal

Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)         any two directors;

(b)         any officer, together with any director;

(c)         if the Company only has one director, that director; or

(d)         any one or more directors or officers or persons as may be determined by the directors.

24.2     Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

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24.3     Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

25.      PROHIBITIONS

25.1     Definitions

In this Article 25:

(a)         “designated security” means:

(i)          a voting security of the Company;

(ii)         a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)        a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b)         “security” has the meaning assigned in the Securities Act (British Columbia);

(c)         “voting security” means a security of the Company that:

(i)          is not a debt security, and

(ii)         carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

25.2     Application

Article 25.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

25.3     Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

26.      SPECIAL RIGHTS AND RESTRICTIONS

26.1     Authorized Capital

The Company is authorized to issue:

(a)         200,000,000 Class A Common shares with a par value of US$0.0001;

(b)         20,000,000 Class B Common shares with a par value of US$0.0001; and

(c)         1,000,000 Preferred shares with a par value of US$0.0001.

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26.2     Defined Terms

In Articles 26 and 27 , the following terms shall have the following meanings:

(a)         “Affiliate” in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity;

(b)         “Business Combination” means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a as long as the Company’s securities are listed on the Designated Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into such Business Combination; and (b) must not have been effectuated solely with another bank cheque company or a similar company with nominal operations;

(c)         “Common Shares” means, collectively, the Class A Common Shares and the Class B Common Shares;

(d)         “Designated Stock Exchange” means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the NASDAQ Capital Market;

(e)         “Directors” means the board of directors of the Company;

(f)          “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt;

(g)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time;

(h)         “IPO” means the Company’s initial public offering of securities;

(i)          “Preferred Shares” means the Preferred Shares;

(j)          “Public Share” means a Class A Common Share issued as art of the units issued in the IPO;

(k)         “Redemption Notice” means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein;

(l)          “Securities and Exchange Commission” means the United States Securities and Exchange Commission;

(m)        “Shares” means the Class A Common Shares, the Class B Common Shares, and the Preferred Shares, and “Share” means any one of them;

(n)         “Sponsor” means Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company, and its successors or assigns; and

(o)         “Trust Account” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, was deposited.

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26.3     Class A Common Shares

The Class A Common shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a)         Voting

The holders of the Class A Common shares shall each be entitled to:

(i)          receive notice of, and to attend at, all meetings of shareholders of the Company, except meetings at which only holders of another class of shares of the Company not held by such shareholder are entitled to vote separately as a class; and

(ii)         one vote in respect of each Class A Common share held by such shareholder on each matter presented to the shareholders of the Company for their action or consideration at a meeting of shareholders of the Company, except matters on which only holders of a class of shares of the Company other than the Class A Common shares are entitled to vote separately as a class.

(b)         Dividends

Subject to any preferential rights and restrictions contained in these Articles and any other shares ranking senior to the Class A Common shares with respect to priority in the payment of dividends, the holders of Class A Common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Company may from time to time determine.

The board of directors may by resolution, in their absolute discretion, declare dividends in favour of any one or more class or classes of shares of the Company entitled to receive dividends to the exclusion of the other class or classes of shares of the Company entitled to receive dividends.

(c)         Dissolution, Liquidation or Winding Up

In the event of the liquidation, dissolution, or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding-up its affairs, and subject to the prior rights of the holders of any other class of shares of the Company entitled to receive assets of the Company upon such a distribution in priority to or concurrently with the holders of Class A Common shares, shall participate rateably, share and share alike, without any further preference or distinction.

26.4     Class B Common Shares

The Class B Common shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a)         Conversion

(i)          Class B Common shares shall automatically convert into Class A Common shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, or (b) in connection with the consummation of a Business Combination.

(ii)         Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Common shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Common shares in issue shall automatically convert into Class A Common shares in connection with the consummation of a Business Combination at a ratio for which the Class B Common shares shall convert into Class A Common shares will be adjusted (unless the holders of a majority of the Class B Common shares then outstanding agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Common shares issuable upon conversion of all Class B Common shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Common Shares in issue upon completion of the IPO plus all Class A Common shares and Equity-linked Securities issued or deemed issued in connection with a Business

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Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement units issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

(iii)        Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Common shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Common shares then outstanding consenting or agreeing separately as a separate class.

(iv)        The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Common shares then outstanding into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Common shares then outstanding.

(v)         Each Class B Common share shall convert into its pro rata number of Class A Common shares pursuant to this Section. The pro rata share for each holder of Class B Common shares will be determined as follows: each Class B Common share shall convert into such number of Class A Common shares as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of Class A Common shares into which all of the Class B Common shares then outstanding shall be converted pursuant to this Section 26.4(a) and the denominator of which shall be the total number of Class B Common shares then outstanding at the time of conversion.

(vi)        References in this Section 26.4(a) to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Common shares of any holder and, on behalf of such holder, automatic application of such redemption proceeds in paying for such new Class A Common shares into which the Class B Common shares have been converted or exchanged at a price per Class B Common share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Common shares to be issued as part of the conversion or exchange will be issued at par. The Class A Common shares to be issued on an exchange or conversion shall be registered in the name of such holder or in such name as the holder may direct.

(vii)       Notwithstanding anything to the contrary in this Section 26.4(a), in no event may any Class B Common share convert into Class A Common shares at a ratio that is less than one-for-one.

(b)         Voting

The holders of the Class B Common shares shall each be entitled to:

(i)          receive notice of, and to attend at, all meetings of shareholders of the Company, except meetings at which only holders of another class of shares of the Company not held by such shareholder are entitled to vote separately as a class; and

(ii)         one vote in respect of each Class B Common share held by such shareholder on each matter presented to the shareholders of the Company for their action or consideration at a meeting of shareholders of the Company, except matters on which only holders of a class of shares of the Company other than the Class B Common shares are entitled to vote separately as a class.

(c)         Dividends

Subject to any preferential rights and restrictions contained in these Articles and any other shares ranking senior to the Class B Common shares with respect to priority in the payment of dividends, the holders of Class B Common shares shall be entitled to receive dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in such amount and in such form as the board of directors of the Company may from time to time determine.

Annex D-31

The board of directors may by resolution, in their absolute discretion, declare dividends in favour of any one or more class or classes of shares of the Company entitled to receive dividends to the exclusion of the other class or classes of shares of the Company entitled to receive dividends.

(d)         Dissolution, Liquidation or Winding Up

In the event of the liquidation, dissolution, or winding-up of the Company or other distribution of property or assets of the Company among its shareholders for the purpose of winding-up its affairs, and subject to the prior rights of the holders of any other class of shares of the Company entitled to receive assets of the Company upon such a distribution in priority to or concurrently with the holders of Class B Common shares, shall participate rateably, share and share alike, without any further preference or distinction.

26.5     Preferred Shares

The Preferred shares, as a class, shall have attached to them the following rights, privileges, restrictions and conditions:

(a)         The Preferred shares may at any time and from time to time be issued in one or more series. Subject to the provisions of Section 26.5(a) and 26.5(b) the directors may from time to time before the issue thereof fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of Preferred Shares.

(b)         The Preferred Shares shall be entitled to priority over the Class A Common shares and Class B Common shares and all other shares ranking junior to the Preferred shares with respect to the payment of dividends and the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

(c)         The Preferred shares of each series shall rank on a parity with the Preferred shares of every other series with respect to priority in the payment of dividends and in the distribution of assets of the Company in the event of any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs.

26.6     Redemption, Repurchase and Surrender of Shares

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of a holder of such Share or the Company. The redemption of such Share, except Public Shares, shall be effected in such manner and upon such other terms as the Company, by special resolution, determine before the issue of such Shares.

With respect to redeeming or repurchasing the Shares: (i) holders of Public Shares are entitled to request the redemption of such Shares in the circumstances described in Section 27; (ii) Class B Common Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that its over-allotment option is not exercised in full so that the Sponsor will own 20 per cent of the Company’s issued Shares after the IPO; and (iii) Public Shares shall be repurchased by the Company in the circumstances described in Section 27.

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant holder of such Shares. For the avoidance of doubt, redemptions, repurchase and surrender of Shares in the circumstances described in this Section 26.6 shall not require further approval of the shareholders of the Company.

Subject to the provisions of the Business Corporations Act, and, where applicable, the rules and regulations of the Designated Stock Exchange, the securities commission and/or any other competent regulatory authority or otherwise under applicable laws, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by applicable laws, including out of capital and the directors may accept the surrender for no consideration of any fully paid Share.

Annex D-32

27.      BUSINESS COMBINATION

(a)         Notwithstanding any other provision of the Articles, this Section 27 shall apply until the earliest occurrence of: (A) the consummation of a Business Combination and (B) the full distribution of the Trust Account pursuant to Section 27. In the event of a conflict between Section 27 and any other sections of these Articles, the provisions of this Section 27 shall prevail.

(b)         Prior to the consummation of a Business Combination, the Company shall either:

(i)          submit such Business Combination to its shareholders for approval; or

(ii)         provide shareholders with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.

(c)         Subject to the provisions of the Business Corporations Act, if the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

(d)         At a general meeting called for the purposes of approving a Business Combination pursuant to this Section 27, in the event that such Business Combination is approved by ordinary resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of such Business Combination, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

(e)         Any holders of Public Shares who is not the Sponsor, a founder, officer or director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such holder acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming shareholder, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.

(f)          A shareholder may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

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(g)         In the event that the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the directors, the Company shall:

(i)          cease all operations except for the purpose of winding up;

(ii)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish such shareholder’s rights as a shareholder of the Company (including the right to receive further liquidation distributions, if any); and

(iii)        as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the directors, liquidate and dissolve,

subject in each case, to its obligations under the Business Corporations Act to provide for claims of creditors and the requirements of applicable law.

(h)         In the event that any amendment is made to the Articles:

(i)          to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the directors; or

(ii)         with respect to any other provision relating to shareholder’s rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

(i)          the Company shall provide the holders of Public Shares who is not the Sponsor, a founder, officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.

(j)          A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Section. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

(k)         Except in connection with the conversion of Class B Common shares into Class A Common shares pursuant to Section 26.4(a) where the holders of such Common Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(i)         receive funds from the Trust Account; or

(ii)        vote as a class with Public Shares on a Business Combination.

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(l)         The independent directors shall approve any transaction or transactions between the Company and any of the following parties:

(i)         any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company; and

(ii)        any director or officer and any Affiliate of such director or officer.

(m)       A director may vote in respect of a Business Combination in which such director has a conflict of interest with respect to the evaluation of such Business Combination. Such director must disclose such interest or conflict to the other directors.

(n)         As long as the Company’s securities are listed on the Designated Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

(o)         The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a founder, a director or an officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a founder, a director or an officer, the Company, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

Annex D-35

Full name and signature of each Director	Date of Signing
__________________________________________ KANISHKA ROY
__________________________________________ HUME KYLE
__________________________________________ ALAN BLACK
__________________________________________ DAVID SABLE

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Annex E

Number:	[__]

BUSINESS CORPORATIONS ACT
(British Columbia)

ARTICLES

of
Tactical Resources Corp.
(the “Company”)

Annex E-i

Number:	[__]

BUSINESS CORPORATIONS ACT
(British Columbia)

ARTICLES

of
Tactical Resources Corp.
(the “Company”)

Part 1

interpretation

Definitions

1.1              In these Articles, unless the context otherwise requires:

(a)     “Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(b)    “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(c)     “Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d)    “legal personal representative” means the personal or other legal representative of the shareholder;

(e)     “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)     “seal” means the seal of the Company, if any;

(g)    “share” means a share in the share structure of the Company; and

(h)    “special majority” means the majority of votes described in §11.2 which is required to pass a special resolution.

Act and Interpretation Act Definitions Applicable

1.2              The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and except as the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail. If there is a conflict or inconsistency between these Articles and the Act, the Act will prevail.

Part 2

shares and share certificates

Authorized Share Structure

2.1              The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

Form of Share Certificate

2.2              Each share certificate issued by the Company must comply with, and be signed as required by, the Act.

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Shareholder Entitled to Certificate, Acknowledgment or Written Notice

2.3              Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all. If a shareholder is the registered owner of uncertificated shares, the Company must send to a holder of an uncertificated share a written notice containing the information required by the Act within a reasonable time after the issue or transfer of such share.

Delivery by Mail

2.4              Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate, or written notice of the issue or transfer of an uncertificated share may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate, acknowledgement or written notice is lost in the mail or stolen.

Replacement of Worn Out or Defaced Certificate or Acknowledgement

2.5              If the directors of the Company are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, the Company must, on production of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as are deemed fit:

(a)     cancel the share certificate or acknowledgment; and

(b)    issue a replacement share certificate or acknowledgment.

Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

2.6              If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, if the requirements of the Act are satisfied, as the case may be, if the directors receive:

(a)     proof satisfactory to it of the loss, theft or destruction; and

(b)    any indemnity the directors consider adequate.

Splitting Share Certificates

2.7              If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

Certificate Fee

2.8              There must be paid to the Company, in relation to the issue of any share certificate under §2.5, §2.6 or §2.7, the amount, if any, not exceeding the amount prescribed under the Act, determined by the directors.

Recognition of Trusts

2.9              Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Annex E-2

Uncertificated Shares

2.10            Notwithstanding any other provision of this Part, the directors may, by resolution, provide that:

(a)     the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b)    any specific shares may be uncertificated shares.

Part 3

ISSUE OF SHARES

Directors Authorized

3.1              Subject to the Act and the rights, if any, of the holders of issued shares of the Company, the Company may allot, issue, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the consideration (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

Commissions and Discounts

3.2              The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person’s purchase or agreement to purchase shares of the Company from the Company or any other person’s procurement or agreement to procure purchasers for shares of the Company.

Brokerage

3.3              The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

Conditions of Issue

3.4              Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)     consideration is provided to the Company for the issue of the share by one or more of the following:

(i)     past services performed for the Company;

(ii)    property;

(iii)   money; and

(b)    the value of the consideration received by the Company equals or exceeds the issue price set for the share under §3.1.

Share Purchase Warrants and Rights

3.5              Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

Part 4

share registers

Central Securities Register

4.1              As required by and subject to the Act, the Company must maintain in British Columbia a central securities register and may appoint an agent to maintain such register. The directors may appoint one or more agents, including the agent appointed to keep the central securities register, as transfer agent for shares or any class

Annex E-3

or series of shares and the same or another agent as registrar for shares or such class or series of shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

Closing Register

4.2              The Company must not at any time close its central securities register.

Part 5

share transfers

Registering Transfers

5.1              A transfer of a share must not be registered unless the Company or the transfer agent or registrar for the class or series of shares to be transferred has received:

(a)     except as exempted by the Act, a written instrument of transfer in respect of the share has been received by the Company (which may be a separate document or endorsed on the share certificate for the shares transferred) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b)    if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate;

(c)     if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment; and

(d)    such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and the right of the transferee to have the transfer registered.

Form of Instrument of Transfer

5.2              The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates of that class or series or in some other form that may be approved by the directors from time to time or by the transfer agent or registrar for those shares.

Transferor Remains Shareholder

5.3              Except to the extent that the Act otherwise provides, the transferor of a share is deemed to remain the holder of it until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

Signing of Instrument of Transfer

5.4              If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer, or if the shares are uncertificated shares, then all of the shares registered in the name of the shareholder on the central securities register:

(a)     in the name of the person named as transferee in that instrument of transfer; or

(b)    if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

Annex E-4

Enquiry as to Title Not Required

5.5              Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares transferred, of any interest in such shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

Transfer Fee

5.6              There must be paid to the Company, in relation to the registration of a transfer, the amount, if any, determined by the directors.

Part 6

transmission of shares

Legal Personal Representative Recognized on Death

6.1              In case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the Company shall receive the documentation required by the Act.

Rights of Legal Personal Representative

6.2              The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company. This §6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the name of the shareholder and the name of another person in joint tenancy.

Part 7

purchase, redeem or otherwise acquire shares

Company Authorized to Purchase, Redeem or Otherwise Acquire Shares

7.1              Subject to §7.2, the special rights or restrictions attached to the shares of any class or series and the Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

Purchase When Insolvent

7.2              The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)     the Company is insolvent; or

(b)    making the payment or providing the consideration would render the Company insolvent.

Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

7.3              If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)     is not entitled to vote the share at a meeting of its shareholders;

(b)    must not pay a dividend in respect of the share; and

(c)     must not make any other distribution in respect of the share.

Annex E-5

Company Entitled to Purchase, Redeem or Otherwise Acquire Share Fractions

7.4              The Company may, without prior notice to the holders, purchase, redeem or otherwise acquire for fair value any and all outstanding share fractions of any class or kind of shares in its authorized share structure as may exist at any time and from time to time. Upon the Company delivering the purchase funds and confirmation of purchase or redemption of the share fractions to the holders’ registered or last known address, or if the Company has a transfer agent then to such agent for the benefit of and forwarding to such holders, the Company shall thereupon amend its central securities register to reflect the purchase or redemption of such share fractions and if the Company has a transfer agent, shall direct the transfer agent to amend the central securities register accordingly. Any holder of a share fraction, who upon receipt of the funds and confirmation of purchase or redemption of same, disputes the fair value paid for the fraction, shall have the right to apply to the court to request that it set the price and terms of payment and make consequential orders and give directions the court considers appropriate, as if the Company were the “acquiring person” as contemplated by Part 9 Division 6, Compulsory Acquisitions, under the Act and the holder were an “offeree” subject to the provisions contained in such Division, mutatis mutandis.

Part 8

BORROWING POWERS

8.1              The Company, if authorized by the directors, may:

(a)     borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)    issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c)     guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)    mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2              The powers conferred under this Part 8 shall be deemed to include the powers conferred on a company by Division VII of the Special Corporations Powers Act being chapter P-16 of the Revised Statutes of Quebec, 1988, and every statutory provision that may be substituted therefor or for any provision therein.

Part 9

alterations

Alteration of Authorized Share Structure

9.1              Subject to §9.2 and the Act, the Company may by ordinary resolution (or a resolution of the directors in the case of §9.1(c) or §9.1(f)):

(a)     create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)    increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)     subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)    if the Company is authorized to issue shares of a class of shares with par value:

(i)     decrease the par value of those shares; or

(ii)    if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

Annex E-6

(e)     change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)     alter the identifying name of any of its shares; or

(g)    otherwise alter its shares or authorized share structure when required or permitted to do so by the Act where it does not specify by a special resolution;

and, if applicable, alter its Notice of Articles and Articles accordingly.

Special Rights or Restrictions

9.2              Subject to the Act and in particular those provisions of the Act relating to the rights of holders of outstanding shares to vote if their rights are prejudiced or interfered with, the Company may by ordinary resolution:

(a)     create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)    vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued,

and alter its Notice of Articles and Articles accordingly.

Change of Name

9.3              The Company may by resolution of the directors authorize an alteration to its Notice of Articles in order to change its name or adopt or change any translation of that name.

Other Alterations

9.4              If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution or by resolution of the directors alter these Articles.

Part 10

meetings of shareholders

Annual General Meetings

10.1            Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such date, time and, if applicable, place as may be determined by the directors.

Resolution Instead of Annual General Meeting

10.2            If all the shareholders who are entitled to vote at an annual general meeting consent in writing by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this §10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

Calling of Meetings of Shareholders

10.3            The directors may, at any time, call a meeting of shareholders.

Notice for Meetings of Shareholders

10.4            The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting,

Annex E-7

class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)     if the Company is a public company, 21 days;

(b)    otherwise, 10 days.

Record Date for Notice

10.5            The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)     if the Company is a public company, 21 days;

(b)    otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Record Date for Voting

10.6            The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Failure to Give Notice and Waiver of Notice

10.7             The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or may agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Notice of Special Business at Meetings of Shareholders

10.8            If a meeting of shareholders is to consider special business within the meaning of §11.1, the notice of meeting must:

(a)     state the general nature of the special business; and

(b)    if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)     at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)    during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Place of Meetings

10.9            In addition to any location in British Columbia, any general meeting may be held in any location outside British Columbia, if applicable, as approved by a resolution of the directors.

Annex E-8

Electronic Meetings

10.10          The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic, hybrid or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A shareholder who participates in a meeting in a manner contemplated by this Article 10.10 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Electronic Voting

10.11          Subject to applicable law, any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic, hybrid or other communication medium, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of such communication medium. A person participating in a meeting in a manner contemplated by this Article 10.11 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Part 11

proceedings at meetings of shareholders

Special Business

11.1            At a meeting of shareholders, the following business is special business:

(a)     at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)    at an annual general meeting, all business is special business except for the following:

(i)     business relating to the conduct of or voting at the meeting;

(ii)    consideration of any financial statements of the Company presented to the meeting;

(iii)   consideration of any reports of the directors or auditor;

(iv)   the setting or changing of the number of directors;

(v)    the election or appointment of directors;

(vi)   the appointment of an auditor;

(vii)  the setting of the remuneration of an auditor;

(viii) business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)   any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

Special Majority

11.2            The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Quorum

11.3            Subject to the special rights or restrictions attached to the shares of any class or series of shares, and to §11.4, the quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, one or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

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One Shareholder May Constitute Quorum

11.4            If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)     the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)    that shareholder, in attendance at the meeting or represented at the meeting by proxy, may constitute the meeting.

Persons Entitled to Attend Meeting

11.5            In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Requirement of Quorum

11.6            No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

Lack of Quorum

11.7            If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)     in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)    in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

Lack of Quorum at Succeeding Meeting

11.8            If, at the meeting to which the meeting referred to in §11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting shall be deemed to constitute a quorum.

Chair

11.9            The following individual is entitled to preside as chair at a meeting of shareholders:

(a)     the chair of the board, if any; or

(b)    if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

Selection of Alternate Chair

11.10          If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present may choose either one of their number or the solicitor of the Company to be chair of the meeting. If all of the directors present decline to take the chair or fail to so choose or if no director is present or the solicitor of the Company declines to take the chair, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

Annex E-10

Adjournments

11.11          The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Notice of Adjourned Meeting

11.12          It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

Decisions by Show of Hands or Poll

11.13          Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is in attendance at the meeting or represented at the meeting by proxy.

Declaration of Result

11.14          The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under §11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Motion Need Not be Seconded

11.15          No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

Casting Vote

11.16          In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

Manner of Taking Poll

11.17          Subject to §11.18, if a poll is duly demanded at a meeting of shareholders:

(a)     the poll must be taken:

(i)     at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)    in the manner, at the time and, if applicable, the place that the chair of the meeting directs;

(b)    the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)     the demand for the poll may be withdrawn by the person who demanded it.

Demand for Poll on Adjournment

11.18          A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

Chair Must Resolve Dispute

11.19          In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the determination of the chair made in good faith is final and conclusive.

Annex E-11

Casting of Votes

11.20          On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

No Demand for Poll on Election of Chair

11.21          No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

Demand for Poll Not to Prevent Continuance of Meeting

11.22          The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

Retention of Ballots and Proxies

11.23          The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

Part 12

VOTES OF SHAREHOLDERS

Number of Votes by Shareholder or by Shares

12.1            Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under §12.3:

(a)     on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)    on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either personally while in attendance at the meeting or by proxy.

Votes of Persons in Representative Capacity

12.2            A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

Votes by Joint Holders

12.3            If there are joint shareholders registered in respect of any share:

(a)     any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)    if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

Legal Personal Representatives as Joint Shareholders

12.4            Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of §12.3, deemed to be joint shareholders registered in respect of that share.

Annex E-12

Representative of a Corporate Shareholder

12.5            If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)     for that purpose, the instrument appointing a representative must be received:

(i)     at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(ii)    at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(b)    if a representative is appointed under this §12.5:

(i)     the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)    the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

Proxy Provisions Do Not Apply to All Companies

12.6            If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, then §12.7 to §12.15 are not mandatory, however the directors of the Company are authorized to apply all or part of such sections or to adopt alternative procedures for proxy form, deposit and revocation procedures to the extent that the directors deem necessary in order to comply with securities laws applicable to the Company.

Appointment of Proxy Holders

12.7            Every shareholder of the Company entitled to vote at a meeting of shareholders may, by proxy, appoint one or more (but not more than two) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

Alternate Proxy Holders

12.8            A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

Proxy Holder Need Not Be Shareholder

12.9             A proxy holder need not be a shareholder of the Company.

Deposit of Proxy

12.10          A proxy for a meeting of shareholders must:

(a)     be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

Annex E-13

(b)    unless the notice provides otherwise, be received, at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages, including through Internet or telephone voting or by email, if permitted by the notice calling the meeting or the information circular for the meeting.

Validity of Proxy Vote

12.11          A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)     at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)    at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Form of Proxy

12.12          A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the undersigned): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder — printed]

Revocation of Proxy

12.13          Subject to §12.14, every proxy may be revoked by an instrument in writing that is received:

(a)     at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)    at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Revocation of Proxy Must Be Signed

12.14          An instrument referred to in §12.13 must be signed as follows:

(a)     if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b)    if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under §12.5.

Annex E-14

Production of Evidence of Authority to Vote

12.15          The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

Part 13

directors

First Directors; Number of Directors

13.1            The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under §14.8, is set at:

(a)     subject to §(b) and §(c), the number of directors that is equal to the number of the Company’s first directors;

(b)    if the Company is a public company, the greater of three and the most recently set of:

(i)     the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii)    the number of directors in office pursuant to §14.4;

(c)     if the Company is not a public company, the most recently set of:

(i)     the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii)    the number of directors in office pursuant to §14.4.

Change in Number of Directors

13.2            If the number of directors is set under §13.1(b)(i) or §13.1(c)(i):

(a)     the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; or

(b)    if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number then the directors, subject to §14.8, may appoint directors to fill those vacancies.

Directors’ Acts Valid Despite Vacancy

13.3            An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

Qualifications of Directors

13.4            A director is not required to hold a share as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

Remuneration of Directors

13.5            The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

Annex E-15

Reimbursement of Expenses of Directors

13.6            The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

Special Remuneration for Directors

13.7            If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, he or she may be paid remuneration fixed by the directors, or at the option of the directors, fixed by ordinary resolution, and such remuneration will be in addition to any other remuneration that he or she may be entitled to receive.

Gratuity, Pension or Allowance on Retirement of Director

13.8            Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

Classification of Directors

13.9            The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. Class I directors shall initially serve for a term expiring at the first annual general meeting following the effectiveness of these Articles, Class II directors shall initially serve for a term expiring at the second annual general meeting following the effectiveness of these Articles and Class III directors shall initially serve for a term expiring at the third annual general meeting following the effectiveness of these Articles. At each succeeding annual general meeting, successors to the class of directors whose term expires at that annual general meeting shall be elected for a term expiring at the third succeeding annual general meeting. If the total number of directors is changed, any increase or decrease shall be apportioned by resolution of the directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director elected or appointed to fill any newly created directorship resulting from an increase in any such class shall serve for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall serve until the annual general meeting at which his or her term expires and until his or her successor shall be elected or appointed and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Part 14

election and removal of directors

Election at Annual General Meeting

14.1            At every annual general meeting and in every unanimous resolution contemplated by §10.2:

(a)     the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, the number of directors whose term expires at such annual general meeting pursuant to §13.9; and

(b)    all the directors whose term expires at such annual general meeting pursuant to §13.9 shall cease to hold office immediately before the election or appointment of directors under §(a), but are eligible for re-election or re-appointment.

Consent to be a Director

14.2            No election, appointment or designation of an individual as a director is valid unless:

(a)     that individual consents to be a director in the manner provided for in the Act;

(b)    that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)     with respect to first directors, the designation is otherwise valid under the Act.

Annex E-16

Failure to Elect or Appoint Directors

14.3            If:

(a)     the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by §10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b)    the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by §10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)     when his or her successor is elected or appointed; and

(d)    when he or she otherwise ceases to hold office under the Act or these Articles.

Places of Retiring Directors Not Filled

14.4            If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles but their term of office shall expire when new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

Directors May Fill Casual Vacancies

14.5            Any casual vacancy occurring in the board of directors may be filled by the directors.

Remaining Directors Power to Act

14.6            The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Act, for any other purpose.

Shareholders May Fill Vacancies

14.7            If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

Additional Directors

14.8            Notwithstanding §13.1 and §13.2, between annual general meetings or by unanimous resolutions contemplated by §10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this §14.8 must not at any time exceed:

(a)     one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)    in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this §14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under §14.1(a), but is eligible for re-election or re-appointment.

Annex E-17

Ceasing to be a Director

14.9            A director ceases to be a director when:

(a)     the term of office of the director expires;

(b)    the director dies;

(c)     the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)    the director is removed from office pursuant to §14.10 or §14.11.

Removal of Director by Shareholders

14.10          The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

Removal of Director by Directors

14.11          The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

Nomination of Directors

14.12

(a)     Subject only to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting):

(i)     by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(ii)    by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)   by any person (a “Nominating Shareholder”) (A) who, at the close of business on the date of the giving of the notice provided for below in this §14.12 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and (B) who complies with the notice procedures set forth below in this §14.12.

(b)    In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given (i) timely notice thereof in proper written form to the Corporate Secretary of the Company at the principal executive offices of the Company in accordance with this §14.12, and (ii) the representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in §14.12(e).

(c)     To be timely under §14.12(b)(i), a Nominating Shareholder’s notice to the Corporate Secretary of the Company must be made:

(i)     in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 40 days after the date (the “Notice Date”)

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on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than 5 p.m. in the time zone of the principal executive offices of the Company on the tenth (10th) day following the Notice Date; and

(ii)    in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the principal executive offices of the Company on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this §14.12(c).

(d)    To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company, under §14.12(b)(i) must set forth:

(i)     as to each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, (D) a statement as to whether such person would be “independent” of the Company (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(ii)    as to the Nominating Shareholder giving the notice, (A) any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws, and (B) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice.

(e)     To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this §14.12 and the candidate for nomination, whether nominated by the board or otherwise, must have previously delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, not less than 5 days prior to the date of the Meeting of Shareholders, a written representation and agreement (in form provided by the Company) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting and insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Corporate Secretary of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)     No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this §14.12; provided, however, that nothing in this §14.12 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

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(g)    For purposes of this §14.12:

(i)     “Affiliate”, when used to indicate a relationship with a person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii)    “Applicable Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the applicable provinces and territories of Canada;

(iii)   “Associate”, when used to indicate a relationship with a specified person, shall mean (A) any corporation or trust of which such person owns beneficially, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation or trust for the time being outstanding, (B) any partner of that person, (C) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (D) a spouse of such specified person, (E) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (F) any relative of such specified person or of a person mentioned in clauses (D) or (E) of this definition if that relative has the same residence as the specified person;

(iv)   “Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts;

(v)    “Meeting of Shareholders” shall mean such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board by a Nominating Shareholder;

(vi)   “owned beneficially” or “owns beneficially” means, in connection with the ownership of shares in the capital of the Company by a person, (A) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (B) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (C) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person owns beneficially pursuant to this clause (C) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any

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of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (D) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities; and

(vii)  “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company or its agents under its profile on the System of Electronic Document Analysis and Retrieval+ at www.sedar+.ca.

(h)    Notwithstanding any other provision to this §14.12, notice or any delivery given to the Corporate Secretary of the Company pursuant to this §14.12 may only be given by personal delivery, facsimile transmission or by email (provided that the Corporate Secretary of the Company has stipulated an email address for purposes of this notice, at such email address as stipulated from time to time), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i)     In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in §14.12(c) or the delivery of a representation and agreement as described in §14.12(e).

Part 15

powers and duties of directors

Powers of Management

15.1            The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company. Notwithstanding the generality of the foregoing, the directors may set the remuneration of the auditor of the Company.

Appointment of Attorney of Company

15.2            The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

Part 16

interests of directors and officers

Obligation to Account for Profits

16.1            A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

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Restrictions on Voting by Reason of Interest

16.2            A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Interested Director Counted in Quorum

16.3            A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Disclosure of Conflict of Interest or Property

16.4             A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

Director Holding Other Office in the Company

16.5            A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

No Disqualification

16.6            No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

Professional Services by Director or Officer

16.7            Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

Director or Officer in Other Corporations

16.8            A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

Part 17

proceedings of directors

Meetings of Directors

17.1            The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

Voting at Meetings

17.2            Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting has a second or casting vote.

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Chair of Meetings

17.3            The following individual is entitled to preside as chair at a meeting of directors:

(a)     the chair of the board, if any;

(b)    in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)     any other director chosen by the directors if:

(i)     neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)    neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)   the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

Meetings by Electronic, Telephonic, Hybrid or Other Communications Medium

17.4            A director may participate in a meeting of the directors or of any committee of the directors:

(a)     in person; or

(b)    by electronic, telephonic, hybrid or by other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.

A director who participates in a meeting in a manner contemplated by this §17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Calling of Meetings

17.5            A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

Notice of Meetings

17.6            Other than for meetings held at regular intervals as determined by the directors pursuant to §17.1, 48 hours’ notice or such lesser notice as the Chairman in his discretion determines, acting reasonably, is appropriate in any unusual circumstances of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in §23.1 or orally or by telephone.

When Notice Not Required

17.7            It is not necessary to give notice of a meeting of the directors to a director if:

(a)     the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)    the director has waived notice of the meeting.

Meeting Valid Despite Failure to Give Notice

17.8            The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

Waiver of Notice of Meetings

17.9            Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to

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such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Quorum

17.10          The quorum necessary for the transaction of the business of the directors may be set by the directors to a number not less than a majority of the directors in office, and, if not so set, is deemed to be a majority of the directors in office, or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Validity of Acts Where Appointment Defective

17.11          Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

Consent Resolutions in Writing

17.12          A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a)     in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(b)    in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this §17.12 may be by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this §17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

Part 18

executive and other committees

Appointment and Powers of Executive Committee

18.1            The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)     the power to fill vacancies in the board of directors;

(b)    the power to remove a director;

(c)     the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)    such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

Appointment and Powers of Other Committees

18.2            The directors may, by resolution:

(a)     appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

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(b)    delegate to a committee appointed under §(a) any of the directors’ powers, except:

(i)     the power to fill vacancies in the board of directors;

(ii)    the power to remove a director;

(iii)   the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)   the power to appoint or remove officers appointed by the directors; and

(c)     make any delegation referred to in §(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

Obligations of Committees

18.3            Any committee appointed under §18.1 or §18.2, in the exercise of the powers delegated to it, must:

(a)     conform to any rules that may from time to time be imposed on it by the directors; and

(b)    report every act or thing done in exercise of those powers at such times as the directors may require.

Powers of Board

18.4            The directors may, at any time, with respect to a committee appointed under §18.1 or §18.2:

(a)     revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)    terminate the appointment of, or change the membership of, the committee; and

(c)     fill vacancies in the committee.

Committee Meetings

18.5            Subject to §18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under §18.1 or §18.2:

(a)     the committee may meet and adjourn as it thinks proper;

(b)    the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)     a majority of the members of the committee constitutes a quorum of the committee; and

(d)    questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

Part 19

officers

Directors May Appoint Officers

19.1            The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

Functions, Duties and Powers of Officers

19.2            The directors may, for each officer:

(a)     determine the functions and duties of the officer;

(b)    entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)     revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

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Qualifications

19.3            No person may be appointed as an officer unless that person is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

Remuneration and Terms of Appointment

19.4            All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

Part 20

indemnification

Definitions

20.1            In this Part 20:

(a)     “eligible party”, in relation to a company, means an individual who:

(i)     is or was a director or officer of the Company;

(ii)    is or was a director or officer of another corporation

(A)    at a time when the corporation is or was an affiliate of the Company, or

(B)    at the request of the Company; or

(iii)   at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, except in the definition of “eligible proceeding”, and §163(1)(c) and (d) and §165 of the Act, the heirs and personal or other legal representatives of that individual;

(b)    “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)     “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation

(i)     is or may be joined as a party; or

(ii)    is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d)    “expenses” has the meaning set out in the Act and includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(e)     “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

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Mandatory Indemnification of Eligible Parties

20.2            Subject to the Act, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this §20.2.

Indemnification of Other Persons

20.3            Subject to any restrictions in the Act, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

Authority to Advance Expenses

20.4            The Company may advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Non-Compliance with Act

20.5            Subject to the Act, the failure of an eligible party of the Company to comply with the Act or these Articles or, if applicable, any former Companies Act or former Articles does not, of itself, invalidate any indemnity to which he or she is entitled under this Part 20.

Company May Purchase Insurance

20.6            The Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

Part 21

dividends

Payment of Dividends Subject to Special Rights

21.1            The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Declaration of Dividends

21.2            Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

No Notice Required

21.3            The directors need not give notice to any shareholder of any declaration under §21.2.

Record Date

21.4            The directors must set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

Manner of Paying Dividend

21.5            A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

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Settlement of Difficulties

21.6            If any difficulty arises in regard to a distribution under §21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)     set the value for distribution of specific assets;

(b)    determine that money in substitution for all or any part of the specific assets to which any shareholders are entitled may be paid to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)     vest any such specific assets in trustees for the persons entitled to the dividend.

When Dividend Payable

21.7            Any dividend may be made payable on such date as is fixed by the directors.

Dividends to be Paid in Accordance with Number of Shares

21.8            All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

Receipt by Joint Shareholders

21.9            If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

Dividend Bears No Interest

21.10          No dividend bears interest against the Company.

Fractional Dividends

21.11          If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Payment of Dividends

21.12          Any dividend or other distribution payable in money in respect of shares may be paid by cheque sent through the post or by electronic transfer, so authorized by the shareholder, directed to the registered address of the shareholder or the account specified by such shareholder, or in the case of joint shareholders, to the registered address of that one of the joint shareholders who is first named on the register or the account specified by such joint shareholder, or to such person and to such address as the shareholder or joint shareholders may direct in writing. Every such cheque shall be made payable to the order of the person whom it is sent. The mailing of such cheque or the forwarding by electronic transfer shall, to the extent of the sum represented thereby (plus the amount of any tax required by law to be deducted) discharge all liability for the dividend, unless such cheque shall not be paid on presentation or the amount of tax so deducted shall not be paid to the appropriate taxing authority.

Capitalization of Retained Earnings or Surplus

21.13          Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

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Part 22

ACCOUNTING RECORDS AND AUDITOR

Recording of Financial Affairs

22.1            The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

Inspection of Accounting Records

22.2            Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

Part 23

notices

Method of Giving Notice

23.1            Unless the Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by the Company to a person may be sent by:

(a)     mail addressed to the person at the applicable address for that person as follows:

(i)     for a record mailed to a shareholder, the shareholder’s registered address;

(ii)    for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)   in any other case, the mailing address of the intended recipient;

(b)    delivery at the applicable address for that person as follows, addressed to the person:

(i)     for a record delivered to a shareholder, the shareholder’s registered address;

(ii)    for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)   in any other case, the delivery address of the intended recipient;

(c)     sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)    sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)     physical delivery to the intended recipient; or

(f)     as otherwise permitted by any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states in the United States that is applicable to the Company and all regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commissions or similar authorities appointed under that legislation.

Deemed Receipt of Mailing

23.2            A notice, statement, report or other record that is:

(a)     mailed to a person by ordinary mail to the applicable address for that person referred to in §23.1 is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

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(b)    faxed to a person to the fax number provided by that person referred to in §23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(c)     emailed to a person to the e-mail address provided by that person referred to in §23.1 is deemed to be received by the person to whom it was e-mailed on the day that it was emailed.

Certificate of Sending

23.3            A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with §23.1 is conclusive evidence of that fact.

Notice to Joint Shareholders

23.4            A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

Notice to Legal Personal Representatives and Trustees

23.5            A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)     mailing the record, addressed to them:

(i)     by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)    at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)    if an address referred to in §(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Undelivered Notices

23.6            If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to §23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

Part 24

SEAL

Who May Attest Seal

24.1            Except as provided in §24.2 and §24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)     any two directors;

(b)    any officer, together with any director;

(c)     if the Company only has one director, that director; or

(d)    any one or more directors or officers or persons as may be determined by the directors.

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Sealing Copies

24.2            For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite §24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

Mechanical Reproduction of Seal

24.3            The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under §24.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

Part 25

prohibitions

Definitions

25.1            In this Part 25:

(a)     “designated security” means:

(i)     a voting security of the Company;

(ii)    a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)   a security of the Company convertible, directly or indirectly, into a security described in §(a) or §(b);

(b)    “security” has the meaning assigned in the Securities Act (British Columbia); and

(c)     “voting security” means a security of the Company that:

(i)     is not a debt security; and

(ii)    carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

Application

25.2            §25.3 does not apply to the Company if and for so long as it is a public company, a private company which is no longer eligible to use the private issuer exemption under the Securities Act (British Columbia), or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or a company to which the Statutory Reporting Company Provisions apply.

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Consent Required for Transfer of Shares or Designated Securities

25.3            No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Full name and signature of Incorporator	Date of signing

Full name and signature of each Incorporator	Date of signing

Full name and signature of each Director	Date of signing

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Annex F

Number:	[__]

BUSINESS CORPORATIONS ACT
(British Columbia)

ARTICLES

of
Tactical Resources Corp.
(the “Company”)

Annex F-i

Number:	[__]

BUSINESS CORPORATIONS ACT
(British Columbia)

ARTICLES

of
Tactical Resources Corp.
(the “Company”)

PART 1

Interpretation

Definitions

1.1         In these Articles, unless the context otherwise requires:

(a)       “Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(b)      “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(c)       “Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d)      “legal personal representative” means the personal or other legal representative of the shareholder;

(e)       “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)       “seal” means the seal of the Company, if any;

(g)      “share” means a share in the share structure of the Company; and

(h)      “special majority” means the majority of votes described in §11.2 which is required to pass a special resolution.

Act and Interpretation Act Definitions Applicable

1.2         The definitions in the Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and except as the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Act will prevail. If there is a conflict or inconsistency between these Articles and the Act, the Act will prevail.

PART 2

SHARES AND SHARE CERTIFICATES

Authorized Share Structure

2.1         The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

Form of Share Certificate

2.2         Each share certificate issued by the Company must comply with, and be signed as required by, the Act.

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Shareholder Entitled to Certificate, Acknowledgment or Written Notice

2.3         Unless the shares of which the shareholder is the registered owner are uncertificated shares, each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all. If a shareholder is the registered owner of uncertificated shares, the Company must send to a holder of an uncertificated share a written notice containing the information required by the Act within a reasonable time after the issue or transfer of such share.

Delivery by Mail

2.4         Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate, or written notice of the issue or transfer of an uncertificated share may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate, acknowledgement or written notice is lost in the mail or stolen.

Replacement of Worn Out or Defaced Certificate or Acknowledgement

2.5         If the directors of the Company are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, the Company must, on production of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as are deemed fit:

(a)       cancel the share certificate or acknowledgment; and

(b)      issue a replacement share certificate or acknowledgment.

Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

2.6         If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, if the requirements of the Act are satisfied, as the case may be, if the directors receive:

(a)       proof satisfactory to it of the loss, theft or destruction; and

(b)      any indemnity the directors consider adequate.

Splitting Share Certificates

2.7         If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

Certificate Fee

2.8         There must be paid to the Company, in relation to the issue of any share certificate under §2.5, §2.6 or §2.7, the amount, if any, not exceeding the amount prescribed under the Act, determined by the directors.

Recognition of Trusts

2.9         Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as required by law or statute or these Articles or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

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Uncertificated Shares

2.10       Notwithstanding any other provision of this Part, the directors may, by resolution, provide that:

(a)       the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b)      any specific shares may be uncertificated shares.

PART 3

ISSUE OF SHARES

Directors Authorized

3.1         Subject to the Act and the rights, if any, of the holders of issued shares of the Company, the Company may allot, issue, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the consideration (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

Commissions and Discounts

3.2         The Company may at any time pay a reasonable commission or allow a reasonable discount to any person in consideration of that person’s purchase or agreement to purchase shares of the Company from the Company or any other person’s procurement or agreement to procure purchasers for shares of the Company.

Brokerage

3.3         The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

Conditions of Issue

3.4         Except as provided for by the Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)       consideration is provided to the Company for the issue of the share by one or more of the following:

(i)      past services performed for the Company;

(ii)     property;

(iii)    money; and

(b)      the value of the consideration received by the Company equals or exceeds the issue price set for the share under §3.1.

Share Purchase Warrants and Rights

3.5         Subject to the Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.
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PART 4

SHARE REGISTERS

Central Securities Register

4.1         As required by and subject to the Act, the Company must maintain in British Columbia a central securities register and may appoint an agent to maintain such register. The directors may appoint one or more agents, including the agent appointed to keep the central securities register, as transfer agent for shares or any class or series of shares and the same or another agent as registrar for shares or such class or series of shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

Closing Register

4.2         The Company must not at any time close its central securities register.

PART 5

SHARE TRANSFERS

Registering Transfers

5.1         A transfer of a share must not be registered unless the Company or the transfer agent or registrar for the class or series of shares to be transferred has received:

(a)       except as exempted by the Act, a written instrument of transfer in respect of the share has been received by the Company (which may be a separate document or endorsed on the share certificate for the shares transferred) made by the shareholder or other appropriate person or by an agent who has actual authority to act on behalf of that person;

(b)      if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate;

(c)       if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment; and

(d)      such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, that the written instrument of transfer is genuine and the right of the transferee to have the transfer registered.

Form of Instrument of Transfer

5.2         The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates of that class or series or in some other form that may be approved by the directors from time to time or by the transfer agent or registrar for those shares.

Transferor Remains Shareholder

5.3         Except to the extent that the Act otherwise provides, the transferor of a share is deemed to remain the holder of it until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

Signing of Instrument of Transfer

5.4         If a shareholder, or the shareholder’s duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented

Annex F-4

by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer, or if the shares are uncertificated shares, then all of the shares registered in the name of the shareholder on the central securities register:

(a)       in the name of the person named as transferee in that instrument of transfer; or

(b)      if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

Enquiry as to Title Not Required

5.5         Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares transferred, of any interest in such shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

Transfer Fee

5.6         There must be paid to the Company, in relation to the registration of a transfer, the amount, if any, determined by the directors.

PART 6

TRANSMISSION OF SHARES

Legal Personal Representative Recognized on Death

6.1         In case of the death of a shareholder, the legal personal representative of the shareholder, or in the case of shares registered in the shareholder’s name and the name of another person in joint tenancy, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative of a shareholder, the Company shall receive the documentation required by the Act.

Rights of Legal Personal Representative

6.2         The legal personal representative of a shareholder has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Act and the directors have been deposited with the Company. This §6.2 does not apply in the case of the death of a shareholder with respect to shares registered in the name of the shareholder and the name of another person in joint tenancy.

PART 7

PURCHASE, redeem or otherwise acquire SHARES

Company Authorized to Purchase, Redeem or Otherwise Acquire Shares

7.1         Subject to §7.2, the special rights or restrictions attached to the shares of any class or series and the Act, the Company may, if authorized by the directors, purchase, redeem or otherwise acquire any of its shares at the price and upon the terms determined by the directors.

Purchase When Insolvent

7.2         The Company must not make a payment or provide any other consideration to purchase, redeem or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)       the Company is insolvent; or

(b)      making the payment or providing the consideration would render the Company insolvent.

Annex F-5

Sale and Voting of Purchased, Redeemed or Otherwise Acquired Shares

7.3         If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)       is not entitled to vote the share at a meeting of its shareholders;

(b)      must not pay a dividend in respect of the share; and

(c)       must not make any other distribution in respect of the share.

Company Entitled to Purchase, Redeem or Otherwise Acquire Share Fractions

7.4         The Company may, without prior notice to the holders, purchase, redeem or otherwise acquire for fair value any and all outstanding share fractions of any class or kind of shares in its authorized share structure as may exist at any time and from time to time. Upon the Company delivering the purchase funds and confirmation of purchase or redemption of the share fractions to the holders’ registered or last known address, or if the Company has a transfer agent then to such agent for the benefit of and forwarding to such holders, the Company shall thereupon amend its central securities register to reflect the purchase or redemption of such share fractions and if the Company has a transfer agent, shall direct the transfer agent to amend the central securities register accordingly. Any holder of a share fraction, who upon receipt of the funds and confirmation of purchase or redemption of same, disputes the fair value paid for the fraction, shall have the right to apply to the court to request that it set the price and terms of payment and make consequential orders and give directions the court considers appropriate, as if the Company were the “acquiring person” as contemplated by Part 9 Division 6, Compulsory Acquisitions, under the Act and the holder were an “offeree” subject to the provisions contained in such Division, mutatis mutandis.

PART 8

BORROWING POWERS

8.1         The Company, if authorized by the directors, may:

(a)       borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)      issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as the directors consider appropriate;

(c)       guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)      mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

8.2         The powers conferred under this Part 8 shall be deemed to include the powers conferred on a company by Division VII of the Special Corporations Powers Act being chapter P-16 of the Revised Statutes of Quebec, 1988, and every statutory provision that may be substituted therefor or for any provision therein.

PART 9

ALTERATIONS

Alteration of Authorized Share Structure

9.1         Subject to §9.2 and the Act, the Company may by ordinary resolution (or a resolution of the directors in the case of §9.1(c) or §9.1(f):

(a)       create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

Annex F-6

(b)      increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)       subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)      if the Company is authorized to issue shares of a class of shares with par value:

(i)      decrease the par value of those shares; or

(ii)     if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)       change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)       alter the identifying name of any of its shares; or

(g)      otherwise alter its shares or authorized share structure when required or permitted to do so by the Act where it does not specify by a special resolution;

and, if applicable, alter its Notice of Articles and Articles accordingly.

Special Rights or Restrictions

9.2         Subject to the Act and in particular those provisions of the Act relating to the rights of holders of outstanding shares to vote if their rights are prejudiced or interfered with, the Company may by ordinary resolution:

(a)       create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)      vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued,

and alter its Notice of Articles and Articles accordingly.

Change of Name

9.3         The Company may by resolution of the directors authorize an alteration to its Notice of Articles in order to change its name or adopt or change any translation of that name.

Other Alterations

9.4         If the Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by ordinary resolution or by resolution of the directors alter these Articles.

PART 10

MEETINGS OF SHAREHOLDERS

Annual General Meetings

10.1       Unless an annual general meeting is deferred or waived in accordance with the Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such date, time and, if applicable, place as may be determined by the directors.

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Resolution Instead of Annual General Meeting

10.2       If all the shareholders who are entitled to vote at an annual general meeting consent in writing by a unanimous resolution to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this §10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

Calling of Meetings of Shareholders

10.3       The directors may, at any time, call a meeting of shareholders.

Notice for Meetings of Shareholders

10.4       The Company must send notice of the date, time and location of any meeting of shareholders (including, without limitation, any notice specifying the intention to propose a resolution as an exceptional resolution, a special resolution or a special separate resolution, and any notice to consider approving an amalgamation into a foreign jurisdiction, an arrangement or the adoption of an amalgamation agreement, and any notice of a general meeting, class meeting or series meeting), in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)       if the Company is a public company, 21 days;

(b)      otherwise, 10 days.

Record Date for Notice

10.5       The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)       if the Company is a public company, 21 days;

(b)      otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Record Date for Voting

10.6       The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

Failure to Give Notice and Waiver of Notice

10.7       The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive that entitlement or may agree to reduce the period of that notice. Attendance of a person at a meeting of shareholders is a waiver of entitlement to notice of the meeting unless that person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Annex F-8

Notice of Special Business at Meetings of Shareholders

10.8       If a meeting of shareholders is to consider special business within the meaning of §11.1, the notice of meeting must:

(a)       state the general nature of the special business; and

(b)      if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)      at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)     during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

Place of Meetings

10.9       In addition to any location in British Columbia, any general meeting may be held in any location outside British Columbia, if applicable, as approved by a resolution of the directors.

Electronic Meetings

10.10     The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic, hybrid or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the directors determine to make them available. A shareholder who participates in a meeting in a manner contemplated by this Article 10.10 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Electronic Voting

10.11     Subject to applicable law, any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic, hybrid or other communication medium, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of such communication medium. A person participating in a meeting in a manner contemplated by this Article 10.11 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

PART 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

Special Business

11.1       At a meeting of shareholders, the following business is special business:

(a)       at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)      at an annual general meeting, all business is special business except for the following:

(i)      business relating to the conduct of or voting at the meeting;

(ii)     consideration of any financial statements of the Company presented to the meeting;

(iii)    consideration of any reports of the directors or auditor;

(iv)    the setting or changing of the number of directors;

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(v)     the election or appointment of directors;

(vi)    the appointment of an auditor;

(vii)   the setting of the remuneration of an auditor;

(viii)  business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)    any other business which, under these Articles or the Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

Special Majority

11.2       The majority of votes required for the Company to pass a special resolution at a general meeting of shareholders is two-thirds of the votes cast on the resolution.

Quorum

11.3       Subject to the special rights or restrictions attached to the shares of any class or series of shares, and to §11.4, the quorum for the transaction of business at a meeting of shareholders is at least one person who is, or who represents by proxy, one or more shareholders who, in the aggregate, hold at least five percent of the issued shares entitled to be voted at the meeting.

One Shareholder May Constitute Quorum

11.4       If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)       the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)      that shareholder, in attendance at the meeting or represented at the meeting by proxy, may constitute the meeting.

Persons Entitled to Attend Meeting

11.5       In addition to those persons who are entitled to vote at a meeting of shareholders, the only other persons entitled to be present at the meeting are the directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company, any persons invited to be present at the meeting by the directors or by the chair of the meeting and any persons entitled or required under the Act or these Articles to be present at the meeting; but if any of those persons does attend the meeting, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

Requirement of Quorum

11.6       No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

Lack of Quorum

11.7       If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)       in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)      in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

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Lack of Quorum at Succeeding Meeting

11.8       If, at the meeting to which the meeting referred to in §11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting shall be deemed to constitute a quorum.

Chair

11.9       The following individual is entitled to preside as chair at a meeting of shareholders:

(a)       the chair of the board, if any; or

(b)      if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

Selection of Alternate Chair

11.10     If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present may choose either one of their number or the solicitor of the Company to be chair of the meeting. If all of the directors present decline to take the chair or fail to so choose or if no director is present or the solicitor of the Company declines to take the chair, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

Adjournments

11.11     The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Notice of Adjourned Meeting

11.12     It is not necessary to give any notice of an adjourned meeting of shareholders or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

Decisions by Show of Hands or Poll

11.13     Subject to the Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by any shareholder entitled to vote who is in attendance at the meeting or represented at the meeting by proxy.

Declaration of Result

11.14     The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under §11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Motion Need Not be Seconded

11.15     No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

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Casting Vote

11.16     In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

Manner of Taking Poll

11.17     Subject to §11.18, if a poll is duly demanded at a meeting of shareholders:

(a)       the poll must be taken:

(i)      at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)     in the manner, at the time and, if applicable, the place that the chair of the meeting directs;

(b)      the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)       the demand for the poll may be withdrawn by the person who demanded it.

Demand for Poll on Adjournment

11.18     A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

Chair Must Resolve Dispute

11.19     In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and the determination of the chair made in good faith is final and conclusive.

Casting of Votes

11.20     On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

No Demand for Poll on Election of Chair

11.21     No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

Demand for Poll Not to Prevent Continuance of Meeting

11.22     The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

Retention of Ballots and Proxies

11.23     The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxy holder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

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PART 12

VOTES OF SHAREHOLDERS

Number of Votes by Shareholder or by Shares

12.1       Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under §12.3:

(a)       on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)      on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either personally while in attendance at the meeting or by proxy.

Votes of Persons in Representative Capacity

12.2       A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

Votes by Joint Holders

12.3       If there are joint shareholders registered in respect of any share:

(a)       any one of the joint shareholders may vote at any meeting of shareholders, personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)      if more than one of the joint shareholders is present at any meeting of shareholders, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

Legal Personal Representatives as Joint Shareholders

12.4       Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of §12.3, deemed to be joint shareholders registered in respect of that share.

Representative of a Corporate Shareholder

12.5       If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)       for that purpose, the instrument appointing a representative must be received:

(i)      at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(ii)     at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting;

(b)      if a representative is appointed under this §12.5:

(i)      the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

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(ii)     the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of legibly transmitting recorded messages.

Proxy Provisions Do Not Apply to All Companies

12.6       If and for so long as the Company is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply, then §12.7 to §12.15 are not mandatory, however the directors of the Company are authorized to apply all or part of such sections or to adopt alternative procedures for proxy form, deposit and revocation procedures to the extent that the directors deem necessary in order to comply with securities laws applicable to the Company.

Appointment of Proxy Holders

12.7       Every shareholder of the Company entitled to vote at a meeting of shareholders may, by proxy, appoint one or more (but not more than two) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

Alternate Proxy Holders

12.8       A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

Proxy Holder Need Not Be Shareholder

12.9       A proxy holder need not be a shareholder of the Company.

Deposit of Proxy

12.10     A proxy for a meeting of shareholders must:

(a)       be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting or any adjourned meeting; or

(b)      unless the notice provides otherwise, be received, at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting or by a person designated by the chair of the meeting or adjourned meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages, including through Internet or telephone voting or by email, if permitted by the notice calling the meeting or the information circular for the meeting.

Validity of Proxy Vote

12.11     A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)       at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)      at the meeting or any adjourned meeting by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

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Form of Proxy

12.12     A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company](the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the undersigned): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder – printed]

Revocation of Proxy

12.13     Subject to §12.14, every proxy may be revoked by an instrument in writing that is received:

(a)       at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting or any adjourned meeting at which the proxy is to be used; or

(b)      at the meeting or any adjourned meeting, by the chair of the meeting or adjourned meeting, before any vote in respect of which the proxy has been given has been taken.

Revocation of Proxy Must Be Signed

12.14     An instrument referred to in §12.13 must be signed as follows:

(a)       if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or the shareholder’s legal personal representative or trustee in bankruptcy;

(b)      if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under §12.5.

Production of Evidence of Authority to Vote

12.15     The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

PART 13

DIRECTORS

First Directors; Number of Directors

13.1       The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Act. The number of directors, excluding additional directors appointed under §14.8, is set at:

(a)       subject to §(b) and §(c), the number of directors that is equal to the number of the Company’s first directors;

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(b)      if the Company is a public company, the greater of three and the most recently set of:

(i)      the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii)     the number of directors in office pursuant to §14.4;

(c)       if the Company is not a public company, the most recently set of:

(i)      the number of directors set by a resolution of the directors (whether or not previous notice of the resolution was given); and

(ii)     the number of directors in office pursuant to §14.4.

Change in Number of Directors

13.2       If the number of directors is set under §13.1(b)(i) or §13.1(c)(i):

(a)       the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number; or

(b)      if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number then the directors, subject to §14.8, may appoint directors to fill those vacancies.

Directors’ Acts Valid Despite Vacancy

13.3       An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

Qualifications of Directors

13.4       A director is not required to hold a share as qualification for his or her office but must be qualified as required by the Act to become, act or continue to act as a director.

Remuneration of Directors

13.5       The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. The remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

Reimbursement of Expenses of Directors

13.6       The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

Special Remuneration for Directors

13.7       If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, he or she may be paid remuneration fixed by the directors, or at the option of the directors, fixed by ordinary resolution, and such remuneration will be in addition to any other remuneration that he or she may be entitled to receive.

Gratuity, Pension or Allowance on Retirement of Director

13.8       Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

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PART 14

ELECTION AND REMOVAL OF DIRECTORS

Election at Annual General Meeting

14.1       At every annual general meeting and in every unanimous resolution contemplated by §10.2:

(a)       the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)      all the directors cease to hold office immediately before the election or appointment of directors under §(a), but are eligible for re-election or re-appointment.

Consent to be a Director

14.2       No election, appointment or designation of an individual as a director is valid unless:

(a)       that individual consents to be a director in the manner provided for in the Act;

(b)      that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)       with respect to first directors, the designation is otherwise valid under the Act.

Failure to Elect or Appoint Directors

14.3       If:

(a)       the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by §10.2, on or before the date by which the annual general meeting is required to be held under the Act; or

(b)      the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by §10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)       when his or her successor is elected or appointed; and

(d)      when he or she otherwise ceases to hold office under the Act or these Articles.

Places of Retiring Directors Not Filled

14.4       If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles but their term of office shall expire when new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

Directors May Fill Casual Vacancies

14.5       Any casual vacancy occurring in the board of directors may be filled by the directors.

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Remaining Directors Power to Act

14.6       The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of calling a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Act, for any other purpose.

Shareholders May Fill Vacancies

14.7       If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

Additional Directors

14.8       Notwithstanding §13.1 and §13.2, between annual general meetings or by unanimous resolutions contemplated by §10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this §14.8 must not at any time exceed:

(a)       one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)      in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this §14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under §14.1(a), but is eligible for re-election or re-appointment.

Ceasing to be a Director

14.9       A director ceases to be a director when:

(a)       the term of office of the director expires;

(b)      the director dies;

(c)       the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)      the director is removed from office pursuant to §14.10 or §14.11.

Removal of Director by Shareholders

14.10     The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

Removal of Director by Directors

14.11     The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

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Nomination of Directors

14.12

(a)       Subject only to the Act, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting):

(i)      by or at the direction of the board or an authorized officer of the Company, including pursuant to a notice of meeting;

(ii)     by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)    by any person (a “Nominating Shareholder”) (A) who, at the close of business on the date of the giving of the notice provided for below in this §14.12 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and (B) who complies with the notice procedures set forth below in this §14.12.

(b)      In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given (i) timely notice thereof in proper written form to the Corporate Secretary of the Company at the principal executive offices of the Company in accordance with this §14.12, and (ii) the representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in §14.12(c).

(c)       To be timely under §14.12(b)(i), a Nominating Shareholder’s notice to the Corporate Secretary of the Company must be made:

(i)      in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is less than 40 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than 5 p.m. in the time zone of the principal executive offices of the Company on the tenth (10th) day following the Notice Date; and

(ii)     in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the principal executive offices of the Company on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

(iii)    Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this §14.12(c).

(d)      To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Company, under §14.12(b) must set forth:

(i)      as to each person whom the Nominating Shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, (D) a statement as to whether such person would be “independent” of the Company (within the meaning of sections 1.4 and 1.5 of National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis

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for such determination and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(ii)     as to the Nominating Shareholder giving the notice, (A) any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws, and (B) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice.

(e)       To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this §14.12 and the candidate for nomination, whether nominated by the board or otherwise, must have previously delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, not less than 5 days prior to the date of the Meeting of Shareholders, a written representation and agreement (in form provided by the Company) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting and insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, an officer of the Company shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f)       No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this §14.12; provided, however, that nothing in this §14.12 shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(g)      For purposes of this §14.12:

(i)     “Affiliate”, when used to indicate a relationship with a person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person;

(ii)    “Applicable Securities Laws” means the Securities Act (British Columbia) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the applicable provinces and territories of Canada;

(iii)   “Associate”, when used to indicate a relationship with a specified person, shall mean (A) any corporation or trust of which such person owns beneficially, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation or trust for the time being outstanding, (B) any partner of that person, (C) any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, (D) a spouse of such specified person, (E) any person of either sex with whom such specified person is living in conjugal relationship outside marriage or (F) any relative of such specified person or of a person mentioned in clauses (D) or (E) of this definition if that relative has the same residence as the specified person;

(iv)   “Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and the “Counterparty”) that is designed to expose the Receiving Party to economic benefits and risks that correspond substantially to the ownership by the Receiving Party of a number of shares in the capital of the Company or securities convertible into such shares specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional

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Securities”), regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, shares in the capital of the Company or securities convertible into such shares or other property, without regard to any short position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate governmental authority shall not be deemed to be Derivatives Contracts;

(v)    “Meeting of Shareholders” shall mean such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board by a Nominating Shareholder;

(vi)   “owned beneficially” or “owns beneficially” means, in connection with the ownership of shares in the capital of the Company by a person, (A) any such shares as to which such person or any of such person’s Affiliates or Associates owns at law or in equity, or has the right to acquire or become the owner at law or in equity, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, upon the exercise of any conversion right, exchange right or purchase right attaching to any securities, or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (B) any such shares as to which such person or any of such person’s Affiliates or Associates has the right to vote, or the right to direct the voting, where such right is exercisable immediately or after the passage of time and whether or not on condition or the happening of any contingency or the making of any payment, pursuant to any agreement, arrangement, pledge or understanding whether or not in writing; (C) any such shares which are beneficially owned, directly or indirectly, by a Counterparty (or any of such Counterparty’s Affiliates or Associates) under any Derivatives Contract (without regard to any short or similar position under the same or any other Derivatives Contract) to which such person or any of such person’s Affiliates or Associates is a Receiving Party; provided, however that the number of shares that a person owns beneficially pursuant to this clause (C) in connection with a particular Derivatives Contract shall not exceed the number of Notional Securities with respect to such Derivatives Contract; provided, further, that the number of securities owned beneficially by each Counterparty (including their respective Affiliates and Associates) under a Derivatives Contract shall for purposes of this clause be deemed to include all securities that are owned beneficially, directly or indirectly, by any other Counterparty (or any of such other Counterparty’s Affiliates or Associates) under any Derivatives Contract to which such first Counterparty (or any of such first Counterparty’s Affiliates or Associates) is a Receiving Party and this proviso shall be applied to successive Counterparties as appropriate; and (D) any such shares which are owned beneficially within the meaning of this definition by any other person with whom such person is acting jointly or in concert with respect to the Company or any of its securities; and

(vii)  “public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company or its agents under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(h)      Notwithstanding any other provision to this §14.12, notice or any delivery given to the Corporate Secretary of the Company pursuant to this §14.12 may only be given by personal delivery, facsimile transmission or by email (provided that the Corporate Secretary of the Company has stipulated an email address for purposes of this notice, at such email address as stipulated from time to time), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary the Company at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(i)       In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described in §14.12(c) or the delivery of a representation and agreement as described in §14.12(e).

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PART 15

POWERS AND DUTIES OF DIRECTORS

Powers of Management

15.1       The directors must, subject to the Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Act or by these Articles, required to be exercised by the shareholders of the Company. Notwithstanding the generality of the foregoing, the directors may set the remuneration of the auditor of the Company.

Appointment of Attorney of Company

15.2       The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

PART 16

INTERESTs OF DIRECTORS and officers

Obligation to Account for Profits

16.1       A director or senior officer who holds a disclosable interest (as that term is used in the Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Act.

Restrictions on Voting by Reason of Interest

16.2       A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Interested Director Counted in Quorum

16.3       A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

Disclosure of Conflict of Interest or Property

16.4       A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Act.

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Director Holding Other Office in the Company

16.5       A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

No Disqualification

16.6       No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

Professional Services by Director or Officer

16.7       Subject to the Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

Director or Officer in Other Corporations

16.8       A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

PART 17

PROCEEDINGS OF DIRECTORS

Meetings of Directors

17.1       The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

Voting at Meetings

17.2       Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting has a second or casting vote.

Chair of Meetings

17.3       The following individual is entitled to preside as chair at a meeting of directors:

(a)       the chair of the board, if any;

(b)      in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)       any other director chosen by the directors if:

(i)      neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)     neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)    the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

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Meetings by Electronic, Telephonic, Hybrid or Other Communications Medium

17.4       A director may participate in a meeting of the directors or of any committee of the directors:

(a)       in person; or

(b)      by telephone or by other communications medium if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other.

A director who participates in a meeting in a manner contemplated by this §17.4 is deemed for all purposes of the Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

Calling of Meetings

17.5       A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

Notice of Meetings

17.6       Other than for meetings held at regular intervals as determined by the directors pursuant to §17.1, 48 hours’ notice or such lesser notice as the Chairman in his discretion determines, acting reasonably, is appropriate in any unusual circumstances of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in §23.1 or orally or by telephone.

When Notice Not Required

17.7       It is not necessary to give notice of a meeting of the directors to a director if:

(a)       the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)      the director has waived notice of the meeting.

Meeting Valid Despite Failure to Give Notice

17.8       The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director, does not invalidate any proceedings at that meeting.

Waiver of Notice of Meetings

17.9       Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director. Attendance of a director at a meeting of the directors is a waiver of notice of the meeting unless that director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Quorum

17.10     The quorum necessary for the transaction of the business of the directors may be set by the directors to a number not less than a majority of the directors in office, and, if not so set, is deemed to be a majority of the directors in office or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Validity of Acts Where Appointment Defective

17.11     Subject to the Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

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Consent Resolutions in Writing

17.12     A resolution of the directors or of any committee of the directors may be passed without a meeting:

(a)       in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(b)      in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that he or she has or may have a disclosable interest, if each of the other directors who have not made such a disclosure consents in writing to the resolution.

A consent in writing under this Article 18 may be by signed document, fax, email or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this §17.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

PART 18

EXECUTIVE AND OTHER COMMITTEES

Appointment and Powers of Executive Committee

18.1       The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)       the power to fill vacancies in the board of directors;

(b)      the power to remove a director;

(c)       the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)      such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

Appointment and Powers of Other Committees

18.2       The directors may, by resolution:

(a)       appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)      delegate to a committee appointed under §(a) any of the directors’ powers, except:

(i)      the power to fill vacancies in the board of directors;

(ii)     the power to remove a director;

(iii)    the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)    the power to appoint or remove officers appointed by the directors; and

(c)       make any delegation referred to in §(b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

Obligations of Committees

18.3       Any committee appointed under §18.1 or §18.2, in the exercise of the powers delegated to it, must:

(a)       conform to any rules that may from time to time be imposed on it by the directors; and

(b)      report every act or thing done in exercise of those powers at such times as the directors may require.

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Powers of Board

18.4       The directors may, at any time, with respect to a committee appointed under §18.1 or §18.2:

(a)       revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)      terminate the appointment of, or change the membership of, the committee; and

(c)       fill vacancies in the committee.

Committee Meetings

18.5       Subject to §18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under §18.1 or §18.2:

(a)       the committee may meet and adjourn as it thinks proper;

(b)      the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)       a majority of the members of the committee constitutes a quorum of the committee; and

(d)      questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

PART 19

OFFICERS

Directors May Appoint Officers

19.1       The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

Functions, Duties and Powers of Officers

19.2       The directors may, for each officer:

(a)       determine the functions and duties of the officer;

(b)      entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)       revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

Qualifications

19.3       No person may be appointed as an officer unless that person is qualified in accordance with the Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

Remuneration and Terms of Appointment

19.4       All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

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PART 20

INDEMNIFICATION

Definitions

20.1       In this Part 20:

(a)       “eligible party”, in relation to a company, means an individual who:

(i)      is or was a director or officer of the Company;

(ii)     is or was a director or officer of another corporation

(A)     at a time when the corporation is or was an affiliate of the Company, or

(B)     at the request of the Company; or

(iii)    at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, except in the definition of “eligible proceeding”, and §163(1)(c) and (d) and §165 of the Act, the heirs and personal or other legal representatives of that individual;

(b)      “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(c)       “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation

(i)      is or may be joined as a party; or

(ii)     is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(d)      “expenses” has the meaning set out in the Act and includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(e)       “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Mandatory Indemnification of Eligible Parties

20.2       Subject to the Act, the Company must indemnify each eligible party and the heirs and legal personal representatives of each eligible party against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in this §20.2.

Indemnification of Other Persons

20.3       Subject to any restrictions in the Act, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company.

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Authority to Advance Expenses

20.4       The Company may advance expenses to an eligible party to the extent permitted by and in accordance with the Act.

Non-Compliance with Act

20.5       Subject to the Act, the failure of an eligible party of the Company to comply with the Act or these Articles or, if applicable, any former Companies Act or former Articles does not, of itself, invalidate any indemnity to which he or she is entitled under this Part 20.

Company May Purchase Insurance

20.6       The Company may purchase and maintain insurance for the benefit of any eligible party (or the heirs or legal personal representatives of any eligible party) against any liability incurred by any eligible party.

PART 21

DIVIDENDS

Payment of Dividends Subject to Special Rights

21.1       The provisions of this Part 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Declaration of Dividends

21.2       Subject to the Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

No Notice Required

21.3       The directors need not give notice to any shareholder of any declaration under

Record Date

21.4       The directors must set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

Manner of Paying Dividend

21.5       A resolution declaring a dividend may direct payment of the dividend wholly or partly in money or by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company or any other corporation, or in any one or more of those ways.

Settlement of Difficulties

21.6       If any difficulty arises in regard to a distribution under §21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)       set the value for distribution of specific assets;

(b)      determine that money in substitution for all or any part of the specific assets to which any shareholders are entitled may be paid to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)       vest any such specific assets in trustees for the persons entitled to the dividend.

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When Dividend Payable

21.7       Any dividend may be made payable on such date as is fixed by the directors.

Dividends to be Paid in Accordance with Number of Shares

21.8       All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

Receipt by Joint Shareholders

21.9       If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

Dividend Bears No Interest

21.10     No dividend bears interest against the Company.

Fractional Dividends

21.11     If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

Payment of Dividends

Any dividend or other distribution payable in money in respect of shares may be paid by cheque sent through the post or by electronic transfer, so authorized by the shareholder, directed to the registered address of the shareholder or the account specified by such shareholder, or in the case of joint shareholders, to the registered address of the joint shareholder who is first named on the register, or the account specified by such joint shareholder, or to such person and to such address as the shareholder or joint shareholders may direct in writing. Every such cheque shall be made payable to the order of the person whom it is sent. The mailing of such cheque or the forwarding by electronic transfer shall, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend, unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

Capitalization of Retained Earnings or Surplus

21.12     Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any retained earnings or surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the retained earnings or surplus so capitalized or any part thereof.

PART 22

accounting records and auditors

Recording of Financial Affairs

22.1       The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Act.

Inspection of Accounting Records

22.2       Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

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Remuneration of Auditor

22.3       The directors may set the remuneration of the auditor of the Company.

PART 23

NOTICES

Method of Giving Notice

23.1       Unless the Act or these Articles provide otherwise, a notice, statement, report or other record required or permitted by the Act or these Articles to be sent by the Company to a person may be sent by:

(a)       mail addressed to the person at the applicable address for that person as follows:

(i)      for a record mailed to a shareholder, the shareholder’s registered address;

(ii)     for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)    in any other case, the mailing address of the intended recipient;

(b)      delivery at the applicable address for that person as follows, addressed to the person:

(i)      for a record delivered to a shareholder, the shareholder’s registered address;

(ii)     for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)    in any other case, the delivery address of the intended recipient;

(c)       sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)      sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)       physical delivery to the intended recipient; or

(f)       as otherwise permitted by any securities legislation in any province or territory of Canada or in the federal jurisdiction of the United States or in any states in the United States that is applicable to the Company and all regulations and rules made and promulgated under that legislation and all administrative policy statements, blanket orders and rulings, notices and other administrative directions issued by securities commissions or similar authorities appointed under that legislation.

Deemed Receipt of Mailing

23.2       A notice, statement, report or other record that is:

(a)       mailed to a person by ordinary mail to the applicable address for that person referred to in §23.1 i is deemed to be received by the person to whom it was mailed on the day (Saturdays, Sundays and holidays excepted) following the date of mailing;

(b)      faxed to a person to the fax number provided by that person referred to in §23.1 is deemed to be received by the person to whom it was faxed on the day it was faxed; and

(c)       emailed to a person to the e-mail address provided by that person referred to in §23.1 is deemed to be received by the person to whom it was e-mailed on the day that it was emailed.

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Certificate of Sending

23.3       A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that capacity on behalf of the Company stating that a notice, statement, report or other record was sent in accordance with §23.1is conclusive evidence of that fact.

Notice to Joint Shareholders

23.4       A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing such record to the joint shareholder first named in the central securities register in respect of the share.

Notice to Legal Personal Representatives and Trustees

23.5       A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)       mailing the record, addressed to them:

(i)      by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)     at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)      if an address referred to in §(a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

Undelivered Notices

23.6       If on two consecutive occasions, a notice, statement, report or other record is sent to a shareholder pursuant to §23.1 and on each of those occasions any such record is returned because the shareholder cannot be located, the Company shall not be required to send any further records to the shareholder until the shareholder informs the Company in writing of his or her new address.

PART 24

SEAL

Who May Attest Seal

24.1       Except as provided in §24.2 and §24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)       any two directors;

(b)      any officer, together with any director;

(c)       if the Company only has one director, that director; or

(d)      any one or more directors or officers or persons as may be determined by the directors.

Sealing Copies

24.2       For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite §24.1, the impression of the seal may be attested by the signature of any director or officer or the signature of any other person as may be determined by the directors.

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Mechanical Reproduction of Seal

24.3       The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and such persons as are authorized under §24.1 to attest the Company’s seal may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

PART 25

prohibitions

Definitions

25.1       In this Part 25:

(a)       “designated security” means:

(i)      a voting security of the Company;

(ii)     a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)    a security of the Company convertible, directly or indirectly, into a security described in §(a) or §(b);

(b)      “security” has the meaning assigned in the Securities Act (British Columbia); and

(c)       “voting security” means a security of the Company that:

(i)      is not a debt security; and

(ii)     carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

Application

25.2       §25.3 does not apply to the Company if and for so long as it is a public company, a private company which is no longer eligible to use the private issuer exemption under the Securities Act (British Columbia), or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or a company to which the Statutory Reporting Company Provisions apply.

Consent Required for Transfer of Shares or Designated Securities

25.3       No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Annex F-32

Full name and signature of Incorporator	Date of signing

Full name and signature of each Incorporator	Date of signing

Full name and signature of each Director	Date of signing

Annex F-33

Annex G

Share Award Agreement

Participant: [•]

Grant Date: [•]1

Number of Common Shares: [•]

THIS SHARE AWARD AGREEMENT (the “Agreement”) is made effective as of the Grant Date between Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”) and the Participant, a resident of [•].

RECITALS

A.          Concurrently with the execution and delivery of this Agreement, the Company is consummating a business combination transaction (the “Transaction”) pursuant to the terms and conditions of that certain Business Combination Agreement, dated as of August [•], 2024 (the “Business Combination Agreement”), entered into among the Company, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“Tactical”).

B.          Pursuant to the terms of Section 8.18 of the Business Combination Agreement, the Company has agreed to issue to certain service providers of the Company or Tactical, as consideration for providing certain services to the Company or Tactical, an award (the “Award”) representing the right to receive common shares in the capital of the Company (“Common Shares”) upon the fulfillment of certain vesting conditions as set out herein.

C.          The Company desires to grant to the Participant, a [consultant/employee] of the Company or Tactical, the Award on the terms and subject to the conditions set forth herein.

1.           Grant of Award

Effective as of the Grant Date, the Company hereby grants to the Participant the Award, which represents the right to receive up to that number of Common Shares set forth above (the “Company Shares”), subject to the fulfillment of the vesting conditions set forth in Section 2 of this Agreement. By accepting the Award, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in this Agreement.

2.           Vesting

The Participant’s rights in and to the Company Shares shall not be vested as of the Grant Date, and shall vest upon the satisfaction of certain conditions during the period commencing on the Grant Date and ending on the seventh anniversary of the Grant Date (the “Vesting Period”), as follows:

Vesting Conditions	Percentage (%) of Company Shares Vested
The date on which a $12.50 Stock Price Level has been achieved	33⅓%
The date on which a $15.00 Stock Price Level has been achieved	33⅓%
The date on which a $17.50 Stock Price Level has been achieved	33⅓%
The date on which a Change of Control Event occurs	100%

The Participant’ rights in and to the applicable Company Shares shall become fully vested upon the achievement of a Stock Price Level as set forth above or upon a Change of Control Event; provided, that each Stock Price Level shall be achieved only once and a Change of Control Event shall only occur once, if at all, and in no event shall the Participant be entitled to receive more than the total number of Company Shares first set forth above.

____________

1        To be dated as of the Closing Date.

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To the extent that any Stock Price Level is not achieved or a Change of Control Event does not occur in accordance with the terms of this Agreement during the Vesting Period, the Participant’s right to any Company Shares underlying the Award that would otherwise become vested under this Agreement as a result of the achievement of such Stock Price Level or the occurrence of such Change of Control Event shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

Company Shares that have vested are referred to herein as “Vested Shares” whereas Company Shares that are not vested are referred to herein as “Unvested Shares.”

3.           Vested Shares Delivery

Vested Shares shall be delivered to the Participant within five Business Days following the satisfaction of the applicable vesting conditions set forth in Section 2 (the “Payment Date”) and shall be made conditioned on the Participant’s compliance with applicable laws and withholding of applicable taxes from the Participant’s grant by the Company. Delivery of all Vested Shares will be made in book-entry form representing the Vested Shares.

4.           Effect of Termination of Service

Vesting conditions described in Section 2 of this Agreement are subject to the Participant’s compliance with the terms of this Agreement through (and including) the applicable Payment Date. If the Participant’s employment, consulting agreement or other arrangement for the provision of services to the Company or Tactical is terminated for Cause (as defined below) or the Participant resigns from providing services to the Company or Tactical, for any reason, the Participant’s right to all Company Shares underlying the Award, whether vested or unvested, shall immediately be forfeited and canceled effective as of the effective date of the Participant’s termination.

If the Participant’s employment, consulting agreement or other arrangement for the provision of services to the Company or Tactical is terminated by the Company or Tactical without Cause, then the Participant’s right to receive the Company Shares underlying the Award will remain outstanding and continue to vest as described in Section 2.

“Cause” means the Participant, in the reasonable determination of the Company or Tactical: (a) has performed any acts of fraud, misconduct or dishonesty in the performance of his or her duties to the Company or Tactical, (b) has willfully failed to perform his or her duties to the Company or Tactical or has been grossly negligent in the performance of his or her duties to the Company or Tactical, (c) has committed any breach of this Agreement after 15 days’ notice and 15 days to cure, (d) has breached his or her fiduciary duties, violated applicable law and/or failed to comply with the material terms of this Agreement or with any material agreements or policies applicable to employees or service providers of the Company or Tactical, or (e) has been convicted of or plead guilty or nolo contendere to any felony or misdemeanor involving theft, embezzlement, fraud, dishonesty or moral turpitude.

5.           Recapitalization

In the event that, prior to the delivery of all of the Company Shares, (a) the Company declares, sets aside or pays any share dividend or other distribution payable in shares to its shareholders of record or (b) the issued and outstanding Common Shares shall have been changed into a different number or class of shares by reason of any share split, share combination, consolidation, reclassification, recapitalization, reorganization, exchange, readjustment of shares or similar transaction, then in each case, the Company Shares and the Stock Price Level thresholds set forth in Section 2 of this Agreement shall be appropriately adjusted as necessary to provide the Participant the same economic effect as contemplated by this Agreement prior to such action and, as so adjusted, shall from and after the date of such event be the Company Shares and the Stock Price Level thresholds, subject to further adjustment in accordance with this Section 5.

6.           Status of Participant

Prior to the applicable Payment Date, nothing in this Agreement, or otherwise, will be construed as conferring on the Participant any right or interest whatsoever as the holder of the applicable Company Shares, including but not limited to any right to vote at, to receive notice of or to attend any meeting of shareholders of the Company or any other proceeding of the Company or any right to receive any dividend or other distribution in respect of the applicable Company Shares.

Annex G-2

By entering into this Agreement and accepting the Award evidenced hereby, the Participant acknowledges: (a) that this Agreement is discretionary in nature; (b) that the Award does not create any contractual or other right to receive future grants of Awards; (c) that participation in this Agreement is voluntary; and (d) that the future value of the Company Shares is unknown and cannot be predicted with certainty. Participation in this Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Award. The value of the Award is an extraordinary item of compensation outside the scope of the Participant’s normal compensation rights, if any. As such, for avoidance of doubt, the Award is not part of normal or expected compensation for purposes of calculating any payments due to severance, resignation, redundancy, end of service, bonuses, long-service awards, pensions or retirement benefits or similar payment. All decisions with respect to future grants of Awards or other awards, if any, will be at the sole discretion of the Company.

Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its affiliates or shall interfere with or restrict in any way the rights of the Company or its affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

7.           Registration of the Company Shares

As promptly as legally permitted and reasonably practicable following the Grant Date, the Company shall file a registration statement on Form S-8 (or other applicable form) covering the issuance of the Company Shares. Notwithstanding any other provision of this Agreement, the Participant may not sell or transfer any of the Company Shares acquired upon vesting of the Award unless such Company Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Company Shares are not then so registered, such sale or transfer would be exempt from the registration requirements of the Securities Act.

8.           Transfers

(a)         The Award is not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by him or her. No assignment or transfer of the Award, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Award and the Participant’s rights to Company Shares thereunder will terminate and become of no further effect.

(b)         Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of any Unvested Shares shall be strictly prohibited and void.

(c)         The Company shall not be required to (i) transfer on its books any Unvested Shares that have been sold or transferred in violation of the provisions of this Agreement, or (ii) treat as the owner of any Unvested Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom any Unvested Shares have been transferred in contravention of this Agreement.

9.           Withholding

The granting, vesting or settlement of the Company Shares is subject to the condition that, if at any time the board of directors of the Company (the “Board”) determines, in its sole discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that the Participant pay the Company the minimum amount as the Company is obliged to remit to the relevant taxing authority in respect of the granting or settlement. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company. Alternatively, and subject to any requirements or limitations under applicable law, the Company may, and the Participant hereby authorizes and consents to the Company, (a) withholding such amount from any

Annex G-3

remuneration or other amount payable by the Company to the Participant, (b) requiring the sale of a number of Company Shares issued upon vesting of such Company Shares and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) entering into any other suitable arrangements for the receipt of such amount.

10.         Section 409A

This Award shall either (a) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”), or other applicable exemption from Section 409A or (b) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if the Company determines that any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Company may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 10 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the Award will not be subject to taxes, interest and penalties under Section 409A. If the Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

11.         Compliance with Laws

This Agreement shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or the Board determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state, provincial and territorial securities law in exercising the Participant’s rights under this Agreement. The Board may impose such restrictions on any Company Shares as it may deem necessary or advisable under applicable laws or the requirements of any regulatory authority or stock exchange or market upon which such Company Shares are then listed or traded. In addition, the Company Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Board. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to issue or transfer any Company Shares pursuant to this Award if to do so violates or is not in compliance with any applicable laws, rules or regulations of the United States, Canada or any other state, province or country having applicable jurisdiction.

12.         Board Authority

Any question concerning the interpretation of this Agreement, and any controversy that may arise under this Agreement, shall be determined by the Board in its sole and absolute discretion. Such decision by the Board shall be final and binding on the Participant for all purposes of this Agreement.

13.         General Provisions

13.1       Notices

Whenever any notice is required or permitted hereunder, such notice must be in writing and delivered in person or by mail (to the address set forth below if notice is being delivered to the Company) or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company to the Participant directed to

Annex G-4

the Participant at the Participant’s address on file with the Company shall be effective to bind the Participant and any other person who shall have acquired rights under this Agreement. The Company or the Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed as follows:

Tactical Resources Corp.

1500 — 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: jbasi@tacticalresources.com

With a required copy (which shall not constitute notice) to:

McMillan LLP

Suite 1500 — 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Canada

Attention: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

13.2       Governing Law

The interpretation, performance and enforcement of the Award and this Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect.

13.3       Privacy Legislation

The Participant acknowledges and consents to the fact that the Company is collecting the Participant’s personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing the grant of the Award contemplated herein. The Participant acknowledges and consents to the Company retaining the personal information for so long as permitted or required by applicable law or business practices. The Participant further acknowledges and consents to the fact that the Company may be required by applicable securities laws or stock exchange rules to provide regulatory authorities any personal information provided by the Participant respecting itself. In addition to the foregoing, the Participant agrees and acknowledges that the Company may use and disclose the Participant’s personal information as follows: (a) for use and disclosure to the Company’s transfer agent and registrar; (b) for use and disclosure for income tax related purposes, including without limitation, where required by law, disclosure to Canada Revenue Agency; (c) disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trade and similar regulatory filings, including as contemplated by Section 7 of this Agreement; (d) disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (e) disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Participant’s prior written consent; and (f) for use and disclosure as otherwise required or permitted by law.

13.4       Whistleblower Rights; Limitation of Restrictions

The Participant has the right under applicable law to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Agreement are intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, any such governmental entity, and the Participant may do so without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement would require the Participant to waive any payment that the Participant might become entitled to from any such governmental entity. Nothing contained in this Agreement shall prohibit or prevent the Participant from (a) filing a charge with or participating, testifying

Annex G-5

or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, provincial or local government agency (e.g., Securities and Exchange Commission, British Columbia Securities Commission), (b) making truthful statements or disclosures about alleged unlawful practices or workplace discrimination, which is defined to include any form of unlawful work- or workplace-related discrimination, harassment, retaliation, wage and hour violations, sexual assault that is actionable under applicable federal, state or provincial law, or (c) making any disclosure or statement (e.g., the disclosure of the underlying facts and circumstances relating to any claim or action involving workplace discrimination or harassment) that a company may not contractually prohibit a consultant from making under applicable law. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal, state or provincial trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, provincial or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

13.5       Recoupment

This Award shall be subject to any Company clawback, recoupment or similar policy as permitted or mandated by applicable law, rules or regulations, or any Company policy as enacted, adopted or modified from time to time.

13.6       Headings

The headings of sections and subsections of this Agreement are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

13.7       Assignment; Successors and Assigns

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such purported assignment without such prior written consent shall be void. No assignment shall relieve the assigning party hereto of any of its obligations hereunder. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, legatees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

13.8       Amendment; Waiver

This Agreement may be amended or modified at any time and for any reason, in whole or in part, by the Company; provided, that the consent of the Participant shall be required for any amendment or modification that has the effect of reducing the Award or the number of Company Shares underlying the Award other than as required by applicable laws or the requirements of any regulatory authority or stock exchange or market upon which such Company Shares are then listed or traded. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

13.9       Undertaking

The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Award pursuant to the express provisions of this Agreement.

13.10     Entire Contract

This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

13.11     Currency

All dollar amounts referred to herein will be in lawful currency of the United States unless specifically stated otherwise.

Annex G-6

13.12     Defined Terms

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Business Combination Agreement.

13.13     Execution

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

13.14     Acceptance of Award and Agreement

By signing below, the Participant has indicated his or her consent to and acknowledgement of the terms of this Agreement. The Participant acknowledges receipt of the Agreement, represents to the Company that he or she has read and understood this Agreement, and, as an express condition to the grant of the Award under this Agreement, agrees to be bound by the terms of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

Annex G-7

Wherefore the parties have executed this Agreement as follows:

Plum III Merger Corp.
By:
	Name:	[•]
	Title:	[•]

Acknowledged and agreed:

Participant: [•]
By:
	Name:	[•]
	Title (if applicable):	[•]

[Signature Page to Share Award Agreement]

Annex G-8

Annex H

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”), dated as of August 22, 2024, is made by and among Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), Tactical Resources Corp., a corporation formed under the laws of the Province of British Columbia (the “Company”), Mercury Capital, LLC, a Delaware limited liability company (“Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (“Former Sponsor”), and the undersigned shareholders of SPAC (together with Sponsor and Former Sponsor, the “Sponsor Parties”). SPAC, Pubco, the Company and each of the Sponsor Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, Pubco, the Company and Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, are, concurrently herewith, entering into a Business Combination Agreement (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which provides for, among other things, a business combination among SPAC, Pubco and the Company;

WHEREAS, as of the date of this Agreement, each of the Sponsor Parties is the record and beneficial owner of the number and type of issued and outstanding shares of SPAC set forth opposite such Sponsor Party’s name on Schedule A hereto (the “Shares”); and

WHEREAS, in order to induce SPAC, Pubco and the Company to enter into the Business Combination Agreement and the Key Company Securityholders to enter into the Company Securityholder Support Agreement, the Sponsor Parties desire to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.        Agreement to Vote and Related Matters.      Each of the Sponsor Parties hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the SPAC Shareholders, including the SPAC Shareholders Meeting, or at any adjournment thereof, all of such Sponsor Party’s Shares (together with any other shares of SPAC that such Sponsor Party acquires record or beneficial ownership of or the power to vote after the date hereof, collectively, the “Subject SPAC Shares”) (i) in favor of the SPAC Shareholder Proposals and (ii) against any other matter, action, agreement, transaction or proposal that would reasonably be expected to (A) result in a breach of any of SPAC’s representations, warranties, covenants, agreements or obligations under the Business Combination Agreement, (B) result in any of the conditions to the Closing set forth in Section 9.01 or Section 9.03 of the Business Combination Agreement not being satisfied, or (C) materially impede, interfere with, delay or adversely affect the consummation of the Transactions, (b) if a meeting of the SPAC Shareholders is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of his, her or its Subject SPAC Shares to be counted as present thereat for purposes of establishing a quorum, and (c) not to redeem, elect to redeem or tender or submit any of his, her or its Subject SPAC Shares to effect any SPAC Share Redemption in connection with the SPAC Shareholders’ Approval or the Transactions. Prior to any valid termination of the Business Combination Agreement, each of the Sponsor Parties shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Law to cause the Transactions to be consummated on the terms and subject to the conditions set forth in the Business Combination Agreement. Each of the Sponsor Parties acknowledges receipt and review of a copy of the Business Combination Agreement.

2.        Waiver of Anti-Dilution Protections.      Each of the Sponsor Parties hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by applicable Law and the SPAC Governing Documents, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections to which such Sponsor Party may be entitled in connection with the Transactions.

Annex H-1

3.        Transfer of Shares.     Each of the Sponsor Parties hereby agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a Lien on, grant an option to purchase, distribute, dispose of or otherwise encumber any of his, her or its Subject SPAC Shares or otherwise enter into any Contract to do any of the foregoing (each, a “Transfer”), (b) deposit any of his, her or its Subject SPAC Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject SPAC Shares that conflicts with any of the covenants or agreements set forth in this Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to an Affiliate of such Sponsor Party, (ii) pursuant to Section 4(a) or Section 4(b) or (iii) to another Sponsor Party that is a Party and bound by the terms and obligations hereof; provided, that any transferee of any Transfer of the type set forth in clause (i) or clause (ii) must enter into a joinder agreement agreeing to become a party to this Agreement as a condition precedent to such Transfer.

4.        Sponsor Incentive Units.

(a)         During the Interim Period, Sponsor shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment, including entering into agreements with one or more unaffiliated Persons pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to such Persons in connection with the concurrent execution by such Persons of PIPE Subscription Agreements.

(b)        During the Interim Period, Sponsor shall use its commercially reasonable efforts to enter into agreements with unaffiliated SPAC Public Shareholders pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to such SPAC Public Shareholders in connection with (i) the concurrent execution by such SPAC Public Shareholders of agreements not to elect to effect a SPAC Share Redemption, or (ii) in the event such SPAC Public Shareholders have already elected to effect a SPAC Share Redemption, to incentivize such SPAC Public Shareholders to unwind or facilitate the unwinding of their respective elections to effect a SPAC Share Redemption.

(c)         During the Interim Period, Sponsor shall use its commercially reasonable efforts to enter into agreements with one or more unaffiliated Persons pursuant to which Sponsor shall agree to transfer Sponsor Incentive Units to such Persons in connection with the concurrent execution of definitive written agreements pursuant to which such Persons shall agree to provide financing to Pubco at the Closing (other than as contemplated by Section 4(a) or Section 4(b); provided, that the execution of any such agreements shall require the prior written consent of the Company.

(d)        Sponsor hereby agrees that, at the Closing, it shall irrevocably forfeit to Pubco for cancellation for no consideration any Sponsor Incentive Units (or any securities into which the Sponsor Incentive Units have been converted or exchanged) which have not been transferred to PIPE Investors pursuant to Section 4(a), SPAC Public Shareholders pursuant to Section 4(b) or any other investors pursuant to Section 4(c).

(e)         For purposes of this Agreement, “Sponsor Incentive Units” means 2,030,860 SPAC Class B Units held by Sponsor as of the date of this Agreement (and any securities into which such shares may be converted, exchanged or subdivided).

5.        Other Covenants and Agreements.

(a)         Each of the Sponsor Parties hereby agrees to be bound by and subject to the terms of (i) Section 8.07(b) (Access to Information; Confidentiality; Inspection) and Section 11.12 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement and (ii) Section 8.06 (Acquisition Proposals) of the Business Combination Agreement to the same extent as such provisions apply to SPAC, in each case, mutatis mutandis and as if such Sponsor Party was a party thereto. Notwithstanding anything in this Agreement to the contrary, (A) no Sponsor Party shall be responsible for the actions of SPAC, the SPAC Board (or any committee thereof), any Affiliate of SPAC or any Representatives of any of the foregoing (the “SPAC Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (B) no Sponsor Party is making any representations or warranties with respect to the actions of any of the SPAC Related Parties and (C) any breach by SPAC of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 5(a) (it being understood, for the avoidance of doubt, that each Sponsor Party shall remain responsible for any breach by such Sponsor Party of this Section 5(a)).

Annex H-2

(b)        Each of the Sponsor Parties acknowledges and agrees that SPAC, Pubco and the Company are entering into the Business Combination Agreement and the Key Company Shareholders are entering into the Company Shareholder Support Agreement in reliance upon the Sponsor Parties entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Sponsor Parties entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, SPAC, Pubco and the Company would not have entered into the Business Combination Agreement or agreed to consummate the Transactions and the Key Company Shareholders would not have entered into the Company Shareholder Support Agreement or agreed to consummate the transactions contemplated thereby.

6.        Sponsor Party Representations and Warranties.    Each of the Sponsor Parties, severally and not jointly, represents and warrants to SPAC, Pubco and the Company as follows:

(a)         If such Sponsor Party is a natural person, he or she is legally competent to execute and deliver this Agreement. If such Sponsor Party is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b)        The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s power and have been duly authorized by all necessary actions on the part of such Sponsor Party.

(c)         The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) conflict with or violate any Law applicable to such Sponsor Party, (ii) result in the creation of any Lien on any of such Sponsor Party’s Subject SPAC Shares (other than under this Agreement, the Business Combination Agreement or the Ancillary Agreements), (iii) if applicable, conflict with or result in a breach or violation of, or constitute a default under, such Sponsor Party’s Governing Documents or (iv) require any consent, authorization or approval of, declaration, filing or registration with, or notice to, any Person, in each case that has not been given or made as of the date hereof.

(d)        There are no Actions pending against such Sponsor Party or, to the knowledge of such Sponsor Party, threatened against such Sponsor Party which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of his, her or its obligations under this Agreement.

(e)         This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party enforceable against him, her or it in accordance with the terms hereof, except as enforceability may be limited by the Enforceability Exceptions.

(f)         Such Sponsor Party has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of his, her or its obligations hereunder.

(g)        Such Sponsor Party is the exclusive record and beneficial owner of, and has good and valid title to, all of the Shares set forth opposite such Sponsor Party’s name on Schedule A hereto, and there exist no Liens, pledges, proxies, security interests, options, rights of first refusal, adverse claims of ownership or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Shares), other than pursuant to (i) this Agreement, (ii) the SPAC Governing Documents, (iii) the Business Combination Agreement or the Ancillary Agreements and (iv) any applicable securities Laws, and as of the date of this Agreement, such Sponsor Party has the sole power (as currently in effect) to vote, and the right, power and authority to sell, transfer and deliver, such Shares, and such Sponsor Party does not own, directly or indirectly, any other SPAC Shares.

(h)        Such Sponsor Party has adequate information concerning the business and financial condition of each of SPAC, Pubco and the Company to make an informed decision regarding this Agreement and the other Transactions and has independently conducted his, her or its own analysis and made his, her or its own decision to enter into this Agreement. Such Sponsor Party acknowledges that SPAC, Pubco and the Company have not made and do not make any representation or warranty to such Sponsor Party, whether express or implied, of any kind or character.

Annex H-3

7.        Termination.      This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earliest of (a) the Company Amalgamation Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of all of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for (A) any willful and material breach of this Agreement prior to such termination or (B) any Fraud Claim, (ii) Sections 2 and 14 shall each survive any termination of this Agreement pursuant to Section 7(a) and (iii) Sections 7 through 18 shall survive any termination of this Agreement. For purposes of this Section 7, “Fraud Claim” means a claim against a Person for fraud, as defined under the Laws of the State of Delaware (excluding any theories of equitable or constructive fraud or negligent misrepresentation), of such Person with respect to the making of the representations and warranties of such Person set forth in this Agreement when made; provided, that no Person shall be liable for or as a result of any other Person’s fraud.

8.        No Recourse.      Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, independent contractor, general or limited partner, member, manager, agent or Affiliate of any Party or any of their respective successors or assigns (other than the Sponsor Parties, on the terms and subject to the conditions set forth herein), or any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, independent contractor, general or limited partner, member, manager, agent or Affiliate of any of the foregoing or any of their respective successors or assigns (each, a “Non-Recourse Party”), and (b) none of the Non-Recourse Parties shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transaction contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party, and each Party shall cause its Affiliates to not, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

9.        Notices.      All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when e-mailed (with no “bounceback” or other notice of non-delivery and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 9 within two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9):

If to SPAC or, prior to the Closing, Pubco:

Plum Acquisition Corp. III

27300 Deer Springs Way

Los Altos Hills, California 94022

Attention: Steven Handwerker

Email: steven@plumpartners.com

Annex H-4

With a required copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Richard Aftanas; John Duke

Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

and

Aird & Berlis LLP

Brookfield Place

181 Bay Street, Suite 1800

Toronto, Canada M5J 2T9

Attention: Francesco Gucciardo

Email: fgucciardo@airdberlis.com

If to the Company or, from and after the Closing, to Pubco:

Tactical Resources Corp.

1500 — 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: jbasi@tacticalresources.com

With a required copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

United States of America

Attention: Alain Dermarkar; Romain Dambre

Email: alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

and

McMillan LLP

Suite 1500 — 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Canada

Attention: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

If to a Sponsor Party, to the address or email address set forth for such Sponsor Party on his, her or its signature page hereto.

10.      Entire Agreement.      This Agreement and the Business Combination Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any other Contracts, whether written or oral, that may have been made or entered into by or among any of the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

11.      Amendments.      This Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by the Parties.

12.      Waivers.      The Parties may waive compliance by any Party with any of the agreements or conditions contained in this Agreement, but, in each case, such waiver shall be valid only if set forth in an instrument in writing signed by the Parties granting such waiver, and any such waiver shall be valid only with respect to the waiving Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Annex H-5

13.      Assignment.      No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such purported assignment without such prior written consent shall be void. No assignment shall relive the assigning Party of any of his, her or its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and no permitted assignment shall relieve the assigning Party of any of his, her or its obligations hereunder.

14.      Fees and Expenses.      Except as otherwise expressly set forth in the Business Combination Agreement, each Party shall be responsible for and pay his, her or its own expenses incurred in connection with the negotiation and execution of this Agreement, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby, including all fees and expenses of his, her or its legal counsel, financial advisors, investment bankers, accountants and other advisors.

15.      Fiduciary Duties.      Notwithstanding anything in this Agreement to the contrary, (a) none of the Sponsor Parties makes any agreement or understanding herein in any capacity other than in such Sponsor Party’s capacity as a record holder and beneficial owner of the Subject SPAC Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by SPAC or any representative of such Sponsor Party in his, her or its capacity as a member of the SPAC Board (or any committee thereof) or the board of directors (or any equivalent governing body) of any of its Affiliates or as an officer, employee, independent contractor or fiduciary of SPAC or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee, independent contractor or fiduciary of SPAC or such Affiliate.

16.      Remedies.      Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy, or the abandonment or discontinuance of steps to enforce any one remedy, will not preclude such Party’s exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

17.      No Third Party Beneficiaries.      This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

18.      Incorporation by Reference.      Sections 1.03 (Construction), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.13 (Severability) and 11.14 (Jurisdiction; WAIVER OF JURY TRIAL) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

Annex H-6

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

SPAC:
Plum acquisition corp. III
By:
	Name:	Kanishka Roy
	Title:	President and Chief Executive Officer
PUBCO:
PLUM III MERGER CORP.
By:
	Name:	Kanishka Roy
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex H-7

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

COMPANY:
Tactical Resources corp.
By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex H-8

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

SPONSOR PARTIES:
MERCURY CAPITAL, LLC
By:
	Name:	Kanishka Roy
	Title:	Managing Member
	Address:	4413 South Nepal Street Centennial, CO 80015
ALPHA PARTNERS TECHNOLOGY MERGER SPONSOR LLC
By:
Name:
Title:
Address:

[Signature Page to Sponsor Support Agreement]

Annex H-9

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Sponsor Support Agreement as of the date first above written.

SPONSOR PARTIES:

Name:	Kanishka Roy
Address:	4413 South Nepal Street Centennial, CO 80015

[Signature Page to Sponsor Support Agreement]

Annex H-10

Schedule A

Sponsor Parties

Sponsor Party	Number of Shares Owned
Mercury Capital, LLC	5,933,508 SPAC Class B Units
Alpha Partners Technology Merger Sponsor LLC	1,128,992 SPAC Class B Units
Alpha Partners Technology Merger Sponsor LLC	805,000 SPAC Private Units
Kanishka Roy	5,933,508 SPAC Class B Units[1]

____________

1       Kanishka Roy serves as manager for Mercury Capital, LLC and may be deemed to beneficially own the SPAC Class B Units held by Mercury Capital, LLC by virtue of his control over Mercury Capital, LLC. Mr. Roy disclaims beneficial ownership of the shares underlying such SPAC Class B Units other than to the extent of his pecuniary interest in such shares.

Annex H-11

Annex I

COMPANY SECURITYHOLDER SUPPORT AGREEMENT

This Company Securityholder Support Agreement (this “Agreement”), dated as of August ٢٢, 2024, is made by and among Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), Tactical Resources Corp., a corporation formed under the laws of the Province of British Columbia (the “Company”), and the undersigned security holders of the Company (each, a “Securityholder” and collectively, the “Securityholders”). SPAC, Pubco, the Company and each of the Securityholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, Pubco, the Company and Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of SPAC, are, concurrently herewith, entering into a Business Combination Agreement (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which provides for, among other things, a business combination among SPAC, Pubco and the Company;

WHEREAS, as of the date of this Agreement, each of the Securityholders is the record and beneficial owner of (a) the number and type of issued and outstanding shares of the Company (the “Shares”) and (b) the number and type of other Equity Securities of the Company (collectively with the Shares, the “Securities”), in each case, as set forth opposite such Securityholder’s name on Schedule A hereto; and

WHEREAS, in order to induce SPAC, Pubco and the Company to enter into the Business Combination Agreement and the Sponsor Parties to enter into the Sponsor Support Agreement, the Securityholders desire to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.        Agreement to Vote and Related Matters.      Each of the Securityholders hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the Company Shareholders, including the Company Shareholders Meeting, or at any adjournment thereof, all of such Securityholder’s Shares (together with any other shares of the Company that such Securityholder acquires record or beneficial ownership of or the power to vote after the date hereof, collectively, the “Subject Company Shares”) (i) in favor of the Company Shareholder Proposals, including the Company Arrangement Resolution, and (ii) against any other matter, action, agreement, transaction or proposal that would reasonably be expected to (A) result in a breach of any of the Company’s representations, warranties, covenants, agreements or obligations under the Business Combination Agreement, (B) result in any of the conditions to the Closing set forth in Section 9.01 or Section 9.02 of the Business Combination Agreement not being satisfied or (C) materially impede, interfere with, delay or adversely affect the consummation of the Transactions, (b) if a meeting of the Company Shareholders is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of his, her or its Subject Company Shares to be counted as present thereat for purposes of establishing a quorum, and (c) to waive, and to not exercise, any Dissent Rights he, she or it may have with respect to his, her or its Subject Company Shares in connection with the Transactions, including the Arrangement; provided, that the Business Combination Agreement shall not have been amended or modified without such Securityholder’s consent to decrease the number, or to change the form, of the Arrangement Consideration Shares issuable thereunder in a manner that is adverse to such Securityholder. Prior to any valid termination of the Business Combination Agreement, each of the Securityholders shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Law to cause the Arrangement and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Business Combination Agreement. Each of the Securityholders acknowledges receipt and review of a copy of the Business Combination Agreement.

Annex I-1

2.        Transfer of Shares.      Each of the Securityholders hereby agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a Lien on, grant an option to purchase, distribute, dispose of or otherwise encumber any of his, her or its Subject Company Shares or otherwise enter into any Contract to do any of the foregoing (each, a “Transfer”), (b) deposit any of his, her or its Subject Company Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Company Shares that conflicts with any of the covenants or agreements set forth in this Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to an Affiliate of such Securityholder or (ii) to another Securityholder that is a Party and bound by the terms and obligations hereof; provided, that any transferee of any Transfer of the type set forth in clause (i) must enter into a joinder agreement agreeing to become a party to this Agreement as a condition precedent to such Transfer.

3.        Other Covenants and Agreements.

(a)         Each of the Securityholders hereby agrees to be bound by and subject to the terms of (i) Section 8.07(b) (Access to Information; Confidentiality; Inspection) and Section 11.12 (Publicity) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement and (ii) Section 8.06 (Acquisition Proposals) and Section 11.01 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis and as if such Securityholder was a party thereto. Notwithstanding anything in this Agreement to the contrary, (A) no Securityholder shall be responsible for the actions of the Company, the Company Board (or any committee thereof), any Affiliate of the Company or any Representatives of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 3(a), (B) no Securityholder is making any representations or warranties with respect to the actions of any of the Company Related Parties and (C) any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 3(a) (it being understood, for the avoidance of doubt, that each Securityholder shall remain responsible for any breach by such Securityholder of this Section 3(a)).

(b)         Each of the Securityholders acknowledges and agrees that SPAC, Pubco and the Company are entering into the Business Combination Agreement and the Sponsor Parties are entering into the Sponsor Support Agreement in reliance upon the Securityholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, and but for the Securityholders entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, SPAC, Pubco and the Company would not have entered into the Business Combination Agreement or agreed to consummate the Transactions and the Sponsor Parties would not have entered into the Sponsor Support Agreement or agreed to consummate the transactions contemplated thereby.

4.        Securityholder Representations and Warranties.      Each of the Securityholders, severally and not jointly, represents and warrants to SPAC, Pubco and the Company as follows:

(a)         If such Securityholder is a natural person, he or she is legally competent to execute and deliver this Agreement. If such Securityholder is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(b)         The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Securityholder’s power and have been duly authorized by all necessary actions on the part of such Securityholder.

(c)         The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of his, her or its obligations hereunder will not, (i) conflict with or violate any Law applicable to such Securityholder, (ii) result in the creation of any Lien on any of such Securityholder’s Subject Company Shares (other than under this Agreement, the Business Combination Agreement or the Ancillary Agreements), (iii) if applicable, conflict with or result in a breach or violation of, or constitute a default under, such Securityholder’s Governing Documents or (iv) require any consent, authorization or approval of, declaration, filing or registration with, or notice to, any Person, in each case that has not been given or made as of the date hereof.

Annex I-2

(d)         There are no Actions pending against such Securityholder or, to the knowledge of such Securityholder, threatened against such Securityholder which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Securityholder of his, her or its obligations under this Agreement.

(e)         This Agreement has been duly executed and delivered by such Securityholder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Securityholder, enforceable against him, her or it in accordance with the terms hereof, except as enforceability may be limited by the Enforceability Exceptions.

(f)          Such Securityholder has not entered into, and shall not enter into, any Contract that would restrict, limit or interfere with the performance of his, her or its obligations hereunder.

(g)         Such Securityholder is the exclusive record and beneficial owner of, and has good and valid title to, all of the Securities set forth opposite such Securityholder’s name on Schedule A hereto, and there exist no Liens, pledges, proxies, security interests, options, rights of first refusal, adverse claims of ownership or any other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Securities), other than pursuant to (i) this Agreement, (ii) the Company Governing Documents, (iii) the Business Combination Agreement or the Ancillary Agreements and (iv) any applicable securities Laws, and as of the date of this Agreement, such Securityholder has the sole power (as currently in effect) to vote, and the right, power and authority to sell, transfer and deliver, such Securities, and such Securityholder does not own, directly or indirectly, any other Equity Securities of the Company.

(h)         Such Securityholder has adequate information concerning the business and financial condition of each of SPAC, Pubco and the Company to make an informed decision regarding this Agreement and the other Transactions and has independently conducted his, her or its own analysis and made his, her or its own decision to enter into this Agreement. Such Securityholder acknowledges that SPAC, Pubco and the Company have not made and do not make any representation or warranty to such Securityholder, whether express or implied, of any kind or character.

5.        Termination.      This Agreement shall automatically terminate, without any notice or other action by any Party, upon the earliest of (a) the Company Amalgamation Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms and (c) the mutual written agreement of all of the Parties. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any liability on the part of any Party for (A) any willful and material breach of this Agreement prior to such termination or (B) any Fraud Claim, (ii) Section 12 shall survive any termination of this Agreement pursuant to Section 5(a) and (iii) Sections 5 through 16 shall survive any termination of this Agreement. For purposes of this Section 5, “Fraud Claim” means a claim against a Person for fraud, as defined under the Laws of the State of Delaware (excluding any theories of equitable or constructive fraud or negligent misrepresentation), of such Person with respect to the making of the representations and warranties of such Person set forth in this Agreement when made; provided, that no Person shall be liable for or as a result of any other Person’s fraud.

6.        No Recourse.      Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, independent contractor, general or limited partner, member, manager, agent or Affiliate of any Party or any of their respective successors or assigns (other than the Securityholders, on the terms and subject to the conditions set forth herein), or any former, current or future direct or indirect equity holder, controlling person, director, officer, employee, independent contractor, general or limited partner, member, manager, agent or Affiliate of any of the foregoing or any of their respective successors or assigns (each, a “Non-Recourse Party”), and (b) none of the Non-Recourse Parties shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements

Annex I-3

or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties, in no event shall any Party, and each Party shall cause its Affiliates to not, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or in connection therewith seek to recover monetary damages from, any Non-Recourse Party.

7.        Notices.      All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person with written confirmation of receipt, (b) on the third Business Day after posting in the U.S. mail having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, return receipt requested, postage prepaid, or (d) when e-mailed (with no “bounceback” or other notice of non-delivery and provided that, unless affirmatively confirmed by the recipient as received, notice is also sent to such Party under another method permitted in this Section 7 within two Business Days thereafter) during normal business hours at the location of the recipient, and otherwise on the following Business Day, addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7):

If to SPAC or, prior to the Closing, Pubco:

Plum Acquisition Corp. III

27300 Deer Springs Way

Los Altos Hills, California 94022

Attention: Steven Handwerker

Email: steven@plumpartners.com

With a required copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Richard Aftanas; John Duke

Email: richard.aftanas@hoganlovells.com; john.duke@hoganlovells.com

and

Aird & Berlis LLP

Brookfield Place

181 Bay Street, Suite 1800

Toronto, Canada M5J 2T9

Attention: Francesco Gucciardo

Email: fgucciardo@airdberlis.com

If to the Company or, from and after the Closing, to Pubco:

Tactical Resources Corp.

1500 — 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: jbasi@tacticalresources.com

With a required copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

2601 Olive Street, 17th Floor

Dallas, Texas 75201

United States of America

Attention: Alain Dermarkar; Romain Dambre

Email: alain.dermarkar@aoshearman.com; romain.dambre@aoshearman.com

Annex I-4

and

McMillan LLP

Suite 1500 — 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7

Canada

Attention: Desmond Balakrishnan

Email: desmond.balakrishnan@mcmillan.ca

If to a Securityholder, to the address or email address set forth for such Securityholder on his, her or its signature page hereto.

8.        Entire Agreement.      This Agreement and the Business Combination Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any other Contracts, whether written or oral, that may have been made or entered into by or among any of the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

9.        Amendments.      This Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by the Parties.

10.              Waivers.      The Parties may waive compliance by any Party with any of the agreements or conditions contained in this Agreement, but, in each case, such waiver shall be valid only if set forth in an instrument in writing signed by the Parties granting such waiver, and any such waiver shall be valid only with respect to the waiving Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.              Assignment.      No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties, and any such purported assignment without such prior written consent shall be void. No assignment shall relive the assigning Party of any of his, her or its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and no permitted assignment shall relieve the assigning Party of any of his, her or its obligations hereunder.

12.              Fees and Expenses.      Except as otherwise expressly set forth in the Business Combination Agreement, each Party shall be responsible for and pay his, her or its own expenses incurred in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby, including all fees and expenses of his, her or its legal counsel, financial advisors, investment bankers, accountants and other advisors.

13.              Fiduciary Duties.      Notwithstanding anything in this Agreement to the contrary, (a) none of the Securityholders makes any agreement or understanding herein in any capacity other than in such Securityholder’s capacity as a record holder and beneficial owner of the Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of such Securityholder in his, her or its capacity as a member of the Company Board (or any committee thereof) or the board of directors (or any equivalent governing body) of any of its Affiliates or as an officer, employee, independent contractor or fiduciary of the Company or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee, independent contractor or fiduciary of the Company or such Affiliate.

14.              Remedies.      Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy, or the abandonment or discontinuance of steps to enforce any one remedy, will not preclude such Party’s exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which

Annex I-5

they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

15.              No Third Party Beneficiaries.      This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

16.              Incorporation by Reference.      Sections 1.03 (Construction), 11.07 (Governing Law), 11.08 (Headings; Counterparts), 11.13 (Severability) and 11.14 (Jurisdiction; WAIVER OF JURY TRIAL) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

Annex I-6

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Company Securityholder Support Agreement as of the date first above written.

SPAC:
Plum acquisition corp. III
By:
Name:
Title:
PUBCO:
PLUM III MERGER CORP.
By:
Name:
Title:

[Signature Page to Company Securityholder Support Agreement]

Annex I-7

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Company Securityholder Support Agreement as of the date first above written.

COMPANY:
Tactical Resources corp.
By:
Name:
Title:

[Signature Page to Company Securityholder Support Agreement]

Annex I-8

IN WITNESS WHEREOF, each of the Parties has executed and delivered this Company Securityholder Support Agreement as of the date first above written.

SECURITYHOLDERS:
Securityholder Name (Individual):

By:
Address:

Securityholder Name (Entity):

By:
Name:
Title:
Address:

[Signature Page to Company Securityholder Support Agreement]

Annex I-9

Schedule A

Securityholders

Securityholder	Securities Owned
Ranjeet Sundher	240,000 Company Common Shares 200,000 Company Options 225,000 Company RSUs
Kuljit Basi	34,865 Company Common Shares
SVK Metrix Inc.	560,000 Company Common Shares 250,000 Company Options 200,000 Company RSUs
Matthew Chatterton	5,000 Company Common Shares
Blue Bird Capital Corp.	2,575,000 Company Common Shares 450,000 Company Options 825,000 Company RSUs
1129925 BC Ltd.	250,000 Company Options 200,000 Company RSUs
Alnesh Mohan	100,000 Company Options 50,000 Company RSUs
J. Garry Clark	35,000 Company Options
Manavdeep Mukjija	85,000 Company Options 75,000 Company RSUs
Number Eight Management Ltd.	150,000 Company Options 75,000 Company RSUs
Justus Parmar	Company Convertible Debenture

Annex I-10

Annex J

August 22, 2024

Plum Acquisition Corp. III

2021 Fillmore St., #2089

San Francisco, CA 94115

Re: Sponsor Parties Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to Plum Acquisition Corp. III, a Cayman Islands exempted company (the “Company”), and Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”), and entered into by and among Mercury Capital, LLC, a Delaware limited liability company (the “Current Sponsor”), Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company (the “Former Sponsor” and, together with the Current Sponsor, the “Sponsors”), and the individuals signatory hereto, each of whom is a member of the Company’s board of directors and/or management team or otherwise holds Ordinary Shares originally issued to the Sponsors (each, an “Insider” and, collectively, the “Insiders”), in conjunction with that certain Business Combination Agreement, dated as of the date hereof (the “BCA,” and the transactions contemplated by the Business Combination Agreement, the “Business Combination”), by and among the Company, Pubco, Plum III Amalco Corp., a corporation formed under the laws of the Province of British Columbia and a direct, wholly owned subsidiary of the Company, and Tactical Resources Corp., a corporation formed under the laws of the Province of British Columbia (“Tactical”).

In order to induce the Company and Tactical to enter into the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsors and the Insiders hereby agrees with the Company and Pubco as follows:

1.    Each Sponsor and each Insider agrees that it, he or she shall (i) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of the Business Combination and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval.

2.    (a) Each Sponsor and each Insider agrees that it, he or she shall not Transfer any of their Class B Ordinary Shares (or any of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) issuable upon conversion thereof, or any securities into which Class B Ordinary Shares or Class A Ordinary Shares are converted or exchangeable pursuant to the Business Combination) (“Lock-Up Shares”) until the date that is the day immediately following the six-month anniversary of the completion of the Business Combination (the “Lock-Up Restriction”); provided, however, that following the consummation of the Business Combination, (i) if a Stock Price Level equal to or greater than $15.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) is achieved, the Lock-Up Restriction shall expire with respect to one-third of the Lock-Up Shares held by each such person, (ii) if a Stock Price Level equal to or greater than $20.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) is achieved, the Lock-Up Restriction shall expire with respect to an additional one-third of the Lock-Up Shares held by each such person, and (iii) if a Stock Price Level equal to or greater than $25.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) is achieved, the Lock-Up Restriction shall expire with respect to the last one-third of the Lock-Up Shares held by each such person; and provided, further, that, subsequent to the Business Combination, the Lock-Up Restriction shall expire with respect to all Lock-Up Shares held by each such person on the date on which the Company (or the ultimate parent company of which the Company becomes a direct or indirect wholly owned subsidiary pursuant to the Business Combination) completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s Public Shareholders (or the public shareholders of the ultimate parent company of which the Company becomes a direct or indirect wholly owned subsidiary pursuant to the Business Combination) having the right to exchange their Class A Ordinary Shares (or any securities into which Class A Ordinary Shares are converted or exchangeable pursuant to the Business

Annex J-1

Combination) for cash, securities or other property, other than any such transaction which does not result in a person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of persons (other than the Company (or the ultimate parent company of which the Company becomes a direct or indirect wholly owned subsidiary pursuant to the Business Combination) or any of its subsidiaries) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) or otherwise acquiring control, directly or indirectly, of more than 50% of (A) the consolidated assets of the Company (or the ultimate parent company of which the Company becomes a direct or indirect wholly owned subsidiary pursuant to the Business Combination) and its subsidiaries or (B) the total voting power of the equity securities of the Company (or the ultimate parent company of which the Company becomes a direct or indirect wholly owned subsidiary pursuant to the Business Combination) (such lock-up period, the “Founder Shares Lock-up Period”). For purposes hereof: (x) “Stock Price Level” means the daily volume weighted average closing sale price per share of the Class A Ordinary Shares (or any securities into which Class A Ordinary Shares are converted or exchangeable pursuant to the Business Combination) as quoted on Nasdaq (or such other principal securities exchange or securities market on which such shares are then traded) for any 20 Trading Days within any 30 consecutive Trading Day period; (y) “Trading Day” means any day on which the Class A Ordinary Shares (or any securities into which Class A Ordinary Shares are converted or exchangeable pursuant to the Business Combination) are actually traded on the principal securities exchange or securities market on which the Class A Ordinary Shares (or any securities into which Class A Ordinary Shares are converted or exchangeable pursuant to the Business Combination) are then traded; and (z) “Nasdaq” means the Nasdaq Stock Market.

(b) Each Sponsor and each Insider agrees that it, he or she shall not, and shall not permit any of their respective affiliates to, Transfer any of their Private Placement Units, private placement shares, private placement warrants, Founder Units, founder warrants or Class A Ordinary Shares of the Company issued upon conversion or exercise thereof (or any securities into which any of the foregoing are converted or exchangeable pursuant to the Business Combination) until 30 days after the completion of the Business Combination (the “Private Placement Units Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 2(a) and 2(b), Transfers of the Founder Units, Private Placement Units and the Class A Ordinary Shares underlying the private placement warrants that are held by the Sponsors, affiliates of the Sponsors, any Insider or any of their permitted transferees (that have complied with this paragraph 2(c)), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsors or to any members of the Sponsors or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of the Business Combination; (vii) by virtue of the laws of the Cayman Islands or the Sponsors’ respective limited liability company agreement upon dissolution of such Sponsor; or (viii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the Company’s completion of the Business Combination; provided, however, that in the case of clauses (i) through (v) or (vii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

Annex J-2

3.    Each Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company is true and accurate in all respects and does not omit any material information with respect to the Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Sponsor and each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

4.    Except as disclosed in the BCA, neither the Sponsors nor any officer, nor any affiliate of the Sponsors or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by any Sponsor; payment to any Sponsor for certain office space, utilities, secretarial and administrative support services provided to the Company and other expenses and obligations of such Sponsor as may be reasonably required by the Company for a total up to $55,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing the Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by any Sponsor or an affiliate of such Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with the Business Combination, provided, that, if the Company does not consummate the Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination company at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units, including as to exercise price, exercisability and exercise period.

5.    The Company, each Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company.

6.    As used herein, (i) “Ordinary Shares” shall mean the Class A Ordinary Shares and Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), of the Company (or any securities into which Ordinary Shares are converted or exchangeable pursuant to the Business Combination); (ii) “Founder Units” shall mean the 7,062,500 units of the Company issued and outstanding consisting of one Class B Ordinary Share and one-third of one warrant exercisable for one Class B Ordinary Share; (iii) “Private Placement Units” shall mean the 865,000 units held by the Former Sponsor; (iv) “Public Shareholders” shall mean the holders of securities issued in the Company’s initial public offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Company’s initial public offering and the sale of the Private Placement Units have been deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission

Annex J-3

promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.    The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available pursuant to such policy or policies for any of the Company’s directors or officers.

8.    This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.    No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

10.  Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

11.  This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12.  This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13.  This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

15.  This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company.

[Signature Page Follows]

Annex J-4

Sincerely,
MERCURY CAPITAL, LLC
By:
Name:	Kanishka Roy
Title:	Managing Member
ALPHA PARTNERS TECHNOLOGY MERGER SPONSOR LLC
By:
Name:
Title:
By:
Name:	Kanishka Roy

Acknowledged and Agreed:

PLUM ACQUISITION CORP. III
By:
Name:	Kanishka Roy
Title:	Managing Member
PLUM III MERGER CORP.
By:
Name:
Title:

[Signature Page to Sponsor Parties Lock-Up Agreement]

Annex J-5

Annex K

Tactical Resources Holdings, Inc.
Omnibus Equity Incentive Plan

Article 1. ESTABLISHMENT, PURPOSE AND DURATION

1.1         Establishment. Tactical Resources Holdings, Inc., a company incorporated under the laws of the Province of British Columbia, Canada, establishes an incentive compensation plan to be known as the Tactical Omnibus Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the effectiveness of the plan of arrangement under the Business Combination Agreement, dated August 22, 2024, among the Company, Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned subsidiary of the Company, Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia, and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (the “Effective Date”) and shall remain in effect as provided in Section 1.3. This Plan was approved by the Board on •, 2024 and the shareholders of the Company on •, 2024.

1.2         Purpose of this Plan. The purpose of this Plan is to attract, retain and motivate Tactical Personnel, to compensate them for their contributions to the long-term growth and profits of the Company and to align the interests of Tactical Personnel with those of Company shareholders by encouraging Tactical Personnel to acquire a proprietary interest in the success of the Company.

1.3         Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate on the day before the [tenth anniversary] of the Effective Date. After this Plan is terminated, no Awards may be granted under this Plan, but Awards previously granted will remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1         “10% Owner” has the meaning set forth in Section 6.6(a)(iii).

2.2         “ADRIC” has the meaning set forth in Section 23.26(a).

2.3         “Affiliate” means any Subsidiary and any Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Company.

2.4         “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.5         “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

2.6         “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.7         “Board” or “Board of Directors” means the Board of Directors of the Company.

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2.8         “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.9         “Cause” means, unless otherwise provided in the applicable Award Agreement or in a separation policy of the Company or its Affiliates applicable to the Participant, (a) indictment for a felony or other crime involving moral turpitude; or (b) in the reasonable determination of the Committee: (i) a material breach of any employment agreement, offer letter, or similar agreement; (ii) a material breach of a policy of the Company Group governing Participant’s service; (iii) Participant’s material and sustained dereliction of duties assigned to Participant in the course of Participant’s services or other egregious conduct of Participant that would customarily result in termination of an employee or partner (other than as a result of death or Disability), in each case as reasonably determined by the Committee; (iv) any fraud, embezzlement, theft, bad faith or similar misconduct (whether or not in connection with Participant’s services); (v) gross negligence in connection with Participant’s services; (vi) any order or decree from a court or regulatory agency involving Participant’s violation of federal or state securities laws, regulations or rules; or (vii) other material misconduct that is or could reasonably be expected to be harmful to the business interests or reputation of the Company Group.

2.10       “Change in Control” means, except as otherwise provided in the applicable Award Agreement, the occurrence of any of the following events:

(a)         any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or

(b)         any time at which individuals, who as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)         there is consummated a merger or consolidation of the Company with any other corporation or other entity and, immediately after the consummation of such merger or consolidation, either (i) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)         except as may otherwise be determined by the Committee, any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act becomes the Beneficial Owner of the Company’s securities, directly or indirectly, having more than [30%] of the total voting power of the then outstanding securities of the Company that may be cast for the election of Directors of the Company; or

(e)         the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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Notwithstanding the foregoing, except with respect to clause (b) and clause (c)(i) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this definition of Change in Control, references to “the Company’s stock/securities” or “stock/securities of the Company” shall include, for the avoidance of doubt, securities or rights of any entity that are convertible into, or exercisable or exchangeable for, the Company’s stock or other securities. To the extent that any payment or benefit granted under this Plan constitutes “non-qualified deferred compensation” subject to Code Section 409A, and to the extent that such payment or benefit is payable upon a Participant’s termination of employment, then such payments or benefits shall be payable only upon a “change in control” as defined in Code Section 409A.

2.11       “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the applicable regulations and guidance promulgated thereunder and any successor or similar provision.

2.12       “Committee” means the Board or any committees or individuals (any of whom may be one or more Employees or Partners) designated by the Board or governance guidelines of the Company to have authority under this Plan. Authority under this Plan may be designated to one or more committees or individuals simultaneously, and each such committee or individual may be designated to have broad or limited authority with respect to this Plan. References to the “Committee” shall be deemed references to any such designated committee or individual, but only to the extent of the authority designated to such committee or individual. If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, in which case references to the “Committee” shall be deemed references to the Board. The Committee (or a subcommittee thereof) shall be constituted to comply with the requirements of Rule 16(b) of the Exchange Act and any applicable listing or governance requirements of any securities exchange on which the Shares are listed; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

2.13       “Company” means Tactical Resources Holdings, Inc., a company incorporated under the laws of the Province of British Columbia, Canada, and any successor thereto as provided in Section 23.24.

2.14       “Company Group” means, collectively, the Company and its direct and indirect Subsidiaries (to the extent of its economic ownership interest in such subsidiaries) and its Affiliates.

2.15       “Control” has the meaning set forth in Rule 405 under the Securities Act.

2.16       “Corporate Transactions” has the meaning set forth in Section 4.3(a).

2.17       “Data” has the meaning set forth in Section 23.4.

2.18       “Director” means any individual who is a member of the Board of Directors of the Company.

2.19       “Disability” means a determination by the Committee in good faith or by a physician designated by or otherwise approved by the Company of any physical or mental incapacity that prevents Participant from carrying out all or substantially all of Participant’s duties for any period of 180 consecutive days or any aggregate period of six months in any 12-month period. For the avoidance of doubt, Disability shall not include Retirement or other termination of employment by Participant.

2.20       “Dividend Equivalents” has the meaning set forth in Article 18.

2.21       “Effective Date” has the meaning set forth in Section 1.1.

2.22       “Employee” means any individual (or any wholly-owned corporate alter ego of the applicable individual) performing Services for the Company or an Affiliate and designated as an employee of the Company or an Affiliate on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company or Affiliate as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company or Affiliate, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified,

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as a common-law employee of the Company or Affiliate during such period. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee). For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither Service as a Director nor payment of a director’s fee by the Company shall alone be sufficient to constitute “employment” by the Company.

2.23       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto and the regulations and guidance promulgated thereunder.

2.24       “Fair Market Value” or “FMV” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee (based on objective criteria) from time to time. In the absence of any alternative valuation methodology approved by the Committee, Fair Market Value shall be deemed to be equal to the volume weighted average trading price of a Share on NASDAQ as reported on by NASDAQ (or such established national securities exchange as may be designated by the Committee or, in the event that the Shares are not listed for trading on NASDAQ or such other national securities exchange as may be designated by the Committee but is quoted on an automated system), for the ten-day period immediately preceding the valuation date (or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred). The definition of FMV may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.25       “Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

2.26       “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7.

2.27       “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.28       “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) of the Exchange Act (or any successor provision)) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.29       “ISO Subsidiary” has the meaning set forth in Section 6.6(a)(ii).

2.30       “NASDAQ” means the NASDAQ [Global Select Market].

2.31       “Non-Employee Director” means a Director who is not an Employee or a Partner.

2.32       “Nonqualified Stock Option” or “NQSO” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.33       “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.34       “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.35       “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 12.

2.36       “Parent Corporation” has the meaning set forth in Section 6.6(a)(i).

2.37       “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

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2.38       “Partner” means any individual (or any wholly-owned corporate alter ego of the applicable individual) performing Services for the Company or an Affiliate and designated as a partner of an Affiliate of the Company. An individual shall not cease to be a Partner in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Affiliate (unless determined otherwise by the Committee).

2.39       “Performance Measures” means measures, as described in Article 14, upon which performance goals are based.

2.40       “Performance Period” means the period during which performance goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.41       “Performance Share” means an Award granted pursuant to Article 10.

2.42       “Performance Unit” means an Award granted pursuant to Article 11.

2.43       “Period of Restriction” means the period when an Award is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion).

2.44       “Permitted Transferees” has the meaning set forth in Section 13.2.

2.45       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

2.46       “Plan” means this Tactical Omnibus Incentive Plan, as may be amended from time to time.

2.47       “Restricted Stock” means an Award granted pursuant to Article 8.

2.48       “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.49       “Retirement” shall have the meaning set forth in the applicable Award Agreement, or such other definition as the Committee may determine from time to time, and, for the avoidance of doubt, may have an equivalent meaning as set forth in an applicable Company policy.

2.50       “Service” means the performance of services by a Tactical Person.

2.51       “Share” means a common shares in the capital of the Company, or such other class of share or other securities as may be applicable under Section 4.3 of this Plan.

2.52       “Share Payment” has the meaning set forth in Section 22.2.

2.53       “Share Reserve” has the meaning set forth in Section 4.1.

2.54       “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.55       “Subsidiary” means (a) Tactical Resources Corp., (b) any other corporation or other entity (domestic or foreign) with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, (c) any other corporation or entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of this Plan or (d) any partnership (i) the sole general partner or the managing general partner of which is the Company or a Subsidiary or (ii) the only general partners of which are the Company or one or more Subsidiaries (or any combination thereof). Notwithstanding the foregoing, portfolio companies and pooled investment entities of the Company shall not constitute Subsidiaries.

2.56       “Successor” has the meaning set forth in Section 23.24.

2.57       “Tactical” means, collectively, the Company and its Affiliates.

2.58       “Tactical Personnel” means Employees (including prospective employees), Partners (including prospective partners), Directors and any consultant, agent, advisor or independent contractor (or, in each case, any wholly-owned corporate alter ego of the applicable individual) who renders bona fide Services to the Company

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or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or an Affiliate to render such Services. “Tactical Person” shall have a correlative, singular meaning.

2.59       “Tax Laws” has the meaning set forth in Section 23.22.

2.60       “Termination Date” means (a) with respect to a Termination of Services for any reason other than a Retirement or death, the date on which either Tactical or the Participant provides notice of Termination of Services to the other party, and (b) with respect to a Termination of Services due to a Retirement or death, the last date on which the Participant is providing Service.

2.61       “Termination of Directorship” means the time when a Non-Employee Director ceases to be a Non-Employee Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected or death.

2.62       “Termination of Services” means termination or cessation of the Participant’s Services, regardless of the reason for the termination of Services and who initiates the termination of Services (including, for the avoidance of doubt, Termination of Directorship or termination of a consultant or third-party service provider). With respect to termination of employment, Termination of Services occurs on the date immediately following only the minimum notice of termination period, if any, prescribed by applicable employment or labor standards legislation and does not include any additional notice period to which a Participant might be entitled under contract or the common law.

Article 3. ADMINISTRATION

3.1         General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. In consultation with management of the Company, the Committee may employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee or Partner, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. No member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice. All actions taken and all interpretations and determinations made by the Committee under this Plan shall be made in its sole discretion and shall be final, binding and conclusive upon the Participants, the Company or any Affiliate, and all other interested individuals.

3.2         Authority of the Committee. Subject to any express limitations set forth in this Plan and the limitations of any delegation of authority to the Committee, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration, interpretation and implementation of this Plan including, but not limited to, the following:

(a)         To determine from time to time which of the persons eligible under this Plan will be granted Awards, when and how each Award will be granted, what type or combination of types of Awards will be granted, the provisions of each Award granted (which need not be identical), including the time or times when an eligible individual will be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award;

(b)         To construe and interpret this Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective;

(c)         To approve forms of Award Agreements for use under this Plan;

(d)         To determine Fair Market Value of a Share;

(e)         To employ attorneys, consultants, accountants, agents and other individuals as may reasonably be necessary to assist it in the administration of this Plan, any of whom may be an Employee or Partner;

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(f)          To amend this Plan, an Award or any Award Agreement after the date of grant subject to the terms of this Plan;

(g)         To apply alternative definitions than are reflected in this Plan;

(h)         To adopt sub-plans and special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States;

(i)          To authorize any Person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Board;

(j)          To determine whether Awards shall be settled in Shares, cash or in any combination thereof;

(k)         To determine whether Awards shall provide for Dividend Equivalents;

(l)          To establish a program whereby Participants designated by the Committee may elect to receive Awards under this Plan in lieu of compensation otherwise payable in cash; and

(m)        To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3         Delegation. To the extent not prohibited by applicable laws, rules and regulations, the Committee may delegate to (a) one or more of its members, (b) one or more officers of the Company or any Affiliate, or (c) one or more agents or advisors such administrative duties or powers as it may deem appropriate or advisable under such conditions and limitations as the Committee may set at the time of such delegation or thereafter, including but not limited to the authority to grant Awards to a Tactical Person and the authority to manage the day-to-day administrative operations of the Plan. The Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. For purposes of this Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.3.

Article 4. SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1         Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under this Plan, the maximum number of Shares that are available for Awards under this Plan shall be equal to the sum of (a) 1,000,000 and (b) 10% of the total number of Shares outstanding immediately following Effective Date (the “Share Reserve”), subject to adjustment as provided in Section 4.3 hereof. Notwithstanding the foregoing, the Share Reserve shall automatically increase on [January 1st] of each year beginning in 2025 and ending with a final increase on [January 1], 2035, by a number of Shares equal to the amount (if any) by which (a) 10% of the aggregate number of outstanding Shares on a fully converted and diluted basis on the last day of the immediately preceding fiscal year exceeds (b) the aggregate number of Shares available for issuance under this Plan, unless the Committee should decide to increase the number of Shares available under this Plan by a lesser amount. Shares authorized under this Plan may be authorized and unissued Shares, Shares that have been reacquired by the Company, treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under this Plan, and any or all of the Shares may be allocated to Incentive Stock Options; provided that the maximum number of Shares that may be issued as Incentive Stock Options under this Plan may not exceed •.

4.2Share Usage. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under this Plan, the number of Shares related to an Award granted under this Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares or is settled through the issuance of consideration other than Shares (including cash), shall be available
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again for grant under this Plan. Shares tendered by a Participant, repurchased by the Company using proceeds from the exercise of Options or withheld by the Company in payment of the exercise price of an Option or to satisfy any tax withholding obligation for an Award shall not again be available for Awards.

4.3         Adjustments in Authorized Shares. Adjustment in authorized Shares available for issuance under this Plan or under an outstanding Award shall be subject to the following provisions:

(a)In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, reclassification, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, extraordinary cash dividend, rights offering to purchase Shares at a price that is substantially below FMV or any other similar corporate event or transaction (“Corporate Transactions”), the Committee, in order to preserve, but not increase, Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares that may be issued under this Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares subject to outstanding Awards (including by payment of cash to a Participant), and (iii) the Option Price or Grant Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards. The Committee, in its discretion, shall determine the methodology or manner of making such substitution or adjustment subject to applicable laws, rules and regulations.

(b)         In addition to the adjustments permitted under Section 4.3(a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Award that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods, subject to the limitations set forth in Section 14.2.

(c)         The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

Article 5. ELIGIBILITY AND PARTICIPATION

5.1         Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all Tactical Personnel (including, in each case, any wholly-owned corporate alter ego of the applicable Tactical Personnel), as determined by the Committee. No Tactical Personnel has a right to participate in this Plan.

5.2         Participation in this Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in this Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6. STOCK OPTIONS

6.1         Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2         Option Price. The Option Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.3.

6.3         Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the [tenth-anniversary date] of its grant. If upon the expiration of the term of an Option (other than an Incentive Stock Option), a Participant is prohibited from trading in the Shares by applicable laws, rules or regulations or the Company’s insider trading plan as in effect from time to time, the term of the Option shall be automatically extended to the 30th day following the expiration of such prohibition; provided, however, that this provision shall not apply if prohibited by applicable laws, rules and regulations in effect from time to time.

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6.4         Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5         Payment of Option Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any exercised Option shall be payable to the Company in accordance with one of the following methods:

(a)         in cash or its equivalent;

(b)         by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price;

(c)         by a cashless (broker-assisted) exercise in accordance with procedures authorized by the Committee from time to time;

(d)         through net Share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the Option Price;

(e)         by any combination of (a), (b), (c) and (d); or

(f)          any other method approved or accepted by the Committee in its sole discretion.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.

6.6         Special Rules Regarding ISOs. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time. Notwithstanding any provision of this Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)         Special ISO definitions:

(i)          “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).

(ii)         “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).

(iii)        A “10% Owner” is an individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.

(b)         Eligible Employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation or ISO Subsidiary.

(c)         Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.

(d)         Option Price. The Option Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% Owners, the Option Price may not be less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.3.

(e)         Right to Exercise. Any ISO granted to a Participant shall be exercisable during his or her lifetime solely by such Participant.

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(f)          Exercise Period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% Owner) from the date on which the ISO was granted.

(g)         Termination of Services. In the event a Participant terminates employment due to death or Disability (as defined in Code Section 22(e)(3)), the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable; provided, however, that such period may not exceed one year from the date of such Termination of Services due to death or Disability or, if shorter, the remaining term of the ISO. In the event a Participant terminates employment for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such Termination of Services; provided, however, that such period may not exceed three months from the date of such Termination of Services or if shorter, the remaining term of the ISO.

(h)         Dollar Limitation. To the extent that the aggregate Fair Market Value of (i) the Shares with respect to which Options designated as Incentive Stock Options plus (ii) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $[•], such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.

(i)          Duration of Plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.

(j)          Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.

(k)         Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.

Article 7. STOCK APPRECIATION RIGHTS

7.1         Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.

7.2         Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the FMV of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.3.

7.3         Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth-anniversary date of its grant.

7.4         Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5         Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

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7.6         Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of:

(a)         The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; and

(b)         The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as specified in the Award Agreement.

Article 8. RESTRICTED STOCK

8.1         Grant of Restricted Stock. Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2         Nature of Restrictions. Each grant of Restricted Stock shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)         A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;

(b)         Restrictions based upon the achievement of specific performance goals;

(c)         Time-based restrictions on vesting following the attainment of the performance goals;

(d)         Time-based restrictions; and

(e)         Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.

8.3         Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations).

8.4         Shareholder Rights. Unless otherwise determined by the Committee and set forth in a Participant’s applicable Award Agreement, to the extent permitted or required by law a Participant holding Shares of Restricted Stock granted hereunder shall be granted full rights as a shareholder of the Company (including voting rights) with respect to those Shares during the Period of Restriction.

Article 9. RESTRICTED STOCK UNITS

9.1         Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of Service, performance conditions or such other terms and conditions as specified in the applicable Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2         Nature of Restrictions. Each grant of Restricted Stock Units that is subject to a Period of Restriction, such Period of Restriction shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)         A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;

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(b)         Restrictions based upon the achievement of specific performance goals;

(c)         Time-based restrictions on vesting following the attainment of the performance goals;

(d)         Time-based restrictions; and

(e)         Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.

9.3         Settlement and Payment Restricted Stock Units. Unless otherwise elected by the Participant or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement may be made in Shares, cash or a combination thereof, as specified in the Award Agreement.

Article 10. PERFORMANCE SHARES

10.1       Grant of Performance Shares. Performance Shares may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Shares shall be evidenced by an Award Agreement.

10.2       Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3       Earning of Performance Shares. After the applicable Performance Period has ended, the number of Performance Shares earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

10.4       Form and Timing of Payment of Performance Shares. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Shares to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.

Article 11. PERFORMANCE UNITS

11.1       Grant of Performance Units. Subject to the terms and provisions of this Plan, Performance Units may be granted to a Participant in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2       Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Units that shall be settled and paid to the Participant.

11.3       Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee.

11.4       Form and Timing of Payment of Performance Units. At the close of the applicable Performance Period, or as soon as practicable thereafter or otherwise provided for in the Award Agreement, the Company shall pay any earned Performance Units to the applicable Participant in the form of cash or Shares or a combination thereof, as specified in a Participant’s applicable Award Agreement. Any Shares paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee.

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Article 12. OTHER STOCK-BASED AWARDS AND CASH-BASED AWARDS

12.1       Grant of Other Stock-Based Awards and Cash-Based Awards

(a)         The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan, including, but not limited to, the grant or offer for sale of unrestricted Shares and the grant of deferred Shares or deferred Share units, in such amounts and subject to such terms and conditions, as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)         The Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

12.2       Value of Other Stock-Based Awards and Cash-Based Awards.

(a)         Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion.

(b)         Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Cash-Based Awards paid to the Participant shall depend on the extent to which such performance goals are met.

12.3       Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.

Article 13. TRANSFERABILITY OF AWARDS AND SHARES

13.1       Transferability of Awards. Except as provided in Section 13.2, during a Participant’s lifetime, Options and SARs shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order entered into by a court of competent jurisdiction. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind. Any purported transfer in violation of this Section 13.1 shall be null and void.

13.2       Committee Action. Notwithstanding Section 13.1, the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, determine that any or all Awards shall be transferable, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. “Permitted Transferees” include (a) a Participant’s family member, (b) one or more trusts established in whole or in part for the benefit of one or more of such family members, (c) one or more entities which are beneficially owned in whole or in part by the Participant or one or more such family members, or (d) a charitable or not-for-profit organization.

13.3       Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under this Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.

Article 14. PERFORMANCE MEASURES

14.1       Performance Measures. Any Award to a Participant may be subject to performance goals as determined at the discretion of the Committee, which may include, but are not limited to, any of the following: (a) book value or earnings per share; (b) cash flow, free cash flow or operating cash flow; (c) earnings before or after any of, or any combination of, interest, taxes, depreciation, or amortization; (d) expenses/costs; (e) gross, net or pre-tax income (aggregate or on a per-Share basis); (f) net income as a percentage of sales; (g) gross or net operating margins or income, including operating income; (h) gross or net sales or revenues; (i) gross profit or gross margin; (j) improvements in capital structure, cost of capital or debt reduction; (k) market share or market share penetration; (l) growth in managed assets; (m) reduction of losses, loss ratios and expense ratios; (n) asset

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turns, inventory turns or fixed asset turns; (o) operational performance measures; (p) profitability ratios (pre or post tax); (q) profitability of an identifiable business unit or product; (r) return measures (including return on assets, return on equity, return on investment, return on capital, return on invested capital, gross profit return on investment, gross margin return on investment, economic value added or similar metric); (s) Share price (including growth or appreciation in Share price and total shareholder return); (t) strategic business objectives (including objective project milestones); (u) transactions relating to acquisitions or divestitures; or (v) working capital. Any Performance Measure(s) may, as the Committee in its sole discretion deems appropriate, (i) relate to the performance of the Company or any Affiliate as a whole or any business unit or division of the Company or any Affiliate or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on a change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures or (v) any combination of the foregoing. Subject to Section 23.1, the Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to any Performance Measures.

14.2      Evaluation of Performance. The Performance Measures shall, to the extent possible, be determined in accordance with generally accepted accounting principles consistently applied on a business unit, divisional, Subsidiary or consolidated basis or any combination thereof. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any events that occur during a Performance Period including, but not limited to: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses and (g) gains and losses that are treated as unusual or infrequently occurring items within the meaning of the accounting standards of the Financial Accounting Standard Board or such comparable successor term.

14.3       Adjustment of Awards. The Committee shall retain the discretion to adjust any Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

Article 15. TERMINATION OF Services

15.1       Termination of Services. The Committee shall specify in the applicable Award Agreement, at or after the time of grant of an Award the provisions governing the terms of an Award in the event of a Participant’s Termination of Services. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination, as well as Section 23.1, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to or extend the post-termination exercise period of an outstanding Award. Such provisions shall be determined by the Committee in its sole discretion and may be specified in the applicable Award Agreement or determined at a subsequent time. The Committee’s decisions need not be uniform among all Award Agreements and Participants and may reflect distinctions based on the reasons for termination.

15.2       Post-Termination Findings. If subsequent to the Participant’s Termination of Services other than for Cause, it is discovered that the Participant’s Services could have been terminated for Cause, the Participant’s Services may, at the election of the Committee, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Article 16. NON-EMPLOYEE DIRECTOR AWARDS

16.1       Awards to Non-Employee Directors. The Board or Committee shall determine and approve all Awards to Non-Employee Directors. The terms and conditions of any grant of any Award to a Non-Employee Director shall be set forth in an Award Agreement.

16.2       Awards in Lieu of Fees. The Board or Committee may permit a Non-Employee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including but not limited to cash retainer fees and meeting fees) or other types of Awards pursuant to such terms and conditions as the Board or Committee may prescribe and set forth in an applicable sub-plan or Award Agreement.

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Article 17. EFFECT OF A CHANGE IN CONTROL

17.1       Change in Control. Subject to Section 23.1, if a Participant has in effect an employment, retention, change in control, severance or similar agreement with the Company or any Affiliate or is subject to a policy or plan that discusses the effect of a Change in Control on a Participant’s Awards, then such agreement, plan or policy shall control. In all other cases, unless provided otherwise in an Award Agreement or by the Committee prior to the date of the Change in Control, in the event of a Change in Control the Committee may, but shall not be obligated to:

(a)         accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award;

(b)         cancel any Awards for a cash payment or delivery of other property equal to Fair Market Value (as determined in the sole discretion of the Committee);

(c)         provide for the issuance of substitute Awards that shall substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion;

(d)         provide that for a period of at least 15 days prior to the Change in Control, Options or SARs shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options or SARs shall terminate and be of no further force and effect; or

(e)         provide for the automatic acceleration and vesting with respect to all or any portion of any Award held by a Participant who is involuntarily terminated on or within two years following the applicable Change in Control.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change in Control price. The Committee shall determine the per-share Change in Control price paid or deemed paid in the Change in Control transaction.

Article 18. DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends (“Dividend Equivalents”) or interest with respect to an outstanding Award, which payments can either be paid in cash, either on a current or deferred basis, or deemed to have been reinvested in Shares, or a combination thereof, as the Committee shall determine, in each case, subject to all applicable laws, rules and regulations, including, without limitation, Code Section 409A.

Article 19. BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 20. RIGHTS OF PARTICIPANTS

20.1       Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment with or Service to the Company or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or Service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract or create a statutory right to employment with the Company or any Affiliate and, accordingly, subject to Article 3 and Article 21, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, any Affiliate, the Committee or the Board.

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20.2       Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee may grant more than one Award to a Participant and may designate an individual as a Participant for overlapping periods of time.

20.3       Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which the Participant becomes the record holder of the Shares.

Article 21. AMENDMENT AND TERMINATION

21.1       Amendment and Termination of this Plan and Awards. Subject to applicable laws, rules and regulations and Section 21.2 of this Plan, the Board may at any time amend or terminate this Plan or amend or terminate any outstanding Award. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or shall be, granted under this Plan.

21.2       Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 21.3, 23.2 and 23.16, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

21.3       Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the broad authority to amend this Plan, an Award or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable in order to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules, rulings and regulations promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 21.33 to this Plan, an Award or an Award Agreement without further consideration or action.

21.4       Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of Shares), the terms of outstanding Awards may not be amended, without shareholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

Article 22. TAX WITHHOLDING

22.1       Tax Withholding. A member of the Company Group may require any individual entitled to receive a payment of an Award to remit to the applicable member of the Company Group prior to payment, an amount sufficient to satisfy any applicable federal, state, local and foreign tax withholding requirements. A member of the Company Group shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such Award.

22.2       Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder (collectively and individually referred to as a “Share Payment”), the Committee may permit or require a Participant to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares from a Share Payment (or repurchase Shares that were previously issued) having a Fair Market Value on the date the withholding is to be determined equal to the minimum statutory withholding requirement or such other rate as shall not result in any adverse accounting consequences, as determined by the Company in its sole discretion.

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Article 23. GENERAL PROVISIONS

23.1       Minimum Vesting. All Awards shall be subject to a minimum vesting restriction or Performance Period of not less than one year (or, in the case of awards to Non-Employee Directors, the period from one annual meeting of shareholders to the next); provided, however, the requirements set forth in this sentence shall not apply to substituted Awards with time-based vesting restrictions no less than the time-based vesting restrictions of the Awards being replaced and Awards with respect to an aggregate number of Shares not in excess of 5% of the total Shares authorized for issuance under this Plan, as well as Awards accelerated in the event of a Termination of Services or a Change in Control. For purposes of this Section 23.1, a Performance Period shall include any period with respect to which an award is earned.

23.2       Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events as determined by the Committee in its sole discretion.

23.3       Legend. All certificates for Shares delivered under this Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

23.4       Data Privacy. As a condition for receiving any Award and to the extent permitted by applicable law, the Committee may require a Participant to explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in this Plan. The Company and its Affiliates may hold certain personal information about Participants, including, but not limited to, a Participant’s name, address, telephone number, birth date, social security, insurance number or other identification numbers, salary, nationality, job title(s), Shares held in the Company or its affiliates and Award details, to implement, manage and administer this Plan and Awards (the “Data”). The Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting an Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in this Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in this Plan. A Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting • in writing. The withdrawal of any consent by a Participant may affect the Participant’s participation in the Plan. The Participant may contact • for further information about the consequences of any withdrawal of consents herein.

23.5       Gender and Number. Except where otherwise indicated by the context, any masculine or feminine term used herein also shall include all applicable genders, the plural shall include the singular, and the singular shall include the plural.

23.6       Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

23.7       Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

23.8       Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)         Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

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(b)         Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

23.9       Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.10     Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

23.11     Tactical Personnel Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, subject to Section 23.1, in order to comply with the laws in other countries in which the Company or any Affiliates operate or have a Tactical Person, the Committee, in its sole discretion, shall have the power and authority to:

(a)         Determine which Affiliates shall be covered by this Plan;

(b)         Determine which a Tactical Person outside the United States is eligible to participate in this Plan;

(c)         Modify the terms and conditions of any Award granted to a Tactical Person outside the United States to comply with applicable foreign laws;

(d)         Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 23.11 by the Committee shall be attached to this Plan document as appendices; and

(e)         Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Any sub-plans and special provisions may take precedence over other provisions of this Plan, but unless otherwise superseded by the terms of such sub-plans and special provisions, the provisions of this Plan shall govern. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

23.12     Uncertificated Shares. To the extent that this Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

23.13     Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Affiliate under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or any Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

23.14     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Annex K-18

23.15     Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

23.16     Deferrals.

(a)         Notwithstanding any contrary provision in this Plan or an Award Agreement, if any provision of this Plan or an Award Agreement contravenes any regulations or guidance promulgated under Code Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code Section 409A, such provision of this Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications, the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Code Section 409A to the extent such discretionary authority would contravene Code Section 409A or the guidance promulgated thereunder.

(b)         If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).

(c)         In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Code Section 409A. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

23.17     Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

23.18     No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (b) limit the right or power of the Company or any Affiliate to take any action that such entity deems to be necessary or appropriate. The proceeds received by the Company from the sale of Shares pursuant to Awards shall be used for general corporate purposes.

23.19     Conflicts. Except as otherwise provided herein, in the event of any conflict or inconsistency between this Plan and any Award Agreement, this Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such inconsistency.

23.20     Recoupment. Notwithstanding anything in this Plan to the contrary, all Awards granted under this Plan and any payments made under this Plan shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award and Dividend Equivalents paid on unvested Awards.

23.21     Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents

Annex K-19

that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

23.22     No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of this Plan to the contrary, the Company, Affiliates, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, the Tax Laws.

23.23     Indemnification. Subject to applicable laws, rules and regulations and the Company’s Articles as it may be amended from time to time, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any good faith action taken or failure to act under this Plan and (b) any and all amounts paid by him or her in settlement thereof, with the Company’s approval or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, no individual shall be entitled to indemnification if such loss, cost, liability or expense is a result of his/her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or By-laws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

23.24     Successors. Subject to Article 17, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company (each, a “Successor”), whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

23.25     Governing Law. This Plan and each Award Agreement shall be governed by the laws of the [Province of British Columbia] excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

23.26     Arbitration.

(a)         Any dispute, controversy or claim arising out of or relating to this Plan or with respect to an Award granted hereunder, including, without limitation, any dispute regarding the validity or termination of this Plan or an Award granted hereunder, or the performance or breach hereof or of the terms of any Award Agreement, shall be settled exclusively by arbitration administered by the ADR Institute of Canada, Inc. (the “ADRIC”). The place of arbitration shall be • and the proceedings shall be conducted in the English language. The arbitration shall be conducted in accordance with the ADRIC rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be three arbitrators, one of whom shall be nominated by the Company or its designee and one who shall be nominated by the Participant within 30 days of receipt by respondent of the demand for arbitration, and the third arbitrator, who shall chair the arbitral tribunal, shall be nominated by the party nominated arbitrators within 30 days of the nomination of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, upon request of any party to the arbitration, such arbitrator shall be appointed by the ADRIC within 15 days of receiving such request.

(b)         The arbitration shall commence within 45 days after the appointment of the third arbitrator; the arbitration shall be completed within 60 days of commencement; and the arbitrators’ award shall be made within 30 days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

Annex K-20

(c)         The arbitral tribunal may award any form of relief permitted under this Plan, the relevant Award Agreement, or applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The award shall be in writing and shall state the reasons for the award.

(d)         The decision rendered by the arbitral tribunal shall be final and binding on the parties to the relevant Award Agreement. Judgment may be entered in any court of competent jurisdiction. By accepting an Award, the parties to the relevant Award Agreement waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. By accepting an Award, the parties to the relevant Award Agreement agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

(e)         Without limiting the foregoing, each party to an Award Agreement agrees that service of process on such party shall be deemed effective service of process on such party.

Annex K-21

Annex L

PLUM III MERGER CORP.
(the “Company”)

Incorporation No. BC1496035

ARTICLES

INDEX

Annex L Page No.
1.	INTERPRETATION		L-1
	1.1	Definitions	L-1

2.	SHARES AND SHARE CERTIFICATES		L-1
	2.1	Authorized Share Structure	L-1
	2.2	Form of Share Certificate	L-1
	2.3	Shareholder Entitled to Certificate or Acknowledgement	L-2
	2.4	Delivery by Mail	L-2
	2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement	L-2
	2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement	L-2
	2.7	Splitting Share Certificates	L-2
	2.8	Certificate Fee	L-2
	2.9	Recognition of Trusts	L-2
	2.10	Uncertificated Shares	L-3

3.	ISSUE OF SHARES		L-3
	3.1	Directors Authorized	L-3
	3.2	Commissions and Discounts	L-3
	3.3	Brokerage	L-3
	3.4	Conditions of Issue	L-3
	3.5	Share Purchase Warrants and Rights	L-3

4.	SHARE REGISTERS		L-3
	4.1	Central Securities Register	L-3
	4.2	Closing Register	L-4

5.	SHARE TRANSFERS		L-4
	5.1	Registering Transfers	L-4
	5.2	Form of Instrument of Transfer	L-4
	5.3	Transferor Remains Shareholder	L-4
	5.4	Signing of Instrument of Transfer	L-4
	5.5	Enquiry as to Title Not Required	L-4
	5.6	Transfer Fee	L-4

6.	TRANSMISSION OF SHARES		L-5
	6.1	Legal Personal Representative Recognized on Death	L-5
	6.2	Rights of Legal Personal Representative	L-5

7.	PURCHASE OF SHARES		L-5
	7.1	Company Authorized to Purchase Shares	L-5
	7.2	Purchase When Insolvent	L-5
	7.3	Sale and Voting of Purchased Shares	L-5

Annex L-i

Annex L Page No.
8.	BORROWING POWERS		L-5

9.	ALTERATIONS		L-6
	9.1	Alteration of Authorized Share Structure	L-6
	9.2	Special Rights and Restrictions	L-6
	9.3	Change of Name	L-6
	9.4	Other Alterations	L-6

10.	MEETINGS OF SHAREHOLDERS		L-6
	10.1	Annual General Meetings	L-6
	10.2	Resolution Instead of Annual General Meeting	L-7
	10.3	Calling of Meetings of Shareholders	L-7
	10.4	Notice for Meetings of Shareholders	L-7
	10.5	Record Date for Notice	L-7
	10.6	Record Date for Voting	L-7
	10.7	Failure to Give Notice and Waiver of Notice	L-7
	10.8	Notice of Special Business at Meetings of Shareholders	L-7
	10.9	Location of Meeting	L-8
	10.10	Electronic Meetings	L-8
	10.11	Electronic Voting	L-8

11.	PROCEEDINGS AT MEETINGS OF SHAREHOLDERS		L-8
	11.1	Special Business	L-8
	11.2	Special Majority	L-9
	11.3	Quorum	L-9
	11.4	One Shareholder May Constitute Quorum	L-9
	11.5	Other Persons May Attend	L-9
	11.6	Requirement of Quorum	L-9
	11.7	Lack of Quorum	L-9
	11.8	Lack of Quorum at Succeeding Meeting	L-9
	11.9	Chair	L-9
	11.10	Selection of Alternate Chair	L-10
	11.11	Adjournments	L-10
	11.12	Notice of Adjourned Meeting	L-10
	11.13	Decisions by Show of Hands or Poll	L-10
	11.14	Declaration of Result	L-10
	11.15	Motion Need Not be Seconded	L-10
	11.16	Casting Vote	L-10
	11.17	Manner of Taking Poll	L-10
	11.18	Demand for Poll on Adjournment	L-11
	11.19	Chair Must Resolve Dispute	L-11
	11.20	Casting of Votes	L-11
	11.21	Demand for Poll	L-11
	11.22	Demand for Poll Not to Prevent Continuance of Meeting	L-11
	11.23	Retention of Ballots and Proxies	L-11

12.	VOTES OF SHAREHOLDERS		L-11
	12.1	Number of Votes by Shareholder or by Shares	L-11
	12.2	Votes of Persons in Representative Capacity	L-11
	12.3	Votes by Joint Holders	L-11
	12.4	Legal Personal Representatives as Joint Shareholders	L-12

Annex L-ii

Annex L Page No.
	12.5	Representative of a Corporate Shareholder	L-12
	12.6	Proxy Provisions Do Not Apply to All Companies	L-12
	12.7	Appointment of Proxy Holders	L-12
	12.8	Alternate Proxy Holders	L-12
	12.9	When Proxy Holder Need Not Be Shareholder	L-13
	12.10	Deposit of Proxy	L-13
	12.11	Validity of Proxy Vote	L-13
	12.12	Form of Proxy	L-14
	12.13	Revocation of Proxy	L-14
	12.14	Revocation of Proxy Must Be Signed	L-14
	12.15	Production of Evidence of Authority to Vote	L-14

13.	DIRECTORS		L-14
	13.1	First Directors; Number of Directors	L-14
	13.2	Change in Number of Directors	L-15
	13.3	Directors’ Acts Valid Despite Vacancy	L-15
	13.4	Qualifications of Directors	L-15
	13.5	Remuneration of Directors	L-15
	13.6	Reimbursement of Expenses of Directors	L-15
	13.7	Special Remuneration for Directors	L-15
	13.8	Gratuity, Pension or Allowance on Retirement of Director	L-15

14.	ELECTION AND REMOVAL OF DIRECTORS		L-16
	14.1	Election at Annual General Meeting	L-16
	14.2	Consent to be a Director	L-16
	14.3	Failure to Elect or Appoint Directors	L-16
	14.4	Places of Retiring Directors Not Filled	L-16
	14.5	Directors May Fill Casual Vacancies	L-16
	14.6	Remaining Directors Power to Act	L-16
	14.7	Shareholders May Fill Vacancies	L-17
	14.8	Additional Directors	L-17
	14.9	Ceasing to be a Director	L-17
	14.10	Removal of Director by Shareholders	L-17
	14.11	Removal of Director by Directors	L-17
	14.12	Advance Notice of Nominations of Directors	L-17

15.	ALTERNATE DIRECTORS		L-20
	15.1	Appointment of Alternate Director	L-20
	15.2	Notice of Meetings	L-20
	15.3	Alternate for More Than One Director Attending Meetings	L-20
	15.4	Consent Resolutions	L-20
	15.5	Alternate Director Not an Agent	L-20
	15.6	Revocation of Appointment of Alternate Director	L-21
	15.7	Ceasing to be an Alternate Director	L-21
	15.8	Remuneration and Expenses of Alternate Director	L-21

16.	POWERS AND DUTIES OF DIRECTORS		L-21
	16.1	Powers of Management	L-21
	16.2	Appointment of Attorney of Company	L-21

Annex L-iii

Annex L Page No.
17.	DISCLOSURE OF INTEREST OF DIRECTORS		L-21
	17.1	Obligation to Account for Profits	L-21
	17.2	Restrictions on Voting by Reason of Interest	L-21
	17.3	Interested Director Counted in Quorum	L-22
	17.4	Disclosure of Conflict of Interest or Property	L-22
	17.5	Director Holding Other Office in the Company	L-22
	17.6	No Disqualification	L-22
	17.7	Professional Services by Director or Officer	L-22
	17.8	Director or Officer in Other Corporations	L-22

18.	PROCEEDINGS OF DIRECTORS		L-22
	18.1	Meetings of Directors	L-22
	18.2	Voting at Meetings	L-22
	18.3	Chair of Meetings	L-22
	18.4	Meetings by Telephone or Other Communications Medium	L-23
	18.5	Calling of Meetings	L-23
	18.6	Notice of Meetings	L-23
	18.7	When Notice Not Required	L-23
	18.8	Meeting Valid Despite Failure to Give Notice	L-23
	18.9	Waiver of Notice of Meetings	L-23
	18.10	Quorum	L-24
	18.11	Validity of Acts Where Appointment Defective	L-24
	18.12	Consent Resolutions in Writing	L-24

19.	EXECUTIVE AND OTHER COMMITTEES		L-24
	19.1	Appointment and Powers of Executive Committee	L-24
	19.2	Appointment and Powers of Other Committees	L-24
	19.3	Obligations of Committees	L-25
	19.4	Powers of Board	L-25
	19.5	Committee Meetings	L-25

20.	OFFICERS		L-25
	20.1	Directors May Appoint Officers	L-25
	20.2	Functions, Duties and Powers of Officers	L-25
	20.3	Qualifications	L-25
	20.4	Remuneration and Terms of Appointment	L-26

21.	INDEMNIFICATION		L-26
	21.1	Definitions	L-26
	21.2	Mandatory Indemnification of Directors and Former Directors	L-26
	21.3	Indemnification of Other Persons	L-26
	21.4	Non-Compliance with Business Corporations Act	L-26
	21.5	Company May Purchase Insurance	L-26

22.	DIVIDENDS		L-27
	22.1	Payment of Dividends Subject to Special Rights	L-27
	22.2	Declaration of Dividends	L-27
	22.3	No Notice Required	L-27
	22.4	Record Date	L-27
	22.5	Manner of Paying Dividend	L-27
	22.6	Settlement of Difficulties	L-27
	22.7	When Dividend Payable	L-27

Annex L-iv

Annex L Page No.
	22.8	Dividends to be Paid in Accordance with Number of Shares	L-27
	22.9	Receipt by Joint Shareholders	L-27
	22.10	Dividend Bears No Interest	L-27
	22.11	Fractional Dividends	L-28
	22.12	Payment of Dividends	L-28
	22.13	Capitalization of Surplus	L-28

23.	DOCUMENTS, RECORDS AND REPORTS		L-28
	23.1	Recording of Financial Affairs	L-28
	23.2	Inspection of Accounting Records	L-28

24.	NOTICES		L-28
	24.1	Method of Giving Notice	L-28
	24.2	Deemed Receipt of Mailing	L-29
	24.3	Certificate of Sending	L-29
	24.4	Notice to Joint Shareholders	L-29
	24.5	Notice to Trustees	L-29

25.	SEAL		L-29
	25.1	Who May Attest Seal	L-29
	25.2	Sealing Copies	L-29
	25.3	Mechanical Reproduction of Seal	L-30

26.	PROHIBITIONS		L-30
	26.1	Definitions	L-30
	26.2	Application	L-30
	26.3	Consent Required for Transfer of Shares or Designated Securities	L-30

Annex L-v

PLUM III MERGER CORP.
(the “Company”)

Incorporation No. BC1496035

ARTICLES

The Company has as its articles the following articles:

1.        INTERPRETATION

1.1      Definitions

In these Articles, unless the context otherwise requires:

(a)       “board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(b)       “Business Corporations Act” means the Business Corporations Act, SBC 2002, c. 57 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(c)       “Interpretation Act” means the Interpretation Act, RSBC 1996, c. 238 from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(d)       “legal personal representative” means the personal or other legal representative of the shareholder;

(e)       “registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(f)        “seal” means the seal of the Company, if any.

1.2      Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.        SHARES AND SHARE CERTIFICATES

2.1      Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2      Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

Annex L-1

2.3      Shareholder Entitled to Certificate or Acknowledgement

Each shareholder is entitled, without charge, to:

(a)       one share certificate representing the shares of each class or series of shares registered in the shareholder’s name, or

(b)       a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate;

provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4      Delivery by Mail

Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5      Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a)       order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b)       issue a replacement share certificate or acknowledgement, as the case may be.

2.6      Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement

If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a)       proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b)       any indemnity the directors consider adequate.

2.7      Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8      Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9      Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

Annex L-2

2.10    Uncertificated Shares

Notwithstanding any other provisions of this Part, the directors may, by resolution, provide that:

(a)       the shares of any or all of the classes and series of the Company’s shares may be uncertificated shares; or

(b)       any specified shares may be uncertificated shares.

3.        ISSUE OF SHARES

3.1      Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2      Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3      Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4      Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)       consideration is provided to the Company for the issue of the share by one or more of the following:

(i)        past services performed for the Company;

(ii)       property;

(iii)      money; and

(b)       the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5      Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.        SHARE REGISTERS

4.1      Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps

Annex L-3

the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2      Closing Register

The Company must not at any time close its central securities register.

5.        SHARE TRANSFERS

5.1      Registering Transfers

A transfer of a share of the Company must not be registered unless:

(a)       a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)       if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)       if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company.

5.2      Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3      Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4      Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgements deposited with the instrument of transfer:

(a)       in the name of the person named as transferee in that instrument of transfer; or

(b)       if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5      Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgement of a right to obtain a share certificate for such shares.

5.6      Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

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6.        TRANSMISSION OF SHARES

6.1      Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2      Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.        PURCHASE OF SHARES

7.1      Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2      Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)       the Company is insolvent; or

(b)       making the payment or providing the consideration would render the Company insolvent.

7.3      Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)       is not entitled to vote the share at a meeting of its shareholders;

(b)       must not pay a dividend in respect of the share; and

(c)       must not make any other distribution in respect of the share.

8.        BORROWING POWERS

The Company, if authorized by the directors, may:

(a)       borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)       issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)       guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)       mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

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9.        ALTERATIONS

9.1      Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by directors resolution or special resolution:

(a)       create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)       increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)       subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)       if the Company is authorized to issue shares of a class of shares with par value:

(i)        decrease the par value of those shares; or

(ii)       if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)       change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)        alter the identifying name of any of its shares; or

(g)       otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2      Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by directors resolution or special resolution:

(a)       create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(b)       vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3      Change of Name

The Company may by directors resolution or ordinary resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4      Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by directors resolution or ordinary resolution alter these Articles.

10.      MEETINGS OF SHAREHOLDERS

10.1    Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

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10.2    Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3    Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

10.4    Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(a)       if and for so long as the Company is a public company, 21 days;

(b)       otherwise, 10 days.

10.5    Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)       if and for so long as the Company is a public company, 21 days;

(b)       otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6    Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7    Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8    Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)       state the general nature of the special business; and

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(b)       if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

(i)        at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(ii)       during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.9    Location of Meeting

Subject to Article 10.10, the directors may, by resolution of the directors, approve any location for the holding of a meeting of shareholders.

10.10  Electronic Meetings

The directors may determine that a meeting of shareholders shall be held entirely by means of telephonic, electronic or other communication facilities that permit all participants to communicate with each other during the meeting. A meeting of shareholders may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communication facilities, if the directors determine to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

10.11  Electronic Voting

Any vote at a meeting of shareholders may be held entirely or partially by means of telephonic, electronic or other communication facilities, if the directors determine to make them available, whether or not persons entitled to attend participate in the meeting by means of communication facilities.

11.      PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1    Special Business

At a meeting of shareholders, the following business is special business:

(a)       at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)       at an annual general meeting, all business is special business except for the following:

(i)        business relating to the conduct of or voting at the meeting;

(ii)       consideration of any financial statements of the Company presented to the meeting;

(iii)      consideration of any reports of the directors or auditor;

(iv)      the setting or changing of the number of directors;

(v)       the election or appointment of directors;

(vi)      the appointment of an auditor;

(vii)     the setting of the remuneration of an auditor;

(viii)    business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(ix)      any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

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11.2    Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3    Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one person who is, or who represents by proxy, a shareholder who, in the aggregate, holds at least 5% of the issued shares entitled to be voted at the meeting.

11.4    One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)       the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)       that shareholder, present in person or by proxy, may constitute the meeting.

11.5    Other Persons May Attend

The directors, the president (if any), the Chief Executive Officer (if any), the Chief Financial Officer (if any), the secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6    Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7    Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)       in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)       in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8    Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(b) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9    Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(a)       the chair of the board, if any; or

(b)       if the chair of the board is absent or unwilling to act as chair of the meeting, the Chief Executive Officer, if any.

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11.10  Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or Chief Executive Officer present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the Chief Executive Officer are unwilling to act as chair of the meeting, or if the chair of the board and the Chief Executive have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

11.11  Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12  Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13  Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14  Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15  Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16  Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17  Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(a)       the poll must be taken:

(i)        at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(ii)       in the manner, at the time and at the place that the chair of the meeting directs;

(b)       the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(c)       the demand for the poll may be withdrawn by the person who demanded it.

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11.18  Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19  Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20  Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21  Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22  Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23  Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.      VOTES OF SHAREHOLDERS

12.1    Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)         on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)         on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2    Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3    Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(a)         any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

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(b)         if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4    Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5    Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)       for that purpose, the instrument appointing a representative must:

(i)        be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)       be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)       if a representative is appointed under this Article 12.5:

(i)        the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)       the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6    Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7    Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy. The instructing of proxy holders may be carried out by means of telephonic, electronic or other communication facility in addition to or in substitution for instructing proxy holders by mail.

12.8    Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

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12.9    When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)       the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(b)       the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)       the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10  Deposit of Proxy

A proxy for a meeting of shareholders must:

(a)       be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)       unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11  Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)       at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)       by the chair of the meeting, before the vote is taken.

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12.12  Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], a proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy is given in respect of all shares registered in the name of the shareholder):
Signed:_______________________________________
(month/day/year)

(Signature of shareholder)

(Name of shareholder — printed)

12.13  Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)       received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)       provided, at the meeting, to the chair of the meeting.

12.14  Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(a)       if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(b)       if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15  Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.      DIRECTORS

13.1    First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)       subject to paragraphs (b) and (c), the number of directors that is equal to the number of the Company’s first directors;

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(b)       if the Company is a public company, the greater of three and the most recently set of:

(i)        the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)       the number of directors set under Article 14.4;

(c)       if the Company is not a public company, the most recently set of:

(i)        the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(ii)       the number of directors set under Article 14.4.

13.2    Change in Number of Directors

If the number of directors is set under Articles 13.1(b)(i) or 13.1(c)(i):

(a)       the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(b)       if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3    Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4    Qualifications of Directors

A director is not required to hold a share of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5    Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6    Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7    Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8    Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
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14.      ELECTION AND REMOVAL OF DIRECTORS

14.1    Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(a)       the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(b)       all the directors cease to hold office immediately before the election or appointment of directors under paragraph (a), but are eligible for re-election or re-appointment.

14.2    Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(a)       that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)       that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)       with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3    Failure to Elect or Appoint Directors

If:

(a)       the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)       the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(c)       the date on which his or her successor is elected or appointed; and

(d)       the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4    Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5    Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6    Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

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14.7    Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8    Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)       one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)       in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(a), but is eligible for re-election or re-appointment.

14.9    Ceasing to be a Director

A director ceases to be a director when:

(a)       the term of office of the director expires;

(b)       the director dies;

(c)       the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(d)       the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10  Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11  Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

14.12  Advance Notice of Nominations of Directors

(1)       In this Article 14.12:

(a)       “Applicable Securities Laws” means the Securities Act and the applicable securities legislation of each province and territory of Canada, as amended, of which the Company is a reporting issuer or equivalent, from time to time, along with the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the related securities commission and similar regulatory authority of the applicable provinces and territories of Canada;

(b)       “Company Email Address” means the business email address of the Company as specified on the Company’s profile on SEDAR;

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(c)       “Head Office” means the head office address of the Company as specified on the Company’s profile on SEDAR;

(d)       “Meeting of Shareholders” means such annual shareholders meeting or special shareholders meeting, whether general or not, at which one or more persons are nominated for election to the board of directors by a Nominating Shareholder;

(e)       “Nominating Shareholder” has the meaning set out in Article 14.12(3)(c);

(f)        “Notice Date” has the meaning set out in Article 14.12(5)(a);

(g)       “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company on SEDAR;

(h)       “Representation and Agreement” has the meaning set out in Article 14.12(4)(b);

(i)        “Securities Act” means the British Columbia Securities Act or any successor thereto;

(j)        “SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com, or any successor filing service for the dissemination of public company disclosure documents in Canada;

(k)       “Shareholder Notice” has the meaning set out in Article 14.12(4)(a).

(2)       This Article 14.12 only applies to the company if and for so long as it is a public company.

(3)       Subject only to the Business Corporations Act, only persons who are nominated in accordance with this Article 14.12 shall be eligible for election as directors of the company. Nominations of persons for election to the board of directors may be made for any Meeting of Shareholders:

(a)       by or at the direction of the board of directors or an authorized officer of the Company, including pursuant to a notice of meeting;

(b)       by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Business Corporations Act, or a requisition of the shareholders made in accordance with the provisions of the Business Corporations Act; or

(c)       by any person (a “Nominating Shareholder”):

(i)        who, on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)       who complies with the notice procedures set forth below in this Article 14.12.

(4)       In addition to any other applicable requirements a Nominating Shareholder must give the following in order to nominate persons for election as directors:

(a)       timely notice of the nomination in proper written form to the secretary of the Company at the Head Office in accordance with this Article 14.12 (“Shareholder Notice”); and

(b)       a representation and agreement with respect to each candidate for nomination as required by, and within the time period specified in Article 14.12(7) (“Representation and Agreement”).

(5)       To be timely, the Shareholder Notice must be given:

(a)       in the case of an annual general meeting (which may also be an annual and special meeting of shareholders), not less than 30 and not more than 65 days prior to the date of the annual general meeting; provided, however, that in the event that the annual general meeting is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first Public Announcement of the date of the annual general meeting was made, the Shareholder Notice may be given not later than 5 p.m. in the time zone of the Head Office on the tenth (10th) day following the Notice Date; or

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(b)       in the case of a special meeting (which is not also an annual meeting of shareholders) called for the purpose of electing directors (whether or not called for other purposes), not later than 5 p.m. in the time zone of the Head Office on the fifteenth (15th) day following the first Public Announcement of the date of the special meeting.

(6)       To be in proper written form, the Shareholder Notice must set forth:

(a)       as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)          the name, age, business address and residential address of the person;

(ii)         the principal occupation or employment of the person;

(iii)        the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date of notice for the Meeting of Shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)        a statement as to whether such person would be “independent” of the Company (within the meaning of section 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, as such provisions may be amended from time to time) if elected as a director at such meeting and the reasons and basis for such determination; and

(v)         any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(b)       as to the Nominating Shareholder giving the Shareholder Notice,

(i)          any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws; and

(ii)         the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date of notice for the Meeting of Shareholders (if such date shall than have been made publicly available and shall have occurred) and as of the date of such notice.

(7)       To be eligible to be a candidate for election as a director of the Company and to be duly nominated, a candidate must be nominated in the manner prescribed in this Article 14.12 and the candidate for nomination, whether nominated by the board of directors or otherwise, must have previously delivered to the secretary of the Company at the Head Office, not less than five (5) days prior to the date of the Meeting of Shareholders, a written Representation and Agreement (in a form acceptable to the Company, acting reasonably) that such candidate for nomination, if elected as a director of the Company, will comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership, majority voting, insider trading policies and other policies and guidelines of the Company applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Company shall provide such candidate for nomination all such polices and guidelines in effect).

(8)       No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Article 14.12; provided, however, that nothing in this Article 14.12 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Business Corporations Act.

(9)       The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination be disregarded.

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(10)     Notwithstanding any other provision of these Articles, notice or any delivery given to the secretary of the Company pursuant to this Article 14.12 may only be given by mail, personal delivery or email and shall be deemed to have been given and made only at the time it is sent by mail to the Head Office, served by personal delivery to the Head Office, sent by email to the Company Email Address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5 p.m. In the time zone of the Head Office on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(11)     Notwithstanding the foregoing, the board of directors may, in their sole discretion, waive any requirement in this Article 14.12 by resolution of the board of directors.

(12)     In no event shall any adjournment or postponement of a Meeting of Shareholders or the announcement thereof commence a new time period for the giving of the Shareholder Notice or the Representation and Agreement.

15.      ALTERNATE DIRECTORS

15.1    Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2    Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

15.3    Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(a)       will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(b)       has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(c)       will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(d)       has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4    Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5    Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

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15.6    Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7     Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(a)       his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(b)       the alternate director dies;

(c)       the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(d)       the alternate director ceases to be qualified to act as a director; or

(e)       his or her appointor revokes the appointment of the alternate director.

15.8    Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.      POWERS AND DUTIES OF DIRECTORS

16.1    Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2    Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

17.      DISCLOSURE OF INTEREST OF DIRECTORS

17.1     Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2     Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

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17.3    Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4    Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5    Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6    No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7    Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8    Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.      PROCEEDINGS OF DIRECTORS

18.1    Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2    Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3    Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(a)       the chair of the board, if any;

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(b)       in the absence of the chair of the board, the president, if any, if the president is a director; or

(c)       any other director chosen by the directors if:

(i)        neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(ii)       neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(iii)      the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4    Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5    Calling of Meetings

A director may, and the secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6    Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7    When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(a)         the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(b)         the director or alternate director, as the case may be, has waived notice of the meeting.

18.8    Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9    Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

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18.10  Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at a majority of directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11  Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12  Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.      EXECUTIVE AND OTHER COMMITTEES

19.1    Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(a)       the power to fill vacancies in the board of directors;

(b)       the power to remove a director;

(c)       the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)       such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

19.2     Appointment and Powers of Other Committees

The directors may, by resolution:

(a)       appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)       delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)        the power to fill vacancies in the board of directors;

(ii)       the power to remove a director;

(iii)      the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)      the power to appoint or remove officers appointed by the directors; and

(c)       make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

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19.3     Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(a)       conform to any rules that may from time to time be imposed on it by the directors; and

(b)       report every act or thing done in exercise of those powers at such times as the directors may require.

19.4     Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(a)       revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)       terminate the appointment of, or change the membership of, the committee; and

(c)       fill vacancies in the committee.

19.5     Committee Meetings

Subject to Article 19.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(a)       the committee may meet and adjourn as it thinks proper;

(b)       the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)       a majority of the members of the committee constitutes a quorum of the committee; and

(d)       questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.      OFFICERS

20.1     Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2     Functions, Duties and Powers of Officers

The directors may, for each officer:

(a)       determine the functions and duties of the officer;

(b)       entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)       revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3     Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

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20.4     Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.      INDEMNIFICATION

21.1     Definitions

In this Article 21:

(a)       “eligible penalty” means a judgement, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)       “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

(i)        is or may be joined as a party; or

(ii)       is or may be liable for or in respect of a judgement, penalty or fine in, or expenses related to, the proceeding;

(c)       “expenses” has the meaning set out in the Business Corporations Act.

21.2     Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3     Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4     Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5     Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)       is or was a director, alternate director, officer, employee or agent of the Company;

(b)       is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(c)       at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(d)       at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

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22.      DIVIDENDS

22.1     Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2     Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3     No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4     Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5     Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6     Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)       set the value for distribution of specific assets;

(b)       determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)       vest any such specific assets in trustees for the persons entitled to the dividend.

22.7     When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8     Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9     Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10   Dividend Bears No Interest

No dividend bears interest against the Company.

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22.11   Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12   Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13   Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.      DOCUMENTS, RECORDS AND REPORTS

23.1     Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2     Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.      NOTICES

24.1     Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)       mail addressed to the person at the applicable address for that person as follows:

(i)        for a record mailed to a shareholder, the shareholder’s registered address;

(ii)       for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)      in any other case, the mailing address of the intended recipient;

(b)       delivery at the applicable address for that person as follows, addressed to the person:

(i)        for a record delivered to a shareholder, the shareholder’s registered address;

(ii)       for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)      in any other case, the delivery address of the intended recipient;

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(c)       sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)       sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)       physical delivery to the intended recipient.

24.2     Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3     Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4     Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5     Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)       mailing the record, addressed to them:

(i)        by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)       at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)       if an address referred to in paragraph (a)(i) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.      SEAL

25.1     Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)       any two directors;

(b)       any officer, together with any director;

(c)       if the Company only has one director, that director; or

(d)       any one or more directors or officers or persons as may be determined by the directors.

25.2     Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

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25.3     Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.      PROHIBITIONS

26.1     Definitions

In this Article 26:

(a)       “designated security” means:

(i)        a voting security of the Company;

(ii)       a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(iii)      a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(b)       “security” has the meaning assigned in the Securities Act (British Columbia);

(c)       “voting security” means a security of the Company that:

(i)        is not a debt security, and

(ii)       carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2     Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3     Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Full name and signature of each Incorporator	Date of Signing

KANISHKA ROY

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Annex M

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Alpha Partners Technology Merger Corp.

(adopted by special resolution dated July 27, 2021 and effective on July 27, 2021)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Alpha Partners Technology Merger Corp.

(adopted by special resolution dated July 27, 2021 and effective on July 27, 2021)

1            The name of the Company is Alpha Partners Technology Merger Corp.

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex M-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Alpha Partners Technology Merger Corp.

(adopted by special resolution dated July 27, 2021 and effective on July 27, 2021)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the Designated Stock Exchange (as defined herein), must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into such Business Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

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“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Alpha Partners Technology Merger Sponsor LLC, a Delaware limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)         words importing the singular number include the plural number and vice versa;

(b)         words importing the masculine gender include the feminine gender;

(c)         words importing persons include corporations as well as any other legal or natural person;

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(d)         “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)         “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)          references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)         any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)         the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)          headings are inserted for reference only and shall be ignored in construing the Articles;

(j)          any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)         any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)          sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)        the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)         the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

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3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

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6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)         Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)         Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20 per cent of the Company’s issued Shares after the IPO; and

(c)         Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

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8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument

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of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Share Conversion

17.1       The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement units issued to the Sponsor, Officers or Directors upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

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17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7       References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)         increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)         consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)         convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)         by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)         cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, the Company may by Special Resolution:

(a)         change its name;

(b)         alter or add to the Articles;

(c)         alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)         reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer, the secretary or the chairman of the board of Directors may call general meetings.

20.4       Shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

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23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

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28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4       Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least a majority of such 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)         the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)         the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)         the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)         the Director is found to be or becomes of unsound mind; or

(e)         all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

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31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

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33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate

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Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate

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such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

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42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)         courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)         post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)         cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)         e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)         placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)         if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)         if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

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45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)         submit such Business Combination to its Members for approval; or

(b)         provide Members with the opportunity to have their Shares redeemed by means of a tender offer for a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of such Business Combination, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

Annex M-25

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, upon the completion of Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6       A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7       In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)         cease all operations except for the purpose of winding up;

(b)         as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)         as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.

49.8       In the event that any amendment is made to the Articles:

(a)         to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)         with respect to any other material provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

Annex M-26

49.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)         receive funds from the Trust Account; or

(b)         vote as a class with Public Shares on a Business Combination.

49.11     The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)         any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)         any Director or Officer and any Affiliate of such Director or Officer.

49.12     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13     As long as the Company’s securities are listed on the Designated Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

49.14     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that such a Business Combination is fair to the Company from a financial point of view.

50          Business Opportunities

50.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

Annex M-27

50.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

Alpha Partners Technology Merger Corp. (ROC #371213) (the “Company”)

TAKE NOTICE that by minutes of an extraordinary general meeting of the Company dated 27 July 2023, the following special resolutions were passed:

4            Proposal No. 1 — The Extension Proposal

It is resolved, as a special resolution that:

(a)         Article 49.7 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“In the event that the Company does not consummate a Business Combination within 36 months from the consummation of the IPO or such earlier date as determined by the Board of Directors, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

(b)         Article 49.8 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8:

“In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 36 months from the consummation of the IPO or such earlier date as determined by the Board of Directors; or

(b) with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on

Annex M-28

deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.”

5            Proposal No. 2 — The Founder Share Amendment Proposal

It is resolved, as a special resolution that:

(a)         Article 17.2 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 17.2:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, or (b) in connection with the consummation of a Business Combination.”

(b)         Article 17.3 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 17.3:

“Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares in connection with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement units issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.”

(c)         Article 49.10 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.10:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a) receive funds from the Trust Account; or

(b) vote as a class with Public Shares on a Business Combination.”

6            Proposal No. 4 — Redemption Limitation Proposal

It is resolved, as a special resolution that:

(a)         Article 49.2 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.2:

“Prior to the consummation of a Business Combination, the Company shall either:

(a) submit such Business Combination to its Members for approval; or

(b) provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”

Annex M-29

(b)         Article 49.5 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.5:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.”

___________________________________

Ahmarée Piercy
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 28th day of July 2023

Annex M-30

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

Alpha Partners Technology Merger Corp. (ROC #371213) (the “Company”)

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company dated 29 January 2024, the following special resolutions were passed:

Proposal No. 1 — The Extension Amendment Proposal

It is resolved, as a special resolution that:

(a)     Article 49.7 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.7:

“In the event that the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the Board of Directors, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)     as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

(b)     Article 49.8 of the Company’s Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 49.8:

“In the event that any amendment is made to the Articles:

(a)     to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 42 months from the consummation of the IPO or such earlier date as determined by the Board of Directors; or

(b)     with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares.”

Annex M-31

Proposal No. 2 — Name Change Proposal

It is resolved, as a special resolution that:

(a)     The words “Alpha Partners Technology Merger Corp.” shall be deleted in each instance from the Company’s Amended and Restated Memorandum and Articles of Association and be replaced by “Plum Acquisition Corp. III”.

___________________________________

[Kristen Forbes][Marcia Evans][Mysti Bush][Satina Whittaker]

Senior Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 1st day of February 2024

Annex M-32

Annex N

[To Come]

Annex O

Project Centroid: UTM 459774 m Easting, 3458162 m Northing, Zone 13N, NAD83

TECHNICAL REPORT,

GEOLOGICAL INTRODUCTION TO TACTICAL RESOURCES CORP.’s
PEAK RARE EARTH ELEMENT PROJECT, TEXAS, UNITED STATES

Prepared For:	Tactical Resources Corp. 2288 – 1177 West Hastings Street Vancouver, British Columbia, V6E 2K3 Canada
Prepared by:	APEX Geoscience Ltd.[1] #100, 11450 – 160 ST NW Edmonton AB T5M 3Y7 Canada Kemetco Research Inc.[2] #150 – 13260 Delf Place Richmond, BC V6V 2A2 Canada

1   D. Roy Eccles, M.Sc., P. Geol.
2   Norman Chow M.A.Sc. P. Eng.

Effective Date: 15 September 2022
Signing Date: 15 September 2022

Contents

Annex O Page No.
1	Summary			O-1
	1.1	Issuer and Purpose		O-1
	1.2	Authors and Site Inspection		O-1
	1.3	Property Location, Description and Access		O-1
	1.4	Offtake and Amending Agreements		O-2
	1.5	Permits, Environmental Assessment and Royalties		O-2
	1.6	Geology and Mineralization		O-2
	1.7	Historical Exploration		O-3
	1.8	Tactical Resources 2021 Exploration		O-4
	1.9	Tactical Resources 2022 Metallurgical Test Work		O-4
	1.10	Conclusions and Uncertainties		O-5
	1.11	Recommendations		O-6
2	Introduction			O-7
	2.1	Issuer and Purpose		O-7
	2.2	Authors and Site Inspection		O-10
	2.3	Sources of Information		O-10
	2.4	Units of Measure		O-11
3	Reliance of Other Experts			O-11
4	Property Description and Location			O-11
	4.1	Description and Location of the Peak REE Project		O-12
	4.2	Property Ownership Summary		O-12
	4.3	Sierra Blanco Quarry LLC Mining Leases with a Detailed Description of Mining Lease M-114769		O-14
	4.4	Tactical Resources - Sierra Blanca Quarry LLC Agreements		O-14
	4.5	Royalties		O-15
	4.6	Environmental Liabilities, Permitting and Significant Factors		O-16
		4.6.1	Permit Summary	O-16
		4.6.2	Environmental Site Assessment	O-17
		4.6.3	Mine Closure Requirements	O-18
	4.7	Property-Related Uncertainties		O-18
5	Accessibility, Climate, Local Resources, Infrastructure and Physiography			O-19
	5.1	Accessibility		O-19
	5.2	Site Topography, Elevation and Vegetation		O-19
	5.3	Climate		O-21
	5.4	Local Resources and Infrastructure		O-21
6	History			O-23
	6.1	Regional Historical Mineral Deposits and Occurrences		O-23
	6.2	Historical Exploration Work Conducted within Sierra Blanca Mining District		O-25
	6.3	Historical Sampling Conducted by Sortros Group of Companies (Peak 6891 LLC)		O-28
7	Geological Setting and Mineralization			O-32
	7.1	Regional Geology		O-32
		7.1.1	Sedimentary Regional Geology – Introduction	O-32
		7.1.2	Lower Permian units	O-34
		7.1.3	Upper Jurassic units	O-34
		7.1.4	Lower Cretaceous units	O-35
		7.1.5	Upper Cretaceous units	O-35
		7.1.6	Tertiary and Quaternary units	O-35

Annex O-i

Annex O Page No.
		7.1.7	Igneous units	O-36
		7.1.8	Tectonic setting	O-36
	7.2	Local Geology		O-38
	7.3	Property Geology		O-40
		7.3.1	Sedimentary units	O-40
		7.3.2	Igneous units	O-40
		7.3.3	Structural Geology	O-41
		7.3.4	Sierra Blanca Quarry Operation and Tailings Material	O-41
	7.4	Mineralization		O-42
8	Deposit Types			O-44
9	Exploration			O-46
	9.1	Tactical Resources 2021 Sampling Program		O-46
	9.2	Tactical Resources/Tigren Inc. 2021 Analytical Results		O-51
	9.3	Tactical Resources 2022 Mineralogy Investigation		O-62
	9.4	Tactical Resources 2022 Volumetric Drone Survey		O-65
		9.4.1	First drone survey	O-65
		9.4.2	Second drone survey	O-67
10	Drilling			O-68
11	Sample Preparation, Analyses and Security			O-68
	11.1	Sample Collection, Preparation and Security		O-68
	11.2	Laboratory Accreditations		O-69
	11.3	Analytical Procedures		O-69
		11.3.1	Sortros Analytical Procedures	O-69
		11.3.2	Tactical Resources Analytical Procedures	O-69
		11.3.3	Kemetco Research Analytical Procedures	O-70
	11.4	Quality Assurance – Quality Control		O-70
		11.4.1	Results of Duplicate Samples	O-71
		11.4.2	Results of Blind Blank Samples	O-71
		11.4.3	Results of Blind Standard Samples	O-71
		11.4.4	Adequacy of Sample Collection, Preparation, Security and Analytical Procedures	O-76
12	Data Verification			O-76
	12.1	Data Verification Procedures		O-76
		12.1.1	Historical Datasets	O-77
		12.1.2	Tactical Resources Datasets	O-77
	12.2	Qualified Person Site Inspection		O-78
		12.2.1	Validation of Active Workings at the Sierra Blanca Quarry and Peak Property	O-78
		12.2.2	Geological Characteristics	O-79
		12.2.3	Validation of Mineralization	O-80
	12.3	Adequacy of the Data		O-85
13	Mineral Processing and Metallurgical Testing			O-86
	13.1	Sample Characterization		O-86
	13.2	Extraction Tests		O-86
	13.3	48-Hour Bottle Roll in Ambient Temperature Sulfuric Acid		O-88
	13.4	48-Hour Bottle Roll in Ambient Temperature Hydrochloric Acid		O-88
	13.5	48-Hour Agitated Tank Leach in Heated Sulfuric Acid		O-88
	13.6	48-Hour Agitated Tank Leach in Heated Hydrochloric Acid		O-89
	13.7	Acid Bake and Water Leach		O-89
	13.8	Opinion of the Qualified Person and Recommendations		O-89

Annex O-ii

Annex O Page No.
14	Mineral Resource Estimates		O-90
23	Adjacent Properties		O-90
24	Other Relevant Data and Information		O-92
25	Interpretation and Conclusions		O-92
	25.1	Exploration Results	O-92
	25.2	Tactical Resources 2022 Metallurgical Test Work	O-94
	25.3	Merit of the Peak REE Project	O-94
	25.4	Risks and Uncertainties	O-95
26	Recommendations		O-96
	26.1	Phase 1 Work Program	O-96
	26.2	Phase 2 Work Program	O-98
27	References		O-99
28	Certificate of Authors		O-102

Tables

Table 1.1	Work recommendations with estimated costs.	O-7
Table 4.1.	Permit descriptions and status for Sierra Blanca Quarry LLC.	O-12
Table 6.1	Historical Precilab handheld XRF major element analytical result .	O-28
Table 6.2	Historical Precilab Trace element concentrations analytical results.	O-30
Table 6.3	Historical CVMR rare earth element analytical result	O-31
Table 7.1.	Regional stratigraphy of the Sierra Blanca area.	O-34
Table 7.2.	Sedimentary units in the Peak REE Project area (	O-40
Table 7.3.	Representative whole-rock analysis of the Sierra Blanca rhyolite	O-41
Table 7.4.	Minerals identified in the Sierra Blanca laccolith	O-42
Table 9.1.	Summary description of samples collected by Tigren Inc. in 2021	O-50
Table 9.2.	Geochemical results of Tigren’s 2021 ‘analytical batch 1’ assay results	O-52
Table 9.3.	Rare earth element analytical results from Tactical Resources 2021 ‘analytical batch 2’ assay results	O-53
Table 9.4.	Select trace element analytical results from Tactical Resources 2021 sampling program.	O-54
Table 9.5.	Select whole rock major element analytical results from Tactical Resources 2021 sampling program	O-55
Table 9.6.	Specific gravity measurements from Tactical Resources 2021 sampling program.	O-55
Table 11.1.	Comparison of duplicate samples from Tigren Inc./Tactical Resources’ 2021 geochemical analysis..	O-72
Table 11.2.	Comparison of duplicate samples from Tactical Resources’ 2021 geochemical analysis..	O-73
Table 11.3.	Comparison of duplicate samples from Tactical Resources’ 2021 whole-rock WD-XRF analysis..	O-74
Table 11.4.	Comparison of duplicate samples from Tactical Resources’ 2021 specific gravity analysis.	O-74
Table 11.5.	Results of blind blank samples selected trace elements concentration (in ppm) and comparison with certified values.	O-74
Table 11.6.	Analytical results for blind standard PK-42 (OREAS 461) and comparison with certified results.	O-75
Table 11.7.	Analytical results for blind standard PK-45 (OREAS 463) and comparison with certified results.	O-75
Table 12.1	Description of the Qualified Person sample locations.	O-80
Table 12.3	Select elemental comparison between the QP and Tactical 2021 samples analysis.	O-82
Table 12.2	Geochemical results of the independently analyzed QP samples.	O-83
Table 13.1	Selected head assay values.	O-87
Table 13.2	XRD analysis of composite samples used for the scoping leach study.	O-87
Table 26.1	Work recommendations with estimated costs.	O-97

Annex O-iii

Figures

Annex O Page No.
Figure 2.1.	General location of Tactical Resource’s Peak REE Project	O-9
Figure 4.1.	Sierra Blanca Quarry LLC’s Mining Leases	O-13
Figure 5.1.	Access to Tactical Resource’s Peak REE Project	O-20
Figure 5.2	Average monthly temperatures and rainfall at Sierra Blanca, TX	O-22
Figure 6.1	Historical mineral occurrences and deposits in the Sierra Blanca area	O-24
Figure 6.2	Sierra Blanca Quarry general mine plan	O-27
Figure 6.3	Location of the tailing’s material sampled by Sortros Group of Companies in 2020	O-29
Figure 6.4	Historical Precilab ED-XRF spectrum	O-30
Figure 6.5	Summary of Sortros historical rare earth element profiles	O-31
Figure 7.1	Regional Geology of the Sierra Blanca area	O-33
Figure 7.2.	Geology of the Trans-Pecos region showing the Trans-Pecos Magmatic Province and major geologic structures of the Trans-Pecos Trend or Texas Lineament Zone	O-37
Figure 7.3.	Geology of the Sierra Blanca range area	O-38
Figure 7.4	Cross-Section of the Round Top Mountain via historical diamond drilling to show the geometry of the Sierra Blanca rhyolite laccoliths	O-39
Figure 7.5	Prospective tailings stockpiles at Tactical Resources’ Peak REE Project in the Sierra Blanca Quarry	O-43
Figure 8.1	Schematic diagram to illustrate the main environments of formation of alkaline igneous rocks and carbonatites, major hosts of many REE deposits	O-45
Figure 9.1.	Sample locations for Tactical Resources’ Peak REE Project 2021 tailings sampling program conducted by Tigren Inc.	O-47
Figure 9.2.	Tactical Resources’ Peak REE Project 2021 sample location in the Active Quarry area	O-48
Figure 9.3.	Tactical Resources’ Peak REE Project 2021 sample location in the Historical Quarry area	O-49
Figure 9.4	Geochemical classification of the Sierra Blanca rhyolite tailing’s material based on based the total alkalis versus SiO2 and Aluminum Saturation Index versus the Alkalinity Index	O-57
Figure 9.5	Geochemical classification of the Sierra Blanca rhyolite tailing’s material Fe-number and the modified alkali–lime index	O-58
Figure 9.6	Tectonomagmatic discrimination diagrams	O-59
Figure 9.7	Chondrite normalized rare earth element profiles of Tactical Resources 2021 Sierra Blanca tailing’s material samples	O-60
Figure 9.8	Histogram of specific gravity measurements	O-61
Figure 9.9	Backscattered electron gigapan images of samples PK-23, PK26, PK-30, and PK-36 mounted in epoxy	O-63
Figure 9.10	Selected BSE image and EDS spectra of sample PK-36 showing iron oxide, cassiterite, biotite, and yttrocerite	O-64
Figure 9.11	Selected BSE image and EDS spectra of sample PK-23 showing thorite, columbite, cassiterite, zircon, iron oxide, and yttrofluorite	O-64
Figure 9.12	FXSA drone survey area and drone flight path at the active tailings pile of Tactical Resources’ Peak REE Project, Sierra Blanca Quarry	O-66
Figure 9.13	FXSA topography investigation results	O-67
Figure 9.14	Active tailings pile surface comparison	O-68
Figure 11.1.	Selected analytical results for blind standard PK-42	O-75
Figure 11.2.	Selected analytical results for blind standard PK-45	O-76
Figure 12.1	Tailings pile on the eastern side of the Sierra Blanca Quarry mine site	O-79
Figure 12.2	Location of the Qualified Person sample locations at the Sierra Blanca Quarry	O-81
Figure 12.3	Chondrite normalized rare earth element profiles of Sierra Blanca tailing’s samples independently collected and analyzed by the Qualified Person	O-84
Figure 23.1	Adjacent properties to the Peak REE Project, Sierra Blanca Quarry	O-91
Annex O-iv

1      Summary

1.1     Issuer and Purpose

This technical report has been prepared for the Issuer, Tactical Resources Corp. (Tactical Resources or the Company). In April-May 2022, Tactical Resources announced the finalization of an Offtake Agreement and Amending Agreement with Sierra Blanca Quarry LLC who operates the Sierra Blanca Quarry in west Texas and produces crushed rhyolite railway ballast for the Union Pacific Railroad Company. Tactical Resources has acquired the rights to the tailing’s material produced at the Quarry (i.e., the less than three-quarter inch discarded fraction). The Company intends to assess, and potentially produce, rare earth elements from the tailing’s material. Tactical Resources calls the project the Peak Rare Earth Element Project, or the Peak REE Project.

The intent of this technical report is to provide 1) a geological introduction to the Peak REE Project, 2) summarize the Tactical Resources 2021-2022 exploration work results, and 3) make recommendations for future work programs.

The technical report has been prepared in accordance with:

•     The Canadian Institute of Mining, Metallurgy and Petroleum “Mineral Exploration Best Practice Guidelines” (2018) and the Canadian Securities Administration’s National Instrument 43-101 Standards of Disclosure for Mineral Projects.

•     Item 1300 of Regulation S-K under the United States Securities Exchange Act of 1934, as amended (S-K 1300).

1.2     Authors and Site Inspection

This technical report has been prepared by Mr. Roy Eccles M.Sc. P. Geol. of APEX Geoscience Ltd. in Edmonton, AB, and Mr. Norman Chow M.A.Sc. P. Eng. of Kemetco Research Inc. in Richmond, BC. The authors are Qualified Persons as defined in National Instrument 43-101 and as defined under S-K 1300.

Mr. Eccles is a Professional Geologist, has worked as a geologist for more than 35 years since his graduation from university, has experience that includes multi-commodity rare earth element evaluations in ultramafic rocks, polymetallic black shale, and other rock types, and is independent of Tactical Resources Corp., the Peak REE Project, and Sierra Blanca Quarry LLC and the Sierra Blanca Quarry. Apart from Section 13, Mr. Eccles takes responsibility for all other sections (Sections 1-12, 14, 23-27) of this technical report.

Mr. Chow is a Professional Engineer, has worked as a metallurgical engineer for more than 17 years since his graduation from university, and has expertise related to multi-commodity metallurgical test programs. Mr. Chow takes responsibility for Section 13 of this Technical Report and is independent of Tactical Resources Corp., the Peak REE Project, and Sierra Blanca Quarry LLC and the Sierra Blanca Quarry.

Mr. Eccles performed a personal site inspection at the Peak REE Project on June 11, 2022. As part of the site inspection, Mr. Eccles 1) observed the operating Sierra Blanca Quarry LLC mine site, current Quarry exploitation face workings, ballast processing infrastructure, and active daily tailings production and historical tailings stockpiles within the Quarry, 2) evaluated the general geological characteristics of the Sierra Blanca Quarry and Sierra Blanca laccolith, and 3) validated the tailing’s rare earth element mineralization (and other elements) through independent sampling and analytical work.

1.3     Property Location, Description and Access

The Sierra Blanca Quarry Property is defined by 3 Mining Leases (M-114769, M-120354, and M-120355) with a combined contiguous area of 2,680 acres. The leases are owned 100% by Sierra Blanca Quarry LLC. Mining Lease M-114769, which is the focus of this technical report and an Offtake Agreement between Tactical Resources and Sierra Blanca Quarry LLC, comprises 1,803 acres (or 67% of the overall property). The Peak REE Project focuses on the tailing’s material produced within Mining Lease M-114769, and more specifically, the Sierra Blanca Quarry.

Annex O-1

The Sierra Blanca Quarry is on the northeast corner of the Sierra Blanca laccolith and is approximately 5 miles (8 km) northwest of the Town of Sierra Blanca, Hudspeth County, Texas, and 68 miles (110 km) southeast of the City of El Paso, Texas.

Sierra Blanca Quarry LLC operates a railway ballast mine and crushing plant at the Sierra Blanca Quarry for the recovery of rhyolite, granite, and other similar igneous rocks. As part of the railway ballast production, Sierra Blanca Quarry LLC generates waste tailings that are stockpiled within Mining Lease M-114796.

The Peak REE Project is easily accessed via U.S. Interstate 10 (I-10), between El Paso and Sierra Blanca, from which the Quarry is approximately 4.3 miles (7 km) along a crush rhyolite access road. The ease of access and semi-arid climate in west Texas will enable Tactical Resources to assess the Peak REE project year-round.

1.4     Offtake and Amending Agreements

On July 30, 2021, and May 13, 2022, Tactical Resources and Sierra Blanca Quarry LLC executed a purchase and sale agreement (the Offtake Agreement) and an Amending Agreement, respectively, in which Tactical Resources acquired the right to purchase all mine tailings produced by Sierra Blanca Quarry LLC within Mining Lease M-114796 (historic and active tailings). The term of the Offtake Agreement is 15 years, renewable for so long as Sierra Blanca Quarry LLC is directly or indirectly the holder of the Mining Lease M-114796. The Amending Agreement stipulates 1) historical stockpiles of not less than 4 million short tons (3.63 million tonnes) of tailing’s material on, about, or under the leased premises, 2) commencing in 2022, a delivery schedule in which Sierra Blanca Quarry LLC estimates the annual tailings production, and Tactical Resources and Sierra Blanca Quarry LLC execute purchase agreements on a calendar year basis, and 3) an exclusive one-time option to purchase all membership interest in Sierra Blanca Quarry, LLC.

The tailings price agreed upon by both parties in the Offtake Agreement is USD$0.011 per short ton of tailings. Sierra Blanca Quarry LLC shall transport the selected tailings from the Sierra Blanca Quarry Property to any proposed future Tactical Resources’ processing facility, according to an agreed delivery schedule, at a price per ton to be negotiated in good faith not to exceed USD$1.80 per ton of tailings. Upon each delivery, Tactical Resources will be the legal and beneficial owner of the tailings and Sierra Blanca Quarry LLC will have and will deliver to Tactical Resources, at such time, good, valid, and marketable title to such tailings, free and clear of all encumbrances.

1.5     Permits, Environmental Assessment and Royalties

Tactical Resources is responsible, at its own expense, for obtaining all permits in accordance with the laws of the State of Texas if the Company wishes to commercialize the tailings. Permitting would include, for example, air, storm water, potable water usage, petroleum storage, explosives, and hazardous waste permits (if necessary). If the Tactical Peak REE Project progresses to the developmental stages of an ‘on-site’ rare earth element-from-tailings extraction plant, a Phase 1 Environmental Site Assessment Report would be conducted for the Site and Processing facility.

Sierra Blanca Quarry LLC is responsible, at its own expense, for obtaining and maintaining any authorizations required to perform its obligations under the Offtake Agreement and Amending Agreement, including the sale and delivery of tailings to Tactical Resources.

Mining Lease agreements in the State of Texas are subject to production royalty payments corresponding to a minimum of 6.25% of the value of the leased minerals produced from the leased premises. Potential royalty payments associated with any future rare earth element production facility by Tactical Resources would include tonnage fees for the tailing’s material, and mineral worth of the tailings (i.e., rare earth elements/ton). The mineral worth royalty payment would be negotiated between Tactical Resources and the Texas GLO.

1.6     Geology and Mineralization

Geologic units exposed in the Sierra Blanca area consist of Permian to Quaternary sedimentary units, and Tertiary igneous units. The Trans-Pecos Trend, also known as Texas Lineament Zone, is a northwest-trending structural zone where Laramide and Basin and Range faulting were active. Igneous units of the Sierra Blanca range were emplaced during the main phase of the Trans-Pecos alkaline magmatic province around 36 Ma, just before the beginning of the Rio Grande Rift extension.

Annex O-2

The Sierra Blanca range in west Texas consists of a series of 5 separate igneous intrusions that form as peaks, or domes, or laccoliths, that pop up intermittently over an area of approximately 90 km2. The laccoliths were emplaced in the western calc-alkalic side of the Trans-Pecos Magmatic Province and are composed of leucocratic, aphanitic to porphyritic rhyolite or rhyolite porphyry. Hence, the laccoliths form as topographic highs due to the resistive nature of the rhyolite.

The Peak REE Project (and Sierra Blanca Quarry) is located on the northwest side of the Sierra Blanca laccolith. The laccolith dome is composed primarily of a Tertiary rhyolite porphyry, along with less common dykes and sills, that collectively intruded a sequence of Cretaceous sedimentary rocks. The rhyolite can be described as an ‘evolved rhyolite’, or a late-stage magmatic rock with a long process/history of fractional crystallization.

Sierra Blanca Quarry LLC presently mines rhyolite and rhyolite porphyry that form the Sierra Blanca laccolith to produce railway ballast. The overall footprint of the mine is approximately 1.7 miles (2.75 km) east-west by 0.75 miles (1.25 km) north-south and is composed of 2 sub-areas that include 1) the active mine excavation and crushing area, and 2) a wash plant and railcar loading area, which also includes part of an historical quarry area that was focused on beryllium, which mostly occurs in contact metasomatic veins and replacements in limestone directly underlying the rhyolite laccolith.

The tailing’s material at the Sierra Blanca Quarry is defined as discarded ballast rhyolite crush fragments of less than three-quarters of an inch (1.91 cm) in size. The tailings stockpile dumps are situated in organized stockpiles throughout the mine site and form either as topographic highs or infill in previously excavated areas.

Tactical Resources is interested in the rare earth element potential of the tailing’s material derived from the Sierra Blanca Quarry ballast mining activity. Historical and current exploration conducted by Tactical Resources show that the tailing’s material has elevated heavy rare earth elements, which may be of commercial interest because the elements have become vital to manufacturing numerous high-tech products.

1.7     Historical Exploration

The first documented minerals related exploration in the Sierra Blanca range area occurred in 1968 after the discovery of widespread fluoritization at the Sierra Blanca, Round Top, Little Blanca, and Little Round Top volcanic peaks. The fluorite occurrences were explored between 1971 and 1980 before being deemed unprofitable. However, the historical exploration revealed the potential for beryllium, uranium, tin, and zinc.

In January 1987, Cyprus Metals Company and Cabot Corporation formed a joint venture agreement in which the Sierra Blanca laccolith was subject to shallow drill holes that targeted vein and fault-controlled beryllium mineralization. Cyprus Metals Company reportedly excavated a pit to a depth of 200 feet (61 m) on the Sierra Blanca laccolith, which was then filled with tailings from the current Sierra Blanca Quarry mining activity. Cyprus terminated its beryllium exploration and mining programs at Sierra Blanca in 1993.

In 2007, Sierra Blanca Quarry LLC acquired the Sierra Blanca laccolith Property and has since excavated the rhyolite porphyry as a source of railway ballast for the Union Pacific Railroad Company.

In 2020, the Sortros Group of Companies conducted two small sampling programs – as permitted by Sierra Blanca Quarry LLC – that resulted in the collection of tailing’s material and rock samples at the Sierra Blanca Quarry. Six samples were analyzed for whole rock and trace element, including rare earth metals. The Sortros Group of Companies also commissioned a preliminary metallurgical study in which CVMR (a privately held, metal refining technology provider) proposed the conversion of rare earth oxides to chlorides and then applying vapor phase separation techniques to isolate the rare earth chlorides by temperature.

Due to the limited number of samples assayed, lack of information pertaining to the analytical procedure (in some instances), and the lack of Quality Assurance – Quality Control procedures. It is the Qualified Persons opinion that the historical geochemical analytical results require cautionary language, and the reader is therefore informed that these analytical data may not be representative of the chemistry of the overall tailings material at the Peak Property and should not be used as part of future work conducted by Tactical Resources, including any potential mineral resource estimations.

With respect to historical mineral processing, more work is required by Tactical Resources to assess rare earth element extraction technologies that are applicable to the Sierra Blanca rhyolite laccolith tailing’s material.

Annex O-3

1.8     Tactical Resources 2021 Exploration

In 2021, Tactical Resources commissioned Tigren Inc. of Sparks, NV, to conduct a sampling program at the Sierra Blanca Quarry. A total of 40 samples were collected at various tailing’s locations within the Sierra Blanca Quarry. The samples were subjected to two analytical batch tests at American Assay Laboratories Inc. in Elko, NV, the first by Tigren Inc. and the second by Tactical Resources. The analytical work included lithium + rare earth elements (lab code ICP-5AREE), multi-elements (ICP-5AM48), whole rock (WD-XRF), and specific gravity measurements. The QP advocates that the digestion method used by Tactical Resources should be changed to a lithium borate fusion (as discussed in the Validation Section 12 of this technical report). The sampling program included blind Blank Samples and Sample Standards, the results of which, demonstrated good reproducibility of results and data quality.

Based on the geochemical analytical results derived from Tactical Resources 2021 exploration program, the Sierra Blanca laccolith tailing’s material is rhyolite that is metaluminous-peraluminous, silica-rich, and alkali-calcic. Trace element distributions are representative of a within plate granite setting associated with ferroan, A-Type granites. The chondrite normalized rare earth element profiles show the tailing’s material has elevated heavy rare earth elements and distinct, anomalous, negative Eu anomalies. The tailing’s material is also enriched in high field strength and large-ion lithophile elements that include, for example, Li, Be, Nb, Rb, Y, and Zr.

Specific gravity measurements on 40 samples yield between 2.19 and 3.26 g/cm3 with an average of 2.67 g/cm3.

Tactical Resources initiated mineralogical investigations at the University of Texas to obtain a better understanding of the mineralogy and chemistry that constitutes the Peak REE Project tailing’s material. Backscattered electron gigapan images and energy-dispersive X-ray spectra experiments were conducted on 4 samples that yielded common accessory minerals including cassiterite (SnO2), columbite (Fe2+Nb2O6), yttrofluorite (Ca0.7Y0.3F2.3), yttrocerite (CaF2+ (Y,Ce)F3), thorite ((Th,U)SiO4), and zircon (ZrSiO4).

In 2022, Tactical Resources commissioned Frank X. Spencer and Associates to conduct two unmanned aerial vehicles, or drone, surveys on the active tailings pile area at the Sierra Blanca Quarry. The first drone survey was intended to assess the volume of tailings in the active tailings pile of the Sierra Blanca Quarry. The second drone survey was intended to assess the monthly volume of tailings material being added to the active tailings pile. The surveys were prepared by State of Texas Registered Land Surveyors and yield valid information related to the position and lateral scale of the tailing’s material stockpiles at the Sierra Blanca Quarry.

1.9     Tactical Resources 2022 Metallurgical Test Work

During June to August 2022, a metallurgical test program was completed on behalf of Tactical by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of the rare earth elements and lithium. The 40 Tactical Resources field samples collected in 2021 were composited into 3 ‘Tails’ samples for metallurgical testing. The head assay values of the composite Tail samples correlate well with the assay test work, which shows the metallurgical test samples were representative of the Sierra Blanca tailings material. Scoping bottle roll, agitated tank, acid tank and water leach tests, and extraction results, include:

1.    48-hour bottle roll extractions with 200 g/L sulfuric acid (ambient temperature) that extracted 93-97% yttrium (Y), 75-84% lanthanum (La), 79-88% neodymium (Nd), 75-85% cerium (Ce), 92-95% dysprosium (Dy), 88-93% ∑REE+Y, 79-87% LREE, 92-96% HREE+Y, and 27-28% lithium (Li).

2.    48-hour bottle roll extractions with 200 g/L hydrochloric acid (ambient temperature) that resulted in low ∑REE extractions, below 25.3% at 32 μm and 21.5% at 61 μm. Lithium extractions were below 28.8% at 32 μm and 26.7% at 61 μm.

3.    48-hour agitated tank extractions with 50 g/L sulfuric acid (90o C) that extracted 93-94% Y, 77-79% La, 76-80% Nd, 75-85% Ce, 89-90% Dy, 89-90% ∑REE+Y, 79-81% LREE, 92-93% HREE+Y, and 33-42% Li.

4.    48-hour agitated tank extractions with 50 g/L hydrochloric acid (90o C) that extracted 94-96% Y, 94-95% Nd, 93% Ce, 93-95% Dy, 95.6-96.1% ∑REE+Y, and 66.2% Li, 87.6% Li, and 86.3% Li for Tails 1, Tails 2, and Tails 3, respectively.

Annex O-4

5.    Acid bake (with sulfuric acid) followed by water extraction that extracted 54-77% Y, 68-74% Nd, 73-87% Ce, 41-70% Dy, and 90-96% Li. Reducing the acid bake temperature to from 325o C to 250o C resulted in 62% Y, 69% Nd, 76% Ce, 51% Dy, and similar lithium extractions (95%).

1.10   Conclusions and Uncertainties

Tactical Resources Peak REE Project is a co-product opportunity of merit. Points to support this contention include:

•        The Sierra Blanca laccolith rhyolite, or rhyolite porphyry – and its associated tailing’s waste material – can be defined as highly evolved magmatic rocks in which a silica-rich magmatic system has undergone a high-degree of late-stage magmatic fractional crystallization.

•        The rhyolite contains mineral assemblages that represent precipitates of the evolved magmatic silicate melts, and as such, are uniquely elevated in rare earth elements (particularly heavy rare earth elements), lithium, beryllium, fluorine, niobium, rubidium, thorium, tin, uranium, yttrium, and zircon.

•        Based on Tactical Resources 2021 geochemical analytical results, the Sierra Blanca Quarry tailing’s material is chemically homogenous, which may suggest that the crystallization process was relatively rapid and occurred within an isolated magmatic system.

•        The tailing’s material is process-testing-ready in that the rhyolite material has already been mined from its original quarry benches, moved within the quarry site, crushed, conveyed, and finessed to individual tailing stockpiles.

•        Tactical Resources has executed an Offtake Agreement and Amending Agreement with Sierra Blanca Quarry LLC in which Tactical Resources has acquired the tailing’s material and is therefore free and clear of all encumbrances with respect to testing, and the potential commercialization, of rare earth element production associated with the tailings.

•        The Company has access to potential rare earth element processing areas located within the quarry site, or to a rail line in which the Tactical Resources can transport the tailing’s material to another processing site.

•        The Sierra Blanca Quarry is easily accessible, has an associated rail spur and rail line network, there is a lot of space within the Mining Lease to build demonstration and/or processing plants, has power directly to the Quarry (although an upgrade would likely be required if any future processing plant was developed within the Mining Lease).

•        Rare earth elements are critical minerals that represent an opportunity for the U.S. to enter an emerging and globally strategic market. Rare earth elements are required to manufacture high technology products, including high-powered magnets fuel cells, superconductors, clean energy, aerospace, automotive, defence, and many other industrial products. While rare earths are abundant geologically, they are economically recoverable in only a few mineral deposits.

This technical report summarizes Tactical Resources 2021-2022 exploration work, which includes geochemical sampling program and analyses, mineralogical investigations, and unmanned aerial vehicle surveys to better delineate the two-dimensional spatial extent of the tailing’s stockpiles. The QP has reviewed all exploration work conducted by Tactical Resources and concludes that:

1.    The exploration work is relevant to the initial assessment of the early exploration stage Peak REE Project. While the exploration results are material to the Issuer, there has been insufficient exploration to allow for an estimate of a mineral resource. It is uncertain if further exploration will result in the estimation of a mineral resource.

2.    The work was conducted in a reasonable manner that is compliant with the Canadian Institute of Mining, Metallurgy and Petroleum “Mineral Exploration Best Practice Guidelines” (2018), Canadian Securities Administration’s National Instrument 43-101 Standards of Disclosure for Mineral Projects, and guidelines for technical reporting and in accordance with the requirements of S-K 1300.

Annex O-5

3.    The QP has reviewed the adequacy of the sample preparation, security, and analytical procedures and found no significant issues or inconsistencies that would cause one to question the validity of the data associated with Tactical Resources 2021 exploration program. The work conducted was completed using accepted standard sampling practices, QA-QC protocols, and analytical methods.

The analytical data were prepared by an independent laboratory, American Assay Laboratories Inc., and the analytical methods carried out by the laboratory are standard and routine in the field geochemical analytical work for the rock type and commodity type being evaluated by Tactical Resources.

Tactical Resources will attempt to reduce risk/uncertainty through effective project management, engaging technical experts and developing contingency plans. With respect to property-related potential risks and uncertainties, the QP notes that

1.    Any forfeiture of Mining Lease M-114769 by Sierra Blanca Quarry LLC would imply an inability for Sierra Blanca Quarry LLC to supply continued tailing’s material to Tactical Resources as per the Offtake Agreement.

2.    The ability of Sierra Blanca Quarry LLC to provide Tactical Resources with ongoing tailing’s material is dependant on the perpetuation of the ballast sales agreement between Sierra Blanca Quarry LLC and Union Pacific Railroad Company.

3.    There is no guarantee that Tactical Resources will obtain all the necessary permits, environmental assessment approvals, and mine closure and rehabilitation plan approvals required to operate a REE processing facility from the Texas GLO.

Finally, there is no guarantee that Tactical Resources can successfully extract REE from the Sierra Blanca Quarry mine tailings in a commercial capacity. Mineral processing and metallurgical testing have yet to be performed by Tactical Resources. Ultimately, there is a risk that the scalability of any future initial bench-scale or pilot-scale mineral processing/metallurgical test work may not translate to a full-scale commercial operation.

1.11   Recommendations

It is the Qualified Persons opinion that with the appropriate level of tailing’s material test work and metallurgical development, the Peak REE tailing’s has reasonable prospects for the eventual economic extraction of critical elements. A 2-phase work program is recommended at an estimated total cost of CDN$1.634 million with a 10% contingency (Table 1.1).

Phase 1 recommendations include 1) a sonic drill program, 2) geophysical orientation surveys and follow-up surveying, 3) core sampling program with whole rock and trace element geochemical analyses (rare earth element add-on) and mineralogical QEMSCAN analysis, 4) bench- and columnar-scale metallurgical test work to extract the rare earth elements of interest from the tailing’s material. The cost of the Phase 1 work is estimated at CDN$495,000 with a 10% contingency.

Implementation of the Phase 2 work program is contingent on positive results of the Phase 1 work. If warranted, Phase 2 includes 1) advanced metallurgical work to improve and expand the extraction technology and workflow, 2) work planning toward the development of a demonstration plant, 3) consideration of modifying factors including permitting, environmental studies, and community consultation, and 4) technical reporting, including a potential mineral resource estimation, in accordance with Canadian Institute of Mining, Metallurgy and Petroleum definition standards and best practice guidelines (2014, 2019), the disclosure rule National Instrument 43-101, and in accordance with the requirements of S-K 1300. The estimated cost of the Phase 2 work is CDN$1,138,500 with a 10% contingency.

Annex O-6

Table 1.1 Work recommendations with estimated costs.

Phase	Description	Cost estimate (CDN$)	Sub-total (CDN$)	Cost estimate (USD$)	Sub-total (USD$)
Phase 1	Sonic drill program to determine the thickness of the tailing's material and obtain representative material for onging analytical and metallurgical work.	$180,000		$138,600	
	Geophysical orientation surveys (resistivity and seismic refraction) and follow-up surveying - in conjuction with drilling - to further characterize the geometry and volume of the tailings	$40,000		$30,800	
	Core sampling program with whole rock and trace element geochemical analyses (REE add-on), denisty analysis, and mineralogical QEMSCAN analysis.	$55,000		$42,350	
	Metallurgical studies to test applicable REE extraction processes.	$175,000	$450,000	$134,750	$346,500
Phase 2	Advanced metallurgical work to improve and expand the REE extraction technology and workflow	$450,000		$346,500	
	Demonstration plant development configuration and planning	$85,000		$65,450	
	Modifying factors, permitting, and environmental studies and community consultation	$250,000		$192,500	
	Tehcnical reporting including potential mineral resource/reserve estimations and economic assessment technical reporting.	$250,000	$1,035,000	$192,500	$796,950
	Estimate sub-total		$1,485,000		$1,143,450
	10% contingency		$148,500		$114,345
	Total estimate		**$1,633,500**		**$1,257,795**

Exchange rate: 1 CDN dollar equals 0.77 USD dollar (July 5, 2022).

2     Introduction

2.1     Issuer and Purpose

This technical report has been prepared for the Issuer, Tactical Resources Corp. (Tactical Resources or the Company). Tactical Resources is a mineral exploration and development company based in Vancouver, BC, Canada, that specializes in the acquisition and development of mineral assets in North America, with a primary focus on rare earth element (REE) assets. Tactical Resources projects include the Peak REE Project in Texas, Lac Ducharme REE Project in Quebec, and the SAM Gold Project in Saskatchewan. The Peak REE Project is the focus of this technical report.

Annex O-7

During 2022 Tactical Resources announced an Offtake Agreement and an Amending Agreement with Sierra Blanca Quarry LLC who operates the Sierra Blanca Quarry and produces crushed rhyolite railway ballast for the Union Pacific Railroad Company (Tactical Resources Corp., 2022). Tactical Resources has acquired rights to the extract and sale REEs from the tailing’s produced at the Sierra Blanca Quarry’s Mining Lease M-114796 (1 of 3 Mining Leases owned by Sierra Blanca Quarry LLC). Note that:

1.    Sierra Blanca Quarry LLC is the legal and beneficiary holder of the Sierra Blanca Quarry Property Mining Leases (n=3 leases), the source rhyolite porphyry rock, all infrastructure related to Quarry’s ballast production, and all permits/licences associated with the production of railway ballast and other crush rock products.

2.    Tactical Resources Sierra Blanca Quarry tailing’s material is defined as rhyolite defined as discarded ballast crush fragments of less than ¾” (1.91 cm) in size.

3.    Mining Lease M-114796 defines the entire, current, Sierra Blanca Quarry mine area (and historical and current tailing’s stockpiles).

The Peak REE Project occurs within the Sierra Blanca Quarry on the northwest side of the Sierra Blanca laccolith, which is approximately 5 miles (8 km) northwest of the Town of Sierra Blanca in Hudspeth County, and 68 miles (110 km) southeast of the City of El Paso, western Texas, U.S. (Figure 2.1).

During 2022, Tactical Resources conducted exploration work intended to evaluate the REE potential of the Sierra Blanca Quarry tailings through a preliminary rock sampling and assaying program. Accordingly, the intent of this technical report is to provide 1) a geological introduction to the Peak REE Project, 2) summarize Tactical Resources 2022 exploration work results, and 3) make recommendations for future work programs.

The technical report has been prepared in accordance Canadian Institute of Mining, Metallurgy and Petroleum Mineral Exploration Best Practice Guidelines (CIM, 2018), the Canadian Securities Administration’s (CSA) National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101), and Item 1300 of Regulation S-K under the United States Securities Exchange Act of 1934, as amended (S-K 1300).

Annex O-8

Figure 2.1. General location of Tactical Resource’s Peak REE Project.

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Santa Fe
Albuquerque
Amarillo
N
New Mexico
Lubbock
NEW MEXICO
Abilene
Las Cruces
Carlsbad
Midland
El Paso
Juárez
Odessa
Texas
Pecos
San Angelo
Peak REE Project
Sierra Blanca
10
TEXAS
MEXICO
Acuña
Chihuahua
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Peak REE Project
Cities / Towns
Interstate HWY
State Boundaries
New Mexico
Texas
Mexico
TACTICAL RESOURCES
Peak REE Project, Texas, USA
Project Location
1:7,000,000
UTM N83 Zone 13
June 2022
0
250
Kilometers
APEX Geoscience Ltd.

Annex O-9

2.2     Authors and Site Inspection

This technical report has been prepared by Mr. Roy Eccles M.Sc. P. Geol. of APEX Geoscience Ltd. in Edmonton, AB, and Mr. Norman Chow M.A.Sc. P. Eng. of Kemetco Research Inc. in Richmond, BC. Both authors are independent of Tactical Resources Corp. and are Qualified Person (QPs).

The CIM and NI 43-101 defines a QP as “an individual who is a geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; has experience relevant to the subject matter of the mineral project and the technical report; and is a member or licensee in good standing of a professional association.” S-K 1300 defines a QP as “an individual who is 1) a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and 2) an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared.”

Mr. Eccles is a Professional Geologist registered with the Alberta Association of Professional Geologists and Geophysicists (APEGA) and the Professional Engineers and Geoscientists Newfoundland and Labrador (PEGNL) and is a QP as defined in NI 43-101 and as defined under S-K 1300. Mr. Eccles has worked as a geologist for more than 35 years since his graduation from university. Mr. Eccles has been involved in all aspects of mineral exploration, mineral research, and mineral resource estimations for metallic, industrial, and specialty mineral projects and deposits, across Canada, United States, Europe, Australia, and other international destinations. Mr. Eccles experience includes multi-commodity REE evaluations in ultramafic rocks, polymetallic black shale, and other rock types. The QP is independent of Tactical Resources Corp. and the Peak REE Project. Apart from Section 13, Mr. Eccles takes responsibility for all other sections (Sections 1-12, 14, 23-27) of this technical report.

Mr. Chow is a Professional Engineer registered with the Engineers & Geoscientists of BC (EGBC) and is a QP as defined in NI 43-101 and as defined under S-K 1300. Mr. Chow has worked as a Professional Engineer for more than 17 years since his graduation from university. Mr. Chow takes responsibility for Section 13 of this Technical Report. The QP is independent of Tactical Resources Corp. and the Peak REE Project. With respect to expertise related to the mineralization that is the subject of this technical report, Mr. Chow’s experience includes multi-commodity metallurgical test programs.

Mr. Eccles performed a personal site inspection at the Peak REE Project and Sierra Blanca Quarry, on June 11, 2022. As part of the site inspection, Mr. Eccles has reviewed the Offtake Agreement, the Amending Agreement, the Sierra Blanca Quarry LLC Mining Leases, observed active Sierra Blanca Quarry LLC mine site, workings, and ballast processing infrastructure, observed the Quarry’s active daily tailings production and historical tailings stockpiles within Mining Lease M-114796, evaluated the general geological characteristics of the Sierra Blanca Quarry and Sierra Blanca volcanic dome, and validated the tailing’s REE mineralization through independent sampling and analyses.

2.3     Sources of Information

The QP, in writing this technical report, used sources of information as listed in Section 27, References. The sources of geological background information and data for west Texas and the Sierra Blanca area are based on the compilation of publicly available information and data (e.g., Albritton Jr. and Smith, 1965; Wilson, 1971; McAnulty, 1980; Muehlberger, 1980; Dietrich et al., 1983; Henry and Price, 1984; Henry and McDowell, 1986; Henry et al., 1986; Price, 1986; Barker, 1987; Price et al., 1987; Rubin et al., 1987; Corry, 1988; Henry, 1989; Price et al., 1990; Dostal, 2017; Elliot, 2018). Company reports and News Releases include Cyprus Sierra Blanca, Inc. (1988), Hulse et al., (2013, 2019), and Tactical Resources Corp. (2022).

Historical geochemical analytical work was conducted at CVMR® in Toronto, ON and Precilab in Carrollton, Texas. CVMR is a privately held, ISO 9001 registered, TSSA Certified and Approved, metal refining technology provider that is also engaged in mining and refining of its own mineral resources in 18 different countries. Precilab is accredited for ISO/IEC 17025 by A2LA for testing and analysis of chemicals and materials produced and used in the semiconductor and high technology industry.

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Tactical Resources laboratory work was conducted at American Assay Laboratories Inc. (AAL) in Sparks, Nevada, U.S.; the lab is accredited to ISO/IEC 17025 by the International Accreditation Service. Tactical Resources metallurgical test work was conducted at Kemetco Research in Richmond, BC. Kemetco Research is a member of the Canadian Association for Laboratory Accreditation and holds Certificates of Proficiency for several tests.

The QP has reviewed these the government, academia, miscellaneous scientific journal reports, and company technical reports and consider them to contain relevant geological information regarding the Peak REE Project. The information was prepared by geologists and engineers that are either professional or have advanced university degrees. The geochemical laboratories are independent of Tactical Resources and are accredited labs. Based on the QPs review of these documents and data, the QP has deemed that the reports, information, and data, to the best of his knowledge, are valid contributions to this technical report, and therefore take ownership of the ideas as they pertain to this geological introduction technical report.

2.4     Units of Measure

With respect to units of measure, unless otherwise stated, this Technical Report uses:

•     Abbreviated shorthand consistent with the International System of Units (International Bureau of Weights and Measures, 2006). As the Peak REE Project is in the United States, imperial and metric measurements are presented.

•     ‘Bulk’ weight is presented in both United States short tons (tons”; 2,000 lbs or 907.2 kg) and metric tonnes (tonnes”; 1,000 kg or 2,204.6 lbs.).

•     Geographic coordinates are projected in the Universal Transverse Mercator (UTM) system relative to Zone 13 of the North American Datum (NAD) 1983.

•     Currency is in Canadian dollars (CDN$), unless otherwise specified (e.g., U.S. dollars, US$; Euro, €).

3     Reliance of Other Experts

The senior author and QP is not qualified to provide an opinion or comment on issues related to legal, political, environmental or tax matters relevant to the Technical Report, and have relied upon representatives and information from Tactical Resources.

The QP has not attempted to verify the legal status of the Mining Leases. The QP reviewed the Texas General Land Office’s (GLO or Texas GLO) Land/Lease GIS Map Viewer, which is available at:https://gisweb.glo.texas.gov/glomapjs/index.html. The 100% owned Sierra Blanca Quarry Inc. Mining Leases (n=3) are active and in good standing as of 15 September 2022. Discussion of the Mining Leases is presented in Section 4.1.

The QP relied upon information regarding the nature of the Offtake Agreement between Tactical Resources and Sierra Blanca Quarry LLC. A copy of the Offtake Agreement and Amending Agreement was provided to the QP by Tactical Resources management team on June 1st, 2022, and August 10, 2022. The QP relied entirely on this document to discuss the Offtake Agreement but does not have the appropriate background and training to completely validate the legal nature of the agreement. A summary of the conditions of the Offtake Agreement is presented in Section 4.3.

4     Property Description and Location

The Peak REE Project relates to the evaluation, and potential future extraction of REEs from tailings material situated within Sierra Blanco Quarry LLC’s railway ballast rock quarry. Tactical Resources owns the tailing’s material, only, and Sierra Blanco Quarry LLC owns the Mining Leases. This section presents 1) the description and location of the Peak REE Project, 2) a summary of Sierra Blanco Quarry LLC’s Mining Leases, and 3) an overview of the Tactical Resources - Sierra Blanco Quarry LLC Offtake Agreement and Amending Agreement.

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In addition, the QP presents royalties and environmental liabilities, permitting, and significant factors if Tactical Resources was to advance the Peak REE Project to an advanced developmental stage.

4.1     Description and Location of the Peak REE Project

The Peak REE Project focuses on solely on the tailing’s material within the Sierra Blanca Quarry. The in-operation Quarry – and associated Mining Leases – are owned 100% by Sierra Blanca Quarry LLC. The Quarry is on the northeast corner of the Sierra Blanca rhyolite laccolith and is approximately 5 miles (8 km) northwest of the Town of Sierra Blanca, Hudspeth County, Texas, and 68 miles (110 km) southeast of the City of El Paso, Texas (Figures 2.1 and 4.1). The Peak REE Project is approximately 4.3 miles (7 km) north of U.S. Interstate 10 (I-10), between El Paso and Sierra Blanca, from which the Quarry is accessible along a gravel access road.

The Sierra Blanca Quarry Property is defined by 3 Mining Leases (M-114769, M-120354, and M-120355) with a combined contiguous area of 2,680 acres (Table 4.1). The 3 Mining Leases are listed as active and owned 100% by Sierra Blanca Quarry LLC.

Table 4.1. Permit descriptions and status for Sierra Blanca Quarry LLC.

The Sierra Blanca Quarry’s mine site, workings, processing/crushing infrastructure, railway loading spur, and tailing’s stockpiles are all located within Mining Lease M-114796, which encompasses 1,803 acres (or 67% of the overall property).

The Peak REE Project is within Universal Transverse Mercator (UTM) Zone 13N and North American Datum 83 (NAD83). The approximate centre of the Peak REE Project is in UTM coordinate system at 459774 m Easting, 3458162 m Northing and in the geodetic coordinate system at Latitude 31.2570° N, Longitude 105.4225° W.

4.2     Property Ownership Summary

The property covering the Sierra Blanca laccolith was first obtained by Cabot Corporation (Cabot) in 1984 for beryllium exploration. Cabot subsequently entered a joint venture agreement with Cyprus Metals Company (Cyprus) in 1987 to continue beryllium exploration (see Section 6.2). Throughout the 1990s, the property fell back under control of the Texas GLO, after Cyprus terminated its beryllium exploration programs. In 2007, Sierra Blanca Quarry LLC acquired the Sierra Blanca laccolith Property with the intent of excavating the rhyolite porphyry that constitutes most of the Sierra Blanca laccolith.

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Figure 4.1. Sierra Blanca Quarry LLC’s Mining Leases in Hudspeth County, Texas. Tactical Resources Peak REE Project is focused on the tailing’s material within Mining Lease M-114769.

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On February 1st, 2013, Sierra Blanca Quarry LLC entered into a 15-year agreement with the State of Texas, valid through February 1st, 2028, for the acquisition of a mining lease covering the Sierra Blanca laccolith (see Section 4.3). Sierra Blanca Quarry LLC now operates a rhyolite-sourced railway ballast quarry and crushing plant, the Sierra Blanca Quarry. Sierra Blanca Quarry LLC owners include Ms. Becky Dean Walker and Mr. Dennis R. Walker. At the effective date of this Report, Sierra Blanca Quarry LLC is still the owner of the Sierra Blanca Quarry and associated Mining Leases described in the text that follows.

4.3     Sierra Blanco Quarry LLC Mining Leases with a Detailed Description of Mining Lease M-114769

Sierra Blanca Quarry LLC first entered into a 15-year agreement with the State of Texas, acting by and through the Commissioner of the GLO of the State of Texas on February 1st, 2013, in accordance with Chapter 53, Subchapter B, of the Texas Natural Resources Code for the grant of Mining Lease M-114769 (1,803 acres). The Mining Lease M-114769 covers the SW/4 and SW/4 of NE/4 and W/2 of SE/4 of Section 14, the S/2 of Section 15, the E/2 of SE/4 of Section 16, the E/2 of NE/4 of Section 21, the N/2 and E/2 of SE/4 of Section 22, and all of Section 23, Block 71, Township 7, T&P Ry. Co. in Hudspeth County, Texas. Subject to an extension, Mining Lease M-114769 expires in February 2028.

Sierra Blanca Quarry LLC subsequently entered into 5-year agreements with the State of Texas on August 14, 2020, for Mining Leases M-120354 (640 acres) and M-120355 (240 acres), which are contiguous to Mining Lease M-114769 (Figure 4.1). The 3 Mining Leases, collectively, encompass a total area of 2,680 acres and expire in August 2025 (Table 4.1).

Mining Lease M-114769 is subject to the agreement between Tactical Resources and Sierra Blanca Quarry LLC for the Peak REE Project tailings. The Mining Lease M-114769 is granted for the purpose of prospecting for, exploring for, producing, developing, mining, extracting, milling, removing, and marketing the following: Rhyolite, granite, and other similar igneous rocks, collectively referred as to the “named material”, and the rocks, minerals and mineral substances that are contained in or are necessarily and actually produced in conjunction with or incidental to the named material (the named material and the other rocks, minerals and mineral substances contained in them or produced are collectively referred to as the “leased minerals).

Mining Lease M-114769 provides Sierra Blanca Quarry LLC with all rights with respect to the surface and subsurface thereof for any, and all, purposes, together with the rights of ingress and egress and use of the property and its mineral lessees, for purposes of exploring for and producing the minerals which are not covered by the terms of the lease, but which may be located within the surface boundaries of the leased area.

With respect to maintenance, a bonus consideration of USD$10,000 was paid by Sierra Blanca Quarry LLC to the Texas GLO for the Mining Lease M-114769, which corresponds to USD$5.56 per acre on the 1800 acres covered by the Lease. Payments of USD$100,000 (corresponding to USD$55.56 per acre on 1800 acres) under the Mineral Lease M-114769 on Anniversary Date 2015-2017 represent rental and cover the privilege of deferring commencement of production of the named material in paying quantities for 1 year from the corresponding anniversary date.

4.4     Tactical Resources - Sierra Blanca Quarry LLC Agreements

On June 1, 2021, Peak 6891 LLC, a subsidiary of Sortros Group of Companies, and Sierra Blanca Quarry LLC entered into an agreement with respect to the purchase and sale of rare earth elements from existing tailings covered under Sierra Blanca Quarry LLC’s Mining Lease M-114796 (the “Original Offtake Agreement).

On July 14, 2021, Tactical Resources and Peak 6891 LLC executed and delivered an assignment and agreement pursuant to which Peak 6891 LLC agreed to sell to Tactical Resources and Tactical Resources agreed to purchase the right, title, and interest of Peak 6891 LLC in and to the Original Offtake Agreement. The Original Offtake Agreement provides among other things, that Sierra Blanca Quarry LLC shall subscribe for 10% of the issued shares of Peak 6891 LLC in consideration of the sum of USD$100.00, and Tactical Resources understands that Sierra Blanca Quarry LLC has made its own arrangements with Peak 6891 LLC with respect to the satisfaction of such condition.

On July 30, 2021, Tactical Resources and Sierra Blanca Quarry LLC executed a purchase and sale agreement (the Offtake Agreement) with respect to mine tailings covered under Sierra Blanca Quarry LLC’s Mining Lease M-114796 and agreed to terminate the Original Offtake Agreement upon the execution and delivery of this Offtake

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Agreement. The term of the Offtake Agreement is 15 years, renewable for so long as Sierra Blanca Quarry LLC is directly or indirectly the holder of the Mining Lease M-114796 as well as all renewals, extensions and new leases of like kind and tenor in the same geographical location as the current Mining Lease.

On May 13, 2022, Tactical Resources and Sierra Blanca Quarry LLC executed an Amending Agreement that stipulates 1) historical stockpiles of not less than 4 million short tons (3.63 million tonnes) of tailing’s material on, about, or under the leased premises, 2) commencing in 2022, a delivery schedule in which Sierra Blanca Quarry LLC estimates the annual tailings production, and Tactical Resources and Sierra Blanca Quarry LLC execute purchase agreements on a calendar year basis, and 3) an exclusive one-time option to purchase all membership interest in Sierra Blanca Quarry, LLC.

Sierra Blanca Quarry LLC operates a ballast mine and crushing plant at the Sierra Blanca Quarry for the recovery of rhyolite, granite, and other similar igneous rocks. During such operations, Sierra Blanca Quarry LLC generates waste tailings that are stockpiled within Mining Lease M-114796. Sierra Blanca Quarry LLC estimates that the plant currently generates approximately 2,000 short tons (1,814 metric tonnes) of tailings daily when the plant is operational (the “Additional Daily Tailings).

Sierra Blanca Quarry LLC has agreed to sell to Tactical Resources, and Tactical Resources has agreed to purchase from Sierra Blanca Quarry LLC, the tailings, in amounts selected by Tactical Resources, in its sole discretion, all on and subject to the terms and conditions of the Offtake Agreement and Amending Agreement. It is understood and agreed by both parties that most of the tailings from the leased premises shall be available for sale to Tactical Resources, should Tactical Resources so choose to purchase such tailings.

The tailings price agreed upon by both parties in the Offtake Agreement is USD$0.011 per short ton of tailings. Sierra Blanca Quarry LLC shall transport the selected tailings from the Sierra Blanca Quarry Property to Tactical Resources’ proposed processing facility, according to an agreed delivery schedule, at a price per ton to be negotiated in good faith not to exceed USD$1.80 per ton of tailings. At each delivery, Tactical Resources will be the legal and beneficial owner of the tailings and Sierra Blanca Quarry LLC will have and will deliver to Tactical Resources, at such time, good, valid, and marketable title to such tailings, free and clear of all encumbrances.

Tactical Resources is responsible, at its own expense, for obtaining all permits required to be obtained to the laws of the State of Texas to purchase and further commercialize the tailings.

Sierra Blanca Quarry LLC is responsible, at its own expense, for obtaining and maintaining any authorizations required to perform its obligations under the Offtake Agreement, including the sale and delivery of tailings to Tactical Resources. Sierra Blanca Quarry LLC shall ensure that all activities in respect of the leased premises will be performed in compliance in all material respects with applicable laws, including any applicable laws relating to environmental matters and reclamation obligations or the corruption of public officials. Sierra Blanca Quarry LLC shall, and shall cause its subsidiaries to, use commercially reasonably efforts to cause each of the directors, officers, agents, employees, and other persons acting on behalf of it or any of its subsidiaries to comply with the provisions of the anti-corruption laws.

4.5     Royalties

Mining Lease agreements in the State of Texas are subject to production royalty payments corresponding to a minimum of 6.25% of the value of the leased minerals produced from the leased premises, in accordance with Chapter 53, Subchapter B, Section 53.018 of the Texas Natural Resources Code.

Sierra Blanca Quarry LLC’s Mining Lease M-114769 is subject to a production royalty of:

•     11% of the market value of the first 350,000 short tons (317,515 metric tonnes) of leased minerals produced from the leased premises each year, and,

•     10% of the market value for all production more than the first short 350,000 tons (317,515 metric tonnes) of leased minerals produced from the leased premises each year.

The market value is defined as the higher of, at the option of the Texas GLO Commissioner: 1) gross proceeds received by Sierra Blanca Quarry LLC from the sale of the leased minerals and including any reimbursements for severance taxes and production related costs, or 2) highest price for materials or minerals produced from the leased premises or from other mines and that are comparable in quality to the produced leased minerals.

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For purposes of computing and paying royalties under the Mining Lease M-114769, the market value is be presumed to be the gross proceeds received by Sierra Blanca Quarry LLC pursuant to a bona fide transaction entered at arms length with a non-affiliated party of adverse economic interests.

The royalty due may be adjusted at the discretion of the Texas GLO Commissioner if Sierra Blanca Quarry LLC incurs additional costs outside the performance of its duty to put the leased minerals into a make marketable condition. These additional costs may include post-mining costs such as the cost of upgrading, loading, handling, and transporting the leased minerals to a buyer away from the leased premises, if Sierra Blanca Quarry LLC incurs these costs pursuant to a bona fide transaction entered at arm’s length with a non-affiliated of adverse economic interests.

An initial minimum advance royalty of USD$10,000 is to be paid to the Texas GLO immediately upon commencement of production of the leased minerals from the premises leased under the Mining Lease M-114769. The same minimum advance royalty (USD$10,000) is to be paid to the Texas GLO in advance for each lease year (as determined by the anniversary date of the lease) in which the leased minerals are produced from the leased premises, regardless of the amount of actual production.

Potential royalty payments associated with any future REE production facility by Tactical Resources would include tonnage fees for the tailing’s material, and mineral worth of the tailings (i.e., REE/ton). The mineral worth royalty payment would be negotiated between Tactical Resources and the Texas GLO.

4.6     Environmental Liabilities, Permitting and Significant Factors

Sierra Blanca Quarry LLC is the legal and beneficiary holder of the Sierra Blanca Quarry Property Mining Leases and the agreement between Sierra Blanca Quarry LLC and Tactical Resources for the Peak REE Project is solely related to the sale and purchase of tailings. Therefore, Tactical Resources is not bound by any environmental liabilities related to the Sierra Blanca Quarry mining activity at this time. That is,

1.    The mine permits for the current Sierra Blanca Quarry operation, which include storm water runoff, air quality, and mine reclamation plans are granted to, and managed by, Sierra Blanca Quarry LLC.

2.    Tactical Resources Peak REE Project is an early-stage exploration project, and the Company has yet to consider modifying factors and advanced scoping studies toward development of a REE processing facility, which could be developed on-site at the Sierra Blanca Quarry, or off-site.

Hence, the purpose of this sub-section is to provide a summary of critical mine permitting, Environmental Site Assessment (ESA) Report, and mine closure requirements that would be required ‘if’ Tactical Resources was to proceed to the developmental stages of an ‘on-site’ REE-from-tailings extraction plant.

4.6.1    Permit Summary

If the Tactical Peak REE Project progresses to the developmental stages of an ‘on-site’ REE-from-tailings extraction plant, the following permits – if required – would require consideration by the Company.

•     Air permitting regulations and fees in accordance with the State Texas Commission on Environmental Quality (TCEQ), and federally, by the U.S. Environmental Protection Agency (EPA)

•     Storm Water – General Construction Permit and Industrial Storm Water Multi-Sector General Permit (MSGP) as regulated by the State TCEQ.

•     Public Water System Authorization including Potable Water Usage prior to use of non-municipal water as drinking water source, and Water Right Permit prior to using surface water or runoff as regulated by the State TCEQ.

•     Storge of petroleum products on site as regulated by the State TCEQ and an Explosives Permit as regulated by the US Bureau of Alcohol, Tobacco, Firearms, and Explosives.

•     Hazardous Waste Management Activity and Hazardous Waste Permit (RCRA), and Radioactive Material Licence as regulated by the State TCEQ.

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4.6.2    Environmental Site Assessment

If the Tactical Peak REE Project progresses to the developmental stages of an ‘on-site’ REE-from-tailings extraction plant, a Phase 1 Environmental Site Assessment (ESA) Report would be conducted for the Site and Processing facility. Pertinent information in a potential ESA would include the following.

•     Recognized Environmental Conditions (REC) in respect to the property:

•     Subject and adjacent property land-use history, including a search of city directories, topographic maps, Sanborn Fire Insurance maps, aerial photographs, and environmental liens.

•     Geographic setting.

•     Surface soil types and flooding potential.

•     Present land use and relationship to adjacent property with respect to potential impacts to the subject property.

•     Evidence of solid waste disposal activities.

•     Site topography and drainage characteristics.

•     Evidence of any underground or above ground storage tanks.

•     Review of Federal Reports:

•     Active Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) database-Hazardous waste sites.

•     Former CERCLIS-Hazardous waste sites.

•     CERCLIS National Priority List (NPL)-Hazardous waste cleanup NPL sites.

•     Delisted CERCLIS NPL-Hazardous waste cleanup NPL sites that have been removed from active status.

•     Resource Conservation and Recovery Act (RCRA) Transport, storage, or disposal facilities (TSDF) list.

•        RCRA-Hazardous waste generators.

•     RCRA-Corrective action sites.

•     Federal Response System (FRS)/Emergency Response Notification System (ERNS).

•     Sites with institutional or engineering environmental controls (IC/EC).

•     State and tribal (where appropriate) reports:

•     Equivalent NPL-State equivalent to the national priority list.

•     Voluntary Cleanup Program (VCP)/ Brownfields.

•     Solid waste facilities/landfill sites listing.

•     Leaking petroleum storage tanks (LPST).

•     Registered petroleum storage tanks (PST) (historic and current) listing.

•     Emergency response (ER) listing.

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4.6.3    Mine Closure Requirements

If the Tactical Peak REE Project progresses to the developmental stages of an ‘on-site’ REE-from-tailings extraction plant, the following mine closure, salvage, revegetation, and monitoring studies would be considered by the Company.

•     Mine Reclamation and Closure Plan: The Reclamation and Closure Plan evaluates the necessary reclamation measures that would be conducted on-site during and after mining to minimize impacts to the surrounding area and restore the area to a usable site. The mine Reclamation and Closure Plan will be conducted pursuant to the requirements of the BLM federal surface management regulations and to the Texas GLO under its state right of way rules. The site improvements such as buildings, roads and utilities would be the property of the State if the Company choses to lease the land.

•     Plant Growth Medium Salvage (PGM) and Revegetation: To the extent practicable, up to approximately three inches of PGM would be salvaged from the mine site prior to mining for use as seed bedding material during reclamation. Cacti, succulents, and other sensitive vegetation growing in dry, rocky conditions would be transplanted for use during revegetation. Disturbed areas would be revegetated during Reclamation and Closure to prevent erosion and improve soil and slope stability. Disturbed areas to be reclaimed include but are not limited to the process facility yard and access roads. Water trucks would be used to spray disturbed areas during reclamation, minimizing the potential for wind erosion. Dust suppression would likely be a continuous need throughout reclamation due to the arid nature of the Project area. The mine site access and haul roads would be revegetated using native, high desert seed mix as discussed above.

•     Monitoring and Maintenance: Revegetation progress, cover stability, and erosion control measures would be routinely inspected, and maintenance actions would be taken in areas appearing vulnerable to erosion and instability. Maintenance and monitoring actions would continue at the site until reclamation metrics are achieved as per BLM guidelines.

4.7     Property-Related Uncertainties

As with any development project there exists potential risks and uncertainties. Tactical Resources will attempt to reduce risk/uncertainty through effective project management, engaging technical experts and developing contingency plans.

With respect to property-related potential risks and uncertainties, the QP notes that

1.    Any forfeiture of Mining Lease M-114769 by Sierra Blanca Quarry LLC would imply an inability for Sierra Blanca Quarry LLC to supply continued tailing’s material to Tactical Resources as per the Offtake Agreement and Amending Agreement.

2.    The ability of Sierra Blanca Quarry LLC to provide Tactical Resources with ongoing tailing’s material is dependant on the perpetuation of the ballast sales agreement between Sierra Blanca Quarry LLC and Union Pacific Railroad Company.

3.    There is no guarantee that Tactical Resources will obtain all the necessary permits, environmental assessment approvals, and mine closure and rehabilitation plan approvals required to operate a REE processing facility from the Texas GLO.

There is no guarantee that Tactical Resources can successfully extract REE from the Sierra Blanca Quarry mine tailings in a commercial capacity. Mineral processing and metallurgical testing have yet to be performed by Tactical Resources. Ultimately, there is a risk that the scalability of any future initial bench-scale or pilot-scale mineral processing/metallurgical test work may not translate to a full-scale commercial operation.

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5     Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1     Accessibility

The Peak REE Project is located within the Sierra Blanca Quarry, approximately 8 km northwest of the Town of Sierra Blanca, TX, and 110 km southeast of the City of El Paso, TX (Figure 5.1). The Project is approximately 7 km north of U.S. Interstate 10 (I-10), between El Paso and Sierra Blanca. The I-10 is the fourth-longest Interstate (approximately 2,460 miles or 3,960 km) in the U.S. from the Pacific coast in California to the Atlantic coast in Florida. Turning north off the I-10, the Quarry mine site it is accessible via a rhyolite crush material service road due north for about 6 miles (9.7 km).

The nearest major airport is the El Paso International Airport in El Paso, TX. A major rail line operated by the Union Pacific Railroad Company has a spur line that runs through the Sierra Blanca Quarry Mining Lease M-114769. Rail cars for ballast loading are owned by the Union Pacific Railroad Company. It is worth noting that the Union Pacific Railroad Company is a freight-hauling railroad that operates 8,300 locomotives over 51,500 km routes in 23 U.S. states west of Chicago and New Orleans.

To conclude, the access infrastructure related to the Peak REE Project is good and would allow for rail and/or truck transportation of the Sierra Blanca Quarry tailings – and/or potential products derived from the tailings – to any future defined points of the delivery as designated by Tactical Resources.

5.2     Site Topography, Elevation and Vegetation

The Sierra Blanca range begins approximately 2 miles (3.2 km) north of the Town of Sierra Blanca in south central Hudspeth County and extends for approximately 10 miles (16.1 km) in a northwest-trending direction (with ranges center at approximately 31°15’ N, 105°26’ W). The range has 3 distinctive conical, volcanic peaks:

•     Sierra Blanca, the highest in the range, with an elevation of 6,891 feet (2,100 m) above sea level.

•     Little Blanca Mountain, with an elevation of 6,178 feet (1,883 m) above sea level.

•     Round Top, with an elevation of 5,732 feet (1,747 m) above sea level.

The regional surficial material is composed predominantly of clay and sandy loams. The substrate supports scrub brush, cactus, and grasses. Grass is mostly scattered on alluvial slopes. Century plant, sage, lechuguilla, greasewood, and yucca are common. Mesquite and willow are present along large arroyos.

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Figure 5.1. Access to Tactical Resource’s Peak REE Project.

360000
440000
NEW MEXICO
New Mexico
Texas
N
El Paso
Paso
Juarez
180
45
3460000
MEXICO
Peak REE Project
Sierra Blanca
10
TEXAS
MEXICO
Legend
Peak REE Project
Cities / Towns
Interstate HWY
State Boundaries
0
75
Kilometers
TACTICAL RESOURCES
Peak REE Project, Texas, USA
Project Access
1:1,000,000
UTM N83 Zone 13
June 2022
APEX Geoscience Ltd.

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5.3     Climate

The Sierra Blanca area’s climate is semi-arid. Summers are partly cloudy and hot with an average temperature of 77° F (25° C), and winters are mostly clear, snowy, and cold with an average temperature of 45° F (7°C). Throughout the year, the temperature typically varies from 34-91° F (1-33° C (Figure 5.2). Summers lasts about 3.7 months from mid May to early September. Winters are short and last about 2.8 months from late November to mid February.

The Sierra Blanca area received approximately 11 inches (28 cm) of rain and 1 inch (2.5 cm) of snow on average per year. The rainy period lasts from May to November, with August being the rainiest month with an average of 1.7 inches (4.2 cm) of rainfall (Figure 5.2). The least rainy month in Sierra Blanca is January.

The average annual wind speed is approximately 9 miles/hr (15 km/hr), with the highest wind speeds in April (11 miles/hr, or18 km/h) and the lowest in August (7 miles/hr, or 11 km/h).

5.4     Local Resources and Infrastructure

As of 2020, the population in Hudspeth and El Paso counties was 3,202 and 867,657 individuals, respectively, including 832 persons in the Town of Sierra Blanca, TX. Skilled workers for the Peak REE Project processing facility could be obtained in Hudspeth County, El Paso County, or other surrounding cities if any future processing facility is opened at the Sierra Blanca Quarry mine site, or nearby.

Powerlines extend directly to the Sierra Blanca Quarry mine site with a voltage of 120/480 V. It is likely that the power would need to be upgraded to operate any future REE processing facility at the Quarry mine site.

Water to supply the Sierra Blanca Quarry mining activity and wash plant is pumped from a subsurface aquifer located at a depth of approximately 365 m (Mr. D. Walker, pers. comm., 2022). Hydrogeology Maps for the Bone Spring-Victoria Peak aquifers in northern Hudspeth County, which underlie the Sierra Blanca Quarry, are located at the Texas Water Development Board (https://www.twdb.texas.gov/groundwater/aquifer/).

To conclude, the Peak REE Project is located at an operational volcanic crush rock railway ballast quarry operated by Sierra Blanca Quarry LLC. Hence the Quarry area has excellent access and infrastructure. The semi-arid climate could enable Tactical Resources to conduct exploration, and/or any future development, activities year-round. At present, and depending on contracts, Sierra Blanca Quarry LLC operates a Quarry work schedule of 10 hours/day and the Quarry is operational from September to June (reduced work shifts and/or mine shutdown during the heat of summer).

Annex O-21

Figure 5.2 Average monthly temperatures and rainfall at Sierra Blanca, TX.

A) Average monthly high and low temperature in Sierra Blanca, TX.

cool
hot
cool
40 °C
35 °C
30 °C
25 °C
20 °C
15 °C
10 °C
5 °C
0 °C
-5 °C
-10 °C
-15 °C
-20 °C
Jun. 16
33 °C
Sep. 8
29 °C
Feb. 17
17 °C
Dec. 31
13 °C
20 °C
18 °C
15 °C
3 °C
4 °C
1 °C
Now
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

B) Average monthly rainfall in Sierra Blanca, TX.

rain
100 mm
80 mm
60 mm
40 mm
20 mm
0 mm
Sep. 9
42 mm
Jan. 21
8 mm
Mar. 29
8 mm
Nov. 19
13 mm
Now
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

The average rainfall (solid line) accumulated over the course of a sliding 31-day period centered on the day in question, with 25th to 75th and 10th to 90th percentile bands. The thin dotted line is the corresponding average snowfall.

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Rainfall	8.0mm	8.7mm	8.6mm	8.2mm	14.7mm	25.8mm	38.0mm	41.6mm	40.8mm	24.4mm	13.9mm	11.0mm

Annex O-22

6     History

The intent of this historical section is to discuss historical exploration activities at the Sierra Blanca Quarry Mining Leases owned and operated by Sierra Blanca Quarry LLC. In instances that the discussion relates to areas, or mineral properties, that occur outside of the Sierra Blanca Quarry Mining Leases, the reader should know that the QP has been unable to verify information pertaining to mineralization on these areas, and therefore, the information is not necessarily indicative to the mineralization at the Peak REE Project that is the subject of this technical report.

This disclaimer is applicable to sub-sections 6.1 and 6.2, which include:

•     A historical summary of mineral deposits and occurrences in the general Sierra Blanca laccolith region (Section 6.1), and

•     A historical summary of the initial exploration work within the current Peak REE Project; however, some of the exploration work was conducted in conjunction with regional programs that included 4 of the 5 volcanic peaks that make up the Sierra Blanca Mining District (i.e., Round Top, Little Round Top, Little Blanca Mountain, North Sierra Blanca, and South Sierra Blanca; Section 6.2).

6.1     Regional Historical Mineral Deposits and Occurrences

A belt of alkaline-igneous rocks – known as the Trans-Pecos Magmatic Province – extends along the eastern boundary of the Rocky Mountains and the Basin and Range geological province. These rocks, primarily Tertiary in age, contain known quantities of many critical minerals including REEs in the Trans-Pecos portion of West Texas and parts of southeastern New Mexico. Historical or current metallic and industrial mineral mines, and mineral deposits and occurrences near the Peak REE Project – as documented by the United States Geological Survey (USGS) – are presented in Figure 6.1 and summarized in the text that follows. The deposits and occurrences are relegated to 3 prominent mining districts that include the Sierra Blanca, Northern Quitman Mountains, and Cave Peak mining districts.

The Sierra Blanca Range consists of five mountain peaks within an area of about 1,300 ha and has generated mineral interest over several decades. The Sierra Blanca Mining District historically comprises 5 prospects: Round Top (beryllium and fluorine), Little Round Top (beryllium and fluorine), Little Blanca Mountain (beryllium, fluorine, tin and uranium), North Sierra Blanca (beryllium and fluorine), and South Sierra Blanca (beryllium and fluorine). In addition to beryllium and fluorine, other commodities of interest in the Sierra Blanca District include REE, aluminum, gallium, hafnium, iron, lithium, magnesium, manganese, niobium, potassium, scandium, sodium, tantalum, thorium, tin, uranium, yttrium, and zirconium.

Annex O-23

Figure 6.1 Historical mineral occurrences and deposits in the Sierra Blanca area.

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N
Cave Peak
Mining District
Cave Peak
(Mo, Be, Cu, F,
Nb, Ag, Sn, W)
Marble Canyon
(Mo)
Round Top (REE)
Little Round Top (Be, F)
Little Blanca Mountain (Be, F, Sn, U)
Finley Gypsum
Mine
(gypsum,
anhydrite)
Sierra Blanca
Mining District
North Sierra Blanca (Be, F)
Sierra Blanca - Peak (REE)
Sierra Blanca Quarry (railway ballast)
South Sierra Blanca (Be, F)
Northern Quitman
Mountains Mining District
Hunter Lead Mine
(Cu, Au, Pb, Ag, U, Zn)
Silver King Mine
(Cu, Pb, Mo, Ag, Zn)
Bonanza Mine
(Au, Pb, Ag, Zn)
ED STATES

Legend

- ■ Mineral Occurrence / Deposit
- ● Historical or Current Mine
- Mining District

TACTICAL RESOURCES

Peak REE Project, Texas, USA

Mines and Prospects Near Sierra Blanca

1:500,000	UTM N83 Zone 13	June 2022

0 — 30 Kilometers

APEX Geoscience Ltd.

Annex O-24

The Northern Quitman Mountains Mining District includes several historical mines: the Bonanza Mine (gold, lead, silver and zinc), the Alice Ray Mine (lead, silver and zinc), the Silver King Mine (copper, lead, molybdenum, silver and zinc), the Hunter Lead Mine (lead, copper, gold, silver, uranium, and zinc), the Bona Lead Mine (lead, iron, nickel, and silver), the Stokes Lead Mine (lead, silver, and uranium), and Love Tank Mine (copper, lead, molybdenum, and tungsten).

Several prospects also occur in the Northern Quitman Mountains Mining District, such as: Queen Anne (lead, silver, and zinc), Love Pass (silver), Milby Peak (copper, lead, silver, and zinc), Tremble Hill (beryllium, copper, iron, and tin), Love Pasture (iron), Granite Hill (beryllium, iron, niobium, tin, and tungsten), Zimpleman (copper, iron, lead, molybdenum, silver, and zinc), Red Chief (lead and zinc), and Nickel Plate.

The Cave Peak Mining District historically comprises two prospects: Cave Peak (molybdenum, beryllium, copper, fluorine, niobium, silver, tin, and tungsten) and Marble Canyon (molybdenum). The Cave Peak deposit is located within the Cave Mountain intrusive igneous rocks and associated breccia in Sierra Diablo, Culberson County, Texas, with molybdenum, copper, niobium, tungsten, and tin commodities (Audétat, 2010). The Finley Gypsum Mine in the Finlay Mountains 22 km west-northwest of the Town of Sierra Blanca, mines the gypsum variety alabaster from the Permian Briggs Formation.

6.2     Historical Exploration Work Conducted within Sierra Blanca Mining District

Mineral exploration in the Sierra Blanca range area was initiated by W.N. McAnulty in 1968, who was initially interested in fluorite deposits after the discovery of widespread fluoritization at 4 of the 5 Sierra Blanca laccoliths (apart from Triple Hill). This area would later form the “Sierra Blanca Mining District”.

Between 1971 and 1980, McAnulty conducted trenching and diamond drilling (22 holes) on the Round Top, Little Blanca, and Little Round Top volcanic peaks. The fluorite occurrences discovered by McAnulty were ultimately deemed unprofitable. However, McAnulty’s exploration and geochemical sampling revealed the potential for beryllium, uranium, tin, and zinc within the Sierra Blanca laccoliths. This resulted in further exploration interest in the area as summarized in McAnulty (1980).

In 1982, Cabot Corporation (Cabot), a chemicals and performance materials company, became interested in the Sierra Blanca area and initiated exploration for beryllium. In 1984, the mapping and sampling programs led to Cabot acquiring a land position that consisted of 11,400 ha and was obtained through private leases and state prospecting permits. Cabot initiated a reverse circulation rotary drilling program and between October 1984 and December 1985, 240 holes were drilled (21,230 m total) in the Sierra Blanca area, with 153 holes drilled at Round Top, 32 on the north side of the Sierra Blanca, 50 holes on the Little Blanca, and 5 holes on North Hills (a small hill north of Little Blanca).

In 1986, following the completion of the drill programs, Cabot historically estimated the beryllium reserve potential (Cyprus Sierra Blanca Inc.,1988) and the main area of focus turned on the northwest portion of Round Top West End Structure, a nearly vertical, brecciated, highly mineralized contact zone between rhyolite and limestone country rocks.

In January 1987, Cyprus Metals Company (Cyprus) entered a joint venture agreement with Cabot to continue Sierra Blanca’s beryllium exploration. Round Top and Sierra Blanca laccoliths (i.e., the Peak REE Project) were evaluated for their subsurface mineralization potential. The Sierra Blanca laccolith was subject to shallow drill holes targeting veins and fault-controlled beryllium mineralization.

By the end of November 1987, 44 surface reverse circulation holes (2,823 m total), 24 underground holes (812 m total) and two surface core holes (105 m total) were completed on the Sierra Blanca and Round Top volcanic peaks.

Cyprus reportedly excavated a pit to a depth of 200 feet (61 m) on the Sierra Blanca laccolith, which is presently filled with tailings from the Sierra Blanca Quarry mining activity (Mr. T. Michel, pers. comm., 2022).

Annex O-25

The present-day Sierra Blanca Quarry mine plan and primary tailings stockpiles are presented in Figure 6.2. The location of mine tailings prior to 2007 (i.e., the Cyprus mine discards), filled the open pit that is presently located in the eastern part of the mine plan and is labelled as “historical quarry” in Figure 6.2.

Additional underground drilling and exploration drift work was conducted by Cyprus in conjunction with American Mine Services, Inc., and resulted in a feasibility report for the “Sierra Blanca Beryllium Project” (Cyprus Sierra Blanca, Inc., 1988).

In 1993, Cyprus terminated its beryllium exploration and mining programs at Sierra Blanca.

During the exploration campaigns of Cabot and Cyprus, the Texas Bureau of Economic Geology (BEG) also conducted research within the Sierra Blanca range that resulted in the publication of the following reports:

•     Rubin, et al. (1987) documented rare metals mineralization, including REE mineralization at the Sierra Blanca range.

•     Rubin et al. (1988) focused on the beryllium mineralization at Round Top.

•     Price et al. (1990) provided additional constraints on the mineralogy and petrogenesis of the Sierra Blanca range.

Annex O-26

Figure 6.2 Sierra Blanca Quarry general mine plan.

459500
460000
460500
461000
3459000
3458500
3458000
3457500
Access road
Tailings discard
Active tailings stockpile
Cone crusher
Primary crusher
Rail spur
Wash plant
Active mine face
Historical quarry pit (now filled with tailings)

Peak REE Project, Texas, USA

Sierra Blanca Quarry Operations

1:12,740	UTM N83 Zone 13	June 2022

0 1
Kilometers

Annex O-27

6.3     Historical Sampling Conducted by Sortros Group of Companies (Peak 6891 LLC)

In 2020, Sortros Group of Companies (Sortros) conducted two sampling programs – as permitted by Sierra Blanca Quarry LLC – that resulted in the collection of 7 rock samples from the Sierra Blanca Quarry. The sample locations of Sortros’ 2020 sampling campaign is presented in Figure 6.3. The sampling programs are documented as follows:

•     The first program was intended to evaluate the active mine processing area in which the rhyolite bedrock is actively being used as railway ballast materials by Sierra Blanca Quarry LLIC. Two samples were collected for REE assay evaluation from below the active crushing operations on the mine site. Sample MH 6102020-FI was collected from the fines pile near the end of the conveyor. Sample MH 6102020-UC was collected from crushed rocks below the conveyor. The 2 samples were subsequently sent to Precilab for assay purposes.

•     The second sampling program to assess REE concentrations was conducted in the Sierra Blanca Quarry active mine site area and in the active and historical tailings areas (Figure 6.3). Five samples were collected: 2 on the active mine face (SB 9520-1 and SB 9520-4), and 2 on active tailings piles (SB 9520-2, SB 9520-3), and 1 sample on the historical tailings pile (SB 9520-5). Four of the 5 samples (SB 9520-1, SB 9520-2, SB 9520-4, and SB 9520-5) were sent to CVMR® Corporation for assay analytical work.

The two samples received by Precilab were analyzed for 1) their whole rock major element composition using a handheld Energy Dispersive X-ray Fluorescence (ED XRF), and 2) trace element (rare earth elements, hafnium, tantalum, and lithium) composition. The major element compositions are presented in Table 6.1, which represent an average of 3 separate analytical measurement runs. The ED-XRF spectrum is presented in Figure 6.4.

Table 6.1 Historical Precilab handheld XRF major element analytical result (presented as an average of 3 runs).

Annex O-28

Figure 6.3 Location of the tailing’s material sampled by Sortros Group of Companies in 2020.

459500
460000
460500
461000
3459000
3458500
3458000
3457500
N
Sierra Blanca Quarry, LLC.
SB 9520-3
MH 6102020-FI
MH 6102020-UC
SB 9520-2
SB 9520-4
SB 9520-1
SB 9520-5

Legend

Sample location, Sample ID

TACTICAL RESOURCES

Peak Property, Texas, USA

Sortros Sample Locations

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0 0.25 Kilometers

APEX Geoscience Ltd.

Annex O-29

Figure 6.4 Historical Precilab ED-XRF spectrum.

A
MH 6102020-FI
cps/mA
eV
Si
Ca
Fe
K
Rh
Al
Ca
Ti
Mn
Fe
Zn
Zn
Rb
Sr
Y
Zr
Nb
Zr
Rh
B
MH 6102020-UC
cps/mA
eV
Fe
Ca
Si
K
Rh
Ca
Al
Ti
Mn
Fe
Zn
Zn
Rb
Sr
Y
Zr
Nb
Rh

Thirteen of the 17 REEs were analyzed by Precilab using Inductively Coupled Plasma - Optical Emission Spectrometry (ICP-OES). The results are presented in Table 6.2 and include analytical results for lanthanum (La), cerium (Ce), praseodymium (Pr), neodymium (Nd), samarium (Sm), europium (Eu), gadolinium (Gd), terbium (Tb), dysprosium (Dy), thulium (Tm), ytterbium (Yb), lutetium (Lu) and yttrium (Y).

Table 6.2 Historical Precilab Trace element concentrations analytical results. Italicized text indicates data at or below the minimum limit of detection limits.

Annex O-30

Of the 4 tailings samples sent to CVMR, 11 of the 17 REEs were tested by CVMR in September 2020, and include Ce, Pr, Nd, europium (Eu), Gd, Tb, Dy, holmium (Ho), Tm, Yb, and Y. The results of the analysis performed by CVMR were provided as one set of data, which may indicate that the 4 samples were amalgamated into a single composite sample. The analytical results are presented in Table 6.3.

Table 6.3 Historical CVMR rare earth element analytical result (composite samples analyses from 4 original samples).

A summary of the normalized REE profiles using the chondrite values of McDonough and Sun (1995) is presented in Figure 6.5. The historical REE spider plot is generally chaotic. Some of the Precilab analyses, and the single CVMR analysis, portray negative Eu anomaly and elevated HREE (Gd to Lu) data – while other samples analyzed have negative Ce anomaly and significantly lower HREE values.

To end, and in the QPs opinion, the two samples analyzed by a handheld XRF instrument represent qualitative analytical results that are not a true assay of a rock sample and potentially represent a micro spot within a sample, and hence, may not be representative of the tailings material. The ICP-OES analytical results yield a chondrite normalized spider plot does not display a homogenous profile, and hence, the QP can offer no real conclusions based on this dataset. It is the QPs opinion that the historical analytical results require cautionary language, and the reader is therefore informed that these analytical data may not be representative of the chemistry of the overall tailings material at the Peak Property and should not be used as part of future work conducted by Tactical Resources, including any potential mineral resource estimations. The reader is referred to Section 12 for a more extensive data validation exercise as conducted by the QP.

Figure 6.5 Summary of Sortros historical rare earth element profiles. Normalized to McDonough and Sun (1995).

Precilab
CVMR
Sample/Chondrites
10^2
10^1
10^0
La
Ce
Pr
Nd
Pm
Sm
Eu
Gd
Tb
Dy
Ho
Er
Tm
Yb
Lu

Annex O-31

7     Geological Setting and Mineralization

7.1     Regional Geology

The Sierra Blanca range in western Texas covers an area of approximately 945 square miles (2,450 km2) within Hudspeth County and is situated across the boundary between the Basin and Range Province on the north and the Sierra Madre Oriental Province on the south. The Sierra Blanca range includes the Triple Hill, Finlay Mountains, and Sierra Blanca 15-minute quadrangles, and the parts of the Fort Quitman and McNary quadrangles within the United States (Albritton and Smith, 1965).

The regional geology of the area is presented in Figure 7.1. Geologic units exposed in the Sierra Blanca area consist of Permian to Quaternary sedimentary units, and Tertiary igneous units (Albritton and Smith, 1965; McAnulty, 1980). The geology of sedimentary units in the Sierra Blanca area has been described in detail by Albritton and Smith (1965) and McAnulty (1980) and the regional stratigraphy is summarized in Table 7.1.

7.1.1    Sedimentary Regional Geology – Introduction

Sedimentary units in the Sierra Blanca area consist of Permian to Quaternary age units (Albritton and Smith, 1965; McAnulty, 1980). The northern province of the Sierra Blanca area behaved as a rigid platform, whereas the southern province was mobile, which resulted in a structural boundary and different depositional histories (Albritton and Smith, 1965). The Permian to Cretaceous sedimentary rocks is not well exposed at the vicinity of the Sierra Blanca laccoliths, and most of the surface rocks are Quaternary colluvium and alluvium (McAnulty, 1980).

Early Permian series are the oldest sedimentary units encountered in the area. They were deposited in the southern province prior to an uplift and erosion episode that preceded a localized subsidence that subsequently formed the northern part of the Mexican geosyncline. Late Jurassic and Cretaceous sediments were later deposited in the Mexican geosyncline (Albritton and Smith, 1965).

The Jurassic period is represented by marine rocks, predominantly clastic rocks, in the Malone Mountains and west of north end of the Quitman Mountains (Albritton and Smith, 1965).

The Cretaceous period in the Sierra Blanca area consists primarily of Neocomian Series units, dominantly clastic rocks. These units are overlain by a sedimentary wedge consisting of transgressive clastic rocks and neritic carbonates deposited on the southern margin of the Diablo Platform along the northern edge of the Chihuahua Trough and thins from the northern province to the southern province (Albritton and Smith, 1965; McAnulty, 1980).

Annex O-32

Figure 7.1 Regional Geology of the Sierra Blanca area.

360000
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3460000
El Paso
Juárez
RIO GRANDE RIFT
TEXAS
MEXICO
Peak REE Project
Sierra Blanca
N
Qu
Ph
Kcg
Pvc
Kf
Pl
K
Kcx
Kcu
Ti
Tv
Kbm
Kbu
Kyu
Kb
Key
Ke
Ky
Pbg
Jm
Kt
IPm
Sf
Om
Oe
COb
Pal
pCr
Rock Units
Qu: Quaternary deposits undivided
IPm: Mingus Formation
Tv: Extrusive igneous rocks
Ti: Intrusive igneous rocks
Kbu: Buda Limestone
Key: Epsy Limestone
Kcu: Washita Group undivided
Kb: Benevides Formation
Kf: Finlay Limestone
Kcx: Cox Sandstone
Kcg: Campagrande Formation
Kbm: Bluff Mesa Limestone
Kyu: Yucca Formation
Ke: Etholen Conglomerate
Kt: Torcer Formation
K: Cretaceous rocks undivided
Jm: Malone Formation
Pbg: Briggs Formation
Pvc: Victorio Peak Limestone
Pl: Leonard Series undivided
Ph: Hueco Limestone
Sf: Fusselman Dolomite
Om: Montoya Formation
Oe: El Paso Formation
COb: Bliss Sandstone
Paleozoic roks undivided
pCg: Red Bluff Granite
pCl: Lamiora Quartzite
pCr: Rough Ridge Formation
Cities / Towns
State Boundaries
Rio Grande Rift
TACTICAL RESOURCES
Peak REE Project, Texas, USA
Regional Bedrock Geology
1:821,000
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June 2022
0
20
Kilometers
APEX Geoscience Ltd.

Annex O-33

Table 7.1. Regional stratigraphy of the Sierra Blanca area.

During Early Cretaceous, a regional subsidence occurred, resulting in the spread of the Mexican Sea in the Mexican geosyncline and up to the edge of the northern platform. The Mexican Sea had several episodes of advancement and retreat over the northern platform during part of Early and Late Cretaceous times, until the region was deformed, uplifted, and eroded, then intruded by Tertiary igneous rocks (Albritton and Smith, 1965).

7.1.2    Lower Permian units

The Leonard Series are 1,640 feet (500 m) thick and consist of marlstone, limestone, and conglomerate in the Finlay Mountains along the south edge of the northern province. The Briggs Formation in the Malone Mountains of the southern province may also be of Leonard age and consists of interbedded gypsum, limestone, and dolomite. The two sequences are separated by a major thrust fault, making their relationship obscure.

7.1.3    Upper Jurassic units

The Malone Formation is 197 to 985 feet (60 to 300 m) thick and consists dominantly of clastic materials. The base of the formation consists of thinly bedded sandstone, siltstone and shale, limestone- pebble conglomerate, and limestone. Irregular and discontinuous bodies of gypsiferous rock are also encountered. The top of the formation consists of calcareous sandstone grading upwards to sandy limestone.

The Malone Formation also contains driftwood, which suggests that it was deposited near shore. Ammonites indicate that the formation was deposited approximately in the Kimmeridgian and Tithonian (latest Jurassic).

Annex O-34

7.1.4    Lower Cretaceous units

The Neocomian Series Torcer Formation is about 394 feet (120 m) thick and consists of quarzitic sandstone and siliceous pebbles at its base, and sandy limestone at its top. The Torcer Formation lies conformably on the Malone Formation.

The Neocomian Series Etholen Conglomerate is at least 656 feet (200 m) thick and consists of coarse conglomerate with limestone pebbles, cobbles, and boulders, and breccia. The Etholen Conglomerate outcrops only near the border of the northern and southern provinces and may be equivalent in part to the Torcer Formation.

The Neocomian Series Yucca Formation is more than 1600 m thick in the southern province and consists of a heterogeneous mixture of sandstone, quartzite, limestone pebble conglomerate, limestone, and shale.

The Bluff Mesa Limestone is 1,083 to 1,476 feet (330 to 450 m) thick and consists of gray sandy limestone, sandstone, and shale, and numerous massive limestone beds. Limestone beds are predominant and contain abundant marine fossils.

The Campagrande Formation is 328 to 787 feet (100 to 240 m) thick and consists of interbedded limestone, silt, sandy shale, sandstone, and conglomerate in the lower part, and limestone and marl in the upper 197 feet (60 m). The Campagrande Formation is the thinner near-shore equivalent of the Bluff Mesa Limestone in the northern province.

The Comanchean Series Fredericksburg Group is represented by the Cox Sandstone, the Finlay Limestone, and the Benevides Formation. The Cox Sandstone is 60 m thick and consists dominantly of orthoquartzite interbedded with laminated shale and siltstone units. In its upper 10 feet (3 m), the formation grades into a sandy limestone. The Finlay Limestone is 131 feet (40 m) thick and consists of marl grading upward into massive, coarsely crystalline fossiliferous limestone, with up to 20 feet (6 m) thick scattered sandstone lenses. The Finlay Limestone rests conformably on the Cox Sandstone. The Benevides Formation is 197 feet (60 m) thick and consists dominantly of light cream to olive-tan fissile shale, interbedded with up to 6 feet (15 cm) thick quartz sandstone units and up to 10 inches (25 cm) thick discontinuous lenses of nodular limestone. The Benevides Formation includes units described as the Kiamichi Formation by Albritton and Smith (1965) and overlying shale units previously considered to be in the Washita Group. The Benevides Formation conformably overlies the Finlay Limestone.

The Comanchean Series Washita Group is represented by the Espy Limestone, the Del Rio Formation, and the Buda Limestone. The Espy Limestone is 656 feet (200 m) thick and consists of gray, nodular, fossiliferous limestone with interbedded fossiliferous marl and shale. The Espy Limestone conformably overlies the Benevides Formation. The Del Rio Formation is 360 feet (110 m) thick and consists dominantly of olive brown to black fissile shale, interbedded with 0.75 to 3.9 inches (2 to 10 cm) thick micritic limestone. The top of the formation consists of a quartz sandstone unit overlain by a 33 feet (10 m) thick massive-bedded limestone unit. The Del Rio Formation rests disconformably on the Espy Limestone. The Buda Limestone is 164 feet (50 m) thick and consists of 26 feet (8 m) of nodular limestone at its base, transitioning to massive-bedded micritic limestone with thin shale partings.

7.1.5    Upper Cretaceous units

The Gulfian Series Eagle Ford Group in the Sierra Blanca area is represented by the Chispa Summit Formation. The Chispa Summit Formation is about 1000 m thick and consists of greenish-brown flaggy limestone interbedded with shale and sandstone intervals up to 10 m thick. The formation grades upward into a 2 m thick gray, nodular, fossiliferous limestone overlain by greenish-brown quartz sandstone.

7.1.6    Tertiary and Quaternary units

The Cenozoic sedimentary sequence in the Sierra Blanca area consists of diverse alluvial, colluvial, lacustrine, and eolian deposits ranging in age from late Tertiary to Recent ages. The late Tertiary deposits fill the Hueco Bolson trough and consist of clay, silt and sand and larger angular fragments of the local bedrock. They are covered by Pleistocene gravel and other Holocene sediments. The Recent sediments consist of stream alluvium, colluvium, and windblown sand.

Annex O-35

7.1.7    Igneous units

In the Sierra Blanca area, igneous rocks are Tertiary in age and are more abundant and voluminous in the central part of the Sierra Blanca area, in the northern part of the Quitman Mountains, and in the Sierra Blanca range. However, smaller igneous bodies also occur in other parts of the Sierra Blanca area. This magmatic province is referred to as the Trans-Pecos Magmatic Province, in reference to its location within the Trans-Pecos Trend. The Trans-Pecos Trend (Figure 7.2), also known as Texas Lineament Zone, is a northwest-trending structural zone where Laramide and Basin and Range faulting were active. The intrusive bodies of the northern part of the Quitman Mountains are discordant, whereas those of the Sierra Blanca range are largely concordant (Albritton and Smith,1965).

This Trans-Pecos region magmatism was subduction-related and widespread in the middle Eocene to early Oligocene time from 48 to 32 Ma (Henry and McDowell, 1986; Price, 1990). The Trans-Pecos magmatism can be divided in two episodes:

1.    An early episode (48-38 Ma) that generated small mafic to silicic intrusions, mafic lava flows, and two calderas, and

2.    A late main episode (38-32 Ma) that resulted in voluminous volcanic rocks erupted from calderas and associated ash-tuff flows, and abundant mafic, intermediate, and silicic intrusions (Henry and Price, 1984; Henry and McDowell, 1986; Henry et al., 1989; Price, 1990; Elliot et al., 2017). This magmatism resulted in two distinct geochemical subregions in the Trans-Pecos Magmatic Province: a western alkalic-calcic region and an eastern alkalic region (Figure 7.2; Henry and Price, 1984; Barker, 1987; Price et al., 1987; Price, 1990).

The diversity of igneous rocks, including alkaline-igneous rocks, and associated mineral deposits along this boundary suggests that this region is characterized by highly fractionated and differentiated, multiple pulses of mantle-derived magmas evolving to lower crustal magmas related to the subduction of the Farallon plate (McLemore, 2018). Igneous units of the Sierra Blanca range and the Quitman Mountains were emplaced during the main phase of the Trans-Pecos magmatism around 36 Ma; just before the beginning of the Rio Grande Rift extension (approximately 36 Ma; Henry et al., 1986; Price, 1990; McLemore, 2018).

7.1.8    Tectonic setting

The tectonic history of the Sierra Blanca area consists of three main episodes: the Laramide deformation (thrusting and folding), subduction-related magmatism, and Basin and Range crustal extension (Albritton and Smith,1965; Price et al., 1986; Price et al., 1987; Price, 1990).

Annex O-36

Figure 7.2. Geology of the Trans-Pecos region showing the Trans-Pecos Magmatic Province (red polygons) and major geologic structures of the Trans-Pecos Trend or Texas Lineament Zone. The Trans-Pecos magmatism is divided in two geochemical regions: a western calc-alkalic region and an eastern alkalic region. Source: Elliot et al. (2017), adapted from Muehlberger (1980) and Price et al. (1990).

The Laramide deformation started in the Late Cretaceous, peaked in the Late Paleocene, and ended in the Early Eocene (Wilson, 1971; Price 1990). The Laramide deformation was compressional and resulted in the tilting, folding and thrusting of Cretaceous and older rocks of the southern province several kilometers northwestward against the northern province (Albritton and Smith,1965). The compression was east-west oriented and dominantly north-northwest -trending folds and thrusts were developed (Price, 1990). The sedimentary strata were broken into three blocks bounded by thrust faults that trend northwestward and dip southwestward.

The three blocks consist of: 1) the Devil Ridge block, which is the northernmost block with homoclinal strata dipping southwestward, 2) the Red Hills block with intricately folded strata, and 3) the Quitman block, which is the southernmost block with strata mostly on the northeast limb of a single large anticline overturned toward the northeast (Albritton and Smith,1965). No magmatic activity was found in association with the Laramide deformation in the Trans-Pecos region.

Annex O-37

Magmatic activity in the region was initiated in a continental arc environment in association with the subduction of the Farallon Plate beneath the North American Plate Henry and McDowell, 1986; Price, 1990; Elliot et al., 2017). This subduction-related magmatism was widespread in the middle Eocene to early Oligocene time from 48 to 32 Ma (Henry and McDowell, 1986; Price, 1990). Dikes and veins from this episode are dominantly east-northeast striking, indicating a weak state of deformation likely residual from the Laramide deformation (Price et al., 1984; Price, et al., 1987).

The Basin and Range extension postdates the emplacement of the Trans-Pecos igneous units. The still active Basin and Range crustal extension was preceded by a shift in stress orientations about 31 Ma (Henry and Price, 1986) and was initiated around 24 Ma by a regional normal faulting (Price, 1990).

7.2     Local Geology

The Trans-Pecos Magmatic Province of western Texas hosts more than 100 laccoliths and laccolithic complexes emplaced in the Tertiary Period (McAnulty, 1980; Henry and McDowell, 1986; Corry, 1988; Elliot et al., 2017; Elliot et al., 2018), and forming two distinct geochemical regions in the Trans-Pecos Magmatic Province: a western alkalic-calcic region and an eastern alkalic region (Figure 7.2; Henry and Price, 1984; Barker, 1987; Price et al., 1987; Price, 1990).

The Sierra Blanca range is a series of five volcanic peaks, or domes, of peraluminous rhyolite and rhyolite porphyry laccoliths emplaced in the western calc-alkalic side of the Trans-Pecos Magmatic Province (McAnulty, 1980; Rubin et al., 1987; Price et al.,1990). The five Sierra Blanca laccoliths are named: Round Top, Little Round Top, Sierra Blanca, Little Blanca, and Triple Hill (Figure 7.3; McAnulty, 1980; Price et al.,1990).

Figure 7.3. Geology of the Sierra Blanca range area. Source: Elliot et al. 2018, adapted from Dietrich et al., 1983.

105°28'0"W
105°24'0"W
105°20'0"W
31°16'0"N
31°12'0"N
Little Round Top
Little Blanca
Round Top
Triple Hill
Sierra Blanca
Quitman Mountains
Texan Mountain
Rock units
Quatenary
Alluvium deposits
Tertiary
Igneous intrusive rocks
Cretaceous
Undivided sedimentary
Campagrande Formation
Buda Limestone
Cox Sandstone
Etholen Conglomerate
Finlay Formation

Annex O-38

The laccoliths are all leucocratic, aphanitic to porphyritic, thus the “rhyolite” or “rhyolite porphyry” designation and extend over a 90 km2 area (Henry and McDowell, 1986). Most of the Round Top, Sierra Blanca and Triple Hill peaks are porphyritic, with 0.4-1 mm quartz, potassium feldspar, and rare biotite phenocrysts in an aphanitic groundmass (Albritton and Smith, 1965; McAnulty, 1980). The Little Blanca and Little Round Top laccoliths are generally non-porphyritic (McAnulty, 1980).

A cross-Section of the Round Top Mountain is presented in Figure 7.4 as an example of the overall geometry of one of the Sierra Blanca laccoliths. The volcanic peaks are essentially peaks, or domes, in comparison to the regional topography because the rhyolitic laccolith form a resistant upper portion of the volcanic peaks. The Sierra Blanca rhyolite laccoliths are concordant with the sedimentary units they intruded (Albritton and Smith,1965; McAnulty, 1980). No feeders for the Sierra Blanca laccoliths were found either by surface mapping or drilling (McAnulty, 1980; Price, 1990).

Apart from colluvium, the Sierra Blanca rhyolite peaks are not covered with surficial material deposits.

Figure 7.4 Cross-Section of the Round Top Mountain via historical diamond drilling to show the geometry of the Sierra Blanca rhyolite laccoliths. Source: Cyprus Sierra Blanca, Inc. (1988). “Ore” in this figure indicates the general location of beryllium mineralization.

Rhyolite Porphyry
Drillholes
Diorite
Ore
Alluvium
Limestone
Shale
Projected
Vent
CYPRUS SIERRA BLANCA, INC.
SIERRA BLANCA PROJECT
HUDSPETH CO., TEXAS

There is no evidence to suggest that the intrusions broke through the surface; however, there is evidence such as the fine grain size and the presence of vesicles on the upper part of the laccoliths that favor their emplacement occurred at a shallow depth (Price, 1990). Numerous exposures indicate that the sedimentary units were domed over the Sierra Blanca intrusions, and dips of the beds adjacent to the intrusive bodies suggest that the present slopes of the mountain peaks approximate the original contours of the Sierra Blanca intrusions (McAnulty, 1980). An emplacement age of 36.2 ± 0.6 Ma for the Sierra Blanca laccolith, the largest of the five Sierra Blanca laccoliths, was obtained by Potassium-Argon dating of biotite (Henry and McDowell, 1986). This age is the only age constraint for the Sierra Blanca range.

Drilling through Round Top, Little Round Top and Little Blanca revealed that the floors of these laccoliths extend inward for at least 100 m and that the floors can be undulating and are in contact with different Cretaceous formations at different places (McAnulty, 1980). Sedimentary units exposed around the Sierra Blanca laccoliths are Cretaceous marine deposits including the Campagrande Formation, and the Gulfian and Comanchean Series: The Cox Sandstone, Finlay Limestone, Benevides Formation, Espy Limestone, Del Rio Formation, Buda Limestone, and Chispa Summit Formation (Albritton and Smith, 1965; McAnulty, 1980).

Annex O-39

Numerous dykes and sills, which cut across the Cretaceous sedimentary rocks, are exposed on the flanks of the Sierra Blanca laccoliths. The dykes and sills have variable compositions and include diorite (McAnulty, 1980), hornblende-diorite porphyry (Price et al., 1990), rhyolite porphyry, andesite, hornblende-andesite porphyry, and latite porphyry (Albritton and Smith, 1965). Titaniferous hornblende-diorite porphyry dykes were emplaced at 48 Ma (Potassium-Argon dating on hornblende; Henry et al., 1986) during the early stage of the Trans-Pecos magmatism (Henry et al., 1986; Price, 1990). The Sierra Blanca rhyolites intruded the Cretaceous sedimentary units along pre-existing diorite intrusions at many places (McAnulty, 1980). At these locations, diorite dykes are sometimes partially replaced and veined with fluorite (McAnulty, 1980). Although some dykes clearly predate the Sierra Blanca laccoliths, some of the dykes and sills observed around the peaks are probably apophyses of the laccoliths (Albritton and Smith, 1965).

7.3     Property Geology

The Peak REE Project is located on the northwest side of the Sierra volcanic peak within the Sierra Blanca Quarry. Sierra Blanca Quarry LLC presently mines rhyolite and rhyolite porphyry laccoliths that form the Sierra Blanca laccolith to produce railway ballast materials.

Igneous units in the project area consist of Tertiary rhyolite porphyry laccolith (the Sierra Blanca laccolith), along with less common dykes and sills, that intruded a sequence of Cretaceous sedimentary units. Cenozoic colluvium and alluvium occur at the top and around the Sierra Blanca laccolith (McAnulty, 1980).

7.3.1    Sedimentary units

A summary of the sedimentary units exposed in the project area is presented in Table 7.2. Sedimentary units are mostly the Cretaceous marine deposits of the Comanchean Series: The Cox Sandstone, Finlay Limestone, Benevides Formation, Espy Limestone, Del Rio Formation, and the Buda Limestone (Albritton and Smith, 1965; McAnulty, 1980). Cenozoic sedimentary units also occur in the property. They consist of late Tertiary to Recent colluvium and eolian deposits at the top and flanks of the Sierra Blanca laccolith, as well as alluvium, colluvium and eolian deposits around the mountain (Albritton and Smith, 1965; McAnulty, 1980).

7.3.2    Igneous units

Igneous units in the project area consist of Tertiary dykes, sills, and a rhyolite porphyry laccolith (the Sierra Blanca laccolith). The Sierra Blanca laccolith is the largest and the most southerly of the five Sierra Blanca laccoliths (Figure 7.3). An emplacement age of 36.2 ± 0.6 Ma was obtained by Potassium-Argon dating on biotite (Henry and McDowell, 1986). The Sierra Blanca laccolith consists of a leucocratic rhyolite porphyry, pinkish gray or very pale orange in colour, with 0.4-1 mm quartz, potassium feldspar, and rare biotite phenocrysts in an aphanitic groundmass (Albritton and Smith, 1965; McAnulty, 1980). Quartz is the most abundant mineral and with a modal abundance of about 60%, feldspar (dominantly albite) constitutes about 35%, and biotite about 5% (McAnulty, 1980).

Table 7.2. Sedimentary units in the Peak REE Project area (around the Sierra Blanca laccolith).

Annex O-40

Trace minerals within the Sierra Blanca laccolith include magnetite, hematite, zircon, bastnaesite, cassiterite, columbite, priorite, xenotime, and yttrocerite-yttrofluorite (Rubin et al., 1987). Compositionally, the Sierra Blanca laccolith is a peraluminous rhyolite with 1.50 A/NK (Al2O3/(Na2O+K2O)), 1.43 A/CNK (Al2O3/(CaO+Na2O+K2O)), and 74.4 wt. % SiO2 (Rubin et al., 1987). Representative whole-rock analysis of the Sierra Blanca laccolith is presented in Table 7.3.

Several dykes and sills with variable compositions intrude the sedimentary pile on the flanks of the Sierra Blanca laccolith, and some of them, such as the sills of rhyolite porphyry near the Sierra Blanca peak are probably apophyses of the Sierra Blanca rhyolite porphyry (Albritton and Smith, 1965).

Table 7.3. Representative whole-rock analysis of the Sierra Blanca rhyolite (Rubin et al., 1987; Price, 1990). Major elements are in weight percent (wt. %) and trace elements in parts per million (ppm). The geochemical data are from referred journal manuscripts; the reader is referred to Section 12.2.3 to view whole rock and trace element data that were analyzed using modern analytical methodologies by the QP as part of a 2022 site investigation.

7.3.3    Structural Geology

Laramide deformation consists of gentle folding or warping. Cretaceous sedimentary units intruded by the Sierra Blanca laccolith dip 5° to 10° northeast, in low hills between the Sierra Blanca laccolith and US Interstate 10 (McAnulty, 1980). The dominant structures on the slopes of the Sierra Blanca laccolith include slump and landslide faults. Large and small landslide blocks are present on the northwest and southwest flanks of the Sierra Blanca laccolith. These slumps and landslide blocks are characterized by repetition of beds, steep and divergent bedding attitudes, hummocky topography, local thrust faults, and overturned folds (McAnulty, 1980).

7.3.4    Sierra Blanca Quarry Operation and Tailings Material

The present Sierra Blanca Quarry mine activity consists of crushing rhyolite, granite, and other similar igneous rocks of the Sierra Blanca laccolith to produce railway ballast. The remnant product of the Sierra Blanca Quarry mining activity, the mine tailings, are the subject of this Technical Report. Therefore, the lithology of the tailings used for the Peak REE Project is dominantly defined by the Sierra Blanca rhyolite porphyry which constitutes “at least 2/3 of the mountain” (Mr. K. Walker, pers. comm., 2022).

The mine site is composed of 2 mine areas that include 1) the active mine site, and 2) a wash plant and railcar loading area, which also includes part of an historically mined area. The overall footprint of the mine is approximately 1.7 miles (2.75 km) east-west by 0.75 miles (1.25 km) north-south. The mine process was designed by the operators and is summarized as follows:

•     Rhyolite is extracted via a side access mining along the semi-vertical margins of the mountain by descaling the rhyolite using a conventional excavator.

Annex O-41

•     Large rhyolite boulders are further broken using either the excavator or a front-end loader. A front-end loader lifts the broken rhyolite into a heavy hauler that is hauled a short distance to the crusher.

•     The crusher operation consists of a primary crusher and a cone crusher. A control centre is situated above crushers and includes an operator that maintains the crushing operation. Once loaded into the crushing line, the material is transported via a network of conveyor belts.

•     Tailings (<1.9 cm) are extracted from the cone crusher while railway ballast size crush (1.9 to 5 cm) is conveyed to a wash plant.

•      The ballast crush is washed, tailings are extracted a second time, and the railway ballast size crush is stockpiled for loading at the railway trunk line.

Prior to 2007, mine tailings were stored by past owners about 0.8 km to the east of the active tailings pile. Therefore, the tailing’s material at the Sierra Blanca Quarry includes historical tailings piles in the lower section of the quarry, as well as an active tailings pile near the mine face and main crushing facility (Figure 7.5). The tailings piles form either topographic highs or infill in previously excavated areas (e.g., Cyprus quarry workings).

Notable tailings locations as observed by the QP are located on the eastern side of the current Sierra Blanca Quarry mine site, the historical quarry, and in the lower rail yard area adjacent to the wash plant.

7.4     Mineralization

The Sierra Blanca rhyolite is enriched in incompatible elements. For example, the work of Rubin et al. (1987) and Price (1990) has anomalous fluorite (0.65 wt. % or 6500 ppm), ∑REE (>240 ppm), lithium (170 ppm), zinc (140 ppm), zirconium (100 ppm), lead (70 ppm), niobium (72 ppm), thorium (60 ppm), and some cesium (30 ppm), tin (20 ppm), barium (16 ppm), tantalum (14 ppm), uranium (14 ppm), molybdenum (5.6 ppm), beryllium (4 ppm) and other elements (Table 7.3; and see Section 9, Exploration).

Potentially economic minerals identified in the Sierra Blanca laccolith include bastnaesite, yttrocerite, yttrofluorite, xenotime, priorate, cassiterite, columbite, magnetite, hematite, and zircon (Table 7.4; Rubin et al., 1987).

Table 7.4. Minerals identified in the Sierra Blanca laccolith (Rubin et al., 1987).

Most of these minerals occur as trace minerals and commonly occur as intergrowths in potassium feldspar (Rubin et al., 1987). Yttrofluorite occurrences however are widespread, with up to several meters thickness at the contact between the laccolith and the sedimentary units (McAnulty, 1980). At these contacts, sedimentary units (mostly shale and marl) are strongly fluoritized, showing evidence of hydrothermal alteration caused by fluids exsolved from the Sierra Blanca laccolith (McAnulty, 1980).

Annex O-42

Figure 7.5 Prospective tailings stockpiles at Tactical Resources’ Peak REE Project in the Sierra Blanca Quarry. The tailings piles form either as topographic highs or as infill associated with previously excavation. This image portrays topographical elevation difference between 1980 and 2018 as a mechanism to show the location of the tailing’s stockpiles.

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Sierra Blanca Quarry, LLC.
Change in Surface Elevation (1980-2018)
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- 50 m
Prospective Tailings Stockpile
Active Quarry
Historical Quarry
Prospective Tailings Stockpile

TACTICAL RESOURCES

Peak REE Project, Texas, USA

Prospective Tailings Stockpiles in the Sierra Blanca Quarry

1:22,000	UTM N83 Zone 13	June 2022

0 2
Kilometers

APEX Geoscience Ltd.

Annex O-43

Rare earth elements comprise a group of 17 elements (scandium, yttrium and the 15 lanthanides), commonly classified in two subgroups, excluding scandium:

•     Light Rare Earth Elements (LREE) are those with atomic numbers 57 to 62 (lanthanum to samarium), and

•     Heavy Rare Earth Elements (HREE) consist of those with atomic numbers 63 and greater (europium to lutetium) and yttrium.

Tactical Resources is interested in REE hosted in the tailing’s material from the Sierra Blanca Quarry mining activity. The Sierra Blanca laccolith is more enriched in HREE than in LREE (Rubin et al., 1987), and as presented in Section 9, Exploration.

8     Deposit Types

Rare earth elements include a group of 17 elements comprising scandium (atomic number Z=21), yttrium (Z=39) and the 15 lanthanides (Z=57 to Z=71). However, Earth scientists have traditionally set scandium aside because of its small ionic radius compared to the others, grouping either yttrium and the lanthanides or just the lanthanides into the REE family. Rare earth elements are commonly classified in two subgroups: light rare earth elements (LREE) are those with atomic numbers 57 to 62 (lanthanum to samarium), and heavy rare earth elements (HREE) consist of those with atomic numbers 63 and greater (europium to lutetium). Yttrium, when included in the REE family, is grouped with the HREE because its ionic radius is like that of holmium (Z=67).

The REE have a large variety of industrial applications, including clean energy, batteries, automotive, aerospace, electronics, and defence.

The primary source of REE are carbonatite and alkaline intrusive rocks, and their weathering products (Long et al., 2010; Verplanck and Van Gosen, 2011). Carbonatite and alkaline intrusive rocks associated with REE deposits tend to occur within stable continental units and are generally associated with intracontinental rifting and faulting (Berger et al., 2009). Carbonatites are usually more enriched in light REE and alkaline intrusions in heavy REE (Verplanck and Van Gosen, 2011).

The mineralization at the Peak REE Project can be classified as an alkaline intrusion related REE deposit model (Verplanck and Van Gosen, 2011; McLemore, 2018). Formation of REE deposits in alkaline to peralkaline igneous rocks and carbonatites is typically due to magmatic and/or hydrothermal processes. Alkaline silicate and carbonatite magmatism REE deposits are often associated with small degrees of partial melting of enriched mantle potentially derived either from metasomatised lithospheric mantle or from mantle plumes, or from interaction between the two (e.g., Goodenough et al., 2016; Figure 8.1).

Rare earth element mineralization in alkaline igneous rocks can be magmatic in origin, hydrothermal, or a combination of both, where hydrothermal alteration overprints primary REE mineralization (e.g., Richardson et al., 1996; Verplanck and Van Gosen, 2011; Dostal, 2016; Dostal, 2017). The prolonged crystallization history of magmas allows their enrichment in REE and other incompatible elements during the late stages of fractional crystallization. These elements stay in the magma due their difficulty in entering cation sites of minerals crystallizing in the magma. They are characterized by their large ionic radius, or large-ion lithophile elements (LILE; Rb, Sr, Ba, Ce and K), or by large ionic valences, or high-field-strength elements (HFSE; REE, Zr, Pb, Th, U, Ta, Hf, and Nb).

The Trans-Pecos region of Texas hosts more than 100 Paleocene to Miocene age intrusive igneous and extrusive bodies related to subduction and later rifting along the southwest margin of North America. Many of the localities, including Sierra Blanca are hypabyssal, sub-volcanic, and rhyolitic in composition.

Rhyolites can be produced as late-stage rocks after a long process of fractional crystallization and differentiation of a primary mantle-derived mafic magma (e.g., Hannappel and Reischmann, 2005). Such petrogenesis would result in significant enrichment in incompatible elements in the rhyolitic magma. Rhyolites can also be the product of melting of crustal sedimentary rocks only (Fisher and Schmincke, 2012), or the product of a mixing between fractionated mafic magma and assimilated crustal materials (e.g., McCurry et al., 2008).

Annex O-44

Therefore, different petrogenesis models of rhyolites would result in different degree of enrichment in incompatible elements, including REE. However, the parental magma for alkaline intrusive complexes that host REE mineralization is in general a highly fractionated magma, originally a mantle-derived mafic magma which is also the source of the REE (Verplanck and Van Gosen, 2011).

Explorers of REE deposits typically target intrusive rocks because of their spatial and genetic association with the other incompatible elements that usually accompany them. Gravity, magnetic, radiometric (gamma-ray), remote sensing, prospecting, and rock geochemical surveys have been successfully used in exploration for REE deposits.

Gravity and magnetic surveys can be used to locate carbonatite and alkaline intrusive rock bodies that might host REE mineralization, because of their magnetic and density characteristics. Elements such as thorium and uranium usually found in association with REE can be detected by aerial radiometric surveys, measuring the gamma radiation they naturally emit. Indicator minerals from stream sediments, soil, and rock sampling programs, combined with various geochemical studies have also been successfully used for exploration of REE deposits.

Figure 8.1 Schematic diagram to illustrate the main environments of formation of alkaline igneous rocks and carbonatites, major hosts of many REE deposits (Goodenough et al., 2016). Intrusive igneous and extrusive bodies are related to subduction and later rifting along the southwest margin of North America with tectonomagmatic affinities that suggest a within-plate tectonic setting for the rhyolites from the Sierra Blanca laccolith (Elliot, 2018).

Annex O-45

9     Exploration

9.1     Tactical Resources 2021 Sampling Program

In 2021, Tactical Resources commissioned Tigren Inc., a consulting company based in Sparks, NV, to conduct a sampling program on the Sierra Blanca Quarry for the Peak REE Project. The sampling program was intended to serve as a basis for evaluation and confirmation of REE concentrations, as well as to provide a better understand the geology of the Project area and metallurgical processes needed.

The sampling program was conducted on June 10 and 11, 2021, by Tigren Inc.’ President, Marco Montecinos, who has over 37 years of experience in mineral exploration and has held executive and consultant positions for several senior and junior companies.

A total of forty samples (labelled PK-01 to PK-40), each weighting 10 to 15 kg, were collected at various tailing’s locations within the Sierra Blanca Quarry (Figure 9.1). The sample locations can be broken down into 2 areas, the Active Quarry, and the Historical Quarry as described below.

•     The Active Quarry: A total of 30 samples were collected and consisted of 1) 18 fine-grained (approximately 0.4 cm, granule to pebble size) samples from the active tailings pile (“Main Tailings” in the Offtake Agreement), and 2) 12 coarser-grained (10-25 cm, cobble size) samples from the active mine/quarry face (Figure 9.2).

Samples collected from the active tailings pile include PK-21 through PK-38, and samples collected from the active mine/quarry face include PK-01 through PK-05, PK-16 through PK-20, PK-39, and PK-40.

•     The Historical Quarry: A total of 10 samples were collected and consisted of 1) 5 fine-grained (approximately 0.4-0.6 cm, granule to pebble size) samples from the historical mine/quarry pit’s tailings pile, and 2) 5 coarser-grained (approximately 4 cm, pebble size) ballast materials (Figure 9.3).

These locations outside of the Active Quarry were sampled so a global understanding of REE distribution and grade across the Sierra Blanca Quarry could be assessed, as material is being added to the active tailings pile from different locations across the Quarry.

Samples collected from the historical tailings pile include PK-06 through PK-10, and samples collected from the historical ballast pile include PK-11 through PK-15.

A summary description of the samples collected by Tigren Inc. on behalf of Tactical Resources is presented in Table 9.1, and sampling procedure is described in Section 11.1. The QA-QC sampling is discussed in Section 11.3.

Annex O-46

Figure 9.1. Sample locations for Tactical Resources’ Peak REE Project 2021 tailings sampling program conducted by Tigren Inc.

Sierra Blanca Quarry, LLC.
Active Quarry
Historical Quarry
N
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Quarry Outlines

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TACTICAL RESOURCES

Peak REE Project, Texas, USA

Tactical Sample Locations

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APEX Geoscience Ltd.

Annex O-47

Figure 9.2. Tactical Resources’ Peak REE Project 2021 sample location in the Active Quarry area. See area outline in Figure 9.1.

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TACTICAL RESOURCES
Peak REE Project, Texas, USA
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Annex O-48

Figure 9.3. Tactical Resources’ Peak REE Project 2021 sample location in the Historical Quarry area. See area outline in Figure 9.1.

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PK-12
PK-15
PK-14
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PK-10
PK-09
PK-08
PK-07
PK-06

Tactical Samples

Total REE+Y (ppm)

- 283 - 295
- 296 - 310
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- 326 - 348

TACTICAL RESOURCES

Peak REE Project, Texas, USA

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Annex O-49

Table 9.1. Summary description of samples collected by Tigren Inc. in 2021 for Tactical Resources’ Peak REE Project.

Annex O-50

9.2     Tactical Resources/Tigren Inc. 2021 Analytical Results

The 40 samples (PK-01 through PK-40) collected by Tigren Inc. for Tactical Resources went through two series of geochemical analysis, both of which were performed at American Assay Laboratories Inc.

The first analytical batch was initiated by Tigren Inc. on behalf of Tactical Resources. The second analytical batch was commissioned by Tactical Resources. Both sample analytical batches used the sample material originally collected by Tigren on June 10 and 11, 2021.

•     The 40 samples were initially assayed as part of a due diligence process in July 2021. This first round of analysis was conducted under Tigren Inc.’s account. American Assay Laboratories Inc.’ internal lab package used for this series of analysis was ICP-5AREE. Lithium (Li) and 14 REE were assayed, consisting of: lanthanum (La), cerium (Ce), praseodymium (Pr), neodymium (Nd), samarium (Sm), europium (Eu), gadolinium (Gd), terbium (Tb), dysprosium (Dy), holmium (Ho), erbium (Er), thulium (Tm), ytterbium (Yb), and lutetium (Lu). No blind blanks or standards were inserted. Selected analytical results of the “original” or non-QA-QC samples is presented in Table 9.2.

In summary the samples contain 136 to 159 ppm total of the 14 REE and 193 to 230 ppm Li.

•     The 40 samples were re-assayed for a more comprehensive geochemical package in October 2021, after the first results were obtained. American Assay Laboratories Inc.’ internal lab package used for this series of analysis was ICP-5AM48. 15 REE were assayed, consisting of yttrium (Y) and the 14 REE previously assayed, as well as other elements. Blind blanks and standards were inserted alternating every 10th sample for QA-QC protocol. Selected REE and trace element analytical results of the original (i.e., non-QA-QC samples) is presented in Tables 9.3 and 9.4.

In summary the samples are enriched in REE +Y (283 to 348 ppm) and in other elements such as Rb (864 to 1011 ppm), Li (185 to 227 ppm), Cr (103 to 251 ppm), Zn (92 to 213 ppm), Ti (85 to 257 ppm), Zr (50 to 105 ppm), Nb (60 to 75 ppm), and Pb (30 to 158 ppm).

A subset of the samples (20 samples) was also run for whole rock analysis in November 2021, so the host lithology could be established and better understood. Blind blanks and standards were inserted alternating every 10th sample for QA-QC protocol. The analyses were performed using a Wavelength Dispersive X-Ray Fluorescence (WD-XRF) spectrometer on fused beads samples. Selected analytical results of the “original” or non-QA-QC samples is presented in Table 9.5.

The specific gravity of the 40 samples was also investigated at American Assay Laboratories Inc. in May 2022, Specific gravity intended to be used as an input for a drone survey that would calculate the volume of the active tailings pile at the Peak REE Project. The pycnometer method (lab internal method SG-PYC) was performed, utilizing 10 g of samples for each sample. Blind blanks and standards were inserted alternating every 10th sample for QA-QC protocol. The results of the specific gravity measurements are presented in Table 9.6.

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Table 9.2. Geochemical results of Tigren’s 2021 ‘analytical batch 1’ assay results at the Peak REE Project. Analyses were ordered by Tigren Inc. on behalf of Tactical Resources. All values are in parts per million (ppm). Note that yttrium was not measured.

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Table 9.3. Rare earth element analytical results from Tactical Resources 2021 ‘analytical batch 2’ assay results at the Peak REE Project. All values are in parts per million (ppm).

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Table 9.4. Select trace element analytical results from Tactical Resources 2021 sampling program at the Peak REE Project. All values are in parts per million (ppm).

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Table 9.5. Select whole rock major element analytical results from Tactical Resources 2021 sampling program at the Peak REE Project. All data are in weight percent (wt. %).

Table 9.6. Specific gravity measurements from Tactical Resources 2021 sampling program at the Peak REE Project.

Annex O-55

A summary of whole rock and trace element rock type and tectonomagmatic discrimination diagrams using the Tactical Resources (analytical batch 2) data are presented in Figures 9.4, 9.5 and 9.6. A summary of the Tigren (analytical batch 1) and Tactical Resources (analytical batch 2) chondrite normalized REE profiles is presented in Figure 9.7. The diagrams and analytical results are discussed in the text that follows.

•     The Sierra Blanca rhyolite laccolith tailing’s material 1) classifies as a rhyolite rock type on the total alkalis versus silica diagram (Figure 9.4a), 2) is metaluminous-peraluminous (Figure 9.4b), and 3) is silica-rich, alkali-calcic, and representative of ferroan, A-Type granites (Figure 9.5).

•     The tailing’s material has trace element contents that are representative of a within plate granite setting that is associated with A-Type granites (Figure 9.6).

•     The Tigren analytical batch 1 sample results yield total REE, or ∑REE (lanthanum to lutetium; and yttrium was not analyzed) of between 136.2 and 158.9 ppm ∑REE with an average of 150.8 ppm ∑REE (n=40 analyses; Figure 9.7).

•     The Tigren analytical batch 1 sample results yield HREE (europium to lutetium; and yttrium was not analyzed) of between 60.5 and 69.5 ppm HREE with an average of 65.2 ppm HREE (n=40 analyses).

•     The Tactical Resources analytical batch 2 sample results yield ∑REE+Y (lanthanum to lutetium plus yttrium) of between 282.6 and 348.0 ppm ∑REE+Y with an average of 310.9 ppm ∑REE+Y (n=40 analyses; Figure 9.7).

•     The Tactical Resources analytical batch 2 sample results yield HREE+Y (lanthanum to lutetium plus yttrium) of between 205.5 and 243.8 ppm HREE+Y with an average of 230.4 ppm HREE+Y (n=40 analyses).

•     Based on the average percent relative standard deviation (also known as the % coefficient of variation), or average RSD%, the Tigren and Tactical REE analyses have a high degree of precision or reproducibility of the analytical results. In the QPs opinion, average RSD% values below 30% are considered to indicate very good data quality; between 30 and 50%, moderate quality and over 50%, poor quality. The RSD% of the Tigren and Tactical REE analyses (n=40 analyses) are typically <10% (particularly for the HREE).

•     The chondrite normalized REE profiles have elevated HREE concentrations with a strongly negative Eu-anomaly, which implies differentiation involving feldspar fractional crystallization, and less distinctive negative Tb anomaly, which could relate to evolved tectonic setting or is an artifact of the analyses (Note: the QP analytical results does not have a negative Tb anomaly; see Section 12.2.3).

•     The specific gravity measurements on 40 samples yield between 2.19 and 3.26 g/cm3 with an average of 2.67 g/cm3 (Figure 9.8).

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Figure 9.4 Geochemical classification of the Sierra Blanca rhyolite tailing’s material based on based the total alkalis versus SiO2 and Aluminum Saturation Index versus the Alkalinity Index.

A) Total alkalis (Na_2O+K_2O) versus SiO_2 diagram of Cox et al. (1979).

phonolite
trachyte
benmorite
rhyolite
mugearite
trachyand.
nephel.
hawaiite
dacite
andesite
basalt
picrite
Na2O+K2 O (wt. %)
SiO2 (wt. %)
0
5
10
15
35
40
45
50
55
60
65
70
75

B) Aluminum Saturation Index versus the Alkalinity Index and SiO_2 (inset) as an assessment alumina content.

Peraluminous
Metaluminous
Aluminum Saturation Index
SiO2 (wt. %)
Metaluminous
Peraluminous
Peralkaline
Peralkaline
Alkalinity Index
(molar Al/Na+K)
Aluminum Saturation Index
(molar Al/Ca+Na+K)
0
1
2
3
0.5
1.0
1.5
2.0

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Figure 9.5 Geochemical classification of the Sierra Blanca rhyolite tailing’s material Fe-number, or FeOtot/(FeOtot + MgO), and the modified alkali–lime index, or Na2O + K2O – CaO, of Frost et al. (2001).

A) FeO/(FeO + MgO) vs weight per cent SiO_2 diagram using the Fe-number of Miyashiro (1970) to distinguish between ferroan and magnesian plutons.

1.0
0.9
0.8
0.7
0.6
0.5
0.4
40
50
60
70
80
Fe-number FeO^tot/(FeO^tot + MgO)
SiO2 (wt. %)
Ferroan
(A-Type granites)
Fe-number
Magnesium
(Cordilleran granites)

B) $Na_2O + K_2O - CaO$ against SiO_2 with the alkalic, alkali–calcic, calc-alkalic, and calcic rock series of Frost et al., (2001).

12
8
4
0
-4
-8
50
60
70
80
Na2O+K2O-CaO
SiO2 (%)
Alkalic
Alkali-calcic
Calc-alkalic
Calcic

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Figure 9.6 Tectonomagmatic discrimination diagrams Yb versus Ta and Y+Nb versus Rb using the fields of Pearce et al. (1984).

A) Yb-Ta bivariate plot of Pearce et al. (1984)

100
10
1
0.1
Ta (ppm)
Syn-Collisional
Granites
Within Plate
Granites
Volcanic Arc
Granites
Ocean Ridge
Granites
0.1
1
10
100
Yb (ppm)

B) Rb versus Y+Yb diagram of Pearce et al. (1984).

10^3
10^2
10^1
10^0
Rb (ppm)
Syn-Collisional
Granites
Within Plate
Granites
Volcanic Arc
Granites
Ocean Ridge
Granites
10^1
10^2
10^3
Y+Nb (ppm)

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Figure 9.7 Chondrite normalized rare earth element profiles of Tactical Resources 2021 Sierra Blanca tailing’s material samples. Normalized using chondrite values from McDonough and Sun (1995).

A) Tigren chondrite normalized REE profile

Sample/Chondrites
10^2
10^1
10^0
La
Ce
Pr
Nd
Pm
Sm
Eu
Gd
Tb
Dy
Ho
Er
Tm
Yb
Lu

B) Tactical chondrite normalized REE profile

Sample/Chondrites
10^2
10^1
10^0
La
Ce
Pr
Nd
Pm
Sm
Eu
Gd
Tb
Dy
Ho
Er
Tm
Yb
Lu

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Figure 9.8 Histogram of specific gravity measurements (g/cm3).

In addition, the tailing’s material is enriched in HFSE and LILE’s that include, for example, and based on the Tactical Resources analytical batch 2 results:

•     Lithium (185.2-226.7 ppm Li with an average of 206.9 ppm Li),

•     Beryllium (5.4-22.2 ppm Be with an average of 11.6 ppm Be),

•     Niobium (60.2-75.4 ppm Nb with an average of 68.8 ppm Nb),

•     Rubidium (854-1,011 ppm Rb with an average of 943 ppm Rb),

•     Yttrium (149.3-180.7 ppm Y with an average of 168.7 ppm Y, and

•     Zircon (42.9-106.6 ppm Zr with an average of 59.9 ppm Zr).

To end, and in the QPs opinion, the Tactical (2021) sampling program used sample preparation, security, and QA-QC protocols that are standard and reasonable. The reader is referred to Section 12.2.3 Validation of the Mineralization and Section 12.3 Adequacy of the data to read the QPs opinion on the adequacy of the analytical techniques, and in particular, the legitimacy of the negative terbium anomaly in the Tactical geochemical datasets.

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9.3     Tactical Resources 2022 Mineralogy Investigation

Tactical Resources initiated mineralogical investigations at the University of Texas to obtain a better understanding of the mineralogy and chemistry that constitutes the Peak REE Project tailing’s material. Four samples (PK-23, PK26, PK-30, and PK-36) were collected by Tigren, on behalf of Tactical Resources, and were used for the mineralogical investigation. Scanning electron microscopy (SEM) coupled with energy dispersive spectroscopy (EDS) were used for mineralogy characterization.

The samples were mounted in epoxy, trimmed to 2.54 cm diameter, and ground and polished down to 0.25-micron grit. Backscattered electron (BSE) gigapan images of the samples (Figure 9.9) were obtained on a JEOL 6490 Low-Vacuum Scanning Electron Microscope. Energy-dispersive X-ray (EDS) spectra were subsequently collected from areas of interest in the BSE gigapan images.

Mineral identification is the result of the interpretation of the EDS spectra. Selected BSE images and EDS spectra are presented in Figures 9.10 and 9.11.

A summary of the mineralogical observations is as follows.

•     The most common accessory minerals include:

•     Cassiterite (SnO2).

•     Columbite (Fe2+Nb2O6).

•     yttrofluorite (Ca0.7Y0.3F2.3).

•     yttrocerite (CaF2+(Y,Ce)F3).

•     Thorite ((Th,U)SiO4).

•     zircon (ZrSiO4; Figure 9.11).

•     The minerals usually occur all together in very close proximity (if not adjacent) and often in the presence of or included in large biotite grains (Figure 9.10).

•     Thorite is often found as an inclusion within zircon.

•     Columbite can be found as inclusions within iron oxide grains as well as within yttrofluorite grains.

•     Cassiterite can be found both as inclusions within yttrofluorite as well as free grains within the matrix.

•     Yttrium-free fluorite was also encountered as a single mm-scale clast and had none of the accessory minerals described in the previous text. Therefore, it is possible that different generations of fluorite may occur.

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Figure 9.9 Backscattered electron gigapan images of samples PK-23, PK26, PK-30, and PK-36 mounted in epoxy.

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Figure 9.10 Selected BSE image and EDS spectra of sample PK-36 showing iron oxide (spectrum 87), cassiterite (spectrum 88), biotite (spectrum 89), and yttrocerite (spectrum 91).

Spectrum 91
Spectrum 90
Spectrum 89
Spectrum 88
Spectrum 87
125 µm
Spectrum 87
Spectrum 89
Spectrum 88
Spectrum 91
cps/eV
keV
Powered by Tru-Q®

Figure 9.11 Selected BSE image and EDS spectra of sample PK-23 showing thorite (spectrum 56), columbite (spectrum 64), cassiterite (spectrum 66), zircon (spectrum 69), iron oxide (spectra 70 and 71), and yttrofluorite (spectrum 77).

Spectrum 64
Spectrum 72
Spectrum 59
Spectrum 60
Spectrum 71
Spectrum 70
Spectrum 78
Map Data 8
Spectrum 63
Spectrum 58
Spectrum 67
Spectrum 66
Spectrum 68
Spectrum 69
125 µm
Spectrum 69
Spectrum 56
Spectrum 70
Spectrum 64
Spectrum 71
Spectrum 66
Spectrum 77
cps/eV
keV
Powered by Tru-Q®

Annex O-64

9.4     Tactical Resources 2022 Volumetric Drone Survey

In 2022, Tactical Resources commissioned Frank X. Spencer and Associates (FXSA) to conduct two unmanned aerial vehicles (UAV), or drone, surveys on the active tailings pile area at the Sierra Blanca Quarry.

FXSA is a full-service civil engineering and survey company, founded in 1979, and based in El Paso, Texas. FXSA team includes Professional Engineers and Professional Land Surveyors licensed in several U.S. states, including Texas.

The first drone survey was intended to assess the actual volume of tailings in the active tailings pile of the Sierra Blanca Quarry. The second drone survey was intended to assess the monthly volume of tailings material being added to the active tailings pile. Therefore, the second survey was scheduled to take place 1 month after the first survey.

9.4.1    First drone survey

The first drone survey of the Peak REE Project’s active tailing’s pile took place on April 22, 2022. Two flights were planned for redundancy and for securing the best data collected: the first flight was set up as a one single grid north to south and the second one as a double grid north to south – east to west. The survey area and the first flight path are presented in Figure 9.12.

Four control points and five check points were established in the survey area, along with the target positions set at 3 meters intervals (Figure 9.12). The flight target positions were established by acquiring GPS (Global Positioning System) positions and by the VRS (Virtual Reference System) network in Sierra Blanca. Both flights were handled by FXSA company drone and certified 107-pilot, along with a visual observer. The drone used was a Phantom 4 RTK with a D-RTK mobile base station. Air temperature, wind speed, visibility and clear cover were all considered. During the survey, the drone collected orthoimages (for photogrammetry) and Digital Elevation Model (DEM) data. All orthoimages were collected as per “ASPRS Positional Accuracy Standards for Digital Geospatial Data”. Both flights were completed as planned, and a post-flight check was performed.

The challenge for this survey was that FXSA did not have an initial starting surface or base surface to determine the tailings infill volumes. Therefore, FXSA did a preliminary work consisting of obtaining a base surface from historical topographic maps of the area. The map that was most suitable for this work was the “Gunsight Hills South, Tex., 1979” topographic map, that has a National Geodetic Vertical Datum of 1929 (NGVD 29). The elevation contours on this map were deemed appropriate to represent the base surface of the Property. Due to the difference between NGVD 29 Datum and the new NAVD 88 Datum used for the survey, FXSA made a conversion shift of 0.52 m upward to match the NAVD-88 Datum. This information was attained by using software tools provided by the U.S. National Geodetic Survey (NGS) and using the computer program VERTCON to obtain the height difference. The results of this topography investigation are presented in Figure 9.13. FXSA first generated a map displaying the original elevation contours as shown on “Gunsight Hills South, Tex., 1979” topographic map (Figure 9.13A), then a map displaying the elevation contours in the subject area as of April 22, 2022 (Figure 9.13B). The difference in elevation between the surface as of April 22, 2022, and the base surface was subsequently assessed (Figure 9.13C).

Using the difference in elevation between the two surfaces (Figure 9.13C) and the average-end-area method, with a compaction factor of 1.0, FXSA estimated the total volume of the active tailings pile, as of April 22, 2022, to be 427,174 cubic yards (approximately 326,598 m3) of tailings.

Annex O-65

Figure 9.12 FXSA drone survey area and drone flight path at the active tailings pile of Tactical Resources’ Peak REE Project, Sierra Blanca Quarry. The red filled circles represent target positions and constitute altogether the flight path. The blue crosses represent control points and check points.

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Figure 9.13 FXSA topography investigation results. A/ Original contours created by FXSA and as shown on “Gunsight Hills South, Tex., 1979” topographic map; the black outline represents the general limits of the active tailings pile. B/ Topographic map of the subject area as of April 22, 2022, processed and generated by FXSA. C/ Surface comparison. Elevation in feet. Map location shown on Figure 9.12.

A
N
100 m
B
N
C
100 m
C
Surface on
April 22, 2022
Base surface
5405
5400
5395
5390
5385
5380
5375
5370
5365
5360
5355
5350
5345
5340
5335
5330
5325
5320
5315
5310
5305
5300
5295
5290
5285
5282
5376.06
5387.04
5351.50
5379.20
5341.82
5375.10
5328.51
5370.74
5301.95
5366.30
5299.61
5390.21
5309.49
5387.00
5315.15
5363.52
5317.30
5314.31
0+00
1+00
2+00
3+00
4+00
5+00
6+00
7+00
8+00
9+00
10+00
10+20

9.4.2    Second drone survey

The second drone survey of the Peak REE Project’s active tailings pile took place on May 27, 2022. This survey was intended to assess the monthly volume of tailings material being added to the active tailings pile. Therefore, it took place approximately 1 month after the first survey.

Following the same process as for the first survey, elevation contours as of May 27, 2022, were created by FXSA, and the difference in elevation between the surface as of May 27, 2022, and the surface as of April 22, 2022, was subsequently assessed (Figure 9.14). Using the difference in elevation between the two surfaces and the average-end-area method, with a compaction factor of 1.0, FXSA estimated the total volume of tailings added to the active tailings pile between April 22, 2022, and May 27, 2022, to be 14,780.67 cubic yards (approximately 11,300 m3).

Annex O-67

Figure 9.14 Active tailings pile surface comparison: April 22, 2022, versus May 27, 2022.

10   Drilling

The Issuer, Tactical Resources, has yet to conduct drilling at the Company’s Peak REE Project.

Historical drilling within the Sierra Blanca laccolith was completed between 1984 and 1986 by Cabot Corporation (Cabot) and Cyprus Metals Company (Cyprus), initially interested in beryllium mineralization in the Sierra Blanca area (see Section 6.1). Between 1984 and 1985, Cabot conducted 32 reverse circulation rotary drill holes on the north side of the Sierra Blanca laccolith. In 1987, Cyprus, which had entered a joint venture agreement with Cabot, conducted additional drilling programs on the Sierra Blanca laccolith, targeting shallow veins and fault-controlled beryllium mineralization. However, due to the steep nature of the mountain, the shallow drilling did not adequately test the surface mineralization. Collar locations and assay results for each drill holes were note disclosed by Cabot/Cyprus in the feasibility report prepared by Cyprus in May 1988 for the “Sierra Blanca Beryllium Project” (Cyprus Sierra Blanca, Inc., 1988).

11   Sample Preparation, Analyses and Security

11.1   Sample Collection, Preparation and Security

In 2020, Sortros conducted two sampling programs that resulted in the collection of 7 rock samples from the Sierra Blanca Quarry. The senior author is not aware of the sample collection, preparation, and security procedures used by Sortros.

On June 10 and 11, 2021, Tigren Inc. collected 40 samples (PK-01 through PK-40) on behalf of Tactical Resources. The 40 samples, each weighting 10 to 15 kg, were collected at various locations within the Sierra Blanca Quarry, at the Active Quarry and the Historical Quarry.

The Quarry site and general sample locations were navigated using a handheld Android GPS tablet and samples were collected using a geological hammer and/or a shovel. Fine-grained samples from the historical tailings pile were collected using a shovel at approximately 0–15-inch (0-40 cm) depth, and the other samples were surface samples collected using a geological hammer and/or a shovel.

At each sample location the following information was collected: UTM coordinates and zone, elevation, sample number, sample description, sample approximate grain size, sample depth, and sample picture. All sampling data was recorded in AplineQuest application on an Android GPS tablet. At the end of each sampling day, the samples were laid out and sample numbers were confirmed using the digital tablet data. The samples were then put in rice bags and were driven by the sampler to American Assay Laboratories Inc. in Reno, Nevada, at the end of the sampling program.

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During June to August 2022, a metallurgical test program was completed on behalf of Tactical by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of the rare earth elements and lithium. The 40 Tactical field samples collected in 2021 were composited into 3 ‘Tails’ samples for metallurgical testing.

11.2   Laboratory Accreditations

CVMR and Precilab were independent of Sortros. CVMR is a privately held, metal refining technology provider established in 1986 and based in Toronto, Canada. CVMR is ISO 9001 registered. Precilab is a laboratory founded in 2001 and based in Texas, U.S., that provides chemical analytical services for diverse industries. Precilab is accredited for ISO/IEC 17025 by A2LA for testing and analysis of chemicals and materials produced and used in the semiconductor and high technology industry.

American Assay Laboratories Inc. (AAL) is independent of Tactical Resources and is a reputable geochemical analytical testing laboratory that was first incorporated in Elko, Nevada in 1987. AAL has thenceforth opened several laboratories in the U.S., Mexico, Uruguay, and Argentina. Its main office is based in Sparks, Nevada, U.S. AAL is accredited to ISO/IEC 17025 by the International Accreditation Service (IAS).

Kemetco Research is a private sector integrated science, technology and innovation company that provides scientific expertise in the fields of specialty analytical chemistry, chemical process, and extractive metallurgy. Kemetco is a member of the Canadian Association for Laboratory Accreditation (CALA) and holds Certificates of Proficiency for several tests.

11.3   Analytical Procedures

11.3.1  Sortros Analytical Procedures

The major element compositions analyzed at Precilab were done by using a handheld Energy Dispersive X-ray Fluorescence (ED XRF).

With respect to Precilab trace element compositions, the 2 samples were powdered, then dissolved following the Aqua Regia Digest method which consists of digesting samples with HNO3 and HCl, then heating the solution in a water bath for 1.5 hours at 85°C. The solutions were then cooled and analyzed by Inductively Coupled Plasma - Optical Emission Spectrometry (ICP-OES). A blank and reference material (OREAS 905) were also analyzed for quality assurance-quality control. The results are presented in Section 6, History.

Sample preparation and analytical methods were not disclosed in the report provided by CVMR. It is possible that CVMR did a composite of the 4 samples received from Sortros and performed a single analysis on the resulting single composite sample.

11.3.2  Tactical Resources Analytical Procedures

Tactical Resources’ 2021 samples were sent to AAL for four sets of analysis to be performed: due diligence lithium + rare earth elements under the ICP-5AREE internal lab package, multi-elements under the ICP-5AM48 internal lab package, whole rock WD-XRF analysis, and specific gravity.

•     For the ICP-5AREE and ICP-5AM48 lab packages (analysis of the REE and other trace elements), the “5 acid digestion ICP-OES+ICP-MS” method was used. In this method, samples are digested with 5 acids (HNO3, HF, HClO4, HCl and H3BO3), then analyzed by Inductively coupled plasma (ICP) - optical emission spectrometry (OES) or - mass spectrometry (MS). The instruments used to run the analyses are Agilent 700/Agilent5110/Agilent7900/AJ-PQElite+.

Reported elements for the ICP-5AREE analysis include lithium, and the REE lanthanum, cerium, praseodymium, neodymium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, and lutetium.

Reported elements for the ICP-5AM48 analysis include the REE yttrium, lanthanum, cerium, praseodymium, neodymium, samarium, europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, and lutetium, and silver, aluminium, arsenic, barium, beryllium, bismuth, calcium, cadmium, cerium, cobalt, chromium, cesium, iron, gallium, germanium, hafnium, indium, potassium,

Annex O-69

lithium, magnesium, manganese, molybdenum, sodium, niobium, nickel, phosphorous, lead, rubidium, rhenium, sulfur, antimony, scandium, selenium, tin, strontium, tantalum, tellurium, thorium, titanium, thallium, uranium, vanadium, tungsten, zinc, and zirconium.

•     For the Wavelength Dispersive X-Ray Fluorescence (WD-XRF) analysis, samples are prepared as fused beads. To obtain fused beads samples are mixed with lithium borate (Li₂B₄O₇)/lithium nitrate (LiNO3) flux in an automatic fusion equipment, then fused in a platinum/gold crucible at 1050 °C and finally poured into platinum/gold mold. The fused beads are then analyzed with a Zetium WD-XRF spectrometer. Reported elements for the whole-rock WD-XRF analysis include: Al2O3, BaO, CaO, Cr2O3, Fe2O3, K2O, MgO, MnO, Na2O, P2O5, SiO2, SrO, TiO2, V2O5, C and S.

•     The specific gravity of samples was investigated using a pycnometer (lab internal method SG-PYC). The specific gravity is the ratio of the mass of unit volume of a sample to the mass of the same volume of water at a stated temperature. In the pycnometer method, a pycnometer (laboratory glass flask/container) is used to make the mass measurements.

G = [M2-M1]/[ (M2-M1) – (M3-M4)],

where:

G = Specific Gravity

M1 = Mass of empty pycnometer

M2 = Mass of pycnometer r + dry sample

M3 = Mass of pycnometer + dry sample + water

M4 = Mass of pycnometer + water

11.3.3  Kemetco Research Analytical Procedures

Samples of Tails 1, Tails 2, and Tails 3 were submitted to Actlabs in Thunderbay, ON, Canada for major elements and REE by whole rock analysis by lithium metaborate/tetraborate fusion followed by ICP-OES and ICP-MS finish, and for fluoride by ion-selective electrode (ISE). Lithium analysis was conducted by Kemetco Research by aqua-regia digestions followed by ICP-OES. Semi-quantitative x-ray diffraction (XRD) was conducted by the University of British Columbia (UBC), Department of Earth, Ocean and Atmospheric Sciences in Vancouver, BC, Canada.

11.4   Quality Assurance – Quality Control

The QA-QC protocol from Tactical Resources’ Peak REE Project 2021 exploration campaign included:

a.    For the set of geochemical analyses commissioned by Tigren Inc. on behalf of Tactical Resources

•     Original samples: 40 samples (PK-01 through PK-40).

•     Duplicate samples: 5 samples (PK-09-X, PK-14-X, PK-19-X, PK-29-X, and PK-40-X).

•     Lab blank samples: 2 samples.

•     Lab standard samples: 2 samples (OREAS 905 and OREAS 600b).

b.    For the set of geochemical analyses commissioned by Tactical Resources

•     Original samples: 40 samples (PK-01 through PK-40).

•     Duplicate samples: 7 samples (PK-05-X, PK-13-X, PK-15 dup, PK-19-X, PK-27-X, PK-34-X, and PK-38-X).

•     Blind blank samples: 2 samples (PK-41 and PK-43, corresponding to OREAS Silica Blanks).

•     Blind standard samples: 1 sample (PK-42, corresponding to OREAS 461)

•     Lab blank samples: 2 samples.

•     Lab standard samples: 3 samples (OREAS 905, OREAS 600b, and OREAS 602b).

Annex O-70

c.    For the set of whole-rock WD-XRF analyses commissioned by Tactical Resources

•     Original samples: 20 samples.

•     Duplicate samples: 4 samples (PK-03-X, PK-08 dup, PK-26-X, and PK-30-X).

•     Blind blank samples: 2 samples (PK-44 and PK-46, corresponding to OREAS Silica Blanks).

•     Blind standard samples: 1 sample (PK-45, corresponding to OREAS 463)

•     Lab blank samples: 1 sample.

•     Lab standard samples: 4 samples (OREAS 906, OREAS 907, OREAS 62, and NBM-1).

d.    For the specific gravity analyses commissioned by Tactical Resources

•     Original samples: 40 samples (PK-01 through PK-40).

•     Duplicate samples: 1 sample (PK-15 dup).

•     Blind blank samples: 2 samples (PK-41 and PK-43, corresponding to OREAS Silica Blanks).

•     Blind standard samples: 1 sample (PK-42, corresponding to OREAS 461).

Blind blanks and blind standards were inserted alternating every 10th original sample. Lab blanks and standards were randomly inserted in the sample stream.

11.4.1  Results of Duplicate Samples

A total of 17 duplicate samples were analyzed at AAL: 5 samples for the due diligence geochemical analyses, 7 samples for the second set of geochemical analyses, 4 samples for whole-rock WD-XRF analyses, and 1 sample for the specific gravity analysis.

The analytical results for the:

•     Duplicate pairs are presented in Table 11.1 (due diligence geochemical analyses),

•     Second set of geochemical analyses (Table 11.2).

•     Whole-rock WD-XRF analyses (Table 11.3).

•     Specific gravity analysis (Table 11.4).

There is good data quality as depicted by the low relative standard deviation (RSD) percentage values that mostly range between 0 and 4%, 0 and 2.5%, 0 and 1%, and 9.9% respectively.

11.4.2  Results of Blind Blank Samples

4 blind blank samples were analyzed at AAL for QA-QC protocol related to trace/major element geochemical analyses. These blank samples, composed of nearly pure silica sand (OREAS Coarse Silica Blank Material), were inserted as blind samples into the sample stream, and yielded 98.1 and 98.4 weight% SiO2 for PK-44 and PK-46 respectively which is an accurate result, and trace elements concentrations for PK-41 and PK-43 in accordance with the certified values (Table 11.5).

11.4.3  Results of Blind Standard Samples

Two blind standard samples were analyzed at AAL for QA-QC protocol related to trace/major element geochemical analyses. These standard samples consisted of sample PK-42 corresponding to the certified reference material OREAS 461, and sample PK-45 corresponding to the certified reference material OREAS 463. The RSD of the standard sample analysis and the certified OREAS result is between 0.1 and 7.4% (Table 11.6) and between 0.3 and 8.9% (Table 11.7) respectively. The analytical results of samples PK-42 and PK-45 mostly plot within 2 standard deviations of the OREAS certified results (Figures 11.1 and 11.2), indicative of good data quality.

Annex O-71

Table 11.1. Comparison of duplicate samples from Tigren Inc./Tactical Resources’ 2021 geochemical analysis. Element concentrations in ppm.

Annex O-72

Table 11.2. Comparison of duplicate samples from Tactical Resources’ 2021 geochemical analysis. Element concentrations in ppm.

Annex O-73

Table 11.3. Comparison of duplicate samples from Tactical Resources’ 2021 whole-rock WD-XRF analysis. Oxide concentrations in wt. %.

Table 11.4. Comparison of duplicate samples from Tactical Resources’ 2021 specific gravity analysis.

Table 11.5. Results of blind blank samples selected trace elements concentration (in ppm) and comparison with certified values.

Annex O-74

Table 11.6. Analytical results for blind standard PK-42 (OREAS 461) and comparison with certified results.

Table 11.7. Analytical results for blind standard PK-45 (OREAS 463) and comparison with certified results.

Figure 11.1. Selected analytical results for blind standard PK-42 (OREAS 461).

Pr QAQC
Pr (ppm)
560.00
540.00
520.00
500.00
480.00
460.00
440.00
420.00
400.00
PK-42 (OREAS 461)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD

Lu QAQC
Lu (ppm)
0.70
0.60
0.50
0.40
0.30
0.20
0.10
PK-42 (OREAS 461)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD

Dy QAQC
Dy (ppm)
37.00
36.00
35.00
34.00
33.00
32.00
31.00
30.00
PK-42 (OREAS 461)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD

Y QAQC
Y (ppm)
100.00
95.00
90.00
85.00
80.00
75.00
70.00
PK-42 (OREAS 461)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD

Annex O-75

11.4.4  Adequacy of Sample Collection, Preparation, Security and Analytical Procedures

Due to the limited number of historical samples collected by Sortros and analyzed at Precilab and CVMR, it is the QP’s opinion that the data cannot be reasonably assessed due to the lack of information pertaining to the analytical procedure and the potential use of QA-QC procedures.

With respect to the Tactical Resources 2021 exploration program, the QP has reviewed the adequacy of the sample preparation, security, and analytical procedures and found no significant issues or inconsistencies that would cause one to question the validity of the data. The work conducted was completed using an independent, accredited laboratory and reasonable REE standard sampling practices, QA-QC protocols, and analytical methods. The QA-QC results of the subsequent are of good quality. The QP is therefore satisfied with the adequacy of the sample preparation, security, and analytical procedures as implemented by Tactical Resources and American Assay Laboratories Inc.

Figure 11.2. Selected analytical results for blind standard PK-45 (OREAS 463).

Al2O3 QAQC
12
11.5
11
10.5
10
9.5
9
Al2O3 (wt%)
PK-45 (OREAS 463)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD
Fe2O3 QAQC
56
54
52
50
48
46
44
42
Fe2O3 (wt%)
PK-45 (OREAS 463)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD
CaO QAQC
2
1.9
1.8
1.7
1.6
1.5
1.4
CaO (wt%)
PK-45 (OREAS 463)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD
SiO2 QAQC
31
30
29
28
27
26
25
24
SiO2 (wt%)
PK-45 (OREAS 463)
AAL
OREAS Certified Value
+ 1SD
+ 2SD
+ 3SD
- 1SD
- 2SD
- 3SD

12   Data Verification

12.1   Data Verification Procedures

Tactical Resources Peak REE Project is an early-stage exploration project, and the intent of this technical report is to present a geological introduction to the project. The primary datasets involve 1) historical and current tailing’s sample collection and analytical/mineralogical work, and 2) current UAV drone aerial surveys as a preliminary step in defining the tailing’s material stockpiles. The current work was conducted by Tactical Resources during 2021 and 2022.

Annex O-76

12.1.1  Historical Datasets

The QP received a copy of historical (2020) Sortros analytical work from Tactical Resources management team during the onset of report preparation (May 2022). The historical geochemical analytical work includes a limited number of historical samples that were collected by Sortros and analyzed at Precilab and CVMR laboratories. Apart from sample locations, the QP cites a general lack of information related to the sample collection, sample preparation, security, and analytical procedures as part of the historical Sortros work. For example,

•     The QP reviewed a “REE preliminary test result” report that was prepared by CVMR. It is evident within the report that CVMR received 4 separate samples from Sortros; however, CVMR reports only a single analytical sample result, and it is not clear on whether the 4 samples were amalgamated, or how they were amalgamated, into a single composite sample.

•     The CVMR samples were reportedly tested to gauge their reaction to various reagents (chemical) and physical factors such as heat, pressure, and length of residency time in the Floatation Columns; however, the detail of the test work, including None of the ICP MS, XRD, SEM data, are not presented in the CVMR report (see Section 13).

•     The CVMR report is essentially a proposal for further work.

•     With respect to the Precilab data, the QP reviewed Excel spreadsheets in which REE analytical results were reported by ICP-OES using an aqua regia digest. The minimum limits of detection for each element are provided. Laboratory Certificates were not provided for the Precilab analytical work.

•     The CVMR and Precilab REE data yield a sporadic chondrite normalized spider plot, in which the QP notes that there are few similarities in the resulting REE profiles from the CVMR and Precilab datasets.

•     The Precilab whole rock data utilized a handheld XRF, and the analytical results are therefore considered semi-quantitative analytical results by the QP.

•     The locations of the tailing’s material samples collected by Sortros were culled from a memorandum with figures that was prepared by Peak 6891 (i.e., Sortros) and presented to Tactical Resources as a Sierra Blanca Tailings Pile Evaluation memorandum.

Due to the limited number of historical samples collected by Sortros, lack of metadata, lack of QA-QC work, lack of data REE analytical results compatibility, it is the QP’s opinion that the Precilab and CVMR analyzed data cannot be reasonably assessed due to the lack of information pertaining to the analytical procedure and the inhomogeneous nature of the analytical results. These data should not be utilized as part of future work conducted by Tactical Resources, including any potential mineral resource estimations.

12.1.2  Tactical Resources Datasets

The QP received a detailed sampling procedure Word file from Tactical Resources management team during the onset of report preparation (May 2022). At each sample location the following information was collected and recorded including UTM location and elevation, sample ID, description of the sample, approximate grain size of sample, depth of sample, and a picture of sample. QA-QC work included blind blanks and standards that were inserted every 10th sample.

The analytical work was also detailed, and Tactical Resource presented Laboratory Certificates and Excel electronic copies of the data to the QP. This information level was included for both the Tigren analytical batch 1 analytical work and the Tactical Resources analytical batch 2 analytical work.

The QP reviewed the 40-sample analytical data results by comparing Excel data spreadsheets in conjunction with the Laboratory Certificates. There were no errors in the electronic datasets.

To conclude, the QP has reviewed the adequacy of the sample preparation, security, and analytical procedures and found no significant issues or inconsistencies that would cause one to question the validity of the data. The work conducted was completed using an independent, accredited laboratory and reasonable REE standard sampling practices, QA-QC protocols, and analytical methods.

Annex O-77

The QP has added confidence in the current analytical datasets based on the review of the adequacy of the sample preparation, security, and analytical procedures as implemented by Tactical Resources and American Assay Laboratories Inc. It is the QPs opinion that the Tactical Resources datasets were adequately validated, and that the data are reasonable for presentation within this geological introduction technical report, and any future mineral resource modelling and estimations.

With respect to mineralogical work, the QP received emails, backscattered electron image montages, EDS spectra data, and elemental map data via Dr. Omero Felipe Orlandini, Director of DGS Geomaterials Characterization, and Imaging Facility (GeoMatCI) Jackson School of Geosciences, UT Austin in May 2022. The QP has reviewed the information and concludes that the BSE gigapan imaging and EDS spectra were produced in a university laboratory by staff with post-secondary degrees and therefore represent reasonable results that were prepared using standard approaches to mineralogical determination studies.

Copies of the UAV surveys prepared by Frank X. Spencer & Associates Inc. were presented to the QP by the Tactical Resources management team in May and June 2022. The Orthoimage and DEM (Digital Elevation Model) studies utilized Quadrangle maps that were converted from the NGVD-29 Datum to the vertical NAVD-88 Datum to predict initial surfaces in the Quarry area. The flight crew procedure established 4 control points and 5 check points. The QP has reviewed the UAV surveys, which were prepared by State of Texas Registered Land Surveyors and concludes that the surveys provide valid information related to the position and lateral scale of the tailing’s material stockpiles at the Sierra Blanca Quarry. The information can be used in any potential future mineral resource modelling exercise subject to vertical confirmation of the tailing’s piles by drill programs carried out by Tactical Resources.

12.2   Qualified Person Site Inspection

On June 11, 2022, Roy Eccles P. Geol. visited the Peak REE Project in Sierra Blanca, Texas on behalf of Tactical Resources. The intent of the visit was to conduct a QP site inspection of Sierra Blanca Quarry and associated tailing’s material stockpiles to validate the active workings, geological characteristics, and to validate the mineralization that is the subject of this technical report.

12.2.1  Validation of Active Workings at the Sierra Blanca Quarry and Peak Property

The mine site is situated on the Sierra Blanca upland domal feature that forms a topographic high because of the resistive nature of the rhyolite in comparison to the surrounding stratigraphy. The active mine site area is on the northeast corner of the upland dome and encompasses an area of approximately 0.4 miles (0.65 km) by 0.45 miles (0.75 km). The crush rock railway ballast mine process was designed by the operators (Sierra Blanca Quarry LLC) and is summarized as follows:

•     The rhyolite is extracted via a side access mining along the semi-vertical margins of the rhyolite dome by descaling the rhyolite using a conventional excavator.

•     Large rhyolite boulders are further broken using either the excavator or a front-end loader. A front-end loader loads the broken rhyolite into a heavy hauler that is hauled a short distance to the primary crusher.

•     The crusher operation consists of a primary crusher and a cone crusher. A control centre is situated above crushers and includes an operator that maintains the crushing operation. Once loaded into the crushing line, the material is transported via a network of conveyor belts.

•     Tailings fines are extracted from the cone crusher while railway ballast size crush is conveyed to a wash plant.

•     The crush is washed, tailings fines are extracted a second time, and the railway ballast size crush is stockpiled for loading at the railway trunk line.

Annex O-78

During the QP site inspection, Mr. K. Walker of Sierra Blanca Quarry LLC toured the QP to critical mine sites from excavation through to rail loading. The operation was running smoothly at all inspection points and the QP observed the stated normal production volumes of 350 tons/hour (Mr. K. Walker, pers. comm, 2022). These volumes are reasonable given the ease of the mining operation. Tailings material was actively being generated at most of the inspection points, including:

•     At the mine face because of the brittle nature of the rhyolite.

•     As undersized crusher material is separated within the cone crusher.

•     As undersized material is separated within the wash plant.

12.2.2  Geological Characteristics

The Sierra Blanca Quarry rhyolite unit vastly encompasses the Sierra Blanca dome at the mine site and is composed of leucocratic, aphanitic to porphyritic rhyolite. The surface of the rhyolite is either pinkish grey to grey, or pale orange, in colour with minor to moderately iron oxidized alteration occurring on some fracture surfaces. The rhyolites brittle nature is accentuated by the unit’s blocky texture and irregular and conchoidal fracture surfaces; possibly a function of the evolved nature of the rhyolite and Laramide deformation (thrusting and folding).

Inspection of rhyolite hand samples by the QP show that quartz is the most abundant mineral and constitutes approximately 60% of the rhyolite, followed by approximately 35% feldspar (dominantly albite) and about 5% biotite. Previously documented trace minerals in the Sierra Blanca laccolith include magnetite, hematite, zircon, bastnaesite, cassiterite, columbite, priorite, xenotime, and yttrocerite-yttrofluorite (Rubin et al., 1987).

The tailings stockpile dumps are situated throughout the mine area and form as either topographic highs or infill in previously mined out areas (e.g., Cyprus Mining quarry workings). Notable tailings locations as observed by the QP are located on the eastern side of the current Sierra Blanca Quarry mine site (Figure 12.1), the old Cyprus Mining quarry workings, and in the lower rail yard area adjacent to the wash plant.

Figure 12.1 Tailings pile on the eastern side of the Sierra Blanca Quarry mine site.

Annex O-79

Depending on the location of the tailing pile within the mine site, the tailings consist of uniformly less than ¾” chips of ‘coarse’ discard material (e.g., tailings off the cone crusher) through to powdered or muddy slurry’s (e.g., beneath the wash plant tailings). The QP notes that regardless of the generation age of the tailings, the rhyolite maintains its original physical appearance (i.e., does not further oxidize or alter with time). This non-alteration observation is likely a function of the hot, dry climate at Sierra Blanca.

12.2.3  Validation of Mineralization

To verify the REE mineralization in the tailing’s material at the Sierra Blanca Quarry, the QP independently collected a total of 8 samples. The location and description of the QP samples are presented in Table 12.1 and Figure 12.2.

Table 12.1 Description of the Qualified Person sample locations.

The QP couriered the samples to ALS Geochemistry Reno on June 11, 2022 (who then couriered the samples to ALS Vancouver, BC for analysis). The samples were analyzed using ALS’s combined analytical package (ALS Code CCP-PKG01) which includes: 1) ICP-ASE whole rock (ME-ICP06); 2) ICP-MS by Lithium Borate Fusion (ME-MS81); 3) ICP-MS by Aqua Regia for Volatile Trace Elements (ME-MS42); 4) ICP-AES Base Metals by 4-Acid Digestion (ME-4ACD81); and 5) LECO Total Carbon and Sulphur by Combustion Analysis (C-IR07 and S-IR08).

It is the QPs opinion that the ICP-MS by Lithium Borate Fusion (ME-MS81) package provides the most quantitative analytical approach for the REE suite of elements.

Annex O-80

Figure 12.2 Location of the Qualified Person sample locations at the Sierra Blanca Quarry.

Sierra Blanca Quarry, LLC. Mine Site
N
Tailings Pile
shown in Figure 12.1
RE22-TR-P004
RE22-TR-P003
RE22-TR-P008
Wash plant tailings
RE22-TR-P002
RE22-TR-P005
RE22-TR-P001
RE22-TR-P006
RE22-TR-P007
Active mine face
Historical pit-filling
tailings

Legend

● QP Inspection Sample, ID

TACTICAL RESOURCES

Peak REE Project, Texas, USA

QP Site Inspection Sample Locations

1:15,000	UTM N83 Zone 13	June 2022

0 — 0.5 Kilometers

APEX Geoscience Ltd.

Annex O-81

The geochemical analytical results of the QP samples are presented in Tables 12.2 (complete analyses) and 12.3 (select results). Pertinent observations include:

•     The 8 QP samples have high HREE,Y in comparison to LREE. The HREE,Y range between 178.9 and 260.7 ppm with an average of 236.9 ppm. In comparison, the LREE range between 78.6 and 108.2 ppm with an average of 95.2 ppm. Hence, the HREE,Y/LREE ratio of the average values is 2.9 (Tables 12.2 and 12.3).

•     A comparison of the REE data between the QP analytical results and the Tactical 2021 results is presented in Table 12.3. The results are similar; for example, the average LREE and HREE,Y of the QP samples is 95.2 ppm and 236.9 ppm with a HREE,Y/LREE ratio of 2.5. In comparison, the average LREE and HREE,Y of the Tactical 2021 samples is 80.5 ppm and 230.4 ppm with a HREE,Y/LREE ratio of 2.9 (Table 12.3).

•     Like the Tactical (and Tigren) 2021 geochemical analytical results of the Sierra Blanca rhyolite tailing’s material, the QP samples are also enriched in elements such as lithium, niobium, rubidium, yttrium, and zircon (Table 12.3).

•     The chondrite normalized REE plot of the QP samples is presented in Figure 12.3a. Like the Tigren and Tactical 2021 REE, the REE profile shows a significant Eu anomaly and HREE contents that are elevated above the LREE. However, the comparison between the chondrite normalized REE profiles of the QP samples versus the Tigren and Tactical 2021 samples shows that the ICP-MS by Lithium Borate Fusion (ME-MS81) analytical package performed by ALS Vancouver on the QP samples does not have the same negative terbium (Tb) anomaly as those REE data from Tigren and Tactical REE (Figure 12.3b).

To conclude and apart from Tb, the QP was able to independently validate the HREE mineralization (and other elements) that are the subject of the Peak Property and this technical report. The QPs HREEs flat to upward trending profile between Gd and Lu is believed to more representative of the REE profile than the Tactical results (i.e., distinctly negative Eu anomaly but without a negative Tb anomaly.

Table 12.3 Select elemental comparison between the QP and Tactical 2021 samples analysis.

Annex O-82

Table 12.2 Geochemical analytical results of the independently analyzed QP samples.

A) ICP-AES Whole Rock Package

Sample ID	SiO_2	Al_2O_3	Fe_2O_3	CaO	MgO	Na_2O	K_2O	Cr_2O_3	TiO_2	MnO	P_2O_5	SrO	BaO	LOI	Total
Unit	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
RE22-TR-P001	70.10	13.05	1.75	2.07	0.24	4.47	3.94	<0.002	0.03	0.08	0.01	0.01	<0.01	2.52	98.27
RE22-TR-P002	74.60	13.90	1.46	1.19	0.13	4.50	4.06	<0.002	0.01	0.06	<0.01	<0.01	<0.01	1.86	101.77
RE22-TR-P003	76.20	13.96	1.24	0.58	0.04	4.86	4.17	<0.002	0.02	0.06	<0.01	<0.01	<0.01	0.55	101.67
RE22-TR-P004	74.00	13.75	1.34	1.60	0.19	4.60	3.96	<0.002	0.02	0.09	<0.01	0.01	<0.01	1.95	101.51
RE22-TR-P005	68.80	12.70	1.58	4.64	0.50	4.00	3.57	<0.002	0.06	0.08	0.02	0.02	0.01	5.07	101.05
RE22-TR-P006	72.30	13.10	1.06	3.12	0.19	4.39	3.92	<0.002	0.03	0.05	0.02	0.01	0.02	3.11	101.32
RE22-TR-P007	73.90	13.50	1.60	1.57	0.32	4.56	3.94	<0.002	0.08	0.08	0.02	0.01	0.01	1.83	101.42
RE22-TR-P008	70.60	13.50	1.63	3.54	0.44	4.17	3.63	0.00	0.03	0.10	0.01	0.02	0.01	4.15	101.83
Detection limit	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.00	0.01	0.01	0.01	0.01	0.01	0.01	0.01

B) ICP-MS by Lithium Borate Fusion

Sample ID	Ba	Ce	Cr	Cs	Dy	Er	Eu	Ga	Gd	Ge	Hf	Ho	La	Lu	Nb	Nd	Pr
Unit	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
RE22-TR-P001	32.10	49.40	10.00	17.65	16.20	13.60	0.13	47.60	9.59	3.40	11.50	3.88	16.70	3.31	72.80	26.50	6.62
RE22-TR-P002	12.20	39.10	6.00	15.25	16.65	14.80	0.07	42.00	9.28	3.50	11.75	4.18	13.60	3.48	73.50	25.20	6.10
RE22-TR-P003	9.30	40.00	12.00	17.15	17.00	14.55	0.08	43.20	8.81	3.70	12.20	4.13	13.30	3.54	74.20	23.50	5.77
RE22-TR-P004	22.30	42.70	9.00	17.10	16.00	14.25	0.08	42.30	9.15	3.30	11.25	4.02	14.40	3.45	73.60	25.50	5.95
RE22-TR-P005	113.00	45.50	9.00	16.95	14.20	12.25	0.14	37.00	8.23	3.30	11.50	3.50	15.50	2.72	70.40	23.90	6.17
RE22-TR-P006	182.50	35.00	8.00	19.05	12.15	9.52	0.13	39.20	6.65	3.20	10.50	2.73	11.90	2.25	75.50	19.90	5.04
RE22-TR-P007	62.90	41.60	14.00	18.85	15.95	13.35	0.16	39.40	8.57	3.50	11.85	3.80	14.40	3.24	72.70	25.00	5.83
RE22-TR-P008	54.40	45.30	19.00	16.75	15.85	13.45	0.09	39.60	8.75	3.40	10.80	3.82	15.80	3.06	66.10	25.10	6.39
Detection limit	0.50	0.10	5.00	0.01	0.05	0.03	0.02	0.10	0.05	0.50	0.05	0.01	0.10	0.01	0.05	0.10	0.02

Sample ID	Rb	Sm	Sn	Sr	Ta	Tb	Th	Tm	U	V	W	Y	Yb	Zr	∑REE,Y	LREE	HREE,Y
Unit	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
RE22-TR-P001	974.00	8.95	45.80	105.00	20.40	2.13	52.00	2.95	15.00	21.00	5.60	182.50	21.50	137.00	363.96	108.17	255.79
RE22-TR-P002	958.00	8.31	47.80	38.30	22.40	2.32	46.60	2.89	11.90	10.00	5.60	184.50	22.50	123.00	352.98	92.31	260.67
RE22-TR-P003	960.00	8.62	47.30	22.90	22.70	2.23	45.70	2.85	7.11	12.00	5.40	182.00	21.80	121.00	348.18	91.19	256.99
RE22-TR-P004	935.00	8.14	52.20	62.80	22.50	2.20	45.20	2.80	10.85	14.00	5.80	176.00	22.10	121.00	346.74	96.69	250.05
RE22-TR-P005	812.00	8.15	42.00	158.00	19.90	1.98	47.10	2.38	12.45	30.00	5.90	151.50	17.40	159.00	313.52	99.22	214.30
RE22-TR-P006	930.00	6.71	47.80	89.50	21.60	1.55	37.40	1.97	4.06	10.00	5.40	127.50	14.45	118.00	257.45	78.55	178.90
RE22-TR-P007	889.00	7.91	43.60	74.60	20.90	2.11	45.20	2.65	9.30	18.00	5.20	166.00	20.60	141.00	331.17	94.74	236.43
RE22-TR-P008	871.00	8.10	43.50	146.50	19.80	2.14	51.20	2.67	16.80	28.00	5.70	172.50	19.80	127.00	342.82	100.69	242.13
Detection limit	0.20	0.03	0.50	0.10	0.10	0.01	0.05	0.01	0.05	5.00	0.50	0.10	0.03	1.00			

∑REE,Y - Total rare earth elements and yttrium

LREE - Light rare earth elements (lanthanum to samarium)

HREE - Heavy rare earth elements (europium to lutetium, and yttrium)

Sample ID	As	Bi	Hg	In	Re	Sb	Se	Te	Tl
Unit	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
RE22-TR-P001	5.90	1.80	<0.005	0.11	0.00	0.37	<0.2	0.01	0.67
RE22-TR-P002	4.70	0.87	<0.005	0.10	0.00	0.23	<0.2	<0.01	0.49
RE22-TR-P003	2.00	0.96	<0.005	0.08	0.00	0.26	<0.2	0.01	0.45
RE22-TR-P004	4.20	1.14	<0.005	0.09	0.00	0.28	<0.2	<0.01	0.50
RE22-TR-P005	6.10	1.36	0.01	0.08	0.00	0.37	0.20	0.01	0.47
RE22-TR-P006	1.70	0.64	<0.005	0.07	0.00	0.28	0.20	0.01	0.41
RE22-TR-P007	2.30	1.03	<0.005	0.08	0.00	0.22	<0.2	0.01	0.47
RE22-TR-P008	9.10	1.80	0.01	0.11	0.00	0.40	<0.2	0.01	0.71
Detection limit	0.10	0.01	0.01	0.01	0.00	0.05	0.20	0.01	0.02

D) ICP-AES Base Metals by 4-Acid Digestion

Sample ID	Ag	Cd	Co	Cu	Li	Mo	Ni	Pb	Sc	Zn
Unit	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm
RE22-TR-P001	<0.5	<0.5	<1	1.00	240.00	2.00	3.00	103.00	<1	243.00
RE22-TR-P002	<0.5	<0.5	<1	<1	250.00	2.00	<1	76.00	<1	281.00
RE22-TR-P003	<0.5	<0.5	<1	<1	210.00	2.00	<1	64.00	<1	142.00
RE22-TR-P004	<0.5	<0.5	<1	<1	230.00	2.00	<1	87.00	<1	199.00
RE22-TR-P005	<0.5	<0.5	1.00	6.00	220.00	3.00	2.00	107.00	1.00	220.00
RE22-TR-P006	<0.5	<0.5	1.00	1.00	210.00	1.00	2.00	47.00	<1	117.00
RE22-TR-P007	<0.5	<0.5	2.00	2.00	210.00	2.00	5.00	90.00	1.00	155.00
RE22-TR-P008	<0.5	<0.5	<1	1.00	230.00	3.00	2.00	142.00	1.00	276.00
Detection limit	0.50	0.50	1.00	1.00	10.00	1.00	1.00	2.00	1.00	2.00

E) LECO Total Carbon and Sulphur

Sample ID	C	S
Unit	%	%
RE22-TR-P001	0.20	0.02
RE22-TR-P002	0.05	0.01
RE22-TR-P003	0.03	0.01
RE22-TR-P004	0.15	0.01
RE22-TR-P005	0.81	0.04
RE22-TR-P006	0.59	0.01
RE22-TR-P007	0.18	0.01
RE22-TR-P008	0.42	0.03
Detection limit	0.01	0.01

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Figure 12.3 Chondrite normalized rare earth element profiles of Sierra Blanca tailing’s samples independently collected and analyzed by the Qualified Person (QP). A) QP analytical results. B) Comparison between the QP analytical results and those of Tigren and Tactical (2021). Normalized using chondrite values from McDonough and Sun (1995).

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12.3   Adequacy of the Data

To conclude, it is the QPs opinion that the adequacy of the current Tactical Resources geochemical studies is reasonable and represent valid contributions to this geological introduction technical report. More specifically,

•     The QP has reviewed the adequacy of the historical Sortros (2020) sampling program and found that the geochemical data is characterized by a limited number of historical samples, and a lack of associated metadata, QA-QC work, and REE analytical results compatibility (as discussed in limitations notes below).

•     The QP has reviewed the adequacy of the Tactical (2021) sample preparation and security and found no significant issues or inconsistencies that would cause one to question the validity of the sample preparation. The analytical work was conducted in independent, accredited laboratories, for which the QP notes minor drawbacks as discussed in limitations notes below.

•     The QP reviewed the mineralogical determination studies and concludes that the BSE gigapan imaging and EDS spectra were produced in a university laboratory by staff with post-secondary degrees and represent reasonable results that were prepared using standard scanning approaches.

•     The UAV surveys were prepared by State of Texas Registered Land Surveyors and the QP concludes that the surveys yield valid information related to the position and lateral scale of the tailing’s material stockpiles at the Sierra Blanca Quarry. The information can be used in any potential future mineral resource modelling exercise subject to vertical confirmation of the tailing’s piles by drill programs carried out by Tactical Resources.

With respect to limitations, the QP notes that the:

•     Historical Sortros (2020) geochemical data is characterized by a limited number of historical samples, and a lack of associated metadata, QA-QC work, and REE analytical results compatibility.

Two samples were analyzed at Precilab by a handheld XRF instrument represent qualitative analytical results that are not a true assay of a rock sample and potentially represent a micro spot within a sample, and hence, may not be representative of the tailings material.

The CVMR and Precilab ICP-OES analytical results yield a chondrite normalized spider plot does not display a homogenous profile, and hence, the QP can offer no real conclusions based on this dataset.

It is the QPs opinion that the historical analytical results require cautionary language, and the reader is therefore informed that these analytical data may not be representative of the chemistry of the overall tailings material at the Peak Property and should not be used as part of future work conducted by Tactical Resources, including any potential mineral resource estimations.

•     With respect to the Tactical (2021) analytical work, the Company utilized analytical procedures that included

•     5 acid digestion ICP-OES+ICP-MS (American Assay Laboratories Inc.).

•     Aqua-regia digestion followed by ICP-OES (ActLabs).

While these analytical methodologies are standard and routine in the exploration industry, the QP advocates that REE exploration projects should adopt the ICP-MS by Lithium Borate Fusion.

The QP advocates that the overall geochemical work conducted by Tactical is sufficient; however, the negative terbium anomaly observed in the Tactical geochemical dataset is likely in error; the reader is referred to discussion in Section 12.2.3, Validation of Mineralization, in which the QP discusses lithium borate fusion ICP-MS analyses that was conducted on the QP samples.

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While the overall chondrite-normalized REE profiles (and whole-rock and trace elements in general) are similar between the Tactical and QP analyzed samples, the lithium borate fusion ICP-MS analyses yielded a flat terbium profile between gadolinium and dysprosium – that in the QPs opinion – is likely more representative of the REE profile of the Peak Property tailings material.

13   Mineral Processing and Metallurgical Testing

During June to August 2022, a metallurgical test program was completed on behalf of Tactical by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of REE and lithium.

13.1   Sample Characterization

Tactical Resources is investigating a REE project at the Sierra Blanca Quarry LLC’s Mining Leases in Hudspeth County, Texas. The initial focus is within Mining Lease M-114769, with other areas in the quarry of interest. Tactical resources had collected 40 field samples from various locations across the property and provided these samples to American Assay Laboratories (AAL) in Sparks, NV, USA for preliminary assay work. The coarse crushed assay splits from AAL were shipped to Kemetco Research in June 2022 to conduct initial metallurgical testing to assess the extraction of REE and Li from select samples.

The 40 field samples, all similar in composition, were combined based on spatial criteria to generate 6 composite samples labelled: Tails 1, Tails 2, Tails 3, Ballast, Old Tails, and Active Face. Tails 1, Tails 2, and Tails 3 were used for metallurgical testing, while Ballast, Old Tails, and Active Face were stored for potential future work.

Samples of Tails 1, Tails 2, and Tails 3 were submitted to Actlabs in Thunderbay, ON, Canada for major elements and REE by whole rock analysis by lithium metaborate/tetraborate fusion followed by ICP-OES and ICP-MS finish, and for fluoride by ion-selective electrode (ISE). Lithium analysis was conducted by Kemetco Research by aqua-regia digestions followed by ICP-OES. Semi-quantitative x-ray diffraction (XRD) was conducted by the University of British Columbia (UBC), Department of Earth, Ocean and Atmospheric Sciences in Vancouver, BC, Canada.

A summary of the head assays of select elements and calculated total rare earth oxides (TREO), LREE and HREE are provided in Table 13.1, and XRD analysis in Table 13.2.

TREO are calculated as the sum of the following rare earth oxides: Dy2O3, Lu2O3, Pr2O3, Nd2O3, Sm2O3, Tb2O3, Gd2O3, La2O3, Ce2O3, Er2O3, Yb2O3, and Y2O3. LREE are the sum of the following elements: Pr, Nd, Sm, Gd, La, and Ce. HREE are the sum of the following elements: Dy, Lu, Tb, Yb and Y. Note that Y is a light rare-earth element but has properties like a heavy rare-earth element and as such is often reported along with the HREE.

According to the analytical results summarized in Tables 13.1 and 13.2, all three samples (Tails 1, Tails 2, and Tails 3 were similar in grade and mineralogy. The TREO varied between 358 mg/kg and 366 mg/kg, averaging 362 mg/kg. Yttrium values in the head sample varied from 149 mg/kg to 158 mg/kg (189 and 200 ppm as Y2O3), with an average of 153 mg/kg. Dysprosium values were between 14.8 mg/kg to 15.10 mg/kg (17.0 mg/kg and 17.3 mg/kg as Dy2O3). Neodymium, Cerium and Lanthanum values in the head averaged 21.3 mg/kg, 39.7 mg/kg and 13.7 mg/kg respectively. Lithium content was similar in all three samples, averaging 190 mg/kg.

The main gangue minerals were quartz, plagioclase, and potassium feldspar. The silicon content in the head samples were between 33.72 wt. % and 34.38 wt. %. Aluminum, potassium, and sodium were on average 7.06 wt. %, 3.3 wt. %, and 3.2 wt. % respectively.

13.2   Extraction Tests

Scoping leach tests involved 1) 48-hour bottle roll extractions with 200 g/L sulfuric acid (ambient temperature), 2) 48-hour bottle roll extractions with 200 g/L hydrochloric acid (ambient temperature), 3) 48-hour agitated tank extractions with 50 g/L sulfuric acid (90o C), 4) 48-hour agitated tank extractions with 50 g/L hydrochloric acid (90o C), and 5) acid bake (with sulfuric acid) followed by water extraction.

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Table 13.1 Selected head assay values.

Table 13.2 XRD analysis of composite samples used for the scoping leach study.

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13.3   48-Hour Bottle Roll in Ambient Temperature Sulfuric Acid

The 48-hour bottle roll tests in sulfuric acid were carried out at ambient temperature and two grind sizes (P80 61 μm and P80 32 μm). Samples Tails 1, Tails 2, and Tails 3 were tested at each grind sized for a total of 6 tests. The weight of the test charges ranged between 600 g to 700 g of dry solids with 200 g/L sulfuric acid solution added to reach 40% pulp density (weight of dry solids/weight of leach slurry).

The results of the 48-hour bottle roll tests in sulfuric acid using 61 μm grind samples for 48 hours with 200 g/L sulfuric acid resulted in the following:

•     Yttrium extraction ranged from 93% to 97%.

•     The Lanthanum extraction ranged from 75 to 84%.

•     Neodymium, Cerium and Dysprosium extractions were 79-88%, 77-85% and 92-95%.

•     Kinetic samples collected at 1, 6, 24 and 48 hours revealed that the extraction was substantially completed after 24 hours.

•     ∑REE + Y extractions ranged from 88% to 93%; LREE extraction was in the 79% to 87% range; HREE+Y extraction was 92-96%.

•     The lithium extraction was limited to 27-28%.

•     Aluminum, potassium, and sodium extractions were low: 5-6% for Al, 4-5% for K, and 3% for Na; iron extraction ranged between 20 and 25%; calcium extraction was between 22 and 43%.

•     More than 96% of magnesium extracted during the bottle roll tests.

Reducing the particle size from 61 μm to 32 μm did not appear to improve the extraction of the metals of interest.

13.4   48-Hour Bottle Roll in Ambient Temperature Hydrochloric Acid

The 48-hour bottle roll tests in hydrochloric acid were carried out at ambient temperature and two grind sizes (P80 61 μm and P80 32 μm). Samples Tails 1, Tails 2, and Tails 3 were tested at each grind sized for a total of 6 tests. The weight of the test charges ranged between 600 g to 700 g of dry solids with 200 g/L hydrochloric acid solution added to reach 40% pulp density.

The bottle roll tests performed using hydrochloric acid resulted in low ∑REE extractions, below 25.3% at 32 μm and 21.5% at 61 μm. Lithium extractions were below 28.8% at 32 μm and 26.7% at 61 μm.

13.5   48-Hour Agitated Tank Leach in Heated Sulfuric Acid

The 48-hour agitated tank leach tests in sulfuric acid were carried out at 90o C and P80 32 μm grind sizes. Samples Tails 1, Tails 2, and Tails 3 were tested for a total of 3 tests. The weight of the test charges ranged between 300 g to 350 g of dry solids with 200 g/L sulfuric acid solution added to reach 40% pulp density and heated to the target temperature. The summary of results are as follows:

•     Yttrium extraction ranged from 93 to 94%.

•     The Lanthanum extraction ranged from 77 to 79%.

•     Neodymium, Cerium and Dysprosium extractions were 76-80%, 77-85% and 89-90%.

•     Kinetic samples collected at 1, 6, 24 and 48 hours revealed that the extraction was substantially completed after 24 hours.

•     ∑REE+Y extractions ranged from 89% to 90%; LREE extraction was in the 79% to 81% range; HREE+Y extraction was 92-93%

•     The lithium extraction was limited to 33-42%.

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13.6   48-Hour Agitated Tank Leach in Heated Hydrochloric Acid

The 48-hour agitated tank leach tests in hydrochloric acid were carried out at 90o C an P80 32 μm grind size. Samples Tails 1, Tails 2, and Tails 3 were tested for a total of 3 tests. The weight of the test charges ranged between 300 g to 350 g of dry solids with 200 g/L hydrochloric acid solution added to reach 40% pulp density and heated to the target temperature.

The summary of results for the main REE and Li are as follows:

•     The agitated leach tests, using 50 g/L HCl, at 90o C, for 48 hours improved the extractions of REE and Li.

•     ∑REE+Y extractions ranged from 95.6% to 96.1%

•     For main REE, Yttrium and Dysprosium extractions were 94 to 96% and 93 to 95%, while Cerium and Neodymium extractions were 93% and 94 to 95%.

•     Li extraction were 66.2%, 87.6%, and 86.3% for Tails 1, Tails 2, and Tails 3 respectively.

13.7   Acid Bake and Water Leach

The acid bake and water leach tests were conducted by mixing 150 g of dry sample with 37.5 g of concentrated (98 wt. %) sulfuric acid. The crucible is then placed in a furnace pre-heated to 150o C and temperature increased to the target bake temperature (350o C for three tests conducted on sample Tails 1, Tails 2 and Tails 3 and 250o C for one test conducted on Tails 3). Once the target temperature is reached, the charge is held at the target temperature for 4 hours, then removed from the furnace and cooled to 60o C at ambient conditions. The baked material is then removed from the crucible and leached in a 1L agitated reactor with water heated to 90o C. A target leach time of 24 hours and pulp density of 29 wt. % (weight of dry solids prior to baking/weight of leach slurry) were used for the tests.

A summary of the acid bake and water leach tests are as follows:

•     The 4-hour acid bake at 325o C followed by a hot water leach improved dramatically the lithium extraction to 90-96%.

•     However, other elements of interest such as Yttrium and Dysprosium exhibited lower extractions of 54-77% and 41-70%, respectively.

•     Cerium extraction ranged between 73 and 87%, while Neodymium extraction was 68-74%.

Reducing the acid bake temperature to 250o C resulted in:

•     Similar lithium extractions (95%).

•     Yttrium and Dysprosium extractions were 62% and 51%.

•     Cerium and Neodymium extractions were 76% and 69%.

13.8   Opinion of the Qualified Person and Recommendations

In the opinion of the QP, the methodology and the metallurgical test work completed by Tactical on the extraction potential of REE from an evolved rhyolite rock type are reasonable and standard within the REE industry. The experimental work was completed on Sierra Blanca rhyolite tailings material collected from the Peak Property, and are therefore, representative of the rock type and mineralization that is the subject of this technical report.

As with any early-stage project potential risks and uncertainties exist, and with respect metallurgy, potential uncertainties include:

•     Methodology of producing saleable products.

•     Reagent consumption.

Annex O-89

•     Separation of impurities.

•     Handling of by-products and waste materials.

•     Water balance.

•     Mineral variability.

Tactical will attempt to reduce risk/uncertainty through effective project management, engaging technical experts, and developing contingency plans. In addition, further metallurgical testing is recommended to understand the potential metallurgical performances with potential mineral processing upgrading prior to leaching, more detailed leaching tests, and processing of leach solutions to develop potential flowsheets. Variability testing from other areas of the Peak Property and strategies to recover both Li and REE should be investigated further.

14   Mineral Resource Estimates

The Issuer, Tactical Resources, has yet to conduct mineral resource estimation work at the Company’s Peak REE Project.

*** Items 15 to 22 not included ***
*** The Peak REE Project is an early-stage exploration project ***

23   Adjacent Properties

An adjacent property means a property: 1) in which the issuer does not have an interest; 2) that has a boundary reasonably proximate to the property being reported on; and 3) that has geological characteristics like those of the property being reported on.

Please note the QP has been unable to verify the information reported in this section, and therefore, the information is not necessarily indicative of the mineralization on the Property that is the subject of this technical report.

Presently, there are 3 Mining Leases adjacent to the Sierra Blanca Quarry Property that have been identified in the Hard Minerals database of the Texas GLO (https://www.glo.texas.gov/land/land-management/gis/index.html). Two adjacent property Mining Leases (M-113117 and M-113629) are owned by Texas Mineral Resources Corp., for the Round Top project, which is located approximately 1.9 miles (3 km) northwest of the Peak REE Project at another volcanic peak. The other adjacent property Mining Lease (M-120322) is owned by Jobe Materials L.P. and is approximately 1.9 miles (3 km) southwest of the Peak REE Project (Figure 23.1). A summary of the adjacent properties is presented in the text that follows.

The two Texas Mineral Resources Corp. Mining Leases are contiguous and comprise a total of 950 acres. The Company is focused on the exploration and development of rare earth elements, technology metals and industrial minerals at the company’s flagship Round Top project. Texas Mineral Resources Corp. holds 19-year renewable leases from the State of Texas on 950 acres encompassing Round Top and additional prospecting permits on adjacent areas covering an additional 9,345 acres (Texas Mineral Resources Corp., 2022a). The Round Top project is one of five rhyolite laccoliths known as the Sierra Blanca Peaks that lie within the Texas Lineament Zone or Trans-Pecos trend.

A Preliminary Economic Assessment (PEA) of the Round Top REE Project was completed by Gustavson Associates and effectively dated November 30, 2013 (Hulse et al., 2013). The report is available at Texas Mineral Resources Corp. (2022b).

In November 2018, USA Rare Earth LLC entered into an option and development agreement with Texas Mineral Resources Corp.to acquire up to 80% interest in the Round Top Project, subject to project milestones, certain minimum expenditures, and conditions. U.S. Rare Earth LLC is the operator under the project agreement.

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In 2019, Gustavson Associates were commissioned to prepare an updated Round Top REE Project PEA for USA Rare Earth LLC and Texas Mineral Resources Corp., after 157 samples were reanalyzed from 34 drill holes. The updated PEA report is effectively dated July 1, 2019 (Hulse et al., 2019).

Figure 23.1 Adjacent properties to the Peak REE Project, Sierra Blanca Quarry.

455000
460000
3460000
3455000
N
Texas Rare Earth Resources Corp.
M-113117
M-113629
Peak REE Project
M-120354
M-120355
M-114769
Jobe Materials, L.P.
M-120322

Legend

Sierra Blanca Quarry, LLC

TACTICAL RESOURCES

Peak REE Project, Texas, USA

Adjacent Properties with Lease Numbers

1:80,000	UTM N83 Zone 13	June 2022

0 4
Kilometers

APEX Geoscience Ltd.

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In April 2022, USA Rare Earth LLC announced a joint venture partnership with Texas Mineral Resources Corp. in which USA Rare Earth LLC becomes the operator and 80% owner of the Round Top “HREE, lithium and critical minerals project” (Texas Mineral Resources Corp., 2022c).

The partners subsequently announced plans for a $100 million rare earth metal and sintered neo-magnet manufacturing facility in Stillwater, Oklahoma (Texas Mineral Resources Corp., 2022d; USA Rare Earth LLC, 2022).

To the best of the senior authors knowledge, Round Top is still being investigated by U.S. Rare Earth LLC and Texas Mineral Resources Corp. as a potential low-grade, bulk-tonnage, HREE deposit.

Jobe Materials L.P. supplies ready mixed concrete, construction aggregates, asphalt, precast/prestressed concrete products, concrete girders, transloading services, and landscaping materials for the west Texas and southern New Mexico region (Jobe Materials L.P., 2022). Their single Mining Lease covers 160 acres of land. While their website does not disclose specific project locations, the site does say the company’s plant facilities and quarries are strategically located within the El Paso region to service customers needs on any size project.

24   Other Relevant Data and Information

None to report at the Effective Date of this technical report.

25   Interpretation and Conclusions

Tactical Resources has no mineral tenure in the Project area. Tactical Resources finalized an Offtake Agreement and an Amending Agreement with Sierra Blanca Quarry LLC and acquired the right to purchase all mine tailings (historic or active) produced by Sierra Blanca Quarry LLC within Mining Lease M-114796. Since 2007, Sierra Blanca Quarry LLC has produced railway ballast from the Sierra Blanca rhyolite laccolith for the Union Pacific Railroad Company. The railway ballast dimensions are standardized at three-quarters of an inch to 2 inches (1.9 to 5.1 cm) and hence the tailing’s material available to Tactical Resources includes all undersized ‘waste’ rock. Presently, the tailings constitute approximately 30% to 50% (average 40%) of the Run of Mine (ROM; Mr. K. Walker, pers. comm., 2022). In addition, tailing’s stockpiles exist within both the active quarry area and the historical quarry portions of Mining Lease M-114796.

25.1   Exploration Results

This technical report summarizes Tactical Resources 2021-2022 exploration work, which includes a geochemical sampling program and assay testing, mineralogical investigations, specific gravity measurements, and unmanned aerial vehicle surveys to better delineate the two-dimensional spatial extent of the tailing’s stockpiles.

A total of 40 tailing’s material samples were collected and analyzed for whole rock and trace element analysis at an independent and accredited laboratory. The sampling program included blind Blank Samples and Sample Standards, the results of which, demonstrated good reproducibility of results and data quality.

Based on the geochemical analytical results derived from Tactical Resources 2021 exploration program, the Sierra Blanca laccolith tailing’s material is classified as rhyolite. The rhyolite is metaluminous-peraluminous, silica-rich, alkali-calcic, and the trace element distributions are representative of a within plate granite setting associated with ferroan, A-Type granites.

The chondrite normalized REE profiles show the tailing’s material has HREE that are greater than the LREE; for example, the HREE+Y are 2.2-3.2 times (average 2.9 times) more abundant than LREE in the Tactical Resources analytical batch 2 results (albeit this observation includes yttrium). The REE profiles have a distinct, anomalous, negative Eu anomaly that’s associated with early feldspar crystallization. The Tigren and Tactical (2021) REE profiles also show a unique, slightly negative Tb anomaly, which requires verification and further evaluation from a petrogenetic perspective. Note: the QP results, which used a lithium borate fusion analytical methodology, does not exhibit a chondrite normalized negative Tb anomaly (see Section 12.2.3).

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In addition, the tailing’s material is enriched in HFSE and LILE’s that include, for example, and based on the Tactical Resources analytical batch 2 results:

•     Lithium (185.2-226.7 ppm Li with an average of 206.9 ppm Li),

•     Beryllium (5.4-22.2 ppm Be with an average of 11.6 ppm Be),

•     Niobium (60.2-75.4 ppm Nb with an average of 68.8 ppm Nb),

•     Rubidium (854-1,011 ppm Rb with an average of 943 ppm Rb),

•     Yttrium (149.3-180.7 ppm Y with an average of 168.7 ppm Y, and

•     Zircon (42.9-106.6 ppm Zr with an average of 59.9 ppm Zr).

Forty samples were measured for specific gravity and the results yielded a narrow range of values, between 2.19 and 3.26 g/cm3 with an average of 2.67 g/cm3.

Tactical Resources initiated mineralogical investigations at the University of Texas to obtain a better understanding of the mineralogy and chemistry that constitutes the Peak REE Project tailing’s material. Backscattered electron gigapan images and energy-dispersive X-ray spectra analyses were conducted on 4 samples that yielded accessory minerals that include cassiterite (SnO2), columbite (Fe2+Nb2O6), yttrofluorite (Ca0.7Y0.3F2.3), yttrocerite (CaF2+ (Y,Ce)F3), thorite ((Th,U)SiO4), and zircon (ZrSiO4).

The minerals usually occur together in proximity (if not adjacent) and often in the presence of, or included in, large biotite grains. Cassiterite can be found both as inclusions within yttrofluorite as well as free grains within the matrix. Columbite can be found as inclusions within iron oxide grains as well as within yttrofluorite grains. Thorite is often found as an inclusion within zircon. Yttrium-enriched, and yttrium-free fluorite was encountered, and it is possible, therefore, that different generations of fluorite may occur.

Based on these analytical results and observations, and the geochemical petrogenetic study of Elliot (2021), the QP concludes that the Sierra Blanca rhyolite laccolith chemical composition (including HREE enrichment) are indicative of highly evolved magmatic rocks in which a silica-rich magmatic system has undergone a high-degree of late-stage magmatic fractional crystallization. The discrimination diagrams and chondrite normalized REE profiles show Sierra Blanca rhyolite is chemically homogenous, which may suggest that the crystallization process was relatively rapid and took place within an isolated magmatic system.

Finally, Tactical Resources commissioned two unmanned aerial vehicle surveys to better delineate the two-dimensional spatial extent of the tailing’s stockpiles.

The QP has reviewed all exploration work conducted by Tactical Resources and concludes that:

1.    The exploration work is relevant to the initial assessment of the early exploration stage Peak REE Project. While the exploration results are material to the Issuer, there has been insufficient exploration to allow for an estimate of a mineral resource. It is uncertain if further exploration will result in the estimation of a mineral resource.

2.    The work was conducted in a reasonable manner that is compliant with the CIM mineral exploration best practice guidelines (2018), the disclosure rule NI 43-101, and guidelines for technical reporting and in accordance with the requirements of S-K 1300.

3.    The QP has reviewed the adequacy of the sample preparation, security, and QA-QC protocols and found no significant issues or inconsistencies that would cause one to question the validity of the sampling program associated with Tactical Resources 2021 exploration program.

4.    The analytical data were prepared by an independent laboratory, American Assay Laboratories Inc., and the analytical methods carried out by the laboratory are standard and routine in the field geochemical analytical work for the rock type and commodity type being evaluated by Tactical Resources. The QP advocates that the digestion method used by Tactical Resources should be changed to a lithium borate fusion (see discussion in Section 12.2.3 and Section 12.3).

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5.    As part of a personal site inspection at the Peak REE Project on June 11, 2022, the QP 1) observed the operating Sierra Blanca Quarry LLC mine site, current Quarry exploitation face workings, ballast processing infrastructure, and active daily tailings production and historical tailings stockpiles within the Quarry, 2) evaluated the general geological characteristics of the Sierra Blanca Quarry and Sierra Blanca laccolith, and 3) validated the tailing’s REE mineralization (and other elements) through independent sampling and analytical work.

25.2   Tactical Resources 2022 Metallurgical Test Work

During June to August 2022, a metallurgical test program was completed on behalf of Tactical by Kemetco Research in Richmond, BC Canada to assess direct leach amenability, and maximum extraction potential of the rare earth elements and lithium. The 40 Tactical Resources field samples collected in 2021 were composited into 3 ‘Tails’ samples for metallurgical testing. The head assay values of the composite Tail samples correlate well with the assay test work, which shows the metallurgical test samples were representative of the Sierra Blanca tailings material. Scoping bottle roll, agitated tank, acid tank and water leach tests, and extraction results, include:

1.    48-hour bottle roll extractions with 200 g/L sulfuric acid (ambient temperature) that extracted 93-97% yttrium (Y), 75-84% lanthanum (La), 79-88% neodymium (Nd), 75-85% cerium (Ce), 92-95% dysprosium (Dy), 88-93% ∑REE+Y, 79-87% LREE, 92-96% HREE+Y, and 27-28% lithium (Li).

2.    48-hour bottle roll extractions with 200 g/L hydrochloric acid (ambient temperature) that resulted in low ∑REE extractions, below 25.3% at 32 μm and 21.5% at 61 μm. Lithium extractions were below 28.8% at 32 μm and 26.7% at 61 μm.

3.    48-hour agitated tank extractions with 50 g/L sulfuric acid (90o C) that extracted 93-94% Y, 77-79% La, 76-80% Nd, 75-85% Ce, 89-90% Dy, 89-90% ∑REE+Y, 79-81% LREE, 92-93% HREE+Y, and 33-42% Li.

4.    48-hour agitated tank extractions with 50 g/L hydrochloric acid (90o C) that extracted 94-96% Y, 94-95% Nd, 93% Ce, 93-95% Dy, 95.6-96.1% ∑REE+Y, and 66.2% Li, 87.6% Li, and 86.3% Li for Tails 1, Tails 2, and Tails 3, respectively.

5.    Acid bake (with sulfuric acid) followed by water extraction that extracted 54-77% Y, 68-74% Nd, 73-87% Ce, 41-70% Dy, and 90-96% Li. Reducing the acid bake temperature to from 325o C to 250o C resulted in 62% Y, 69% Nd, 76% Ce, 51% Dy, and similar lithium extractions (95%).

25.3   Merit of the Peak REE Project

Tactical Resources Peak REE Project is a co-product opportunity of merit. Points to support this contention include:

•     The Sierra Blanca rhyolite, or rhyolite porphyry – and its associated tailing’s waste material – can be defined as highly evolved magmatic rocks in which a silica-rich magmatic system has undergone a high-degree of late-stage magmatic fractional crystallization.

•     The rhyolite contains mineral assemblages that represent precipitates of the evolved magmatic silicate melts, and as such, are uniquely elevated in rare earth elements (particularly heavy rare earth elements), lithium, beryllium, fluorine, niobium, rubidium, thorium, tin, uranium, yttrium, and zircon.

•     Based on Tactical Resources 2021 geochemical analytical results, the Sierra Blanca Quarry tailing’s material is chemically homogenous, which may suggest that the crystallization process was relatively rapid and occurred within an isolated magmatic system.

•     The tailing’s material is process-testing-ready in that the rhyolite laccolith material has already been mined from its original quarry benches, moved within the quarry site, crushed, conveyed, and finessed to individual tailing stockpiles.

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•     Tactical Resources has executed an Offtake Agreement and and Amending Agreement with Sierra Blanca Quarry LLC in which Tactical Resources has acquired the tailing’s material and is therefore free and clear of all encumbrances with respect to testing, and the potential commercialization, of rare earth element production associated with the tailings.

•     The Company has access to potential rare earth element processing areas located within the quarry site, or to a rail line in which the Tactical Resources can transport the tailing’s material to another processing site.

•     The Sierra Blanca Quarry is easily accessible, has an associated rail spur and rail line network, there is a lot of space within the Mining Lease to build demonstration and/or processing plants, has power directly to the Quarry (although an upgrade would likely be required if any future processing plant was developed within the Mining Lease).

•     Rare earth elements are critical minerals that represent an opportunity for the U.S. to enter an emerging and globally strategic market. Rare earth elements are required to manufacture high technology products, including high-powered magnets fuel cells, superconductors, clean energy, aerospace, automotive, defence, and many other industrial products. While rare earths are abundant geologically, they are economically recoverable in only a few mineral deposits.

25.4   Risks and Uncertainties

Tactical Resources will attempt to reduce risk/uncertainty through effective project management, engaging technical experts and developing contingency plans.

Historical work conducted on the Sierra Blanca Quarry mine tailings by companies other than Tactical Resources include geochemical analysis (whole rock composition and REE assay), and a preliminary mineral processing and metallurgical test work. This historic work was conducted on 6 samples, 4 of which were used for mineral processing testing. Due to the limited number of samples assayed, lack of information pertaining to the analytical procedure (in some instances), and the lack of Quality Assurance – Quality Control procedures. It is the Qualified Persons opinion that the historical geochemical analytical results require cautionary language, and the reader is therefore informed that these analytical data may not be representative of the chemistry of the overall tailings material at the Peak Property and should not be used as part of future work conducted by Tactical Resources, including any potential mineral resource estimations.

With respect to historical mineral processing, more work is required by Tactical Resources to assess REE extraction technologies that are applicable to the Sierra Blanca rhyolite laccolith tailing’s material.

With respect to property-related potential risks and uncertainties, the QP notes that

1.    Any forfeiture of Mining Lease M-114769 by Sierra Blanca Quarry LLC would imply an inability for Sierra Blanca Quarry LLC to supply continued tailing’s material to Tactical Resources as per the Offtake Agreement and Amending Agreement.

2.    The ability of Sierra Blanca Quarry LLC to provide Tactical Resources with ongoing tailing’s material is dependant on the perpetuation of the ballast sales agreement between Sierra Blanca Quarry LLC and Union Pacific Railroad Company.

3.    There is no guarantee that Tactical Resources will obtain all the necessary permits, environmental assessment approvals, and mine closure and rehabilitation plan approvals required to operate a REE processing facility from the Texas GLO.

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Finally, there is no guarantee that Tactical Resources can successfully extract REE from the Sierra Blanca Quarry mine tailings in a commercial capacity. Mineral processing and metallurgical testing have yet to be performed by Tactical Resources. Ultimately, there is a risk that the scalability of any future initial bench-scale or pilot-scale mineral processing/metallurgical test work may not translate to a full-scale commercial operation. With respect metallurgy, potential uncertainties at this stage of the project include methodology of producing saleable products, reagent consumption, separation of impurities, handling of by-products and waste materials, water balance, and mineral variability.

26   Recommendations

It is the QP’s opinion that with the appropriate level of tailing’s material test work and metallurgical development, the Peak REE tailing’s has reasonable prospects for the eventual economic extraction of critical elements.

A 2-phase work program is recommended at an estimated total cost of CDN$1.634 million with a 10% contingency (Table 26.1). Phase 1 recommendations include 1) a sonic drill program, 2) geophysical orientation surveys and follow-up surveying, 3) core sampling program with whole rock and trace element geochemical analyses (REE add-on) and mineralogical QEMSCAN analysis, 4) bench- and columnar-scale metallurgical test work to extract the REEs of interest from the tailing’s material. The cost of the Phase 1 work is estimated at CDN$495,000 with a 10% contingency.

Phase 2 is dependent on the positive results of the Phase 1 work program. If warranted, Phase 2 includes 1) advanced metallurgical work to improve and expand the extraction technology and workflow, 2) work planning toward the development of a demonstration plant, 3) consideration of modifying factors including permitting, environmental studies, and community consultation, and 4) technical reporting and a potential mineral resource estimation in accordance with CIM definition standards and best practice guidelines (2014, 2019), the disclosure rule NI 43-101, and in accordance with the requirements of S-K 1300. The estimated cost of the Phase 2 work is CDN$1,138,500 with a 10% contingency.

26.1   Phase 1 Work Program

In 2022, Tactical Resources commissioned Frank X. Spencer and Associates to conduct two unmanned aerial vehicles, or drone, surveys on the active tailings pile area at the Sierra Blanca Quarry. The first drone survey was intended to assess the volume of tailings in the active tailings pile of the Sierra Blanca Quarry. The second drone survey was intended to assess the monthly volume of tailings material being added to the active tailings pile. The surveys were prepared by State of Texas Registered Land Surveyors and yield valid information related to the position and lateral scale of the tailing’s material stockpiles at the Sierra Blanca Quarry (i.e., a two-dimensional survey).

To conduct a three-dimensional survey of the tailing’s material, the QP recommends that Tactical Resources conducts a sonic drill program to verify the thickness of tailings of both the active tailings area and the historical tailings area. The active tailings area forms a topographic high. The historical tailings area reportedly fills an historical excavation pit created by Cyprus Metals Company during historical beryllium mining. The sonic drill program is intended to compliment the UAV aerial volumetric work but to better assess the thickness and quality of the tailing’s material at depth.

A minimum 12-hole sonic drill program is recommended to assess the tailing’s stockpiles thickness and to collect representative tailing’s material for 1) analytical work to assess the quality of the tailing’s material to depth (e.g., HREE mineralization), and 2) representative Run-of-Mine (ROM) samples for metallurgical test work. A sonic drill rig that utilizes a high frequency, rotary vibratory drill to provide continuous core samples without the use of drilling fluids is recommended to maximize retrieval of the tailing’s material.

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Table 26.1 Work recommendations with estimated costs.

Based on the information that historical beryllium excavation pit was up to 200 feet (60 m) in depth, and is now filled with tailings material, it is estimated that an average drill depth of 100 feet (30 m) is required to account for variable tailings stockpile thicknesses. Hence, the 12 100-foot holes would penetrate to depths of approximately 1,150 feet (350 m). At an estimated daily rate of CDN$15,000 per day, the cost of the drill program including drill mob/de-mob, drillers, drill rig, equipment, and supplies, is estimated at CDN$180,000.

In conjunction with drill program, it is recommended that Tactical Resources conducts a ground-based geophysical survey to 1) test the applicability of a secondary tool, beyond drilling, to characterize the thickness of the tailings, and 2) potentially reduce the amount of drilling if the geophysical survey tailings depths correlate well with the first series of drillholes. Because the crushed rhyolite tailings could be sitting on top of rhyolite bedrock, and the tailings could be compacted over time, the QP recommends that a geophysical orientation survey is required to test the electrical and velocity contrasts of the tailings versus bedrock.

The orientation survey should consist of a line of resistivity (e.g., electrical resistivity tomography/induced polarization) and a line of seismic refraction (e.g., 12 channel seismic refraction). Both orientation survey lines should utilize information from the initial drillholes and the outward edges of the tailings stockpile as control points.

Depending on the orientation results, the appropriate technique can be used to survey all tailings material at the Sierra Blanca Quarry. It is also possible that separate geophysical techniques be used for the different tailing’s stockpiles. I.e., the historical pit-filling tailings may have different geophysical properties in comparison to the active, topographic high, tailings. The cost of the geophysical orientation survey, and extended geophysical survey, is estimated at CDN$40,000.

Annex O-97

Also, in conjunction with the drill program, it is recommended that Tactical Resources conduct a core sampling program in consideration of analytical assay work to characterize the quality of the tailing’s material at depth, and to acquire representative ROM material for metallurgical study test work. The analytical and metallurgical sample program should consider 2 separate sample streams:

1.    Interval sampling in all drillholes in which representative and continuous channel samples are collected from the core over 5-foot (1.5 m) intervals. These samples will be analyzed for trace element chemistry with an REE add-on package. At approximately CDN$55/sample – and assuming an 85% recovery rate – the interval sampling geochemical work is estimated to cost CDN$10,000.

2.    Composite sampling is recommended in 6 of the 12 drill cores in which representative core material is collected over the entire length of the tailings. These samples will be dried, riffle-split, and sieved to form 1) representative bulk Run-of-Mine samples, and 2) sieved composites with approximately 8 particle grain size distribution fractions. Individual fractions will be analyzed for whole rock and trace element chemistry with an REE add-on package. The geochemical work is estimated to cost CDN$30,000. Note: These samples will also be utilized in metallurgical test work (see below).

The geochemical program should include QA-QC protocols that include sample duplicates, blanks, and certified sample standards. The QP also recommends analyzing a minimum of 50 samples for bulk density (separated between the tailings stockpiles) at an estimated cost of CDN$5,000. An additional CDN$10,000 has been allocated for mineralogical QEMSCAN analysis; this work would be conducted after the geochemical analyses is completed to investigate, for example, anomalies in the analytical results and in support of the metallurgical test work. Hence the overall geochemical and mineralogical program is estimated at approximately CDN$55,000.

Of note, an assessment of volatiles, and particularly fluorine, would be interesting because these elements allow an extension of crystallization temperatures and a further concentration of incompatible elements in magmas until the last stages of crystallization (Markl et al., 2001; Halter and Webster, 2004). The high fluorine content of the Sierra Blanca laccolith is therefore possibly associated with high concentrations of incompatible elements.

Finally, the Phase 1 work program should include metallurgical studies to explore, and advance, the REE extraction technologies and workflow. It is recommended that Tactical Resources contract a minimum of 2 chemical engineering companies to conduct this work. The estimated cost of the bench- and columnar-scale metallurgical studies is estimated to cost CDN$175,000.

26.2   Phase 2 Work Program

Implementation of the Phase 2 work program is contingent on positive results of the Phase 1 work, which are intended to validate the overall volume and quality of the tailing’s material and to conduct preliminary metallurgical tests to extract REEs from the tailings in a manner that is suitable to produce marketable products.

Critical to Phase 2 work recommendations, the QP recommends that Tactical Resources continues with metallurgical test work to improve upon and expand the REE extraction technology and workflow. In conjunction with this work, the Company’s commissioned engineering firms should develop plans toward the implementation of a demonstration plant – either at the quarry site, or at a location offsite. The estimated cost of this work is CDN$450,000 and CDN$85,000, respectively.

The QP recommends that Tactical Resources consider CIM Modifying Factors that would include the following proposed work activities:

•     Permitting and licencing, Environmental Site Assessment, and mine closing and reclamation studies as outlined in Section 6.

•     Market analyses that include an assessment of the market size, product demand, market concentration, and market volume of a variety of REE products.

•     Product distribution studies for product storage, transport, and distribution.

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•     Groundwater monitoring – if necessary, within the Closure Plan – that will include ongoing hydrogeological studies and pump tests to assess groundwater conditions.

•     Social and local community engagement.

The estimated cost of the combined Modifying Factor programs is estimated at CDN$250,000.

As the Peak REE Project evolves, the Company should consider timely disclosure of material changes, which could include report triggers such as mineral resource/reserve estimations and economic assessment disclosure that would involve technical reporting in accordance with CIM definition standards and guidelines (2014, 2019), the disclosure rule NI 43-101, and in accordance with the requirements of S-K 1300. The technical reporting is estimated at CDN$250,000. The QP advises that the Company should also include adequate disclosure of the increased uncertainty and the specific economic and technical risks of failure associated with any future production decisions.

27   References

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Annex O-101

28   Certificate of Authors

I, D. Roy Eccles, P. Geol., do hereby certify that:

1.    I am a Senior Consulting Geologist and Chief Operations Officer of APEX Geoscience Ltd., #100 11450-160 Street, Edmonton, Alberta T5M 3Y7.

2.    I graduated with a B.Sc. in Geology from the University of Manitoba in Winnipeg, Manitoba in 1986 and a M.Sc. in Geology from the University of Alberta in Edmonton, Alberta in 2004.

3.    I am and have been registered as a Professional Geologist with the Association of Professional Engineers and Geoscientists of Alberta (APEGA, 74150) since 2003, and Newfoundland and Labrador Professional Engineers and Geoscientists (PEGNL, 08287) since 2015.

4.    I have worked as a geologist for more than 35 years since my graduation from university and have been involved in all aspects of mineral exploration, mineral research, and mineral resource estimations for metallic, industrial, and specialty mineral projects and deposits across Canada, United States, Europe, Australia, and other international destinations.

5.    I have read the definition of “Qualified Person”, as set out in National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). By reason of my education, affiliation with a professional association and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101. My experience includes multi-commodity rare earth element evaluations in ultramafic rocks, polymetallic black shale, and other rock types.

6.    Apart from Section 13, I prepared and accept responsibility for all other sections (Sections 1-12, 14, 23-27) of this technical report, Geological introduction to Tactical Resources Corp.’s Peak Rare Earth Element Project, Texas, United States, with an effective date of 15 September 2022 (the Technical Report). I visited the Peak REE Project on June 11, 2022, and can verify the Sierra Blanca Quarry site and infrastructure, bedrock geology, tailing’s stockpiles, and mineralization at the Peak REE Project that is the subject of the Technical Report.

7.    To the best of my knowledge, information and belief, the Technical Report contains all relevant scientific and technical information that is required to be disclosed, to make the Technical Report not misleading.

8.    I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

9.    I am independent of Tactical Resources Corp. and the Peak REE Project, and Sierra Blanca Quarry LLC and their Mining Leases, applying all the tests in section 1.5 of NI 43-101 and Companion Policy 43-101CP.

10.  I have not had any prior involvement with the Peak REE Project that is the subject of the Technical Report.

11.  I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files or their websites.

Effective Date: 15 September 2022
Signing Date: 15 September 2022
Edmonton, Alberta, Canada
D. Roy Eccles, M.Sc., P. Geol. P. Geo.

Annex O-102

I, Norman Chow, P.Eng., do hereby certify that:

1.    I am President of Kemetco Research Inc., #150 – 13260 Delf Place, Richmond, BC V6V 2A2 Canada.

2.    I graduated with a B.A.Sc. in Metals and Materials Engineering from the University of British Columbia in 1991 and an M.A.Sc. in Metals and Materials Engineering from the University of British Columbia in 1997.

3.    I am and have been registered as a Professional Engineer with the Engineers & Geoscientists of BC (#29340) since 2005.

4.    I have worked as a professional engineer for more than 17 years since my graduation from university.

5.    I have read the definition of “Qualified Person”, as set out in National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). and certify that by reason of my education, affiliation with a professional association, and past relevant work experience, I fulfill the requirements to be a Qualified Person for the purposes of NI 43-101. My experience includes multi-commodity metallurgical test programs.

6.    I prepared, and accept responsibility for, Item 13 of the Geological introduction to Tactical Resources Corp.’s Peak Rare Earth Element Project, Texas, United States, with an effective date of 15 September 2022 (the Technical Report). (the “Technical Report”). I have not visited the Peak Property.

7.    To the best of my knowledge, information and belief, the Technical Report contains all relevant scientific and technical information that is required to be disclosed, to make the Technical Report not misleading.

8.    I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

9.    I am independent of Tactical Resources Corp. and the Peak REE Project, and Sierra Blanca Quarry LLC and their Mining Leases, applying all the tests in section 1.5 of NI 43-101 and Companion Policy 43-101CP.

10.  I have not had any prior involvement with the Peak REE Project that is the subject of the Technical Report.

11.  I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files or their websites.

Effective date: 15 September 2022
Signing date: 15 September 2022
Vancouver, BC, Canada

Norman Chow, P.Eng.
Kemetco Research Inc.
Permit number: 1004258
Engineers & Geoscientists British Columbia

Annex O-103

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against judgments, penalties or fines awarded, or amounts paid in settlement of proceedings in which he or she is involved because of that association with the company or other entity and all costs, charges, and expenses reasonably incurred by such person in respect of such proceedings if: (1) the indemnity or payment is made under an earlier agreement to indemnify, and, at the time such agreement was made or at the time the indemnity or payment is made, PubCo was not prohibited from giving the indemnity or paying the expenses, (2) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (3) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

Subject to the BCBCA, our Articles require us to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with us on the terms of the indemnity contained in our Articles. In addition, our Articles specify that failure of an eligible party to comply with the provisions of the BCBCA or our Articles will not invalidate any indemnity to which he or she is entitled. Our Articles also allow for us to purchase and maintain insurance for the benefit of specified eligible parties.

We have also purchased insurance policies relating to certain liabilities that our directors and officers may incur in such capacity. PubCo may also, pursuant to the BCBCA, purchase and maintain insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in PubCo or a related body corporate.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PubCo pursuant to the foregoing provisions, PubCo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1

Business Combination Agreement, dated August 22, 2024, by and among Plum Acquisition Corp. III, Plum III Amalco Corp., Plum III Merger Corp., and Tactical Resources Corp. (attached as Annex A-1 to the proxy statement/prospectus that forms a part of this registration statement).

2.2

Amendment No. 1 to Business Combination Agreement, dated December 10, 2024, by and among Plum Acquisition Corp. III and Tactical Resources Corp. (attached as Annex A-2 to the proxy statement/prospectus that forms a part of this registration statement).

2.3

Amendment No. 2 to Business Combination Agreement, dated January 28, 2025, by and among Plum Acquisition Corp. III and Tactical Resources Corp. (attached as Annex A-3 to the proxy statement/prospectus that forms a part of this registration statement).

3.1	Form of Domestication Articles (attached as Annex D to the proxy statement/prospectus that forms a part of this registration statement).
3.2	Plum III Merger Corp. Articles (attached as Annex L to the proxy statement/prospectus that forms a part of this registration statement).
3.3	Form of Plum III Merger Corp. Closing Articles (attached as Annex E to the proxy statement/prospectus that forms a part of this registration statement).
3.4	Form of Tactical Resources Corp. Closing Articles (attached as Annex F to the proxy statement/prospectus that forms a part of this registration statement).
3.4	Restated Memorandum and Articles of Association of Plum Acquisition Corp. III (attached as Annex M to the proxy statement/prospectus that forms a part of this registration statement).
4.1

Warrant Agreement, dated July 27, 2021, between Plum Acquisition Corp. III and Continental Stock Transfer & Trust Company, as warrant agent (Incorporated by reference to the corresponding exhibit to Plum Acquisition Corp. III’s Current Report on Form 8-K (File No. 001-40677), filed with the SEC on July 30, 2021.

4.2

Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit to Plum Acquisition Corp. III’s Registration Statement on Form S-1/A (File 333-253221), filed with the SEC on March 12, 2021.

4.3

Form of Registration Rights Agreement among Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”), and each of the Persons listed on Schedule A thereto (attached as Annex C to the proxy statement/prospectus that forms a part of this registration statement).

4.6	Plan of Arrangement between Tactical Resources Corp and Plum III Amalco Corp. (attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement).
5.1***	Opinion of McMillan LLP.
5.2***	Opinion of Allen Overy Shearman Sterling US LLP.
8.1***	Opinion of Hogan Lovells US LLP regarding certain U.S. federal income tax matters.
8.2***	Opinion of Aird & Berlis LLP regarding certain Canadian tax matters.
10.1

Company Securityholder Support Agreement, dated August 22, 2024 by and among Plum III Merger Corp., Plum Acquisition Corp. III, Tactical Resources Corp. and certain securityholders of Tactical Resources Corp. (attached as Annex I to the proxy statement/prospectus that forms a part of this registration statement).

10.2

Sponsor Support Agreement, dated August 22, 2024, by and among Plum III Merger Corp., Plum Acquisition Corp. III, Tactical Resources Corp., Mercury Capital, LLC, Alpha Partners Technology Merger Sponsor LLC, and certain other shareholders of Plum Acquisition Corp. III. (attached as Annex H to the proxy statement/prospectus that forms a part of this registration statement)

10.3

Sponsor Parties Lock-Up Agreement, dated August 22, 2024, by and among Plum III Merger Corp., Plum Acquisition Corp. III, Mercury Capital, LLC, Alpha Partners Technology Merger Sponsor LLC, and Kanishka Roy. (attached as Annex J to the proxy statement/prospectus that forms a part of this registration statement)

10.4	Form of Plum III Merger Corp. Stock Incentive Plan (attached as Annex K to the proxy statement/prospectus that forms a part of this registration statement).
10.4	Form of Share Award Agreement (attached as Annex G to the proxy statement/prospectus that forms a part of this registration statement).
21.1***	List of subsidiaries of PubCo.

Exhibit Number	Description
23.1*	Consent of Marcum LLP.
23.2*	Consent of Manning Elliott LLP with respect to Tactical Resources Corp.
23.3*	Consent of Manning Elliott LLP with respect to Plum III Merger Corp.
23.4***	Consent of Aird & Berlis LLP (included as part of Exhibit 8.1 hereto).
23.5***	Consent of Hogan Lovells US LLP (included as part of Exhibit 8.2 hereto).
23.6***	Consent of McMillan LLP (included as part of Exhibit 5.1 hereto).
23.7***	Consent of Allen Overy Shearman Sterling US LLP (included as part of Exhibit 5.2 hereto).
23.8**	Consent of Apex Geoscience Ltd. with respect to the Tactical Resources Inc. technical report.
23.9**	Consent of Kemetco Research Inc. with respect to the Tactical Resources Inc. technical report.
24.1	Powers of Attorney (included on the signature page of this registration statement).
99.1***	Form of Proxy Card of Plum Acquisition Corp. III.
99.2

Technical Report of APEX Geoscience Ltd and Kemetco Research Inc. as to reserves of Tactical Resources Inc. Peak Rare Earth Element Project (included as Annex O to the proxy statement/prospectus that forms a part of this registration statement).

107**	Filing Fee Table.

____________

*        Filed herewith

**      Previously filed

***    To be filed by amendment

†        Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

‡        Portions of this exhibit have been redacted in compliance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is not material and is the type of information that the registrant customarily and actually treats as private and confidential.

Item 22. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Provided, however, that financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of British Columbia, Canada on March 28, 2025.

Plum III Merger Corp.
By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on March 28, 2025

Name		Title	Date
/s/ Kanishka Roy		President, Chief Executive Officer and Director	March 28, 2025
Kanishka Roy		(Principal Executive Officer)
/s/ Steven Handwerker		Senior Vice President,	March 28, 2025
Steven Handwerker		Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)
By:	/s/ Kanishka Roy		March 28, 2025
Kanishka Roy, Attorney-in Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of British Columbia, Canada on March 28, 2025.

Tactical Resources Corp.
By:	/s/ Ranjeet Sundher
Name:	Ranjeet Sundher
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities indicated on March 28, 2025

	Name	Title	Date
	/s/ Ranjeet Sundher	Chief Executive Officer and Director	March 28, 2025
	Ranjeet Sundher	(Principal Executive Officer)
	/s/ Alnesh Mohan	Chief Financial Officer	March 28, 2025
	Alnesh Mohan	(Principal Financial Officer and Principal Accounting Officer)
	/s/ Kuljet Basi	Director	March 28, 2025
Kuljet Basi
	/s/ Matthew Chatterton	Director	March 28, 2025
Matthew Chatterton
	/s/ J. Garry Clark	Director	March 28, 2025
J. Garry Clark
	/s/ Manavdeep (Mark) Mukhija	Director	March 28, 2025
Manavdeep (Mark) Mukhija
By:	/s/ Ranjeet Sundher		March 28, 2025
Ranjeet Sundher, Attorney-in Fact